EXHIBIT 4
                                                                       ---------



                     GS MORTGAGE SECURITIES CORPORATION II,
                                   Depositor,


                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                                Master Servicer,


                         CWCAPITAL ASSET MANAGEMENT LLC,
                                Special Servicer,


                                       and


                             WELLS FARGO BANK, N.A.,
                                     Trustee



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                         POOLING AND SERVICING AGREEMENT
                            Dated as of July 1, 2007

       ------------------------------------------------------------------


                  Commercial Mortgage Pass-Through Certificates
                                Series 2007-GG10

                                TABLE OF CONTENTS


                                    ARTICLE I

                                   DEFINITIONS

Section 1.01   Defined Terms...............................................
Section 1.02   Certain Calculations........................................
Section 1.03   Certain Constructions.......................................


                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                        ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01   Conveyance of Mortgage Loans................................
Section 2.02   Acceptance by Custodian and the Trustee.....................
Section 2.03   Mortgage Loan Sellers' Repurchase or Cures of Mortgage
               Loans for Document Defects in Mortgage Files and
               Breaches of Representations and Warranties..................
Section 2.04   Representations, Warranties and Covenants of the Master
               Servicer....................................................
Section 2.05   Representations, Warranties and Covenants of the Special
               Servicer....................................................
Section 2.06   Execution and Delivery of Certificates; Issuance of
               Lower-Tier Regular Interests................................
Section 2.07   Miscellaneous REMIC Provisions..............................


                                   ARTICLE III

                          ADMINISTRATION AND SERVICING
                              OF THE MORTGAGE LOANS

Section 3.01   Master Servicer to Act as Master Servicer;
               Administration of the Mortgage Loans........................
Section 3.02   Liability of the Master Servicer............................
Section 3.03   Collection of Certain Mortgage Loan Payments................
Section 3.04   Collection of Taxes, Assessments and Similar Items;
               Escrow Accounts.............................................
Section 3.05 Collection Account; Upper-Tier Distribution Account; Lower-Tier Distribution Account; Excess Liquidation
               Proceeds Reserve Account....................................
Section 3.05A  Whole Loan Custodial Account................................
Section 3.06   Permitted Withdrawals from the Collection Account...........
Section 3.06A  Permitted Withdrawals from the Whole Loan Custodial
               Account.....................................................
Section 3.07 Investment of Funds in the Collection Account, the REO Account, the Interest Reserve Account, the Mortgagor Accounts, the Excess Liquidation Proceeds Reserve
               Account and Other Accounts..................................
Section 3.08   Maintenance of Insurance Policies and Errors and
               Omissions and Fidelity Coverage.............................
Section 3.09   Enforcement of Due-On-Sale Clauses; Assumption
               Agreements; Defeasance Provisions...........................
Section 3.10   Realization Upon Defaulted Mortgage Loans...................
Section 3.11   Trustee to Cooperate; Release of Mortgage Files.............
Section 3.12   Servicing Fees and Special Servicing Compensation...........
Section 3.13   Compensating Interest Payments..............................
Section 3.14   [Reserved]..................................................
Section 3.15   [Reserved]..................................................
Section 3.16   Access to Certain Documentation.............................
Section 3.17   Title and Management of REO Properties......................
Section 3.18   Sale of Defaulted Mortgage Loans and REO Properties.........
Section 3.19   Additional Obligations of the Master Servicer;
               Inspections Obligation to Notify Ground Lessors;
               Delivery of Certain Reports to the Companion Loan
               Noteholder..................................................
Section 3.20   [Reserved]..................................................
Section 3.21   Lock-Box Accounts, Escrow Accounts..........................
Section 3.22   Property Advances...........................................
Section 3.23   Appointment of Special Servicer.............................
Section 3.24   Transfer of Servicing Between Master Servicer and
               Special Servicer; Record Keeping............................
Section 3.25   Interest Reserve Account....................................
Section 3.26   Controlling Class Approvals.................................
Section 3.27   Modifications, Waivers and Amendments.......................
Section 3.28   Additional Obligations with Respect to Certain Mortgage
               Loans.......................................................
Section 3.29   Certain Matters Relating to the Non-Serviced Mortgage
               Loan........................................................
Section 3.30   Additional Matters Regarding Advance Reimbursement..........
Section 3.31   Serviced Companion Loan Intercreditor Matters...............
Section 3.32   Additional Matters with Respect to the Joint Loans..........
Section 3.33   Certain Additional Matters relating to the 1125 17th
               Street Whole Loan...........................................


                                   ARTICLE IV

                       DISTRIBUTIONS TO CERTIFICATEHOLDERS

Section 4.01   Distributions...............................................
Section 4.02   Statements to Certificateholders; Certain Reports by the
               Master Servicer and the Special Servicer....................
Section 4.03   Compliance with Withholding Requirements....................
Section 4.04   REMIC Compliance............................................
Section 4.05   Imposition of Tax on the Trust Fund.........................
Section 4.06   Remittances; P&I Advances...................................


                                    ARTICLE V

                                THE CERTIFICATES

Section 5.01   The Certificates............................................
Section 5.02   Registration, Transfer and Exchange of Certificates.........
Section 5.03   Mutilated, Destroyed, Lost or Stolen Certificates...........
Section 5.04   Appointment of Paying Agent.................................
Section 5.05   Access to Certificateholders' Names and Addresses...........
Section 5.06   Actions of Certificateholders...............................
Section 5.07   Authenticating Agent........................................
Section 5.08   Appointment of Custodians...................................


                                   ARTICLE VI

           THE DEPOSITOR, THE MASTER SERVICER AND THE SPECIAL SERVICER

Section 6.01   Liability of the Depositor, the Master Servicer and the
               Special Servicer............................................
Section 6.02   Merger or Consolidation of the Master Servicer and the
               Special Servicer............................................
Section 6.03   Limitation on Liability of the Depositor, the Master
               Servicer, the Special Servicer and Others...................
Section 6.04   Limitation on Resignation of the Master Servicer or
               Special Servicer............................................
Section 6.05   Rights of the Depositor, the Trustee and the Companion
               Loan Noteholders in Respect of the Master Servicer and
               Special Servicer............................................
Section 6.06   Master Servicer or Special Servicer as Owner of a
               Certificate.................................................


                                   ARTICLE VII

                                     DEFAULT

Section 7.01   Events of Default...........................................
Section 7.02   Trustee to Act; Appointment of Successor....................
Section 7.03   Notification to Certificateholders..........................
Section 7.04   Other Remedies of Trustee...................................
Section 7.05   Waiver of Past Events of Default; Termination...............


                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

Section 8.01   Duties of Trustee...........................................
Section 8.02   Certain Matters Affecting the Trustee.......................
Section 8.03   Trustee Not Liable for Certificates or Mortgage Loans.......
Section 8.04   Trustee May Own Certificates................................
Section 8.05   Payment of Trustee Fees and Expenses; Indemnification.......
Section 8.06   Eligibility Requirements for Trustee........................
Section 8.07   Resignation and Removal of the Trustee......................
Section 8.08   Successor Trustee...........................................
Section 8.09   Merger or Consolidation of Trustee..........................
Section 8.10   Appointment of Co-Trustee or Separate Trustee...............
Section 8.11   Controlling Certificateholders and Controlling Class
               Representative..............................................


                                   ARTICLE IX

                  TERMINATION; OPTIONAL MORTGAGE LOAN PURCHASE

Section 9.01   Termination; Optional Mortgage Loan Purchase................


                                    ARTICLE X

               EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 10.01  Intent of the Parties; Reasonableness.......................
Section 10.02  Succession; Subcontractors..................................
Section 10.03  Filing Obligations..........................................
Section 10.04  Form 10-D Filings...........................................
Section 10.05  Form 10-K Filings...........................................
Section 10.06  Sarbanes-Oxley Certification................................
Section 10.07  Form 8-K Filings............................................
Section 10.08  Form 15 Filing..............................................
Section 10.09  Annual Compliance Statements................................
Section 10.10  Annual Reports on Assessment of Compliance with
               Servicing Criteria..........................................
Section 10.11  Annual Independent Public Accountants' Servicing Report.....
Section 10.12  Indemnification.............................................
Section 10.13  Amendments..................................................
Section 10.14  Regulation AB Notices.......................................
Section 10.15  Certain Matters Relating to the Future Securitization of
               the Serviced Pari Passu Companion Loans.....................


                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

Section 11.01  Counterparts................................................
Section 11.02  Limitation on Rights of Certificateholders..................
Section 11.03  Governing Law...............................................
Section 11.04  Notices.....................................................
Section 11.05  Severability of Provisions..................................
Section 11.06  Notice to the Depositor and Each Rating Agency..............
Section 11.07  Amendment...................................................
Section 11.08  Confirmation of Intent......................................
Section 11.09  Third-Party Beneficiaries...................................
Section 11.10  Request by Certificateholders or Companion Loan
               Noteholders.................................................

                                TABLE OF EXHIBITS


Exhibit A-1       Form of Class A-1 Certificate
Exhibit A-2       Form of Class A-2 Certificate
Exhibit A-3       Form of Class A-3 Certificate
Exhibit A-4       Form of Class A-AB Certificate
Exhibit A-5       Form of Class A-4 Certificate
Exhibit A-6       Form of Class A-1A Certificate
Exhibit A-7       Form of Class A-M Certificate
Exhibit A-8       Form of Class A-J Certificate
Exhibit A-9       Form of Class X Certificate
Exhibit A-10      Form of Class B Certificate
Exhibit A-11      Form of Class C Certificate
Exhibit A-12      Form of Class D Certificate
Exhibit A-13      Form of Class E Certificate
Exhibit A-14      Form of Class F Certificate
Exhibit A-15      Form of Class G Certificate
Exhibit A-16      Form of Class H Certificate
Exhibit A-17      Form of Class J Certificate
Exhibit A-18      Form of Class K Certificate
Exhibit A-19      Form of Class L Certificate
Exhibit A-20      Form of Class M Certificate
Exhibit A-21      Form of Class N Certificate
Exhibit A-22      Form of Class O Certificate
Exhibit A-23      Form of Class P Certificate
Exhibit A-24      Form of Class Q Certificate
Exhibit A-25      Form of Class S Certificate
Exhibit A-26      Form of Class R Certificate
Exhibit A-27      Form of Class LR Certificate

Exhibit B         Mortgage Loan Schedule
Exhibit B-1       Tenants-in-Common Loan Schedule
Exhibit C-1       Form of Transferee Affidavit
Exhibit C-2       Form of Transferor Letter
Exhibit D-1       Form of Investment Representation Letter
Exhibit D-2       Form of ERISA Representation Letter
Exhibit E         Form of Request for Release
Exhibit F         Securities Legend
Exhibit G         Form of Statement to Certificateholders
Exhibit H         [Reserved]
Exhibit I-1       Form of Regulation S Transfer Certificate for Transfers
                  during Restricted Period
Exhibit I-2       Form of Regulation S Transfer Certificate for Transfers
                  after Restricted Period
Exhibit J         Form of Transfer Certificate for Exchange or Transfer from
                  Rule 144A Global Certificate to Regulation S Global
                  Certificate during the Restricted Period
Exhibit K         Form of Transfer Certificate for Exchange or Transfer from
                  Rule 144A Global Certificate to Regulation S Global
                  Certificate after the Restricted Period
Exhibit L         Form of Transfer Certificate for Exchange or Transfer from
                  Regulation S Global Certificate to Rule 144A Global
                  Certificate during the Restricted Period
Exhibit M         Form of Transfer Certificate for Regulation S Global
                  Certificate during Restricted Period
Exhibit N         Form Certification to be Provided with Form 10-K

Exhibit O-1       Form of Investor Certification
Exhibit O-2       Form of Confidentiality Agreement
Exhibit P-1       Form of Certification to be Provided to Depositor by the
                  Trustee
Exhibit P-2       Form of Certification to be Provided to Depositor by the
                  Master Servicer
Exhibit P-3       Form of Certification to be Provided to Depositor by the
                  Special Servicer
Exhibit Q         Trustee Certification/Exception Report
Exhibit R         Form of Notice to Other Master Servicer
Exhibit S         Supplemental Servicer Schedule
Exhibit T         Servicing Criteria to be Addressed in Assessment of
                  Compliance

Exhibit U         Additional Form 10-D Disclosure
Exhibit V         Additional Form 10-K Disclosure
Exhibit W         Form 8-K Disclosure
Exhibit X         Form of Additional Disclosure Information
Exhibit Y         Servicing and Subservicing Agreements
Schedule I        Broker Strip Loan
Schedule II       Class A-AB Planned Principal Balance Schedule

            Pooling and Servicing Agreement, dated as of July 1, 2007, among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee.


                             PRELIMINARY STATEMENT:

                 (Terms used but not defined in this Preliminary
                        Statement shall have the meanings
                         specified in Article I hereof)

            The Depositor intends to sell pass-through certificates to be issued hereunder in multiple classes which in the aggregate will evidence the entire beneficial ownership interest in the Trust Fund consisting primarily of the Mortgage Loans. As provided herein, the Trustee will elect that two segregated portions of the Trust Fund be treated for federal income tax purposes as two separate REMICs (each, a "Trust REMIC" or, in the alternative, the "Upper-Tier REMIC" and the "Lower-Tier REMIC," respectively). The Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates represent "regular interests" in the Upper-Tier REMIC. The Class R Certificates constitute the sole class of "residual interests" in the Upper-Tier REMIC for purposes of the REMIC Provisions. The Class LR Certificates constitute the sole class of "residual interests" in the Lower-Tier REMIC for purposes of the REMIC Provisions. There are also 24 classes of uncertificated Lower-Tier Regular Interests issued under this Agreement (the Class LA-1, Class LA-2, Class LA-3, Class LA-AB, Class LA-4, Class LA-1A, Class LA-M, Class LA-J, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG, Class LH, Class LJ, Class LK, Class LL, Class LM, Class LN, Class LO, Class LP, Class LQ and Class LS Interests), each of which will constitute a regular interest in the Lower-Tier REMIC. All such Lower-Tier Regular Interests will be held by the Trustee as assets of the Upper-Tier REMIC.

                                UPPER-TIER REMIC

            The Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S and Class X Certificates will evidence "regular interests" in the Upper-Tier REMIC created hereunder. The sole Class of "residual interests" in the Upper-Tier REMIC created hereunder will be evidenced by the Class R Certificates.

            The following table sets forth the designation, the approximate pass-through rate (the "Pass-Through Rate"), the aggregate initial principal amount (the "Original Certificate Principal Amount") or Notional Amount ("Original Notional Amount"), as applicable, and the initial ratings given each Class by the Rating Agencies (the "Original Ratings") for each Class of Certificates comprising the interests in the Upper-Tier REMIC created hereunder:

                        Approximate
                          Initial              Original        Original Ratings
  Related            Pass-Through Rate        Certificate      S&P/Moody's/Fitch
Certificate           (per annum)(1)       Principal Amount           (2)
--------------------------------------------------------------------------------
Class A-1(3)             5.690%             $  75,000,000         AAA/Aaa/AAA
Class A-2(3)             5.778%(4)          $ 725,300,000         AAA/Aaa/AAA
Class A-3(3)             5.993%(5)          $ 246,609,000         AAA/Aaa/AAA
Class A-AB(3)            5.993%(5)          $  72,000,000         AAA/Aaa/AAA
Class A-4(3)             5.993%(5)          $3,661,032,000        AAA/Aaa/AAA
Class A-1A(3)            5.993%(5)          $ 514,000,000         AAA/Aaa/AAA
Class A-M                5.993%(5)          $ 756,277,000         AAA/Aaa/AAA
Class A-J                5.993%(5)          $ 519,941,000         AAA/Aaa/AAA
Class B                  5.993%(5)          $  75,628,000         AA+/Aa1/AA+
Class C                  5.993%(5)          $  94,535,000          AA/Aa2/AA
Class D                  5.993%(5)          $  56,720,000         AA-/Aa3/AA-
Class E                  5.993%(5)          $  56,721,000          A+/A1/A+
Class F                  5.993%(5)          $  75,628,000           A/A2/A
Class G                  5.993%(5)          $  75,628,000          A-/A3/A-
Class H                  5.993%(5)          $ 103,988,000       BBB+/Baa1/BBB+
Class J                  5.993%(5)          $  94,534,000        BBB/Baa2/BBB
Class K                  5.993%(5)          $  75,628,000       BBB-/Baa3/BBB-
Class L                  5.657%(4)          $  37,814,000         BB+/Ba1/BB+
Class M                  5.657%(4)          $  18,907,000          BB/Ba2/BB
Class N                  5.657%(4)          $  28,360,000         BB-/Ba3/BB-
Class O                  5.657%(4)          $  18,907,000          B+/B1/B+
Class P                  5.657%(4)          $  18,907,000           B/B2/B
Class Q                  5.657%(4)          $  18,907,000          B-/B3/B-
Class S                  5.657%(4)          $ 141,802,702          NR/NR/NR
Class X                  0.036%(6)          $7,562,773,702(7)     AAA/Aaa/AAA
Class R                  None                     (8)              NR/NR/NR
-------------------------

(1)   Approximate, subject to a variance of plus or minus 5%.

(2) The Certificates marked with "NR" have not been rated by the applicable Rating Agency.

(3) For purposes of making distributions to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4 and Class A-1A Certificates, the pool of Mortgage Loans will be deemed to consist of two distinct Loan Groups, Loan Group 1 and Loan Group 2.

(4) For any Distribution Date, the Pass-Through Rate on the Class A-2 Certificates will be equal to 5.778% per annum, subject to a maximum Pass-Through Rate equal to the WAC Rate. For any Distribution Date, the Pass-Through Rate on the Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates will be 5.657% per annum, subject to a maximum Pass-Through Rate equal to the WAC Rate.

(5) For any Distribution Date, the Pass-Through Rate on the Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates will be a per annum rate equal to the WAC Rate.

(6) The Pass-Through Rate for the Class X Certificates will be calculated in accordance with the definition of "Class X Pass-Through Rate."

(7) The Class X Certificates will not have a Certificate Principal Amount; rather, such Class of Certificates will accrue interest as provided herein on the related Class X Notional Amount.

(8) The Class R Certificates do not have a Certificate Principal Amount or Notional Amount, do not bear interest and will not be entitled to distributions of Yield Maintenance Charges. Any Available Distribution Amount remaining in the Upper-Tier Distribution Account, after all required distributions under this Agreement have been made to each other Class of Certificates, will be distributed to the Holders of the Class R and Class LR Certificates.

            The following table sets forth the Class or Component designation, the corresponding Lower-Tier Regular Interest (the "Corresponding Lower-Tier Regular Interest"), the Corresponding Components of the Class X Certificates and the Original Class Principal Balance for each Class of Sequential Pay Certificates (the "Corresponding Certificates").

                                                                   Corresponding
                                   Corresponding      Original       Component
                  Original Class     Lower-Tier      Lower-Tier      of Class X
Corresponding        Principal        Regular         Principal     Certificates
Certificates          Balance       Interest (1)       Balance          (1)
--------------------------------------------------------------------------------
Class A-1         $   75,000,000        LA-1       $   75,000,000      X-A-1
Class A-2         $  725,300,000        LA-2       $  725,300,000      X-A-2
Class A-3         $  246,609,000        LA-3       $  246,609,000      X-A-3
Class A-AB        $   72,000,000       LA-AB       $   72,000,000      X-A-AB
Class A-4         $3,661,032,000        LA-4       $3,661,032,000      X-A-4
Class A-1A        $  514,000,000       LA-1A       $  514,000,000      X-A-1A
Class A-M         $  756,277,000        LA-M       $  756,277,000      X-A-M
Class A-J         $  519,941,000        LA-J       $  519,941,000      X-A-J
Class B           $   75,628,000         LB        $   75,628,000       X-B
Class C           $   94,535,000         LC        $   94,535,000       X-C
Class D           $   56,720,000         LD        $   56,720,000       X-D
Class E           $   56,721,000         LE        $   56,721,000       X-E
Class F           $   75,628,000         LF        $   75,628,000       X-F
Class G           $   75,628,000         LG        $   75,628,000       X-G
Class H           $  103,988,000         LH        $  103,988,000       X-H
Class J           $   95,534,000         LJ        $   95,534,000       X-J
Class K           $   75,628,000         LK        $   75,628,000       X-K
Class L           $   37,814,000         LL        $   37,814,000       X-L
Class M           $   18,907,000         LM        $   18,907,000       X-M
Class N           $   28,360,000         LN        $   28,360,000       X-N
Class O           $   18,907,000         LO        $   18,907,000       X-O
Class P           $   18,907,000         LP        $   18,907,000       X-P
Class Q           $   18,907,000         LQ        $   18,907,000       X-Q
Class S           $  141,802,702         LS        $  141,802,702       X-S
---------------

(1) The Lower-Tier Regular Interest and the Component of the Class X Certificates that correspond to any particular Class of Sequential Pay Certificates also correspond to each other and, accordingly, constitute the "Corresponding Lower-Tier Regular Interest" and the "Corresponding Component," respectively, with respect to each other. The interest rate of each Lower-Tier Regular Interest is the WAC Rate.

            The Class R and Class LR Certificates do not have Certificate Principal Amounts or Notional Amounts. The Certificate Principal Amount of any Class of Certificates outstanding at any time represents the maximum amount which holders thereof are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Trust Fund; provided, however, that in the event that amounts previously allocated as Realized Losses to a Class of Certificates in reduction of the Certificate Principal Amount thereof are recovered subsequent to the reduction of the Certificate Principal Amount of such Class to zero, such Class may receive distributions in respect of such recoveries in accordance with the priorities set forth in Section 4.01. As of the Cut-Off Date, the Mortgage Loans have an aggregate Stated Principal Balance equal to approximately $6,929,391,000.

            (i) Seventeen (17) Mortgage Loans: the 550 South Hope Street Mortgage Loan, the Disney Building Mortgage Loan, the Franklin Mills Mortgage Loan, the Maguire Anaheim Portfolio Mortgage Loan, the 1125 17th Street Mortgage Loan, the Crescent Mortgage Loan, the Wharf at Rivertown Mortgage Loan, the Lakeside at White Oak Mortgage Loan, the Bingham Office Center Mortgage Loan, the Commonwealth Square Mortgage Loan, the Green Road Mortgage Loan, the Crown Pointe/Victor Park Mortgage Loan, the 9th Street Marketplace Mortgage Loan, the Homewood Suites Mortgage Loan, the Festival Foods Mortgage Loan, the JMS Portfolio Mortgage Loan and the Berkshire Office Building Mortgage Loan (collectively, together with the related Companion Loans, the "Whole Loans") represent one of the mortgage loans in their respective Whole Loan. Sixteen (16) of these Whole Loans, the 550 South Hope Street Mortgage Loan, the Disney Building Mortgage Loan, the Maguire Anaheim Portfolio Mortgage Loan, the 1125 17th Street Mortgage Loan, the Crescent Mortgage Loan, the Wharf at Rivertown Mortgage Loan, the Lakeside at White Oak Mortgage Loan, the Bingham Office Center Mortgage Loan, the Commonwealth Square Mortgage Loan, the Green Road Mortgage Loan, the Crown Pointe/Victor Park Mortgage Loan, the 9th Street Marketplace Mortgage Loan, the Homewood Suites Mortgage Loan, the Festival Foods Mortgage Loan, the JMS Portfolio Mortgage Loan and the Berkshire Office Building Mortgage Loan, will be serviced and administered under this Agreement:

            (ii) The 550 South Hope Street Mortgage Loan and the 550 South Hope Street Subordinate Companion Loan are part of a split loan structure whereby the 550 South Hope Street Mortgage Loan is senior to the 550 South Hope Street Subordinate Companion Loan. The 550 South Hope Street Mortgage Loan and the 550 South Hope Street Subordinate Companion Loan will be serviced and administered in accordance with this Agreement.

            (iii) The Disney Building Mortgage Loan and the Disney Building Subordinate Companion Loan are part of a split loan structure whereby the Disney Building Mortgage Loan is senior to the Disney Building Subordinate Companion Loan. The Disney Building Mortgage Loan and the Disney Building Subordinate Companion Loan will be serviced and administered in accordance with this Agreement.

            (iv) The Maguire Anaheim Portfolio Mortgage Loan and the Maguire Anaheim Portfolio Subordinate Companion Loan are part of a split loan structure whereby the Maguire Anaheim Portfolio Mortgage Loan is senior to the Maguire Anaheim Portfolio Subordinate Companion Loan. The Maguire Anaheim Portfolio Mortgage Loan and the Maguire Anaheim Portfolio Subordinate Companion Loan will be serviced and administered in accordance with this Agreement.

            (v) The 1125 17th Street Mortgage Loan and the 1125 17th Street Subordinate Companion Loan are part of a split loan structure whereby the 1125 17th Street Mortgage Loan is senior to the 1125 17th Street Subordinate Companion Loan; provided, that a portion of the 1125 17th Street Subordinate Companion Loan may become a 1125 17th Street Pari Passu Companion Loan pursuant to the terms of the related Loan Documents and the 1125 17th Street Intercreditor Agreement, and such 1125 17th Street Pari Passu Companion Loan will be pari passu with the 1125 17th Street Mortgage Loan and senior to the 1125 17th Street Subordinate Companion Loan. The 1125 17th Street Mortgage Loan, the 1125 17th Street Subordinate Companion Loan and the 1125 17th Street Pari Passu Companion Loan (if any) will be serviced and administered in accordance with this Agreement.

            (vi) The Crescent Mortgage Loan and the Crescent Subordinate Companion Loan are part of a split loan structure whereby the Crescent Mortgage Loan is senior to the Crescent Subordinate Companion Loan. The Crescent Mortgage Loan and the Crescent Subordinate Companion Loan will be serviced and administered in accordance with this Agreement.

            (vii) The Wharf at Rivertown Mortgage Loan and the Wharf at Rivertown Subordinate Companion Loan are part of a split loan structure whereby the Wharf at Rivertown Mortgage Loan is senior to the Wharf at Rivertown Subordinate Companion Loan. The Wharf at Rivertown Mortgage Loan and the Wharf at Rivertown Subordinate Companion Loan will be serviced and administered in accordance with this Agreement.

            (viii) The Lakeside at White Oak Mortgage Loan and the Lakeside at White Oak Subordinate Companion Loan are part of a split loan structure whereby the Lakeside at White Oak Mortgage Loan is senior to the Lakeside at White Oak Subordinate Companion Loan. The Lakeside at White Oak Mortgage Loan and the Lakeside at White Oak Subordinate Companion Loan will be serviced and administered in accordance with this Agreement.

            (ix) The Bingham Office Center Mortgage Loan and the Bingham Office Center Subordinate Companion Loan are part of a split loan structure whereby the Bingham Office Center Mortgage Loan is senior to the Bingham Office Center Subordinate Companion Loan. The Bingham Office Center Mortgage Loan and the Bingham Office Center Subordinate Companion Loan will be serviced and administered in accordance with this Agreement.

            (x) The Commonwealth Square Mortgage Loan and the Commonwealth Square Subordinate Companion Loan are part of a split loan structure whereby the Commonwealth Square Mortgage Loan is senior to the Commonwealth Square Subordinate Companion Loan. The Commonwealth Square Mortgage Loan and the Commonwealth Square Subordinate Companion Loan will be serviced and administered in accordance with this Agreement.

            (xi) The Green Road Mortgage Loan and the Green Road Subordinate Companion Loan are part of a split loan structure whereby the Green Road Mortgage Loan is senior to the Green Road Subordinate Companion Loan. The Green Road Mortgage Loan and the Green Road Subordinate Companion Loan will be serviced and administered in accordance with this Agreement.

            (xii) The Crown Pointe/Victor Park Mortgage Loan and the Crown Pointe/Victor Park Subordinate Companion Loan are part of a split loan structure whereby the Crown Pointe/Victor Park Mortgage Loan is senior to the Crown Pointe/Victor Park Subordinate Companion Loan. The Crown Pointe/Victor Park Mortgage Loan and the Crown Pointe/Victor Park Subordinate Companion Loan will be serviced and administered in accordance with this Agreement.

            (xiii) The 9th Street Marketplace Mortgage Loan and the 9th Street Marketplace Subordinate Companion Loan are part of a split loan structure whereby the 9th Street Marketplace Mortgage Loan is senior to the 9th Street Marketplace Subordinate Companion Loan. The 9th Street Marketplace Mortgage Loan and the 9th Street Marketplace Subordinate Companion Loan will be serviced and administered in accordance with this Agreement.

            (xiv) The Homewood Suites Mortgage Loan and the Homewood Suites Subordinate Companion Loan are part of a split loan structure whereby the Homewood Suites Mortgage Loan is senior to the Homewood Suites Subordinate Companion Loan. The Homewood Suites Mortgage Loan and the Homewood Suites Subordinate Companion Loan will be serviced and administered in accordance with this Agreement.

            (xv) The Festival Foods Mortgage Loan and the Festival Foods Subordinate Companion Loan are part of a split loan structure whereby the Festival Foods Mortgage Loan is senior to the Festival Foods Subordinate Companion Loan. The Festival Foods Mortgage Loan and the Festival Foods Subordinate Companion Loan will be serviced and administered in accordance with this Agreement.

            (xvi) The JMS Portfolio Mortgage Loan and the JMS Portfolio Subordinate Companion Loan are part of a split loan structure whereby the JMS Portfolio Mortgage Loan is senior to the JMS Portfolio Subordinate Companion Loan. The JMS Portfolio Mortgage Loan and the JMS Portfolio Subordinate Companion Loan will be serviced and administered in accordance with this Agreement.

            (xvii) The Berkshire Office Building Mortgage Loan and the Berkshire Office Building Subordinate Companion Loan are part of a split loan structure whereby the Berkshire Office Building Mortgage Loan is senior to the Berkshire Office Building Subordinate Companion Loan. The Berkshire Office Building Mortgage Loan and the Berkshire Office Building Subordinate Companion Loan will be serviced and administered in accordance with this Agreement.

            (xviii) The Franklin Mills Mortgage Loan and the Franklin Mills Pari Passu Companion Loan are part of a split loan structure whereby the Franklin Mills Mortgage Loan is pari passu with the Franklin Mills Pari Passu Companion Loan. The Franklin Mills Mortgage Loan is part of the Trust Fund. The Franklin Mills Mortgage Loan and the Franklin Mills Pari Passu Companion Loan will be serviced and administered in accordance with the Other Pooling Agreement.

            In consideration of the mutual agreements herein contained, the Depositor, the Master Servicer, the Special Servicer and the Trustee agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

            Section 1.01 Defined Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

            "10-K Filing Deadline": As defined in Section 10.05.

            "1125 17th Street Intercreditor Agreement": With respect to the 1125 17th Street Mortgage Loan, the related intercreditor agreement by and between the holder of the 1125 17th Street Mortgage Loan and the 1125 17th Street Subordinate Companion Mortgage Loan relating to the relative rights of the holders of the 1125 17th Street Mortgage Loan and the 1125 17th Street Subordinate Companion Mortgage Loan, as the same may be amended from time to time in accordance with the terms thereof.

            "1125 17th Street Mortgage": The Mortgage securing the 1125 17th Street Mortgage Loan and the 1125 17th Street Subordinate Companion Loan.

            "1125 17th Street Mortgage Loan": With respect to the 1125 17th Street Whole Loan, the Mortgage Loan included in the Trust, which is designated as promissory note A and is senior to the 1125 17th Street Subordinate Companion Loan to the extent set forth in the related Loan Documents and as provided in the 1125 17th Street Intercreditor Agreement.

            "1125 17th Street Pari Passu Companion Loan": With respect to the 1125 17th Street Whole Loan, the portion of the 1125 17th Street Subordinated Companion Loan (if any), which is not included in the Trust and which is made pari passu in right of payment to the 1125 17th Street Mortgage Loan pursuant to the related Loan Documents and the 1125 17th Street Intercreditor Agreement. No 1125 17th Street Pari Passu Companion Loan exists as of the Closing Date.

            "1125 17th Street Subordinate Companion Loan": With respect to the 1125 17th Street Whole Loan, the related promissory note made by the related Mortgagor and secured by the 1125 17th Street Mortgage and designated as promissory note B, which is not included in the Trust, and is subordinate to the 1125 17th Street Mortgage Loan to the extent set forth in the related Loan Documents and as provided in the 1125 17th Street Intercreditor Agreement.

            "1125 17th Street Whole Loan": The 1125 17th Street Mortgage Loan, together with the 1125 17th Street Subordinate Companion Loan and the 1125 17th Street Pari Passu Companion Loan (if any), each of which is secured by the 1125 17th Street Mortgage. References herein to the 1125 17th Street Whole Loan shall be construed to refer to the aggregate indebtedness under the 1125 17th Street Mortgage.

            "119 West 40th Street Mortgage Loan": The Mortgage Loan secured by a Mortgage on the properties identified on the Mortgage Loan Schedule as 119 West 40th Street.

            "1615 L Street Mortgage Loan": The Mortgage Loan secured by a Mortgage on the properties identified on the Mortgage Loan Schedule as 1615 L Street.

            "3800 Chapman Mortgage Loan": The Mortgage Loan secured by a Mortgage on the properties identified on the Mortgage Loan Schedule as 3800 Chapman.

            "550 South Hope Street Intercreditor Agreement": With respect to the 550 South Hope Street Mortgage Loan, the related intercreditor agreement by and between the holder of the 550 South Hope Street Mortgage Loan and the 550 South Hope Street Subordinate Companion Mortgage Loan relating to the relative rights of the holders of the 550 South Hope Street Mortgage Loan and the 550 South Hope Street Subordinate Companion Mortgage Loan, as the same may be amended from time to time in accordance with the terms thereof.

            "550 South Hope Street Mortgage": The Mortgage securing the 550 South Hope Street Mortgage Loan and the 550 South Hope Street Subordinate Companion Loan.

            "550 South Hope Street Mortgage Loan": With respect to the 550 South Hope Street Whole Loan, the Mortgage Loan included in the Trust, which is designated as promissory note A and is senior to the 550 South Hope Street Subordinate Companion Loan to the extent set forth in the related Loan Documents and as provided in the 550 South Hope Street Intercreditor Agreement.

            "550 South Hope Street Subordinate Companion Loan": With respect to the 550 South Hope Street Whole Loan, the related promissory note made by the related Mortgagor and secured by the 550 South Hope Street Mortgage and designated as promissory note B, which is not included in the Trust, and is subordinate to the 550 South Hope Street Mortgage Loan to the extent set forth in the related Loan Documents and as provided in the 550 South Hope Street Intercreditor Agreement.

            "550 South Hope Street Whole Loan": The 550 South Hope Street Mortgage Loan, together with the 550 South Hope Street Subordinate Companion Loan, each of which is secured by the 550 South Hope Street. References herein to the 550 South Hope Street Whole Loan shall be construed to refer to the aggregate indebtedness under the 550 South Hope Street Mortgage.

            "9th Street Marketplace Intercreditor Agreement": With respect to the 9th Street Marketplace Mortgage Loan, the related intercreditor agreement by and between the holder of the 9th Street Marketplace Mortgage Loan and the 9th Street Marketplace Subordinate Companion Mortgage Loan relating to the relative rights of the holders of the 9th Street Marketplace Mortgage Loan and the 9th Street Marketplace Subordinate Companion Mortgage Loan, as the same may be amended from time to time in accordance with the terms thereof.

            "9th Street Marketplace Mortgage": The Mortgage securing the 9th Street Marketplace Mortgage Loan and the 9th Street Marketplace Subordinate Companion Loan.

            "9th Street Marketplace Mortgage Loan": With respect to the 9th Street Marketplace Whole Loan, the Mortgage Loan included in the Trust, which is designated as promissory note A and is senior to the 9th Street Marketplace Subordinate Companion Loan to the extent set forth in the related Loan Documents and as provided in the 9th Street Marketplace Intercreditor Agreement.

            "9th Street Marketplace Subordinate Companion Loan": With respect to the 9th Street Marketplace Whole Loan, the related promissory note made by the related Mortgagor and secured by the 9th Street Marketplace Mortgage and designated as promissory note B, which is not included in the Trust, and is subordinate to the 9th Street Marketplace Mortgage Loan to the extent set forth in the related Loan Documents and as provided in the 9th Street Marketplace Intercreditor Agreement.

            "9th Street Marketplace Whole Loan": The 9th Street Marketplace Mortgage Loan, together with the 9th Street Marketplace Subordinate Companion Loan, each of which is secured by the 9th Street Marketplace Mortgage. References herein to the 9th Street Marketplace Whole Loan shall be construed to refer to the aggregate indebtedness under the 9th Street Marketplace Mortgage.

            "Accountant's Statement":  As defined in Section 3.15.

            "Accrued Component Interest": With respect to each Component of the Class X Certificates for any Distribution Date, one month's interest at the Class X Strip Rate applicable to such Component for such Distribution Date, accrued on the Component Notional Amount of such Component outstanding immediately prior to such Distribution Date. Accrued Component Interest shall be calculated on a 30/360 Basis and, with respect to any Component and any Distribution Date, shall be deemed to accrue during the calendar month preceding the month in which such Distribution Date occurs.

            "Act": The Securities Act of 1933, as it may be amended from time to time and the rules and regulations thereunder.

            "Additional Disclosure Notification": The form of notification to be included with any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information which is attached hereto as
Exhibit X.

            "Additional Form 10-D Disclosure":  As defined in Section 10.04.

            "Additional Form 10-K Disclosure":  As defined in Section 10.05.

            "Additional Servicer": Each Affiliate of the Master Servicer that Services any of the Mortgage Loans and each Person who is not an Affiliate of the Master Servicer, other than the Special Servicer or the Trustee, who Services 10% or more of the Mortgage Loans by unpaid principal balance calculated in accordance with the provisions of Regulation AB.

            "Additional Information":  As defined in Section 4.02(a).

            "Additional Trust Fund Expenses": (i) Special Servicing Fees, Workout Fees and Liquidation Fees, (ii) interest in respect of unreimbursed Advances to the extent not covered by Default Interest and late payment fees,
(iii) the cost of various default-related or unanticipated Opinions of Counsel required or permitted to be obtained in connection with the servicing of the Mortgage Loans and the administration of the Trust Fund, (iv) unanticipated, non-Mortgage Loan specific expenses of the Trust Fund, including indemnities and expense reimbursements to the Trustee, indemnities and expense reimbursements to the Master Servicer, the Special Servicer and the Depositor and federal, state and local taxes, and tax-related expenses, specifically payable out of the Trust Fund and (v) any other default-related or unanticipated expense of the Trust Fund not specifically included in the calculation of Realized Loss for which there is no corresponding collection from a Mortgagor.

            "Administrative Cost Rate": As of any date of determination, a rate equal to the sum of the Servicing Fee Rate, the Non-Serviced Whole Loan Servicing Fee Rate and the Trustee Fee Rate.

            "Advance":  Any P&I Advance or Property Advance.

            "Advance Interest Amount": Interest at the Advance Rate on the aggregate amount of P&I Advances and Property Advances for which the Master Servicer, the Special Servicer or the Trustee, as applicable, have not been reimbursed for the number of days from the date on which such Advance was made through, but not including, the date of reimbursement of the related Advance or other such amount, less any amount of interest previously paid on such Advance.

            "Advance Rate": A per annum rate equal to the Prime Rate (as most recently published in the "Money Rates" section of The Wall Street Journal, New York edition, on or before the related Record Date), compounded annually.

            "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing. The Trustee may obtain and rely on an Officers' Certificate of the Master Servicer, the Special Servicer or the Depositor to determine whether any Person is an Affiliate of such party.

            "Agent Member": Members of, or participants in, the Depository.

            "Agreement": This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

            "Anticipated Termination Date": Any Distribution Date on which it is anticipated that the Trust Fund will be terminated pursuant to Section 9.01(c).

            "Applicable Monthly Payment": For any Mortgage Loan with respect to any month (including any such Mortgage Loan as to which the related Mortgaged Property has become an REO Property (including with respect to the Non-Serviced Mortgaged Loan)), the Monthly Payment; provided, however, that for purposes of calculating the amount of any P&I Advance required to be made by the Master Servicer or the Trustee, notwithstanding the amount of such Applicable Monthly Payment, interest shall be calculated at the Net Mortgage Rate plus the Trustee Fee Rate; and provided, further, that for purposes of determining the amount of any P&I Advance, the Monthly Payment shall be as reduced pursuant to any modification of a Mortgage Loan pursuant to Section 3.27 or pursuant to any bankruptcy, insolvency, or other similar proceeding involving the related Mortgagor.

            "Applicable Procedures": As defined in Section 5.02(c)(ii)(A).

            "Appraisal": An appraisal prepared by an Independent MAI appraiser with at least five years experience in properties of like kind and in the same area, prepared in accordance with 12 C.F.R. 225.64.

            "Appraisal Reduction Amount": For any Distribution Date and for any Mortgage Loan (including a Serviced Whole Loan but not including the Non-Serviced Whole Loan) as to which an Appraisal Reduction Amount is required to be calculated, an amount equal to the excess, if any, of (a) the Stated Principal Balance of such Mortgage Loan (or Serviced Whole Loan) as of the last day of the related Collection Period over (b) the excess of (i) the sum of (A) 90% of the appraised values of the related Mortgaged Properties (as determined
(1) in the case of any Mortgage Loan (or Serviced Whole Loan) with an outstanding principal balance equal to or in excess of $2,000,000, by one or more Appraisals obtained by the Special Servicer (the cost of which shall be advanced by the Master Servicer as a Property Advance unless such Property Advance would be a Nonrecoverable Advance) minus such downward adjustments as the Special Servicer may make in accordance with the Servicing Standard (without implying any obligation to do so) based upon the Special Servicer's review of the Appraisal and such other information as the Special Servicer may deem appropriate or (2) in the case of any Mortgage Loan (or Serviced Whole Loan) with an outstanding principal balance less than $2,000,000, by desktop value estimation performed by the Special Servicer); provided that the Special Servicer may, with the consent of the Majority Certificateholder of the Controlling Class, order an Appraisal at the expense of the Trust Fund and (B) all escrows, letters of credit and reserves in respect of such Mortgage Loan (or Serviced Whole Loan) as of the date of the calculation over (ii) the sum as of the Due Date occurring in the month of the date of determination of (A) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on such Mortgage Loan (or Serviced Whole Loan) at a per annum rate equal to its Mortgage Rate, (B) all unreimbursed Advances (which shall include, without limitation, (1) any Advances as to which the advancing party was reimbursed from a source other than the related Mortgagor and (2) any Unliquidated Advances), with interest thereon at the Advance Rate in respect of such Mortgage Loan (or Serviced Whole Loan) and (C) all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts, due and unpaid with respect to such Mortgage Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer or the Trustee, as applicable, and/or for which funds have not been escrowed). Within 30 days after the occurrence of the Appraisal Reduction Event (or a longer period so long as the Special Servicer is (as certified thereby to the Trustee in writing) diligently and in good faith proceeding to obtain such), if an Appraisal or desktop value estimation, as applicable, has not been obtained within the immediately preceding 12 months (or if the Special Servicer has determined such Appraisal to be materially inaccurate), the Special Servicer shall (a) with respect to any Mortgage Loan (or Serviced Whole Loan) with an outstanding principal balance equal to or in excess of $2,000,000, obtain an Appraisal, the costs of which shall be paid by the Master Servicer as a Property Advance (or as an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account if such Property Advance would be a Nonrecoverable Advance) or (b) with respect to any Mortgage Loan (or Serviced Whole Loan) with an outstanding principal balance less than $2,000,000, perform a desktop value estimation. On the first Distribution Date occurring on or after the delivery of such Appraisal or desktop value estimation, the Master Servicer shall adjust the Appraisal Reduction Amount to take into account such Appraisal or desktop value estimation. Notwithstanding the foregoing, if an Appraisal or desktop value estimation, as applicable, is not obtained within 120 days following the events described in the applicable clause of the definition Appraisal Reduction Event (without regard to the time periods stated therein), then until such Appraisal or desktop value estimation, as applicable, is obtained the Appraisal Reduction Amount will equal 25% of the Stated Principal Balance of the related Mortgage Loan; provided that, upon receipt of an Appraisal or desktop value estimation, as applicable, however, the Appraisal Reduction Amount for such Mortgage Loan (or Serviced Whole Loan) will be recalculated in accordance with this definition without regard to this sentence. With respect to each Mortgage Loan (or Serviced Whole Loan) as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has become a Corrected Mortgage Loan (if a Servicing Transfer Event had occurred with respect to the related Mortgage Loan or Serviced Whole Loan) and has remained current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect thereto during the preceding three months), the Special Servicer shall, within 30 days of each anniversary of such Appraisal Reduction Event, order an update of the prior Appraisal (the cost of which will be covered by, and reimbursable as, a Property Advance by the Master Servicer or as an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account if such Property Advance would be a Nonrecoverable Advance), provided, however, no new or updated Appraisal will be required if the Mortgage Loan or REO Property is under contract to be sold within 90 days of such Appraisal Reduction Event or anniversary thereof and the Special Servicer reasonably believes such sale is likely to close. In addition, the Special Servicer shall obtain letter updates to each Appraisal at any time at the request of the Controlling Class Representative, at the expense of the Controlling Class Representative. Based upon such Appraisal or letter updates thereto, the Master Servicer shall determine and report to the Special Servicer and the Trustee the Appraisal Reduction Amount, if any, with respect to such Mortgage Loan (or Serviced Whole Loan) and, in the case of a Serviced Whole Loan, determined in accordance with the related Intercreditor Agreement, and each of those parties shall be entitled to rely conclusively on such determination by the Master Servicer. The Special Servicer shall deliver a copy of any such Appraisal or desktop value estimation, as applicable, to the Master Servicer. Each Appraisal Reduction Amount shall also be adjusted with respect to the next Distribution Date to take into account any subsequent Appraisal or desktop value estimation, as applicable, and annual letter updates, as of the date of each such subsequent Appraisal, desktop value estimation or letter update.

            Upon payment in full or liquidation of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Amount has been determined, such Appraisal Reduction Amount will be eliminated. In addition, with respect to any Mortgage Loan (or Serviced Whole Loan but not the Non-Serviced Whole Loan), as to which an Appraisal Reduction Event has occurred, such Mortgage Loan (or Serviced Whole Loan) shall no longer be subject to the Appraisal Reduction Amount if (a) such Mortgage Loan (or Serviced Whole Loan) has become a Corrected Mortgage Loan (if a Servicing Transfer Event had occurred with respect to the related Mortgage Loan or Serviced Whole Loan) and such Mortgage Loan (or Serviced Whole Loan) becomes and remains current for three consecutive Monthly Payments and (b) no other Appraisal Reduction Event has occurred and is continuing.

            Appraisal Reduction Amounts with respect to each Serviced Whole Loan shall be allocated first to the related Subordinate Companion Loan(s) (and pro rata among related Subordinate Companion Loans), if any, and then pro rata, to the related Mortgage Loan and any and all related Pari Passu Companion Loan(s).

            Any Appraisal Reduction Amount in respect of the Non-Serviced Whole Loan shall be calculated by the applicable Other Special Servicer or Other Master Servicer, as applicable, in accordance with and pursuant to the terms of the related Other Pooling Agreement.

            "Appraisal Reduction Event": With respect to any Mortgage Loan (including a Serviced Whole Loan, but excluding the Non-Serviced Mortgaged
Loan)), the earliest of (i) the date on which such Mortgage Loan becomes a Modified Loan, (ii) such Mortgage Loan is 60 days or more delinquent in respect of any Monthly Payment, except for a Balloon Payment, (iii) such Mortgage Loan is delinquent in respect of its Balloon Payment, if any, for (A) 20 days, or (B) if the related Mortgagor shall have delivered a refinancing commitment acceptable to the Special Servicer prior to the date the subject Balloon Payment was due, 30 days, (iv) the related Mortgaged Property has become an REO Property, (v) a receiver or similar official is appointed and continues for 60 days in such capacity in respect of the related Mortgaged Property, (vi) 60 days after the related Mortgagor is subject to a bankruptcy, insolvency or similar proceedings, which, in the case of an involuntary bankruptcy, insolvency or similar proceeding (if not dismissed within those 60 days), or (vii) such Mortgage Loan remains outstanding five (5) years following any extension of its maturity date pursuant to Section 3.27. No Appraisal Reduction Event may occur at any time when the aggregate Certificate Principal Amount of all Classes of Certificates (other than the Class A Certificates) has been reduced to zero. The Special Servicer shall notify the Master Servicer and the Master Servicer shall notify the Special Servicer, as applicable, promptly upon the occurrence of any of the foregoing events.

            "Appraised Value": As of any date of determination, the appraised value of a Mortgaged Property based upon the most recent appraisal or update thereof prepared by an Independent Appraiser that is contained in the related Servicing File or, in the case of any such Mortgaged Property with an allocated loan amount of, or securing a Mortgage Loan (or Serviced Whole Loan) or relating to an REO Mortgage Loan, as the case may be, with a Stated Principal Balance of, less than $2,000,000, either (a) the most recent appraisal or update thereof that is contained in the related Servicing File or (b) the most recent "desktop" value estimate performed by the Special Servicer that is contained in the related Servicing File. With respect to each Mortgaged Property secured by the Non-Serviced Mortgage Loan, the appraised value allocable thereto, as determined pursuant to the related Other Pooling Agreement.

            "Assignment of Leases": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar agreement executed by the Mortgagor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

            "Authenticating Agent": Any authenticating agent appointed by the Trustee pursuant to Section 5.07.

            "Available Funds": With respect to any Distribution Date (and in the case of the Non-Serviced Mortgage Loan, only to the extent received by the Trust pursuant to the related Intercreditor Agreement), an amount equal to the sum of (without duplication):

            (a) the aggregate amount relating to the Trust Fund on deposit in the Collection Account and the Lower-Tier Distribution Account as of the close of business on the Business Day prior to the Master Servicer Remittance Date (or with respect to the Non-Serviced Mortgage Loan, by 12:00 p.m., New York City time on the Master Servicer Remittance Date), exclusive of (without duplication):

                  (i) all Monthly Payments and Balloon Payments paid by the
            Mortgagors that are due on a Due Date (without regard to grace periods) after the related Collection Period (without regard to grace periods);

                  (ii) all unscheduled payments of principal (including
            Principal Prepayments (together with any related payments of interest allocable to the period following the Due Date for the related Mortgage Loan during the related Collection Period)), Liquidation Proceeds, Insurance Proceeds or condemnation awards and other unscheduled recoveries received subsequent to the related Determination Date;

                  (iii) all amounts payable or reimbursable to any Person from the Collection Account pursuant to clauses (ii) through (ix), inclusive, of Section 3.06(a);

                  (iv) Default Interest;

                  (v) all Yield Maintenance Charges;

                  (vi) all amounts deposited in the Collection Account or the
            Lower-Tier Distribution Account, as the case may be, in error; and

                  (vii) with respect to the Mortgage Loans for which Withheld
            Amounts are required to be deposited in the Interest Reserve Account, and any Distribution Date relating to each Interest Accrual Period ending in (1) each January or (2) any December in a year immediately preceding a year which is not a leap year (unless, in either case, such Distribution Date is the final Distribution Date), an amount equal to one day of interest on the Stated Principal Balance of such Mortgage Loan as of the Due Date in the month preceding the month in which such Distribution Date occurs at the related Mortgage Rate to the extent such amounts are to be deposited in the Interest Reserve Account and held for future distribution pursuant to Section 3.25;

            (b) if and to the extent not already included in clause (a) hereof, the aggregate amount transferred from any REO Account to the Collection Account for such Distribution Date pursuant to Section 3.17;

            (c) the aggregate amount of any Compensating Interest Payments and P&I Advances made by the Master Servicer or the Trustee, as applicable, for such Distribution Date (net of the related Trustee Fee with respect to the Mortgage Loans for which such P&I Advances are made); and

            (d) for the Distribution Date occurring in each March (or February if the Final Distribution Date occurs in such month), the Withheld Amounts remitted to the Lower-Tier Distribution Account pursuant to Section 3.25.

Notwithstanding the investment of funds held in the Collection Account pursuant to Section 3.07, for purposes of calculating the Available Distribution Amount, the amounts so invested shall be deemed to remain on deposit in such account.

            "Balloon Mortgage Loan": Any Mortgage Loan or Serviced Companion Loan that by its original terms or by virtue of any modification provides for an amortization schedule extending beyond its Maturity Date, unless such extension results solely from the accrual of interest on the basis of the actual number of days elapsed in a year of 360 days, notwithstanding calculation of Monthly Payments based on a 360-day year consisting of twelve 30-day months.

            "Balloon Payment": With respect to any Balloon Mortgage Loan as of any date of determination, the amount outstanding on the Maturity Date of such Mortgage Loan in excess of the related Monthly Payment.

            "Base Interest Fraction": With respect to any Principal Prepayment on any Mortgage Loan and with respect to any Class of Certificates (other than the Residual Certificates) is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds
(ii) the discount rate used in accordance with the related Loan Documents in calculating the Yield Maintenance Charge with respect to such Principal Prepayment (or, if the Yield Maintenance Charge is a fixed percentage of the principal balance of the related Mortgage Loan, the yield rate applicable to any related yield maintenance charge) and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Loan Documents in calculating the Yield Maintenance Charge with respect to such Principal Prepayment (or, if the Yield Maintenance Charge is a fixed percentage of the principal balance of the related Mortgage Loan, the yield rate applicable to any related yield maintenance charge otherwise described in the related Loan Documents); provided, however, that under no circumstances shall the Base Interest Fraction be greater than one. If such discount rate is greater than or equal to the lesser of (x) the Mortgage Rate on the related Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction shall equal zero.

            "Beneficial Owner": With respect to a Global Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly as a Depository Participant or indirectly through a Depository Participant, in accordance with the rules of such Depository). Each of the Trustee, the Special Servicer and the Master Servicer shall have the right to require, as a condition to acknowledging the status of any Person as a Beneficial Owner under this Agreement, that such Person provide evidence at its expense of its status as a Beneficial Owner hereunder.

            "Berkshire Office Building Intercreditor Agreement": With respect to the Berkshire Office Building Mortgage Loan, the related intercreditor agreement by and between the holder of the Berkshire Office Building Mortgage Loan and the Berkshire Office Building Subordinate Companion Mortgage Loan relating to the relative rights of the holders of the Berkshire Office Building Mortgage Loan and the Berkshire Office Building Subordinate Companion Mortgage Loan, as the same may be amended from time to time in accordance with the terms thereof.

            "Berkshire Office Building Mortgage": The Mortgage securing the Berkshire Office Building Mortgage Loan and the Berkshire Office Building Subordinate Companion Loan.

            "Berkshire Office Building Mortgage Loan": With respect to the Berkshire Office Building Whole Loan, the Mortgage Loan included in the Trust, which is designated as promissory note A and is senior to the Berkshire Office Building Subordinate Companion Loan to the extent set forth in the related Loan Documents and as provided in the Berkshire Office Building Intercreditor Agreement.

            "Berkshire Office Building Subordinate Companion Loan": With respect to the Berkshire Office Building Whole Loan, the related promissory note made by the related Mortgagor and secured by the Berkshire Office Building Mortgage and designated as promissory note B, which is not included in the Trust, and is subordinate to the Berkshire Office Building Mortgage Loan to the extent set forth in the related Loan Documents and as provided in the Berkshire Office Building Intercreditor Agreement.

            "Berkshire Office Building Whole Loan": The Berkshire Office Building Mortgage Loan, together with the Berkshire Office Building Subordinate Companion Loan, each of which is secured by the Berkshire Office Building Mortgage. References herein to the Berkshire Office Building Whole Loan shall be construed to refer to the aggregate indebtedness under the Berkshire Office Building Mortgage.

            "Bid Allocation": With respect to the Master Servicer or any sub-servicer and the proceeds of any bid pursuant to Section 7.01(b), the amount of such proceeds (net of any expenses incurred in connection with such bid and the transfer of servicing), multiplied by a fraction equal to (a) the Servicing Fee Amount for the Master Servicer or any sub-servicer, as the case may be, as of such date of determination, over (b) the aggregate of the Servicing Fee Amounts for the Master Servicer and any sub-servicers as of such date of determination.

            "Bingham Office Center Intercreditor Agreement": With respect to the Bingham Office Center Mortgage Loan, the related intercreditor agreement by and between the holder of the Bingham Office Center Mortgage Loan and the Bingham Office Center Subordinate Companion Mortgage Loan relating to the relative rights of the holders of the Bingham Office Center Mortgage Loan and the Bingham Office Center Subordinate Companion Mortgage Loan, as the same may be amended from time to time in accordance with the terms thereof.

            "Bingham Office Center Mortgage": The Mortgage securing the Bingham Office Center Mortgage Loan and the Bingham Office Center Subordinate Companion Loan.

            "Bingham Office Center Mortgage Loan": With respect to the Bingham Office Center Whole Loan, the Mortgage Loan included in the Trust, which is designated as promissory note A and is senior to the Bingham Office Center Subordinate Companion Loan to the extent set forth in the related Loan Documents and as provided in the Bingham Office Center Intercreditor Agreement.

            "Bingham Office Center Subordinate Companion Loan": With respect to the Bingham Office Center Whole Loan, the related promissory note made by the related Mortgagor and secured by the Bingham Office Center Mortgage and designated as promissory note B, which is not included in the Trust, and is subordinate to the Bingham Office Center Mortgage Loan to the extent set forth in the related Loan Documents and as provided in the Bingham Office Center Intercreditor Agreement.

            "Bingham Office Center Whole Loan": The Bingham Office Center Mortgage Loan, together with the Bingham Office Center Subordinate Companion Loan, each of which is secured by the Bingham Office Center Mortgage. References herein to the Bingham Office Center Whole Loan shall be construed to refer to the aggregate indebtedness under the Bingham Office Center Mortgage.

            "Bloomberg": As defined in Section 4.02(a).

            "Breach": As defined in Section 2.03(a).

            "Broker Strip Amount": With respect to the Broker Strip Loan, the portion of the Servicing Fee equal to the per annum rate set forth as the "strip" on Schedule I of the Stated Principal Balance of the Broker Strip Loan, calculated for the same number of days and on the same basis as the Servicing Fee.

            "Broker Strip Loans": The Mortgage Loans identified on Schedule I.

            "Business Day": Any day other than a Saturday, a Sunday or any day on which banking institutions in the City of New York, New York, the cities in which the principal offices of the Master Servicer or Special Servicer are located, or the city in which the Corporate Trust Office is located are authorized or obligated by law, executive order or governmental decree to be closed.

            "Certificate": Any Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class LR and Class R Certificate issued, authenticated and delivered hereunder.

            "Certificate Custodian": Initially, Wells Fargo Bank, N.A.; thereafter, any other Certificate Custodian acceptable to the Depository and selected by the Trustee.

            "Certificate Factor": With respect to any Class of Regular Certificates, as of any date of determination, a fraction, expressed as a decimal carried to eight places, the numerator of which is the then related Certificate Principal Amount or the Notional Amount, as the case may be, and the denominator of which is the related initial Certificate Principal Amount or the initial Notional Amount, as the case may be.

            "Certificate Principal Amount": With respect to any Class of Certificates (other than the Class X, Class R and Class LR Certificates) (a) on or prior to the first Distribution Date, an amount equal to the aggregate initial Certificate Principal Amount of such Class, as specified in the Preliminary Statement hereto, and (b) as of any date of determination after the first Distribution Date, the Certificate Principal Amount of such Class of Certificates on the Distribution Date immediately prior to such date of determination, after actual distributions of principal thereon and allocation of Realized Losses thereto on such prior Distribution Date.

            "Certificate Register" and "Certificate Registrar": The register maintained and the registrar appointed pursuant to Section 5.02.

            "Certificateholder": With respect to any Certificate, the Person whose name is registered in the Certificate Register; provided, however, that, except to the extent provided in the next proviso, solely for the purpose of giving any consent or taking any action pursuant to this Agreement, any Certificate beneficially owned by the Depositor, the Master Servicer, the Special Servicer, the Trustee, a manager of a Mortgaged Property, a Mortgagor or any Person known to a Responsible Officer of the Certificate Registrar to be an Affiliate of the Depositor, the Trustee, the Master Servicer or the Special Servicer, shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent or take any such action has been obtained; provided, however, that (i) for purposes of obtaining the consent of Certificateholders to an amendment of this Agreement, any Certificates beneficially owned by the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer shall be deemed to be outstanding, provided that such amendment does not relate to compensation of the Master Servicer or the Special Servicer, or otherwise benefit the Master Servicer or the Special Servicer (in its capacity as such) or any Affiliate thereof (other than solely in its capacity as Certificateholder) in any material respect, in which case such Certificate shall be deemed not to be outstanding; (ii) for purposes of obtaining the consent of Certificateholders to any action proposed to be taken by the Special Servicer with respect to a Specially Serviced Mortgage Loan, any Certificates beneficially owned by the Master Servicer or an Affiliate thereof shall be deemed to be outstanding, provided that the Special Servicer is not the Master Servicer; and (iii) notwithstanding anything to the contrary contained herein, if the Special Servicer or an Affiliate is the Controlling Class Representative, it shall be permitted to act in such capacity and give all consents and exercise all rights under this Agreement bestowed upon the Controlling Class Representative. For purposes of obtaining the consent of Certificateholders to any action with respect to a particular Mortgage Loan proposed to be taken by the Master Servicer or Special Servicer, any Certificates beneficially owned by the Affiliates of the related Mortgagor, the related Manager, or Affiliates of the related Manager shall not be deemed to be outstanding.

            Notwithstanding the foregoing, solely for purposes of providing or distributing any reports, statements or other information required or permitted to be provided to a Certificateholder hereunder, a Certificateholder shall include any Beneficial Owner, or any Person identified by a Beneficial Owner as a prospective transferee of a Certificate beneficially owned by such Beneficial Owner but only if the Trustee or another party hereto furnishing such report, statement or information has been provided with the name of the Beneficial Owner of the related Certificate or the Person identified as a prospective transferee thereof. For purposes of the foregoing, the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Paying Agent or other such Person may rely, without limitation, on a participant listing from the Depository or statements furnished by a Person that on their face appear to be statements from a participant in the Depository to such Person indicating that such Person beneficially owns Certificates.

            "Certification Parties": As defined in Section 10.06.

            "Certifying Person": As defined in Section 10.06.

            "Certifying Servicer": As defined in Section 10.09.

            "Class": With respect to the Certificates, all of the Certificates bearing the same alphabetical and numerical class designation, and with respect to the Lower-Tier Regular Interests, each interest bearing the applicable alphabetical and numerical designation set forth in the Preliminary Statement hereto.

            "Class A Certificates": The Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-AB Certificates, the Class A-4 Certificates and the Class A-1A Certificates.

            "Class A-1 Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-1 hereto.

            "Class A-1 Pass-Through Rate": A per annum fixed rate equal to 5.690%.

            "Class A-1A Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-6 hereto.

            "Class A-1A Pass-Through Rate": A per annum rate equal to the WAC Rate.

            "Class A-2 Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-2 hereto.

            "Class A-2 Pass-Through Rate": A per annum rate equal to the lesser of (i) 5.778% and (ii) the WAC Rate.

            "Class A-3 Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-3 hereto.

            "Class A-3 Pass-Through Rate": A per annum rate equal to the WAC
Rate.

            "Class A-AB Planned Principal Amount": With respect to any Distribution Date, the planned principal amount for such Distribution Date specified in Schedule II relating to the Class A-AB Certificates.

            "Class A-AB Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-4 hereto.

            "Class A-AB Pass-Through Rate": A per annum rate equal to the WAC Rate.

            "Class A-4 Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-5 hereto.

            "Class A-4 Pass-Through Rate": A per annum rate equal to the WAC
Rate.

            "Class A-J Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-8 hereto.

            "Class A-J Pass-Through Rate": A per annum rate equal to the WAC
Rate.

            "Class A-M Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-7 hereto.

            "Class A-M Pass-Through Rate": A per annum rate equal to the WAC
Rate.

            "Class B Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-10 hereto.

            "Class B Pass-Through Rate": A per annum rate equal to the WAC Rate.

            "Class C Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-11 hereto.

            "Class C Pass-Through Rate": A per annum rate equal to the WAC Rate.

            "Class D Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-12 hereto.

            "Class D Pass-Through Rate": A per annum rate equal to the WAC Rate.

            "Class E Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-13 hereto.

            "Class E Pass-Through Rate": A per annum rate equal to the WAC Rate.

            "Class F Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-14 hereto.

            "Class F Pass-Through Rate": A per annum rate equal to the WAC Rate.

            "Class G Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-15 hereto.

            "Class G Pass-Through Rate": A per annum rate equal to the WAC Rate.

            "Class H Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-16 hereto.

            "Class H Pass-Through Rate": A per annum rate equal to the WAC Rate.

            "Class J Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-17 hereto.

            "Class J Pass-Through Rate": A per annum rate equal to the WAC Rate.

            "Class K Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-18 hereto.

            "Class K Pass-Through Rate": A per annum rate equal to the WAC Rate.

            "Class L Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-19 hereto.

            "Class L Pass-Through Rate": A per annum rate equal to the lesser of
(i) 5.657% and (ii) the WAC Rate.

            "Class LR Certificate": Any Certificate executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-27 hereto. The Class LR Certificates have no Pass-Through Rate, Certificate Principal Amount or Notional Amount.

            "Class M Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-20 hereto.

            "Class M Pass-Through Rate": A per annum rate equal to the lesser of
(i) 5.657% and (ii) the WAC Rate.

            "Class N Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-21 hereto.

            "Class N Pass-Through Rate": A per annum rate equal to the lesser of
(i) 5.657% and (ii) the WAC Rate.

            "Class O Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-22 hereto.

            "Class O Pass-Through Rate": A per annum rate equal to the lesser of
(i) 5.657% and (ii) the WAC Rate.

            "Class P Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-23 hereto.

            "Class P Pass-Through Rate": A per annum rate equal to the lesser of
(i) 5.657% and (ii) the WAC Rate.

            "Class Q Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-24 hereto.

            "Class Q Pass-Through Rate": A per annum rate equal to the lesser of
(i) 5.657% and (ii) the WAC Rate.

            "Class R Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-26 hereto. The Class R Certificates have no Pass-Through Rate, Certificate Principal Amount or Notional Amount.

            "Class S Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-25 hereto.

            "Class S Pass-Through Rate": A per annum rate equal to the lesser of
(i) 5.657% and (ii) the WAC Rate.

            "Class X Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent in substantially the form set forth in Exhibit A-9 hereto.

            "Class X Notional Amount": With respect to the Class X Certificates and any date of determination, the sum of the then Component Notional Amounts of all of the Components.

            "Class X Pass-Through Rate": For any Distribution Date, the weighted average of Class X Strip Rates for the Components for such Distribution Date (weighted on the basis of the respective Component Notional Amounts of such Components outstanding immediately prior to such Distribution Date).

            "Class X Strip Rate": With respect to any Class of Components for any Distribution Date, a rate per annum equal to (i) the WAC Rate for such Distribution Date, minus (ii) the Pass-Through Rate for the Corresponding Certificates.

            "Clearstream": Clearstream Banking, societe anonyme, and its successors in interest.

            "Closing Date": July 10, 2007.

            "CMSA": The Commercial Mortgage Securities Association, or any association or organization that is a successor thereto. If neither such association nor any successor remains in existence, "CMSA" shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, certificateholders, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and whose principal purpose is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization. If an organization or association described in one of the preceding sentences of this definition does not exist, "CMSA" shall be deemed to refer to such other association or organization as shall be selected by the Master Servicer and reasonably acceptable to the Trustee, the Special Servicer and the majority Certificateholder of the Controlling Class.

            "CMSA Advance Recovery Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Advance Recovery Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Bond Level File": The data file in the "CMSA Bond Level File" format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Bond Level File" available as of the Closing Date on the CMSA website, as is reasonably acceptable to the Trustee.

            "CMSA Collateral Summary File": The data file in the "CMSA Collateral Summary File" format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Collateral Summary File" available as of the Closing Date on the CMSA website, as is reasonably acceptable to the Trustee and the Master Servicer.

            "CMSA Comparative Financial Status Report": The monthly report in "Comparative Financial Status Report" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Comparative Financial Status Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable.

            "CMSA Delinquent Loan Status Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Delinquent Loan Status Report" available as of the Closing Date on the CMSA Website, or no later than 90 days after its adoption, such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Financial File": The data file in the "CMSA Financial File" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Financial File" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable.

            "CMSA Historical Loan Modification and Corrected Mortgage Loan Report": The monthly report in the "Historical Loan Modification and Corrected Mortgage Loan Report" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Historical Loan Modification and Corrected Mortgage Loan Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable.

            "CMSA Investor Reporting Package (IRP)": (a) The following seven electronic files: (i) CMSA Loan Setup File, (ii) CMSA Loan Periodic Update File,
(iii) CMSA Property File, (iv) CMSA Bond Level File, (v) CMSA Financial File,
(vi) CMSA Collateral Summary File and (vii) CMSA Special Servicer Loan File; and

            (b) The following eleven supplemental reports: (i) CMSA Delinquent Loan Status Report, (ii) CMSA Historical Loan Modification and Corrected Mortgage Loan Report, (iii) CMSA REO Status Report, (iv) CMSA Operating Statement Analysis Report, (v) CMSA Comparative Financial Status Report, (vi) CMSA Servicer Watch List, (vii) CMSA Loan Level Reserve/LOC Report, (viii) CMSA NOI Adjustment Worksheet, (ix) CMSA Advance Recovery Report, (x) CMSA Total Loan Report and (xi) CMSA Reconciliation of Funds Report.

            "CMSA Loan Level Reserve/LOC Report": The monthly report in the "CMSA Loan Level Reserve/LOC Report" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Loan Level Reserve/LOC Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Master Servicer.

            "CMSA Loan Periodic Update File": The data file in the "CMSA Loan Periodic Update File" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Loan Periodic Update File" available as of the Closing Date on the CMSA website, as is reasonably acceptable to the Master Servicer and the Trustee.

            "CMSA Loan Setup File": The data file in the "CMSA Loan Setup File" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Loan Setup File" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Master Servicer and the Trustee.

            "CMSA NOI Adjustment Worksheet": The worksheet in the "NOI Adjustment Worksheet" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA NOI Adjustment Worksheet" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable.

            "CMSA Operating Statement Analysis Report": The monthly report in the "Operating Statement Analysis Report" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Operating Statement Analysis Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable.

            "CMSA Property File": The data file in the "CMSA Property File" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Property File" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable.

            "CMSA Reconciliation of Funds Report": The monthly report in the "Reconciliation of Funds" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Reconciliation of Funds" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Trustee.

            "CMSA REO Status Report": The report in the "REO Status Report" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA REO Status Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable.

            "CMSA Servicer Watch List and Portfolio Review Guidelines": As of each Determination Date a report, including and identifying each Non Specially Serviced Mortgage Loan satisfying the "CMSA Portfolio Review Guidelines" approved from time to time by the CMSA in the "CMSA Servicer Watch List" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form (including other portfolio review guidelines) for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Servicer Watch List" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Master Servicer.

            "CMSA Special Servicer Loan File": The data file in the "CMSA Special Servicer Loan File" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Special Servicer Loan File" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Special Servicer.

            "CMSA Total Loan Report": The report in the "Total Loan Report" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Total Loan Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable.

            "CMSA Website": The CMSA's Website located at "www.cmbs.org" or such other primary website as the CMSA may establish for dissemination of its report forms.

            "Code": The Internal Revenue Code of 1986, as amended from time to time, any successor statute thereto, and any temporary or final regulations of the United States Department of the Treasury promulgated pursuant thereto.

            "Collection Account": The account or accounts created and maintained by the Master Servicer pursuant to Section 3.05(a), which shall be entitled "Wachovia Bank, National Association as Master Servicer in trust for Wells Fargo Bank, N.A., as Trustee, for the registered holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10 and COMPANION LOAN NOTEHOLDERS, as their interests may appear" and which must be an Eligible Account.

            "Collection Period": With respect to a Distribution Date and each Mortgage Loan, the period beginning on the day after the Due Date (without regard to grace periods) in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in August 2007, beginning on the day after the Cut-Off Date) and ending on the Due Date (without regard to grace periods) in the month in which such Distribution Date occurs.

            "Commission": The Securities and Exchange Commission.

            "Commonwealth Square Intercreditor Agreement": With respect to the Commonwealth Square Mortgage Loan, the related intercreditor agreement by and between the holder of the Commonwealth Square Mortgage Loan and the Commonwealth Square Subordinate Companion Mortgage Loan relating to the relative rights of the holders of the Commonwealth Square Mortgage Loan and the Commonwealth Square Subordinate Companion Mortgage Loan, as the same may be amended from time to time in accordance with the terms thereof.

            "Commonwealth Square Mortgage": The Mortgage securing the Commonwealth Square Mortgage Loan and the Commonwealth Square Subordinate Companion Loan.

            "Commonwealth Square Mortgage Loan": With respect to the Commonwealth Square Whole Loan, the Mortgage Loan included in the Trust, which is designated as promissory note A and is senior to the Commonwealth Square Subordinate Companion Loan to the extent set forth in the related Loan Documents and as provided in the Commonwealth Square Intercreditor Agreement.

            "Commonwealth Square Subordinate Companion Loan": With respect to the Commonwealth Square Whole Loan, the related promissory note made by the related Mortgagor and secured by the Commonwealth Square Mortgage and designated as promissory note B, which is not included in the Trust, and is subordinate to the Commonwealth Square Mortgage Loan to the extent set forth in the related Loan Documents and as provided in the Commonwealth Square Intercreditor Agreement.

            "Commonwealth Square Whole Loan": The Commonwealth Square Mortgage Loan, together with the Commonwealth Square Subordinate Companion Loan, each of which is secured by the Commonwealth Square Mortgage. References herein to the Commonwealth Square Whole Loan shall be construed to refer to the aggregate indebtedness under the Commonwealth Square Mortgage.

            "Companion Loans": Collectively, the Pari Passu Companion Loans and the Subordinate Companion Loans.

            "Companion Loan Noteholders": Collectively, the holders of the Companion Loans.

            "Companion Loan Representative": With respect to a Serviced Whole Loan, any person (including the Companion Loan Noteholders, if applicable) with consulting or consent right with respect to the related Serviced Whole Loan in each case only to the extent provided under the related Intercreditor Agreement.

            "Companion Pooling Agreement": Any pooling and servicing agreement or other agreement that creates a trust fund whose assets include a Serviced Pari Passu Companion Loan.

            "Compensating Interest Payments": Any payment required to be made by the Master Servicer pursuant to Section 3.13 to cover Prepayment Interest Shortfalls.

            "Component": Component X-A-1, Component X-A-2, Component X-A-3, Component X-A-AB, Component X-A-4, Component X-A-1A, Component X-A-M, Component X-A-J, Component X-B, Component X-C, Component X-D, Component X-E, Component X-F, Component X-G, Component X-H, Component X-J, Component X-K2, Component X-L, Component X-M, Component X-N, Component X-O, Component X-P, Component X-Q and Component X-S.

            "Component X-A-1": One of 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Lower-Tier Regular Interest LA-1 as of any date of determination.

            "Component X-A-1A": One of 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Lower-Tier Regular Interest LA-1A as of any date of determination.

            "Component X-A-2": One of 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Lower-Tier Regular Interest LA-2 as of any date of determination.

            "Component X-A-3": One of 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Lower-Tier Regular Interest LA-3 as of any date of determination.

            "Component X-A-AB": One of 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Lower-Tier Regular Interest LA-AB as of any date of determination.

            "Component X-A-4": One of 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Lower-Tier Regular Interest LA-4 as of any date of determination.

            "Component X-A-M": One of 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Lower-Tier Regular Interest LA-M as of any date of determination.

            "Component X-A-J": One of 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Lower-Tier Regular Interest LA-J as of any date of determination.

            "Component X-B": One of 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Lower-Tier Regular Interest LB as of any date of determination.

            "Component X-C": One of 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Lower-Tier Regular Interest LC as of any date of determination.

            "Component X-D": One of 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Lower-Tier Regular Interest LD as of any date of determination.

            "Component X-E": One of 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Lower-Tier Regular Interest LE as of any date of determination.

            "Component X-F": One of 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Lower-Tier Regular Interest LF as of any date of determination.

            "Component X-G": One of 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Lower-Tier Regular Interest LG as of any date of determination.

            "Component X-H": One of 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Lower-Tier Regular Interest LH as of any date of determination.

            "Component X-J": One of 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Lower-Tier Regular Interest LJ as of any date of determination.

            "Component X-K": One of 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Lower-Tier Regular Interest LK as of any date of determination.

            "Component X-L": One of 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Lower-Tier Regular Interest LL as of any date of determination.

            "Component X-M": One of 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Lower-Tier Regular Interest LM as of any date of determination.

            "Component X-N": One of 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Lower-Tier Regular Interest LN as of any date of determination.

            "Component X-O": One of 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Lower-Tier Regular Interest LO as of any date of determination.

            "Component X-P": One of 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Lower-Tier Regular Interest LP as of any date of determination.

            "Component X-Q": One of 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Lower-Tier Regular Interest LQ as of any date of determination.

            "Component X-S": One of 24 components of the Class X Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of the Lower-Tier Regular Interest LS as of any date of determination.

            "Component Notional Amount": With respect to each Component and any date of determination, an amount equal to the then the Lower-Tier Principal Balance of its Corresponding Lower-Tier Regular Interest.

            "Condemnation Proceeds": All proceeds received in connection with the taking of all or a part of a Mortgaged Property or REO Property (including with respect to the Non-Serviced Mortgaged Loan) by exercise of the power of eminent domain or condemnation, subject, however, to the rights of any tenants and ground lessors, as the case may be, and the terms of the related Mortgage. In the case of the Non-Serviced Mortgage Loan, to the extent of any portion of such amounts are received by the Trust Fund in connection with the applicable Mortgage Loan, pursuant to the allocations set forth in the related Intercreditor Agreement.

            "Controlling Certificateholder": Each Holder (or Beneficial Owner, if applicable) of a Certificate of the Controlling Class as certified to the Trustee from time to time by such Holder or Beneficial Owner.

            "Controlling Class": As of any time of determination, the Class of Certificates outstanding representing the most subordinate Certificates (other than the Class R or Class LR Certificates) that equals at least 25% of its initial Certificate Principal Amount (or if no Class of Certificates has a Certificate Principal Amount of at least 25% of its initial Certificate Principal Amount, the most subordinate Class of Certificates outstanding other than the Class R and Class LR Certificates).

            "Controlling Class Representative": The Controlling Certificateholder or other representative selected by a majority of the Controlling Certificateholders by Certificate Principal Amount, as certified by the Trustee from time to time; provided that, (i) absent such selection, or (ii) until a Controlling Class Representative is so selected, or (iii) upon receipt of notice from a majority of the Controlling Certificateholders, by Certificate Principal Amount, that a Controlling Class Representative is no longer so designated, the Controlling Certificateholder which owns the largest aggregate Certificate Principal Amount of the Controlling Class shall be the Controlling Class Representative. The initial Controlling Class Representative on the Closing Date shall be CWCapital Asset Management LLC.

            "Corporate Trust Office": The office of the Trustee responsible for the administration of the Trust Fund located at Wells Fargo Center, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479-0113, Attention: Corporate Trust Services - GS Mortgage Securities Corporation II, Series 2007-GG10, with respect to certificate transfers and payments and at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, Attention: Corporate Trust Services - GS Mortgage Securities Corporation II, Series 2007-GG10, with respect to other trustee and securities administration services or the principal trust office of any successor trustee qualified and appointed pursuant to Section 8.08.

            "Corrected Mortgage Loan": Any Mortgage Loan or Serviced Whole Loan that had been a Specially Serviced Mortgage Loan but has ceased to be such in accordance with the definition of "Specially Serviced Mortgage Loan" (other than by reason of a Liquidation Event occurring in respect of such Mortgage Loan or Serviced Whole Loan or a related Mortgaged Property becoming an REO Property).

            "Corresponding Certificate": As identified in the Preliminary Statement with respect to any Corresponding Component or any Corresponding Lower-Tier Regular Interest.

            "Corresponding Component": As identified in the Preliminary Statement with respect to any Corresponding Certificate or any Corresponding Lower-Tier Regular Interest.

            "Corresponding Lower-Tier Regular Interest": As identified in the Preliminary Statement with respect to any Class of Corresponding Certificates or any Component of the Class X Certificates.

            "Crescent Intercreditor Agreement": With respect to the Crescent Mortgage Loan, the related intercreditor agreement by and between the holder of the Crescent Mortgage Loan and the Crescent Subordinate Companion Mortgage Loan relating to the relative rights of the holders of the Crescent Mortgage Loan and the Crescent Subordinate Companion Mortgage Loan, as the same may be amended from time to time in accordance with the terms thereof.

            "Crescent Mortgage": The Mortgage securing the Crescent Mortgage Loan and the Crescent Subordinate Companion Loan.

            "Crescent Mortgage Loan": With respect to the Crescent Whole Loan, the Mortgage Loan included in the Trust, which is designated as promissory note A and is senior to the Crescent Subordinate Companion Loan to the extent set forth in the related Loan Documents and as provided in the Crescent Intercreditor Agreement.

            "Crescent Subordinate Companion Loan": With respect to the Crescent Whole Loan, the related promissory note made by the related Mortgagor and secured by the Crescent Mortgage and designated as promissory note B, which is not included in the Trust, and is subordinate to the Crescent Mortgage Loan to the extent set forth in the related Loan Documents and as provided in the Crescent Intercreditor Agreement.

            "Crescent Whole Loan": The Crescent Mortgage Loan, together with the Crescent Subordinate Companion Loan, each of which is secured by the Crescent Mortgage. References herein to the Crescent Whole Loan shall be construed to refer to the aggregate indebtedness under the Crescent Mortgage.

            "Cross-over Date": The Distribution Date on which the Certificate Principal Amount of each Class of Certificates entitled to distributions of principal (other than the Class A Certificates) has been reduced to zero due to the application of Realized Losses.

            "Crown Pointe/Victor Park Intercreditor Agreement": With respect to the Crown Pointe/Victor Park Mortgage Loan, the related intercreditor agreement by and between the holder of the Crown Pointe/Victor Park Mortgage Loan and the Crown Pointe/Victor Park Subordinate Companion Mortgage Loan relating to the relative rights of the holders of the Crown Pointe/Victor Park Mortgage Loan and the Crown Pointe/Victor Park Subordinate Companion Mortgage Loan, as the same may be amended from time to time in accordance with the terms thereof.

            "Crown Pointe/Victor Park Mortgage": The Mortgage securing the Crown Pointe/Victor Park Mortgage Loan and the Crown Pointe/Victor Park Subordinate Companion Loan.

            "Crown Pointe/Victor Park Mortgage Loan": With respect to the Crown Pointe/Victor Park Whole Loan, the Mortgage Loan included in the Trust, which is designated as promissory note A and is senior to the Crown Pointe/Victor Park Subordinate Companion Loan to the extent set forth in the related Loan Documents and as provided in the Crown Pointe/Victor Park Intercreditor Agreement.

            "Crown Pointe/Victor Park Subordinate Companion Loan": With respect to the Crown Pointe/Victor Park Whole Loan, the related promissory note made by the related Mortgagor and secured by the Crown Pointe/Victor Park Mortgage and designated as promissory note B, which is not included in the Trust, and is subordinate to the Crown Pointe/Victor Park Mortgage Loan to the extent set forth in the related Loan Documents and as provided in the Crown Pointe/Victor Park Intercreditor Agreement.

            "Crown Pointe/Victor Park Whole Loan": The Crown Pointe/Victor Park Mortgage Loan, together with the Crown Pointe/Victor Park Subordinate Companion Loan, each of which is secured by the Crown Pointe/Victor Park Mortgage. References herein to the Crown Pointe/Victor Park Whole Loan shall be construed to refer to the aggregate indebtedness under the Crown Pointe/Victor Park Mortgage.

            "Custodial Agreement": The custodial agreement, if any, from time to time in effect between the Custodian named therein and the Trustee, as the same may be amended or modified from time to time in accordance with the terms thereof. For avoidance of doubt, as of the Closing Date, the Custodian is Wells Fargo Bank, N.A.

            "Custodian": Any Custodian appointed pursuant to Section 5.08 and, unless the Trustee is Custodian, named pursuant to any Custodial Agreement. The Custodian may (but need not) be the Trustee or the Master Servicer or any Affiliate or agent of the Trustee or the Master Servicer, but may not be the Depositor or any Affiliate thereof.

            "Cut-Off Date": With respect to each Mortgage Loan, the later of July 1, 2007 and the date of origination of such Mortgage Loan.

            "Cut-off Date Principal Balance": With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of the Cut-off Date, after application of all payments of principal due on or before such date, whether or not received.

            "Default Interest": With respect to any Mortgage Loan or Serviced Companion Loan, all interest accrued in respect of such Mortgage Loan or Serviced Companion Loan during such Collection Period provided for in the related Note or Mortgage as a result of a default (exclusive of late payment charges) that is in excess of interest at the related Mortgage Rate accrued on the unpaid principal balance of such Mortgage Loan or Serviced Companion Loan outstanding from time to time.

            "Defaulted Mortgage Loan": A Mortgage Loan (i) that is delinquent at least sixty days in respect of its Monthly Payments or delinquent in respect of its Balloon Payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Note and without regard to any acceleration of payments under the related Mortgage and Note or (ii) as to which the Master Servicer or Special Servicer has, by written notice to the related Mortgagor, accelerated the maturity of the indebtedness evidenced by the related Note. For the avoidance of doubt, a defaulted Companion Loan does not constitute a "Defaulted Mortgage Loan".

            "Defeasance Loan": Those Mortgage Loans which provide the related Mortgagor with the option to defease the related Mortgaged Property.

            "Delinquency Advance Date": The Business Day immediately preceding each Distribution Date.

            "Denomination": As defined in Section 5.01.

            "Depositor": GS Mortgage Securities Corporation II, a Delaware corporation, and its successors and assigns.

            "Depository": The Depository Trust Company or a successor appointed by the Certificate Registrar (which appointment shall be at the direction of the Depositor if the Depositor is legally able to do so).

            "Depository Participant": A Person for whom, from time to time, the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

            "Determination Date": With respect to any Distribution Date, the sixth day of the calendar month of the related Distribution Date or, if the sixth day is not a Business Day, the next Business Day.

            "Directly Operate": With respect to any REO Property, the furnishing or rendering of services to the tenants thereof that are not customarily provided to tenants in connection with the rental of space "for occupancy only" within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers in the ordinary course of a trade or business or any use of such REO Property in a trade or business conducted by the Trust Fund, or the performance of any construction work on the REO Property (other than the completion of a building or improvement, where at least 10% of the construction of such building or improvement was completed before default became imminent), other than through an Independent Contractor; provided, however, that the Special Servicer, on behalf of the Trust Fund, shall not be considered to Directly Operate an REO Property solely because the Special Servicer, on behalf of the Trust Fund, establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO Property or takes other actions consistent with Treasury Regulations Section 1.856-4(b)(5)(ii).

            "Disney Building Intercreditor Agreement": With respect to the Disney Building Mortgage Loan, the related intercreditor agreement by and between the holder of the Disney Building Mortgage Loan and the Disney Building Subordinate Companion Mortgage Loan relating to the relative rights of the holders of the Disney Building Mortgage Loan and the Disney Building Subordinate Companion Mortgage Loan, as the same may be amended from time to time in accordance with the terms thereof.

            "Disney Building Mortgage": The Mortgage securing the Disney Building Mortgage Loan and the Disney Building Subordinate Companion Loan.

            "Disney Building Mortgage Loan": With respect to the Disney Building Whole Loan, the Mortgage Loan included in the Trust, which is designated as promissory note A and is senior to the Disney Building Subordinate Companion Loan to the extent set forth in the related Loan Documents and as provided in the Disney Building Intercreditor Agreement.

            "Disney Building Subordinate Companion Loan": With respect to the Disney Building Whole Loan, the related promissory note made by the related Mortgagor and secured by the Disney Building Mortgage and designated as promissory note B, which is not included in the Trust, and is subordinate to the Disney Building Mortgage Loan to the extent set forth in the related Loan Documents and as provided in the Disney Building Intercreditor Agreement.

            "Disney Building Whole Loan": The Disney Building Mortgage Loan, together with the Disney Building Subordinate Companion Loan, each of which is secured by the Disney Building. References herein to the Disney Building Whole Loan shall be construed to refer to the aggregate indebtedness under the Disney Building Mortgage.

            "Disqualified Non-U.S. Person": With respect to a Class R or Class LR Certificate, any Non-U.S. Person or agent thereof other than (i) a Non-U.S. Person that holds the Class R or Class LR Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form W-8ECI or
(ii) a Non-U.S. Person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of the Class R or Class LR Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class R or Class LR Certificate will not be disregarded for federal income tax purposes.

            "Disqualified Organization": Either (a) the United States, a State or any political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, International Organization or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Code Section 511 on unrelated business taxable income) on any excess inclusions (as defined in Code Section 860E(c)(1)) with respect to the Class R or Class LR Certificates (except certain farmers' cooperatives described in Code
Section 521), (d) rural electric and telephone cooperatives described in Code
Section 1381(a)(2), or (e) any other Person so designated by the Certificate Registrar based upon an Opinion of Counsel to the effect that any Transfer to such Person may cause the Upper-Tier REMIC or Lower-Tier REMIC to be subject to tax or to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms "United States," "State" and "International Organization" shall have the meanings set forth in Code Section 7701 or successor provisions.

            "Distribution Date": The 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the Distribution Date will be at least four (4) Business Days following the Determination Date commencing August, 2007.

            "Distribution Date Statement": As defined in Section 4.02(a).

            "Document Defect": As defined in Section 2.03(a).

            "Due Date": With respect to (i) any Mortgage Loan on or prior to its Maturity Date, the day of the month set forth in the related Note on which each Monthly Payment thereon is scheduled to be first due, (ii) any Mortgage Loan after the Maturity Date therefor, the day of the month set forth in the related Note on which each Monthly Payment on such Mortgage Loan had been scheduled to be first due, and (iii) any REO Mortgage Loan, the day of the month set forth in the related Note on which each Monthly Payment on the related Mortgage Loan had been scheduled to be first due.

            "Early Termination Notice Date": Any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the sum of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-Off Date.

            "Eligible Account": Either (i) (A) an account or accounts maintained with either a federal or state chartered depository institution or trust company the long-term unsecured debt obligations (or short-term unsecured debt obligations if the account holds funds for less than 30 days) or commercial paper of which are rated by each of the Rating Agencies in its highest rating category at all times (or, in the case of the REO Account, Collection Account, Interest Reserve Account, Excess Liquidation Proceeds Reserve Account and Escrow Account, the long-term unsecured debt obligations (or short-term unsecured debt obligations if the account holds funds for less than 30 days) of which are rated at least "Aa3" by Moody's (or "A2" by Moody's if such depository institution or trust company has a short term unsecured debt rating of at least "P-1" by Moody's), "AA-" by S&P (or "A-" by S&P if such depository institution or trust company has a short term unsecured debt rating of at least "A-1" by S&P) and "AA-" by Fitch or, if applicable, the short-term rating equivalent thereof, which is at least "P-1" by Moody's, "A-1" by S&P and "F-1" by Fitch) or (B) as to which the Master Servicer, the Special Servicer or the Trustee, as applicable, has received written confirmation from each of the Rating Agencies that holding funds in such account would not cause any Rating Agency to qualify, withdraw or downgrade any of its ratings on the Certificates or (ii) a segregated trust account (or sub-accounts of a single account in the case of the Excess Liquidation Proceeds Reserve Account, Interest Reserve Account, Lower-Tier Distribution Account and the Upper-Tier Distribution Account) or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. ss.9.10(b), or (iii) any other account that, as evidenced by a written confirmation from each Rating Agency, would not, in and of itself, cause a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates, which may be an account maintained with the Trustee or the Master Servicer. Eligible Accounts may bear interest.

            "Eligible Investor": Any of (i) a Qualified Institutional Buyer that is purchasing for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A, (ii) an Institutional Accredited Investor or (iii) a Regulation S Investor.

            "Environmental Report": The environmental audit report or reports with respect to each Mortgaged Property delivered to the related Originator(s) in connection with the origination of the related Mortgage Loan.

            "ERISA": The Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

            "Escrow Account": As defined in Section 3.04(b).

            "Escrow Payment": Any payment made by any Mortgagor to the Master Servicer pursuant to the related Mortgage, Lock-Box Agreement or Loan Agreement for the account of such Mortgagor for application toward the payment of taxes, insurance premiums, assessments, ground rents, mandated improvements and similar items in respect of the related Mortgaged Property.

            "Euroclear": Euroclear Bank, as operator of the Euroclear System, and its successors in interest.

            "Event of Default":  As defined in Section 7.01.

            "Excess Liquidation Proceeds": With respect to any Mortgage Loan, the excess of (i) Liquidation Proceeds of that Mortgage Loan or related REO Property (including with respect to the Non-Serviced Mortgaged Loan) net of any related Liquidation Expenses and any amounts payable to a related Companion Loan Noteholder pursuant to the related Intercreditor Agreement, over (ii) the amount that would have been received if a Principal Payment in full had been made with respect to such Mortgage Loan on the Due Date immediately following the date on which such proceeds were received.

            "Excess Liquidation Proceeds Reserve Account": The trust account or subaccount created and maintained by the Trustee pursuant to Section 3.05(c) in trust for the Certificateholders, which shall be entitled "Wells Fargo Bank, N.A., as Trustee, in trust for the registered holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10
- Excess Liquidation Proceeds Reserve Account." Any such account shall be an Eligible Account.

            "Excess Prepayment Interest Shortfall": With respect to any Distribution Date, the aggregate amount, if any, by which the Prepayment Interest Shortfall with respect to all Principal Prepayments received during the related Prepayment Period exceeds the Compensating Interest Payment.

            "Exchange Act": The Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

            "Fairview Industrial Park Mortgage Loan": The Mortgage Loan secured by a Mortgage on the property identified on the Mortgage Loan Schedule as Fairview Industrial Park

            "Fannie Mae": The Federal National Mortgage Association, and its successors in interest.

            "FDIC": The Federal Deposit Insurance Corporation, and its successors in interest.

            "Festival Foods Intercreditor Agreement": With respect to the Festival Foods Mortgage Loan, the related intercreditor agreement by and between the holder of the Festival Foods Mortgage Loan and the Festival Foods Subordinate Companion Mortgage Loan relating to the relative rights of the holders of the Festival Foods Mortgage Loan and the Festival Foods Subordinate Companion Mortgage Loan, as the same may be amended from time to time in accordance with the terms thereof.

            "Festival Foods Mortgage": The Mortgage securing the Festival Foods Mortgage Loan and the Festival Foods Subordinate Companion Loan.

            "Festival Foods Mortgage Loan": With respect to the Festival Foods Whole Loan, the Mortgage Loan included in the Trust, which is designated as promissory note A and is senior to the Festival Foods Subordinate Companion Loan to the extent set forth in the related Loan Documents and as provided in the Festival Foods Intercreditor Agreement.

            "Festival Foods Subordinate Companion Loan": With respect to the Festival Foods Whole Loan, the related promissory note made by the related Mortgagor and secured by the Festival Foods Mortgage and designated as promissory note B, which is not included in the Trust, and is subordinate to the Festival Foods Mortgage Loan to the extent set forth in the related Loan Documents and as provided in the Festival Foods Intercreditor Agreement.

            "Festival Foods Whole Loan": The Festival Foods Mortgage Loan, together with the Festival Foods Subordinate Companion Loan, each of which is secured by the Festival Foods Mortgage. References herein to the Festival Foods Whole Loan shall be construed to refer to the aggregate indebtedness under the Festival Foods Mortgage.

            "Final Recovery Determination": With respect to any defaulted Mortgage Loan or Serviced Whole Loan that is a Specially Serviced Mortgage Loan or REO Property as the case may be, a determination that there has been a recovery of all Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, REO Revenue and other payments or recoveries that the Special Servicer has determined in accordance with the Servicing Standard will ultimately be recoverable; provided that with respect to the Non-Serviced Mortgage Loan, the Final Recovery Determination shall be made by the applicable Other Special Servicer in accordance with the related Pooling Agreement.

            "Fitch": Fitch, Inc., or its successor in interest.

            "Form 8-K Disclosure Information": As defined in Section 10.07.

            "Franklin Mills Intercreditor Agreement": With respect to the Franklin Mills Mortgage Loan, the related intercreditor agreement by and between the holder of the Franklin Mills Mortgage Loan and the Franklin Mills Pari Passu Companion Mortgage Loan relating to the relative rights of the holders of the Franklin Mills Mortgage Loan and the Franklin Mills Pari Passu Companion Mortgage Loan, as the same may be amended from time to time in accordance with the terms thereof.

            "Franklin Mills Mortgage": The Mortgage securing the Franklin Mills Mortgage Loan and the Franklin Mills Pari Passu Companion Loan.

            "Franklin Mills Mortgage Loan": With respect to the Franklin Mills Whole Loan, the Mortgage Loan included in the Trust, which is designated as promissory note A-2 and which is pari passu in right of payment to the Franklin Mills Pari Passu Companion Loan to the extent set forth in the related Loan Documents and as provided in the Franklin Mills Intercreditor Agreement.

            "Franklin Mills Noteholders": Collectively, the holder of the Franklin Mills Mortgage Loan and the holder of the Franklin Mills Pari Passu Companion Loan.

            "Franklin Mills Pari Passu Companion Loan": With respect to the Franklin Mills Whole Loan, the related promissory note made by the related Mortgagor and secured by the Franklin Mills Mortgage and designated as promissory note A-1, which is not included in the Trust, and is pari passu in right of payment to the Franklin Mills Mortgage Loan to the extent set forth in the related Loan Documents and as provided in the Franklin Mills Intercreditor Agreement.

            "Franklin Mills Whole Loan": The Franklin Mills Mortgage Loan, together with the Franklin Mills Pari Passu Companion Loan, each of which is secured by the Franklin Mills Mortgage. References herein to the Franklin Mills Whole Loan shall be construed to refer to the aggregate indebtedness under the Franklin Mills Mortgage.

            "Freddie Mac": The Federal Home Loan Mortgage Corporation, and its successors in interest.

            "GCFP": Greenwich Capital Financial Products, Inc., or any successor thereto.

            "GCFP Loan Sale Agreement": The Mortgage Loan Purchase Agreement, dated as of the Cut-off Date, by and between GCFP and the Depositor.

            "Global Certificates": The Class A, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates.

            "Green Road Intercreditor Agreement": With respect to the Green Road Mortgage Loan, the related intercreditor agreement by and between the holder of the Green Road Mortgage Loan and the Green Road Subordinate Companion Mortgage Loan relating to the relative rights of the holders of the Green Road Mortgage Loan and the Green Road Subordinate Companion Mortgage Loan, as the same may be amended from time to time in accordance with the terms thereof.

            "Green Road Mortgage": The Mortgage securing the Green Road Mortgage Loan and the Green Road Subordinate Companion Loan.

            "Green Road Mortgage Loan": With respect to the Green Road Whole Loan, the Mortgage Loan included in the Trust, which is designated as promissory note A and is senior to the Green Road Subordinate Companion Loan to the extent set forth in the related Loan Documents and as provided in the Green Road Intercreditor Agreement.

            "Green Road Subordinate Companion Loan": With respect to the Green Road Whole Loan, the related promissory note made by the related Mortgagor and secured by the Green Road Mortgage and designated as promissory note B, which is not included in the Trust, and is subordinate to the Green Road Mortgage Loan to the extent set forth in the related Loan Documents and as provided in the Green Road Intercreditor Agreement.

            "Green Road Whole Loan": The Green Road Mortgage Loan, together with the Green Road Subordinate Companion Loan, each of which is secured by the Green Road Mortgage. References herein to the Green Road Whole Loan shall be construed to refer to the aggregate indebtedness under the Green Road Mortgage.

            "Ground Lease": The ground lease pursuant to which any Mortgagor holds a leasehold interest in the related Mortgaged Property.

            "Group 1 Mortgage Loan": Any Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Loan Group 1.

            "Group 2 Mortgage Loan": Any Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Loan Group 2.

            "GSMC": Goldman Sachs Mortgage Company, a New York limited partnership, and its successors in interest.

            "GSMC Defeasance Rights and Obligations": As defined in Section 3.09(d)(i).

            "GSMC Loan Sale Agreement": The Mortgage Loan Purchase Agreement, dated as of the Cut-off Date, by and between GSMC and the Depositor.

            "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any other environmental laws now or hereafter existing, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being "in inventory," "usable work in process" or similar classification which would, if classified as unusable, be included in the foregoing definition.

            "Holder": With respect to any Certificate, a Certificateholder; and with respect to any Lower-Tier Regular Interest, the Trustee.

            "Homewood Suites Intercreditor Agreement": With respect to the Homewood Suites Mortgage Loan, the related intercreditor agreement by and between the holder of the Homewood Suites Mortgage Loan and the Homewood Suites Subordinate Companion Mortgage Loan relating to the relative rights of the holders of the Homewood Suites Mortgage Loan and the Homewood Suites Subordinate Companion Mortgage Loan, as the same may be amended from time to time in accordance with the terms thereof.

            "Homewood Suites Mortgage": The Mortgage securing the Homewood Suites Mortgage Loan and the Homewood Suites Subordinate Companion Loan.

            "Homewood Suites Mortgage Loan": With respect to the Homewood Suites Whole Loan, the Mortgage Loan included in the Trust, which is designated as promissory note A and is senior to the Homewood Suites Subordinate Companion Loan to the extent set forth in the related Loan Documents and as provided in the Homewood Suites Intercreditor Agreement.

            "Homewood Suites Subordinate Companion Loan": With respect to the Homewood Suites Whole Loan, the related promissory note made by the related Mortgagor and secured by the Homewood Suites Mortgage and designated as promissory note B, which is not included in the Trust, and is subordinate to the Homewood Suites Mortgage Loan to the extent set forth in the related Loan Documents and as provided in the Homewood Suites Intercreditor Agreement.

            "Homewood Suites Whole Loan": The Homewood Suites Mortgage Loan, together with the Homewood Suites Subordinate Companion Loan, each of which is secured by the Homewood Suites Mortgage. References herein to the Homewood Suites Whole Loan shall be construed to refer to the aggregate indebtedness under the Homewood Suites Mortgage.

            "Indemnified Party": As defined in Section 8.05(c).

            "Indemnifying Party": As defined in Section 8.05(c).

            "Independent": When used with respect to any specified Person, any such Person who (i) does not have any direct financial interest, or any material indirect financial interest, in any of a Mortgage Loan Seller, the Depositor, the Trustee, the Master Servicer, the Special Servicer, any Mortgagor, the Companion Loan Noteholders or any Affiliate thereof, and (ii) is not connected with any such Person as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Mortgage Loan Sellers, the Depositor, the Trustee, the Master Servicer, the Special Servicer, any Mortgagor, the Companion Loan Noteholders or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any class of securities issued by the Depositor, the Mortgage Loan Sellers, the Trustee, the Master Servicer, the Special Servicer, any Mortgagor, the Companion Loan Noteholders or any Affiliate thereof, as the case may be, provided that such ownership constitutes less than 1% of the total assets owned by such Person.

            "Independent Appraiser": An Independent professional real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the subject Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state, and (iii) has a minimum of five years experience in the subject property type and market.

            "Independent Contractor": Either (i) any Person that would be an "independent contractor" with respect to the Trust Fund within the meaning of
Section 856(d)(3) of the Code if the Trust Fund were a real estate investment trust (except that the ownership tests set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class or 35% or more of the aggregate value of all Classes of Certificates), provided that the Trust Fund does not receive or derive any income from such Person and the relationship between such Person and the Trust Fund is at arm's length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except neither the Master Servicer nor the Special Servicer shall be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) addressed to the Master Servicer and the Trustee has been delivered to the Trustee to that effect) or (ii) any other Person (including the Master Servicer and the Special Servicer) if the Master Servicer, on behalf of itself and the Trustee, has received an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property (provided that such income would otherwise so qualify).

            "Individual Certificate": Any Certificate in definitive, fully registered form without interest coupons.

            "Institutional Accredited Investor": An entity meeting the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Act, or an entity in which all the equity owners meet such requirements.

            "Insurance Proceeds": Proceeds of any fire and hazard insurance policy, title policy or other insurance policy relating to a Mortgage Loan or a Serviced Whole Loan (including any amounts paid by the Master Servicer pursuant to Section 3.08). In the case of the Non-Serviced Mortgage Loan, to the extent of any portion of such proceeds or amounts are received by the Trust Fund in connection with the applicable Mortgage Loan, pursuant to the allocations set forth in the related Intercreditor Agreement.

            "Intercreditor Agreement": Each of the 550 South Hope Street Intercreditor Agreement, the Disney Building Intercreditor Agreement, the Maguire Anaheim Portfolio Intercreditor Agreement, the 1125 17th Street Intercreditor Agreement, the Crescent Intercreditor Agreement, the Wharf at Rivertown Intercreditor Agreement, the Lakeside at White Oak Intercreditor Agreement, the Bingham Office Center Intercreditor Agreement, the Commonwealth Square Intercreditor Agreement, the Green Road Intercreditor Agreement, the Crown Pointe/Victor Park Intercreditor Agreement, the 9th Street Marketplace Intercreditor Agreement, the Homewood Suites Intercreditor Agreement, the Festival Foods Intercreditor Agreement, the JMS Portfolio Intercreditor Agreement, the Berkshire Office Building Intercreditor Agreement and the Franklin Mills Intercreditor Agreement.

            "Interest Accrual Amount": With respect to any Distribution Date and any Class of Sequential Pay Certificates, an amount equal to interest for the related Interest Accrual Period at the Pass-Through Rate for such Class on the related Certificate Principal Amount. With respect to any Distribution Date and the Class X Certificates, an amount equal to the sum of the Accrued Component Interest for the related Interest Accrual Period for all of the respective Components for such Class for such Interest Accrual Period. Calculations of interest due in respect of the Certificates shall be made on the basis of a 360-day year consisting of twelve 30-day months.

            "Interest Accrual Period": With respect to any Distribution Date and any Class of Certificates, the calendar month preceding the month in which such Distribution Date occurs. Each Interest Accrual Period with respect to each Class of Certificates is assumed to consist of 30 days.

            "Interest Distribution Amount": With respect to any Distribution Date and with respect to each Class of Regular Certificates, an amount equal to
(A) the sum of (i) the Interest Accrual Amount for such Distribution Date and
(ii) the Interest Shortfall, if any, for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date pursuant to Section 4.01(g).

            "Interest Reserve Account": The trust account or subaccount created and maintained by the Trustee pursuant to Section 3.25, which shall be entitled "Wells Fargo Bank, N.A., as Trustee, in trust for Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10, Interest Reserve Account" and which shall be an Eligible Account.

            "Interest Shortfall": With respect to any Distribution Date for any Class of Regular Certificates, the sum of (a) the portion, of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of the Class X Certificates, one month's interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the current Distribution Date, and (ii) in the case of the Class X Certificates, one month's interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

            "Interested Person": As of any date of determination, the Depositor, the Master Servicer, the Special Servicer, the Trustee, any Mortgage Loan Seller, any Mortgagor, any manager of a Mortgaged Property, any Independent Contractor engaged by the Special Servicer pursuant to Section 3.17, or any Person known to a Responsible Officer of the Trustee to be an Affiliate of any of them.

            "Investment Account": As defined in Section 3.07(a).

            "Investment Representation Letter": As defined in Section 5.02(c)(i)(A).

            "Investor Certification": A certification in the form of Exhibit O-1 hereto.

            "IRS": The Internal Revenue Service.

            "JMS Portfolio Intercreditor Agreement": With respect to the JMS Portfolio Mortgage Loan, the related intercreditor agreement by and between the holder of the JMS Portfolio Mortgage Loan and the JMS Portfolio Subordinate Companion Mortgage Loan relating to the relative rights of the holders of the JMS Portfolio Mortgage Loan and the JMS Portfolio Subordinate Companion Mortgage Loan, as the same may be amended from time to time in accordance with the terms thereof.

            "JMS Portfolio Mortgage": The Mortgage securing the JMS Portfolio Mortgage Loan and the JMS Portfolio Subordinate Companion Loan.

            "JMS Portfolio Mortgage Loan": With respect to the JMS Portfolio Whole Loan, the Mortgage Loan included in the Trust, which is designated as promissory note A and is senior to the JMS Portfolio Subordinate Companion Loan to the extent set forth in the related Loan Documents and as provided in the JMS Portfolio Intercreditor Agreement.

            "JMS Portfolio Subordinate Companion Loan": With respect to the JMS Portfolio Whole Loan, the related promissory note made by the related Mortgagor and secured by the JMS Portfolio Mortgage and designated as promissory note B, which is not included in the Trust, and is subordinate to the JMS Portfolio Mortgage Loan to the extent set forth in the related Loan Documents and as provided in the JMS Portfolio Intercreditor Agreement.

            "JMS Portfolio Whole Loan": The JMS Portfolio Mortgage Loan, together with the JMS Portfolio Subordinate Companion Loan, each of which is secured by the JMS Portfolio Mortgage. References herein to the JMS Portfolio Whole Loan shall be construed to refer to the aggregate indebtedness under the JMS Portfolio Mortgage.

            "Joint Loan": With respect to Greenwich and Lehman, the 1615 L Street Mortgage Loan and the Wells Fargo Tower Mortgage Loan, and with respect to Greenwich and Wachovia, the 119 West 40th Street Mortgage Loan.

            "Lakeside at White Oak Intercreditor Agreement": With respect to the Lakeside at White Oak Mortgage Loan, the related intercreditor agreement by and between the holder of the Lakeside at White Oak Mortgage Loan and the Lakeside at White Oak Subordinate Companion Mortgage Loan relating to the relative rights of the holders of the Lakeside at White Oak Mortgage Loan and the Lakeside at White Oak Subordinate Companion Mortgage Loan, as the same may be amended from time to time in accordance with the terms thereof.

            "Lakeside at White Oak Mortgage": The Mortgage securing the Lakeside at White Oak Mortgage Loan and the Lakeside at White Oak Subordinate Companion Loan.

            "Lakeside at White Oak Mortgage Loan": With respect to the Lakeside at White Oak Whole Loan, the Mortgage Loan included in the Trust, which is designated as promissory note A and is senior to the Lakeside at White Oak Subordinate Companion Loan to the extent set forth in the related Loan Documents and as provided in the Lakeside at White Oak Intercreditor Agreement.

            "Lakeside at White Oak Subordinate Companion Loan": With respect to the Lakeside at White Oak Whole Loan, the related promissory note made by the related Mortgagor and secured by the Lakeside at White Oak Mortgage and designated as promissory note B, which is not included in the Trust, and is subordinate to the Lakeside at White Oak Mortgage Loan to the extent set forth in the related Loan Documents and as provided in the Lakeside at White Oak Intercreditor Agreement.

            "Lakeside at White Oak Whole Loan": The Lakeside at White Oak Mortgage Loan, together with the Lakeside at White Oak Subordinate Companion Loan, each of which is secured by the Lakeside at White Oak Mortgage. References herein to the Lakeside at White Oak Whole Loan shall be construed to refer to the aggregate indebtedness under the Lakeside at White Oak Mortgage.

            "Lehman": Lehman Brothers Holdings Inc.

            "Lehman Loan Sale Agreement": The Mortgage Loan Purchase Agreement, dated as of the Cut-off Date, by and between Lehman and the Depositor.

            "Liquidation Event": With respect to any Mortgage Loan or Serviced Whole Loan, any of the following events: (i) such Mortgage Loan or Serviced Whole Loan is paid in full; (ii) a Final Recovery Determination is made with respect to such Mortgage Loan or Serviced Whole Loan; (iii) such Mortgage Loan is repurchased by the applicable Mortgage Loan Seller pursuant to Section 6 of the related Loan Sale Agreement; (iv) such Mortgage Loan or Serviced Whole Loan is purchased by the Controlling Class Option Holder pursuant to Section 3.18(b);
(v) such Mortgage Loan or Serviced Whole Loan is purchased by the Special Servicer, the Master Servicer, the Holders of the Controlling Class, the Holders of the Class LR Certificates or the Remaining Certificateholder pursuant to
Section 9.01; (vi) such Mortgage Loan is purchased by the holder of a mezzanine loan pursuant to the related intercreditor agreement; (vii) the taking of a Mortgaged Property (or portion thereof) by exercise of the power of eminent domain or condemnation, or (viii) such Mortgage Loan is purchased by the applicable Companion Loan Noteholder pursuant to the applicable Intercreditor Agreement or the Other Pooling Agreement. With respect to any REO Property (and the related REO Mortgage Loan), any of the following events: (i) a Final Recovery Determination is made with respect to such REO Property; (ii) such REO Property is purchased by the Master Servicer, the Special Servicer, the Holders of the Controlling Class pursuant to Section 9.01; (iii) the taking of a REO Property (or portion thereof) by exercise of the power of eminent domain or condemnation or (iv) such REO Property is purchased by the holder of a mezzanine loan pursuant to the related intercreditor agreements.

            "Liquidation Expenses": All customary, reasonable and necessary costs and expenses incurred by the Master Servicer, the Special Servicer and the Trustee in connection with the liquidation of any Specially Serviced Mortgage Loan or REO Property acquired in respect thereof or final payoff of a Corrected Mortgage Loan (including, without limitation, legal fees and expenses, committee or referee fees, and, if applicable, brokerage commissions, and conveyance taxes associated with such Mortgage Loan or Mortgaged Property).

            "Liquidation Fee": With respect to each Specially Serviced Mortgage Loan or REO Mortgage Loan as to which the Special Servicer receives a full, partial or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) and each Specially Serviced Mortgage Loan or REO Property as to which the Special Servicer receives Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds, an amount calculated by the application of 1% to the related payment or proceeds (exclusive of any portion of such payoff or proceeds that represents Default Interest); provided, however, that (a) the Liquidation Fee with respect to any Mortgage Loan or Serviced Whole Loan or Mortgaged Property purchased or repurchased pursuant to clauses (iii) through (vi) and clause (viii) of the first sentence of the definition of Liquidation Event (unless with respect to (A) clause (iii), the applicable Mortgage Loan Seller does not repurchase such Mortgage Loan until after more than 180 days following its receipt of notice or discovery of a Material Breach or Material Defect and (B) clause (vi), the holder of a mezzanine loan does not purchase such Mortgage Loan until after more than 60 days after the date the related purchase option becomes exercisable or if the holder of a mezzanine loan is required to include the Liquidation Fee as part of its purchase price) or clauses (ii) or (iv) of the second sentence of such definition shall be zero and (b) the Liquidation fee with respect to each Mortgage Loan or REO Mortgage Loan repurchased after more than 180 days following the Mortgage Loan Seller's receipt of notice or discovery of a Material Breach or Material Defect shall be in an amount equal to 1% of the outstanding principal balance of such Mortgage Loan or REO Mortgage Loan.

            "Liquidation Proceeds": The amount (other than Insurance Proceeds) received in connection with a Liquidation Event.

            "Loan Agreement": With respect to any Mortgage Loan and Serviced Companion Loan, the loan agreement, if any, between the related Originator(s) and the Mortgagor, pursuant to which such Mortgage Loan and Serviced Companion Loan was made.

            "Loan Documents": With respect to any Mortgage Loan and Serviced Companion Loan, the documents executed or delivered in connection with the origination of such Mortgage Loan and Serviced Companion Loan, or subsequently added to the related Mortgage File.

            "Loan Group": Either Loan Group 1 or Loan Group 2.

            "Loan Group 1": Collectively, all of the Mortgage Loans that are Group 1 Mortgage Loans and any successor REO Mortgage Loans with respect thereto.

            "Loan Group 1 Available Distribution Amount": With respect to any Distribution Date, that portion, if any, of the Available Funds attributable to Loan Group 1.

            "Loan Group 1 Principal Distribution Amount": With respect to any Distribution Date, an amount equal to the sum of (x) the sum of (a) the Loan Group 1 Principal Shortfall for such Distribution Date and (b) that portion, if any, of the Principal Distribution Amount for such Distribution Date attributable to Loan Group 1; provided that the Loan Group 1 Principal Distribution Amount for any Distribution Date shall be reduced by the amount of any reimbursements of (i) Nonrecoverable Advances plus interest on such Nonrecoverable Advances that are paid or reimbursed from principal collections on the Group 1 Mortgage Loans in a period during which such principal collections would have otherwise been included in the Loan Group 1 Principal Distribution Amount for such Distribution Date, (ii) Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Group 1 Mortgage Loans in a period during which such principal collections would have otherwise been included in the Loan Group 1 Principal Distribution Amount for such Distribution Date and (iii) following the reimbursements provided for in clauses (i) and (ii) above, the excess, if any of (A) the total amount of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts, plus interest on such Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts, that would have been paid or reimbursed from principal collections on the Group 2 Mortgage Loans as provided for in clauses (i) and (ii) of the definition of "Loan Group 2 Principal Distribution Amount" had the aggregate amount available for distribution of principal with respect to Loan Group 2 been sufficient to make such reimbursements in full, over (B) the aggregate amount available for distribution of principal with respect to Loan Group 2 (prior to giving effect to clauses (i), (ii) and (iii) of the definition of "Loan Group 2 Principal Distribution Amount") for that Distribution Date (provided, further, that, with respect to the amounts identified in clauses (i), (ii) and (iii) above, if any of such amounts that were reimbursed from principal collections on the Group 1 Mortgage Loans are subsequently recovered on the related Mortgage Loan, such recovery will be applied to increase the Loan Group 1 Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs) and (y) after reduction of the Class A-1A Certificates to zero, the Loan Group 2 Principal Distribution Amount (or portion thereof remaining after the Class A-1A Certificates has been reduced to zero and assuming for purposes of this calculation that the Loan Group 2 Principal Distribution Amount has been distributed prior to the distribution of the Loan Group 1 Principal Distribution Amount on such Distribution Date).

            "Loan Group 1 Principal Shortfall": With respect to any Distribution Date, the amount, if any, by which (1) the lesser of (a) the Loan Group 1 Principal Distribution Amount for the prior Distribution Date and (b) the Certificate Principal Amount of the Class A-1, Class A-2, Class A-3, Class A-AB and Class A-4 Certificates, exceeds (2) the aggregate amount distributed in respect of principal on the Class A-1, Class A-2, Class A-3, Class A-AB and Class A-4 Certificates on the prior Distribution Date. There will be no Loan Group 1 Principal Shortfall on the first Distribution Date.

            "Loan Group 2": Collectively, all of the Mortgage Loans that are Group 2 Mortgage Loans and any successor REO Mortgage Loans with respect thereto.

            "Loan Group 2 Available Distribution Amount": With respect to any Distribution Date, that portion, if any, of the Available Funds attributable to Loan Group 2.

            "Loan Group 2 Principal Distribution Amount": With respect to any Distribution Date, an amount equal to the sum of (x) the sum of (a) the Loan Group 2 Principal Shortfall for such Distribution Date and (b) that portion, if any, of the Principal Distribution Amount for such Distribution Date attributable to Loan Group 2; provided that the Loan Group 2 Principal Distribution Amount for any Distribution Date shall be reduced by the amount of any reimbursements of (i) Nonrecoverable Advances plus interest on such Nonrecoverable Advances that are paid or reimbursed from principal collections on the Group 2 Mortgage Loans in a period during which such principal collections would have otherwise been included in the Loan Group 2 Principal Distribution Amount for such Distribution Date, (ii) Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Group 2 Mortgage Loans in a period during which such principal collections would have otherwise been included in the Loan Group 2 Principal Distribution Amount for such Distribution Date and (iii) following the reimbursements provided for in clauses (i) and (ii) above, the excess, if any of (A) the total amount of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts, plus interest on such Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts, that would have been paid or reimbursed from principal collections on the Group 1 Mortgage Loans as provided for in clauses (i) and (ii) of the definition of "Loan Group 1 Principal Distribution Amount" had the aggregate amount available for distribution of principal with respect to Loan Group 1 been sufficient to make such reimbursements in full, over (B) the aggregate amount available for distribution of principal with respect to Loan Group 1 (prior to giving effect to clauses (i), (ii) and (iii) of the definition of "Loan Group 1 Principal Distribution Amount") for that Distribution Date (provided, further, that, with respect to the amounts identified in clauses (i), (ii) and (iii) above, if any of such amounts that were reimbursed from principal collections on the Group 2 Mortgage Loans are subsequently recovered on the related Mortgage Loan, such recovery will be applied to increase the Loan Group 2 Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs) and (y) after reduction of the Class A-4 Certificates to zero, the Loan Group 1 Principal Distribution Amount (or portion thereof remaining after the Class A-4 Certificates has been reduced to zero and assuming for purposes of this calculation that the Loan Group 1 Principal Distribution Amount has been distributed prior to the distribution of the Loan Group 2 Principal Distribution Amount on such Distribution Date).

            "Loan Group 2 Principal Shortfall": With respect to any Distribution Date, the amount, if any, by which (1) the lesser of (a) the Loan Group 2 Principal Distribution Amount for the prior Distribution Date and (b) the Certificate Principal Amount of the Class A-1A Certificates, exceeds (2) the aggregate amount distributed in respect of principal on the Class A-1A Certificates on the prior Distribution Date. There will be no Loan Group 2 Principal Shortfall on the first Distribution Date.

            "Loan Number" or "Loan No.": With respect to any Mortgage Loan, the loan number by which such Mortgage Loan was identified on the books and records of the Depositor or any sub-servicer for the Depositor, as set forth in the Mortgage Loan Schedule.

            "Loan Sale Agreement": The GSMC Loan Sale Agreement, the GCFP Loan Sale Agreement, the Lehman Loan Sale Agreement and the Wachovia Loan Sale Agreement.

            "Loan-to-Value Ratio": With respect to any Mortgage Loan or Whole Loan, as of any date of determination, the fraction, expressed as a percentage, the numerator of which is the then unpaid principal balance of such Mortgage Loan or Whole Loan, as applicable, and the denominator of which is the Appraised Value of the related Mortgaged Property as determined by an Appraisal thereof.

            "Lock-Box Account": With respect to any Mortgaged Property, if applicable, any account created pursuant to any documents relating to a Mortgage Loan to receive rental or other income generated by the Mortgaged Property. Any Lock-Box Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan and
Section 3.07, which Person shall be taxed on all reinvestment income or gain thereon.

            "Lock-Box Agreement": With respect to any Mortgage Loan, the lock-box or other similar agreement, if any, between the related Originator(s) and the Mortgagor, pursuant to which the related Lock-Box Account, if any, may have been established.

            "Lock-out Period": With respect to any Mortgage Loan, the period of time specified in the related Loan Documents during which voluntary prepayments by the related Mortgagor are prohibited.

            "Lower-Tier Distribution Account": The account or accounts created and maintained as a separate account (or separate sub-account within the same account as the Upper-Tier Distribution Account) or accounts by the Trustee pursuant to Section 3.05(b), which shall be entitled "Wells Fargo Bank, N.A., as Trustee, in trust for Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10, Lower-Tier Distribution Account" and which must be an Eligible Account. The Lower-Tier Distribution Account shall be an asset of the Lower-Tier REMIC.

            "Lower-Tier Principal Balance": The principal amount of any Lower-Tier Regular Interest outstanding as of any date of determination. As of the Closing Date, the Lower-Tier Principal Balance of each Lower-Tier Regular Interest shall equal the Original Lower-Tier Principal Balance as set forth in the Preliminary Statement hereto. On each Distribution Date, the Lower-Tier Principal Balance of each Lower-Tier Regular Interest shall be permanently reduced by all distributions of principal deemed to have been made in respect of such Lower-Tier Regular Interest on such Distribution Date pursuant to Section 4.01(a)(ii), and shall be further permanently reduced on such Distribution Date by all Realized Losses deemed to have been allocated thereto on such Distribution Date pursuant to Section 4.01(f).

            "Lower-Tier Regular Interests": The Class LA-1, Class LA-2, Class LA-3, Class LA-AB, Class LA-4, Class LA-1A, Class LA-M, Class LA-J, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG, Class LH, Class LJ, Class LK, Class LL, Class LM, Class LN, Class LO, Class LP, Class LQ and Class LS Interests.

            "Lower-Tier REMIC": A segregated asset pool within the Trust Fund consisting of the Mortgage Loans, collections thereon, any related REO Property (or a beneficial interest in the applicable portion of the "REO Property" under the Other Pooling Agreement related to the Non-Serviced Mortgage Loan) acquired in respect thereof and all proceeds of such REO Property, other property of the Trust Fund related thereto, and amounts held in respect thereof from time to time in the Collection Account, the Interest Reserve Account, the Lower-Tier Distribution Account, the related REO Account and the Excess Liquidation Proceeds Reserve Account, in each case excluding amounts allocable to any Serviced Companion Loan.

            "Maguire Anaheim Portfolio Intercreditor Agreement": With respect to the Maguire Anaheim Portfolio Mortgage Loan, the related intercreditor agreement by and between the holder of the Maguire Anaheim Portfolio Mortgage Loan and the Maguire Anaheim Portfolio Subordinate Companion Mortgage Loan relating to the relative rights of the holders of the Maguire Anaheim Portfolio Mortgage Loan and the Maguire Anaheim Portfolio Subordinate Companion Mortgage Loan, as the same may be amended from time to time in accordance with the terms thereof.

            "Maguire Anaheim Portfolio Mortgage": The Mortgage securing the Maguire Anaheim Portfolio Mortgage Loan and the Maguire Anaheim Portfolio Subordinate Companion Loan.

            "Maguire Anaheim Portfolio Mortgage Loan": With respect to the Maguire Anaheim Portfolio Whole Loan, the Mortgage Loan included in the Trust, which is designated as promissory note A and is senior to the Maguire Anaheim Portfolio Subordinate Companion Loan to the extent set forth in the related Loan Documents and as provided in the Maguire Anaheim Portfolio Intercreditor Agreement.

            "Maguire Anaheim Portfolio Subordinate Companion Loan": With respect to the Maguire Anaheim Portfolio Whole Loan, the related promissory note made by the related Mortgagor and secured by the Maguire Anaheim Portfolio Mortgage and designated as promissory note B, which is not included in the Trust, and is subordinate to the Maguire Anaheim Portfolio Mortgage Loan to the extent set forth in the related Loan Documents and as provided in the Maguire Anaheim Portfolio Intercreditor Agreement.

            "Maguire Anaheim Portfolio Whole Loan": The Maguire Anaheim Portfolio Mortgage Loan, together with the Maguire Anaheim Portfolio Subordinate Companion Loan, each of which is secured by the Maguire Anaheim Portfolio Mortgage. References herein to the Maguire Anaheim Portfolio Whole Loan shall be construed to refer to the aggregate indebtedness under the Maguire Anaheim Portfolio Mortgage.

            "Maguire Assumption Review Fees": With respect to the Two California Plaza Mortgage Loan, 550 South Hope Street Mortgage Loan, Maguire Anaheim Portfolio Whole Loan and 3800 Chapman Mortgage Loan, the "reasonable review fee" payable by the Mortgagor pursuant to Section 5.26.6 of the related Loan Agreement, which fee in the case of the Two California Plaza Mortgage Loan shall be $50,000 and in the case of each of the other Mortgage Loans set forth in this definition, shall be $35,000.

            "MAI": Member of the Appraisal Institute.

            "Manager": With respect to any Mortgage Loan, any property manager for the related Mortgaged Properties.

            "Master Servicer": Wachovia Bank, National Association, a national banking association, or its successor in interest, or any successor Master Servicer appointed as herein provided.

            "Master Servicer Remittance Date": With respect to any Distribution Date, the Business Day immediately preceding such Distribution Date.

            "Material Breach": As defined in Section 2.03(a).

            "Material Document Defect": As defined in Section 2.03(a).

            "Maturity Date": With respect to each Mortgage Loan, the maturity date as set forth on the Mortgage Loan Schedule.

            "Mezz Cap B Loan": The Festival Foods Subordinate Companion Loan, the JMS Portfolio Subordinate Companion Loan and the Berkshire Office Building Subordinate Companion Loan.

            "Modified Loan": Any Mortgage Loan or any Serviced Whole Loan as to which any Servicing Transfer Event has occurred and which has been modified by the Special Servicer pursuant to Section 3.27 in a manner that:

            (a) affects the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing Monthly Payments current with respect to such Mortgage Loan);

            (b) except as expressly contemplated by the related Loan Documents, results in a release of the lien of the related Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal Prepayment in an amount, or the delivery of substitute real property collateral with a fair market value (as is), that is not less than the fair market value (as is) of the property to be released, as determined by an appraisal delivered to the Special Servicer (at the expense of the related Mortgagor and upon which the Special Servicer may conclusively rely); or

            (c) in the reasonable, good faith judgment of the Special Servicer, otherwise materially impairs the security for such Mortgage Loan or Serviced Whole Loan or materially reduces the likelihood of timely payment of amounts due thereon.

            "Monthly Payment": With respect to any Mortgage Loan or Serviced Whole Loan, as applicable, (other than any REO Mortgage Loan) and any Due Date, the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate, which is payable by the related Mortgagor on such Due Date under the related Note or Notes. The Monthly Payment with respect to (i) an REO Mortgage Loan, or (ii) any Mortgage Loan which is delinquent at its respective Maturity Date and with respect to which the Special Servicer does not enter into an extension, is the monthly payment that would otherwise have been payable on the related Due Date had the related Note not been discharged or the related Maturity Date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due.

            "Moody's": Moody's Investors Service, Inc. or its successors in interest.

            "Mortgage": The mortgage, deed of trust or other instrument creating a first lien on or first priority ownership interest in a Mortgaged Property securing a Note and the related note(s) in favor of a Companion Loan Noteholder.

            "Mortgage File": With respect to any Mortgage Loan, subject to
Section 2.01(b), collectively the following documents:

            (1) (A) the original executed Note for such Mortgage Loan, endorsed (without recourse, representation or warranty, express or implied) to the order of "Wells Fargo Bank, N.A., as trustee for the registered holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10" or in blank, and further showing a complete, unbroken chain of endorsement from the originator (if such originator is not the applicable Mortgage Loan Seller) (or, alternatively, if the original executed Note has been lost, a lost note affidavit and indemnity with a copy of such Note), and (B) in the case of a Whole Loan, a copy of the executed Note for the related Companion Loans;

            (2) an original or copy of the Mortgage, together with originals or copies of any and all intervening assignments thereof, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon;

            (3) an original or copy of any related Assignment of Leases (if such item is a document separate from the Mortgage), together with originals or copies of any and all intervening assignments thereof, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon;

            (4) an original executed assignment, in recordable form (except for recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), of (A) the Mortgage and (B) any related Assignment of Leases (if such item is a document separate from the Mortgage), in favor of "Wells Fargo Bank, N.A., as trustee for the registered holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10" (or, in each case, a copy thereof, certified to be the copy of such assignment submitted for recording);

            (5) an original or copy of the assignment of all unrecorded documents relating to the Mortgage Loan, in favor of "Wells Fargo Bank, N.A., as trustee for the registered holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10";

            (6) originals or copies of final written modification agreements in those instances where the terms or provisions of the Note for such Mortgage Loan (or, if applicable, any Note of a Whole Loan) or the related Mortgage have been modified as to a monetary term or other material term thereof, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

            (7) the original or a copy of the policy or certificate of lender's title insurance issued in connection with such Mortgage Loan (or, if such policy has not been issued, a "marked-up" pro forma title policy marked as binding and countersigned by the title insurer or its authorized agent, or an irrevocable, binding commitment to issue such title insurance policy);

            (8) with respect to Mortgage Loans secured by hospitality properties only, filed copies (with evidence of filing) of any prior effective UCC Financing Statements in favor of the originator of such Mortgage Loan or in favor of any assignee prior to the Trustee (but only to the extent the applicable Mortgage Loan Seller had possession of such UCC Financing Statements prior to the Closing Date) and an original UCC-2 or UCC-3 assignment thereof, as appropriate, in form suitable for filing, in favor of "Wells Fargo Bank, N.A., in its capacity as trustee for the registered holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10";

            (9) an original or copy of the related Ground Lease relating to such Mortgage Loan, if any;

            (10) an original or copy of the related loan agreement, if any;

            (11) an original of the related guaranty of payment under, or a copy of the original letter of credit in connection with, such Mortgage Loan, if any;

            (12) an original or copy of the lock box agreement or cash management agreement relating to such Mortgage Loan, if any;

            (13) an original or copy of the environmental indemnity from the related Mortgagor, if any;

            (14) an original or copy of the related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof;

            (15) an original assignment of the related security agreement (if such item is a document separate from the Mortgage and if such item is not included in the assignment described in clause (5)), in favor of "Wells Fargo Bank, N.A., in its capacity as trustee for the registered holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10";

            (16) in the case of a Whole Loan, a copy of the related Intercreditor Agreement;

            (17) in the case of any Loan as to which there exists a related mezzanine loan, the original or a copy of the related intercreditor agreement;

            (18) an original or copy of any related Environmental Insurance Policy; and

            (19) with respect to hospitality properties, a signed copy of the franchise agreement (if any), franchisor comfort letter (if any) and transfer documents for such comfort letter;

      provided, that, whenever the term "Mortgage File" is used to refer to documents actually received by the Trustee or a Custodian appointed thereby, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually so received; provided, further, that if the related Mortgage has been recorded in the name of Mortgage Electronic Registration Systems, Inc. ("MERS") or its designee, no assignment of Mortgage, Assignment of Leases or other recorded document or UCC Financing Statement in favor of the Trustee will be required to be prepared or delivered and instead, the Mortgage Loan Seller shall take all actions as are necessary to cause the Trustee to be shown as, and shall deliver evidence of any such transfers to the Master Servicers and the Special Servicer, and the Trustee shall take all actions necessary to confirm that it is shown as, the owner of the related Mortgage or the secured party on the related UCC Financing Statements on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS.

      Notwithstanding anything to the contrary contained herein, with respect to the Non-Serviced Mortgage Loan, the preceding document delivery requirements with respect to clauses (2) through (15) and (17) through
      (19) above shall be met by the delivery by the applicable Mortgage Loan Seller of copies of mortgage file delivered under the applicable Other Pooling Agreement.

            "Mortgage Loan": Each of the mortgage loans transferred and assigned to the Trustee pursuant to Section 2.01 and from time to time held in the Trust Fund, the mortgage loans originally so transferred, assigned and held being identified on the Mortgage Loan Schedule as of the Cut-Off Date. Such term shall include any REO Mortgage Loan or defeased Mortgage Loan.

            "Mortgage Loan Schedule": The list of Mortgage Loans included in the Trust Fund as of the Closing Date being attached hereto as Exhibit B, which list shall set forth the following information with respect to each Mortgage Loan:

                  (i) the Loan Number;

                  (ii) the street address (including city, state and zip code)
            and name of the related Mortgaged Property;

                  (iii) the Cut-off Date Balance;

                  (iv) the amount of the Monthly Payment due on the first Due
            Date following the Closing Date;

                  (v) the original Mortgage Rate;

                  (vi) the (A) remaining term to stated maturity and (B) Stated
            Maturity Date;

                  (vii) in the case of a Balloon Mortgage Loan, the remaining amortization term;

                  (viii) the Interest Accrual Basis;

                  (ix) the (A) Administrative Cost Rate, and (B) Servicing Fee
            Rate (separately identifying any primary servicing fee rate or subservicing fee rate included in the Servicing Fee Rate, and in the case of each Whole Loan, separately identifying the Servicing Fee Rate applicable to each Companion Loan in such Whole Loan);

                  (x) whether the Mortgage Loan is secured by a Ground Lease;

                  (xi) the Mortgage Loan Seller(s);

                  (xii) whether the related Mortgage Loan is a Defeasance Loan;

                  (xiii) whether the Mortgage Loan is cross-collateralized and the cross-collateralized group it belongs to; and

                  (xiv) whether such Mortgage Loan is part of a Whole Loan, in which case the information required by clauses (iii), (iv), (v),
            (vi), (vii), (viii) and (ix)(B) shall also be set forth for the Companion Loans in such Whole Loan.

The Mortgage Loan Schedule shall also set forth the total of the amounts described under clauses (v) and (viii) above for all of the Mortgage Loans.

            "Mortgage Loan Seller": Each of GCFP, GSMC, Lehman and Wachovia, and their respective successors in interest.

            "Mortgage Rate": With respect to any Mortgage Loan or Serviced Whole Loan, the per annum rate at which interest accrues on such Mortgage Loan as stated in the related Note, in each case without giving effect to the Default Rate with respect to any Mortgage Loan or the related note(s) held by a Companion Loan Noteholder. Notwithstanding the foregoing, if any Mortgage Loan does not accrue interest on the basis of a 360-day year consisting of twelve 30-day months, then, for purposes of calculating the WAC Rate, the Mortgage Rate of such Mortgage Loan for any one-month period preceding a related Due Date shall be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually accrued (exclusive of Default Interest) in respect of such Mortgage Loan during such one-month period at the related Mortgage Rate; provided, however, that with respect to each Mortgage Loan that accrues interest on the basis of a 360-day year and the actual number of days, (i) the Mortgage Rate for the one-month period preceding the Due Dates in January and February in any year which is not a leap year and in February in any year which is a leap year (unless, in either case, the related Distribution Date is the final Distribution Date), shall be determined net of any Withheld Amounts and (ii) the Mortgage Rate for the one-month period preceding the Due Date in March shall be determined taking into account the addition of any such Withheld Amounts.

            "Mortgaged Property": The underlying property securing a Mortgage Loan and the related Serviced Companion Loan(s), including any REO Property (including with respect to the Non-Serviced Mortgaged Loan), consisting of a fee simple estate, and, with respect to certain Mortgage Loans and the related Serviced Companion Loan(s), a leasehold estate, or both a leasehold estate and a fee simple estate, or a leasehold estate in a portion of the property and a fee simple estate in the remainder, in a parcel of land improved by a commercial or multifamily property, together with any personal property, fixtures, leases and other property or rights pertaining thereto.

            "Mortgagor": The obligor or obligors on a Note and the related note(s) in favor of a Companion Loan Noteholder(s), including, without limitation, any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under such Note and the related note(s) in favor of a Companion Loan Noteholder(s).

            "Mortgagor Account": As defined in Section 3.07(a).

            "Multifamily Representations": As defined in the applicable Loan Sale Agreement.

            "Net Insurance Proceeds": Insurance Proceeds, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the express requirements of the Mortgage or Note or other Loan Documents included in the Mortgage File or in accordance with the Servicing Standard, or with respect to the Environmental Insurance Policy, applied to pay any costs, expenses, penalties, fines or similar items.

            "Net Liquidation Proceeds": The Liquidation Proceeds received with respect to any Mortgage Loan or Serviced Whole Loan (including an REO Mortgage
Loan) net of the amount of (i) Liquidation Expenses incurred with respect thereto and, (ii) with respect to proceeds received in connection with the taking of a Mortgaged Property (or portion thereof) by the power of eminent domain in condemnation, amounts required to be applied to the restoration or repair of the related Mortgaged Property.

            "Net Mortgage Rate": With respect to any Mortgage Loan and any Distribution Date, the per annum rate equal to the Mortgage Rate for such Mortgage Loan minus the related Administrative Cost Rate (adjusted if necessary to accrue on the basis of a 360-day year consisting of twelve 30-day months); provided, however, that, for purposes of calculating any Pass-Through Rate, the Net Mortgage Rate of such Mortgage Loan shall be determined without regard to any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or any similar proceeding involving the related Mortgagor.

            "Net REO Proceeds": With respect to each REO Property and any related REO Mortgage Loan, REO Proceeds with respect to such REO Property or REO Mortgage Loan (other than the proceeds of a liquidation thereof) net of any insurance premiums, taxes, assessments, ground rents and other costs and expenses permitted to be paid therefrom pursuant to Section 3.17(b) of this Agreement.

            "New Lease": Any lease of REO Property entered into on behalf of the Trust Fund, including any lease renewed or extended on behalf of the Trust Fund, if the Trust Fund has the right to renegotiate the terms of such lease.

            "Nonrecoverable Advance": Any Nonrecoverable P&I Advance or Nonrecoverable Property Advance. Workout-Delayed Reimbursement Amounts shall constitute a Nonrecoverable Advance only when the Person making such determination in accordance with the procedures specified in the definition of Nonrecoverable P&I Advance or Nonrecoverable Property Advance, as applicable, and taking into account factors such as all other outstanding Advances, either
(a) has determined that such Workout-Delayed Reimbursement Amounts, would not ultimately be recoverable from late collections or any other recovery on or in respect of the related Mortgage Loan or Whole Loan or REO Mortgage Loan, or (b) has determined that such Workout-Delayed Reimbursement Amount, along with any other Workout-Delayed Reimbursement Amounts (that have not been reimbursed to the party that made such Advance) or unreimbursed Nonrecoverable Advances, would not be ultimately recoverable from the principal portion of future general collections on the Mortgage Loans and REO Properties.

            "Nonrecoverable P&I Advance": With respect to any Mortgage Loan, any P&I Advance previously made or proposed to be made in respect of such Mortgage Loan or a related REO Mortgage Loan by the Master Servicer or the Trustee, or in the case of the Non-Serviced Mortgage Loan, made by the Other Master Servicer, the Master Servicer or the Trustee, which P&I Advance such party or the Special Servicer has determined pursuant to and in accordance with Section 4.06, would not or will not be ultimately recoverable from late payments, Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds, or any other recovery on or in respect of such Mortgage Loan, Whole Loan or REO Mortgage Loan, as the case may be.

            "Nonrecoverable Property Advance": Any Property Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property by the Master Servicer, the Special Servicer or the Trustee, or in the case of the Non-Serviced Mortgage Loan, made by the Other Master Servicer or the Other Trustee, which Property Advance such party has determined pursuant to and in accordance with Section 3.22 (or in the case of the Special Servicer made, or to be made, by any one of them), in its reasonable, good faith judgment, will not be ultimately recoverable from late payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, or any other recovery on or in respect of such Mortgage Loan, Whole Loan or REO Property, as the case may be. Any Property Advance that is not required to be repaid by the related Mortgagor under the terms of the related Loan Documents shall be deemed to be a Nonrecoverable Advance for purposes of the Master Servicer's, the Special Servicer's or the Trustee's entitlement to reimbursement for such Advance.

            "Non-Serviced Companion Loan": The Franklin Mills Companion Loan.

            "Non-Serviced Mortgage Loan": The Franklin Mills Mortgage Loan.

            "Non-Serviced Whole Loan": The Franklin Mills Whole Loan.

            "Non-Serviced Whole Loan Servicing Fee Rate": The servicing fee rate paid to the Other Master Servicer under the Other Pooling Agreement in connection with the servicing of the Non-Serviced Whole Loan.

            "Non-U.S. Person": A person other than a U.S. Person.

            "Note": With respect to any Mortgage Loan as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of a Mortgagor under such Mortgage Loan, including any amendments or modifications, or any renewal or substitution notes, as of such date.

            "Notice of Termination": Any of the notices given to the Trustee by the Master Servicer, the Depositor or any Holder of a Class LR Certificate pursuant to Section 9.01(c).

            "Notional Amount": For any date of determination, (a) with respect to the Class X Certificates, a notional principal amount equal to the Class X Notional Amount and (b) in the case of each Component, the amount set forth in the applicable definition thereof.

            "Officers' Certificate": A certificate signed by a Servicing Officer of the Master Servicer or the Special Servicer, as the case may be, or an authorized officer of the Depositor, and delivered to the Depositor, the Trustee, the Master Servicer or the Special Servicer, as the case may be.

            "Opinion of Counsel": A written opinion of counsel, who may, without limitation, be counsel for the Depositor, the Special Servicer or the Master Servicer, as the case may be, acceptable to the Trustee, except that any opinion of counsel relating to (a) qualification of the Upper-Tier REMIC or Lower-Tier REMIC or the imposition of tax under the REMIC Provisions on any income or property of either such REMIC, (b) compliance with the REMIC Provisions (including application of the definition of "Independent Contractor") or (c) a resignation of the Master Servicer or Special Servicer pursuant to Section 6.04, must be an opinion of counsel who is Independent of the Depositor, the Special Servicer and the Master Servicer.

            "Option": As defined in Section 3.18(b).

            "Option Holder": As defined in Section 3.18(b).

            "Option Notice": As defined in Section 3.18(b).

            "Option Purchase Price": As defined in Section 3.18(c).

            "Original Class X Notional Amount": $7,562,773,702.

            "Original Notional Amount": The Original Class X Notional Amount.

            "Originator": Each of Greenwich Capital Financial Products, Inc., Goldman Sachs Commercial Mortgage Capital, L.P., Lehman ALI Inc., Lehman Brothers Bank, FSB, NY Credit Funding I, LLC and Wachovia Bank, National Association.

            "Other Depositor": The depositor under the Other Pooling Agreement which, as of the date hereof, is J.P. Morgan Chase Commercial Mortgage Securities Corp.

            "Other Indemnified Parties": As defined in Section 6.03.

            "Other Master Servicer": The "master servicer" under the Other Pooling Agreement which, as of the date hereof, is Wachovia Bank, National Association.

            "Other Pooling Agreement": The pooling and servicing agreement dated as of July 1, 2007 among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Wachovia Bank, National Association, as master servicer, CWCapital Asset Management LLC, as special servicer and LaSalle Bank National Association, as trustee, as from time to time amended, supplemented or modified, related to the J.P. Morgan Chase Commercial Mortgage Securities Trust 2007-LDP11 Commercial Mortgage Pass Through Certificates, Series 2007-LDP11.

            "Other Securitization": As defined in Section 10.06.

            "Other Special Servicer": The "special servicer" under the Other Pooling Agreement which, as of the date hereof, is CWCapital Asset Management LLC.

            "Other Trust": The trust created under the Other Pooling Agreement.

            "Other Trustee": The "trustee" under the Other Pooling Agreement which, as of the date hereof, is LaSalle Bank National Association.

            "Ownership Interest": Any record or beneficial interest in a Class LR or Class R Certificate.

            "P&I Advance": As to any Mortgage Loan, any advance made by the Master Servicer or the Trustee pursuant to Section 4.06. Each reference to the payment or reimbursement of a P&I Advance shall be deemed to include, whether or not specifically referred to but without duplication, payment or reimbursement of interest thereon at the Advance Rate through the date of payment or reimbursement.

            "Pari Passu Companion Loan": The Franklin Mills Pari Passu Companion Loan and the 1125 17th Street Pari Passu Companion Loan (if any).

            "Pass-Through Rate": Each of the Class A-1 Pass-Through Rate, the Class A-2 Pass-Through Rate, the Class A-3 Pass-Through Rate, the Class A-AB Pass-Through Rate, the Class A-4 Pass-Through Rate, the Class A-1A Pass-Through Rate, the Class X Pass-Through Rate, the Class A-M Pass-Through Rate, the Class A-J Pass-Through Rate, the Class B Pass-Through Rate, the Class C Pass-Through Rate, the Class D Pass-Through Rate, the Class E Pass-Through Rate, the Class F Pass-Through Rate, the Class G Pass-Through Rate, the Class H Pass-Through Rate, the Class J Pass-Through Rate, the Class K Pass-Through Rate, the Class L Pass-Through Rate, the Class M Pass-Through Rate, the Class N Pass-Through Rate, the Class O Pass-Through Rate, the Class P Pass-Through Rate, the Class Q Pass-Through Rate and the Class S Pass-Through Rate. The Class R and Class LR Certificates do not have Pass-Through Rates.

            "Paying Agent": The paying agent appointed pursuant to Section 5.04.

            "Penalty Charges": With respect to any Mortgage Loan or Serviced Whole Loan (or successor REO Mortgage Loan), any amounts actually collected thereon from the Mortgagor that represent default charges, penalty charges, late fees and Default Interest, and excluding any such amounts allocable to a Companion Loan pursuant to the related Intercreditor Agreement.

            "Pennsylvania Business Center Mortgage Loan": The Mortgage Loan secured by a Mortgage on the property identified on the Mortgage Loan Schedule as Pennsylvania Business Center.

            "Percentage Interest": As to any Certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Certificate (except the Class R and Class LR Certificates), the percentage interest is equal to the initial denomination of such Certificate divided by the initial Certificate Principal Amount or Notional Amount, as applicable, of such Class of Certificates. With respect to any Class R or Class LR Certificate, the percentage interest is set forth on the face thereof.

            "PCAOB": The Public Company Accounting Oversight Board.

            "Performance Certification": As defined in Section 10.06.

            "Permitted Investments": Any one or more of the following obligations or securities payable on demand or having a scheduled maturity on or before the Business Day preceding the date upon which such funds are required to be drawn (provided that funds invested by the Trustee in Permitted Investments managed or advised by the Trustee may mature on the Distribution Date) and a maximum maturity of 365 days, regardless of whether issued by the Depositor, the Master Servicer, the Trustee or any of their respective Affiliates and having at all times the required ratings, if any, provided for in this definition, unless each Rating Agency shall have confirmed in writing to the Master Servicer that a lower rating would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates or any securities issued as part of a securitization of a Pari Passu Companion Loan:

            (a) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

            (b) Federal Housing Administration debentures;

            (c) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated system-wide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Student Loan Marketing Association (debt obligations maturing prior to September 30, 2008), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

            (d) federal funds, unsecured certificates of deposit, time or similar deposits, bankers' acceptances and repurchase agreements of any bank, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by S&P, Fitch or Moody's, otherwise acceptable to S&P, Fitch or Moody's, as applicable, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

            (e) demand and time deposits in, or certificates of deposit of, or bankers' acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by S&P, Fitch or Moody's, otherwise acceptable to S&P, Fitch or Moody's, as applicable, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates or any securities issued as part of a securitization of a Pari Passu Companion
      Loan); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

            (f) debt obligations rated by each Rating Agency (or, if not rated by S&P, Fitch or Moody's, otherwise acceptable to S&P, Fitch or Moody's, as applicable, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates or any securities issued as part of a securitization of a Pari Passu Companion Loan) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

            (g) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) that is rated by each Rating Agency (or, if not rated by S&P, Fitch or Moody's, otherwise acceptable to S&P, Fitch or Moody's, as applicable, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates or any securities issued as part of a securitization of a Pari Passu Companion Loan) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity;

            (h) the Wells Fargo Prime Investment Money Market Fund (the "Fund") so long as the Fund is rated by each Rating Agency in its highest money market fund ratings category (or, if not rated by S&P, Fitch or Moody's, otherwise acceptable to S&P, Fitch or Moody's, as applicable, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates or any securities issued as part of a securitization of a Pari Passu Companion Loan); and

            (i) any other demand, money market or time deposit, demand obligation or any other obligation, security or investment, provided that each Rating Agency has confirmed in writing to the Master Servicer, Special Servicer or Trustee, as applicable, that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates or any securities issued as part of a securitization of a Pari Passu Companion Loan;

provided, however, that such instrument continues to qualify as a "cash flow investment" pursuant to Code Section 860G(a)(6) earning a passive return in the nature of interest and that no instrument or security shall be a Permitted Investment if (i) such instrument or security evidences a right to receive only interest payments, (ii) the right to receive principal and interest payments derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment or (iii) the rating for such instrument or security includes an "r" designation.

            Notwithstanding the foregoing, to the extent that the Loan Documents with respect to a particular Mortgage Loan require the funds in the related Mortgagor Accounts to be invested in investments other than those itemized in clauses (a) through (i) above, the Master Servicer shall invest the funds in such Mortgagor Accounts in accordance with the terms of the related Loan Documents.

            "Permitted Transferee": With respect to a Class R or Class LR Certificate, any Person that is a Qualified Institutional Buyer other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar based upon an Opinion of Counsel (provided at the expense of such Person or the Person requesting the Transfer) to the effect that the Transfer of an Ownership Interest in any Class R or Class LR Certificate to such Person may cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Person that is a Disqualified Non-U.S. Person, (d) a Person that is a U.S. Person with respect to whom income on a Class R or Class LR Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such person or any other U.S. Person, (e) a Plan or any Person investing the assets of a Plan and (f) any partnership if any of its interests are owned (or are permitted under the applicable partnership agreement to be owned), directly or indirectly (other than through a U.S. corporation) by a Non-U.S. Person.

            "Person": Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            "Plan": As defined in Section 5.02(k).

            "Post-Determination Date Payment Report": A report prepared by the Master Servicer showing all payments received after the Determination Date which are included in Available Funds for such Distribution Date. The Master Servicer shall provide a copy of such report to the Trustee no later than the Business Day preceding each Master Servicer Remittance Date.

            "Prepayment Assumption": The assumption that there will be zero prepayments with respect to the Mortgage Loans.

            "Prepayment Interest Excess": With respect to any Distribution Date, for each Mortgage Loan or Serviced Companion Loan that was subject to a Principal Prepayment in full or in part during any Prepayment Period, which Principal Prepayment was applied to such Mortgage Loan or Serviced Companion Loan after the Due Date in such Prepayment Period, the amount of interest that accrued for such Mortgage Loan or Serviced Companion Loan on the amount of such Principal Prepayment during the period commencing on the date after such Due Date and ending on the date as of which such Principal Prepayment was applied to the unpaid principal balance of the Mortgage Loan or Serviced Companion Loan, inclusive, to the extent collected from the related Mortgagor (exclusive of any related Yield Maintenance Charge that may have been collected).

            "Prepayment Interest Shortfall": With respect to any Distribution Date, for each Mortgage Loan or Serviced Companion Loan that was subject to a Principal Prepayment in full or in part during any Prepayment Period, which Principal Prepayment was applied to such Mortgage Loan or Serviced Companion Loan prior to the Due Date in such Prepayment Period, the amount of interest, net of the Servicing Fee and the Other Master Servicer Fee, to the extent not collected from the related Mortgagor, that would have accrued on such Mortgage Loan or Serviced Companion Loan on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to the unpaid principal balance of the Mortgage Loan or Serviced Companion Loan and ending on the day immediately preceding such Due Date, inclusive.

            "Prepayment Period": With respect to any Distribution Date, the period beginning the day after the Determination Date in the month immediately preceding the month in which such Distribution Date occurs (or on the Cut-Off Date, in the case of the first Distribution Date) through and including the Determination Date immediately preceding such Distribution Date.

            "Principal Distribution Amount": For any Distribution Date will be equal to the sum, without duplication, of:

                  (A) the Scheduled Principal Distribution Amount for such
            Distribution Date;

                  (B) the Unscheduled Payments of any Mortgage Loan on deposit in the Collection Account as of the related Determination Date; and

                  (C) the Principal Shortfall, if any, for such Distribution
            Date;

provided that the Principal Distribution Amount for any Distribution Date shall be reduced by the amount of any reimbursements of (i) Nonrecoverable Advances plus interest on such Nonrecoverable Advances that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date and (ii) Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date (provided that, in the case of clause (i) and (ii) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans are subsequently recovered on the related Mortgage Loan, such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs).

            The principal component of the amounts set forth above shall be determined in accordance with Section 1.02 hereof.

            "Principal Prepayment": Any payment of principal made by a Mortgagor on a Mortgage Loan or Serviced Whole Loan which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing the full amount of scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment other than any amount paid in connection with the release of the related Mortgaged Property through defeasance.

            "Principal Shortfall": For any Distribution Date, the amount, if any, by which (i) the Principal Distribution Amount for the preceding Distribution Date exceeds (ii) the aggregate amount actually distributed with respect to principal on one or more Classes of Certificates on such preceding Distribution Date in respect of such Principal Distribution Amount.

            "Private Certificate": Each of the Class X, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates.

            "Private Global Certificate": Each of the Regulation S Global Certificate or Rule 144A Global Certificate with respect to the Private Certificates so long as any such Class of Certificates is registered in the name of a nominee of the Depository.

            "Privileged Person": The Depositor, the Master Servicer, the Special Servicer, the Trustee, a Rating Agency, the Companion Loan Noteholders, a designee of the Depositor and any Person who provides the Trustee with an Investor Certification.

            "Property Advance": As to any Mortgage Loan or Serviced Whole Loan, any advance made by the Master Servicer, the Special Servicer or the Trustee in respect of Property Protection Expenses, together with all other customary, reasonable and necessary "out of pocket" costs and expenses (including attorneys' fees and fees and expenses of real estate brokers) incurred by the Master Servicer, the Special Servicer or the Trustee in connection with the servicing and administration of a Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan, if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred with respect thereto, or in connection with the administration of any REO Property, including, but not limited to, the cost of (a) compliance with the obligations of the Master Servicer, the Special Servicer or the Trustee, if any, set forth in Section 2.03, Section 3.04 and Section 3.08, (b) the preservation, insurance, restoration, protection and management of a Mortgaged Property, (c) obtaining any Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds, (d) any enforcement or judicial proceedings with respect to a Mortgaged Property, including foreclosures, (e) any Appraisal or any other appraisal or update thereof expressly permitted or required to be obtained hereunder and (f) the operation, management, maintenance and liquidation of any REO Property; provided that, notwithstanding anything to the contrary, "Property Advances" shall not include allocable overhead of the Master Servicer, the Special Servicer or the Trustee, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, or costs and expenses incurred by any such party in connection with its purchase of any Mortgage Loan or REO Property pursuant to any provision of this Agreement, or the applicable Intercreditor Agreement. Each reference to the payment or reimbursement of a Property Advance shall be deemed to include, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate from and including the date of the making of such Advance through and including the date of payment or reimbursement.

            "Property Protection Expenses": Any costs and expenses incurred by the Master Servicer, the Special Servicer or the Trustee pursuant to Sections 3.04, 3.08, 3.10(f), 3.10(g), 3.10(i) and 3.17(b) or indicated herein as being a cost or expense of the Lower-Tier REMIC (in respect of the Mortgage Loans and the Serviced Companion Loans), in each case to be advanced by the Master Servicer, the Special Servicer or the Trustee, as applicable.

            "Prospectus": The prospectus dated June 13, 2007, as supplemented by the Prospectus Supplement relating to the Public Global Certificates.

            "Prospectus Supplement": The prospectus supplement dated June 21, 2007, relating to the Public Global Certificates.

            "Public Global Certificate": Each of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E and Class F Certificates so long as any such Class of Certificates is registered in the name of a nominee of the Depository.

            "Purchase Price": With respect to any Mortgage Loan (or REO Property), a price equal to the following: (a) the outstanding principal balance of such Mortgage Loan (or the related REO Mortgage Loan) as of the date of purchase; plus (b) all accrued and unpaid interest on such Mortgage Loan (or the related REO Mortgage Loan) at the related Mortgage Rate in effect from time to time through the Due Date in the Collection Period of purchase (or, in the case of any Mortgage Loan for which the Due Date occurs on a day other than the first day of each month, the Due Date occurring in the month in which such Collection Period ends); plus (c) all related unreimbursed Property Advances (including any Property Advances and Advance Interest Amounts that were reimbursed out of general collections on the Mortgage Loans); plus (d) all accrued and unpaid Advance Interest Amounts in respect of related Advances; plus (e) if such Mortgage Loan is being purchased by a Mortgage Loan Seller pursuant to Section 6 of the related Loan Sale Agreement (i) all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor and the Trustee in respect of the Breach or Document Defect giving rise to the repurchase obligation (to the extent not otherwise included in the amount described in clause (c) above) and (ii) any unpaid Special Servicing Fees and Additional Trust Fund Expenses in respect of the related Mortgage Loan and, if the applicable Mortgage Loan Seller repurchases such Mortgage Loan more than 180 days following the earlier of the responsible party's discovery or receipt of notice of the subject Material Breach or Material Document Defect, as the case may be, a Liquidation Fee. With respect to any REO Property that relates to a Whole Loan, the Purchase Price for the Trust Fund's interest in such REO Property shall be the amount calculated in accordance with the first sentence of this definition in respect of the related REO Mortgage Loan. With respect to each Joint Loan, the Purchase Price for each related Mortgage Loan Seller will be its respective Seller Percentage Interest of the total Purchase Price for such Joint Loan.

            "Qualified Bidder":  As defined in Section 7.01(b).

            "Qualified Institutional Buyer": A qualified institutional buyer within the meaning of Rule 144A.

            "Qualified Insurer": As used in Sections 3.08 and 5.08, in the case of (i) all policies not referred to in clause (ii) below, an insurance company or security or bonding company qualified to write the related insurance policy in the relevant jurisdiction and whose claims paying ability is rated at least "A-" by S&P, "A3" by Moody's (or, if not rated by Moody's, at least "A" by AM
Best) and "A-" by Fitch and (ii) in the case of the fidelity bond and the errors and omissions insurance required to be maintained pursuant to Section 3.08(c), a company that shall have a claim paying ability rated by each Rating Agency no lower than two ratings categories (without regard to pluses or minuses) lower than the highest rating of any outstanding Class of Certificates from time to time, but in no event lower than "A-" by S&P, "A3" by Moody's (or, if not rated by Moody's, at least "A" by AM Best) and "A-" by Fitch, unless such insurance company is not rated by one or more Rating Agencies or has a claims paying ability rated by one or more Rating Agencies in a rating category lower than required herein, in which case either (a) such insurer's obligations are guaranteed or backed in writing by a company having such a claim-paying ability rating, or (b) each such Rating Agency has confirmed in writing that obtaining the related insurance from an insurance company that is not rated by such Rating Agency (subject to the foregoing exceptions) or that has a lower claims paying ability than such requirements shall not result, in and of itself, in a downgrade, qualification or withdrawal of the then current ratings by such Rating Agency to any Class of Certificates.

            "Qualified Mortgage": A Mortgage Loan that is a "qualified mortgage" within the meaning of Code Section 860G(a)(3) of the Code (but without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats a defective obligation as a qualified mortgage, or any substantially similar successor provision).

            "Rated Final Distribution Date": The Distribution Date occurring in August 2045.

            "Rating Agency": Any of S&P, Moody's or Fitch. References herein to the highest long-term unsecured debt rating category of S&P, Moody's or Fitch shall mean "AAA" with respect to S&P, "Aaa" with respect to Moody's and "AAA" with respect to Fitch, and, in the case of any other rating agency, shall mean such highest rating category or better without regard to any plus or minus or numerical qualification. Notwithstanding the foregoing, when used with respect to any securities issued as part of a securitization of a Pari Passu Companion Loan, Rating Agency means any of the foregoing rating agencies that rated such securities.

            "Rating Agency Confirmation": With respect to any matter and any Rating Agency, where required under this Agreement, confirmation in writing by such Rating Agency that a proposed action, failure to act, or other event specified herein will not in and of itself result in the withdrawal, downgrade or qualification of the rating assigned by such Rating Agency to any Class of Certificates then rated by such Rating Agency or any certificate issued pursuant to a securitization of any Pari Passu Companion Loan. For all purposes of this Agreement, the placement by a Rating Agency of any Class of Certificates on "negative credit watch" shall constitute a qualification of such Rating Agency's rating of such Certificates.

            "Real Property": Land or improvements thereon such as buildings or other inherently permanent structures thereon (including items that are structural components of the buildings or structures), in each such case as such terms are used in the REMIC Provisions.

            "Realized Loss": With respect to any Distribution Date, the amount, if any, by which (A) the aggregate Certificate Principal Amount of the Certificates, after giving effect to distributions on such Distribution Date exceeds (B) the aggregate Stated Principal Balance of the Mortgage Loans (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) after giving effect to any payments of principal received or advanced with respect to the Due Date occurring immediately prior to such Distribution Date. Realized Losses may be reversed as provided in Section 4.01(g).

            "Record Date": With respect to each Distribution Date and each Class of Certificates, the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day.

            "Regular Certificates": The Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S and Class X Certificates.

            "Regulation AB": Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506-1,631 (January 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            "Regulation AB Companion Loan Securitization": A securitization that is required to comply with Regulation AB and into which a Serviced Pari Passu Companion Loan is deposited.

            "Regulation D": Regulation D under the Act.

            "Regulation S": Regulation S under the Act.

            "Regulation S Global Certificates": As defined in Section 5.01.

            "Regulation S Investor": With respect to a transferee of a Regulation S Global Certificate, a transferee that acquires such Certificate pursuant to Regulation S.

            "Regulation S Transfer Certificate": A certificate substantially in the form of Exhibit I-1 or Exhibit I-2 hereto, as applicable.

            "Relevant Servicing Criteria" means the Servicing Criteria applicable to a specific party, as set forth on Exhibit T attached hereto. For clarification purposes, multiple parties can have responsibility for the same Relevant Servicing Criteria. With respect to a Servicing Function Participant engaged by the Master Servicer, the Special Servicer or the Trustee, the term "Relevant Servicing Criteria" may refer to a portion of the Relevant Servicing Criteria applicable to the Master Servicer, the Special Servicer or the Trustee.

            "Remaining Certificateholder": Any Holder (or Holders provided they act in unanimity) holding 100% of the Private Certificates or an assignment of the voting rights thereof; provided, however, that the Certificate Principal Amounts of the Class A, Class A-J, Class B, Class C, Class D and Class E Certificates have been reduced to zero.

            "REMIC": A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            "REMIC Provisions": Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

            "Rents from Real Property": With respect to any REO Property, gross income of the character described in Section 856(d) of the Code, which income, subject to the terms and conditions of that Section of the Code in its present form, does not include:

            (1) except as provided in Section 856(d)(4) or (6) of the Code, any amount received or accrued, directly or indirectly, with respect to such REO Property, if the determination of such amount depends in whole or in part on the income or profits derived by any Person from such property (unless such amount is a fixed percentage or percentages of receipts or sales and otherwise constitutes Rents from Real Property);

            (2) any amount received or accrued, directly or indirectly, from any Person if the Trust Fund owns directly or indirectly (including by attribution) a ten percent or greater interest in such Person determined in accordance with Sections 856(d)(2)(B) and (d)(5) of the Code;

            (3) any amount received or accrued, directly or indirectly, with respect to such REO Property if any Person Directly Operates such REO Property;

            (4) any amount charged for services that are not customarily furnished in connection with the rental of property to tenants in buildings of a similar class in the same geographic market as such REO Property within the meaning of Treasury Regulations Section 1.856-4(b)(1) (whether or not such charges are separately stated); and

            (5) rent attributable to personal property unless such personal property is leased under, or in connection with, the lease of such REO Property and, for any taxable year of the Trust Fund, such rent is no greater than 15 percent of the total rent received or accrued under, or in connection with, the lease.

            "REO Account": A segregated custodial account or accounts created and maintained by the Special Servicer pursuant to Section 3.17 on behalf of the Trustee in trust for the Certificateholders and the related Companion Loan Noteholders, which shall be entitled "CWCapital Asset Management LLC, or the applicable successor Special Servicer, as Special Servicer, for the benefit of Wells Fargo Bank, N.A., as trustee, in trust for registered Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10 and the related Companion Loan Noteholders REO Account." Any such account or accounts shall be an Eligible Account.

            "REO Extension": As defined in Section 3.17.

            "REO Mortgage Loan": Any Mortgage Loan or Serviced Whole Loan as to which the related Mortgaged Property has become an REO Property (including with respect to the Non-Serviced Mortgaged Loan).

            "REO Proceeds": With respect to any REO Property and the related REO Mortgage Loan, all revenues received by the Special Servicer or Other Special Servicer with respect to such REO Property or REO Mortgage Loan which do not constitute Liquidation Proceeds.

            "REO Property": A Mortgaged Property title to which has been acquired on behalf of the Trust Fund and any related Companion Loan Noteholders through foreclosure, deed in lieu of foreclosure or otherwise (other than respect to the Non-Serviced Mortgage Loan unless indicated otherwise).

            "Reportable Event": As defined in Section 10.07.

            "Reporting Servicer": As defined in Section 10.10.

            "Repurchased Notes": As defined in Section 3.32.

            "Repurchasing Seller": As defined in Section 3.32.

            "Request for Release": A request for a release signed by a Servicing Officer, substantially in the form of Exhibit E hereto.

            "Residual Certificates": The Class R and Class LR Certificates.

            "Responsible Officer": Any officer of the Corporate Trust Office of the Trustee (and, in the event that the Trustee is the Certificate Registrar or the Paying Agent, of the Certificate Registrar or the Paying Agent, as applicable) assigned to the Corporate Trust Office with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject.

            "Restricted Certificate": As defined in Section 5.02(k).

            "Restricted Period": The 40-day period prescribed by Regulation S commencing on the later of (a) the date upon which the Certificates are first offered to persons other than the Underwriters and any other distributor (as defined in Regulation S) of the Certificates, and (b) the Closing Date.

            "Review Package": A package of documents consisting of a memorandum outlining the analysis and recommendation (in accordance with the Servicing Standard) of the Master Servicer or the Special Servicer, as the case may be, with respect to the matters that are the subject thereof, and copies of all relevant documentation.

            "Rule 144A": Rule 144A under the Act.

            "Rule 144A Global Certificates": As defined in Section 5.01.

            "S&P": Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors in interest.

            "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission's staff).

            "Sarbanes-Oxley Certification": As defined in Section 10.06.

            "Scheduled Principal Distribution Amount": For any Distribution Date will be equal to the sum, without duplication, of:

                  (A) the principal component of all scheduled Monthly Payments and Balloon Payments which became due on the related Due Date (if received by the Master Servicer by the Business Day prior to the Master Servicer Remittance Date, or advanced by the Master Servicer or the Trustee, in respect of such Distribution Date) with respect to the Mortgage Loans; and

                  (B) the principal component of any payment on any Mortgage
            Loan received or applied on or after the date on which such payment was due on deposit in the Collection Account as of the related Determination Date, net of the principal portion of any unreimbursed P&I Advances related to such Mortgage Loan.

            "Securities Legend": With respect to each Rule 144A Global Certificate, Residual Certificate or any Individual Certificate, the legend set forth in, and substantially in the form of, Exhibit F hereto.

            "Seller Percentage Interest": With respect to each Joint Loan and each related Mortgage Loan Seller, the percentage interest in such Joint Loan that such Mortgage Loan Seller sold to the Depositor under the related Loan Sale Agreement. The Seller Percentage Interests with respect to the 1615 L Street Mortgage Loan for each of GCFP and Lehman shall be 51% and 49%, respectively. The Seller Percentage Interests with respect to the Wells Fargo Tower Mortgage Loan for each of GCFP and Lehman shall be 49% and 51%, respectively. The Seller Percentage Interests with respect to the 119 West 40th Street Mortgage Loan for each of GCFP and Wachovia shall be 50%.

            "Sequential Pay Certificates": The Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates, collectively.

            "Service(s)" or "Servicing": In accordance with Regulation AB, the act of servicing and administering the Mortgage Loans or any other assets of the Trust by an entity that meets the definition of "servicer" set forth in Item 1101 of Regulation AB and is subject to the disclosure requirements set forth in
Item 1108 of Regulation AB. For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed securities market.

            "Serviced Companion Loan": The 550 South Hope Street Companion Loan, the Disney Building Companion Loan, the Maguire Anaheim Portfolio Companion Loan, the 1125 17th Street Companion Loan, the Crescent Companion Loan, the Wharf at Rivertown Companion Loan, the Lakeside at White Oak Companion Loan, the Bingham Office Center Companion Loan, the Commonwealth Square Companion Loan, the Green Road Companion Loan, the Crown Pointe/Victor Park Companion Loan, the 9th Street Marketplace Companion Loan, the Homewood Suites Companion Loan, the Festival Foods Companion Loan, the JMS Portfolio Companion Loan and the Berkshire Office Building Companion Loan.

            "Serviced Pari Passu Companion Loan": The 1125 17th Street Pari Passu Companion Loan (if any).

            "Serviced Securitized Companion Loan": Any Serviced Pari Passu Companion Loan, if and for so long as such Serviced Pari Passu Companion Loan is included in a Regulation AB Companion Loan Securitization.

            "Serviced Whole Loan": The 550 South Hope Street Whole Loan, the Disney Building Whole Loan, the Maguire Anaheim Portfolio Whole Loan, the 1125 17th Street Whole Loan, the Crescent Whole Loan, the Wharf at Rivertown Whole Loan, the Lakeside at White Oak Whole Loan, the Bingham Office Center Whole Loan, the Commonwealth Square Whole Loan, the Green Road Whole Loan, the Crown Pointe/Victor Park Whole Loan, the 9th Street Marketplace Whole Loan, the Homewood Suites Whole Loan, the Festival Foods Whole Loan, the JMS Portfolio Whole Loan and the Berkshire Office Building Whole Loan.

            "Servicer Indemnified Party": As defined in Section 8.05(c).

            "Servicer Reports": Each of the files and reports comprising the CMSA Investor Reporting Package (IRP) (excluding the CMSA Bond Level File, the CMSA Collateral Summary File and CMSA Reconciliation of Funds Report).

            "Servicing Criteria": The criteria set forth in paragraph (d) of
Item 1122 of Regulation AB, as such may be amended from time to time.

            "Servicing Fee": With respect to each Mortgage Loan or Serviced Whole Loan (or any successor REO Mortgage Loan with respect thereto) and for any Distribution Date, the amount accrued at the related Servicing Fee Rate on the Stated Principal Balance of such Mortgage Loan or such Serviced Whole Loan, as the case may be, and otherwise calculated on a 30/360 Basis and shall be prorated for partial periods.

            "Servicing Fee Amount": With respect to each sub-servicer and any date of determination, the aggregate of the products obtained by multiplying, for each Mortgage Loan or Serviced Whole Loan serviced by such sub-servicer, (a) the Stated Principal Balance of such loan as of the end of the immediately preceding Collection Period and (b) the servicing fee rate specified in the related sub-servicing agreement for such loan. With respect to the Master Servicer and any date of determination, the aggregate of the products obtained by multiplying, for each Mortgage Loan or Serviced Whole Loan (a) the Stated Principal Balance of such loan as of the end of the immediately preceding Collection Period and (b) the difference between the Servicing Fee Rate for such loan and the servicing fee rate (if any) applicable to such loan as specified in any sub-servicing agreement related to such Mortgage Loan.

            "Servicing Fee Rate": With respect to each Mortgage Loan and Companion Loan, the per annum rate set forth on the Mortgage Loan Schedule.

            "Servicing File": Any documents (other than documents required to be part of the related Mortgage File) related to the origination or the servicing of the Mortgage Loans that are in the possession of or under the control of the applicable Mortgage Loan Seller, including but not limited to appraisals, environmental reports, engineering reports, legal opinions, and the applicable Mortgage Loan Seller's asset summary, delivered to the Master Servicer or the Special Servicer; provided that no information that is proprietary to the related Mortgage Loan Seller nor any draft documents, privileged or internal communications, credit underwriting, due diligence analysis or data shall be required to be delivered as part of the Servicing File. Notwithstanding anything to the contrary contained herein, with respect to the Non-Serviced Mortgage Loan, the Servicing File shall consist of a copy of the Servicing File delivered under the Other Pooling Agreement.

            "Servicing Function Participant" Any Person, other than the Master Servicer, the Special Servicer and the Trustee, that is performing activities that address the Servicing Criteria, unless such Person's activities relate only to 5% or less of the Mortgage Loans by unpaid principal balance calculated in accordance with the provisions of Regulation AB.

            "Servicing Officer": Any officer or employee of the Master Servicer or the Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans or this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's or employee's knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Trustee by the Master Servicer or the Special Servicer, as applicable, as such list may from time to time be amended.

            "Servicing-Released Bid": As defined in Section 7.01(b).

            "Servicing-Retained Bid": As defined in Section 7.01(b).

            "Servicing Standard": With respect to the Master Servicer or the Special Servicer, to service and administer the Mortgage Loans and Companion Loans (including the Serviced Whole Loans but excluding the Non-Serviced Mortgage Loan) and any REO Properties that such party is obligated to service and administer pursuant to this Agreement on behalf of the Trust Fund and the Trustee (as trustee for Certificateholders and, with respect to each Serviced Whole Loan, on behalf of the Certificateholders and the related Companion Loan Noteholders, as a collective whole) as determined in the good faith and reasonable judgment of the Master Servicer or the Special Servicer, as the case may be: (i) in accordance with the higher of the following standards of care:
(A) with the same care, skill, prudence and diligence with which, the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third party portfolios (giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties), and (B) with the same care, skill, prudence and diligence with which, the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans owned by the Master Servicer or the Special Servicer, as the case may be, in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of this Agreement and the terms of the respective Mortgage Loan or Companion Loan; (ii) with a view to: the timely recovery of all payments of principal and interest, including Balloon Payments, under the Mortgage Loans or Serviced Whole Loan or, in the case of the Special Servicer and (1) Specially Serviced Mortgage Loan or (2) a Mortgage Loan or Serviced Whole Loan as to which the related Mortgaged Property has become an REO Property, the maximization of recovery on the Mortgage Loan to the Certificateholders (as a collective whole) (or, if any Companion Loan is involved, with a view to the maximization of recovery on such Companion Loan to the Certificateholders and the related Companion Loan Noteholders (as a collective whole, it being understood that the interest of any Subordinate Companion Loan is a subordinate interest, subject to the terms and conditions of the related Intercreditor Agreement) of principal and interest, including Balloon Payments, on a present value basis (the relevant discounting of anticipated collections that will be distributable to the Certificateholders (or, in the case of any Companion Loan, to the Certificateholders and the related Companion Loan Noteholders) to be performed at the related Mortgage Rate (or, in the case of any Serviced Whole Loan, at the weighted average of the Mortgage Rates for such Serviced Whole Loan); and (iii) without regard to (A) any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof, may have with any of the related Mortgagors, or any Affiliate thereof, or any other party to this Agreement; (B) the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any certificate backed by a Companion Loan) or any mezzanine loan by the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof; (C) the obligation of the Master Servicer or the Special Servicer, as the case may be, to make Advances; (D) the right of the Master Servicer or the Special Servicer, as the case may be, or any Affiliate, to receive compensation or reimbursement of costs hereunder generally or with respect to any particular transaction; and (E) the ownership, servicing or management for others of any other mortgage loan or real property not subject to this Agreement by the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof.

            "Servicing Transfer Event": With respect to any Mortgage Loan or any Serviced Whole Loan, the occurrence of any of the events described in clauses
(a) through (h) of the definition of "Specially Serviced Mortgage Loan," except in the case of a Whole Loan, if the related Companion Loan Noteholder and/or the Companion Loan Representative, as applicable under the related Intercreditor Agreement, is exercising its cure rights under the related Intercreditor Agreement, if applicable.

            "Significant Obligor": There are no "significant obligors" for GS Mortgage Securities Corporation II, Commercial Mortgage Pass Through Certificates, Series 2007-GG10.

            "Single Purpose Entity": An entity, other than an individual, whose organizational documents and/or the related Loan Documents provide substantially to the effect that: (i) it was formed or organized solely for the purpose of either owning and operating the Mortgaged Property or Properties securing one or more Mortgage Loans or Whole Loans, (ii) it may not engage in any business unrelated to such Mortgaged Property or Properties, (iii) it will not have any assets other than those related to its interest in and operation of such Mortgaged Property, (iv) it may not incur indebtedness other than incidental to its ownership and operation of the applicable Mortgaged Property or Properties,
(v) it will maintain its own books and records and accounts separate and apart from any other Person, (vi) it will hold itself out as a legal entity, separate and apart from any other Person, and (vii) in the case of such an entity whose sole purpose is owning or operating a Mortgaged Property, it will have an independent director or, if such entity is a partnership or a limited liability company, at least one general partner or limited liability company member thereof, as applicable, which shall itself be a "single purpose entity" (having as its sole asset its interest in the Single Purpose Entity) with an independent director.

            "Special Servicer": CWCapital Asset Management, LLC, a Massachusetts limited liability company, or its successor in interest, or any successor Special Servicer appointed as provided herein.

            "Special Servicing Compensation": With respect to any Mortgage Loan, any of the Special Servicing Fee, the Workout Fee, and the Liquidation Fee which shall be due to the Special Servicer.

            "Special Servicing Fee": With respect to each Specially Serviced Mortgage Loan and any Distribution Date, an amount per Interest Accrual Period equal to the product of (i) one-twelfth of the Special Servicing Fee Rate and
(ii) the Stated Principal Balance of such Specially Serviced Mortgage Loan; provided that in connection with any partial interest payment, such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed; provided, further, that such fee for the first Interest Accrual Period shall be appropriately prorated to reflect the fact that the first Interest Accrual Period is less than a full month.

            "Special Servicing Fee Rate": A rate equal to 0.25% per annum (other than with respect to the Non-Serviced Mortgage Loan).

            "Specially Serviced Mortgage Loan": Any Mortgage Loan or Serviced Whole Loan (other than the Non-Serviced Mortgage Loan) as to which any of the following events has occurred, except in the case of any of the Whole Loans, if either the related Companion Loan Noteholder and/or the Companion Loan Representative, as applicable under the related Intercreditor Agreement, is exercising its cure rights in accordance with the Intercreditor Agreement, if applicable, (within the applicable cure period set forth therein):

            (a) the related Mortgagor has failed to make when due any Monthly Payment or a Balloon Payment, which failure continues, or the Master Servicer determines, in its reasonable, good faith judgment, will continue, unremedied (without regard to any grace period):

                  (i) except in the case of a Balloon Mortgage Loan delinquent in respect of its Balloon Payment, for 60 days beyond the date on which the subject payment was due, or

                  (ii) in the case of a delinquent Balloon Payment, (A) 60 days beyond the date on which such Balloon Payment was due (except as described in clause B below) or (B) in the case of a Mortgage Loan or Serviced Whole Loan delinquent with respect to the Balloon Payment as to which the related borrower delivered a refinancing commitment acceptable to the Special Servicer prior to the date 60 days after the Balloon Payment was due, for 120 days beyond the date on which the Balloon Payment was due (or such shorter period beyond the date on which that Balloon Payment as due during which the refinancing is scheduled to occur);

            (b) the Master Servicer or Special Servicer (in the case of the Special Servicer, with the consent of the applicable Controlling Class Representative, subject to Sections 3.26 and 3.31) shall have determined, in accordance with the Servicing Standard, based on communications with the related Mortgagor, that a default in the making of a Monthly Payment on such Mortgage Loan or Serviced Whole Loan, including a Balloon Payment, is likely to occur and is likely to remain unremedied (without regard to any grace period) for at least the applicable period contemplated by clause (a) of this definition; or

            (c) there shall have occurred a default (other than as described in clause (a) above and provided that any determination that there is a default with respect to any Mortgage Loan solely by reason of the failure of the related Mortgagor to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the Special Servicer, subject to the second paragraph of
      Section 3.08(a)) that (i) in the judgment of the Master Servicer or the Special Servicer materially impairs the value of the related Mortgaged Property as security for the Mortgage Loan or Serviced Whole Loan or otherwise materially adversely affects the interests of Certificateholders (or, in the case of any Whole Loan, the related Companion Loan Noteholders), and (ii) continues unremedied for the applicable grace period under the terms of the Mortgage Loan (or, if no grace period is specified and the default is capable of being cured, for 30 days); provided that any default that results in acceleration of the related Mortgage Loan without the application of any grace period under the related Loan Documents shall be deemed not to have a grace period; and provided, further, that any default requiring a Property Advance will be deemed to materially and adversely affect the interest of the Certificateholders (or in the case of any Whole Loan, the related Companion Loan Noteholder); or

            (d) the Master Servicer or the Special Servicer (in the case of the Special Servicer, with the consent of the applicable Controlling Class Representative, subject to Sections 3.26 and 3.31) has determined that (i) a default (other than as described in clause (b) of this definition) under the Mortgage Loan is imminent, (ii) such default will materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially adversely affects the interests of Certificateholders (or, in the case of the Serviced Whole Loans, the related Companion Loan Noteholders), and (iii) the default is likely to continue unremedied for the applicable grace period under the terms of such Mortgage Loan or Serviced Whole Loan or, if no grace period is specified and the default is capable of being cured, for 30 days; provided that any default that results in acceleration of the related Mortgage Loan without the application of any grace period under the related Loan Documents shall be deemed not to have a grace period; and provided, further, that any determination that a Servicing Transfer Event has occurred under this clause (d) with respect to any Mortgage Loan solely by reason of the failure of the related Mortgagor to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the Special Servicer, subject to the second paragraph of Section 3.08(a); or

            (e) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in any involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation or its affairs, shall have been entered against the related Mortgagor and such decree or order shall have remained in force and not dismissed for a period of 60 days;

            (f) the related Mortgagor consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment or debt, marshalling of assets and liability or similar proceedings of or relating to such Mortgagee or of or relating to all or substantially all of its property; or

            (g) the related Mortgagor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

            (h) the Master Servicer shall have received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property;

provided, however, that a Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Mortgage Loan, when a Liquidation Event has occurred with respect to such Mortgage Loan or Serviced Whole Loan, when the related Mortgaged Property has become an REO Property or, so long as at such time no circumstance identified in clauses (a) through (h) above exists that would cause the Mortgage Loan or Serviced Whole Loan to continue to be characterized as a Specially Serviced Mortgage Loan, when:

            (w) with respect to the circumstances described in clause (a) of this definition, the related Mortgagor has made three consecutive full and timely Monthly Payments under the terms of such Mortgage Loan or Serviced Whole Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Mortgagor or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to Section 3.27);

            (x) with respect to the circumstances described in clauses (b), (d),
      (e), (f) and (g) of this definition, such circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses
      (e), (f) and (g), no later than the entry of an order or decree dismissing such proceeding;

            (y) with respect to the circumstances described in clause (c) of this definition, such default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and

            (z) with respect to the circumstances described in clause (h) of this definition, such proceedings are terminated.

            The Special Servicer may conclusively rely on the Master Servicer's determination and the Master Servicer may conclusively rely on the Special Servicer's determination as to whether a Servicing Transfer Event has occurred giving rise to a Mortgage Loan's becoming a Specially Serviced Mortgage Loan. If any Mortgage Loan that is in a Serviced Whole Loan becomes a Specially Serviced Mortgage Loan, then each Companion Loan in such Serviced Whole Loan shall also become a Specially Serviced Mortgage Loan. If any Companion Loan that is included in a Serviced Whole Loan becomes a Specially Serviced Mortgage Loan, the related Mortgage Loan in such Serviced Whole Loan shall also become a Specially Serviced Mortgage Loan.

            "Startup Day": The day designated as such pursuant to Section 2.07(a) hereof.

            "Stated Principal Balance": With respect to any Mortgage Loan, at any date of determination, an amount equal to (a) the principal balance as of the Cut-Off Date of such Mortgage Loan, minus (b) the sum of (i) the principal portion of each Monthly Payment due on such Mortgage Loan after the Cut-Off Date and prior to such date of determination, if received from the Mortgagor or advanced by the Master Servicer or the Trustee, (ii) all Unscheduled Payments with respect to such Mortgage Loan and (iii) any adjustment thereto as a result of a reduction of principal by a bankruptcy court or as a result of a modification reducing the principal amount due on such Mortgage Loan. The Stated Principal Balance of a Mortgage Loan with respect to which title to the related Mortgaged Property has been acquired by the Trust Fund is equal to the principal balance thereof outstanding on the date on which such title is acquired less any Net REO Proceeds allocated to principal on such Mortgage Loan. The Stated Principal Balance of a Specially Serviced Mortgage Loan with respect to which the Special Servicer has made a Final Recovery Determination is zero.

            "Statement to Certificateholders": As defined in Section 4.02(a).

            "Strip Holder": The entity indicated as the "Strip Holder" pursuant to the definition of "Broker Strip" or any heir, successor or assign with respect to the Broker Strip Amount.

            "Subcontractor": Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as "servicing" is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions of the Servicing Criteria with respect to Mortgage Loans under the direction or authority of the Master Servicer, the Special Servicer, the Trustee, an Additional Servicer, or a Sub-Servicer.

            "Subordinate Certificates": Any of the Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates.

            "Subordinate Companion Loans": Collectively, the 550 South Hope Street Subordinate Companion Loan, the Disney Building Subordinate Companion Loan, the Maguire Anaheim Portfolio Subordinate Companion Loan, the 1125 17th Street Subordinate Companion Loan, the Crescent Subordinate Companion Loan, the Wharf at Rivertown Subordinate Companion Loan, the Lakeside at White Oak Subordinate Companion Loan, the Bingham Office Center Subordinate Companion Loan, the Commonwealth Square Subordinate Companion Loan, the Green Road Subordinate Companion Loan, the Crown Pointe/Victor Park Subordinate Companion Loan, the 9th Street Marketplace Subordinate Companion Loan, the Homewood Suites Subordinate Companion Loan, the Festival Foods Subordinate Companion Loan, the JMS Portfolio Subordinate Companion Loan and the Berkshire Office Building Subordinate Companion Loan.

            "Sub-Servicer": Any Person that Services Mortgage Loans on behalf of the Master Servicer, the Special Servicer or an Additional Servicer and is responsible for the performance (whether directly or through Sub-Servicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Master Servicer, the Special Servicer or an Additional Servicer under this Agreement, with respect to some or all of the Mortgage Loans, that are identified in the Servicing Criteria.

            "Sub-Servicing Agreement": The written contract between the Master Servicer, an Additional Servicer or the Special Servicer, as the case may be, and any Sub-Servicer relating to servicing and administration of Mortgage Loans as provided in Section 3.01(c).

            "Successful Bidder":  As defined in Section 7.01(b).

            "Supplemental Servicer Schedule": With respect to the Mortgage Loans to be serviced by the Master Servicer, a list attached hereto as Schedule VI, which list sets forth the following information with respect to each Loan:

                  (i)     the Mortgagor's name;

                  (ii)    property type;

                  (iii)   the original balance;

                  (iv)    the original and remaining amortization term;

                  (v)     whether such Mortgage Loan has a guarantor;

                  (vi) whether such Mortgage Loan is secured by a letter of credit;

                  (vii) the current balance and monthly amount of any reserve or escrowed funds;

                  (viii) the grace period with respect to both default interest and late payment charges;

                  (ix) whether such Mortgage Loan is insured by RVI, lease enhancement policy or environmental policies;

                  (x) whether an operation and maintenance plan exists and, if so, what repairs are required;

                  (xi) whether a cash management agreement or lock-box agreement is in place; and

                  (xii) the number of units, pads, rooms or square feet of the Mortgaged Property.

            Such list may be in the form of more than one list, collectively setting forth all of the information required.

            "Tax Returns": The federal income tax return on IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each of the Upper-Tier REMIC or Lower-Tier REMIC under the REMIC Provisions, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the IRS or any other governmental taxing authority under any applicable provisions of federal, state or local tax laws.

            "Tenants-in-Common Loans": The Fairview Industrial Park Mortgage Loan and the Pennsylvania Business Center Mortgage Loan.

            "Terminated Party":  As defined in Section 7.01(c).

            "Termination Date": The Distribution Date on which the Trust Fund is terminated pursuant to Section 9.01.

            "Transfer": Any direct or indirect transfer or other form of assignment of any Ownership Interest in a Class R or Class LR Certificate.

            "Transferee Affidavit": As defined in Section 5.02(l)(ii).

            "Transferor Letter": As defined in Section 5.02(l)(ii).

            "Treasury Regulations": Applicable final or temporary regulation of the U.S. Department of the Treasury.

            "Trust": The trust created by this Agreement.

            "Trust Fund": The corpus of the trust created hereby and to be administered hereunder, consisting of: (i) such Mortgage Loans as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date; (iii) any REO Property (including with respect to the Non-Serviced Mortgaged Loan) (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (including with respect to the Non-Serviced Mortgaged Loan) (to the extent of the Trust Fund's interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to this Agreement and any proceeds thereof;
(vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Escrow Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon (in each case, to the extent of the Trust Fund's interest therein); (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties and the Trustee's rights under the Intercreditor Agreements; and (x) the Lower-Tier Regular Interests.

            "Trust REMIC": Each of the Lower-Tier REMIC and the Upper-Tier
REMIC.

            "Trustee": Wells Fargo Bank, N.A., a national banking association, in its capacity as trustee, or its successor in interest, or any successor trustee appointed as herein provided.

            "Trustee Fee": With respect to each Mortgage Loan (or any successor REO Mortgage Loan with respect thereto) and for any Distribution Date, the amount accrued at the related Trustee Fee Rate on the Stated Principal Balance of such Mortgage Loan or such REO Mortgage Loan, as the case may be, and otherwise calculated on a 30/360 Basis and shall be prorated for partial periods.

            "Trustee Fee Rate": A rate equal to 0.00025% per annum.

            "Two California Plaza Mortgage Loan": The Mortgage Loan secured by a Mortgage on the properties identified on the Mortgage Loan Schedule as Two California Plaza.

            "Underwriters": Goldman, Sachs & Co., Greenwich Capital Markets, Inc., Bear, Stearns & Co. Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Wachovia Capital Markets, LLC.

            "Unliquidated Advance": Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust Fund, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to subsections (ii) (B) and (C) of Section 3.06(a) but that has not been recovered from the Mortgagor or otherwise from collections on or the proceeds of the Mortgage Loan or REO Property in respect of which the Advance was made.

            "Unscheduled Payments": With respect to any Distribution Date and the Mortgage Loans, the aggregate of (a) all Principal Prepayments received on the Mortgage Loans on or prior to the Determination Date and (b) the principal portions of all Liquidation Proceeds, condemnation awards, Insurance Proceeds (net of Special Servicing Fees, Liquidation Fees, accrued interest on Advances and other Additional Trust Fund Expenses incurred in connection with the related Mortgage Loan) and, if applicable, REO Revenues received with respect to the Mortgage Loans and any REO Mortgage Loans on or prior to the related Determination Date, but in each case only to the extent that such principal portion represents a recovery of principal for which no advance was previously made in respect of a preceding Distribution Date.

            "Upper-Tier Distribution Account": The trust account or accounts created and maintained as a separate trust account (or separate sub-account within the same account as the Lower-Tier Distribution Account) or accounts by the Trustee pursuant to Section 3.05(b), which shall be entitled "Wells Fargo Bank, N.A., as Trustee, in trust for Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10, Upper-Tier Distribution Account" and which must be an Eligible Account.

            "Upper-Tier REMIC": A segregated asset pool within the Trust Fund consisting of the Lower-Tier Regular Interests and amounts held from time to time in the Upper-Tier Distribution Account.

            "U.S. Person": A citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State thereof or the District of Columbia, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence as of August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

            "Voting Rights": The portion of the voting rights of all of the Certificates that is allocated to any Certificate or Class of Certificates. At all times during the term of this Agreement, the percentage of the Voting Rights assigned to each Class shall be (a) 0%, in the case of the Class R and Class LR Certificates, (b) 1%, in the case of the Class X Certificates; provided that the Voting Rights of the Class X Certificates shall be reduced to zero upon the reduction of the Notional Amount of such Class to zero and (c) in the case of any of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates, a percentage equal to the product of (i) 99% multiplied by (ii) a fraction, the numerator of which is equal to the aggregate outstanding Certificate Principal Amount of any such Class (which will not be reduced for this purpose by the amount of any Appraisal Reduction Amounts notionally allocated to such Class, if applicable) and the denominator of which is equal to the aggregate outstanding Certificate Principal Amounts of all Classes of Certificates (which will not be reduced for this purpose by the amount of any Appraisal Reduction Amounts notionally allocated to such Class, if applicable). The Voting Rights of any Class of Certificates shall be allocated among Holders of Certificates of such Class in proportion to their respective Percentage Interests. The aggregate Voting Rights of Holders of more than one Class of Certificates shall be equal to the sum of the products of each such Holder's Voting Rights and the percentage of Voting Rights allocated to the related Class of Certificates. Any Certificateholder may transfer its Voting Rights without transferring its ownership interest in the related Certificates, provided that such Certificateholder provides notice of such transfer to the Trustee prior to the effectiveness of such transfer.

            "WAC Rate": With respect to any Distribution Date, a per annum rate equal to the weighted average of the Net Mortgage Rates in effect for the Mortgage Loans as of their respective Due Dates in the month preceding the month in which such Distribution Date occurs, weighted on the basis of their respective Stated Principal Balances on such Due Dates.

            "Wachovia": Wachovia Bank, National Association.

            "Wachovia Loan Sale Agreement": The Mortgage Loan Purchase Agreement, dated as of the Cut-off Date, by and between Wachovia and the Depositor.

            "Wells Fargo Center Mortgage Loan": The Mortgage Loan secured by a Mortgage on the properties identified on the Mortgage Loan Schedule as Wells Fargo Center.

            "Wharf at Rivertown Intercreditor Agreement": With respect to the Wharf at Rivertown Mortgage Loan, the related intercreditor agreement by and between the holder of the Wharf at Rivertown Mortgage Loan and the Wharf at Rivertown Subordinate Companion Mortgage Loan relating to the relative rights of the holders of the Wharf at Rivertown Mortgage Loan and the Wharf at Rivertown Subordinate Companion Mortgage Loan, as the same may be amended from time to time in accordance with the terms thereof.

            "Wharf at Rivertown Mortgage": The Mortgage securing the Wharf at Rivertown Mortgage Loan and the Wharf at Rivertown Subordinate Companion Loan.

            "Wharf at Rivertown Mortgage Loan": With respect to the Wharf at Rivertown Whole Loan, the Mortgage Loan included in the Trust, which is designated as promissory note A and is senior to the Wharf at Rivertown Subordinate Companion Loan to the extent set forth in the related Loan Documents and as provided in the Wharf at Rivertown Intercreditor Agreement.

            "Wharf at Rivertown Subordinate Companion Loan": With respect to the Wharf at Rivertown Whole Loan, the related promissory note made by the related Mortgagor and secured by the Wharf at Rivertown Mortgage and designated as promissory note B, which is not included in the Trust, and is subordinate to the Wharf at Rivertown Mortgage Loan to the extent set forth in the related Loan Documents and as provided in the Wharf at Rivertown Intercreditor Agreement.

            "Wharf at Rivertown Whole Loan": The Wharf at Rivertown Mortgage Loan, together with the Wharf at Rivertown Subordinate Companion Loan, each of which is secured by the Wharf at Rivertown Mortgage. References herein to the Wharf at Rivertown Whole Loan shall be construed to refer to the aggregate indebtedness under the Wharf at Rivertown Mortgage.

            "Whole Loan": Each of the 550 South Hope Street Whole Loan, the Disney Building Whole Loan, the Franklin Mills Whole Loan, the Maguire Anaheim Portfolio Whole Loan, the 1125 17th Street Whole Loan, the Crescent Whole Loan, the Wharf at Rivertown Whole Loan, the Lakeside at White Oak Whole Loan, the Bingham Office Center Whole Loan, the Commonwealth Square Whole Loan, the Green Road Whole Loan, the Crown Pointe/Victor Park Whole Loan, the 9th Street Marketplace Whole Loan, the Homewood Suites Whole Loan, the Festival Foods Whole Loan, the JMS Portfolio Whole Loan and the Berkshire Office Building Whole Loan (and shall include any successor REO Mortgage Loans).

            "Whole Loan Custodial Account": With respect to any Serviced Whole Loan, the segregated account or sub-accounts created and maintained by the Master Servicer pursuant to Section 3.05A on behalf of the holders of such Whole Loan, which shall be entitled "Wachovia Bank, National Association, as Master Servicer, in trust for Wells Fargo Bank, N.A., as Trustee, for the registered holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10, and COMPANION LOAN NOTEHOLDERS, as their interests may appear."

            "Withheld Amounts": As defined in Section 3.25.

            "Workout-Delayed Reimbursement Amounts": With respect to any Mortgage Loan, the amount of any Advance made with respect to such Mortgage Loan on or before the date such Mortgage Loan becomes (or, but for the making of three monthly payments under its modified terms, would then constitute) a Corrected Mortgage Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance is not reimbursed to the Person who made such Advance on or before the date, if any, on which such Mortgage Loan becomes a Corrected Mortgage Loan and (ii) the amount of such Advance becomes a future obligation of the Mortgagor to pay under the terms of modified Loan Documents. That any amount constitutes all or a portion of any Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine in the future that such amount instead constitutes a Nonrecoverable Advance.

            "Workout Fee": The fee paid to the Special Servicer with respect to each Corrected Mortgage Loan (other than with respect to the Non-Serviced Mortgage Loan).

            "Workout Fee Rate": A fee of 1.0% of each collection (other than Penalty Charges) of interest and principal (other than any amount for which a Liquidation Fee would be paid), including (i) Monthly Payments, (ii) Balloon Payments and (iii) payments (other than those included in clause (i) or (ii) of this definition) at maturity, received on each Corrected Mortgage Loan for so long as it remains a Corrected Mortgage Loan.

            "Yield Maintenance Charge": With respect to any Mortgage Loan and Serviced Companion Loan, the yield maintenance charge or prepayment premium, if any, payable under the related Note (in the case of a Mortgage Loan) or the related note(s) in favor of the related Companion Loan Noteholder (in the case of a Serviced Companion Loan) in connection with certain prepayments.

            Section 1.02 Certain Calculations. Unless otherwise specified herein, the following provisions shall apply:

            (a) All calculations of interest with respect to the Mortgage Loans shall be made in accordance with the terms of the related Note and Mortgage.

            (b) For purposes of distribution of Yield Maintenance Charges pursuant to Section 4.01(c) on any Distribution Date, the Class of Certificates as to which any prepayment shall be deemed to be distributed shall be determined on the assumption that the portion of the Principal Distribution Amount paid to the Certificates on such Distribution Date in respect of principal shall consist first of scheduled payments included in the definition of Principal Distribution Amount and second of prepayments included in such definition.

            (c) Any Mortgage Loan payment is deemed to be received on the date such payment is actually received by the Master Servicer or the Trustee; provided, however, that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan are deemed to be received on the date they are applied in accordance with Section 3.01(b) to reduce the outstanding principal balance of such Mortgage Loan on which interest accrues.

            (d) All amounts collected in respect of any Mortgage Loan in the form of payments from Mortgagors, Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds shall be applied to amounts due and owing under the related Note and Mortgage (including, without limitation, for principal and accrued and unpaid interest; provided that any amounts received in respect of a Mortgage Loan as to which a default has occurred shall be applied to all amounts then due and payable on such Mortgage Loan prior to being applied to Default Interest or late charges, and shall be applied to Default Interest on such Mortgage Loan prior to the application to late fees) in accordance with the express provisions of the related Note and Mortgage and, in the absence of such express provisions, shall be applied for purposes of this Agreement: first, (without duplication) as a recovery of (i) any related Property Advance and P&I Advance not previously reimbursed to the Person that made such Advance, (ii) related Nonrecoverable Advances and any Advance Interest Amount and (iii) related Workout-Delayed Reimbursement Amounts, in the case of each of clause (ii) and (iii) that were paid from collections on the Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced as a result of the first proviso in the definition of each of "Principal Distribution Amount," "Loan Group 1 Principal Distribution Amount" and/or "Loan Group 2 Principal Distribution Amount" and, if applicable, unpaid Liquidation Expenses; second, as a recovery of accrued and unpaid interest at the related Mortgage Rate on such Mortgage Loan to but not including, as appropriate, the date of receipt or, in the case of a full Monthly Payment from any Mortgagor, the related Due Date; third, as a recovery of principal of such Mortgage Loan then due and owing, including, without limitation, by reason of acceleration of the Mortgage Loan following a default thereunder (or, if a Liquidation Event has occurred in respect of such Mortgage Loan, as a recovery of principal to the extent of its entire remaining unpaid principal balance); fourth, as a recovery of amounts to be currently applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items; fifth, as a recovery of Escrow Payments to the extent then required to be held in escrow; sixth, as a recovery of any Yield Maintenance Charge then due and owing under such Mortgage Loan; seventh, as a recovery of any Penalty Charges then due and owing under such Mortgage Loan; eighth, as a recovery of any other amounts then due and owing under such Mortgage Loan and ninth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance. For avoidance of doubt, the provisions of this Section 1.02(d) shall not affect the application of Liquidation Proceeds to pay the Liquidation Fee to the Special Servicer pursuant to Section 3.12(b).

            (e) Collections in respect of each REO Property (exclusive of amounts to be applied to the payment of the costs of operating, managing, maintaining and disposing of such REO Property) shall be treated: first, (without duplication) as a recovery of (i) any related Property Advance and P&I Advance not previously reimbursed to the Person that made such Advance, (ii) related Nonrecoverable Advances and any Advance Interest Amount, and (iii) related Workout-Delayed Reimbursement Amounts, in cases of each of (ii) and
(iii), that were paid from collections on the Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced as a result of the first proviso in the definition of "Principal Distribution Amount," "Loan Group 1 Principal Distribution Amount" and/or "Loan Group 2 Principal Distribution Amount"; second, as a recovery of accrued and unpaid interest on the related REO Mortgage Loan at the related Mortgage Rate to but not including the Due Date in the month of receipt; third, as a recovery of principal of the related REO Mortgage Loan to the extent of its entire unpaid principal balance; and fourth, as a recovery of any other amounts deemed to be due and owing in respect of the related REO Mortgage Loan.

            (f) The applications of amounts received in respect of any Mortgage Loan pursuant to paragraph (d) of this Section 1.02 shall be determined by the Master Servicer in accordance with the Servicing Standard. The applications of amounts received in respect of any Mortgage Loan or any REO Property pursuant to paragraph (e) of this Section 1.02 shall be determined by the Special Servicer in accordance with the Servicing Standard.

            Section 1.03 Certain Constructions. For purposes of this Agreement, references to the most or next most subordinate Class of Certificates outstanding at any time shall mean the most or next most subordinate Class of Certificates then outstanding as among the Class A, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates; provided, however, that for purposes of determining the most subordinate Class of Certificates, in the event that the Class A Certificates are the only Class of Certificates outstanding (other than the Class X, Class LR or Class R Certificates), the Class A Certificates and the Class X Certificates together will be treated as the most subordinate Class of Certificates. For purposes of this Agreement, each Class of Certificates other than the Class LR and Class R Certificates shall be deemed to be outstanding only to the extent its respective Certificate Principal Amount or Notional Amount has not been reduced to zero. For purposes of this Agreement the Class LR and the Class R Certificates shall be deemed to be outstanding so long as the Trust REMICs have not been terminated pursuant to Section 9.01.


                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                        ORIGINAL ISSUANCE OF CERTIFICATES

            Section 2.01 Conveyance of Mortgage Loans.

            (a) The Depositor, concurrently with the execution and delivery hereof, does hereby establish a trust, appoint the Trustee to serve as trustee of such trust and assign, sell, transfer, set over and otherwise convey to the Trustee in trust without recourse for the benefit of the Certificateholders all the right, title and interest of the Depositor, including any security interest therein for the benefit of the Depositor, in, to and under (i) the Mortgage Loans identified on the Mortgage Loan Schedule, (ii) Sections 2, 3, 4, 5(a), 5(b), 5(c) and 6 (and to the extent related to the foregoing) 7, 11, 12, 14, 15, 16 and 21 of each Loan Sale Agreement, (iii) the Intercreditor Agreements and
(iv) all Escrow Accounts, Lock-Box Accounts and all other assets included or to be included in the Trust Fund for the benefit of the Certificateholders. Such assignment includes all interest and principal received or receivable on or with respect to the Mortgage Loans (other than payments of principal, interest and other amounts due and payable on the Mortgage Loans on or before the Cut-off
Date), subject to any related Intercreditor Agreement. Such assignment of the Non-Serviced Mortgage Loan are further subject to the terms and conditions of the related Other Pooling Agreement and the Franklin Mills Intercreditor Agreement. The transfer of the Mortgage Loans and the related rights and property accomplished hereby is absolute and, notwithstanding Section 11.08, is intended by the parties to constitute a sale.

            (b) In connection with the Depositor's assignment pursuant to
Section 2.01(a) above, the Depositor shall direct each Mortgage Loan Seller (pursuant to the related Loan Sale Agreement) to deliver to and deposit with the Trustee or a Custodian appointed thereby, on or before the Closing Date, the Mortgage File for each Mortgage Loan, with copies to be delivered to the Master Servicer and the Special Servicer. None of the Trustee, any Custodian, the Master Servicer or the Special Servicer shall be liable for any failure by any Mortgage Loan Seller or the Depositor to comply with the document delivery requirements of the related Loan Sale Agreement and this Section 2.01(b). Notwithstanding anything herein to the contrary, with respect to letters of credit, the applicable Mortgage Loan Seller shall deliver to the Master Servicer and the Master Servicer shall hold the original (or copy, if such original has been submitted by the applicable Mortgage Loan Seller to the issuing bank to effect an assignment or amendment of such letter of credit (changing the beneficiary thereof to the Trust (in care of the Master Servicer) that may be required in order for the Master Servicer to draw on such letter of credit on behalf of the Trust in accordance with the applicable terms thereof and/or of the related Mortgage Loan documents) and the applicable Mortgage Loan Seller shall be deemed to have satisfied any delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) by delivering with respect to any letter(s) of credit a copy thereof to the Trustee together with an officer's certificate of the applicable Mortgage Loan Seller certifying that such document has been delivered to the Master Servicer or an officer's certificate from the Master Servicer certifying that it holds the letter(s) of credit pursuant to this Section 2.01(b), the original or a copy shall be delivered to the Trustee on the Closing Date. If a letter of credit referred to in the previous sentence is not in a form that would allow the Master Servicer to draw on such letter of credit on behalf of the Trust in accordance with the applicable terms thereof and/or of the related Mortgage Loan documents, the applicable Mortgage Loan Seller shall deliver the appropriate assignment or amendment documents (or copies of such assignment or amendment documents if the related Mortgage Loan Seller has submitted the originals to the related issuer of such letter of credit for processing) to the Master Servicer within 90 days of the Closing Date. The applicable Mortgage Loan Seller shall pay any costs of assignment or amendment of such letter(s) of credit required in order for the Master Servicer to draw on such letter(s) of credit on behalf of the Trust and shall cooperate with the reasonable requests of the Master Servicer or the Special Servicer, as applicable, in connection with effectuating a draw under any such letter of credit prior to the date such letter of credit is assigned or amended in order that it may be drawn by the Master Servicer on behalf of the Trust.

      After the Depositor's transfer of the Mortgage Loans to the Trustee pursuant to this Section 2.01(b), the Depositor shall not take any action inconsistent with the Trust's ownership of the Mortgage Loans.

            (c) The Depositor hereby represents and warrants that each Mortgage Loan Seller has covenanted in the applicable Loan Sale Agreement that it shall record and file, or shall cause the Trustee to record and file at the Mortgage Loan Seller's expense, in the appropriate public office for real property records or UCC financing statements, as appropriate, each related assignment of Mortgage and assignment of Assignment of Leases, in favor of the Trustee referred to in clause (4) of the definition of "Mortgage File" and each related UCC-2 and UCC-3 assignment referred to in clause (8) of the definition of "Mortgage File" and, with respect to any Mortgage Loan to which the Trustee has agreed to record and file such documents, the Trustee shall promptly undertake to record or file any such document upon its receipt thereof. This clause (c) shall not apply to the Non-Serviced Mortgage Loan since the documents referred to herein have been assigned to the Other Trustee or to any Mortgage Loan with respect to which the related documents referred to in the definition of "Mortgage File" were recorded in the name of MERS or its designee.

            The Depositor hereby represents and warrants that the applicable Mortgage Loan Seller has covenanted in the related Loan Sale Agreement as to each Mortgage Loan, that if it cannot deliver or cause to be delivered the documents and/or instruments referred to in clauses (2), (3), (6) (if recorded) and (8) of the definition of "Mortgage File" (except with respect to any Mortgage File document recorded in the name of MERS or its designee) solely because of a delay caused by the public recording office where such document or instrument has been delivered for recordation, a copy of the original certified by the applicable Mortgage Loan Seller to be a true and complete copy of the original thereof submitted for recording, shall be forwarded to the Trustee. Each assignment referred to in the prior paragraph that is recorded shall reflect that it should be returned by the public recording office to the Trustee or its agent following recording, and each UCC-2 and UCC-3 assignment referred to in the prior paragraph that is filed by shall reflect that the file copy thereof should be returned to the Trustee or its agent following filing; provided that, in those instances where the public recording office retains the original assignment of Mortgage or assignment of Assignment of Leases, the Trustee shall obtain therefrom a certified copy of the recorded original. On a monthly basis, at the expense of the applicable Mortgage Loan Seller, the Trustee shall forward to the Master Servicer a copy of each of the aforementioned assignments following the Trustee's receipt thereof.

            If any of the aforementioned assignments is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, then the Trustee shall direct the applicable Mortgage Loan Seller (pursuant to the Loan Sale Agreement) promptly to prepare or cause the preparation of a substitute therefor or to cure such defect, as the case may be, and record or file, or with respect to any assignments the Trustee has agreed to file as described above, to deliver to the Trustee the substitute or corrected document. The Trustee shall upon receipt from the applicable Mortgage Loan Seller cause the same to be duly recorded or filed, as appropriate.

            (d) In connection with the Depositor's assignment pursuant to
Section 2.01(a) above, the Depositor shall direct the applicable Mortgage Loan Seller (pursuant to the Loan Sale Agreement) to deliver to and deposit (or cause to be delivered and deposited) with the Master Servicer on the Closing Date, all documents and records that (A) relate to the servicing and administration of the Serviced Loans, (B) are part of the Servicing File and (C) are in possession or under control of the applicable Mortgage Loan Seller, together with (i) all unapplied Escrow Payments in the possession of the applicable Mortgage Loan Seller that relate to such Serviced Loans and (ii) a statement indicating which Escrow Payments are allocable to such Serviced Whole Loans, provided that the applicable Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other related Mortgage Loan Seller communications, credit underwriting, due diligence analyses or data, or internal worksheets, memoranda, communications or evaluations. The Master Servicer shall hold all such documents, records and funds on behalf of the Trustee in trust for the benefit of the Certificateholders (and, insofar as they also relate to the Companion Loans, on behalf of and for the benefit of the applicable Companion Loan Noteholder).

            (e) In connection with the Depositor's assignment pursuant to subsection (a) above, the Depositor shall deliver, and hereby represents and warrants that it has delivered, to the Trustee and the Master Servicer, on or before the Closing Date, a fully executed original counterpart of each Loan Sale Agreement, as in full force and effect, without amendment or modification, on the Closing Date.

            (f) The Trustee (i) with respect to the Serviced Whole Loans, shall also hold the related Mortgage File for the use and benefit of the Companion Loan Noteholders and (ii) with respect to the Non-Serviced Mortgage Loan, hereby agrees that the Trust assumes the obligations and rights of the holder of the Non-Serviced Mortgage Loan under the Franklin Mills Intercreditor Agreement and/or Other Pooling Agreement.

            (g) It is not intended that this Agreement create a partnership or a joint-stock association.

            (h) Notwithstanding anything to the contrary in this Agreement, with respect to each Joint Loan, either of the Mortgage Loan Sellers may deliver a Mortgage File or one of any other document required to be delivered with respect to such Joint Loan under this Section 2.01 and such delivery shall satisfy such delivery requirements for both of the related Mortgage Loan Sellers; provided that, in the case of the Wells Fargo Tower Mortgage Loan and the 119 West 40th Street Mortgage Loan, each Mortgage Loan Seller shall deliver the original executed promissory note evidencing its interest in such Mortgage Loan (and the endorsements referred to in clause (1) of the definition of Mortgage File) to the Trustee or Custodian on or prior the Closing Date.

            Section 2.02 Acceptance by Custodian and the Trustee.

            (a) The Trustee, by its execution and delivery of this Agreement, hereby accepts receipt, directly or through a Custodian on its behalf, of (i) the Mortgage Loans and all documents delivered to it that constitute portions of the related Mortgage Files and (ii) all other assets delivered to it and included in the Trust Fund, in good faith and without notice of any adverse claim, and declares that it or a Custodian on its behalf holds and will hold such documents and any other documents subsequently received by it that constitute portions of the Mortgage Files, and that it holds and will hold the Mortgage Loans and such other assets, together with any other assets subsequently delivered to it that are to be included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders and, if applicable, the Companion Loan Noteholders pursuant to Section 2.01(f). With respect to each Serviced Whole Loan, the Trustee shall also hold the portion of such Mortgage File that relates to the Companion Loan(s) in such Serviced Whole Loan in trust for the use and benefit of the related Companion Loan Noteholder. In connection with the foregoing, the Trustee hereby certifies to each of the other parties hereto, the applicable Mortgage Loan Seller and each Underwriter that, as to each Mortgage Loan, except as specifically identified in the exception report attached hereto as Exhibit Q-1, (i) all documents specified in clause (1) of the definition of "Mortgage File" are in its possession or the possession of a Custodian on its behalf, and (ii) the original Note (or, if accompanied by a lost note affidavit, the copy of such Note) received by it or any Custodian with respect to such Mortgage Loan has been reviewed by it or by such Custodian on its behalf and (A) appears regular on its face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Mortgagor), (B) appears to have been executed (where appropriate) and (C) purports to relate to such Mortgage Loan.

            (b) On or about the 60th day following the Closing Date (and, if any exceptions are noted, again on or about the 90th day following the Closing Date and monthly thereafter until the earliest of (i) the second anniversary of the Closing Date, (ii) the day on which all material exceptions have been removed and (iii) the day on which the Depositor has repurchased the last affected Mortgage Loan), the Trustee or a Custodian on its behalf shall review the documents delivered to it or such Custodian with respect to each Mortgage Loan, and the Trustee shall, subject to Sections 2.01, 2.02(c) and 2.02(d), certify in writing (substantially in the form of Exhibit Q-2 hereto) to each of the other parties hereto, the applicable Mortgage Loan Seller and each Underwriter (and upon request, in the case of a Serviced Whole Loan, to the related Companion Loan Noteholder) that, as to each Mortgage Loan then subject to this Agreement (except as specifically identified in any exception report annexed to such certification): (i) all documents specified in clauses (1) through (5), (7) and
(8) (without regard to the second parenthetical in such clause (8) of the definition of "Mortgage File" are in its possession or the related Mortgage Loan Seller has otherwise satisfied the delivery requirements in accordance with
Section 2.01(b)); (ii) the recordation/filing contemplated by Section 2.01(c) has been completed (based solely on receipt by the Trustee of the particular recorded/filed documents); (iii) all documents received by it or any Custodian with respect to such Mortgage Loan have been reviewed by it or by such Custodian on its behalf and (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Mortgagor), (B) appear to have been executed (where appropriate) and (C) purport to relate to such Mortgage Loan; and (iv) based on the examinations referred to in Section 2.02(a) above and this Section 2.02(b) and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (v) and (vi)(B) of the definition of "Mortgage Loan Schedule" accurately reflects the information set forth in the Mortgage File. With respect to the items listed in clauses (2), (3), (4) and (6) of the definition of Mortgage File if the original of such document is not in the Trustee's possession because it has not been returned from the applicable recording office, then the Trustee's or Custodian's certification prepared pursuant to this Section 2.02(b) should indicate the absence of such original. If the Trustee's obligation to deliver the certifications contemplated in this subsection terminates because two years have elapsed since the Closing Date, the Trustee shall deliver a comparable certification to any party hereto, the applicable Companion Loan Noteholder and any Underwriter on request.

            (c) It is acknowledged that none of the Trustee, the Master Servicer, the Special Servicer or any Custodian is under any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Loans delivered to it to determine that the same are valid, legal, effective, genuine, binding, enforceable, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face. Furthermore, none of the Trustee, the Master Servicer, the Special Servicer or any Custodian shall have any responsibility for determining whether the text of any assignment or endorsement is in proper or recordable form, whether the requisite recording of any document is in accordance with the requirements of any applicable jurisdiction, or whether a blanket assignment is permitted in any applicable jurisdiction.

            (d) It is understood that the scope of the Trustee's review of the Mortgage Files is limited solely to confirming that the documents specified in clauses (1) through (5), (7) and (8) of the definition of "Mortgage File" have been received, appear regular on their face and such additional information as will be necessary for delivering the certifications required by Sections 2.02(a) and (b) above.

            (e) If, after the Closing Date, the Depositor comes into possession of any documents or records that constitute part of the Mortgage File or Servicing File for any Mortgage Loan, the Depositor shall promptly deliver such document to the Trustee with a copy to the Master Servicer (if it constitutes part of the Mortgage File) or the Master Servicer (if it constitutes part of the Servicing File), as applicable.

            Section 2.03 Mortgage Loan Sellers' Repurchase or Cures of Mortgage Loans for Document Defects in Mortgage Files and Breaches of Representations and Warranties.

            (a) If any party hereto discovers that any document constituting a part of a Mortgage File has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule, or does not appear to be regular on its face (each, a "Document Defect"), or discovers or receives notice of a breach of any representation or warranty of the applicable Mortgage Loan Seller made pursuant to Section 6(c) of the Loan Sale Agreement with respect to any Mortgage Loan (a "Breach"), such party shall give prompt written notice thereof to each of the Rating Agencies, the applicable Mortgage Loan Seller, the other parties hereto and the Companion Loan Noteholders. If any such Document Defect or Breach with respect to any Mortgage Loan materially and adversely affects (or, in the case of a breach of any Multifamily Representation is deemed to materially and adversely affect) the value of the Mortgage Loans, the related Mortgaged Property or the interests of the Certificateholders therein, then such Document Defect shall constitute a "Material Document Defect" or such Breach shall constitute a "Material Breach," as the case may be. Promptly upon becoming aware of any such Material Document Defect or Material Breach (including through a written notice given by any party hereto, as provided above), the Trustee, the Master Servicer or the Special Servicer shall require the applicable Mortgage Loan Seller, not later than 90 days from the earlier of the applicable Mortgage Loan Seller's discovery or receipt of notice of such Material Document Defect or Material Breach, as the case may be (or, in the case of a Material Document Defect or Material Breach relating to a Mortgage Loan not being a Qualified Mortgage, not later than 90 days of any party discovering such Material Document Defect or Material Breach), cure the same in all material respects (which cure shall include payment of losses and any Additional Trust Fund Expenses associated therewith) or, if such Material Document Defect or Material Breach, as the case may be, cannot be cured within such 90 day period, repurchase the affected Mortgage Loan or any related REO Property (including with respect to the Non-Serviced Mortgaged Loan) at the applicable Purchase Price by wire transfer of immediately available funds to the Collection Account; provided, however, that if (i) such Material Document Defect or Material Breach is capable of being cured but not within such 90 day period, (ii) such Material Document Defect or Material Breach is not related to any Mortgage Loan's not being a Qualified Mortgage and (iii) the applicable Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Document Defect or Material Breach within such 90 day period, then such Mortgage Loan Seller shall have an additional 90 days to complete such cure or, in the event of a failure to so cure, to complete such repurchase (it being understood and agreed that, in connection with such Mortgage Loan Seller's receiving such additional 90 day period, such Mortgage Loan Seller shall deliver an Officer's Certificate to the Trustee setting forth the reasons such Material Document Defect or Material Breach is not capable of being cured within the initial 90 day period and what actions such Mortgage Loan Seller is pursuing in connection with the cure thereof and stating that such Mortgage Loan Seller anticipates that such Material Document Defect or Material Breach will be cured within such additional 90 day period); and provided, further, that, if any such Material Document Defect is still not cured after the initial 90 day period and any such additional 90 day period solely due to the failure of such Mortgage Loan Seller to have received the recorded document, then such Mortgage Loan Seller shall be entitled to continue to defer its cure and repurchase obligations in respect of such Document Defect so long as such Mortgage Loan Seller certifies to the Trustee every 30 days thereafter that the Document Defect is still in effect solely because of its failure to have received the recorded document and that such Mortgage Loan Seller is diligently pursuing the cure of such defect (specifying the actions being taken), except that no such deferral of cure or repurchase may continue beyond the second anniversary of the Closing Date. If the affected Mortgage Loan is to be repurchased, the Master Servicer shall designate the Collection Account as the account to which funds in the amount of the Purchase Price are to be wired. Any such repurchase of a Mortgage Loan shall be on a whole loan, servicing released basis. For purposes of this Section 2.03(a) and other related provisions of this Agreement, any breach of any Multifamily Representation shall be deemed to materially and adversely affect the value of the Mortgage Loan or the related Mortgaged Property or the interests of the Certificateholders in such Mortgage Loan and shall constitute a Material Breach.

            Notwithstanding anything to the contrary herein, with respect to each Joint Loan, the obligations of each related Mortgage Loan Seller to cure or repurchase with respect to a Material Document Defect or Material Breach with respect to such Joint Loan shall be limited to a cure or repurchase with respect to the Seller Percentage Interest in such Joint Loan such Mortgage Loan Seller sold to the Depositor in accordance with the related Loan Sale Agreement. With respect to each Joint Loan, if (i) one of the related Mortgage Loan Sellers cures any Material Document Defect or Material Breach with respect to its Seller Percentage Interest in such Joint Loan in accordance with the related Loan Sale Agreement and (ii) such cure also cures the Material Document Defect or Material Breach with respect to such Joint Loan, the cure obligations of both of the related Mortgage Loan Sellers with respect to such Joint Loan shall be deemed to have been satisfied.

            If one or more (but not all) of the Mortgage Loans constituting a cross-collateralized group are to be repurchased by the applicable Mortgage Loan Seller as contemplated by this Section 2.03(a), then, prior to the subject repurchase, the applicable Mortgage Loan Seller or its designee shall use its reasonable efforts, subject to the terms of the related Mortgage Loan(s), to prepare and, to the extent necessary and appropriate, have executed by the related Mortgagor and record, such documentation as may be necessary to terminate the cross-collateralization between the Mortgage Loan(s) in such Cross-Collateralized Group that are to be repurchased, on the one hand, and the remaining Mortgage Loan(s) therein, on the other hand, such that those two groups of Mortgage Loans are each secured only by the Mortgaged Properties identified in the Mortgage Loan Schedule as directly corresponding thereto; provided that no such termination shall be effected unless and until the Controlling Class Representative has consented (which consent shall not be unreasonably withheld and shall be deemed to have been given if no written objection is received by the applicable Mortgage Loan Seller within 10 days of such Controlling Class Representative's receipt of a written request for such consent) and the Trustee has received from such Mortgage Loan Seller (i) an Opinion of Counsel that such repurchase will not cause the imposition of a tax on the Lower-Tier REMIC or Upper-Tier REMIC under the REMIC Provisions nor cause the Lower-Tier REMIC or Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding and (ii) a Rating Agency Confirmation; and provided, further, that such Mortgage Loan Seller may, at its option, purchase the entire subject Cross-Collateralized Group in lieu of effecting a termination of the cross-collateralization. All costs and expenses incurred by the Trustee or any Person on its behalf pursuant to this paragraph shall be included in the calculation of the Purchase Price for the Mortgage Loan(s) to be repurchased. If the cross-collateralization of any Cross-Collateralized Group is not or cannot be terminated as contemplated by this paragraph, then, for purposes of (i) determining whether any Breach or Document Defect, as the case may be is a Material Breach or Material Document Defect, and (ii) the application of remedies, such Cross-Collateralized Group shall be treated as a single Mortgage Loan.

            (b) In connection with any repurchase of a Mortgage Loan pursuant to this Section 2.03, and subject to Section 3.29, the Trustee, the Custodian, the Master Servicer and the Special Servicer shall each tender to the repurchasing entity, upon delivery to each of them of a receipt executed by the repurchasing entity, all portions (including, without limitation, the Servicing File) of the Mortgage File and other documents pertaining to such Mortgage Loan possessed by it, and each document that constitutes a part of the Mortgage File shall be endorsed or assigned to the extent necessary or appropriate to the repurchasing entity or its designee in the same manner, but only if the respective documents have been previously assigned or endorsed to the Trustee, and pursuant to appropriate forms of assignment, substantially similar to the manner and forms pursuant to which such documents were previously assigned to the Trustee; provided that such tender by the Trustee shall be conditioned upon its receipt from the Master Servicer of a Request for Release and an Officer's Certificate to the effect that the requirements for repurchase have been satisfied. If the Mortgage related to the Mortgage Loan to be repurchased or substituted has been recorded in the name of MERS or its designee, the applicable Master Servicer shall use commercially reasonable efforts (and the Trustee shall cooperate with such efforts of the Master Servicer) to reflect the release of such Mortgage on the records of MERS. The Master Servicer shall, and is hereby authorized and empowered by the Trustee to, prepare, execute and deliver in its own name, on behalf of the Certificateholders and the Trustee or any of them, the endorsements and assignments contemplated by this Section 2.03(b), and such other instruments as may be necessary or appropriate to transfer title to an REO Property (including with respect to the Non-Serviced Mortgaged Loan) in connection with the repurchase of an REO Mortgage Loan and the Trustee shall execute and deliver any powers of attorney necessary to permit the Master Servicer to do so; provided, however, that the Trustee shall not be held liable for any misuse of any such power of attorney by the Master Servicer.

            (c) Each Loan Sale Agreement and Section 2.03(a) provide the sole remedies available to the Certificateholders, or the Trustee on behalf of the Certificateholders, respecting any Document Defect or Breach with respect to any Mortgage Loan.

            Section 2.04 Representations, Warranties and Covenants of the Master Servicer.

            (a) The Master Servicer hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders and the Companion Loan Noteholders, and to the Depositor and the Special Servicer, as of the Closing Date, that:

            (i) The Master Servicer is a national banking association validly existing and in good standing under the laws of the United States of America, and the Master Servicer is in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement.

            (ii) The execution and delivery of this Agreement by the Master Servicer, and the performance and compliance with the terms of this Agreement by the Master Servicer, will not violate the Master Servicer's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets.

            (iii) The Master Servicer has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

            (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against the Master Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, receivership, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' (including bank creditors') rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

            (v) The Master Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Master Servicer's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer.

            (vi) No litigation is pending or, to the best of the Master Servicer's knowledge, threatened, against the Master Servicer, the outcome of which, in the Master Servicer's good faith and reasonable judgment, could reasonably be expected to prohibit the Master Servicer from entering into this Agreement or materially and adversely affect the ability of the Master Servicer to perform its obligations under this Agreement.

            (vii) No consent, approval, authorization or order, registration, filing with or notice to any governmental authority or court is required under federal or state law, for the execution, delivery and performance by the Master Servicer, or compliance by the Master Servicer with, this Agreement or the consummation of any transactions contemplated hereby, other than (A) such consents, approvals, authorizations, qualifications, registrations, filings or notices as have been obtained or made and (B) where the lack of such consent, approval, authorization, qualification, registration, filing or notice would not have a material adverse effect on the performance by the Master Servicer under this Agreement; and

            (viii) The Master Servicer has errors and omissions insurance coverage which is in full force and effect and complies with the requirements of Section 3.08(c) of this Agreement.

            (b) The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of the Agreement. Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee (or upon written notice thereof from any Certificateholder or any Companion Loan Noteholder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders or any Companion Loan Noteholders, the Master Servicer, the Special Servicer or the Trustee in any Mortgage Loan or Serviced Whole Loan, the party discovering such breach shall give prompt written notice to the other parties hereto and the Controlling Class Representative and the Companion Loan Noteholders.

            Section 2.05 Representations, Warranties and Covenants of the Special Servicer.

            (a) The Special Servicer hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders and the Companion Loan Noteholders, and to the Depositor and the Master Servicer, as of the Closing Date, that:

            (i) The Special Servicer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York, and the Special Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

            (ii) The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, will not violate the Special Servicer's bylaws or Articles of Incorporation or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets, or result in the violation of any law, rule, regulation, order, judgment or decree which the Special Servicer or its property is subject;

            (iii) The Special Servicer has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

            (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (v) The Special Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

            (vi) No litigation is pending or, to the best of the Special Servicer's knowledge, threatened against the Special Servicer which would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer's good faith and reasonable judgment is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

            (vii) Each officer, director or employee of the Special Servicer that has or, following a transfer of servicing responsibilities to the Special Servicer pursuant to Section 3.24, would have responsibilities concerning the servicing and administration of Mortgage Loans is covered by errors and omissions insurance in the amounts and with the coverage required by Section 3.08(c); and

            (viii) No consent, approval, authorization or order of, regulation or filing with or notice to, any court or governmental authority or court is required, under federal or state laws, for the execution, delivery and performance of or compliance by the Special Servicer this Agreement or the consummation by the Special Servicer of the transactions contemplated by this Agreement, other than (1) such consents, approvals, authorizations, qualifications, registrations, filings or notices as have been obtained or made and (2) where the lack of such consent, approval, authorization, registration, filing or notice would not have a materially adverse effect on the performance by the Special Servicer under this Agreement.

            (b) The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of the Agreement. Upon discovery by the Depositor, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee (or upon written notice thereof from any Certificateholder or any Companion Loan Noteholder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders or any Companion Loan Noteholder, the Master Servicer, the Special Servicer or the Trustee in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties hereto and the Controlling Class Representative and the Companion Loan Noteholders.

            Section 2.06 Execution and Delivery of Certificates; Issuance of Lower-Tier Regular Interests. The Trustee acknowledges the assignment to it of the Mortgage Loans and the delivery of the related Mortgage Files to the Custodian (to the extent the documents constituting the Mortgage Files are actually delivered to the Custodian), subject to the provisions of Section 2.01 and Section 2.02 and, concurrently with such delivery, (i) the Trustee acknowledges the issuance of the Lower-Tier Regular Interests to the Depositor and the execution, authentication, and delivery of the Class LR Certificates to or upon the order of the Depositor, evidencing ownership of the entire Lower-Tier REMIC, in exchange for the Mortgage Loans and the other property constituting the Lower-Tier REMIC, receipt of which is hereby acknowledged, (ii) the Depositor hereby conveys all rights, title and interest in and to the Lower-Tier Regular Interests to the Trustee and (iii) the Trustee acknowledges that it has executed and caused to be authenticated and delivered to and upon the order of the Depositor, in exchange for the Lower-Tier Regular Interests, the Regular Certificates and the Class R Certificates, registered in the names set forth in such order and duly authenticated by the Trustee evidencing ownership of the Upper-Tier REMIC.

            Section 2.07 Miscellaneous REMIC Provisions.

            (a) The Class LA-1, Class LA-2, Class LA-3, Class LA-AB, Class LA-4, Class LA-1A, Class LA-M, Class LA-J, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG, Class LH, Class LJ, Class LK, Class LL, Class LM, Class LN, Class LO, Class LP, Class LQ and Class LS Interests are hereby designated as "regular interests" in the Lower-Tier REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class LR Certificates are hereby designated as the sole class of "residual interests" in the Lower-Tier REMIC within the meaning of Section 860G(a)(2) of the Code.

            (b) The Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates are hereby designated as representing "regular interests" in the Upper-Tier REMIC within the meaning of Section 860G(a)(1) of the Code and the Class R Certificates are hereby designated as the sole class of "residual interests" in the Upper-Tier REMIC within the meaning of
Section 860G(a)(2) of the Code.

            (c) The Closing Date is hereby designated as the "Startup Day" of the Lower-Tier REMIC and the Upper-Tier REMIC within the meaning of Section 860G(a)(9) of the Code. The "latest possible maturity date" of the Lower-Tier Regular Interests and the Regular Certificates for purposes of Section 860G(a)(1) of the Code is the Rated Final Distribution Date.

            (d) None of the Depositor, the Trustee, the Master Servicer or the Special Servicer shall enter into any arrangement by which the Trust Fund will receive a fee or other compensation for services other than as specifically contemplated herein.


                                   ARTICLE III

                          ADMINISTRATION AND SERVICING
                              OF THE MORTGAGE LOANS

            Section 3.01 Master Servicer to Act as Master Servicer; Administration of the Mortgage Loans. (a) The Master Servicer and the Special Servicer, each as an independent contractor, shall service and administer the Mortgage Loans and the Serviced Companion Loans (other than the Non-Serviced Mortgage Loan and the Companion Loan related to the Non-Serviced Mortgage Loan, which will be serviced pursuant to the Other Pooling Agreement) on behalf of the Trust Fund and the Trustee (as trustee for Certificateholders and, with respect to each Serviced Whole Loan, on behalf of the Certificateholders and the related Companion Loan Noteholders as a collective whole) as determined in the good faith and reasonable judgment of the Master Servicer or the Special Servicer, as the case may be, in accordance with: (i) any and all applicable laws; (ii) the express terms of this Agreement, the respective Serviced Loans and, in the case of the Serviced Whole Loans, the related Intercreditor Agreement; and (iii) to the extent consistent with the foregoing, the Servicing Standard. To the extent consistent with the foregoing and subject to any express limitations set forth in this Agreement and any related Intercreditor Agreement or mezzanine loan intercreditor agreement, the Master Servicer and Special Servicer shall seek to maximize the timely and complete recovery of principal and interest on the Mortgage Loans and Companion Loans (other than the Non-Serviced Mortgage Loan and the Companion Loan related thereto). Subject only to the Servicing Standard, the Master Servicer and Special Servicer shall have full power and authority, acting alone or, in the case of the Master Servicer only, through sub-servicers (subject to paragraph (c) of this Section 3.01 and to Section 3.02), to do or cause to be done any and all things in connection with such servicing and administration which it may deem consistent with the Servicing Standard and, in its judgment exercised in accordance with the Servicing Standard, in the best interests of the Certificateholders and holders of the related Companion Loans (as a collective whole), including, without limitation, with respect to each Mortgage Loan and Companion Loan, (A) to prepare, execute and deliver, on behalf of the Certificateholders, related Companion Loan Noteholders and the Trustee or either of them: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien on each Mortgaged Property and related collateral; (ii) subject to Sections 3.08, 3.09,
3.10 and 3.27, any modifications, waivers, consents or amendments to or with respect to any documents contained in the related Mortgage File or defeasance of the Mortgage Loan or Companion Loan; and (iii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Mortgage Loans (and related Companion Loans) and the Mortgaged Properties; and (B) to direct, manage, prosecute and/or defend any action, suit or proceeding of any kind filed in the name of the Master Servicer or Special Servicer in their respective capacity on behalf of the Trustee or Trust. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer shall modify, amend, waive or otherwise consent to any change of the terms of any Mortgage Loan or Companion Loan except under the circumstances described in Sections 3.08, 3.09,
3.10 and 3.27 hereof or in Section 3.03(a) hereof. The Master Servicer and Special Servicer shall service and administer the Mortgage Loans and the Companion Loans (other than the Non-Serviced Mortgage Loan and the Companion Loan related thereto) in accordance with applicable law and the terms hereof and the Intercreditor Agreements and shall provide to the Mortgagors any reports required to be provided to them thereby.

            Pursuant to the terms of the Intercreditor Agreements relating to the Whole Loans that have a Mezz Cap B Loan as its Companion Loan, it is contemplated that the Mortgagor under such Whole Loan and its related Mezz Cap B Loan will remit payments on such Whole Loan to the Master Servicer hereunder, and for each Mezz Cap B Loan that has been securitized and for each Mezz Cap B Loan that is securitized in the future, the related Mortgagor will remit payments on such Mezz Cap B Loans directly to the servicer for such securitizations; provided, however, that under the circumstances identified in the related Intercreditor Agreements, the Mortgagor under each Mezz Cap B Loan (even after such Mezz Cap B Loan has been securitized) will be required to remit payments on such Mezz Cap B Loan directly to the Master Servicer under this Agreement.

            Subject to Section 3.11, the Trustee shall, upon the receipt of a written request of a Servicing Officer, execute and deliver to the Master Servicer and Special Servicer any powers of attorney and other documents prepared by the Master Servicer and Special Servicer and necessary or appropriate (as certified in such written request) to enable the Master Servicer and Special Servicer to carry out their servicing and administrative duties hereunder. Notwithstanding anything contained herein to the contrary, neither the Master Servicer nor the Special Servicer shall, without the Trustee's written consent: (i) initiate any action, suit or proceeding solely under the Trustee's name without indicating the Master Servicer's or Special Servicer's, as applicable, representative capacity; or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state. Each of the Master Servicer and the Special Servicer shall indemnify the Trustee for any and all costs, liabilities and expenses incurred by the Trustee in connection with the negligent or willful misuse of such powers of attorney by the Master Servicer or the Special Servicer, as applicable.

            (b) Unless otherwise provided in the related Loan Documents, the Master Servicer shall apply any partial Principal Prepayment received on a Mortgage Loan or Companion Loan (other than the Non-Serviced Mortgage Loan or the Companion Loan related thereto), on a date other than a Due Date to the principal balance of such Mortgage Loan as of the Due Date immediately following the date of receipt of such partial Principal Prepayment. Unless otherwise provided in the related Loan Documents, the Master Servicer shall apply any amounts received on "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8) (which shall not be redeemed by the Master Servicer prior to the maturity thereof) in respect of such a Mortgage Loan or Companion Loan being defeased pursuant to its terms to the principal balance of and interest on such Mortgage Loan or Companion Loan as of the Due Date immediately following the receipt of such amounts.

            (c) The Master Servicer may enter into sub-servicing agreements with third parties with respect to any of its obligations hereunder, provided that
(i) any such agreement shall be consistent with the provisions of this Agreement and (ii) such agreement shall be consistent with the Servicing Standard. Any such sub-servicing agreement may permit the sub-servicer to delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this
Section 3.01(c). Any sub-servicing agreement entered into by the Master Servicer shall provide that it may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer or by any successor Master Servicer without cost or obligation to the assuming party or the Trust Fund, upon the assumption by such party of the obligations of the Master Servicer pursuant to Section
7.02. The Special Servicer may not enter into sub-servicing agreements.

            Any sub-servicing agreement, and any other transactions or services relating to the Mortgage Loans involving a sub-servicer, shall be deemed to be between the Master Servicer and such sub-servicer alone, and the Trustee, the Trust Fund and the Certificateholders shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the sub-servicer, except as set forth in Section 3.01(d) and no provision herein may be construed so as to require the Trust Fund to indemnify any such sub-servicer.

            Notwithstanding anything to the contrary contained herein, it shall be permissible for the sub-servicing agreement entered into with any sub-servicers dated on or prior to the Closing Date to prohibit a termination of the related sub-servicer without cause. Any such right of such a designated sub-servicer under the related sub-servicing agreement shall be binding upon any successor Master Servicer (including the Trustee).

            (d) If the Trustee or any successor Master Servicer assumes the obligations of the Master Servicer in accordance with Section 7.02, the Trustee or such successor, as applicable, to the extent necessary to permit the Trustee or such successor, as applicable, to carry out the provisions of Section 7.02, shall, without act or deed on the part of the Trustee or such successor, as applicable, succeed to all of the rights and obligations of the Master Servicer under any sub-servicing agreement entered into by the Master Servicer pursuant to Section 3.01(c). In such event, the Trustee or the successor Master Servicer, as applicable, shall be deemed to have assumed all of the Master Servicer's interest therein (but not any liabilities or obligations in respect of acts or omissions of the Master Servicer prior to such deemed assumption) and to have replaced the Master Servicer as a party to such sub-servicing agreement to the same extent as if such sub-servicing agreement had been assigned to the Trustee or such successor Master Servicer, as applicable, except that the Master Servicer shall not thereby be relieved of any liability or obligations under such sub-servicing agreement that accrued prior to the succession of the Trustee or the successor Master Servicer, as applicable.

            In the event that the Trustee or any successor Master Servicer, assumes the servicing obligations of the Master Servicer, upon request of the Trustee, or such successor Master Servicer, as applicable, the Master Servicer shall at its own expense deliver or cause to be delivered to the Trustee or such successor Master Servicer all documents and records relating to any sub-servicing agreement and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held by it, if any, and will otherwise use its reasonable efforts to effect the orderly and efficient transfer of any sub-servicing agreement to the Trustee or the successor Master Servicer, as applicable.

            (e) Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the Master Servicer's obligations and responsibilities hereunder and the Master Servicer's authority with respect to the Non-Serviced Mortgage Loan and the Companion Loan related to the Non-Serviced Mortgage Loan are limited by and subject to the terms of the Franklin Mills Intercreditor Agreement and this Agreement and the rights of the Other Master Servicer and the Other Special Servicer with respect thereto under the Other Pooling Agreement. The parties further recognize the respective rights and obligations of the Other Trustee, the Companion Loan Noteholders and/or the Companion Loan Representative under the Franklin Mills Intercreditor Agreement including with respect to (i) the allocation of collections on or in respect of the Franklin Mills Whole Loan in accordance with the Franklin Mills Intercreditor Agreement, (ii) the purchase of the Franklin Mills Whole Loan or Companion Loan by the related Companion Loan Noteholder or their designees in accordance with the Franklin Mills Intercreditor Agreement to the extent provided therein and (iii) any cure rights that the Companion Loan Noteholder may exercise, if applicable, in accordance with the Franklin Mills Intercreditor Agreement. The Master Servicer shall cooperate with the Trustee in connection with the enforcement of the rights by the Trustee (as holder of the Non-Serviced Mortgage Loan) under the Franklin Mills Intercreditor Agreement and the Other Pooling Agreement. The Trustee (with the cooperation of the Master Servicer) shall take such actions as it shall deem reasonably necessary to facilitate the servicing of the Non-Serviced Companion Loan by the Other Master Servicer and the Other Special Servicer, including, but not limited to, delivering appropriate requests for release to the custodian (if any) in order to deliver any portion of the related Mortgage File to the Other Master Servicer or Other Special Servicer under the Other Pooling Agreement.

            None of the Master Servicer, the Special Servicer or the Trustee shall have any obligations or authority to supervise the Other Master Servicer, the Other Special Servicer or the Other Trustee or to make servicing advances with respect to the Non-Serviced Mortgage Loan or the Companion Loan related to the Non-Serviced Mortgage Loan. The obligation of the Master Servicer and the Special Servicer to provide information to the Trustee and any other Person with respect to the Non-Serviced Mortgage Loan and the Companion Loan related to the Non-Serviced Mortgage Loan is dependent on their receipt of the corresponding information from the Other Master Servicer or the Other Special Servicer, as applicable.

            (f) The parties hereto acknowledge that the Non-Serviced Mortgage Loan is subject to the terms and conditions of the Franklin Mills Intercreditor Agreement and further acknowledge that, pursuant to the Franklin Mills Intercreditor Agreement, (i) the Non-Serviced Mortgage Loan and the Companion Loan that is related to the Non-Serviced Mortgage Loan is to be serviced and administered by the Other Master Servicer and Other Special Servicer in accordance with the Other Pooling Agreement, and (ii) in the event that the Companion Loan related to the Non-Serviced Mortgage Loan is no longer part of the trust fund created by the Other Pooling Agreement and the Non-Serviced Mortgage Loan remains an asset of the Trust Fund, then, as set forth in the Franklin Mills Intercreditor Agreement, the Franklin Mills Whole Loan shall be serviced in accordance with the applicable provisions of the Other Pooling Agreement as if such agreement was still in full force and effect with respect to the Franklin Mills Whole Loan, until such time as a new servicing agreement has been agreed to by the parties to the Franklin Mills Intercreditor Agreement in accordance with the provisions of such agreement and confirmation has been obtained from the Rating Agencies that such new servicing agreement would not result in a downgrade, qualification or withdrawal of the then current ratings of any Class of Certificates then outstanding and any other requirements applicable to the Non-Serviced Mortgage Loan.

            (g) The parties hereto acknowledge that each Serviced Whole Loan is subject to the terms and conditions of the related Intercreditor Agreement and recognize the respective rights and obligations of the Trust, as holder of the related Mortgage Loan, and of the related Companion Loan Noteholders under the related Intercreditor Agreements, including with respect to: (i) the allocation of collections on or in respect of such Serviced Whole Loan, and the making of remittances, to the Trust, as holder of the related Mortgage Loan, and to the related Companion Loan Noteholders, (ii) the allocation of expenses and losses relating to such Serviced Whole Loan to the Trust, as holder of the related Mortgage Loan, and to the related Companion Loan Noteholders, (iii) the right of the related Companion Loan Noteholder to purchase the related Mortgage Loan,
(iv) the right of the related Companion Loan Noteholder to cure certain defaults and (v) the consent, consultation and approval rights of the related Companion Loan Noteholder. In addition, the parties hereto further acknowledge that, pursuant to such Intercreditor Agreements, in the event that the Mortgage Loan (and any successor REO Mortgage Loan) related to any Serviced Whole Loan is no longer part of the Trust Fund created hereunder, then in accordance with the related Intercreditor Agreement, the applicable Serviced Whole Loan shall continue to be serviced in accordance with the applicable provisions of this Agreement as if this Agreement was still in full force and effect with respect to such Serviced Whole Loan, until such time as a new servicing agreement has been agreed to by the parties to related Intercreditor Agreement in accordance with the provisions of such Intercreditor Agreement and, if any related Pari Passu Companion Loan is part of a trust fund created pursuant to a securitization, confirmation has been obtained from the applicable rating agencies that such new servicing agreement would not result in a downgrade, qualification or withdrawal of the then current ratings of any of the certificates issued in connection with such securitization.

            (h) Notwithstanding anything to the contrary herein, (a) at no time shall the Master Servicer or the Trustee be required to make any P&I Advance on any Companion Loan and (b) if the Mortgage Loan (or the related REO Property) that is part of a Whole Loan is no longer part of the Trust Fund, neither the Master Servicer nor the Trustee, as the case may be, shall have any obligation to make any Property Advance on such Whole Loan. If pursuant to the foregoing sentence, the Master Servicer or the Trustee does not intend to make a Property Advance with respect to a Whole Loan that the Master Servicer or the Trustee would have made if the related Mortgage Loan or REO Property were still part of the Trust Fund, the Master Servicer or the Trustee, as the case may be, shall promptly notify the holder of the related Companion Loan of its intention to no longer make such Property Advances and shall additionally promptly notify such holder of any required Property Advance it would have otherwise made upon becoming aware of the need for such Property Advance. Additionally, at the time the Mortgage Loan relating to a Serviced Whole Loan is removed from the Trust Fund, the Master Servicer or the Trustee, as the case may be, shall deliver to the related Companion Holder (or the master servicer of any securitization of the related Companion Loan) (i) a copy of the most recent inspection report and the inspection report for the prior calendar year, (ii) all financial statements collected from the related borrower for the most recent calendar year and the prior calendar year, (iii) a copy of the most recent Appraisal and any other Appraisal done in the prior year and (iv) a copy of all tax and insurance bills for the current calendar year and the prior calendar year.

            Section 3.02 Liability of the Master Servicer. Notwithstanding any sub-servicing agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Master Servicer and any Person acting as sub-servicer (or its agents or subcontractors) or any reference to actions taken through any Person acting as sub-servicer or otherwise, the Master Servicer shall remain obligated and primarily liable for the servicing and administering of the Mortgage Loans and the Serviced Companion Loans in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreements or arrangements or by virtue of indemnification from any Person acting as sub-servicer (or its agents or subcontractors) to the same extent and under the same terms and conditions as if the Master Servicer alone were servicing and administering the Mortgage Loans and the Serviced Companion Loans. The Master Servicer shall be entitled to enter into an agreement with any sub-servicer providing for indemnification of the Master Servicer by such sub-servicer, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification, but no such agreement for indemnification shall be deemed to limit or modify this Agreement.

            Section 3.03 Collection of Certain Mortgage Loan Payments.

            (a) The Master Servicer (with respect to non-Specially Serviced Mortgage Loans) or the Special Servicer (with respect to Specially Serviced Mortgage Loans), as applicable, shall use reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (including the Serviced Whole Loans but excluding the Non-Serviced Whole Loan) it is obligated to service hereunder, and shall follow the Servicing Standard with respect to such collection procedures. The Master Servicer, with respect to the Mortgage Loans and Serviced Companion Loans other than Specially Serviced Mortgage Loans, and Special Servicer, with respect to the Specially Serviced Mortgage Loans, shall use its reasonable efforts to collect income statements, rent rolls and other reporting information from Mortgagors (as required under the related Loan Documents). Consistent with the foregoing, the Master Servicer (with respect to non-Specially Serviced Mortgage Loans) or Special Servicer (with respect to Specially Serviced Mortgage Loans), as applicable, may in its discretion waive any late payment charge or Default Interest in connection with any delinquent Monthly Payment with respect to any Mortgage Loan or Serviced Companion Loan. In addition, the Master Servicer shall be entitled to take such actions with respect to the collection of payments on the Mortgage Loans and the Serviced Companion Loans as are permitted or required under Section 3.26 hereof.

            (b) Promptly following the Closing Date, the Trustee shall send written notice (in the form attached hereto as Exhibit R) to each Other Master Servicer and Other Special Servicer stating that, as of the Closing Date, the Trustee is the holder of the related Mortgage Loan and directing such Other Master Servicer to remit to the Master Servicer all amounts payable and to forward, deliver or otherwise make available, as the case may be, to the Master Servicer all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the Companion Loan Noteholders under the applicable Intercreditor Agreement and the Other Pooling Agreement. The Master Servicer shall, within one Business Day of receipt, deposit into the Collection Account all amounts received with respect to the Non-Serviced Mortgage Loan, the Mortgaged Property related to the Non-Serviced Mortgage Loan or any related REO Property.

            Section 3.04 Collection of Taxes, Assessments and Similar Items; Escrow Accounts.

            (a) With respect to each Mortgaged Property securing a Mortgage Loan or Serviced Whole Loan (other than the Non-Serviced Mortgage Loan), the Master Servicer shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of taxes, assessments, ground rents and other similar items that are or may become a lien on the related Mortgaged Property and the status of insurance premiums payable with respect thereto. From time to time, to the extent such payments are to be made from escrowed funds, the Master Servicer shall (i) obtain all bills for the payment of such items (including renewal premiums), and (ii) effect payment of all such bills with respect to such Mortgaged Properties prior to the applicable penalty or termination date, in each case employing for such purpose Escrow Payments as allowed under the terms of the related Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan. With respect to non-escrowed payments, when the Master Servicer becomes aware in accordance with the Servicing Standard that a Mortgagor (other than with respect to the Non-Serviced Mortgage Loan) has failed to make any such payment or, with respect to escrowed loans, collections from the Mortgagor are insufficient to pay any such item before the applicable penalty or termination date, the Master Servicer shall advance the amount of any shortfall as a Property Advance unless the Master Servicer determines in accordance with the Servicing Standard that such Advance would be a Nonrecoverable Advance. Notwithstanding anything in this Agreement to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer has determined that such a Property Advance would be nonrecoverable if making the payment would prevent
(i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, if, in each instance, the Special Servicer determines (which determination shall be made, in the case of a Mortgage Loan that is not a Specially Serviced Mortgage Loan, with reasonable promptness following a request therefor by the Master Servicer; provided the Special Servicer receives all information from the Master Servicer that it reasonably requests to make such a determination) in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders and any related Companion Loan Noteholder (as a collective whole). If the Special Servicer makes such a determination, it shall notify the Master Servicer and the Master Servicer shall make such payment from the Collection Account. No costs incurred by the Master Servicer in effecting the payment of taxes and assessments on the Mortgaged Properties shall, for the purpose of calculating distributions to Certificateholders, be added to the amount owing under the related Mortgage Loans, notwithstanding that the terms of such Mortgage Loans so permit.

            (b) The Master Servicer shall segregate and hold all funds collected and received pursuant to any Mortgage Loan or Serviced Whole Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more segregated custodial accounts (each, an "Escrow Account") into which all Escrow Payments shall be deposited within two Business Days after receipt. The Master Servicer shall also deposit into each applicable Escrow Account any amounts representing losses on Permitted Investments to the extent required by Section 3.07(b) and any Insurance Proceeds or Liquidation Proceeds which are required to be applied to the restoration or repair of any Mortgaged Property pursuant to the related Mortgage Loan. Escrow Accounts shall be Eligible Accounts (except to the extent the related Mortgage Loan requires or permits it to be held in an account that is not an Eligible Account) and shall be entitled, "Wachovia Bank, National Association, as Master Servicer, in trust for Wells Fargo Bank, N.A., as Trustee in trust for Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10, any related Companion Loan Noteholder and Various Mortgagors." Withdrawals from an Escrow Account may be made by the Master Servicer only:

            (i) to effect timely payments of items constituting Escrow Payments for the related Loan Documents and in accordance with the terms of the related Mortgage Loan;

            (ii) to transfer funds to the Collection Account and/or the applicable Whole Loan Custodial Account to reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for any Property Advance (with interest thereon at the Advance Rate) relating to Escrow Payments, but only from amounts received with respect to the related Mortgage Loan which represent late collections of Escrow Payments thereunder;

            (iii) for application to the restoration or repair of the related Mortgaged Property in accordance with the related Mortgage Loan and the Servicing Standard;

            (iv) to clear and terminate such Escrow Account upon the termination of this Agreement;

            (v) to pay from time to time to the related Mortgagor (a) any interest or investment income earned on funds deposited in the Escrow Account if such income is required to be paid to the related Mortgagor under law or by the terms of the Mortgage Loan, or otherwise to the Master Servicer and (b) any other funds required to be released to the related Mortgagors pursuant to the related Loan Documents; and

            (vi) to remove any funds deposited in an Escrow Account that were not required to be deposited therein.

            (c) The parties acknowledge that pursuant to the Other Pooling Agreement, the related Other Master Servicer is obligated to make servicing advances with respect to the Non-Serviced Mortgage Loan. The Other Master Servicer shall be entitled to reimbursement for Nonrecoverable Property Advances with respect to the Non-Serviced Mortgage Loan (with, in each case, any accrued and unpaid interest thereon provided for under the Other Pooling Agreement) in the manner set forth in the Other Pooling Agreement and the Franklin Mills Intercreditor Agreement.

            If the Trustee or the Master Servicer has received notice from S&P, Moody's or Fitch that the Master Servicer no longer is an approved master servicer then such party shall promptly notify the other and the Special Servicer and the Trustee shall notify the related Companion Loan Noteholder(s) of the same.

            (d) To the extent that (i) an operations and maintenance plan is required to be established and executed pursuant to the terms of a Mortgage Loan or a Serviced Whole Loan (other than the Non-Serviced Mortgage Loan), or (ii) any repairs, capital improvements, actions or remediations are required to have been taken or completed pursuant to the terms of the Mortgage Loan or Serviced Whole Loan (other than the Non-Serviced Mortgage Loan), the Master Servicer shall determine (which determination may be made on the basis of inquiry to the Mortgagor and this sentence shall in no event be construed to require a physical inspection other than inspections described in Section 3.19; provided that all deliveries required to be made to Master Servicer under the related Loan Documents of supporting documentation have been made; then the Master Servicer shall report the then current status as a failure) whether the related Mortgagor has failed to perform such obligations under the related Mortgage Loan or Serviced Whole Loan as of the date required under the related Mortgage Loan or Serviced Whole Loan and report any such failure to the Special Servicer and the related Companion Loan Noteholders within a reasonable time after the later of March 31, 2007 and the date as of which such actions or remediations are required to be or to have been taken or completed.

            Section 3.05 Collection Account; Upper-Tier Distribution Account; Lower-Tier Distribution Account; Excess Liquidation Proceeds Reserve Account.

            (a) The Master Servicer shall establish and maintain the Collection Account in the Trustee's name, for the benefit of the Certificateholders and the Trustee as the Holder of the Lower-Tier Regular Interests. The Collection Account shall be established and maintained as an Eligible Account. Amounts attributable to the Mortgage Loans will be assets of the Lower-Tier REMIC. The Master Servicer shall deposit or cause to be deposited in the Collection Account within one Business Day following receipt the following payments and collections received or made by it on or with respect to the Mortgage Loans (other than Mortgage Loans related to a Serviced Whole Loan except for clause (vii) below):

            (i) all payments on account of principal on such Mortgage Loans, including the principal component of Unscheduled Payments;

            (ii) all payments on account of interest on such Mortgage Loans and the interest portion of all Unscheduled Payments;

            (iii) all Yield Maintenance Charges on such Mortgage Loans;

            (iv) any amounts required to be deposited pursuant to Section 3.07(b) in connection with net losses realized on Permitted Investments with respect to funds held in the Collection Account;

            (v) all Net REO Proceeds withdrawn from an REO Account pursuant to
      Section 3.17(b) and all Net Insurance Proceeds and Net Liquidation
      Proceeds;

            (vi) any amounts received from Mortgagors which represent recoveries of Property Protection Expenses, to the extent not permitted to be retained by the Master Servicer as provided herein; and

            (vii) any other amounts required by the provisions of this Agreement to be deposited into the Collection Account by the Master Servicer or Special Servicer, including, any amounts transferred from a Whole Loan Custodial Account to the Collection Account as contemplated by Section 3.06A(a)(i), any recovery of Unliquidated Advances and, without limitation, proceeds of any repurchase of a Mortgage Loan (but in this case including a Mortgage Loan that is related to a Serviced Whole Loan) pursuant to Section 2.03 hereof.

            The foregoing requirements for deposits in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, to the extent provided herein, payments in the nature of late payment charges (subject to Section 3.12 hereof), assumption fees, loan modification fees, loan service transaction fees, extension fees, demand fees, beneficiary statement charges and similar fees need not be deposited in the Collection Account by the Master Servicer or the Special Servicer, as applicable, and, to the extent permitted by applicable law, the Master Servicer or the Special Servicer, as applicable, shall be entitled to retain any such charges and fees received with respect to such Mortgage Loans. The Master Servicer shall promptly deliver to the Special Servicer, as additional special servicing compensation in accordance with Section 3.12, all assumption fees and assumption application fees (or the applicable portions thereof), and other transaction fees received by the Master Servicer to which the Special Servicer is entitled pursuant to such Section upon receipt of a written statement (on which the Master Servicer is entitled to rely) from the Special Servicer describing the item and amount (unless pursuant to this Agreement it is otherwise clear that the Special Servicer is entitled to such amounts, in which case a written statement is not required). In the event that the Master Servicer deposits in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding. The Master Servicer shall give written notice to the Trustee and the Special Servicer of the location and account number of the Collection Account and shall notify the Trustee and the Special Servicer in writing of any subsequent change thereof.

            Upon receipt of any of the amounts described in clauses (i) through
(vii) above with respect to a Mortgage Loan, the Special Servicer shall promptly, but in no event later than one Business Day after receipt, remit such amounts to the Master Servicer for deposit into the related Collection Account in accordance with the second preceding paragraph, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse such check to the order of the Master Servicer, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or other appropriate reason. Any such amounts received by the Special Servicer with respect to an REO Property that relates to any Mortgage Loan shall initially be deposited by the Special Servicer into the related REO Account (or, at the option of the Special Servicer, remitted by the applicable property manager directly to the Master Servicer) and thereafter remitted to the Master Servicer for deposit into the Collection Account, all in accordance with Section 3.17.

            (b) The Trustee shall establish and maintain (i) the Lower-Tier Distribution Account in the name of the Trustee, in trust for the benefit of the Certificateholders and the Trustee as the Holder of the Lower-Tier Regular Interests; and (ii) the Upper-Tier Distribution Account in the name of the Trustee, in trust for the benefit of the Certificateholders (other than the Holders of the Class LR Certificates). The Lower-Tier Distribution Account and Upper-Tier Distribution Account shall be established and maintained as Eligible Accounts or as sub-accounts of a single Eligible Account. With respect to each Distribution Date, on or before such date the Trustee shall make the withdrawals from the Lower-Tier Distribution Account, as set forth in Section 4.01 hereof, shall make the deposits into the Upper-Tier Distribution Account, as set forth in Section 4.01 hereof, and shall cause the amount of Available Funds (including P&I Advances) and Yield Maintenance Charges to be distributed in respect of the Certificates, pursuant to Section 4.01 hereof on such date.

            (c) The Trustee shall establish (upon receipt of written notice that an event that generates Excess Liquidation Proceeds has occurred) and maintain the Excess Liquidation Proceeds Reserve Account in trust for the benefit of the Certificateholders. The Excess Liquidation Proceeds Reserve Account shall be maintained separate and apart from trust funds for mortgage pass-through certificates of other series administered by the Trustee and other accounts of the Trustee. Funds in the Excess Liquidation Proceeds Reserve Account may be invested by the Trustee in Permitted Investments in accordance with the provisions of Section 3.07.

            Upon the disposition of any REO Property in accordance with Section 3.18, the Special Servicer shall calculate the Excess Liquidation Proceeds, if any, realized in connection with such sale and remit to the Trustee such amount for deposit in the Excess Liquidation Proceeds Reserve Account. On any Distribution Date, amounts held in the Excess Liquidation Proceeds Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses, as determined by the Special Servicer in consultation with the Controlling Class Representative, shall be distributed to the Holders of the Class LR Certificates.

            (d) Notwithstanding anything to the contrary herein, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Liquidation Proceeds Reserve Account and the Interest Reserve Account may all be sub-accounts of a single Eligible Account.

            Section 3.05A. Whole Loan Custodial Account.

            (a) The Master Servicer shall establish and maintain, with respect to each Serviced Whole Loan, one or more separate accounts, which may be sub-accounts of a single account (with respect to each Whole Loan, the "Whole Loan Custodial Account") in which the amounts described in clauses (i) through
(vii) below shall be deposited and held in trust for the benefit of Certificateholders with respect to the Mortgage Loans related to Serviced Whole Loans and the related Companion Loan Noteholders, as their interests may appear; provided that a Whole Loan Custodial Account may be a sub-account of the Collection Account or another Whole Loan Custodial Account. Each of the Whole Loan Custodial Accounts shall be an Eligible Account or a subaccount of an Eligible Account. The Master Servicer shall deposit or cause to be deposited in each Whole Loan Custodial Account within one Business Day following receipt the following payments and collections received or made by it on or with respect to the related Serviced Whole Loan:

            (i) all payments on account of principal on the related Serviced Whole Loan, including the principal component of Unscheduled Payments;

            (ii) all payments on account of interest on the related Serviced Whole Loan and the interest portion of all Unscheduled Payments;

            (iii) all Yield Maintenance Charges on the related Serviced Whole Loan;

            (iv) any amounts required to be deposited pursuant to Section 3.07(b) in connection with net losses realized on Permitted Investments with respect to funds held in the Whole Loan Custodial Account;

            (v) all Net REO Proceeds on the related Serviced Whole Loan withdrawn from an REO Account pursuant to Section 3.17(b) and all Net Insurance Proceeds and Net Liquidation Proceeds with respect to the related Serviced Whole Loan;

            (vi) any amounts received from the related Mortgagor which represent recoveries of Property Protection Expenses, to the extent not permitted to be retained by the Master Servicer as provided herein; and

            (vii) any other amounts required by the provisions of this Agreement to be deposited into the Whole Loan Custodial Account by the Master Servicer or Special Servicer, including any recovery of any Unliquidated Advances.

            (b) The foregoing requirements for deposits in the Whole Loan Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, to the extent provided herein, payments in the nature of late payment charges (subject to Section 3.12 hereof), assumption fees, loan modification fees, loan service transaction fees, extension fees, demand fees, beneficiary statement charges and similar fees need not be deposited in the Whole Loan Custodial Account by the Master Servicer or the Special Servicer, as applicable, and, to the extent permitted by applicable law, the Master Servicer or the Special Servicer, as applicable, shall be entitled to retain any such charges and fees received with respect to the Serviced Whole Loans. The Master Servicer shall promptly deliver to the Special Servicer, as additional special servicing compensation in accordance with
Section 3.12, all assumption fees and assumption application fees (or the applicable portions thereof), and other transaction fees received by the Master Servicer to which the Special Servicer is entitled pursuant to such Section upon receipt of a written statement (on which the Master Servicer is entitled to rely) from the Special Servicer describing the item and amount (unless pursuant to this Agreement it is otherwise clear that the Special Servicer is entitled to such amounts, in which case a written statement is not required). In the event that the Master Servicer deposits in the Whole Loan Custodial Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Whole Loan Custodial Account, any provision herein to the contrary notwithstanding. The Master Servicer shall give written notice to the Trustee, the related Companion Loan Noteholders and the Special Servicer of the location and account number of the Whole Loan Custodial Account and shall notify the Trustee, the related Companion Loan Noteholders and the Special Servicer in writing of any subsequent change thereof. Each Whole Loan Custodial Account shall be maintained as a segregated account (or sub-account of such segregated account), separate and apart from trust funds created for mortgage backed securities of other series and the other accounts of the Master Servicer.

            (c) Upon receipt of any of the amounts described in clauses (i) through (vii) above with respect to a Whole Loan, the Special Servicer shall promptly, but in no event later than one Business Day after receipt, remit such amounts to the Master Servicer for deposit into the related Whole Loan Custodial Account in accordance with the second preceding paragraph, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse such check to the order of the Master Servicer, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or other appropriate reason. Any such amounts received by the Special Servicer with respect to an REO Property that relates to any Serviced Whole Loan shall initially be deposited by the Special Servicer into the related REO Account (or, at the option of the Special Servicer, remitted by the applicable property manager directly to the Master Servicer) and thereafter remitted to the Master Servicer for deposit into the related Whole Loan Custodial Account, all in accordance with Section 3.17.

            Section 3.06 Permitted Withdrawals from the Collection Account.

            (a) The Master Servicer may make withdrawals from the Collection Account only as described below (the order set forth below not constituting an order of priority for such withdrawals):

            (i) to remit to the Trustee for deposit in the Lower-Tier Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Reserve Account the amounts required to be deposited in the Lower-Tier Distribution Account and the Interest Reserve Account and the Excess Liquidation Proceeds Reserve Account pursuant to Section 4.01(a)(i), Section 3.25 and Section 3.07, respectively;

            (ii) to pay or reimburse the Master Servicer, the Special Servicer or the Trustee, (A) for Advances made thereby with respect to Mortgage Loans that are not part of a Serviced Whole Loan (other than Workout-Delayed Reimbursement Amounts) and any related Advance Interest Amounts (provided that the Trustee shall have priority with respect to such payment or reimbursement of any such Advances and any related Advance Interest Amounts), the Master Servicer's right to reimburse any such Person pursuant to this clause (ii)(A) being limited to late collections (including cure payments by related Companion Loan Noteholders) of the particular item which was the subject of the related Advance, Penalty Charges and Liquidation Proceeds on or in respect of the particular Mortgage Loan or REO Property respecting which such Advance was made; if applicable; provided that (x) prior to the time any Advance is reimbursed, Advance Interest Amounts may be reimbursed solely from Penalty Charges, and (y) at the time any Advance (other than Workout Delayed Reimbursement Amounts) is reimbursed, Advance Interest Amounts on such reimbursed Advance shall be payable first from Penalty Charges collected on the related Mortgage Loan, and, to the extent such Penalty Charges are insufficient, then from general collections on deposit in the Collection Account, (B) for Advances and any related Advance Interest Amounts (or portion thereof) that have been deemed to be Nonrecoverable Advances or are not recovered from such recoveries in respect of the related Mortgage Loan or REO Property after a Final Recovery Determination to the extent not recovered from the related Whole Loan Custodial Account and Advance Interest Amounts thereon, first, out of the principal portion of general collections on the Mortgage Loans and REO Properties (to be allocated between the Loan Groups as set forth in the last paragraph of this Section 3.06), and second, to the extent the principal portion of general collections is insufficient and with respect to such excess only, subject to any election in its sole discretion to defer reimbursement thereof pursuant to Section 3.30, out of other collections on the Mortgage Loans and REO Properties (to be allocated between the Loan Groups as set forth in the last paragraph of this Section 3.06) and, (C) for Workout-Delayed Reimbursement Amounts and Advance Interest Amounts thereon, first, out of the principal portion of the general collections on the Mortgage Loans and REO Properties, net of such amounts being reimbursed pursuant to (B) above (to be allocated between the Loan Groups as set forth in the last paragraph of Section 3.06) and second, upon a determination by the Master Servicer, the Special Servicer or the Trustee, as applicable, that a Workout-Delayed Reimbursement Amount is a Nonrecoverable Advance, in the same manner as Nonrecoverable Advances may be reimbursed;

            (iii) [Reserved];

            (iv) to pay on or before each Master Servicer Remittance Date to the Master Servicer and the Special Servicer, as applicable, as compensation, the aggregate unpaid Servicing Fee with respect to Mortgage Loans that are not part of a Serviced Whole Loan (to the extent not otherwise required to be applied against Prepayment Interest Shortfalls), and Special Servicing Compensation (if any), respectively, in respect of the immediately preceding Interest Accrual Period, to be paid, in the case of the Servicing Fee, from interest received on the related Mortgage Loan and to pay from time to time to the Master Servicer in accordance with Section 3.07(b) any interest or investment income earned on funds deposited in the Collection Account;

            (v) in accordance with Section 2.03, to reimburse the Trustee or the Special Servicer, out of general collections on the Mortgage Loans and related REO Properties (including with respect to the Non-Serviced Mortgaged Loan) for any unreimbursed expense reasonably incurred by the Trustee or the Special Servicer in connection with the enforcement of a Mortgage Loan Seller's obligations under Section 6(e) of the related Loan Sale Agreement, together with interest thereon at the Advance Rate, but only to the extent that such expenses are not otherwise reimbursable;

            (vi) to pay out of general collections on the Mortgage Loans and related REO Properties, for costs and expenses incurred by the Trust Fund with respect to the Mortgage Loans and related REO Properties pursuant to
      Section 3.10(e) and to pay Liquidation Expenses out of related Liquidation Proceeds pursuant to Section 3.11 (provided that with respect to each Serviced Whole Loan, such expenses shall first be reimbursed pursuant to
      Section 3.06A(vi) to the extent related to such Serviced Whole Loan and if not reimbursed pursuant thereto, shall be paid from the Collection Account as provided in this clause (vi));

            (vii) to the extent not reimbursed or paid pursuant to any other clause of this Section 3.06, to reimburse or pay the Master Servicer, the Trustee, the Special Servicer or the Depositor, as applicable, for unpaid Trustee Fees, unpaid Servicing Fees, unpaid Special Servicing Compensation and other unpaid items incurred by such Person pursuant to the second sentence of Section 3.07(c), Section 3.08(a) and (b), Section 3.10,
      Section 3.12(c), Section 3.17(a), Section 6.03, Section 7.04, Section 8.05(a), Section 8.05(b), Section 8.05(d) or Section 11.07, or any other provision of this Agreement pursuant to which such Person is entitled to reimbursement or payment from the Trust Fund, in each case only to the extent expressly reimbursable under such Section, it being acknowledged that this clause (vii) shall not be deemed to modify the substance of any such Section, including the provisions of such Section that set forth the extent to which one of the foregoing Persons is or is not entitled to payment or reimbursement (provided that with respect to each Serviced Whole Loan, such expenses shall first be reimbursed pursuant to Section 3.06A(vii) to the extent related to such Serviced Whole Loan and if not reimbursed pursuant thereto, shall be paid from the Collection Account as provided in this clause (vii));

            (viii) to transfer to the Trustee for deposit in one or more separate, non-interest bearing accounts any amount reasonably determined by the Trustee to be necessary to pay any applicable federal, state or local taxes imposed on the Upper-Tier REMIC, the Lower-Tier REMIC under the circumstances and to the extent described in Section 4.05;

            (ix) to withdraw any amount deposited into the Collection Account that was not required to be deposited therein; or

            (x) to clear and terminate the Collection Account pursuant to
      Section 9.01.

            The Master Servicer shall also be entitled to make withdrawals from time to time, from the Collection Account of amounts necessary for the payments or reimbursement of amounts required to be paid to the Other Master Servicer, Other Special Servicer or Other Trustee, as applicable, by the holders of the Non-Serviced Mortgage Loan pursuant to the Franklin Mills Intercreditor Agreement. In the absence of manifest error, the Master Servicer may conclusively rely on the request for payments contemplated by the preceding sentence.

            If and to the extent that the Master Servicer has reimbursed itself pursuant to clauses (a)(ii), (a)(vi) or (a)(vii) above for an expense with respect to a Whole Loan that represents the related Companion Loan's allocable share of such cost or expense, the Master Servicer shall use efforts consistent with the Servicing Standard to collect such amounts from the Companion Loan Noteholder and deposit all such amounts collected from or on behalf of the Companion Noteholder into the Collection Account.

            The Master Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Collection Account pursuant to subclauses (ii)-(ix) above.

            The Master Servicer shall pay to each of the Special Servicer (or to third party contractors at the direction of the Special Servicer) and the Trustee, as applicable, from the applicable Collection Account, amounts permitted to be paid thereto from such account promptly upon receipt of a written statement of an officer of the Special Servicer or a Responsible Officer of the Trustee, as the case may be, describing the item and amount to which the Special Servicer (or such third party contractor) or the Trustee, as the case may be, is entitled (unless such payment to the Special Servicer or the Trustee, as the case may be, is clearly required pursuant to this Agreement, in which case a written statement is not required). The Master Servicer may rely conclusively on any such written statement and shall have no duty to recalculate the amounts stated therein. The parties seeking payment pursuant to this Section shall each keep and maintain a separate accounting for the purpose of justifying any request for withdrawal from each Collection Account, on a loan by loan basis.

            The Trustee, the Special Servicer and the Master Servicer shall in all cases have a right prior to the Certificateholders to any funds on deposit in the Collection Account from time to time for the reimbursement or payment of the Servicing Fees (including investment income), or Trustee Fees, Special Servicing Compensation, Advances, Advance Interest Amounts and their respective expenses hereunder to the extent such fees and expenses are to be reimbursed or paid from amounts on deposit in the Collection Account pursuant to this Agreement (and to have such amounts paid directly to third party contractors for any invoices approved by the Trustee, the Master Servicer or the Special Servicer, as applicable).

            The Trustee shall, upon receipt, deposit in the Lower-Tier Distribution Account and the Interest Reserve Account and Excess Liquidation Proceeds Reserve Account any and all amounts received by the Trustee in accordance with Section 3.06(a)(i). If, as of 3:00 p.m., New York City time, on any Master Servicer Remittance Date or on such other date as any amount referred to in the foregoing clause (i) is required to be delivered hereunder, the Master Servicer shall not have delivered to the Trustee for deposit in the Lower-Tier Distribution Account and the Interest Reserve Account and Excess Liquidation Proceeds Reserve Account the amounts required to be deposited therein pursuant to the provisions of this Agreement (including, without limitation, Section 3.06(a)(i)), then the Trustee shall, to the extent that a Responsible Officer of the Trustee has such knowledge, provide notice of such failure to the Master Servicer by facsimile transmission sent to telecopy No. (704) 715-0036 (or such alternative number provided by the Master Servicer to the Trustee in writing) and by telephone at telephone No. (704) 593-7816(or such alternative number provided by the Master Servicer to the Trustee in writing) as soon as possible, but in any event before 5:00 p.m., New York City time, on such day; provided, however, that the Master Servicer will pay the Trustee interest on such late payment at the prime rate until such late payment is received by the Trustee.

            To the extent a Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to a Mortgage Loan is required to be reimbursed from the principal portion of the general collections on the Mortgage Loans pursuant to clause (ii) of this Section 3.06, such reimbursement shall be made first, from the principal collections available on the Mortgage Loans included in the same Loan Group as such Mortgage Loan and if the principal collections in such Loan Group are not sufficient to make such reimbursement in full, then from the principal collections available in the other Loan Group (after giving effect to any reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts related to such other Loan Group). To the extent a Nonrecoverable Advance with respect to a Mortgage Loan is required to be reimbursed from the interest portion of the general collections on the Mortgage Loans pursuant to clause (ii) of this Section 3.06, such reimbursement shall be made first, from the interest collections available on the Mortgage Loans included in the same Loan Group as such Mortgage Loan and if the interest collections in such Loan Group are not sufficient to make such reimbursement in full, then from the interest collections available in the other Loan Group (after giving effect to any reimbursement of Nonrecoverable Advances related to such other Loan Group); provided, however, that this provision shall not result in any change in the interest distributions in the manner required under Section 4.01(a)(i) of this Agreement.

            Section 3.06A. Permitted Withdrawals from the Whole Loan Custodial Account.

            (a) The Master Servicer may make withdrawals from the applicable Whole Loan Custodial Account only as described below (the order set forth below not constituting an order of priority for such withdrawals):

            (i) to remit prior to making the required remittance from the Collection Account to the Lower-Tier Distribution Account on each Master Servicer Remittance Date (or on the master servicer remittance date of any other securitization of a Companion Loan, if earlier) (provided that the Master Servicer shall notify the master servicer under a securitization of the related Pari Passu Companion Loan if any amounts have been received on the Business Day prior to the Master Servicer Remittance Date (or Business Day prior to the master servicer remittance date of such other securitization, if earlier)) (1) to the Master Servicer for deposit in the Collection Account all amounts on deposit in the Whole Loan Custodial Account payable to the Trust pursuant to the related Intercreditor Agreement and (2) to each related Companion Loan Note Holder all amounts on deposit in the Whole Loan Custodial Account payable to such Companion Loan Noteholder pursuant to the related Intercreditor Agreement;

            (ii) to pay or reimburse the Master Servicer, the Special Servicer, the Trustee, or any master servicer, trustee or other party making advances on the related Companion Loan under a securitization of such Companion Loan, (A) for Advances made thereby with respect to such Serviced Whole Loan (other than Workout-Delayed Reimbursement Amounts) and any related Advance Interest Amounts (or, in the case of any master servicer, trustee or other party making advances on the related Companion Loan under a securitization of such Companion Loan, if and to the extent any Penalty Charges are received, any advance interest due on advances made by such party) (provided that the Trustee shall have priority with respect to such payment or reimbursement of any such Advances and any related Advance Interest Amounts), the Master Servicer's right to reimburse any such Person pursuant to this clause (ii) being limited to late collections (including cure payments by related Companion Loan Noteholders) of the particular item which was the subject of the related Advance, Penalty Charges and Liquidation Proceeds on or in respect of the particular Serviced Whole Loan or REO Property respecting which such Advance was made; if applicable; provided, that prior to the time any Advance is reimbursed, Advance Interest Amounts may be reimbursed solely from Penalty Charges;

            (iii) [Reserved];

            (iv) to pay on or before each Master Servicer Remittance Date (1) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee with respect to such Serviced Whole Loan (to the extent not otherwise required to be applied against Prepayment Interest Shortfalls), in respect of the immediately preceding Interest Accrual Period, to be paid from interest received on the related Mortgage Loan and to pay from time to time to the Master Servicer in accordance with Section 3.07(b) any interest or investment income earned on funds deposited in the Whole Loan Custodial Account and (2) any Special Servicer Compensation payable with respect to such Serviced Whole Loan;

            (v) [Reserved];

            (vi) to pay for costs and expenses incurred by the Trust Fund solely with respect to such Serviced Whole Loan and related REO Property pursuant to Section 3.10(e) and to pay Liquidation Expenses out of Liquidation Proceeds pursuant to Section 3.11;

            (vii) to the extent not reimbursed or paid pursuant to any other clause of this Section 3.06A, to reimburse or pay the Master Servicer, the Trustee, the Special Servicer or the Depositor, as applicable, for unpaid Servicing Fees, unpaid Special Servicing Compensation and other unpaid items incurred by such Person pursuant to the second sentence of Section 3.07(c), Section 3.08(a) and (b), Section 3.10, Section 3.12(c), Section 3.17(a), Section 6.03, Section 7.04, Section 8.05(a), Section 8.05(b),
      Section 8.05(d) or Section 11.07, or any other provision of this Agreement pursuant to which such Person is entitled to reimbursement or payment from the Trust Fund, in each case only to the extent expressly reimbursable under such Section and to the extent related to such Serviced Whole Loan and not related to amounts which are solely expenses of the Trust Fund (such as expenses related to administration of the Trust Fund or REMIC taxes, penalties or interest or preservation of the REMIC status of the Trust Fund), it being acknowledged that this clause (vii) shall not be deemed to modify the substance of any such Section, including the provisions of such Section that set forth the extent to which one of the foregoing Persons is or is not entitled to payment or reimbursement;

            (viii) [Reserved];

            (ix) to withdraw any amount deposited into the Whole Loan Custodial Account that was not required to be deposited therein; or

            (x) to clear and terminate the Whole Loan Custodial Account pursuant to Section 9.01.

            The Master Servicer shall also be entitled to make withdrawals from time to time, from the Whole Loan Custodial Account of amounts necessary for the payments or reimbursement of amounts required to be paid to the master servicers, special servicers or trustees, as applicable, relating to subsequent securitizations by the holders of the Companion Loans pursuant to the related Intercreditor Agreement. In the absence of manifest error, the Master Servicer may conclusively rely on the request for payments contemplated by the preceding sentence.

            The Master Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Whole Loan Custodial Account pursuant to subclauses (ii)-(x) above.

            The Master Servicer shall pay to each of the Special Servicer (or to third party contractors at the direction of the Special Servicer) and the Trustee, as applicable, from the applicable Whole Loan Custodial Account, amounts permitted to be paid thereto from such account promptly upon receipt of a written statement of an officer of the Special Servicer or a Responsible Officer of the Trustee, as the case may be, describing the item and amount to which the Special Servicer (or such third party contractor) or the Trustee, as the case may be, is entitled (unless such payment to the Special Servicer or the Trustee, as the case may be, is clearly required pursuant to this Agreement, in which case a written statement is not required). The Master Servicer may rely conclusively on any such written statement and shall have no duty to re calculate the amounts stated therein. The parties seeking payment pursuant to this Section shall each keep and maintain separate accounting for the purpose of justifying any request for withdrawal from each Whole Loan Custodial Account, on a loan by loan basis.

            The Trustee, the Special Servicer and the Master Servicer shall in all cases have a right prior to the Certificateholders to any funds on deposit in the Whole Loan Custodial Account from time to time for the reimbursement or payment of the Servicing Fees (including investment income), or Special Servicing Compensation, Advances, Advance Interest Amounts and their respective expenses hereunder to the extent such fees and expenses are to be reimbursed or paid from amounts on deposit in the Whole Loan Custodial Account pursuant to this Agreement (and to have such amounts paid directly to third party contractors for any invoices approved by the Trustee, the Master Servicer or the Special Servicer, as applicable).

            The Master Servicer shall remit (1) for deposit in the Collection Account all amounts on deposit in the Whole Loan Custodial Account payable to the Trust pursuant to the related Intercreditor Agreement and (2) to each related Companion Loan Note Holder all amounts on deposit in the Whole Loan Custodial Account payable to such Companion Loan Noteholder pursuant to the related Intercreditor Agreement, in each case, prior to the required remittance from the Collection Account to the Lower-Tier Distribution Account on each Master Servicer Remittance Date.

            Section 3.07 Investment of Funds in the Collection Account, the REO Account, the Interest Reserve Account, the Mortgagor Accounts, the Excess Liquidation Proceeds Reserve Account and Other Accounts.

            (a) The Master Servicer, or with respect to any REO Account, the Special Servicer, or, with respect to the Excess Liquidation Proceeds Reserve Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account and the Interest Reserve Account (the foregoing 4 accounts, the "Trustee Accounts"), the Trustee, may direct any depository institution maintaining the Collection Account, any Mortgagor Accounts (subject to the second succeeding sentence) the Trustee Accounts and the REO Accounts (each of the Collection Account, any REO Account, the Mortgagor Account and any Trustee Account, for purposes of this Section 3.07, an "Investment Account"), to invest the funds in such Investment Account in one or more Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day preceding the date on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement; provided that any amounts invested by the Trustee in Permitted Investments managed or advised by the Trustee shall mature on or prior to the Distribution Date in time to be available to make timely distributions to Certificateholders. Any direction by the Master Servicer, the Special Servicer or the Trustee, to invest funds on deposit in an Investment Account shall be in writing and shall certify that the requested investment is a Permitted Investment which matures at or prior to the time required hereby or is payable on demand. In the case of any Reserve Account, Escrow Account or Lock-Box Account (the "Mortgagor Accounts"), the Master Servicer shall act upon the written request of the related Mortgagor or Manager to the extent the Master Servicer is required to do so under the terms of the respective Mortgage Loan or related documents, provided that in the absence of appropriate written instructions from the related Mortgagor or Manager meeting the requirements of this Section 3.07, the Master Servicer shall have no obligation to, but will be entitled to, direct the investment of funds in such accounts in Permitted Investments. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such) or in the name of a nominee of the Trustee. The Trustee shall have sole control (except with respect to investment direction which shall be in the control of the Master Servicer (or the Special Servicer, with respect to any REO Accounts) as an independent contractor to the Trust Fund) over each such investment and any certificate or other instrument evidencing any such investment shall be delivered directly to the Trustee or its agent (which shall initially be the Master Servicer), together with any document of transfer, if any, necessary to transfer title to such investment to the Trustee or its nominee. The Trustee shall have no responsibility or liability with respect to the investment directions of the Master Servicer or the Special Servicer, any Mortgagor or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. The Master Servicer shall have no responsibility or liability with respect to the investment direction of the Trustee, the Special Servicer, any Mortgagor or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. The Special Servicer shall have no responsibility or liability with respect to the investment direction of the Trustee, the Master Servicer, any Mortgagor or any property manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Master Servicer (or the Special Servicer in the case of REO Accounts, or the Trustee, in the case of the Trustee Accounts), shall: (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of
(1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and (y) demand payment of all amounts due thereunder promptly upon determination by the Master Servicer (or the Special Servicer in the case of REO Accounts) that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the related Investment Account.

            (b) All income and gain realized from investment of funds deposited in any Investment Account shall be for the benefit of the Master Servicer, except with respect to the investment of funds deposited in (i) any Mortgagor Account to the extent required under the Mortgage Loan or applicable law to be for the benefit of the related Mortgagor, (ii) any REO Account, which shall be for the benefit of the Special Servicer or (iii) the Trustee Accounts, which shall be for the benefit of the Trustee, and, if held in the Collection Account or REO Account shall be subject to withdrawal by the Master Servicer or the Special Servicer, as applicable, in accordance with Section 3.06 or Section 3.17(b), as applicable. The Master Servicer (or with respect to any REO Account, the Special Servicer and with respect to the Trustee Accounts, the Trustee) shall deposit from its own funds into any applicable Investment Account, the amount of any loss incurred in respect of any such Permitted Investment immediately upon realization of such loss (except with respect to losses incurred as a result of the related Mortgagor or Manager exercising its power under the related Loan Documents to direct such investment in such Mortgagor Account); provided, however, that the Trustee, Master Servicer or Special Servicer, as applicable, may reduce the amount of such payment to the extent it forgoes any investment income in such Investment Account otherwise payable to it. The Master Servicer shall also deposit from its own funds in any Mortgagor Account the amount of any loss incurred in respect of Permitted Investments, except to the extent that amounts are invested for the benefit of the Mortgagor under the terms of the Mortgage Loan or applicable law, provided that, notwithstanding the foregoing, none of the Master Servicer, the Special Servicer or the Trustee (in their respective capacities as Master Servicer, Special Servicer and Trustee, respectively) shall be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company satisfied the qualifications set forth in the definition of Eligible Account (1) at the time such investment was made and (2) as of the date that is 30 days prior to the insolvency.

            (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trustee may, and upon the request of Holders of Certificates representing greater than 50% of the Percentage Interests of any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. In the event the Trustee takes any such action, the Trust Fund shall pay or reimburse the Trustee for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Trustee in connection therewith. In the event that the Trustee does not take any such action, the Master Servicer may, but is not obligated to, take such action at its own cost and expense.

            Section 3.08 Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage.

            (a) The Master Servicer on behalf of the Trustee, as mortgagee, shall use efforts consistent with the Servicing Standard to cause the related Mortgagor to maintain, to the extent required by each Mortgage Loan and each Serviced Companion Loan (other than the Non-Serviced Mortgage Loan and the Companion Loan related thereto), and if the Mortgagor does not so maintain, shall itself maintain (subject to the provisions of this Agreement concerning Nonrecoverable Advances and to the extent the Trustee as mortgagee has an insurable interest and to the extent available at commercially reasonable rates), (i) fire and hazard insurance (and windstorm insurance, if applicable) with extended coverage on the related Mortgaged Property in an amount which is at least equal to the lesser of (a) one hundred percent (100%) of the then "full replacement cost" of the improvements and equipment (excluding foundations, footings and excavation costs), without deduction for physical depreciation, and
(b) the outstanding principal balance of the related Mortgage Loan and the related Companion Loan(s) or such greater amount as is necessary to prevent any reduction in such policy by reason of the application of co-insurance provisions and to prevent the Trustee thereunder from being deemed to be a co-insurer and provided such policy shall include a "replacement cost" rider, (ii) insurance providing coverage against 18 months (or such longer period or with such extended period endorsement as provided in the related Mortgage or other Loan Document) of rent interruptions and (iii) such other insurance as is required in the related Mortgage Loan and the related Serviced Companion Loan. Subject to
Section 3.17, the Special Servicer, in accordance with the Servicing Standard, shall cause to be maintained for each REO Property no less insurance coverage than was previously required of the Mortgagor under the related Loan Documents; provided that such insurance is available at commercially reasonable rates and the subject hazards are at the time commonly insured against by prudent owners of properties similar to the REO Property located in or around the region in which such REO Property is located (or, in the case of all-risk insurance or other insurance that covers acts of terrorism, such insurance is available at a commercially reasonable rate or the subject hazards are at the time commonly insured against by prudent owners of properties similar to the REO Property located in or around the region in which such REO Property is located); provided, further, that to the extent the Loan Documents require the related Mortgagor to maintain insurance with an insurer rated better than "A-" by S&P, "A3" by Moody's or "A-" by Fitch, without Rating Agency Confirmation or the approval of the Special Servicer, the Master Servicer may, to the extent consistent with the Servicing Standard, permit the related Mortgagor to maintain insurance with an insurer that does not meet the requirements of the Loan Documents so long as the related Mortgagor maintains insurance with an insurer rated at least "A-" by S&P, "A3" by Moody's (or, if not rated by Moody's, at least "A" by AM Best) or "A-" by Fitch. All insurance for an REO Property shall be from a Qualified Insurer. Any amounts collected by the Master Servicer or the Special Servicer under any such policies (other than amounts required to be applied to the restoration or repair of the related Mortgaged Property or amounts to be released to the Mortgagor in accordance with the terms of the related Loan Documents) shall be deposited into the Collection Account pursuant to Section 3.05 or the Whole Loan Custodial Account pursuant to Section 3.05A, as applicable, subject to withdrawal pursuant to Section 3.05, 3.05A, 3.06 or 3.06A. Any cost incurred by the Master Servicer or the Special Servicer in maintaining any such insurance shall not, for the purpose of calculating distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. It is understood and agreed that no other additional insurance other than flood insurance or earthquake insurance subject to the conditions set forth below is to be required of any Mortgagor or to be maintained by the Master Servicer other than pursuant to the terms of the related Loan Documents and pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. If the Mortgaged Property (other than an REO Property and other than with respect to the Non-Serviced Mortgage Loan and the Companion Loan related thereto) is located in a federally designated special flood hazard area, the Master Servicer will use efforts consistent with the Servicing Standard to cause the related Mortgagor to maintain, to the extent required by each Mortgage Loan or Serviced Whole Loan, and if the related Mortgagor does not so maintain, shall itself obtain (subject to the provisions of this Agreement concerning Nonrecoverable Advances) and maintain flood insurance in respect thereof. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan (other than the Non-Serviced Mortgage Loan) and the related Companion Loan and (ii) the maximum amount of such insurance required by the terms of the related Mortgage Loan or Serviced Whole Loan and as is available for the related property under the national flood insurance program (assuming that the area in which such property is located is participating in such program). If a Mortgaged Property (other than an REO Property) is related to a Mortgage Loan or Serviced Whole Loan (other than the Non-Serviced Mortgage Loan) pursuant to which earthquake insurance is required to be maintained pursuant to the terms of the Mortgage Loan or Serviced Whole Loan, the Master Servicer shall use efforts consistent with the Servicing Standard to cause the related Mortgagor to maintain, and if the related Mortgagor does not so maintain will itself obtain (subject to the provisions of this Agreement concerning Nonrecoverable Advances and for so long as such insurance continues to be available at commercially reasonable rates) and maintain earthquake insurance in respect thereof, in the amount required by the Mortgage Loan or Serviced Whole Loan or, if not specified, in-place at origination. If an REO Property (i) is located in a federally designated special flood hazard area or (ii) is related to a Mortgage Loan or Serviced Whole Loan with respect to which earthquake insurance would be appropriate in accordance with the Servicing Standard and such insurance is available at commercially reasonable rates, the Special Servicer will obtain (subject to the provisions of this Agreement concerning Nonrecoverable Advances) and maintain flood insurance and/or earthquake insurance in respect thereof providing the same coverage as described in this
Section 3.08(a). Out-of-pocket expenses incurred by the Master Servicer or Special Servicer in maintaining insurance policies pursuant to this Section 3.08 shall be advanced by the Master Servicer as a Property Advance and shall be reimbursable to the Master Servicer with interest at the Advance Rate. The Master Servicer (or the Special Servicer, with respect to the Specially Serviced Mortgage Loans) agrees to prepare and present, on behalf of itself, the Trustee and the Certificateholders and the Companion Loan Noteholders, claims under each related insurance policy maintained pursuant to this Section 3.08(a) in a timely fashion in accordance with the terms of such policy and to take such reasonable steps as are necessary to receive payment or to permit recovery thereunder. All insurance policies required to be maintained by the Master Servicer or Special Servicer hereunder shall name the Trustee or the Master Servicer or the Special Servicer, on behalf of the Trustee and the Companion Loan Noteholders as the mortgagee, as loss payee, and shall be issued by Qualified Insurers. Notwithstanding the foregoing: (A) the Master Servicer shall not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless such insurance is required to be maintained under the related Loan Documents and is available at commercially reasonable rates; provided, however, that the Master Servicer shall have no obligation to maintain such earthquake or environmental insurance policy required under the related Loan Documents if the originator of the Mortgage Loan waived compliance with such insurance requirements (and if the applicable Master Servicer does not cause the Mortgagor to maintain or does not itself maintain such earthquake or environmental insurance policy on any Mortgaged Property, the applicable Special Servicer shall have the right, but not the duty, to obtain, at the Trust's expense, earthquake or environmental insurance on any Mortgaged Property securing a Specially Serviced Mortgage Loan or an REO Property so long as such insurance is available at commercially reasonable rates); (B) with respect to the Master Servicer's obligation to cause the related Mortgagor to maintain such insurance, the Master Servicer shall have no obligation beyond using its efforts consistent with the Servicing Standard to cause any Mortgagor to maintain the insurance required to be maintained or that the lender is entitled to reasonably require, subject to applicable law, under the related Loan Documents; and (C) in making determinations as to the availability of insurance at commercially reasonable rates or otherwise, the Master Servicer shall, to the extent consistent with the Servicing Standard, be entitled to rely, at its own expense, on insurance consultants in making such determination and any such determinations by the applicable Master Servicer need not be made more frequently than annually but in any event shall be made at the approximate date on which the applicable Master Servicer receives notice of the renewal, replacement or cancellation of coverage.

            Notwithstanding the foregoing, the Master Servicer or Special Servicer, as applicable, will not be required to maintain (and in the case of the Special Servicer, with respect any Specially Serviced Mortgage Loan), and shall not cause a Mortgagor to be in default with respect to the failure of the related Mortgagor to obtain, all-risk casualty insurance which does not contain any carve-out for terrorist or similar acts, if, and only if the Special Servicer has determined in accordance with the Servicing Standard that either
(a) such insurance is not available at any rate or (b) such insurance is not available at commercially reasonably rates and that such hazards are not at the time commonly insured against for properties similar to the Mortgaged Property and located in or around the region in which such Mortgaged Property is located and the Controlling Class Representative or any Companion Loan Representative, as applicable, has approved the decision not to require the borrower to maintain terrorism insurance (provided that the decision of the Controlling Class Representative or Companion Loan Representative, as applicable, to grant or withhold such consent shall be disregarded by the Special Servicer if such consent or lack of consent would cause the Special Servicer to violate the Servicing Standard); provided, however, the Controlling Class Representative or Companion Loan Representative, as applicable, approval shall be deemed to have been given if it has not responded within five business days (or with respect to any Whole Loan, such other time period as may be set forth in the related Intercreditor Agreement) of receipt of the Special Servicer's written recommendation and the information upon which such recommendation is based; provided, further, that upon the Special Servicer's determination consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the Controlling Class Representative or Companion Loan Representative, as applicable, the Special Servicer shall not be required to do so; provided, further, that, during the period that the Special Servicer is evaluating such insurance hereunder, the Master Servicer shall not be liable for any loss related to its failure to require the Mortgagor to maintain terrorism insurance and shall not be in default of its obligations hereunder as a result of such failure; provided, further, that, during the period that the Controlling Class Representative or Companion Loan Representative is evaluating such insurance hereunder, neither the Master Servicer nor the Special Servicer, as the case may be, shall be liable for any loss related to its failure to require the Mortgagor to maintain terrorism insurance and shall not be in default of its obligations hereunder as a result of such failure, provided that the Master Servicer has given prompt notice to the Special Servicer, Controlling Class Representative or Companion Loan Representative of its determination that it will not be successful in its efforts to cause the Mortgagor to obtain such insurance, along with its determination, and any information in its possession, regarding the availability and cost of such insurance. The Special Servicer, Controlling Class Representative or Companion Loan Representative shall promptly notify the Master Servicer or the Special Servicer (with respect to the Controlling Class Representative or Companion Loan Representative), as the case may be, of each determination under this paragraph.

            (b) (i) If the Master Servicer obtains and maintains a blanket insurance policy insuring against fire and hazard losses on all of the Mortgaged Properties (other than REO Properties and other than with respect to the Mortgaged Properties that secure the Non-Serviced Mortgage Loan and/or the Companion Loan related thereto) as to which the related Mortgagor has not maintained insurance required by the related Mortgage Loan (other than any Mortgagor that is required under the related Loan Documents to maintain insurance with an insurer rated better than "A-" by S&P, "A3" by Moody's or "A-" by Fitch that maintains insurance with an insurer rated at least "A-" by S&P, "A3" by Moody's (or, if not rated by Moody's, at least "A" by AM Best) or "A-" by Fitch) and/or the related Companion Loan(s) or the Special Servicer obtains and maintains a blanket insurance policy insuring against fire and hazard losses on all of the REO Properties (other than REO Properties acquired in respect of the Non-Serviced Mortgage Loan and the Companion Loan related thereto), as required under this Agreement, as the case may be, then the Master Servicer or the Special Servicer, as the case may be, shall conclusively be deemed to have satisfied its respective obligations concerning the maintenance of insurance coverage set forth in Section 3.08(a). Any such blanket insurance policy shall be maintained with a Qualified Insurer. A blanket insurance policy may contain a deductible clause, in which case the Master Servicer or the Special Servicer, as applicable, shall, in the event that (i) there shall not have been maintained on the related Mortgaged Property a policy otherwise complying with the provisions of Section 3.08(a), and (ii) there shall have been one or more losses which would have been covered by such a policy had it been maintained, immediately deposit into the Collection Account or, if applicable, related Whole Loan Custodial Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or Serviced Whole Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard. In connection with its activities as Master Servicer or the Special Servicer hereunder, as applicable, the Master Servicer and the Special Servicer, respectively, agree to prepare and present, on behalf of itself, the Trustee and Certificateholder and any related Companion Loan Noteholder, claims under any such blanket policy which it maintains in a timely fashion in accordance with the terms of such policy and to take such reasonable steps as are necessary to receive payment or permit recovery thereunder.

            (ii) If the Master Servicer causes any Mortgaged Property (other than any REO Property and other than with respect to the Mortgaged Property that secures the Non-Serviced Mortgage Loan and/or the Companion Loan related thereto) or the Special Servicer causes any REO Property (other than an REO Property acquired in respect of the Non-Serviced Mortgage Loan or the Companion Loan related thereto) to be covered by a master force placed insurance policy and such policy shall be issued by a Qualified Insurer and provide no less coverage in scope and amount for such Mortgaged Property or REO Property than the insurance required to be maintained pursuant to Section 3.08(a), then the Master Servicer or Special Servicer, as the case may be, shall conclusively be deemed to have satisfied its respective obligations to maintain insurance pursuant to
      Section 3.08(a). Such policy may contain a deductible clause, in which case the Master Servicer or the Special Servicer, as applicable, shall, in the event that (i) there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of Section 3.08(a), and (ii) there shall have been one or more losses which would have been covered by such a policy had it been maintained, immediately deposit into the Collection Account or, if applicable, related Whole Loan Custodial Account from its own funds the amount not otherwise payable under such policy because of such deductible to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan and/or any Companion Loan(s) related thereto, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard.

            (c) The Master Servicer and the Special Servicer shall each maintain a fidelity bond in such form and amounts as are consistent with the Servicing Standard. The Master Servicer and the Special Servicer each shall be deemed to have complied with this provision if one of its respective Affiliates has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Master Servicer or the Special Servicer, as applicable. In addition, the Master Servicer and the Special Servicer shall each keep in force during the term of this Agreement a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligations to service the Mortgage Loans or Serviced Whole Loans hereunder in such form and amounts as are consistent with the Servicing Standard. Notwithstanding the foregoing, so long as the long-term unsecured debt rating of the Master Servicer is not in any event less than "BBB" as rated by S&P, "BBB" as rated by Fitch and "Baa" as rated by Moody's, respectively, the Master Servicer may self-insure for the fidelity bond and errors and omissions coverage otherwise required above. The Master Servicer shall cause each and every sub-servicer for it to maintain or cause to be maintained by an agent or contractor servicing any Mortgage Loan on behalf of such sub-servicer, a fidelity bond and an errors and omissions insurance policy which satisfy the requirements for the fidelity bond and the errors and omissions policy to be maintained by the Master Servicer to comply with the foregoing. All fidelity bonds and policies of errors and omissions insurance obtained under this Section 3.08(c) shall be issued by a Qualified Insurer.

            Section 3.09 Enforcement of Due-On-Sale Clauses; Assumption Agreements; Defeasance Provisions.

            (a) (i) Upon receipt of any request of a waiver in respect of a due-on-sale or due-on encumbrance provision, the Master Servicer, with respect to Mortgage Loans that are not Specially Serviced Mortgage Loans, and the Special Servicer, with respect to Specially Serviced Mortgage Loans, shall promptly analyze such waiver, including the preparation of written materials in connection with such analysis, and will close the related transaction, subject to the consent rights (if any) of each Companion Holder pursuant to the related Intercreditor Agreement as provided in this Section 3.09(a)(i) and subject to Sections 3.09(b), Section 3.26, Section 3.27, Section 3.28 and Section 3.31; provided, however, that the Master Servicer shall not enter into any such agreement to the extent that any terms thereof would result in (i) the imposition of a tax on the Lower-Tier REMIC or Upper-Tier REMIC under the REMIC Provisions or cause the Lower-Tier REMIC or Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding or (ii) create any lien on a Mortgaged Property that is senior to, or on parity with, the lien of the related Mortgage. With respect to all Mortgage Loans other than Specially Serviced Mortgage Loans the Master Servicer or, in the case of Specially Serviced Mortgage Loans, the Special Servicer, on behalf of the Trustee as the mortgagee of record, shall, to the extent permitted by applicable law, enforce the restrictions contained in the related Mortgage on transfers or further encumbrances of the related Mortgaged Property and on transfers of interests in the related Mortgagor, unless following its receipt of a request of a waiver in respect of a due-on-sale or due-on-encumbrance provision the Master Servicer (with the written consent of the Special Servicer, which consent shall be deemed given if not denied within the later of (a) 15 Business Days after the Special Servicer's receipt of the written recommendation of the Master Servicer for such action and any additional information the Special Servicer may reasonably request for the analysis of such request (such recommendation and information may be delivered in an electronic format reasonably acceptable to the Master Servicer and the Special Servicer) and (b) five (5) Business Days after the Controlling Class Representative's receipt of the written recommendation of the Special Servicer for such action and any additional information the Controlling Class Representative may reasonably request for the analysis of such request, which notice shall be given by the Special Servicer no later than 10 Business Days after the commencement of the 15 Business Day period described in the preceding clause (a)) or the Special Servicer (with the written consent of the Controlling Class Representative, which consent shall be deemed given if not denied within five Business Days after the Controlling Class Representative's receipt of the written recommendation of the Special Servicer for such action and any additional information the Controlling Class Representative may reasonably request for the analysis of such request), as applicable, has determined, consistent with the Servicing Standard, that the waiver of such restrictions would be in accordance with the Servicing Standard. Promptly after the Master Servicer (with the written consent of the Special Servicer to the extent required in the preceding sentence) or the Special Servicer (with the written consent of the Controlling Class Representative to the extent required in the preceding sentence), as applicable, has made any such determination, the Master Servicer or the Special Servicer shall deliver to the Trustee, the Rating Agencies and each other party hereto an Officer's Certificate setting forth the basis for such determination. In addition, neither the Master Servicer nor the Special Servicer may waive any "due-on-encumbrance" provision unless the Master Servicer or the Special Servicer, as applicable, shall have received prior written Rating Agency Confirmation with respect to such action unless (x) the related Mortgage Loan (A) represents less than 2% the principal balance of all of the Mortgage Loans in the Trust Fund, (B) has a principal balance that is equal to or less than $20,000,000, (C) is not one of the 10 largest mortgage loans in the Mortgage Pool based on principal balance, (D) does not have an aggregate loan-to-value ratio (including existing and proposed additional debt) that is equal to or greater than 85%, and (E) does not have an aggregate debt service coverage ratio (including the debt service on the existing and proposed additional debt) that is equal to or less than 1.2x to 1.0x or (y) the encumbrance relates to the grant of an easement, right-of-way or similar encumbrance that the Master Servicer or Special Servicer, as applicable, determines will not have a material adverse impact on the value, use or operation of the Mortgaged Property or the ability of the borrower to perform its obligations under the Mortgage Loan. In addition, neither the Master Servicer nor the Special Servicer may waive any "due-on-sale" provision unless either (x) the Master Servicer or Special Servicer, as applicable, shall have received Rating Agency Confirmation with respect to such action or (y) the related Mortgage Loan or the Mortgage Loan included in the related Serviced Whole Loan, as applicable, (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Trust Fund, (B) has a principal balance that is equal to or less than $35,000,000 and (C) is not one of the 10 largest Mortgage Loans in the Mortgage Pool based on principal balance. With respect to each Companion Loan, no waiver of a due-on-sale or due-on-encumbrance provision will be effective unless the Master Servicer or Special Servicer, as applicable, first consults with the related Subordinate Companion Holder if required under the applicable Intercreditor Agreement.

            The Master Servicer shall notify the Trustee, the Special Servicer, each Rating Agency and, with respect to a Whole Loan, the related Companion Loan Noteholders(s), of any assumption or substitution agreement executed pursuant to this Section 3.09(a)(i) and shall forward thereto a copy of such agreement.

            Subject to the terms of the related Loan Documents, no assumption of a cross-collateralized mortgage loan shall be made without the assumption of all other Mortgage Loans (or Serviced Whole Loans) making up the related cross-collateralized group. Further, subject to the terms of the related Loan Documents and applicable law, the Master Servicer or the Special Servicer, as applicable, shall use reasonable efforts to collect all costs incurred in connection with any assumption, including any arising from seeking Rating Agency Confirmation, from the related Mortgagor. To the extent not collected from the related Mortgagor, any Rating Agency charges in connection with the foregoing shall be paid as an Additional Trust Fund Expense. In connection with any request for rating confirmation from a Rating Agency pursuant to this Section 3.09(b), the Master Servicer or Special Servicer, as applicable, shall deliver a Review Package to such Rating Agency. To the extent permitted by the applicable Loan Documents and applicable law, the Master Servicer or Special Servicer, as applicable, may charge the related Mortgagor a fee in connection with any enforcement or waiver contemplated in this subsection (a)(i).

            Further, subject to the terms of the related Loan Documents and applicable law, the Master Servicer or the Special Servicer, as applicable, shall use reasonable efforts to ensure that all costs in connection with any assumption, including any arising from seeking Rating Agency Confirmation, are paid by the related Mortgagor. To the extent not collected from the related Mortgagor, the Master Servicer or Special Servicer, as applicable, shall use reasonable efforts to ensure that all costs in connection with any encumbrance, including any arising from seeking Rating Agency Confirmation, are paid by the related Mortgagor. To the extent not collected from the related Mortgagor after the use of such efforts, any rating agency charges in connection with the foregoing shall be paid by the Master Servicer as a Property Advance (or as an Additional Trust Fund Expense if such Property Advance would be a Nonrecoverable Advance). In connection with any request for Rating Agency Confirmation pursuant to this Section 3.09(a)(i), the Master Servicer or Special Servicer, as applicable, shall deliver a Review Package to such Rating Agency. To the extent permitted by the applicable Loan Documents and applicable law, the Master Servicer or Special Servicer, as applicable, may charge the related Mortgagor a fee in connection with any enforcement or waiver contemplated in this subsection
(a)(i).

            (ii) With respect to any Tenants-in-Common Loan, the Master Servicer, on behalf of the Trustee as the mortgagee of record, shall review (A) each request for a sale, transfer or syndication of any Mortgagor's equity interests in the related Mortgagor and shall promptly analyze such request, including, with regard to each proposed Mortgagor transferee, the financial statements, credit information, organizational documents and other written materials set forth on the applicable schedule on Exhibit B-1 hereto, to determine, in accordance with the Servicing Standard, whether the requested sale, transfer or syndication meets the applicable requirements and to obtain any consents required under any related Intercreditor Agreement, and (B) the corresponding waiver of any applicable due-on-sale or due-on-encumbrance provision and determine whether approval of such waiver is consistent with the Servicing Standard. Promptly after the Master Servicer has made any such affirmative determination that such sale, transfer or syndication meets the applicable requirements on Exhibit B-1, the Master Servicer shall deliver to the Special Servicer, the Trustee, the Rating Agencies and each other party hereto, no later than five (5) Business Days prior to such sale, transfer or syndication, an officer's certificate setting forth notice of the approval or disapproval and the basis for such determination, including evidence of compliance with each of the requirements for such Tenants-in-Common Loan described on Exhibit B-1, provided, however, if the proposed investor/transferee is a single member limited liability company not organized in Delaware or is not an accredited investor, the provisions of this Section 3.09(a)(ii) shall not apply and approval of any such transfer shall follow the procedures set forth in Section 3.09(a)(i), and provided further that with respect to any transfer approved pursuant to this Section 3.09(a)(ii), the Special Servicer shall be entitled to certain of the fees as set forth on Exhibit B-1 paid by the Mortgagor, and the Master Servicer shall not waive any such fees without the consent of the Special Servicer.

            (b) Nothing in this Section 3.09 shall constitute a waiver of the Trustee's right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any lien or other encumbrance with respect to such Mortgaged Property.

            (c) In connection with the taking of, or the failure to take, any action pursuant to this Section 3.09, neither the Master Servicer nor the Special Servicer shall agree to modify, waive or amend, and no assumption or substitution agreement entered into pursuant to Section 3.09(a) shall contain any terms that are different from, any term of any Mortgage Loan or the related Note, other than pursuant to Section 3.27.

            (d) With respect to any Mortgage Loan or Serviced Whole Loan (other than the Non-Serviced Mortgage Loan) which permits release of Mortgaged Properties through defeasance, and to the extent consistent with the terms of the related Loan Documents:

            (i) In the event such Mortgage Loan or Serviced Whole Loan requires that the Master Servicer on behalf of the Trustee purchase the required "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8), the Master Servicer, an accommodation Mortgagor pursuant to clause (v) below or the Mortgagor shall, at the Mortgagor's expense (to the extent consistent with the Loan Documents), purchase such obligations in accordance with the terms of such Mortgage Loan or Serviced Whole Loan and deliver to the Master Servicer, in the case of the Mortgagor, or in the case of the Master Servicer, hold the same on behalf of the Trust Fund; and, if applicable, the related Companion Loan Noteholder; provided that, subject to the related Loan Documents, the Master Servicer shall not accept the amounts paid by the related Mortgagor to effect defeasance until acceptable "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8) have been identified, in each case which are acceptable as defeasance collateral under the then most recently published current guidelines of the Rating Agencies. Notwithstanding the foregoing, with respect to certain Mortgage Loans originated or acquired by GSMC and subject to defeasance, GSMC has transferred to a third party, the right to establish or designate the successor borrower and to purchase or cause to be purchased the related defeasance collateral ("GSMC Defeasance Rights and Obligations"). In the event the Master Servicer receives notice of a defeasance request with respect to a Mortgage Loan that provides for GSMC Defeasance Rights and Obligations in the related Loan Documents, the Master Servicer shall provide, within five (5) business days of receipt of such notice, written notice of such defeasance request to GSMC's assignee. Until such time as GSMC provides written notice to the contrary, notice of a defeasance of a Mortgage Loan with GSMC Defeasance Rights and Obligations shall be delivered to Defeasance Holding Company, LLC, 11121 Carmel Commons Blvd., Suite 250, Charlotte, North Carolina 28226, Attention: Asset Manager, Tel: 704-248-2600, Fax:
      704-759-9515, E-Mail: dhc-team@dhcllc.com.

            (ii) The Master Servicer shall require, to the extent the Loan Documents grant the mortgagor discretion to so require, the Mortgagor to provide an Opinion of Counsel (which shall be an expense of the related Mortgagor (to the extent consistent with the Loan Documents)) to the effect that the Trustee has a first priority security interest in the defeasance deposit and the "government securities" within the meaning of
      Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8), and the assignment thereof is valid and enforceable; such opinion, together with any other certificates or documents to be required in connection with such defeasance shall be in form and substance acceptable to the Master Servicer.

            (iii) To the extent consistent with the related Loan Documents, the Master Servicer shall obtain a certificate at the related Mortgagor's expense from an Independent certified public accountant certifying that the "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8), comply with the requirements of the related Loan Agreement or Mortgage.

            (iv) To the extent consistent with the related Loan Documents and if required by the Rating Agencies under the then most recently published current criteria of the Rating Agencies, prior to permitting release of any Mortgaged Properties through defeasance, the Master Servicer shall (at the Mortgagor's expense) obtain Rating Agency Confirmation and a similar confirmation as to any securities issued pursuant to a securitization of any Pari Passu Companion Loan.

            (v) If the Mortgage Loan or Serviced Whole Loan permits the related Mortgagor or the lender or its designee to cause an accommodation Mortgagor to assume such defeased obligations, the Master Servicer shall, or shall cause the Mortgagor to, establish at the Mortgagor's cost and expense (and shall use efforts consistent with the Servicing Standard to cause the related Mortgagor to consent to such assumption) a special purpose bankruptcy-remote entity to assume such obligations, the establishment of which will not, as evidenced in a writing of the Rating Agencies delivered to the Trustee (if such confirmation is required pursuant to the then most recently published guidelines of the Rating Agencies), in and of itself, result in the downgrade, qualification or withdrawals of the ratings then assigned to the Certificates or any certificate and a similar confirmation as to any securities issued pursuant to a securitization of any Pari Passu Companion Loan.

            (vi) To the extent consistent with the related Loan Documents, the Master Servicer shall require the related Mortgagor to pay all costs and expenses incurred in connection with the defeasance of the related Mortgage Loans or Serviced Whole Loans. In the event that the Mortgagor is not required to pay any such costs and expenses under the terms of the Loan Documents, such costs and expenses shall be Additional Trust Fund Expenses.

            (vii) In no event shall the Master Servicer have liability to any party hereto or beneficiary hereof for obtaining Rating Agency Confirmation (or conditioning approval of defeasance on the delivery of Rating Agency Confirmation) or for imposing conditions to approval of a defeasance on the satisfaction of conditions that are consistent with the Servicing Standard but are not required under Rating Agency guidelines (provided that this shall not protect the Master Servicer from any liability that may be imposed as a result of the violation of applicable law or the Mortgage Loan Documents).

            Section 3.10 Realization Upon Defaulted Mortgage Loans.

            (a) Within 60 days after the occurrence of an Appraisal Reduction Event, the Special Servicer shall, in the case of any Mortgage Loan or Serviced Whole Loan (other than the Non-Serviced Mortgage Loan) with an outstanding principal balance equal to or in excess of $2,000,000, obtain an updated Appraisal or, in the case of any Mortgage Loan with an outstanding principal balance of less than $2,000,000, perform a desktop valuation of the related Mortgaged Property or REO Property, as the case may be, the costs of which shall be a Property Advance (or as an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account if such Property Advance would be a Nonrecoverable Advance) to be advanced by the Master Servicer; provided, however, that the Special Servicer shall not be required to obtain an updated Appraisal or perform a desktop valuation of any Mortgaged Property with respect to which there exists an Appraisal or desktop valuation, as applicable, which is less than twelve months old unless the Special Servicer determines that such previously obtained Appraisal is materially inaccurate. With respect to Mortgage Loans for which an Appraisal Reduction Event has occurred, the Special Servicer shall obtain annual letter updates to any updated Appraisal or desktop valuation, as the case may be. Any Appraisal or desktop valuation prepared in order to determine the Appraisal Reduction Amount allocated pursuant to Section
4.06 shall be delivered by the Special Servicer, upon request, to any Certificateholder of a Private Certificate and to any Companion Loan Noteholder.

            (b) In connection with any foreclosure, enforcement of the Loan Documents or other acquisition, the Master Servicer in accordance with Section
3.22 shall pay the out-of-pocket costs and expenses in any such proceedings as a Property Advance unless the Master Servicer determines, in its good faith judgment exercised in accordance with the Servicing Standard, that such Advance would constitute a Nonrecoverable Advance (in which case such costs shall be an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account). The Master Servicer shall be entitled to reimbursement of Advances (with interest at the Advance Rate) made pursuant to the preceding sentence to the extent permitted by Section 3.06(a)(ii) and Section 3.06(a)(vii).

            Subject to Section 3.26, if the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer shall not be required to pursue a deficiency judgment against the related Mortgagor or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an Officer's Certificate delivered to the Trustee.

            (i) In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued to the Trustee, to a co-trustee or to its nominee (which shall not include the Master Servicer but may be a single member limited liability company owned by the Trust and managed by the Special Servicer) or a separate trustee or co-trustee on behalf of the Trustee as holder of the Lower-Tier Regular Interests and on behalf of the holders of the Certificates and, if applicable, and the related Companion Loan Noteholders. Notwithstanding any such acquisition of title and cancellation of the related Mortgage Loan or Serviced Whole Loan, such Mortgage Loan or Serviced Whole Loan shall (except for purposes of Section 9.01) be considered to be an REO Mortgage Loan held in the Trust Fund until such time as the related REO Property shall be sold by the Trust Fund and shall be reduced only by collections net of expenses.

            (c) Notwithstanding any provision to the contrary, the Special Servicer shall not acquire for the benefit of the Trust Fund any personal property pursuant to this Section 3.10 unless either:

            (i) such personal property is (in the good faith judgment of the Special Servicer) incident to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer for the benefit of the Trust Fund; or

            (ii) the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund) to the effect that the holding of such personal property by the Trust Fund will not cause the imposition of a tax on the Lower-Tier REMIC or Upper-Tier REMIC under the REMIC Provisions or cause the Lower-Tier REMIC or Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

            (d) Notwithstanding any provision to the contrary in this Agreement, neither the Special Servicer nor the Master Servicer shall, on behalf of the Trust Fund or, if applicable, the related Companion Loan Noteholder, obtain title to any direct or indirect partnership or membership interest or other equity interest in any Mortgagor pledged pursuant to any pledge agreement, unless the Master Servicer or the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust
Fund) to the effect that the holding of such partnership or membership interest or other equity interest by the Trust Fund will not cause the imposition of a tax on the Lower-Tier REMIC or Upper-Tier REMIC under the REMIC Provisions or cause the Lower-Tier REMIC or Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

            (e) Notwithstanding any provision to the contrary contained in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund, or, if applicable, the related Companion Loan Noteholders obtain title to a Mortgaged Property as a result of or in lieu of foreclosure or otherwise, obtain title to any direct or indirect partnership or membership interest in any Mortgagor pledged pursuant to a pledge agreement and thereby be the beneficial owner of a Mortgaged Property, and shall not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, or the Trust Fund or the Certificateholders or, if applicable, the related Companion Loan Noteholders, would be considered to hold title to, or be a mortgagee-in-possession of, or to be an "owner" or "operator" of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Special Servicer has previously determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by an Independent Person who regularly conducts environmental audits, that:

            (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Trust Fund and any related Companion Loan Noteholder to take such actions as are necessary to bring such Mortgaged Property in compliance therewith; and

            (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such Hazardous Materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Trust Fund and any related Companion Loan Noteholder to take such actions with respect to the affected Mortgaged Property. In the event that the environmental assessment first obtained by the Special Servicer with respect to a Mortgaged Property indicates that such Mortgaged Property may not be in compliance with applicable environmental laws or that Hazardous Materials may be present but does not definitively establish such fact, the Special Servicer shall cause such further environmental tests to be conducted by an Independent Person who regularly conducts such tests as the Special Servicer shall deem prudent to protect the interests of Certificateholders and any related Companion Loan Noteholder. Any such tests shall be deemed part of the environmental assessment obtained by the Special Servicer for purposes of this Section 3.10.

            In the event that the Special Servicer seeks to obtain title to a Mortgaged Property on behalf of the Trust Fund and any related Companion Loan Noteholder, the Special Servicer may, in its discretion, establish a single member limited liability company with the Trust Fund and any related Companion Loan Noteholder as the sole owner to hold title to such Mortgaged Property.

            (f) The environmental assessment contemplated by Section 3.10(e) shall be prepared within three months of the determination that such assessment is required by any Independent Person who regularly conducts environmental audits for purchasers of commercial property where the Mortgaged Property is located, as determined by the Special Servicer in a manner consistent with the Servicing Standard and, if applicable, any secured creditor impaired property policy issued on or prior to the Closing Date with respect to any Mortgage Loan (including that the environmental assessment identify any potential pollution conditions (as defined in the environmental insurance policy) with respect to the related Mortgaged Property). The Master Servicer shall advance the cost of preparation of such environmental assessments unless the Master Servicer determines, in its good faith judgment, that such Advance would be a Nonrecoverable Advance (in which case such costs shall be an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account. The Master Servicer shall be entitled to reimbursement of Advances (with interest at the Advance Rate) made pursuant to the preceding sentence in the manner set forth in Section 3.06. Copies of any environmental assessment prepared pursuant to Section 3.10(e) shall be provided to the Certificateholder of any Class of Private Certificates and any related Companion Loan Noteholder upon written request to the Special Servicer.

            (g) If the Special Servicer determines pursuant to Section 3.10(e)(i) that a Mortgaged Property is not in compliance with applicable environmental laws but that it is in the best economic interest of the Trust Fund and any related Companion Loan Noteholder, as a collective whole, to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, or if the Special Servicer determines pursuant to Section 3.10(e)(ii) that the circumstances referred to therein relating to Hazardous Materials are present but that it is in the best economic interest of the Trust Fund and any related Companion Loan Noteholder, as a collective whole, to take such action with respect to the containment, clean-up or remediation of Hazardous Materials affecting such Mortgaged Property as is required by law or regulation, the Special Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund and any related Companion Loan Noteholder, as a collective whole. The Master Servicer shall pay the cost of any such compliance, containment, clean-up or remediation from the Collection Account.

            (h) The Special Servicer shall notify the Master Servicer of any abandoned and/or foreclosed properties which require reporting to the Internal Revenue Service and shall provide the Master Servicer with all information regarding forgiveness of indebtedness and required to be reported with respect to any Mortgage Loan or Companion Loan which is abandoned or foreclosed and the Master Servicer shall report to the Internal Revenue Service and the related Mortgagor, in the manner required by applicable law, such information and the Master Servicer shall report, via Form 1099C, all forgiveness of indebtedness to the extent such information has been provided to the Master Servicer by the Special Servicer. Upon request, the Master Servicer shall deliver a copy of any such report to the Trustee and to any related Companion Loan Noteholder.

            Section 3.11 Trustee to Cooperate; Release of Mortgage Files. Upon the payment in full of any Mortgage Loan or Serviced Whole Loan or the receipt by the Master Servicer or the Special Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes, the Master Servicer or the Special Servicer shall immediately notify the Trustee or the Custodian and to any related Companion Loan Noteholder by a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 3.05 have been or will be so deposited) of a Servicing Officer and shall request delivery to it of the Mortgage File. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Trust Fund.

            From time to time upon request of the Master Servicer or Special Servicer and delivery to the Trustee and the Custodian of a Request for Release, the Trustee shall promptly cause the Custodian to release the Mortgage File (or any portion thereof) designated in such Request for Release to the Master Servicer or Special Servicer, as applicable. Upon return of the foregoing to the Custodian, or in the event of a liquidation or conversion of the Mortgage Loan or Serviced Whole Loan into an REO Property, receipt by the Trustee of a certificate of a Servicing Officer stating that such Mortgage Loan or Serviced Whole Loan was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the Collection Account have been so deposited, or that such Mortgage Loan or Serviced Whole Loan has become an REO Property, the Custodian shall deliver a copy of the Request for Release to the Master Servicer or Special Servicer, as applicable.

            Within 3 Business Days, after receipt of written certification of a Servicing Officer, the Trustee shall execute and deliver to the Special Servicer any court pleadings, requests for trustee's sale or other documents prepared by the Special Servicer, its agents or attorneys, necessary to the foreclosure or trustee's sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Loan or Serviced Whole Loan, or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Loan Documents or otherwise available at law or in equity. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required, and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage or other security agreement, except for the termination of such a lien upon completion of the foreclosure or trustee's sale.

            If, from time to time, pursuant to the terms of the Franklin Mills Intercreditor Agreement and the Other Pooling Agreement, and as appropriate for enforcing the terms of the Non-Serviced Mortgage Loan, the Other Master Servicer requests delivery to it of the original Note for the Non-Serviced Mortgage Loan, then the Trustee, upon receipt of a written certification from a servicing officer of the Other Master Servicer shall release or cause the release of such original Note to the Other Master Servicer or its designee.

            Section 3.12 Servicing Fees and Special Servicing Compensation.

            (a) As compensation for its activities hereunder, the Master Servicer shall be entitled, with respect to each Mortgage Loan and REO Mortgage Loan (including the Non-Serviced Mortgage Loan but excluding the Non-Serviced Companion Loan), each Pari Passu Companion Loan and each Subordinate Companion Loan that is included as part of a Serviced Whole Loan and each Collection Period, to the Servicing Fee, which shall be payable from amounts on deposit in the Collection Account and/or, in the case of a Serviced Whole Loan or portion thereof, the related Whole Loan Custodial Account as set forth in Section 3.06(a)(iv) and (a)(vii) and/or Section 3.06A, as applicable. In addition, the Master Servicer shall be entitled to receive, as additional servicing compensation, (i) 100% of each modification fee or extension fee actually paid by a Mortgagor with respect to a modification, consent, extension, waiver or amendment agreed to by the Master Servicer pursuant to Section 3.27 that did not require the approval of the Special Servicer and is not in respect of a Specially Serviced Mortgage Loan and 100% of any fee actually paid by a Mortgagor in connection with a defeasance of a Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Mortgage Loan as contemplated under
Section 3.09, (ii) 50% of any and all assumption fees for any non-Specially Serviced Mortgage Loans for transactions effected under Section 3.09(a), (b) and
(c), actually paid by a Mortgagor, and 100% of any and all assumption application fees and other applicable fees (not including assumption fees), actually paid by a Mortgagor in accordance with the related Loan Documents, with respect to any assumption or substitution agreement entered into by the Master Servicer on behalf of the Trust (or, in the case of a Whole Loan, on behalf of the Trust and the related Companion Loan Noteholders) pursuant to Section 3.09(a) or paid by a Mortgagor with respect to any transfer of an interest in a Mortgagor pursuant to Section 3.09(a), (iii) 100% of any consent fees actually collected on a Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan that is not a Specially Serviced Mortgage Loan in connection with any consent that did not require the approval of the Special Servicer, (iv) Penalty Charges paid by the Mortgagors with respect to all Mortgage Loans other than Penalty Charges accrued during the period they are Specially Serviced Mortgage Loans, but only to the extent such Penalty Charges on each such Mortgage Loan exceed all accrued and unpaid or unreimbursed Advance Interest Amounts and any unpaid or unreimbursed Additional Trust Fund Expenses (other than Special Servicing Fees, unpaid Workout Fees and Liquidation Fees) or Advance Interest Amounts or Additional Trust Fund Expenses paid from a source other than Penalty Charges from the Trust (other than Special Servicing Fees, unpaid Workout Fees and Liquidation Fees) incurred during the last 12 months with respect to the related Mortgage Loan, (v) the aggregate Prepayment Interest Excess, but only to the extent such amount is not required to be included in any Compensating Interest Payment, in each case to the extent received and not required to be deposited or retained in the Collection Account pursuant to
Section 3.05, (vi) 100% of demand fees, beneficiary statement charges, fees for insufficient or returned checks and similar usual and customary charges and fees (other than application, assumption, consent, extension, modification, amendment, processing or similar fees) actually received from Mortgagors on non-Specially Serviced Mortgage Loans (in the case of the Non-Serviced Mortgage Loan and related Companion Loan, only to the extent actually remitted by the Other Master Servicer) and (vii) fees for late remittances (other than Penalty Charges) that are actually paid by the Other Master Servicer under the Other Pooling Agreement; provided, however, that the Master Servicer shall not be entitled to apply or retain any amounts described in clauses (i) through (iv) above as additional compensation, including any Penalty Charges, with respect to a specific Mortgage Loan with respect to which a default or event of default thereunder has occurred and is continuing unless and until such default or event of default has been cured (or has been waived in accordance with the terms of this Agreement) and all delinquent amounts required to have been paid by the Mortgagor, Advance Interest Amounts and Additional Trust Fund Expenses (other than Special Servicing Fees, Workout Fees and Liquidation Fees) both (x) due with respect to such Mortgage Loan and (y) in the case of expense items that arose within the last 12 months have been paid. The Master Servicer shall also be entitled pursuant to, and to the extent provided for in Sections 3.06(a)(iv), 3.06A and 3.07(b), to withdraw from the Collection Account and the Whole Loan Custodial Accounts and to receive from any Mortgagor Accounts (to the extent not payable to the related Mortgagor under the Mortgage Loan or applicable law) any interest or other income earned on deposits therein. Notwithstanding the foregoing, the Master Servicer shall not be entitled to any Maguire Assumption Review Fees.

            Except as otherwise provided herein, the Master Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder, including all fees of any sub-servicers retained by it. Except as otherwise provided herein, the Trustee shall pay all expenses incurred by it, the Certificate Registrar, the Paying Agent, the Custodian and the Authenticating Agent in connection with their activities hereunder.

            (b) As compensation for its activities hereunder, the Special Servicer shall be entitled with respect to each Specially Serviced Mortgage Loan (excluding the Non-Serviced Mortgage Loan and the Non-Serviced Companion Loan); each Pari Passu Companion Loan and each Subordinate Companion Loan that is included as part of a serviced Whole Loan and each Collection Period, to the Special Servicing Fee, which shall be payable from amounts on deposit in the Collection Account and/or, in the case of a Serviced Whole Loan or portion thereof, the related Whole Loan Custodial Account as set forth in Sections 3.06(a)(iv) and (vii) and 3.06A. The Special Servicer's rights to the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer's responsibilities and obligations under this Agreement. In addition, the Special Servicer shall be entitled to receive, as additional servicing compensation, (i) with respect to any Specially Serviced Mortgage Loan, 100% of any and all assumption application fees and other applicable fees (including any Maguire Assumption Review Fees), actually paid by a Mortgagor in accordance with the related Loan Documents, with respect to any assumption or substitution agreement entered into by the Special Servicer on behalf of the Trust (or, in the case of a Serviced Whole Loan, on behalf of the Trust and the related Companion Loan Noteholders) pursuant to
Section 3.09(b) or paid by a Mortgagor with respect to any transfer of an interest in a Mortgagor pursuant to Section 3.09(b), any and all assumption fees, modification fees, consent fees, extension fees and similar fees (including any Maguire Assumption Review Fees) actually collected on the Mortgage Loans or Serviced Whole Loans that are not otherwise payable to the Master Servicer as additional servicing compensation pursuant to Section 3.12(a), (ii) Penalty Charges paid by the Mortgagors with respect to all Mortgage Loans accrued during the period they are Specially Serviced Mortgage Loans, but only to the extent such Penalty Charges on each such Mortgage Loan exceed all accrued and unpaid or unreimbursed Advance Interest Amounts and any unpaid or unreimbursed Additional Trust Fund Expenses or Advance Interest Amounts or Additional Trust Fund Expenses paid from a source other than Penalty Charges from Trust (other than Special Servicing Fees, unpaid Workout Fees and Liquidation Fees) incurred during the last 12 months with respect to such Mortgage Loan and (iii) any interest or other income earned on deposits in the REO Accounts. The Special Servicer shall not be entitled to any Special Servicing Fees or Workout Fees with respect to the Non-Serviced Mortgage Loan.

            Except as otherwise provided herein, the Special Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder.

            The Special Servicer shall also be entitled to additional servicing compensation in the form of a Workout Fee with respect to each Corrected Mortgage Loan at the Workout Fee Rate on such Mortgage Loan for so long as it remains a Corrected Mortgage Loan. The Special Servicer shall not be entitled to any Workout Fee with respect to the Non-Serviced Mortgage Loan and the Non-Serviced Companion Loan. The Workout Fee with respect to any Corrected Mortgage Loan will cease to be payable if such loan again becomes a Specially Serviced Mortgage Loan; provided that a new Workout Fee will become payable if and when such Specially Serviced Mortgage Loan again becomes a Corrected Mortgage Loan. If the Special Servicer is terminated (other than for cause) or resigns, it shall retain the right to receive any and all Workout Fees payable in respect of Mortgage Loans or Serviced Whole Loans that became Corrected Mortgage Loans prior to the time of that termination or resignation except the Workout Fees will no longer be payable if the Mortgage Loan or Serviced Whole Loans subsequently becomes a Specially Serviced Mortgage Loan. If the Special Servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Mortgage Loans for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing with respect to which one (1) scheduled payment has been made, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Mortgage Loan solely because the Mortgagor had not had sufficient time to make three consecutive timely Monthly Payments and which subsequently becomes a Corrected Mortgage Loan as a result of the Mortgagor making such three consecutive timely Monthly Payments. The successor special servicer will not be entitled to any portion of such Workout Fees. The Special Servicer shall also be entitled to additional servicing compensation in the form of a Liquidation Fee (other than with respect to the Non-Serviced Mortgage Loan and the Non-Serviced Companion Loan) payable out of the Liquidation Proceeds prior to the deposit of the Net Liquidation Proceeds in the Collection Account or the Whole Loan Custodial Account, as applicable. However, no Liquidation Fee will be payable in connection with, or out of, Liquidation Proceeds resulting from the purchase of any Specially Serviced Mortgage Loan or REO Property (i) by any Mortgage Loan Seller (unless the applicable Mortgage Loan Seller does not repurchase such Mortgage Loan until after more than 180 days following its receipt of notice of a Material Breach or Material Defect),
(ii) by the Master Servicer, the Special Servicer, the Holders of the Controlling Class, the Holders of the Class LR Certificates or the Remaining Certificateholder pursuant to Section 9.01, (iii) by any Companion Loan Noteholder pursuant to the related Intercreditor Agreement or by the holder of any mezzanine loan pursuant to the related mezzanine loan intercreditor agreement(unless the holder of a mezzanine loan does not purchase such Mortgage Loan until after more than 60 days after the date the related purchase option becomes exercisable or if the holder of a mezzanine loan is required to include the Liquidation Fee as part of its purchase price) or (iv) pursuant to the exercise of an Option. The Special Servicer shall not be entitled to any Liquidation Fee with respect to the Non-Serviced Mortgage Loan and the Non-Serviced Companion Loan. Notwithstanding anything herein to the contrary, the Special Servicer shall only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to proceeds on any Mortgage Loan or Serviced Whole Loan.

            (c) The Master Servicer, Special Servicer and Trustee shall be entitled to reimbursement from the Trust Fund for the costs and expenses incurred by them in the performance of their duties under this Agreement which are "unanticipated expenses incurred by the REMIC" within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(iii). Such expenses shall include, by way of example and not by way of limitation, environmental assessments, Appraisals in connection with foreclosure, the fees and expenses of any administrative or judicial proceeding and expenses expressly identified as reimbursable in Section 3.06(a)(vii).

            (d) No provision of this Agreement or of the Certificates shall require the Master Servicer, the Special Servicer or the Trustee to expend or risk their own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or thereunder, or in the exercise of any of their rights or powers, if, in the good faith business judgment of the Master Servicer, Special Servicer or the Trustee, as the case may be, repayment of such funds would not be ultimately recoverable from late payments, Net Insurance Proceeds, Net Liquidation Proceeds and other collections on or in respect of the Mortgage Loans or Serviced Whole Loan, or (to the extent recovery is permitted from a Serviced Whole Loan hereunder) from adequate indemnity from other assets comprising the Trust Fund against such risk or liability.

            If the Master Servicer, the Special Servicer or the Trustee receives a request or inquiry from a Mortgagor, any Certificateholder or any other Person the response to which would, in the Master Servicer's, the Special Servicer's or the Trustee's good faith business judgment require the assistance of Independent legal counsel or other consultant to the Master Servicer, the Special Servicer, or the Trustee the cost of which would not be an expense of the Trust Fund hereunder, then the Master Servicer, the Special Servicer or the Trustee, as the case may be, shall not be required to take any action in response to such request or inquiry unless the Mortgagor or such Certificateholder or such other Person, as applicable, makes arrangements for the payment of the Master Servicer's, the Special Servicer's or the Trustee's expenses associated with such counsel (including, without limitation, posting an advance payment for such expenses) satisfactory to the Master Servicer, the Special Servicer or the Trustee as the case may be, in its sole discretion. Unless such arrangements have been made, the Master Servicer, the Special Servicer or the Trustee as the case may be, shall have no liability to any Person for the failure to respond to such request or inquiry.

            The Special Servicer (whether or not such loan is a Specially Serviced Mortgage Loan) shall, for the benefit of the Certificateholders, direct, manage, prosecute and/or defend any and all claims and litigation relating to (a) the enforcement of the obligations of each Mortgagor or Guarantor under the related Loan Documents and (b) any action brought by a Mortgagor against the Trust Fund. Such enforcement shall be carried out in accordance with the terms of this Agreement, including, without limitation, the Servicing Standard. Notwithstanding the foregoing, for the avoidance of doubt it is understood that nothing in this Section 3.12(d) shall affect the right of the Master Servicer (i) to defend its interests against any claims or causes of action that may be asserted against it in litigation in which it is named as a party, as applicable (it being understood that the Special Servicer would have exclusive authority to direct and handle the representation of the interests of the Trust Fund, if any, in any such litigation, as provided above in this
Section 3.12(d)), or (ii) to seek indemnification with respect to any matter for which it is entitled to seek indemnification with respect to its obligations under this Agreement. The Special Servicer will have the right to settle any claims brought against the Trust, including claims asserted against the Master Servicer, provided that (w) the Special Servicer has determined, consistent with the Servicing Standard, that such settlement would be in the best interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the holders of any related Serviced Companion Loan), as a collective whole, (x) such settlement does not require any admission of liability or wrongdoing on the part of the Master Servicer, (y) such settlement is fully indemnifiable under Section
6.03 hereof and paid by the Trust, and (z) all costs and fees incurred in defending and settling the claims are indemnified expenses under Section 6.03 hereof.

            (e) On or before each Master Servicer Remittance Date, the Master Servicer shall pay from the related Servicing Fee, each Broker Strip Amount by wire transfer in immediately available funds to an account designated by the Strip Holder.

            Section 3.13 Compensating Interest Payments. The Master Servicer shall deliver to the Trustee for deposit in the Lower-Tier Distribution Account on each Master Servicer Remittance Date, without any right of reimbursement therefor, an amount equal to the lesser of (i) the aggregate of all Prepayment Interest Shortfalls incurred in connection with Principal Prepayments received in respect of the Mortgage Loans (other than the Non-Serviced Mortgage Loan, Specially Serviced Mortgage Loans and defaulted Mortgage Loans) during the most recently ended Prepayment Period, and (ii) the sum of (A) the aggregate Servicing Fees for the related Distribution Date with respect to each Mortgage Loan and REO Mortgage Loan for which Servicing Fees are being paid in such Prepayment Period (in each case up to a maximum rate of 0.01% per annum) and (B) all Prepayment Interest Excesses (and net investment earnings thereon); provided that the Master Servicer shall pay (without regard to clause (ii) above) the aggregate of all Prepayment Interest Shortfalls otherwise described in clause
(i) above incurred in connection with Principal Prepayments received in respect of the Mortgage Loans during the most recently ended Prepayment Period to the extent such Prepayment Interest Shortfalls were the result of the Master Servicer's failure to enforce the related Loan Documents.

            Section 3.14 [Reserved].

            Section 3.15 [Reserved].

            Section 3.16 Access to Certain Documentation. The Master Servicer and Special Servicer shall provide to the Trustee, the Underwriters, the Rating Agencies, the Depositor, any Certificateholders and the Companion Loan Noteholders that are, in each case, federally insured financial institutions, the Federal Reserve Board, the FDIC and the OTS and the supervisory agents and examiners of such boards and such corporations, and any other governmental or regulatory body to the jurisdiction of which any Certificateholder or the Companion Loan Noteholders is subject, access to the documentation regarding the Mortgage Loans required by applicable regulations of the Federal Reserve Board, FDIC, OTS or any such governmental or regulatory body, such access being afforded without charge but only upon reasonable request and during normal business hours at the offices of the Master Servicer or Special Servicer (which access shall be limited, in the case of the Companion Loan Noteholders or any regulatory authority seeking such access in respect of the Companion Loan Noteholders, to records relating to the Companion Loans). Nothing in this
Section 3.16 shall detract from the obligation of the Master Servicer and Special Servicer to observe any applicable law prohibiting disclosure of information with respect to the Mortgagors, and the failure of the Master Servicer and Special Servicer to provide access as provided in this Section 3.16 as a result of such obligation shall not constitute a breach of this Section 3.16.

            In connection with providing or granting any information or access pursuant to the prior paragraph to a Certificateholder, the Companion Loan Noteholders or any regulatory authority that may exercise authority over a Certificateholder or Companion Loan Noteholder, the Master Servicer and the Special Servicer may each require payment from such Certificateholder or Companion Loan Noteholder of a sum sufficient to cover the reasonable costs and expenses of providing such information or access, including copy charges and reasonable fees for employee time and for space; provided that no charge may be made if such information or access was required to be given or made available without charge under applicable law. In connection with providing Certificateholders or beneficial owners of Certificates access to the information described in the preceding paragraph, the Master Servicer and the Special Servicer shall require (prior to affording such access) a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer or the Special Servicer, as the case may be, generally to the effect that such Person is a Holder of Certificates or a beneficial holder of book entry Certificates and will keep such information confidential.

            Upon the reasonable request of any Certificateholder or beneficial owners of Certificates identified to the Master Servicer to the Master Servicer's reasonable satisfaction, the Master Servicer may provide (or forward electronically) (at the expense of such Certificateholder) copies of any operating statements, rent rolls and financial statements obtained by the Master Servicer or the Special Servicer; provided that, in connection therewith, the Master Servicer shall require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such Person is a Holder of Certificates or a beneficial holder of book entry Certificates and will keep such information confidential.

            In addition, in connection with providing access to information pursuant to this Section 3.16, each of the Master Servicer and the Special Servicer may (i) affix a reasonable disclaimer to any information provided by it for which it is not the original source (without suggesting liability on the part of any other party hereto); (ii) affix to any information provided by it a reasonable statement regarding securities law restrictions on such information and/or condition access to information on the execution of a reasonable confidentiality agreement; (iii) withhold access to confidential information or any intellectual property; and (iv) withhold access to items of information contained in the Servicing File for any Mortgage Loan or Companion Loan if the disclosure of such items would constitute a waiver of the attorney-client privilege.

            Section 3.17 Title and Management of REO Properties.

            (a) In the event that title to any Mortgaged Property (other than a Mortgaged Property with respect to the Non-Serviced Mortgage Loan) is acquired for the benefit of Certificateholders (or, with respect to a Serviced Whole Loan, for the benefit of the Certificateholders and the related Companion Loan Noteholders) (as a collective whole) (either by the Trust Fund or by a single member limited liability company established for that purpose) in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of the Trustee, or its nominee (which shall not include the Master Servicer), or a separate trustee or co-trustee, on behalf of the Trust Fund and the related Companion Loan Noteholders. The Special Servicer, on behalf of the Trust Fund, shall sell any REO Property prior to the close of the third calendar year following the year in which the Lower-Tier REMIC acquires ownership of such REO Property, within the meaning of Treasury Regulations Section 1.856-6(b)(1), for purposes of Section 860G(a)(8) of the Code, unless the Special Servicer either
(i) is granted an extension of time (an "REO Extension") by the Internal Revenue Service to sell such REO Property or (ii) obtains for the Trustee and the Master Servicer an Opinion of Counsel, addressed to the Trustee and the Master Servicer, to the effect that the holding by the Lower-Tier REMIC of such REO Property subsequent to the close of the third calendar year following the year in which such acquisition occurred will not result in the imposition of taxes on "prohibited transactions" (as defined in Section 860F of the Code) of the Lower-Tier REMIC or the Upper-Tier REMIC, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Lower-Tier Regular Interests or Certificates are outstanding. In the case of the Trust's beneficial interest in a Mortgaged Property acquired under the Other Pooling Agreement, the Special Servicer shall coordinate with the Other Special Servicer with respect to any REO Extension on behalf of the Lower-Tier REMIC. If the Special Servicer is granted the REO Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel contemplated by clause (ii) of the immediately preceding sentence, the Special Servicer shall sell such REO Property within such longer period as is permitted by such REO Extension or such Opinion of Counsel, as the case may be. Any expense incurred by the Special Servicer in connection with its being granted the REO Extension contemplated by clause (i) of the second preceding sentence or its obtaining the Opinion of Counsel contemplated by clause (ii) of the second preceding sentence, shall be an expense of the Trust Fund payable out of the Collection Account pursuant to Section 3.06(a). The Special Servicer, on behalf of the Trust Fund, shall dispose of any REO Property held by the Trust Fund (i) prior to the last day of such period (taking into account extensions) by which such REO Property is required to be disposed of pursuant to the provisions of the immediately preceding sentence in a manner provided under Section 3.18 hereof and (ii) on the same terms and conditions as if it were the owner of such REO Property. The Special Servicer shall manage, conserve, protect and operate each REO Property for the Certificateholders and, if applicable, the related Companion Loan Noteholder, solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code or result in the receipt by the Trust Fund of any "income from non-permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code or (i) endanger the status of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or (ii) result in the imposition of a tax upon the Lower-Tier REMIC or the Upper-Tier REMIC or the Trust Fund.

            (b) The Special Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any REO Property (other than with respect to the Non-Serviced Mortgage Loan) as are consistent with the Servicing Standard and the terms of this Agreement, all on such terms and for such period as the Special Servicer deems to be in the best interests of Certificateholders and the related Companion Loan Noteholders (as a collective whole), and, in connection therewith, the Special Servicer shall only agree to the payment of management fees that are consistent with general market standards or to terms that are more favorable. Consistent with the foregoing, the Special Servicer shall cause or permit to be earned with respect to such REO Property any "net income from foreclosure property," within the meaning of Section 860G(c) of the Code, which is subject to tax under the REMIC Provisions only if it has determined, and has so advised the Trustee in writing, that the earning of such income on a net after-tax basis could reasonably be expected to result in a greater recovery on behalf of Certificateholders and the related Companion Loan Noteholders (as a collective whole) than an alternative method of operation or rental of such REO Property that would not be subject to such a tax. The Special Servicer shall segregate and hold all revenues received by it with respect to any REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to any REO Property a segregated custodial account (each, an "REO Account"), each of which shall be an Eligible Account and shall be entitled "CWCapital Asset Management LLC, as Special Servicer, in trust for Wells Fargo Bank, N.A., as Trustee, in trust for Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10 and the various Companion Loan Noteholders REO Account." The Special Servicer shall be entitled to withdraw for its account any interest or investment income earned on funds deposited in an REO Account to the extent provided in Section 3.07(b). The Special Servicer shall deposit or cause to be deposited in the REO Account within one Business Day after receipt all revenues received by it with respect to any REO Property (other than Liquidation Proceeds, which shall be remitted to the Collection Account), and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such REO Property and for other Property Protection Expenses with respect to such REO Property, including:

            (i) all insurance premiums due and payable in respect of any REO Property;

            (ii) all real estate taxes and assessments in respect of any REO Property that may result in the imposition of a lien thereon;

            (iii) all costs and expenses reasonable and necessary to protect, maintain, manage, operate, repair and restore any REO Property; and

            (iv) any taxes imposed on the Upper-Tier REMIC or Lower-Tier REMIC in respect of net income from foreclosure property in accordance with
      Section 4.05.

            To the extent that such REO Proceeds are insufficient for the purposes set forth in clauses (i) through (iii) above and the Special Servicer has provided written notice of such shortfall to the Master Servicer at least five Business Days (or, in an emergency situation or on an urgent basis, two Business Days, provided that the written notice sets forth the nature of the emergency or the basis of the urgency) prior to the date that such amounts are due, the Master Servicer shall advance the amount of such shortfall unless the Master Servicer determines, in its good faith judgment, that such Advance would be a Nonrecoverable Advance (in which case such costs shall be an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account. If the Master Servicer does not make any such Advance in violation of the immediately preceding sentence, the Trustee shall make such Advance unless the Trustee determines that such Advance would be a Nonrecoverable Advance. The Trustee shall be entitled to rely, conclusively, on any determination by the Master Servicer that an Advance, if made, would be a Nonrecoverable Advance. The Trustee, in determining whether or not a proposed Advance would be a Nonrecoverable Advance, shall be subject to the standards applicable to the Master Servicer hereunder. The Master Servicer or the Trustee, as applicable, shall be entitled to reimbursement of such Advances (with interest at the Advance Rate) made pursuant to the preceding sentence, to the extent set forth in Section 3.06 and/or, if applicable, Section 3.06A. The Special Servicer shall withdraw from each REO Account and remit to the Master Servicer for deposit into the Collection Account or for a Serviced Whole Loan, the related Whole Loan Custodial Account, on a monthly basis prior to the related Master Servicer Remittance Date the Net REO Proceeds received or collected from each REO Property, except that in determining the amount of such Net REO Proceeds, the Special Servicer may retain in each REO Account reasonable reserves for repairs, replacements and necessary capital improvements and other related expenses. Notwithstanding the foregoing, the Special Servicer shall not:

            (i) permit the Trust Fund to enter into, renew or extend any New Lease, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

            (ii) permit any amount to be received or accrued under any New Lease, other than amounts that will constitute Rents from Real Property;

            (iii) authorize or permit any construction on any REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan or Serviced Whole Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

            (iv) Directly Operate or allow any Person to Directly Operate any REO Property on any date more than 90 days after its date of acquisition by the Trust Fund, unless such Person is an Independent Contractor;

unless, in any such case, the Special Servicer has requested and received an Opinion of Counsel addressed to the Special Servicer, the related Companion Loan Representative/Noteholder and the Trustee (which opinion shall be an expense of the Trust Fund) to the effect that such action will not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that it is held by the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

            The Special Servicer shall be required to contract with an Independent Contractor, the fees and expenses of which shall be an expense of the Trust Fund and payable out of REO Proceeds, for the operation and management of any REO Property, within 90 days of the Trust Fund's acquisition thereof (unless the Special Servicer shall have provided the Trustee with an Opinion of Counsel that the operation and management of any REO Property other than through an Independent Contractor shall not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Code Section 860G(a)(8)) (which opinion shall be an expense of the Trust Fund), provided that:

            (i) the terms and conditions of any such contract shall be reasonable and customary for the area and type of property and shall not be inconsistent herewith;

            (ii) any such contract shall require, or shall be administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed above, and remit all related revenues (net of such costs and expenses) to the Special Servicer as soon as practicable, but in no event later than thirty days following the receipt thereof by such Independent Contractor;

            (iii) none of the provisions of this Section 3.17(b) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations to the Trust Fund or the Trustee on behalf of the Certificateholders and the related Companion Loan Noteholders with respect to the operation and management of any such REO Property; and

            (iv) the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

            The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

            (c) When and as necessary, the Special Servicer shall send to the Trustee and the related Companion Loan Noteholders a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Sections 3.17(a) and 3.17(b).

            Section 3.18 Sale of Defaulted Mortgage Loans and REO Properties.

            (a) The parties hereto may sell or purchase, or permit the sale or purchase of, a Mortgage Loan (excluding the Non-Serviced Mortgage Loan) only (i) on the terms and subject to the conditions set forth in this Section 3.18, (ii) as otherwise expressly provided in or contemplated by Sections 2.03 and 9.01, or
(iii) (A) in the case of a Whole Loan in accordance with and subject to the provisions of the related Intercreditor Agreement and if applicable, the related Other Pooling Agreement, and (B) in the case of a Mortgage Loan with a related mezzanine loan, in accordance with and subject to the provisions of the related intercreditor agreement.

            (b) Within five Business Days after any Mortgage Loan (excluding the Non-Serviced Mortgage Loan) becomes a Defaulted Mortgage Loan, the Master Servicer (if the Mortgage Loan is not a Specially Serviced Mortgage Loan) or the Special Servicer (if the Mortgage Loan is a Specially Serviced Mortgage Loan) shall promptly so notify (an "Option Notice"), in writing, the Master Servicer (if the Special Servicer is so notifying), the Special Servicer (if the Master Servicer is so notifying), the Trustee and the Holders of the Controlling Class and, if applicable, the related Companion Loan Representative. The majority Certificateholder of the Controlling Class and the Special Servicer (in such capacity, together with any assignee, the "Option Holder") shall have the right, at its option (the "Option"), to purchase such Defaulted Mortgage Loan from the Trust Fund at a price equal to the Option Purchase Price (as defined in clause
(c) below) upon receipt of such Option Notice. The Option is exercisable from that date until terminated pursuant to clause (f) below, and during that period the Option shall be exercisable in any month only during the period from the 10th calendar day of such month through the 25th calendar day, inclusive, of such month. The Trustee on behalf of the Trust Fund shall be obligated to sell the Mortgage Loan upon the exercise of the Option (whether exercised by the original Holder thereof or by an assignee of such Holder), but shall have no authority to sell the Mortgage Loan other than in connection with the exercise of an Option (or as otherwise expressly provided in or contemplated by Section 2.03(a) or Section 9.01 or any intercreditor agreement). Any Option Holder that exercises the Option shall be required to purchase the Mortgage Loan within ten Business Days of such exercise. If any Option Holder assigns the Option to a third party pursuant to clause (d) below, then it shall so notify the Trustee in writing (and shall include in such notice the relevant contact information for such third party). The Option Holder may at any time notify the Trustee in writing of such party's desire to exercise the Option.

            (c) The "Option Purchase Price" shall be an amount equal to the fair value of the Mortgage Loan, as determined by the Special Servicer in accordance with the Servicing Standard. Prior to the Special Servicer's determination of fair value referred to above, the fair value of the Mortgage Loan shall be deemed to be an amount equal to the Purchase Price, including any Yield Maintenance Charge then payable upon the prepayment of the Mortgage Loan. The Special Servicer shall determine the fair value of the Mortgage Loan as soon as reasonably practical upon the Mortgage Loan becoming 60 days delinquent or delinquent in respect of its Balloon Payment (but in any event, not earlier than 75 days after the receipt by the Special Servicer of the Mortgage File and Servicing File relating to such Mortgage Loan or 15 days after the receipt of an Appraisal or updated Appraisal), and the Special Servicer shall promptly notify the Option Holder (and the Trustee, any applicable Companion Loan Noteholders and each of the other parties set forth above that has become the Option Holder) of the Option Purchase Price. The Special Servicer is required to recalculate the fair value of the Mortgage Loan based upon a material change in circumstances or the receipt of new information that has a material effect on value, provided that the Special Servicer shall be required to recalculate the fair value of the Mortgage Loan if the time between the date of last determination of the fair value of the Mortgage Loan and the date of the exercise of the Option has exceeded 120 days. Upon any recalculation, the Special Servicer shall be required to promptly notify in writing each Option Holder (and the Trustee, any applicable Companion Loan Noteholders and each of the other parties set forth above that has become the Option Holder) of the revised Option Purchase Price. Any such recalculation of the fair value of the Mortgage Loan shall be deemed to renew the Option in its original priority at the recalculated price with respect to any party as to which the Option had previously expired or been waived, unless the Option has previously been exercised by an Option Holder at a higher Option Purchase Price. In determining fair value, the Special Servicer shall take into account, among other factors, the results of any Appraisal or updated Appraisal that it, or the Master Servicer, may have obtained in accordance with this Agreement within the prior twelve months; the period and amount of any delinquency on the Mortgage Loan; whether the Mortgage Loan, in the Special Servicer's actual knowledge and reasonable and good faith judgment, is in default to avoid a prepayment restriction; the physical condition of the related Mortgaged Property; the state of the local economy; the expected recoveries from the Mortgage Loan if the Special Servicer were to pursue a workout or foreclosure strategy instead of the Option being exercised; and the Trust Fund's obligation to dispose of any foreclosed Mortgaged Property as soon as practicable consistent with the objective of maximizing proceeds for all Certificateholders and any related Companion Loan Noteholder, as a collective whole.

            (d) Any Option relating to a Mortgage Loan shall be assignable to a third party (other than a Person whose purchase of such Special Serviced Mortgage Loan would violate any restrictions contained in any mezzanine intercreditor agreement or any Intercreditor Agreement) by the Option Holder at its discretion at any time after its receipt of the Option Notice, and upon such assignment such third party shall have all of the rights granted to the Option Holder hereunder in respect of the Option. Such assignment shall only be effective upon notice (together with a copy of the executed assignment and assumption agreement) being delivered to the Trustee, the Master Servicer, any related Companion Loan Noteholder and the Special Servicer, and none of such parties shall be obligated to recognize any entity as an Option Holder absent such notice.

            (e) If the Special Servicer or an Affiliate thereof elects to exercise the Option, the Trustee shall be required to determine whether the Option Purchase Price constitutes a fair price for the Mortgage Loan and, if applicable, the related Serviced Companion Loan(s) that is a Pari Passu Companion Loan. Upon request of the Special Servicer to make such a determination, the Trustee will do so within a reasonable period of time. In doing so, the Trustee may rely on a current Appraisal or the opinion of another Independent expert in real estate matters with at least 5 years experience in valuing loans similar to such Mortgage Loan that has been selected by the Trustee with reasonable care, retained by the Trustee at the expense of the party exercising the Option. If the Trustee were to conclude that the Option Purchase Price does not constitute a fair price, then the Special Servicer shall determine the fair value taking into account the objections of the Trustee hereunder.

            (f) The Option shall terminate, and shall not be exercisable as set forth in clause (b) above (or if exercised, but the purchase of the Mortgage Loan has not yet occurred, shall terminate and be of no further force or effect) if the Mortgage Loan is no longer delinquent as set forth above because (i) the Mortgage Loan ceases to be a Specially Serviced Mortgage Loan, (ii) the Mortgage Loan has been worked out, (iii) the Mortgage Loan has been foreclosed upon, or otherwise resolved (including by a full or discounted pay-off), (iv) the Mortgage Loan has been purchased by the applicable Mortgage Loan Seller pursuant to Section 2.03 or by the Depositor or the Master Servicer or otherwise pursuant to Section 9.01 or (v) the Mortgage Loan has been purchased by a related Companion Loan Noteholder or by the holder of the related mezzanine loan.

            (g) Subject to the rights of the Companion Loan Noteholder and a holder of a mezzanine loan, under the respective intercreditor agreement to purchase a Mortgage Loan, unless and until an Option Holder exercises an Option, the Special Servicer shall continue to service and administer the Mortgage Loan or Serviced Whole Loan in accordance with the Servicing Standard and this Agreement and shall pursue such other resolutions or recovery strategies including workout, foreclosure or sale of a Mortgage Loan, as is consistent with this Agreement and the Servicing Standard.

            (h) Subject to subsections (a) through (g) above, the Special Servicer shall act on behalf of the Trust Fund and, if applicable, the related Companion Loan Noteholders, in negotiating and taking any other action necessary or appropriate in connection with the sale of any Mortgage Loan pursuant to this
Section 3.18, and the collection of all amounts payable in connection therewith. In connection therewith, the Special Servicer may charge prospective offerors, and may retain, fees that approximate the Special Servicer's actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the Collection Account. Any sale of a Mortgage Loan shall be final and without recourse to the Trustee or the Trust Fund (except such recourse to the Trust Fund imposed by those representations and warranties typically given in such transactions, any prorations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicer, the Depositor or the Trustee shall have any liability to any Certificateholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

            (i) Any sale of a Mortgage Loan pursuant to this Section 3.18 shall be for cash only. The Option Purchase Price for any Mortgage Loan purchased under this Section 3.18 shall be deposited into the Collection Account, or, if applicable, the Whole Loan Custodial Account, and the Trustee, upon receipt of an Officer's Certificate from the Master Servicer to the effect that such deposit has been made, shall release or cause to be released to the purchaser of the Mortgage Loan the related Mortgage File, and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be necessary to vest in such purchaser ownership of such Mortgage Loan. In connection with any such purchase, the Special Servicer and the Master Servicer shall deliver the related Servicing File (to the extent either has possession of such file) to such purchaser. Subject to subsection (k) of this Section 3.18, a Mortgage Loan related to a Serviced Whole Loan may be sold pursuant to an Option upon the exercise of such Option and delivery of written notice of the Option Purchase Price thereof, to the Companion Loan Noteholder.

            (j) The parties hereto may sell or purchase, or permit the sale or purchase of, an REO Property only on the terms and subject to the conditions set forth in this Section 3.18.

            (k) The Special Servicer shall use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Loan Noteholder in such manner as will be reasonably likely to realize a fair price within the time period specified by Section 3.17. The Special Servicer shall accept the first (and, if multiple bids are contemporaneously received, highest) cash bid received from any Person that constitutes a fair price for such REO Property. If the Special Servicer determines, in its good faith and reasonable judgment, that it will be unable to realize a fair price for any REO Property within the time constraints imposed by Section 3.17, then the Special Servicer shall dispose of such REO Property upon such terms and conditions as the Special Servicer shall deem necessary and desirable to maximize the recovery thereon under the circumstances and, in connection therewith, shall accept the highest outstanding cash bid, regardless from whom received. The Liquidation Proceeds (net of related Liquidation Expenses) for any REO Property purchased hereunder shall be deposited in the Collection Account or, if applicable, the Whole Loan Custodial Account.

            (l) The Special Servicer shall give the Trustee, the Master Servicer and the related Companion Loan Noteholder not less than three Business Days' prior written notice of its intention to sell any REO Property (other than with respect to the Non-Serviced Mortgage Loan). No Interested Person shall be obligated to submit a bid to purchase any REO Property, and notwithstanding anything to the contrary contained herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may bid for or purchase any REO Property pursuant hereto.

            (m) Whether any cash bid constitutes a fair price for any REO Property for purposes of Section 3.18(k) shall be determined by the Special Servicer, if the highest bidder is a Person other than the Special Servicer or an Affiliate of the Special Servicer, and by the Trustee, if the highest bidder is the Special Servicer or an Affiliate of the Special Servicer; provided, however, that no bid from the Special Servicer or an Affiliate of the Special Servicer shall constitute a fair price unless (i) it is the highest bid received and (ii) at least two other bids are received from independent third parties. In determining whether any offer received from the Special Servicer or an Affiliate of the Special Servicer represents a fair price for any such REO Property, the Trustee shall be supplied with and shall rely on the most recent Appraisal or updated Appraisal conducted in accordance with this Agreement within the preceding 12 month period or, in the absence of any such Appraisal, on a new Appraisal. The appraiser conducting any such new appraisal shall be an Independent Appraiser selected by the Special Servicer if neither the Special Servicer nor any Affiliate thereof is bidding with respect to an REO Property and selected by the Trustee if either the Special Servicer or any Affiliate thereof is so bidding. Where any Interested Person is among those bidding with respect to an REO Property, the Special Servicer shall require that all bids be submitted to it (and, if the Special Servicer or any Affiliate thereof is bidding, to the Trustee) in writing and be accompanied by a refundable deposit of cash in an amount equal to 5% of the bid amount. Such appraiser shall be selected by the Special Servicer if the Special Servicer or an Affiliate is not making an offer with respect to an REO Property and shall be selected by the Master Servicer if the Special Servicer is making such an offer or by the Trustee if the Person making such offer is an Affiliate of both the Master Servicer and the Special Servicer. The cost of any such narrative appraisal shall be covered by, and shall be reimbursable as, a Property Advance. In determining whether any such offer from a Person other than an Interested Person constitutes a fair price for any such REO Property, the Special Servicer shall take into account (in addition to the results of any Appraisal, updated Appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior 12 months), and in determining whether any offer from an Interested Person constitutes a fair price for any such REO Property, any appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of any delinquency on the affected Mortgage Loan or Serviced Whole Loan, the occupancy level and physical condition of the REO Property, the state of the local economy and the obligation to dispose of any REO Property within the time period specified in Section 3.17. The Purchase Price for any REO Property shall in all cases be deemed a fair price.

            (n) Subject to subsections (j) through (m) above, the Special Servicer shall act on behalf of the Trust Fund and the related Companion Loan Noteholder in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property, and the collection of all amounts payable in connection therewith. In connection therewith, the Special Servicer may charge prospective offerors, and may retain, fees that approximate the Special Servicer's actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the Collection Account or, if applicable, the Whole Loan Custodial Account. Any sale of any REO Property shall be final and without recourse to the Trustee, the Trust Fund or the related Companion Loan Noteholder (except such recourse to the Trust Fund and the related Companion Loan Noteholder imposed by those representations and warranties typically given in such transactions, any appropriations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicer, the Depositor or the Trustee shall have any liability to any Certificateholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

            (o) Notwithstanding any of the foregoing paragraphs of this Section 3.18, the Special Servicer shall not be obligated to accept the highest cash offer if the Special Servicer determines, in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and the related Companion Loan Noteholder, as a collective whole, and the Special Servicer may accept a lower cash offer (from any Person other than itself or an Affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and the related Companion Loan Noteholder, as a collective whole, (for example, if the prospective buyer making the lower offer is more likely to perform its obligations or the terms offered by the prospective buyer making the lower offer are more favorable).

            (p) Notwithstanding anything herein to the contrary, the applicable party, in its individual capacity and not on behalf of the Trust; shall be entitled to purchase the Non-Serviced Mortgage Loan in accordance with the terms and conditions set forth in the related Intercreditor Agreement and the Other Pooling Agreement. In no event shall the Trust Fund or the Trustee, the Master Servicer or the Special Servicer on its behalf purchase, or pay or advance costs to purchase, any Companion Loan or any Mortgage Loan.

            (q) Notwithstanding anything to the contrary herein, any purchase of a Specially Serviced Mortgage Loan pursuant to this Section 3.18 will remain subject to the cure and purchase rights of, in each case if applicable, the related Companion Loan Noteholder as set forth in the related Intercreditor Agreement and any holder of a related mezzanine loan as set forth in the related intercreditor agreement. The Special Servicer shall determine the price to be paid in accordance with the terms of the related Intercreditor Agreement or the related mezzanine loan intercreditor agreement in connection with any such purchase rights in favor of a Companion Loan Noteholder or mezzanine loan holder and shall provide such notices to the appropriate Companion Loan Noteholder or the holder of a related mezzanine loan as are required by the related Intercreditor Agreement or the related mezzanine loan intercreditor agreement in connection with each such holders' purchase rights.

            Section 3.19 Additional Obligations of the Master Servicer; Inspections Obligation to Notify Ground Lessors; Delivery of Certain Reports to the Companion Loan Noteholder.

            (a) The Master Servicer (or, with respect to Specially Serviced Mortgage Loans and REO Properties, the Special Servicer) shall inspect or cause to be inspected each Mortgaged Property that secures a Mortgage Loan or Companion Loan (other than the Mortgaged Property with respect to the Non-Serviced Mortgage Loan or the Companion Loan related thereto) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to such Mortgaged Property relating to Mortgage Loans with an outstanding principal balance (or allocated loan amount) of $2,000,000 or more and at least once every other calendar year with respect to such Mortgaged Property relating to Mortgage Loans with an outstanding principal balance (or allocated loan amount) of less than $2,000,000 in each case commencing in 2008; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. If any Mortgage Loan or Serviced Whole Loans become a Specially Serviced Mortgage Loan, the related Mortgaged Property shall be inspected by the Special Servicer as soon as practicable and thereafter at least every 12 months for so long as such condition exists. The cost of any annual inspection, or bi-annual inspection, as the case may be, shall be borne by the Master Servicer unless the related Mortgage Loan or Serviced Whole Loans are a Specially Serviced Mortgage Loan. The cost of any inspection of a Specially Serviced Mortgage Loan shall be treated as a Property Advance (or as an expense of the Trust Fund and paid by the Master Servicer out of the Collection Account if such Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs incurred with respect to such inspection shall be borne by the Trust Fund.

            (b) The Master Servicer shall, as to each Mortgage Loan (excluding the Non-Serviced Mortgage Loan) which is secured by the interest of the related Mortgagor under a Ground Lease, even if the corresponding fee interest is encumbered, promptly (and in any event within 60 days following the later of the Closing Date or its receipt of a copy of the Ground Lease), notify the related ground lessor of the transfer of such Mortgage Loan or Serviced Whole Loans to the Trust Fund pursuant to this Agreement and inform such ground lessor that any notices of default under the related Ground Lease should thereafter be forwarded to the Master Servicer.

            (c) The Master Servicer and the Special Servicer shall each promptly prepare or cause to be prepared and deliver to each Companion Loan Noteholder a written report, prepared in the manner set forth in Section 4.02, of each inspection performed by it with respect to the related Mortgaged Properties (other than the Mortgaged Property securing the Non-Serviced Mortgage Loan, which is serviced under the Other Pooling Agreement) and Companion Loans related thereto.

            (d) The Master Servicer shall promptly deliver to each Companion Loan Noteholder or provide electronically: (i) copies of operating statements and rent rolls; (ii) annual CMSA NOI Adjustment Worksheets (with annual operating statements as exhibits); and (iii) annual CMSA Operating Statement Analysis Reports, in each case prepared, received or obtained by it pursuant to this Agreement with respect to the Mortgaged Properties securing the related Companion Loan (other than the Mortgaged Property securing the Non-Serviced Mortgage Loan, which is serviced under the Other Pooling Agreement).

            (e) The Master Servicer is hereby authorized to exercise any rights granted under the Other Pooling Agreement in favor of the Trust (or a party on its behalf) as the holder of the Non-Serviced Mortgage Loan to obtain information from the Other Master Servicer (or other similar parties with an obligation to make advances) in connection with making nonrecoverability determinations. The Master Servicer shall promptly deliver to any Other Master Servicer and any other master servicer under a pooling and servicing agreement entered into in connection with the securitization of a Serviced Pari Passu Companion Loan, upon request, such information in the Master Servicer's possession as the Other Master Servicer and any other master servicer under a pooling and servicing agreement entered into in connection with the securitization of a Serviced Pari Passu Companion Loan reasonably requests in order to determine whether an advance similar to a P&I Advance would be "nonrecoverable."

            Section 3.20 [Reserved].

            Section 3.21 Lock-Box Accounts, Escrow Accounts.

            The Master Servicer shall administer each Lock-Box Account and Escrow Account in accordance with the related Mortgage or Loan Agreement or Lock-Box Agreement, if any, and administer any letters of credit pursuant to the related letter of credit agreement and the Loan Documents.

            Notwithstanding the foregoing, to the extent that any cash amounts are held in an Escrow Account and the mortgagee under the related Loan Documents is permitted, but not required, to apply such amounts to prepay the related Mortgage Loan (or Serviced Whole Loan), neither the Master Servicer nor the Special Servicer shall apply such amounts to prepay the Mortgage Loan (or Serviced Whole Loan) until after the occurrence of an event of default under the Mortgage Loan that may result in the Mortgage Loan (or Serviced Whole Loan) being accelerated or becoming a Specially Serviced Mortgage Loan.

            Section 3.22 Property Advances.

            (a) Except with respect to the Non-Serviced Mortgage Loan, the Master Servicer (or, to the extent provided in Section 3.22(b), the Trustee) shall make any Property Advances as and to the extent otherwise required pursuant to the terms hereof. The Special Servicer shall give the Master Servicer, the Trustee and the related Companion Loan Representative not less than five Business Days' written (facsimile) notice before the date on which the Master Servicer is requested to make any Property Advance with respect to a given Specially Serviced Mortgage Loan or REO Property. In addition, the Special Servicer shall provide the Master Servicer, the Trustee and the related Companion Loan Representative with such information in its possession as the Master Servicer or the Trustee, as applicable, may reasonably request to enable the Master Servicer or the Trustee, as applicable, to determine whether a requested Property Advance would constitute a Nonrecoverable Advance. Any such notice by the Special Servicer to the Master Servicer of a required Property Advance shall be deemed to be a determination by the Special Servicer that such requested Property Advance is not a Nonrecoverable Advance, and the Master Servicer shall be entitled to conclusively rely on such determination. Although the Special Servicer may determine whether a Property Advance is a Nonrecoverable Advance, the Special Servicer will have no right to make an affirmative determination that any Property Advance to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable. In the absence of a determination by the Special Servicer that a Property Advance is a Nonrecoverable Advance, all determinations of recoverability with respect to Property Advances to be made (or contemplated to be made) by the Master Servicer or the Trustee will remain with the Master Servicer or the Trustee, as applicable. On the fourth Business Day before each Distribution Date, the Special Servicer shall report to the Master Servicer the Special Servicer's determination as to whether any Property Advance previously made with respect to a Specially Serviced Mortgage Loan or REO Mortgage Loan other than in respect of the Non-Serviced Mortgage Loan or the Companion Loan related thereto is a Nonrecoverable Advance promptly after making such determination. The Master Servicer and the Trustee shall be entitled to conclusively rely on and shall be bound by such a determination and shall be bound by a determination by the Special Servicer that a Property Advance previously made or contemplated to be made with respect to a Specially Serviced Loan is or would be a Nonrecoverable Advance (but this statement shall not be construed to entitle the Special Servicer to reverse any determination that may have been made by the Master Servicer or the Trustee or to prohibit the Master Servicer or the Trustee from making a determination, that any Property Advance constitutes or would constitute a Nonrecoverable Advance). The Master Servicer and the Special Servicer shall consider Unliquidated Advances in respect of prior Property Advances for the purposes of non-recoverability determinations as if such amounts were unreimbursed Property Advances.

            For purposes of distributions to Certificateholders and Companion Loan Noteholders and compensation to the Master Servicer or the Trustee, Property Advances shall not be considered to increase the principal balance of any Mortgage Loan or Serviced Whole Loan, notwithstanding that the terms of such Mortgage Loan or Serviced Whole Loan so provide.

            (b) The Master Servicer shall notify the Trustee and the related Companion Loan Representative in writing promptly upon, and in any event within one Business Day after, becoming aware that it will be unable to make any Property Advance required to be made pursuant to the terms hereof, and in connection therewith, shall set forth in such notice the amount of such Property Advance, the Person to whom it will be paid, and the circumstances and purpose of such Property Advance, and shall set forth therein information and instructions for the payment of such Property Advance, and, on the date specified in such notice for the payment of such Property Advance, or, if the date for payment has passed or if no such date is specified, then within five Business Days following such notice, the Trustee, subject to the provisions of
Section 3.22(c), shall pay the amount of such Property Advance in accordance with such information and instructions.

            (c) None of the Master Servicer, the Special Servicer or the Trustee shall be obligated to make a Property Advance as to any Mortgage Loan or Serviced Whole Loan or REO Property if the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such Advance will be a Nonrecoverable Advance. The determination by any Person with an obligation hereunder to make Property Advances that it has made a Nonrecoverable Advance or that any proposed Property Advance, if made, would constitute a Nonrecoverable Advance or a determination by the Special Servicer that a Property Advance previously made or proposed to be made is or would, if made constitute a Nonrecoverable Advance, shall be made by such Person in good faith reasonable judgment (and in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard), and, shall be evidenced by an Officer's Certificate delivered on or prior to the next Master Servicer Remittance Date to the related Companion Loan Noteholders (and the related subsequent master servicer and special servicer, if applicable), in the case of any Serviced Whole Loan, setting forth the basis for such determination, together with any other information that supports such determination together with a copy of any Appraisal of the related Mortgaged Property or REO Property, as the case may be (which Appraisal shall be an expense of the Trust, shall take into account any material change in circumstances of which such Person is aware or such Person has received new information, either of which has a material effect on the value and shall have been conducted in accordance with the standards of the Appraisal Institute within the twelve months preceding such determination of nonrecoverability), and further accompanied by related Mortgagor operating statements and financial statements, budgets and rent rolls of the related Mortgaged Property (to the extent available and/or in such Person's possession) and any engineers' reports, environmental surveys or similar reports that such Person may have obtained and that support such determination. In making such recoverability determination, such Person will be entitled to consider (among other things) the obligations of the Mortgagor under the terms of the related Mortgage Loan or Serviced Whole Loan as it may have been modified, to consider (among other things) the related Mortgaged Properties in their "as is" or then current conditions and occupancies, as modified by such party's assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (among other things) future expenses and to estimate and consider (among other things) the timing of recoveries. In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person's determination that an Advance is a Nonrecoverable Advance) and may obtain at the expense of the Trust Fund any analysis, Appraisals or market value estimates or other information as reasonably may be required for such purposes. The Trustee shall be entitled to rely, conclusively, on any determination by the Master Servicer that a Property Advance, if made, would be a Nonrecoverable Advance. The Trustee, in determining whether or not a Property Advance previously made is, or a proposed Property Advance, if made, would be, a Nonrecoverable Advance shall be subject to the standards applicable to the Master Servicer and the Special Servicer hereunder. Absent bad faith, any determination made by a Person which is authorized hereunder to make such determination, that a Property Advance constitutes or would constitute a Nonrecoverable Advance will be conclusive and binding on the other parties to this Agreement and on the Certificateholders and the Companion Loan Noteholders (but this statement shall not be construed to entitle any such authorized Person to reverse any other such authorized Person's determination, or to be prohibit any such other authorized Person from making a determination, that a Property Advance constitutes or would constitute a Nonrecoverable Advance).

            (d) The Master Servicer, the Special Servicer and/or the Trustee, as applicable, shall be entitled to the reimbursement of Property Advances made by any of them to the extent permitted pursuant to Section 3.06(a)(ii) or Section 3.06A of this Agreement, together with any related Advance Interest Amount in respect of such Property Advances, and the Master Servicer and the Special Servicer, as applicable, hereby covenant and agree to use efforts consistent with the Servicing Standard to obtain the reimbursement of such Property Advances from the related Mortgagors to the extent permitted by applicable law and the related Loan Documents.

            (e) Notwithstanding anything to the contrary contained in this Agreement, if a Property Advance is required to be made under this Agreement with respect to any Specially Serviced Mortgage Loan or REO Property, the Special Servicer may, in its sole discretion, either elect to make such Property Advance or request that the Master Servicer make such Property Advance, such request to be made, in writing, at least five (5) Business Days (or, in an emergency situation or on an urgent basis, two (2) Business Days, provided that the written request sets forth the nature of the emergency or the basis of the urgency) in advance of the date on which such Property Advance is required to be made hereunder and to be accompanied by such information and documentation regarding the subject Property Advance as the Master Servicer may reasonably request, subject to the Master Servicer's right to determine that such Property Advance does not constitute or would not constitute a Nonrecoverable Advance. The Master Servicer shall have the obligation to make any such Property Advance that it is so requested by the Special Servicer to make, within five (5) Business Days (or, in an emergency situation or on an urgent basis, two (2) Business Days) of the Master Servicer's receipt of such request. If the request is timely and properly made, the Special Servicer shall be relieved of any obligations with respect to a Property Advance that it so requests the Master Servicer to make (regardless of whether or not the Master Servicer shall make such Advance). The Master Servicer shall be entitled to reimbursement for any Advance made by it at the direction of the Special Servicer, together with interest thereon at the same time, in the same manner and to the same extent as the Master Servicer is entitled with respect to any other Advances made thereby.

            Section 3.23 Appointment of Special Servicer.

            (a) CWCapital Asset Management LLC is hereby appointed as the initial Special Servicer to service each of the Mortgage Loans and the Serviced Whole Loans (other than the Non-Serviced Mortgage Loan).

            (b) Except to the extent that the Companion Loan Noteholders under their related Intercreditor Agreement have the right to replace the Special Servicer with respect to their related Serviced Whole Loan, the Controlling Class Representative at any time shall be entitled to remove the Special Servicer with or without cause and to appoint a successor Special Servicer entitled to the same servicing compensation as its predecessor, provided that each Rating Agency confirms to the Trustee in writing that such appointment, in and of itself, would not have caused a downgrade, qualification or withdrawal of the then current ratings assigned to any Class of Certificates. If there is an Event of Default with respect to the Special Servicer, the Special Servicer shall be removed and replaced pursuant to Sections 7.01(c) and 7.02. The Special Servicer may be removed by the Controlling Class Representative or, to the extent that the Companion Loan Holders under the related Intercreditor Agreement have the right to replace the Special Servicer, such Companion Loan Noteholder as aforesaid, provided that a successor Special Servicer is appointed, in respect of the Mortgage Loans that the Special Servicer would no longer be servicing, as provided in this Section 3.23. The Controlling Certificateholders (or, if applicable, the Companion Loan Noteholder removing the Special Servicer with respect to such Serviced Whole Loan) shall assume any costs relating to the removal without cause of the Special Servicer by the Controlling Class Representative and to the subsequent appointment of a successor Special Servicer.

            (c) The appointment of any such successor Special Servicer, shall not relieve the Master Servicer or the Trustee of their respective obligations to make Advances as set forth herein; provided, however, the initial Special Servicer specified in Section 3.23(a) above shall not be liable for any actions or any inaction of such successor Special Servicer. Any termination fee payable to the terminated Special Servicer and any costs incurred by the Trust in connection with the replacement of a Special Servicer shall be paid by the Certificateholders or Companion Loan Noteholders so terminating the Special Servicer and shall not in any event be an expense of the Trust Fund.

            (d) No termination of the Special Servicer and appointment of a successor Special Servicer shall be effective until the successor Special Servicer has assumed all of its responsibilities, duties and liabilities hereunder pursuant to a writing satisfactory to the Trustee and each Rating Agency, as evidenced in writing and the Trustee has received Rating Agency Confirmation.

            (e) Any successor Special Servicer shall be deemed to make the representations and warranties provided for in Section 2.05(a) mutatis mutandis as of the date of its succession.

            Section 3.24 Transfer of Servicing Between Master Servicer and Special Servicer; Record Keeping.

            (a) Upon determining that any Mortgage Loan or Serviced Whole Loan (other than the Non-Serviced Mortgage Loan or the Companion Loan related thereto) has become a Specially Serviced Mortgage Loan, the Master Servicer shall promptly give notice thereof to the Special Servicer, the Controlling Class Representative, the related Companion Loan Noteholder(s) and the Trustee and shall deliver a copy of the Servicing File to the Special Servicer and shall use its reasonable efforts to provide the Special Servicer with all information, documents (but excluding the original documents constituting the Mortgage File, but including copies thereof) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to the Mortgage Loan or Serviced Whole Loan and reasonably requested by the Special Servicer to enable it to assume its duties hereunder with respect thereto without acting through a sub-servicer. The Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five Business Days of the date such Mortgage Loan and/or Companion Loan became a Specially Serviced Mortgage Loan and in any event shall continue to act as Master Servicer and administrator of such Mortgage Loan and/or Companion Loan until the Special Servicer has commenced the servicing of such Mortgage Loan and/or Companion Loan, which shall occur upon the receipt by the Special Servicer of the Servicing File. With respect to each such Mortgage Loan and/or Companion Loan that becomes a Specially Serviced Mortgage Loan, the Master Servicer shall instruct the related Mortgagor to continue to remit all payments in respect of such Mortgage Loan and/or Companion Loan to the Master Servicer. The Master Servicer shall forward any notices it would otherwise send to the Mortgagor of such a Specially Serviced Mortgage Loan to the Special Servicer who shall send such notice to the related Mortgagor.

            Upon determining that a Specially Serviced Mortgage Loan has become a Corrected Mortgage Loan, the Special Servicer shall immediately give notice thereof to the Master Servicer, the Trustee and any related Companion Loan Noteholder(s) and, upon giving such notice and the return of the Servicing File to the Master Servicer, such Mortgage Loan and/or Companion Loan shall cease to be a Specially Serviced Mortgage Loan in accordance with the first proviso of the definition of Specially Serviced Mortgage Loans, the Special Servicer's obligation to service such Mortgage Loan and/or Companion Loan shall terminate and the obligations of the Master Servicer to service and administer such Mortgage Loan and/or Companion Loan as a Mortgage Loan and/or Companion Loan that is not a Specially Serviced Mortgage Loan shall resume. In addition, if the related Mortgagor has been instructed, pursuant to the preceding paragraph, to make payments to the Special Servicer, upon such determination, the Special Servicer shall instruct the related Mortgagor to remit all payments in respect of such Specially Serviced Mortgage Loan directly to the Master Servicer.

            (b) In servicing any Specially Serviced Mortgage Loan, the Special Servicer shall provide to the Trustee originals of documents included within the definition of "Mortgage File" for inclusion in the related Mortgage File (to the extent such documents are in the possession of the Special Servicer) and copies of any additional related Mortgage Loan or Serviced Whole Loan information, including correspondence with the related Mortgagor, and the Special Servicer shall promptly provide copies of all of the foregoing to the Master Servicer as well as copies of any analysis or internal review prepared by or for the benefit of the Special Servicer.

            (c) Notwithstanding the provisions of subsections (a) and (b) of this Section 3.24 the Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Mortgage Loans and shall provide the Special Servicer with any information reasonably required by the Special Servicer to perform its duties under this Agreement to the extent such information is within its possession. The Special Servicer shall provide the Master Servicer with any information reasonably required by the Master Servicer to perform its duties under this Agreement to the extent within its possession.

            Section 3.25 Interest Reserve Account. The Trustee shall establish and maintain the Interest Reserve Account in the Trustee's name for the benefit of the Certificateholders. The Interest Reserve Account shall be established and maintained as an Eligible Account. On each Master Servicer Remittance Date occurring in February and on any Master Servicer Remittance Date occurring in January in a year which is not a leap year (unless, in either such case, the related Distribution Date is the final Distribution Date), the Master Servicer shall remit to the Trustee for deposit into the Interest Reserve Account, in respect of all the Mortgage Loans which accrue interest on the basis of a 360-day year and the actual number of days in the related month, an amount equal to one day's interest at the related Mortgage Rate on the Stated Principal Balance of each such Mortgage Loan as of the Due Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent a Monthly Payment or P&I Advance is made in respect thereof (all amounts so deposited in any consecutive January (if applicable) and February, "Withheld Amounts"). On or prior to the Master Servicer Remittance Date in March of each calendar year, the Trustee shall transfer to the Lower-Tier Distribution Account the aggregate of all Withheld Amounts on deposit in the Interest Reserve Account.

            Section 3.26 Controlling Class Approvals.

            (a) The Controlling Class Representative shall be entitled to advise the Special Servicer with respect to the following actions of the Special Servicer, and notwithstanding anything herein to the contrary except as necessary or advisable to avoid (i) endangering the status of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or (ii) the imposition of a tax upon the Lower-Tier REMIC or the Upper-Tier REMIC or the Trust Fund (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in
Section 860G(d) of the Code, but not including the tax on "net income from foreclosure property") and except as set forth in, and in any event subject to,
Section 3.26(b), the Special Servicer will not be permitted to take any of the following actions as to which the Controlling Class Representative has objected in writing within ten Business Days of being notified thereof and/or receipt of all reasonably requested documents in the Special Servicer's possession (provided that if such written objection has not been received by the Special Servicer within such ten Business Day period, then the Controlling Class Representative's approval will be deemed to have been given):

            (i) any foreclosure upon or comparable conversion (which may include acquisitions of an REO Property of the ownership of properties securing such Specially Serviced Mortgage Loans as come into and continue in default);

            (ii) any modification, extension, amendment or waiver a monetary term (including the timing of payments) or any material non-monetary term of a Mortgage Loan (other than a determination to allow a Mortgagor to maintain insurance with an insurer rated at least "A-" by S&P, "A3" by Moody's or "A-" by Fitch despite a higher standard in the related Loan Documents);

            (iii) any proposed sale of an REO Property for less than the Purchase Price (other than in connection with the termination of the Trust Fund pursuant to Section 9.01);

            (iv) any acceptance of a discounted payoff of a Mortgage Loan;

            (v) any determination to bring a Mortgaged Property or a REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at a Mortgaged Property or an REO Property;

            (vi) any release of collateral for a Mortgage Loan or any release of a Mortgagor or guarantor or acceptance of any assumption agreement (other than in accordance with the terms of, or satisfaction of, such Mortgage
      Loan);

            (vii) any acceptance of substitute or additional collateral for a Mortgage Loan (other than in accordance with the terms of such Mortgage
      Loan);

            (viii) any waiver of a "due-on-sale" clause or "due-on-encumbrance" clause with respect to a Mortgage Loan;

            (ix) any acceptance of an assumption agreement releasing a Mortgagor or a guarantor from liability under a Mortgage Loan; and

            (x) any release of or any performance or "earn-out" reserves, escrows or letters of credit;

            (b) Notwithstanding anything contained in this Agreement to the contrary, no advice, direction or objection from or by the Controlling Class Representative, as contemplated by this Agreement may (and the Special Servicer and the Master Servicer shall ignore and act without regard to any such advice, direction or objection that the Special Servicer or the Master Servicer, as applicable, has determined, in its reasonable, good faith judgment, would) (A) require or cause the Master Servicer or the Special Servicer, as applicable, to violate the terms of any Mortgage Loan then serviced by it, applicable law or any provision of this Agreement, including the Master Servicer's obligation or the Special Servicer's obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of the Lower-Tier REMIC and the Upper-Tier REMIC or (B) result in the imposition of a "prohibited transaction" or "prohibited contribution" tax under the REMIC Provisions, or (C) materially expand the scope of the Special Servicer's or the Master Servicer's responsibilities under this Agreement. In the event that the Special Servicer determines that immediate action is necessary to protect the interest of the Certificateholders (as a collective whole), the Special Servicer may take any such action without waiting for the Controlling Class Representative's response.

            (c) Each of the Master Servicer and Special Servicer, as appropriate, shall, without charge, make a knowledgeable Servicing Officer available to answer questions from the Controlling Class Representative and any related Companion Loan Noteholder(s) regarding, on no more often than a monthly basis, during regular business hours at such time and for such duration as the Master Servicer, the Special Servicer, the Controlling Class Representative and any related Companion Loan Noteholder(s) shall reasonably agree, the performance of any Mortgage Loan or Serviced Whole Loan that is delinquent, Specially Serviced Mortgage Loans, Mortgage Loans or Serviced Whole Loans on the CMSA Servicer Watch List, or Mortgage Loans or Serviced Whole Loans otherwise reasonably identified as exhibiting deteriorating performance. The Controlling Class Representative and any related Companion Loan Noteholder(s) agree to identify for the Master Servicer and the Special Servicer in advance (but at least two (2) Business Days prior to the related monthly conference) the Mortgage Loans or Serviced Whole Loans it intends to discuss. As a condition to such disclosure, the Controlling Class Representative and any related Companion Loan Noteholder(s) shall execute a confidentiality agreement substantially in the form attached hereto as Exhibit O-2 and an Investor Certification.

            (d) Notwithstanding the foregoing, with respect to each Serviced Whole Loan the Controlling Class Representative will not have any of the above described approval rights if the related Intercreditor Agreement provides that such rights are exercisable only by the holder of the related Companion Loan or will exercise them in conjunction with the related Companion Loan Noteholders to the extent provided in the related Intercreditor Agreement, as applicable. The Controlling Class Representative is authorized to exercise the rights and powers of the Trustee, as holder of the Note for the Non-Serviced Mortgage Loan, under the Franklin Mills Intercreditor Agreement and Other Pooling Agreement with respect to (i) any loan level approvals, modifications, consents, authorizations or consultation rights, (ii) the right to appoint a new master servicer or sub-servicer in the event of an event of default under the Other Pooling Agreement or (iii) the right, acting solely in its individual capacity, to purchase the Non-Serviced Companion Loan or cure a default thereunder. If the Trustee is requested to take any action in its capacity as holder of the Note for such Non-Serviced Mortgage Loan, the Trustee will notify the Controlling Class Representative and, subject to Section 7.1, act in accordance with the instructions of, the Controlling Class Representative to the extent set forth in this Agreement; provided that the Trustee shall not be required to take any action at the direction of the Controlling Class Representative that is not permitted under applicable law or the terms of the related Intercreditor Agreement and Other Pooling Agreement. With respect the Non-Serviced Mortgage Loan, the Controlling Class Representative shall only have the rights set forth in the Franklin Mills Intercreditor Agreement or Other Pooling Agreement with respect to the Non-Serviced Mortgage Loan.

            Section 3.27 Modifications, Waivers and Amendments.

            (a) Subject to Sections 3.26, 3.28 and 3.31 and subsections (b) through (g) below, as applicable, the Special Servicer may agree to any modification, waiver or amendment of any term of any Mortgage Loan or Serviced Whole Loan.

            (b) Subject to Section 3.26 and 3.31, the Special Servicer shall determine, in accordance with the Servicing Standard, that any modification, waiver or amendment is appropriate and, except as provided in Section 3.02,
Section 3.08, Section 3.09 and Sections 3.27(k) and 3.27(l), only the Special Servicer may consent to modifications, waivers or amendments of any term of any Mortgage Loan or Serviced Whole Loan.

            (c) The parties acknowledge the exclusive right of the Controlling Class Representative to approve or disapprove any proposed modification, waiver or amendment of the terms of the Non-Serviced Mortgage Loan under Section 3.26(d) (subject to the conditions therein stated). None of the Master Servicer, any sub-servicer or the Special Servicer shall agree to any modification, waiver or amendment of any term of any Mortgage Loan or Serviced Whole Loan if such modification, waiver or amendment would:

            (i) affect the amount or timing of any related scheduled payments of principal, interest or other amount (including Yield Maintenance Charges) payable under the Mortgage Loan or Serviced Whole Loan;

            (ii) affect the obligation of the related Mortgagor to pay a Yield Maintenance Charge or permit a Principal Prepayment during the applicable Lock-out Period;

            (iii) except as expressly provided by the related Mortgage, or in connection with a material adverse environmental condition at the related Mortgaged Property, result in a release of the lien of the related Mortgage on any material portion of such Mortgaged Property without a corresponding Principal Prepayment; or

            (iv) in the judgment of the Special Servicer, materially impair the security for the Mortgage Loan or Serviced Whole Loan or reduce the likelihood of timely payment of amounts due thereon.

            (d) Notwithstanding anything set forth in Section 3.27(c), the Special Servicer may, subject to Sections 3.26 and 3.28 and in accordance with any applicable Intercreditor Agreement, consistent with the Servicing Standard:

            (i) reduce the amounts owing under any Specially Serviced Mortgage Loan by forgiving principal, accrued interest and/or any Yield Maintenance Charge;

            (ii) reduce the amount or change the timing of the Monthly Payment on any Specially Serviced Mortgage Loan, including by way of a reduction in the related Mortgage Rate;

            (iii) forbear in the enforcement of any right granted under any Note or Mortgage relating to a Specially Serviced Mortgage Loan;

            (iv) extend the Maturity Date of any Specially Serviced Mortgage
      Loan;

            (v) permit the substitution of collateral for any Specially Serviced Mortgage Loan; and/or

            (vi) accept a Principal Prepayment during any Lock-out Period;

provided, however, that (x) the related Mortgagor is in default with respect to the Specially Serviced Mortgage Loan or, in the judgment of the Special Servicer, such default is reasonably foreseeable, (y) in the sole, good faith judgment of the Special Servicer, in accordance with the Servicing Standard such modification, waiver or amendment would increase the recovery to Certificateholders and any related Companion Loan Noteholder, as a collective whole, on a net present value basis documented to the Trustee, by means of an Officer's Certificate of the Special Servicer setting forth the procedures and considerations of the Special Servicer forming the basis of the Special Servicer's determination (including but not limited to information such as related income and expense statements, rent rolls, occupancy status, property inspections, and an Appraisal of the related Mortgaged Property, if otherwise required pursuant to this Agreement or the Servicing Standard), and (z) with respect to clause (v) above, the Special Servicer has received Rating Agency Confirmation.

            (e) Notwithstanding anything set forth in this Agreement, in no event shall the Special Servicer be permitted to:

            (i) extend the Maturity Date of a Mortgage Loan or Serviced Whole Loan beyond a date that is two years prior to the Rated Final Distribution Date; or

            (ii) if the Mortgage Loan or Serviced Whole Loan is secured by a ground lease, extend the Maturity Date of such Mortgage Loan or Serviced Whole Loan beyond a date which is 20 years prior to the expiration of the term of such ground lease (or 10 years prior to the expiration of such ground lease with the consent of the Controlling Class Representative or, if applicable, the Companion Loan Representative if the Special Servicer gives due consideration to the remaining term of the ground lease).

            Subject to the provisions of this Section 3.27(e), the Master Servicer, with the consent of the Controlling Class Representative, may extend the term of a Mortgage Loan for up to two (2) successive one year periods; provided, however, that the related Mortgagor is in default with respect to the Mortgage Loan or, in the judgment of the Master Servicer, such default is reasonable foreseeable. The Master Servicer shall be entitled to any extension fees paid by the related Mortgagor with respect to any extension undertaken pursuant to this paragraph.

            (f) The Special Servicer shall provide copies of any modifications, waivers, amendments or extensions to the Controlling Class Representative, the Holder of any Private Certificate, the Rating Agencies and the related Companion Loan Noteholder. All modifications, waivers, amendments and other actions entered into or taken in respect of the Mortgage Loans or Serviced Whole Loans, pursuant to this Section 3.27 shall be in writing. The Master Servicer or the Special Servicer, as applicable, shall notify the other servicers and the Trustee, in writing, of any modification, waiver, amendment or other action entered into or taken in respect of any Mortgage Loan or Serviced Whole Loan pursuant to this Section 3.27, prior to the effective date thereof and the date as of which the related modification, waiver or amendment is to take effect, and shall deliver to the Trustee or the related Custodian for deposit in the related Mortgage File (with a copy to the Master Servicer or Special Servicer, as applicable) an original counterpart of the agreement relating to such modification, waiver, amendment or other action, promptly (and in any event within 10 Business Days) following the execution thereof. Copies of each agreement whereby any such modification, waiver or amendment of any term of any Mortgage Loan or Serviced Whole Loan is effected shall be made available for review during normal business hours at the offices of the Trustee.

            (g) Any payment of interest which is deferred pursuant to any modification, waiver or amendment permitted hereunder, shall not, for purposes hereof, including, without limitation, calculating monthly distributions to Certificateholders and Companion Loan Noteholders, be added to the unpaid principal balance of the related Mortgage Loan or Serviced Whole Loan, notwithstanding that the terms of such Mortgage Loan or Serviced Whole Loan so permit or that such interest may actually be capitalized.

            (h) Promptly after any Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Mortgage Loan, the Special Servicer shall request from the Trustee the name of the current Controlling Class Representative and shall request from the Master Servicer the names of the related Companion Loan Noteholder. Upon receipt of the name of such current Controlling Class Representative from the Trustee, the Special Servicer shall notify the Controlling Class Representative and, with respect to a Companion Loan, the Companion Loan Noteholder that such Mortgage Loan or Serviced Whole Loan became a Specially Serviced Mortgage Loan.

            (i) With respect to any Whole Loan, if the related Intercreditor Agreements require the Special Servicer to prepare and deliver an "Asset Status Report" after such Mortgage Loan becomes a Specially Serviced Mortgage Loan for approval of the respective Companion Loan Representative, subject to the limitations contained in such Intercreditor Agreement, and the Special Servicer will comply with the terms of the related Intercreditor Agreement with respect thereto.

            (j) In accordance with the foregoing subsections of this Section 3.27, the Special Servicer shall be permitted to modify, waive or amend any term of a Mortgage Loan that is not in default or as to which default is not reasonably foreseeable, or to charge a fee for such modification, waiver or amendment, only if such modification, waiver or amendment (or the charging of such fee) (a) would not be "significant" as such term is defined in Treasury Regulations Section 1.860G-2(b)(3), as determined by the Special Servicer (and the Special Servicer may rely on an Opinion of Counsel in making such determination) and (b) would be in accordance with the Servicing Standard.

            (k) Notwithstanding the foregoing subsections of this Section 3.27, the Master Servicer may modify or amend the terms of any Mortgage Loan or Serviced Whole Loan (other than a Specially Serviced Mortgage Loan or the Non-Serviced Mortgage Loan) without the consent of the Special Servicer in order to (i) cure any ambiguity therein or (ii) correct or supplement any provisions therein which may be inconsistent with any other provisions therein or correct any error; provided that such modification or amendment is not material and would not be a "significant modification" of the Mortgage Loan or Serviced Whole Loan within the meaning of Treasury Regulations Section 1.860G-2(b) (and the Master Servicer may rely on an Opinion of Counsel at the related Mortgagor's expense in making such determination).

            (l) Notwithstanding the foregoing subsections of this Section 3.27, with respect to any Mortgage Loan or Serviced Whole Loan (other than a Specially Serviced Mortgage Loan or the Non-Serviced Mortgage Loan), the Master Servicer, may, without any Rating Agency Confirmation as provided in Section 3.09, Special Servicer approval or Controlling Class Representative approval (other than any Companion Loan Noteholder's approval that may be required under the related Intercreditor Agreement) (i) consent to subordination of the related Mortgage Loan to such easement or right-of-way for utilities, access, parking, public improvements or another purpose or to a declaration of covenants, restrictions or like agreements, provided the Master Servicer shall have determined in accordance with the Servicing Standard that such easement, right-of-way or restriction agreement shall not materially interfere with the then-current use of the related Mortgaged Property, or the security intended to be provided by such Mortgage, the related Mortgagor's ability to repay the Mortgage Loan, or materially or adversely affect the value of such Mortgaged Property, (ii) grant releases of non-material parcels of a Mortgaged Property (provided that releases as to which the related Loan Documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions shall be made as required by the Loan Documents), (iii) approve or consent to grants of easements, rights-of-way and restrictive covenants that do not materially affect the use or value of a Mortgaged Property or the Mortgagor's ability to make any payments with respect to the related Mortgage Loan, (iv) approve (x) routine leasing activity with respect to leases for less than 30,000 square feet (including entering into subordination, non-disturbance and attornment agreement if such lease is not more than 30% of the related Mortgaged Property) and (y) property management changes for Mortgaged Properties securing Mortgage Loans with an outstanding principal balance of less than $5,000,000,
(v) waive the timing of receipt of financial statements from a Mortgagor; provided that such financial statements are delivered no less than quarterly and within 60 days of the end of the calendar quarter, (vi) waive any provision of a Mortgage Loan or Serviced Whole Loan requiring a specific notice period prior to a principal prepayment, (vii) extend the time available to a Mortgagor to complete repairs, replacement or improvements or extend the expiration date of any letters of credit pledged as security against such obligation; provided that
(a) the maximum allowable extension shall be 90 days, (b) there are no significant health or safety issues on the Mortgaged Property which are the subject of the extension, (c) the Mortgage Loan for such Mortgaged Property is not on the CMSA Servicer Watch List and (d) the extension is caused by construction delays or delays in obtaining a permit, (viii) approve of annual budgets for a Mortgaged Property; provided that (a) the Mortgage Loan for such Mortgaged Property is not on the CMSA Servicer Watch List and (b) that no such budget (1) provides for the payment of operating expenses in an amount equal to more than 110% of the amounts budgeted for the prior year or (2) provides for the payment of any material expenses to any Affiliate of the Mortgagor (other than the payment of a management fee to any property manager if such management fee is no more that the management fee in effect on the Cut-Off Date), (ix) waive a minor covenant default (but this shall not be construed to permit waiver of financial covenants) and (x) consent to any matter otherwise requiring consent of the Special Servicer if the Master Servicer and Special Servicer have agreed in writing that such matter shall not require the consent of the Special Servicer; provided that any such modifications, waivers or amendments (x) would not in any way affect a payment term of the Certificates, (y) would not constitute a "significant modification" of such Mortgage Loan or Serviced Whole Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (i) endanger the status of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or (ii) result in the imposition of a tax upon the Lower-Tier REMIC or the Upper-Tier REMIC or the Trust Fund (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on "net income from foreclosure property") and
(z) agreeing to such modification, waiver or amendment would be consistent with the Servicing Standard.

            (m) The Special Servicer or Master Servicer may, as a condition to granting any request by a Mortgagor for consent to a modification, extension, waiver or indulgence or any other matter or thing, the granting of which is within its discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan or Serviced Whole Loan and, further, pursuant to the terms of this Agreement and applicable law, require that such Mortgagor pay to it (i) as additional servicing compensation, a reasonable or customary fee for the additional services performed in connection with such request, and
(ii) any related costs and expenses incurred by it; provided that the charging of such fee would not be a "significant modification of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b). Any such fee that is to be apportioned between the Master Servicer and the Special Servicer may not be waived or reduced by either such party without the consent of the other party. In no event shall the Special Servicer or Master Servicer be entitled to payment for such fees or expenses unless such payment is collected from the related Mortgagor.

            Section 3.28 Additional Obligations with Respect to Certain Mortgage Loans.

            (a) With respect to each Mortgage Loan (other than the Non-Serviced Mortgage Loan) with a Stated Principal Balance in excess of $35,000,000, with respect to any replacement of the Manager for the related Mortgaged Property, the Master Servicer or Special Servicer, as applicable, to the extent permitted by the related Loan Documents, shall require Rating Agency Confirmation and shall condition its consent to such replacement on the Mortgagor paying for such Rating Agency Confirmation.

            Section 3.29 Certain Matters Relating to the Non-Serviced Mortgage Loan. In the event that any of the Other Trustee, the Other Master Servicer or the Other Special Servicer shall be replaced in accordance with the terms of the Other Pooling Agreement, the Master Servicer and the Special Servicer shall acknowledge its successor as the successor to the Other Trustee, the Other Master Servicer or the Other Special Servicer, as the case may be, in each case with reasonable promptness following request therefor by a party to the Other Pooling Agreement.

            Section 3.30 Additional Matters Regarding Advance Reimbursement.

            (a) Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loans deposited in the Collection Account, the Special Servicer, the Master Servicer or the Trustee, at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.06(a)(ii)(B) immediately, may elect to refrain from obtaining such reimbursement for some or all such portion of the Nonrecoverable Advance during the one-month Collection Period ending on the then-current Determination Date, for successive one-month periods for a total not to exceed 12 months. If the Special Servicer, the Master Servicer or the Trustee makes such an election in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent Collection Period (subject, again, to the same sole discretion option to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be reimbursable pursuant to Section 3.06(a)
(ii)(B)). In connection with a potential election by the Special Servicer, the Master Servicer or the Trustee to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one-month Collection Period ending on the related Determination Date for any Distribution Date, the Special Servicer, the Master Servicer or the Trustee shall further be authorized to wait for principal collections to be received before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof) until the end of such Collection Period; provided, however, if, at any time the Special Servicer, the Master Servicer or the Trustee, as applicable, determines that the reimbursement of a Nonrecoverable Advance during a one-month Collection Period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the Special Servicer, the Master Servicer or the Trustee, as applicable, shall give the Rating Agencies at least 15 days notice prior to any reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loans unless (1) the Special Servicer, the Master Servicer or the Trustee, as applicable, determines in its sole discretion that waiting 15 days after such a notice could jeopardize the Special Servicer's, the Master Servicer's or the Trustee's, as applicable, ability to recover such Nonrecoverable Advances, (2) changed circumstances or new or different information becomes known to the Special Servicer, the Master Servicer or the Trustee, as applicable, that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance, whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause
(1) above, or (3) the Special Servicer or the Master Servicer, as applicable, has not timely received from the Trustee information requested by the Special Servicer or the Master Servicer, as applicable, to consider in determining whether to defer reimbursement of a Nonrecoverable Advance; provided that, if clause (1), (2) or (3) apply, the Special Servicer, the Master Servicer or the Trustee, as applicable, shall give Rating Agencies notice of an anticipated reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loans as soon as reasonably practicable in such circumstances. The Special Servicer, the Master Servicer or the Trustee, as applicable, shall have no liability for any loss, liability or expense resulting from any notice provided to Rating Agencies contemplated by the immediately preceding sentence. Any election by the Special Servicer, the Master Servicer or the Trustee to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest thereon) or portion thereof with respect to any Collection Period shall not be construed to impose on the Special Servicer, the Master Servicer or the Trustee any obligation to make such an election (or any entitlement in favor of any Certificateholder or any other Person to such an election) with respect to any subsequent Collection Period) or to constitute a waiver or limitation on the right of the Special Servicer, the Master Servicer or the Trustee to otherwise be reimbursed for such Nonrecoverable Advance (together with interest thereon). Any such election by the Special Servicer, the Master Servicer, or the Trustee shall not be construed to impose any duty on the other such party to make such an election (or any entitlement in favor of any Certificateholder or any other Person to such an election). Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more Collection Periods shall not limit the accrual of interest on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. None of the Special Servicer, the Master Servicer, the Trustee or the other parties to this Agreement will have any liability to one another or to any of the Certificateholders for any such election that such party makes to refrain or not to refrain from reimbursing itself as contemplated by this paragraph or for any losses, damages or other adverse economic or other effects that may arise from such an election nor will such election constitute a violation of the Servicing Standard or any duty under this Agreement. The Master Servicer's or the Trustee's, as applicable, election, if any, to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and shall not be construed as an obligation on the part of the Master Servicer or the Trustee, as applicable, or a right of the Certificateholders. Nothing herein shall give the Special Servicer, the Master Servicer or the Trustee the right to defer reimbursement of a Nonrecoverable Advance if there is principal collections then available in the Collection Account pursuant to Section 3.06 or to defer reimbursement of a Nonrecoverable Advance for an aggregate period exceeding 12 months.

            (b) If the Master Servicer or the Special Servicer is required to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made, then the Trustee will be required: (i) if it has actual knowledge of the failure, to give the defaulting party notice of its failure; and (ii) if the failure continues for three more business days, to make the Advance.

            Section 3.31 Serviced Companion Loan Intercreditor Matters.

            (a) If, pursuant to Section 2.03, Section 3.18 or Section 9.01, any Mortgage Loan that relates to a Serviced Whole Loan is purchased or repurchased from the Trust Fund, the purchaser thereof shall be bound by the terms of the related Intercreditor Agreement and shall assume the rights and obligations of the holder of the Note that represents the related Mortgage Loan under such Intercreditor Agreement. All portions of the related Mortgage File and other documents pertaining to such Mortgage Loan shall be endorsed or assigned to the extent necessary or appropriate to the purchaser of such Mortgage Loan in its capacity as the holder of the Note that represents the related Mortgage Loan (as a result of such purchase or repurchase) and (except for the actual Note) on behalf of the holder of the Note that represents the related Companion Loan. Thereafter, such Mortgage File shall be held by the holder of the Note that represents the related Mortgage Loan or a custodian appointed thereby for the benefit thereof, on behalf of itself and the holder of the related Companion Loan as their interests appear under the related Intercreditor Agreement. If the related Servicing File is not already in the possession of such party, it shall be delivered to the master servicer or special servicer, as the case may be, under any separate servicing agreement for the Serviced Whole Loan.

            In addition, if at any time neither any portion of a Mortgage Loan related to a Serviced Whole Loan nor any related REO Property is an asset of the Trust, and if a separate servicing agreement with respect to the Serviced Whole Loan or any REO Property, as applicable, has not been entered into pursuant to the related Intercreditor Agreement (or any Rating Agency Confirmation required with respect to any Pari Passu Companion Loan has been obtained), then, until such time as a separate servicing agreement is entered into in accordance with such Intercreditor Agreement, and notwithstanding that neither such Mortgage Loan nor any related REO Property is an asset of the Trust, the Trustee shall continue to hold the related Mortgage File, and the Master Servicer and the Special Servicer shall continue to service and administer the applicable Serviced Whole Loan and/or any REO Property, for the benefit of the holder of the applicable Mortgage Loan and the related Companion Loan Holders, under this Agreement as if such Serviced Whole Loan or any REO Property were the sole assets subject thereto, with any references herein to (i) the Trust, (ii) the Trustee, (iii) the Certificates, (iv) the Certificateholders, or (v) any representative of such holders, all being construed to refer to the "Note A Holder".

            Subject to the terms of the applicable Intercreditor Agreement, if pursuant to Section 2.03, Section 3.18 or Section 9.01, any Mortgage Loan that relates to a Serviced Whole Loan is purchased or repurchased from the Trust Fund and the servicing and administration of the Serviced Whole Loan is to be governed by a separate servicing agreement and not by this Agreement, the Master Servicer and the Special Servicer shall continue to act in such capacities under such separate servicing agreement, which agreement shall be reasonably acceptable to the Master Servicer and the Special Servicer, and shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except for the fact that such Serviced Whole Loan and the related Mortgaged Property shall be the sole asset serviced and administered thereunder and the sole source of funds thereunder. Prior to the applicable Serviced Whole Loan being serviced under any separate servicing agreement, the Rating Agencies then rating any securities issued in connection with a securitization of any related Pari Passu Companion Loan shall have provided written confirmation to the related Companion Loan Noteholder (at such Serviced Companion Loan Holders' expense) that the servicing of such Serviced Whole Loan under such agreement would not result in a downgrade, qualification or withdrawal of any of the ratings assigned by such Rating Agencies with respect to the related class of securities issued by the Other Pooling Agreement.

            (b) With respect to each Serviced Companion Loan, notwithstanding any rights the Controlling Class Representative hereunder may have to approve, consult with respect to, direct or consent to any action or other matter with respect to the servicing of such Serviced Companion Loan, to the extent the related Intercreditor Agreement provides that such right is exercisable by the related Companion Loan Noteholder or is exercisable in conjunction with any related Companion Loan Noteholder, the Controlling Class Representative shall not be permitted to exercise such right or, to the extent provided in the related Intercreditor Agreement, shall be required to exercise such right in conjunction with any related Companion Loan Noteholder, as applicable. Additionally, notwithstanding anything in this Agreement to the contrary, the Master Servicer or Special Servicer, as applicable, shall consult, seek the approval or obtain the consent of the holder of any Serviced Companion Loan with respect to any matters with respect to the servicing of such Serviced Companion Loan to the extent required under the related Intercreditor Agreement and shall not take such actions requiring consent of the Companion Loan Noteholder without such consent. In addition, notwithstanding anything to the contrary, the Master Servicer or Special Servicer, as applicable, shall deliver reports and notices to the Companion Loan Noteholder as required under the related Intercreditor Agreement.

            (c) With respect to each Serviced Whole Loan, the Master Servicer shall prepare, or cause to be prepared, on an ongoing basis a statement setting forth, to the extent applicable to the Serviced Whole Loan:

            (i) (A) the amount of the distribution from the related Whole Loan Custodial Account allocable to principal and (B) separately identifying the amount of scheduled principal payments, balloon payments, principal prepayments made at the option of the Mortgagor or other principal prepayments (specifying the reason therefor), net liquidation proceeds and foreclosure proceeds included therein and information on distributions made with respect to the related Serviced Whole Loan;

            (ii) the amount of the distribution from the related Serviced Whole Loan Custodial Account allocable to interest and the amount of Default Interest allocable to the related Serviced Mortgage Loan;

            (iii) if the distribution to a Companion Loan Noteholder is less than the full amount that would be distributable to such Companion Loan Noteholder if there were sufficient amounts available therefor, the amount of the shortfall and the allocation thereof between interest and principal and the amount of the shortfall, if any, under the related Serviced Whole Loan;

            (iv) the principal balance of the related Serviced Whole Loan after giving effect to the distribution of principal on the most recent Distribution Date; and

            (v) the amount of the servicing fees paid to the Master Servicer and the Special Servicer with respect to the most recent Distribution Date, showing separately the Servicing Fee, the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

            Not later than each Distribution Date, the Master Servicer shall make the foregoing statement available to the applicable Serviced Companion Loan Noteholders by electronic means.

            Section 3.32 Additional Matters with Respect to the Joint Loans.

            (a) In the event that the applicable Mortgage Loan Seller (a "Repurchasing Seller") with respect to any Joint Loan repurchases its respective Note (a "Repurchased Note") pursuant to Section 2.03, the provisions of this
Section 3.32 shall apply, and each related Mortgage Loan Seller has agreed in the related Loan Sale Agreement as follows with respect to the servicing and administration of such Joint Loan, in the event of such a repurchase unless and until such time as (i) both related Notes are repurchased or otherwise no longer part of the Trust, and (ii) the related successor holders thereof have entered into a servicing agreement with respect to such Notes. For purposes of this
Section 3.32 only, "Note" shall mean, with respect to each of the Wells Fargo Tower Mortgage Loan and the 119 West 40th Street Mortgage Loan, each original promissory note that collectively represents the Note (as defined in Article I) and, with respect to the 1615 L Street Mortgage Loan, each Mortgage Loan Seller's Seller Percentage Interest in the related Note (as defined in Article
I).

            (b) Custody of and record title under the respective Loan Documents with respect to each Joint Loan shall be held exclusively by the Trustee as provided under this Agreement, except that the Repurchasing Seller shall hold and retain title to its original Repurchased Note and any related endorsements thereof.

            (i) Payments from the related Mortgagor or any other amounts received with respect to each Note shall be collected as provided in this Agreement by the Master Servicer and shall be applied on each Due Date pro rata to each related Note based on its respective Seller Percentage Interest, subject to Section 3.32(b)(ii). Payments or any other amounts received with respect to the related Repurchased Note shall be held in trust for the benefit of the Repurchasing Seller and remitted (net of its pro rata share of any Servicing Fees, Special Servicing Fees, and any other amounts due to the Master Servicer, Special Servicer, Trustee or any other Person hereunder) to the Repurchasing Seller or its designee by the Master Servicer on each Distribution Date pursuant to instructions provided by the Repurchasing Seller and deposited and applied in accordance with this Agreement, subject to Section 3.32(b)(ii). In the event that any Joint Loan becomes an REO Mortgage Loan, payments or any other amounts received with respect to such Joint Loan shall be collected and shall be applied on each Due Date pro rata to each related Note based on its respective Seller Percentage Interest, subject to Section 3.32(b)(ii).

            (ii) In the event that the Master Servicer or the Special Servicer, as applicable, receives an aggregate payment of less than the aggregate amount due under each applicable Joint Loan, at any particular time, the Repurchasing Seller shall be entitled to receive from the Master Servicer an amount equal to the Repurchasing Seller's Seller Percentage Interest of such payment. All expenses, losses and shortfalls relating solely to such Joint Loan, including, without limitation, losses of principal or interest, Property Advances that have been declared Nonrecoverable Advances, interest on Property Advances, Special Servicing Fees, Workout Fees and Liquidation Fees (including any such fees related to the related Notes), will be allocated between the holders of such Notes pro rata based on their respective Seller Percentage Interest of such losses and expenses. In no event shall any costs, expenses, fees or any other amounts related to any Mortgage Loan, that do not affect or are not related to any Joint Loan be deducted from payments or any other amounts received with respect to such Joint Loan, and payable to the Repurchasing Seller.

            (iii) Each Joint Loan shall be serviced for the benefit of the each Repurchasing Seller and, if applicable, the Certificateholders pursuant to the terms and conditions of the Agreement in accordance with the Servicing Standard and in accordance with the provisions herein as if such Joint Loan was a Serviced Companion Loan. For so long as any Joint Loan is serviced by the Master Servicer or the Special Servicer in accordance with the requirements of the Agreement, the Master Servicer or the Special Servicer, as applicable, on behalf of the holders thereof shall administer such Joint Loan consistent with the terms of this Agreement with respect to Serviced Mortgage Loans. The Repurchasing Seller shall not be permitted to terminate the Master Servicer or Special Servicer as servicer or special servicer of the related Repurchased Note. All rights of the mortgagee under each Joint Loan will be exercised by the Master Servicer or Special Servicer, on behalf of the Trust Fund to the extent of its interest therein and on behalf of the Repurchasing Seller to the extent of its interest therein (as a collective whole) in accordance with the Agreement.

            (iv) Each Joint Loan shall, consistent with this Agreement, be serviced as if it were a Serviced Mortgage Loan. Each Repurchasing Seller shall be treated hereunder as if it were a Companion Loan Noteholder on a pari passu basis. Funds collected by the Master Servicer or the Special Servicer, as applicable, and applied to the Notes shall be deposited and disbursed in accordance with the provisions hereof relating to holders of Companion Loans that are pari passu in right of payment. Compensation shall be paid to the Master Servicer and the Special Servicer with respect to the related Repurchased Note as provided in this Agreement with respect to a Serviced Companion Loan. None of the Trustee, the Master Servicer or the Special Servicer shall have any obligation to make P&I Advances with respect to the related Repurchased Note. Except as otherwise specified herein, the Master Servicer and the Special Servicer shall have no reporting requirement with respect to the related Repurchased Note other than to deliver to the related Repurchased Noteholder any document required to be delivered to a Companion Loan Noteholder hereunder.

            (c) If either Note is considered a Specially Serviced Mortgage Loan, then both Notes shall be a Specially Serviced Mortgage Loan under this Agreement. The Special Servicer shall cause such related Repurchased Note to be specially serviced for the benefit of the Repurchasing Seller in accordance with the terms and provisions set forth in this Agreement and shall be entitled to any Special Servicing Fee, Workout Fee or Liquidation Fee that would be payable to the Special Servicer under this Agreement if the Repurchased Note were a Serviced Companion Loan.

            (d) If (A) the Master Servicer shall pay any amount to the Repurchasing Seller pursuant hereto in the belief or expectation that a related payment has been made or will be received or collected in connection with either or both of the Notes and (B) such related payment is not received or collected by the Master Servicer, then the Repurchasing Seller will promptly on demand by the Master Servicer return such amount to the Master Servicer. If the Master Servicer determines at any time that any amount received or collected by the Master Servicer in respect of any Joint Loan must be returned to the related Mortgagor or paid to any other person or entity pursuant to any insolvency law or otherwise, notwithstanding any other provision of this Agreement, the Master Servicer shall not be required to distribute any portion thereof to the Repurchasing Seller, and the Repurchasing Seller will promptly on demand by the Master Servicer repay, which obligation shall survive the termination of this Agreement, any portion thereof that the Master Servicer may have distributed to the Repurchasing Seller, together with interest thereon at such rate, if any, as the Master Servicer may pay to the related Mortgagor or such other person or entity with respect thereto.

            (e) Subject to this Agreement, the Master Servicer, or the Special Servicer, as applicable, on behalf of the holders of the Repurchased Note, shall have the exclusive right and obligation to (i) administer, service and make all decisions and determinations regarding each Joint Loan and (ii) enforce the related Loan Documents as provided hereunder. Without limiting the generality of the preceding sentence, the Master Servicer, or Special Servicer, as applicable, may agree to any modification, waiver or amendment of any term of, forgive interest on and principal of, capitalize interest on, permit the release, addition or substitution of collateral securing, and/or permit the release of the related Mortgagor on or any guarantor of any Mortgage Loan it is required to service and administer hereunder, without the consent of the Repurchasing Seller, subject, however, to the terms of this Agreement.

            (f) In taking or refraining from taking any action permitted hereunder, the Master Servicer and the Special Servicer shall each be subject to the same degree of care with respect to the administration and servicing of the Mortgage Loans as is consistent with this Agreement; and shall only be liable to the Repurchasing Seller to the extent set forth herein with respect to any holder of a Serviced Companion Loan.

            (g) In the event that the Trustee, the Master Servicer or the Special Servicer has made a Property Advance with respect to any Joint Loan, which would otherwise be reimbursable to such advancing party under this Agreement, and such Advance is determined to be a Nonrecoverable Advance, the Repurchasing Seller shall reimburse the Trustee, Master Servicer or the Special Servicer, as applicable, in an amount equal to its Seller Percentage Interest of such Nonrecoverable Advance and Advance Interest thereon. Notwithstanding the foregoing, the Repurchasing Seller will not be obligated to reimburse the Trustee, Master Servicer or Special Servicer (and amounts due to the Repurchasing Seller shall not be offset) for Advances or interest thereon or any amounts related to Mortgage Loans other than the related Joint Loan, to the extent that such Advances are not incurred for the benefit of the holders (collectively) of such Joint Loan or for P&I Advances or interest thereon with respect to the Note that is not the Repurchased Note. To the extent that the Repurchasing Seller reimburses any such Nonrecoverable Advances and such amounts are subsequently recovered, the Repurchasing Seller shall receive a reimbursement from such recovery to the same extent. This reimbursement right shall not limit the Trustee's, Master Servicer's or the Special Servicer's rights to reimbursement under this Agreement. Notwithstanding anything to the contrary contained herein, the total liability of the Repurchasing Seller shall not exceed an amount equal to its Seller Percentage Interest of the related Joint Loan.

            (h) The Repurchasing Seller shall have the right to assign the related Repurchased Note; provided that the assignee of the related Repurchased Note shall agree in writing to be bound by the terms of this Agreement.

            (i) The Master Servicer and the Special Servicer shall, in connection with their servicing and administrative duties under this Agreement, exercise efforts consistent with the Servicing Standard to execute and deliver, on behalf of the Repurchasing Seller as a holder of a pari passu interest in the related Joint Loan any and all financing statements, continuation statements and other documents and instruments necessary to maintain the lien created by any Mortgage or other security document on the related Mortgaged Properties and related collateral, any and all modifications, waivers, amendments or consents to or with respect to such Joint Loan and any and all instruments of satisfaction or cancellation, or of full release or discharge, and all other comparable instruments with respect to the related Repurchased Note or related Repurchased Notes and the Mortgaged Property or Mortgaged Properties all in accordance with, and subject to, the terms of this Agreement. The Repurchasing Seller agrees to furnish, or cause to be furnished, to the Master Servicer and the Special Servicer any powers of attorney or other documents necessary or appropriate to enable the Master Servicer or the Special Servicer, as the case may be, to carry out its servicing and administrative duties under this Agreement related to such Mortgage Loan; provided, however, that the Repurchasing Seller shall not be liable, and shall be indemnified by the Master Servicer or the Special Servicer, as applicable, for any negligence with respect to, or misuse of, any such power of attorney by the Master Servicer or the Special Servicer, as the case may be; and further provided that the Master Servicer or the Special Servicer, without the written consent of the Repurchasing Seller, shall not initiate any action in the name of the Repurchasing Seller without indicating its representative capacity that actually causes, the Repurchasing Seller to be registered to do business in any state.

            The Repurchasing Seller agrees to deliver to the Master Servicer or the Special Servicer, as applicable, Loan Documents related to the related Repurchased Note or related Repurchased Notes, as applicable, any Requests for Release and any court pleadings, requests for trustee's sale or other documents necessary to the foreclosure or trustee's sale in respect of the Mortgaged Properties or to any legal action or to enforce any other remedies or rights provided by the Note(s) or the Mortgage(s) or otherwise available at law or equity with respect to the related Repurchased Note.

            (j) In the event that the applicable Mortgage Loan Seller (a "Property Purchasing Seller") with respect to any Joint Loan purchases an interest in the REO Property that corresponds to the related Property Purchasing Seller's portion thereof as provided for in Section 2.03(a) of this Agreement, until such time as the other related Mortgage Loan Seller purchases its corresponding interest in such REO Property, the Special Servicer shall consult with the Property Purchasing Seller with respect to any material decisions with regard to such REO Property and shall consider any alternative proposal, objection or other recommendation of the Property Purchasing Seller, but shall be entitled to reject such proposal, objection or other recommendation in its discretion. Notwithstanding anything contained in this paragraph (j) to the contrary, no advice, direction or objection from or by the Property Purchasing Seller may (and the Special Servicer shall ignore and act without regard to any such advice, direction or objection that the Special Servicer has determined, in its reasonable, good faith judgment, would) (A) require or cause the Special Servicer to violate the terms of the related Joint Loan, applicable law or any provision of this Agreement, including the Special Servicer's obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of the Lower-Tier REMIC and the Upper-Tier REMIC or (B) result in the imposition of a "prohibited transaction" tax or tax on "contributions" under the REMIC Provisions.

            (k) The rights granted to the Repurchasing Seller under this Section shall in all respects be subject to the general rights, protections and immunities granted to the parties in this Agreement and the Controlling Class Representative under the other sections of this Agreement and this Section shall not be construed to limit such rights, protections and immunities.

            Section 3.33 Certain Additional Matters relating to the 1125 17th Street Whole Loan.

            With respect to the 1125 17th Street Whole Loan, if the related Mortgagor defeases a portion of the Mortgage Loan in connection with the partial release of a portion of the related Mortgaged Property prior to the lockout period specified in the related Loan Documents, no party hereto shall permit the related Mortgagor to release the defeased portion of the Mortgage Loan from being cross-collateralized and cross-defaulted with the non-defeased portion of the Mortgage Loan.


                                   ARTICLE IV

                       DISTRIBUTIONS TO CERTIFICATEHOLDERS

            Section 4.01 Distributions.

            (a) (i) On each Master Servicer Remittance Date, the Master Servicer shall make the remittances and deposits specified in the first paragraph of
Section 4.06. On each Master Servicer Remittance Date, the Trustee shall withdraw from the Interest Reserve Account with respect to the Master Servicer Remittance Date for March of any calendar year, the related Withheld Amounts pursuant to Section 3.25, and shall deposit any such amounts in the Lower-Tier Distribution Account. On each Distribution Date, the amount that has been so transferred to the Lower-Tier Distribution Account from the Collection Account or as P&I Advances or pursuant to the preceding sentence shall be deemed distributed on the Lower-Tier Regular Interests to the Upper-Tier REMIC, in accordance with the provisions set forth herein. Thereafter, such amounts shall be considered to be held in the Upper-Tier Distribution Account until distributed to the Certificateholders.

            (ii) All distributions made in respect of interest on any Class of Regular Certificates (other than the Class X Certificates) on each Distribution Date pursuant to Section 4.01(b) or Section 9.01 shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest set forth in the Preliminary Statement hereto. All distributions made in respect of the Class X Certificates on each Distribution Date pursuant to Section 4.01(b) or Section 9.01, and allocable to any particular Component of such Class of Certificates in accordance with the last paragraph of Section 4.01(b), shall be deemed to have first been distributed from the Lower-Tier REMIC to Upper-Tier REMIC in respect of such Component's Corresponding Lower-Tier Regular Interest. All distributions made in respect of principal on any Class of Regular Certificates (other than the Class X Certificates) on each Distribution Date pursuant to Section 4.01(b) or Section 9.01 shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest set forth in the Preliminary Statement hereto. All distributions of reimbursements of Realized Losses made in respect of any Class of Sequential Pay Certificates on each Distribution Date pursuant to Sections 4.01(g) and 4.01(i) shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest set forth in the Preliminary Statement hereto.

On each Distribution Date, the Class LR Certificates shall receive distributions of any amounts remaining in the Lower-Tier Distribution Account after all payments have been made to the Trustee as the holder of the Lower-Tier Regular Interests in accordance with this Section 4.01(a).

            (b) On each Distribution Date prior to the Cross-over Date, Holders of each Class of Certificates (other than the Class R and Class LR Certificates) shall receive distributions from amounts on deposit in the Upper-Tier Distribution Account in respect of interest and principal, to the extent of Available Funds, in the amounts and in the order of priority set forth below:

            (i) concurrently (A) to the Holders of the Class A-1, Class A-2, Class A-3, Class A-AB and Class A-4 Certificates, pro rata, (based upon their respective entitlements to interest for such Distribution Date), in respect of interest, from the Loan Group 1 Available Distribution Amount and up to an amount equal to the aggregate Interest Distribution Amount in respect of such Classes of Certificates for such Distribution Date, (B) to the Holders of the Class A-1A Certificates, in respect of interest, from the Loan Group 2 Available Distribution Amount and up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date and (C) to the Holders of the Class X Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount payable in respect of such Classes of Certificates for such Distribution Date; provided, however, that if the Loan Group 1 Available Distribution Amount and/or the Loan Group 2 Available Distribution Amount is insufficient to pay in full the Interest Distribution Amount provided above, payable in respect of any Class A or Class X Certificates on such Distribution Date, then the entire Available Distribution Amount shall be applied to make distributions of interest to the Holders of the respective Classes of the Class A and Class X Certificates, up to an amount equal to, and pro rata as among such Classes in accordance with, the Interest Distribution Amount in respect of each such Class of Certificates for such Distribution Date;

            (ii) to the Holders of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4 and the Class A-1A Certificates in reduction of the Certificate Principal Amounts thereof:

                  (A) (1) to the Holders of the Class A-AB, in an amount equal to the lesser of the Loan Group 1 Principal Distribution Amount and the amount necessary to reduce the aggregate Certificate Principal Amount of the Class A-AB Certificates to the Class A-AB Planned Principal Balance;

                        (2) to the Holders of the Class A-1 Certificates, in an
                  amount up to the Loan Group 1 Principal Distribution Amount remaining after payments pursuant to clause (A)(1) until the outstanding Certificate Principal Amount of the Class A-1 Certificates has been reduced to zero;

                        (3) to the Holders of the Class A-2 Certificates, in an
                  amount up to the Loan Group 1 Principal Distribution Amount remaining after payments pursuant to clause (A)(1) and clause
                  (A)(2) until the outstanding Certificate Principal Amount of the Class A-2 Certificates has been reduced to zero;

                        (4) to the Holders of the Class A-3 Certificates, in an
                  amount up to the Loan Group 1 Principal Distribution Amount remaining after payments pursuant to clauses (A)(1), (A)(2) and (A)(3) until the outstanding Certificate Principal Amount of the Class A-3 Certificates has been reduced to zero;

                        (5) to the Holders of the Class A-AB Certificates, in an
                  amount up to the Loan Group 1 Principal Distribution Amount remaining after payments pursuant to clauses (A)(1), (A)(2),
                  (A)(3) and (A)(4) until the outstanding Certificate Principal Amount of the Class A-AB Certificates has been reduced to zero;

                        (6) to the Holders of the Class A-4 Certificates, in an
                  amount up to the Loan Group 1 Principal Distribution Amount remaining after payments pursuant to clauses (A)(1), (A)(2),
                  (A)(3), (A)(4) and (A)(5) until the outstanding Certificate Principal Amount of the Class A-4 Certificates has been reduced to zero;

                  (B) to the Holders of the Class A-1A Certificates, in an amount up to the Loan Group 2 Principal Distribution Amount until the Certificate Principal Amount of the Class A-1A Certificates has been reduced to zero;

            (iii) to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4 and Class A-1A Certificates, pro rata based upon the aggregate unreimbursed Realized Losses previously allocated to such Class, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

            (iv) to the Class A-M Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

            (v) to the Class A-M Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero.

            (vi) to the Class A-M Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

            (vii) to the Class A-J Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

            (viii) to the Class A-J Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero.

            (ix) to the Class A-J Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

            (x) to the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

            (xi) to the Class B Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

            (xii) to the Class B Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

            (xiii) to the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

            (xiv) to the Class C Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

            (xv) to the Class C Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

            (xvi) to the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

            (xvii) to the Class D Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

            (xviii) to the Class D Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

            (xix) to the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

            (xx) to the Class E Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

            (xxi) to the Class E Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

            (xxii) to the Class F Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

            (xxiii) to the Class F Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

            (xxiv) to the Class F Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

            (xxv) to the Class G Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

            (xxvi) to the Class G Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

            (xxvii) to the Class G Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

            (xxviii) to the Class H Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

            (xxix) to the Class H Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

            (xxx) to the Class H Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

            (xxxi) to the Class J Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

            (xxxii) to the Class J Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

            (xxxiii) to the Class J Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

            (xxxiv) to the Class K Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

            (xxxv) to the Class K Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

            (xxxvi) to the Class K Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

            (xxxvii) to the Class L Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

            (xxxviii) to the Class L Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

            (xxxix) to the Class L Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

            (xl) to the Class M Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

            (xli) to the Class M Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

            (xlii) to the Class M Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

            (xliii) to the Class N Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

            (xliv) to the Class N Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

            (xlv) to the Class N Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

            (xlvi) to the Class O Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

            (xlvii) to the Class O Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

            (xlviii) to the Class O Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

            (xlix) to the Class P Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

            (l) to the Class P Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

            (li) to the Class P Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

            (lii) to the Class Q Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

            (liii) to the Class Q Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

            (liv) to the Class Q Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

            (lv) to the Class S Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount for such Class;

            (lvi) to the Class S Certificates, in reduction of the Certificate Principal Amount thereof, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Principal Amount thereof is reduced to zero;

            (lvii) to the Class S Certificates, an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class; and

            (lviii) to the Class R Certificates, any amounts remaining in the Upper-Tier Distribution Account.

            On each Distribution Date occurring on and after the Cross-over Date, in place of the allocation of principal payments described in priority
(ii) above, remaining Available Funds at such level will be distributed first up to an amount equal to the Principal Distribution Amount for such Distribution Amount to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4 and Class A-1A Certificates, pro rata, without regard to Loan Group, based on their respective Certificate Principal Amounts, in reduction of their respective Certificate Principal Amounts. Any remaining Available Funds will then be allocated as provided in priorities (iii) through (lviii) above.

            All references to "pro rata" in the preceding clauses with respect to interest and Interest Shortfalls shall mean pro rata based on the amount distributable pursuant to such clauses, with respect to distributions of principal other than in reimbursement of Realized Losses shall mean pro rata based on Certificate Principal Amount, and with respect to distributions in reimbursement of Realized Losses shall mean pro rata based on the amount of unreimbursed Realized Losses previously allocated to the applicable Classes.

            All distributions of interest made in respect of the Class X Certificates on any Distribution Date pursuant to clause (b)(i) above, shall be deemed to have been made in respect of all the Components of each such Class, pro rata in accordance with the respective amounts of interest that would be payable on such Components on such Distribution Date based on the Class X Strip Rate of such Component multiplied by its respective Component Notional Amount, together with any amounts thereof remaining unpaid from previous Distribution Dates.

            (c) On any Distribution Date, any Yield Maintenance Charges collected on the Mortgage Loans and on deposit in the Collection Account as of the related Determination Date will be distributed to the Holders of the Classes of Certificates as follows: to the holders of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates, as applicable, in an amount equal to the product of (a) a fraction, the numerator of which is the amount distributed as principal to such Class in respect of the applicable Loan Group on such Distribution Date, and the denominator of which is the total amount distributed as principal in respect of the applicable Loan Group to all Classes of Sequential Pay Certificates on such Distribution Date, (b) the Base Interest Fraction for the related Principal Prepayment and such Class of Certificates and (c) the aggregate amount of such Yield Maintenance Charges. If more than one such Class of Certificates is entitled to distributions of principal with respect to the related Loan Group on any particular Distribution Date on which Yield Maintenance Charges are distributable, the aggregate amount of such Yield Maintenance Charges will be allocated among all such Classes up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with this Section 4.01(c). Any remaining Yield Maintenance Charges with respect to such Distribution Date will be distributed to the holder of the Class X Certificates.

            After the Distribution Date on which the Certificate Principal Amounts of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates have been reduced to zero, all Yield Maintenance Charges collected with respect to the Mortgage Loans will be distributed to the holders of the Class X Certificates.

            Any Yield Maintenance Charge that is to be distributed to the Regular Certificates on any Distribution Date shall be deemed distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of the Lower-Tier Regular Interests then receiving a principal distribution, pro rata.

            (d) On each Distribution Date, the Trustee shall withdraw amounts from the Excess Liquidation Proceeds Reserve Account and shall distribute such amounts in the following priority:

            (i) first, to reimburse the Holders of the Sequential Pay Certificates (in order of alphabetical Class designation) up to an amount equal to all Realized Losses, if any, previously deemed allocated to them and unreimbursed after application of the Available Funds for such Distribution Date;

            (ii) second, for distribution to the Special Servicer as additional servicing compensation, the excess, if any, of (x) the balance of the Excess Liquidation Proceeds Reserve Account on such Distribution Date over
      (y) the aggregate Certificate Principal Amount of the Sequential Pay Certificates as of such Distribution Date; and

            (iii) third, upon the reduction of the aggregate Certificate Principal Amount of the Sequential Pay Certificates to zero, to pay any amounts remaining on deposit in such account to the Special Servicer as additional compensation.

            Amounts paid with respect to the Mortgage Loans from the Excess Liquidation Proceeds Account pursuant to the preceding clauses (i) and (iii) shall first be deemed to have been distributed to the Lower-Tier Regular Interests in reimbursement of Realized Losses previously allocated thereto.

            (e) RESERVED.

            (f) On each Distribution Date, following the deemed distributions of principal or in reimbursement of previously allocated Realized Losses made in respect of the Lower-Tier Regular Interests pursuant to Section 4.01(a)(ii), the Lower-Tier Principal Balance (or aggregate of the Lower-Tier Principal Balances with respect to the Lower-Tier Regular Interests corresponding to the Class A-1, Class A-2, Class A-AB, Class A-4, Class A-1A, Class E, Class F, Class G, Class H, Class J, Class K and Class M Certificates) of the Corresponding Lower-Tier Regular Interests (after taking account of such deemed distributions) shall be reduced as a result of Realized Losses to equal the Principal Balance of the Class of Corresponding Certificates that will be outstanding immediately following such Distribution Date.

            (g) The Certificate Principal Amount of each Class of Sequential Pay Certificates entitled to distributions of principal will be reduced without distribution on any Distribution Date, as a write-off, to the extent of any Realized Loss (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts pursuant to Section 3.06 to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) allocated to such Class on such Distribution Date. Any such write-offs will be applied to such Classes of Sequential Pay Certificates in the following order, until each is reduced to zero; first, to the Class S Certificates; second, to the Class Q Certificates; third, to the Class P Certificates; fourth, to the Class O Certificates; fifth, to the Class N Certificates; sixth, to the Class M Certificates; seventh, to the Class L Certificates; eighth, to the Class K Certificates; ninth, to the Class J Certificates; tenth, to the Class H Certificates; eleventh, to the Class G Certificates; twelfth, to the Class F Certificates; thirteenth, to the Class E Certificates; fourteenth, to the Class D Certificates; fifteenth, to the Class C Certificates; sixteenth, to the Class B Certificates; seventeenth, to the Class A-J Certificates; eighteenth, to the Class A-M Certificates, and, finally, pro rata to the (i) Class A-1, (ii) Class A-2, (iii) Class A-3, (iv) Class A-AB (v) Class A-4 and (vi) Class A-1A Certificates based on their respective Certificate Principal Amounts. Any amounts recovered in respect of any amounts previously written off as Realized Losses will be distributed to the Classes of Certificates to which Realized Losses have been allocated in order of their seniority and shall be deemed to be distributed to the Corresponding Lower-Tier Regular Interests, pro rata, in respect of previously unreimbursed Realized Losses as provided in Section 4.01(a)(ii). Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Principal Amount of the Class of Certificates in respect of which any such reimbursement is made. To the extent any Nonrecoverable Advances (plus interest thereon) that were reimbursed from principal collections on the Mortgage Loans and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan, the amount of such recovery (plus interest thereon that would have accrued on the amount of such recovery had such Certificate Principal Balance not been reduced in the first place from the time that the Realized Loss relating to such recovery resulted in a write-down of the Certificate Principal Amount of the applicable Class of Certificates until the time that the recovery of Realized Loss increased such Certificate Principal Amount) will be added to the Certificate Principal Amount of the Class or Classes of Certificates that previously were allocated Realized Losses, in sequential order, in each case up to the amount of the unreimbursed Realized Losses allocated to such Class. If the Certificate Principal Amount of any Class is so increased, the amount of unreimbursed Realized Losses of such Class shall be decreased by such amount.

            The Notional Amounts of the Class X Certificates and their respective Components will be reduced to reflect reductions of the Certificate Principal Amount of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates and of the Lower-Tier Principal Balances of the Corresponding Lower-Tier Regular Interests resulting from allocations of Realized Losses.

            (h) All amounts distributable, or reductions allocable on account of Realized Losses to a Class of Certificates pursuant to this Section 4.01 on each Distribution Date shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

            (i) Except as otherwise provided in Section 9.01 with respect to an Anticipated Termination Date, the Trustee shall, no later than the fifteenth day of the month in the month preceding the month in which the final distribution with respect to any Class of Certificates is expected to be made (or, if the Trustee has not received notice of such Anticipated Termination Date by such time, promptly following the Trustee's receipt of such notice), mail to each Holder of such Class of Certificates, on such date a notice to the effect that:

                  (A) the Trustee reasonably expects based upon information
            previously provided to it that the final distribution with respect to such Class of Certificates will be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Trustee therein specified, and

                  (B) if such final distribution is made on such Distribution
            Date, no interest shall accrue on such Certificate, or on the Corresponding Lower-Tier Regular Interests from and after such Distribution Date;

provided, however, that the Class R and Class LR Certificates shall remain outstanding until there is no other Class of Certificates or Lower-Tier Regular Interests outstanding.

            Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(i) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee hereunder and the transfer of such amounts to a successor Trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held in trust hereunder or by the Trustee as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with this
Section 4.01(i). Any funds not distributed on such Distribution Date shall be set aside and held uninvested in trust for the benefit of Certificateholders not presenting and surrendering their Certificates in the aforesaid manner.

            (j) On the date as specified in the related Intercreditor Agreement (or if no date is specified, on the Master Servicer Remittance Date), with respect to the Companion Loans, the Master Servicer shall make withdrawals and payments from the Whole Loan Custodial Account for each Companion Loan and remit such amounts to the related Companion Loan Noteholder in accordance with the related Intercreditor Agreement.

            (k) Excess Prepayment Interest Shortfalls will be allocated to each Class of Certificates, pro rata, based upon the amount of interest accrued with respect to each Class of Certificates and will be allocated to the Corresponding Lower-Tier Regular Interests, pro rata, in respect of the Corresponding Certificates based on interest accrued.

            Section 4.02 Statements to Certificateholders; Certain Reports by the Master Servicer and the Special Servicer.

            (a) Based on information received from the Master Servicer, on each Distribution Date, the Trustee shall provide or make available on a public basis a report, including reports in substantially the form attached hereto as Exhibit G (the "Distribution Date Statement"), setting forth, among other things, the following information:

                  (A) the amount of distributions, if any, made on such
            Distribution Date to the holders of each Class of Sequential Pay Certificates and applied to reduce the respective Certificate Principal Amount thereof;

                  (B) the amount of distributions, if any, made on such
            Distribution Date to the Holders of each Class of Regular Certificates allocable to (A) Interest Distribution Amount and (B) Yield Maintenance Charges;

                  (C) the amount of any distributions made on such Distribution
            Date to the Holders of each Class of Residual Certificates;

                  (D) the aggregate amount of outstanding P&I Advances with
            respect to each Whole Loan, as of the related Determination Date;

                  (E) the aggregate amount of Servicing Fees retained by or paid to the Master Servicer and the Special Servicer in respect of the related Collection Period;

                  (F) the aggregate Stated Principal Balance of the Mortgage
            Loans immediately before and after such Distribution Date with respect to each Whole Loan and the percentage of the Cut-off Date Principal Balance of the Mortgage Loans which remains outstanding immediately after such Distribution Date;

                  (G) the number, aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the outstanding Mortgage Loans with respect to each Whole Loan, at the close of business on the related Determination Date;

                  (H) as of the Determination Date, the number and aggregate unpaid principal balance of Mortgage Loans (A) delinquent one month,
            (B) delinquent two months, (C) delinquent three or more months, (D) that are Specially Serviced Mortgage Loans but are not delinquent or
            (E) as to which foreclosure proceedings have been commenced;

                  (I) the aggregate Stated Principal Balance of Mortgage Loans as to which the related Mortgagor is subject or is expected to be subject to a bankruptcy proceeding;

                  (J) with respect to any Mortgage Loan as to which the related
            Mortgaged Property became an REO Property (including with respect to the Non-Serviced Mortgaged Loan) during the related Collection Period, the Stated Principal Balance and unpaid principal balance of such Mortgage Loan as of the date such Mortgaged Property became an REO Property and the most recently determined Appraised Value and date upon which the Appraisal was performed;

                  (K) as to any Mortgage Loan repurchased or otherwise
            liquidated or disposed of during the related Collection Period, the loan number thereof and the amount of any Liquidation Proceeds and/or other amounts, if any, received thereon during the related Collection Period and the portion thereof included in the Available Distribution Amount for such Distribution Date;

                  (L) with respect to any REO Property (including with respect to the Non-Serviced Mortgaged Loan) included in the Trust Fund as of the close of business on the last day of the related Collection Period, the loan number of the related Mortgage Loan, the book value of such REO Property and the amount of any income collected with respect to such REO Property (net of related expenses) and other amounts, if any, received on such REO Property during the related Collection Period and the portion thereof included in the Available Distribution Amount for such Distribution Date and the most recently determined Appraised Value and date upon which the Appraisal was performed;

                  (M) with respect to any REO Property (including with respect to the Non-Serviced Mortgaged Loan) sold or otherwise disposed of during the related Collection Period, the loan number of the related Mortgage Loan, and the amount of Liquidation Proceeds and other amounts, if any, received in respect of such REO Property during the related Collection Period, the portion thereof included in the Available Distribution Amount for such Distribution Date and the balance of the Excess Liquidation Proceeds Reserve Account for such Distribution Date;

                  (N) the Interest Distribution Amount in respect of each Class of Regular Certificates for such Distribution Date;

                  (O) any unpaid Interest Distribution Amount in respect of each
            Class of Regular Certificates after giving effect to the distributions made on such Distribution Date;

                  (P) the Pass-Through Rate for each Class of Regular
            Certificates for such Distribution Date;

                  (Q) the original Certificate Principal Amount or Notional
            Amount as of the Closing Date and the Certificate Principal Amount or Notional Amount, as the case may be, of each Class of Regular Certificates immediately before and immediately after such Distribution Date, separately identifying any reduction in the Certificate Principal Amount or Notional Amount, as the case may be, of each such Class due to Realized Losses;

                  (R) the Certificate Factor for each Class of Regular
            Certificates immediately following such Distribution Date;

                  (S) the Principal Distribution Amount for such Distribution
            Date with respect to each Whole Loan;

                  (T) the aggregate amount of Principal Prepayments made during the related Collection Period, and the aggregate amount of any Prepayment Interest Excesses received and Prepayment Interest Shortfalls incurred in connection therewith;

                  (U) the aggregate amount of Realized Losses and Additional
            Trust Fund Expenses, if any, incurred with respect to the Trust Fund during the related Collection Period;

                  (V) any Appraisal Reduction Amounts on a loan-by-loan basis, and the total Appraisal Reduction Amounts, as of the related Determination Date;

                  (W) identification of any material modification, extension or waiver of a Mortgage Loan;

                  (X) identification of any material breach of the
            representations and warranties given with respect to a Mortgage Loan by the applicable Mortgage Loan Seller; and

                  (Y) such additional information as contemplated by Exhibit G hereto.

In the case of information furnished pursuant to subclauses (A), (B), (C) and
(Q) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per single Certificate of a specified minimum denomination. The form of any Distribution Date Statement may change over time.

            On each Distribution Date, the Trustee shall make available via its internet website to each Holder of a Class R or Class LR Certificate a copy of the reports made available to the other Certificateholders on such Distribution Date and a statement setting forth the amounts, if any, actually distributed with respect to the Class R or Class LR Certificates on such Distribution Date. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that it provided substantially comparable information pursuant to any requirements of the Code as from time to time in force. Absent manifest error, none of the Master Servicer or the Special Servicer shall be responsible for the accuracy or completeness of any information supplied to it by a Mortgagor or any Mortgage Loan Seller (including the information in the Prospectus Supplement) or any other third party that is included in any reports, statements, materials or information prepared or provided by the Master Servicer or the Special Servicer, as applicable.

            The Trustee shall publicly make available each month the related Distribution Date Statement, the CMSA Bond Level File, the CMSA Collateral Summary File and the CMSA Loan Setup File, any prospectus used to offer the Certificates and this Agreement via its internet website initially located at "www.ctslink.com". The Master Servicer shall provide to the Trustee the CMSA Loan Setup File within 60 days of the first Distribution Date hereunder to the extent it has received from the Mortgage Loan Sellers one or more spreadsheets (with the data fields filled) containing the date necessary for the completion of the aggregate pool-wide CMSA Loan Setup File. In addition, the Trustee shall make available each month, on a restricted basis, solely to each Privileged Person (and with respect to a Companion Loan Noteholder, the applicable portion thereof relating to the Mortgage Loan) the eleven supplemental reports and the seven CMSA data files identified as such in the definition of "CMSA Investor Reporting Package (IRP)", to the extent it has received such report or file. At the direction of the Depositor, the Trustee shall remove any or all of such restrictions and make any or all of such information available to any person. The Trustee makes no representations or warranties as to the accuracy or completeness of such information and assumes no responsibility therefor. In addition, the Trustee may disclaim responsibility for any information distributed by the Trustee for which it is not the original source. In connection with providing access to the Trustee's internet website, the Trustee may require registration and acceptance of a disclaimer. The Trustee shall not be liable for the dissemination of information in accordance with this Agreement.

            The Trustee may provide such information through means other than (and in lieu of) its website; provided that (i) the Depositor shall have consented to such alternative means and (ii) Certificateholders and each of the Companion Loan Noteholders shall have received notice of such alternative means (which notice may be given via the Trustee's website).

            The provisions in this Section shall not limit the Master Servicer's ability to make accessible certain information regarding the Mortgage Loans at a website maintained by the Master Servicer.

            Within a reasonable period of time after the end of each calendar year, the Trustee shall furnish to each Person who at any time during the calendar year was a Holder of a Certificate a statement containing the information as to the applicable Class set forth in clauses (A), (B) and (C) of the description of Distribution Date Statements above aggregated for such calendar year or applicable portion thereof during which such person was a Certificateholder, together with such other information as the Trustee determines to be necessary to enable Certificateholders to prepare their tax returns for such calendar year. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Trustee pursuant to any requirements of the Code as from time to time are in force.

            Notwithstanding the foregoing, in no event shall any provision of this Agreement be construed to require the Master Servicer, the Special Servicer or the Trustee to produce any ad hoc or non-standard written reports (in addition to the CMSA reports, inspection reports and other specific periodic reports otherwise required). If the Master Servicer, the Special Servicer or the Trustee elects to provide any ad hoc or non-standard reports, it may require the Person requesting such report to pay a reasonable fee to cover the costs of the preparation thereof.

            Upon filing with the Internal Revenue Service, the Trustee shall furnish to the Holders of the Residual Certificates the Form 1066 and shall furnish their respective Schedules Q thereto at the times required by the Code or the Internal Revenue Service, and shall provide from time to time such information and computations with respect to the entries on such forms as any Holder of the Residual Certificates may reasonably request.

            The specification of information to be furnished by the Trustee to the Certificateholders in this Section 4.02 (and any other terms of this Agreement requiring or calling for delivery or reporting of information by the Trustee to Certificateholders and Beneficial Owners) shall not limit the Trustee in furnishing, and the Trustee is hereby authorized to furnish, to Certificateholders, Companion Loan Noteholders, Beneficial Owners and/or to the public any other information (such other information, collectively, "Additional Information") with respect to the Mortgage Loans or Serviced Whole Loans, the Mortgaged Properties or the Trust Fund as may be provided to it by the Depositor, the Master Servicer or the Special Servicer or gathered by it in any investigation or other manner from time to time, provided that (A) while there exists any Event of Default, any such Additional Information shall only be furnished with the consent or at the request of the Depositor (except pursuant to clause (E) below or to the extent such information is requested by a Certificateholder), (B) the Trustee shall be entitled to indicate the source of all information furnished by it, and the Trustee may affix thereto any disclaimer it deems appropriate in its sole discretion (together with any warnings as to the confidential nature and/or the uses of such information as it may, in its sole discretion, determine appropriate), (C) the Trustee may notify Certificateholders, Companion Loan Noteholders, and Beneficial Owners of the availability of any such information in any manner as it, in its sole discretion, may determine, (D) the Trustee shall be entitled (but not obligated) to require payment from each recipient of a reasonable fee for, and its out-of-pocket expenses incurred in connection with, the collection, assembly, reproduction or delivery of any such Additional Information, (E) without the consent of the Depositor, the Trustee may, in its sole discretion, furnish Additional Information to a Rating Agency in any instance, and to the Certificateholders, Companion Loan Noteholders, Beneficial Owners and/or the public-at-large if it determines that the furnishing of such information would assist in the evaluation of the investment characteristics or valuation of the Certificates or would be in the best interests of the Certificateholders or is required by applicable law and, in the case of any Additional Information requested by a Beneficial Owner, Companion Loan Noteholders, or Certificateholder, such Beneficial Owner, Companion Loan Noteholders, or Certificateholder has delivered an executed certificate in the form of Exhibit O-1 hereto and (F) the Trustee shall be entitled to distribute or make available such Additional Information in accordance with such reasonable rules and procedures as it may deem necessary or appropriate (which may include the requirement that an agreement that provides such information shall be used solely for purposes of evaluating the investment characteristics or valuation of the Certificates be executed by the recipient, if and to the extent the Trustee deems the same to be necessary or appropriate). Nothing herein shall be construed to impose upon the Trustee any obligation or duty to furnish or distribute any Additional Information to any Person in any instance, and the Trustee shall neither have any liability for furnishing nor for refraining from furnishing Additional Information in any instance. The Trustee shall be entitled (but not required) to request and receive direction from the Depositor as to the manner of delivery of any such Additional Information, if and to the extent the Trustee deems necessary or advisable, and to require that any consent, direction or request given to it pursuant to this Section be made in writing.

            Upon the authorization of the Depositor, the Trustee shall make available to Bloomberg Financial Markets, L.P. ("Bloomberg") or such other vendor chosen by the Depositor, all the electronic reports delivered or made available pursuant to this Section 4.02(a) to the Certificateholders and Beneficial Owners using a format and media mutually acceptable to the Trustee and Bloomberg.

            (b) No later than the Business Day prior to each Distribution Date, subject to the last paragraph of this subsection (b), the Master Servicer shall deliver or cause to be delivered to the Trustee, the Special Servicer and any master servicer of a securitization of a Companion Loan in electronic form mutually acceptable to the Trustee, the Special Servicer and the Master Servicer the following reports or information: (1) a CMSA REO Status Report, (2) a CMSA Historical Loan Modification and Corrected Mortgage Loan Report, (3) CMSA Total Loan Report, (4) the CMSA Servicer Watch List and Portfolio Review Guidelines,
(5) the CMSA Financial File, (6) the CMSA Property File, (7) except for the first two Distribution Dates, the CMSA Comparative Financial Status Report and
(8) the CMSA Loan Level Reserve/LOC Report.

            No later than the Business Day prior to each Distribution Date except for the first two Distribution Dates, the Master Servicer shall deliver to the Trustee (by electronic means) the CMSA Comparative Financial Status Report for each Mortgage Loan or related Mortgaged Property as of the Determination Date immediately preceding the preparation of such report for each of the following three periods (but only to the extent the related Mortgagor is required by the Mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, such information): (a) the most current available year-to-date; (b) each of the previous two full fiscal years stated separately (to the extent such information is in the Master Servicer's possession); and (c) the "base year" (representing the original analysis of information used as of the Cut-Off Date).

            No later than 2:00 p.m., New York City time, on the second Business Day prior to each Distribution Date, the Master Servicer shall deliver to the Trustee a CMSA Loan Periodic Update File setting forth certain information with respect to the Mortgage Loans and Mortgaged Properties.

            In addition, the Master Servicer or Special Servicer, as applicable, shall perform with respect to each Mortgaged Property and REO Property (other than with respect to any Non-Serviced Mortgage Loan):

            Within 30 days after receipt of a quarterly operating statement, if any, commencing with the calendar quarter ended March 31, 2008, a CMSA Operating Statement Analysis Report (but only to the extent the related Mortgagor is required by the Mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, such information) for such Mortgaged Property or REO Property as of the end of such calendar quarter. The Master Servicer or Special Servicer, as applicable, shall deliver to the Trustee and Companion Loan Noteholders by electronic means the CMSA Operating Statement Analysis Report upon request; and

            Within 30 days after receipt by the Master Servicer of an annual operating statement, commencing with the calendar year ending December 31, 2007, a CMSA NOI Adjustment Worksheet (but only to the extent the related Mortgagor is required by the Mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, such information), presenting the computation to "normalize" the full year net operating income and debt service coverage numbers used by the Master Servicer in preparing the CMSA Comparative Financial Status Report above. The Master Servicer shall deliver to the Trustee and Companion Loan Noteholders by electronic means the CMSA NOI Adjustment Worksheet upon request.

            Upon request, the Trustee shall deliver or shall cause to be delivered to each Certificateholder, to each party hereto, to any Underwriter, to the Rating Agencies, and to each Person that provides the Trustee with an Investor Certification a copy of the CMSA Operating Statement Analysis Report and CMSA NOI Adjustment Worksheet most recently performed by the Master Servicer with respect to any Mortgage Loan or Serviced Whole Loan and delivered to the Trustee.

            Upon request (and in any event, not more frequently than once per month), the Master Servicer shall forward to the Trustee (as to the Collection Account) and the Companion Loan Noteholders a statement, setting forth the status of the Collection Account and the Whole Loan Custodial Account (as to the Whole Loan Custodial Account) as of the close of business on such Master Servicer Remittance Date, stating that all remittances to the Trustee required by this Agreement to be made by the Master Servicer have been made (or, in the case of any such required remittance that has not been made by the Master Servicer, specifying the nature and status thereof) and showing, for the period from the preceding Master Servicer Remittance Date (or, in the case of the first Master Servicer Remittance Date, from the Cut-off Date) to such Master Servicer Remittance Date, the aggregate of deposits into and withdrawals from the Collection Account and the Whole Loan Custodial Account for each category of deposit specified in Section 3.05(a) and each category of withdrawal specified in Section 3.06. The Master Servicer shall also deliver to the Trustee, upon reasonable request of the Trustee, any and all additional information relating to the Mortgage Loans or Serviced Whole Loans in the possession of the Master Servicer (which information shall be based upon reports delivered to the Master Servicer by the Special Servicer with respect to Specially Serviced Mortgage Loans and REO Properties).

            Further, the Master Servicer shall cooperate with the Special Servicer and provide the Special Servicer with the information in the possession of the Master Servicer reasonably requested by the Special Servicer, in writing, to the extent required to allow the Special Servicer to perform its obligations under this Agreement with respect to those Mortgage Loans serviced by the Master Servicer.

            The obligation of the Master Servicer to deliver the reports required to be delivered by it pursuant to this subsection is subject to the Master Servicer having received from the Special Servicer in a timely manner the related reports and information in the possession of the Special Servicer necessary or required to enable the Master Servicer to prepare and deliver such reports. The Master Servicer shall not be responsible for the accuracy or content of any report, document or information furnished by the Special Servicer to the Master Servicer pursuant to this Agreement and accepted by the Master Servicer in good faith pursuant to this Agreement.

            The obligation of the Special Servicer to deliver the reports required to be delivered by it pursuant to this subsection is subject to the Special Servicer having received from the Master Servicer in a timely manner the related reports and information in the possession of the Master Servicer necessary or required to enable the Special Servicer to prepare and deliver such reports. The Special Servicer shall not be responsible for the accuracy or content of any report, document or information furnished by the Master Servicer to the Special Servicer pursuant to this Agreement and accepted by the Special Servicer in good faith pursuant to this Agreement.

            (c) Not later than 5:00 p.m. New York time on the first Business Day after each Determination Date, the Special Servicer shall forward to the Master Servicer, for each Specially Serviced Mortgage Loan and REO Property, CMSA Special Servicer Loan File containing all information the Master Servicer shall be required to include in the other reports that the Master Servicer is obligated to deliver to the Trustee pursuant to Section 4.02(b), to the extent such information relates to any Specially Serviced Mortgage Loan or any REO Property. The Special Servicer shall also deliver to the Trustee, upon the reasonable written request of the Trustee, any and all additional information in the possession of the Special Servicer relating to the Specially Serviced Mortgage Loans and the REO Properties.

            The Special Servicer shall cooperate with the Master Servicer and provide the Master Servicer with the information in the possession of the Special Servicer reasonably requested by the Master Servicer, in writing, to the extent required to allow the Master Servicer to perform its obligations under this Agreement with respect to the Specially Serviced Mortgage Loans and REO Properties. Additional information regarding the Specially Serviced Mortgage Loans and REO Properties, including, without limitation, any financial or occupancy information (including lease summaries) provided to the Special Servicer by the Mortgagors or otherwise obtained, shall be delivered to the Master Servicer, within ten days of receipt.

            The Master Servicer and the Special Servicer may make available to Beneficial Owners who have certified to the Master Servicer or Special Servicer, as applicable, their beneficial ownership of any Certificate, or prospective Beneficial Owners who provide appropriate confirmation that they are prospective Beneficial Owners who certify that they intend to keep any information confidential, copies of any reports or files prepared by the Master Servicer pursuant to this Agreement.

            Each of the Master Servicer and Special Servicer may make information concerning the Mortgage Loans or Serviced Whole Loans available on any website that it has established.

            The Master Servicer or the Special Servicer, as applicable, may, from time to time in its sole discretion, answer questions from a Beneficial Owner or a Companion Loan Noteholder which pertain to the performance and servicing of the Mortgage Loans or Serviced Whole Loans and/or REO Properties for which the Master Servicer or Special Servicer, as the case may be, is responsible. The Master Servicer or the Special Servicer, as applicable, as a condition to answering such questions, shall require, among other things, that the Beneficial Owner or a Companion Loan Noteholder enter into a confidentiality agreement with the Master Servicer or the Special Servicer, as the case may be, in the form attached hereto as Exhibit O-2 and sign an Investor Certification in the form attached hereto as Exhibit O-1. Neither the Master Servicer nor the Special Servicer shall be liable for the dissemination of information in accordance with the terms of this Agreement nor shall either of them be required to provide any information or disclosures in violation of any applicable law, rule or regulation.

            Section 4.03 Compliance with Withholding Requirements. Notwithstanding any other provision of this Agreement, the Paying Agent shall comply with all federal withholding requirements with respect to payments to Certificateholders of interest or original issue discount that the Paying Agent reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for any such withholding. The Paying Agent agrees that it shall not withhold with respect to payments of interest or original issue discount in the case of a Certificateholder that is a non-U.S. Person that has furnished or caused to be furnished (i) an effective Form W-8BEN, W-8IMY (with appropriate attachments) or Form W-9 or an acceptable substitute form or a successor form and who, to the Trustee's knowledge, is not a "10-percent shareholder" within the meaning of Code Section 871(h)(3)(B) with respect to the Holder of any Class R or Class LR Certificate or any Mortgagor or a "controlled foreign corporation" described in Code Section 881(c)(3)(C) with respect to the Trust Fund or the Depositor, or (ii) an effective Form W-8ECI or an acceptable substitute form or a successor form. In the event the Paying Agent or its agent withholds any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Paying Agent shall indicate the amount withheld to such Certificateholder. Any amount so withheld shall be treated as having been distributed to such Certificateholder for all purposes of this Agreement.

            Section 4.04 REMIC Compliance.

            (a) The parties intend that the Upper-Tier REMIC and the Lower-Tier REMIC shall constitute, and that the affairs of each of the Upper-Tier REMIC and the Lower-Tier REMIC shall be conducted so as to qualify it as, a "real estate mortgage investment conduit" as defined in, and in accordance with, the REMIC Provisions, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, the Trustee shall, to the extent permitted by applicable law, act as agent, and is hereby appointed to act as agent, of the Upper-Tier REMIC and the Lower-Tier REMIC and shall on behalf of the Upper-Tier REMIC and the Lower-Tier REMIC: (i) prepare, sign and file, or cause to be prepared and filed, all required Tax Returns for the Upper-Tier REMIC and the Lower-Tier REMIC, using a calendar year as the taxable year for the Upper-Tier REMIC and the Lower-Tier REMIC when and as required by the REMIC Provisions and other applicable federal, state or local income tax laws; (ii) make an election, on behalf of the Upper-Tier REMIC and the Lower-Tier REMIC, to be treated as a REMIC on Form 1066 for its first taxable year ending December 31, 2007, in accordance with the REMIC Provisions; (iii) prepare and forward, or cause to be prepared and forwarded, to the Certificateholders and the IRS and applicable state and local tax authorities all information reports as and when required to be provided to them in accordance with the REMIC Provisions of the Code; (iv) if the filing or distribution of any documents of an administrative nature not addressed in clauses (i) through (iii) of this Section 4.04(a) is then required by the REMIC Provisions in order to maintain the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or is otherwise required by the Code, prepare, sign and file or distribute, or cause to be prepared and signed and filed or distributed, such documents with or to such Persons when and as required by the REMIC Provisions or the Code or comparable provisions of state and local law; (v) within thirty days of the Closing Date, furnish or cause to be furnished to the IRS, on Form 8811 or as otherwise may be required by the Code, the name, title and address of the Person that the holders of the Certificates may contact for tax information relating thereto (and the Trustee shall act as the representative of the Upper-Tier REMIC and the Lower-Tier REMIC for this purpose), together with such additional information as may be required by such Form, and shall update such information at the time or times and in the manner required by the Code (and the Depositor agrees within 10 Business Days of the Closing Date to provide any information reasonably requested by the Master Servicer or the Trustee and necessary to make such filing); and (vi) maintain such records relating to the Upper-Tier REMIC and the Lower-Tier REMIC as may be necessary to prepare the foregoing returns, schedules, statements or information, such records, for federal income tax purposes, to be maintained on a calendar year and on an accrual basis.

            The Holder of the largest Percentage Interest in the Class R Certificates shall be the tax matters person of the Upper-Tier REMIC and the Holder of the largest Percentage Interest in the Class LR Certificates shall be the tax matters person of the Lower-Tier REMIC pursuant to Treasury Regulations
Section 1.860F-4(d). If more than one Holder should hold an equal Percentage Interest in the Class R or Class LR Certificates larger than that held by any other Holder, the first such Holder to have acquired such Class R or Class LR Certificates shall be such tax matters person. The Trustee shall act as attorney-in-fact and agent for the tax matters person of the Upper-Tier REMIC and Lower-Tier REMIC, and each Holder of a Percentage Interest in the Class R or Class LR Certificates, by acceptance hereof, is deemed to have consented to the Trustee's appointment in such capacity and agrees to execute any documents required to give effect thereto, and any fees and expenses incurred by the Trustee in connection with any audit or administrative or judicial proceeding shall be paid by the Trust Fund.

            The Trustee shall not intentionally take any action or intentionally omit to take any action within its control and the scope of its duties if, in taking or omitting to take such action, the Trustee knows that such action or omission (as the case may be) would cause the termination of the REMIC status of the Upper-Tier REMIC or the Lower-Tier REMIC or the imposition of tax on the Upper-Tier REMIC or the Lower-Tier REMIC (other than a tax on income expressly permitted or contemplated to be received by the terms of this Agreement).

            Notwithstanding any provision of this paragraph or the three preceding paragraphs to the contrary, the Trustee shall not be required to take any action that the Trustee in good faith believes to be inconsistent with any other provision of this Agreement, nor shall the Trustee be deemed in violation of this paragraph if it takes any action expressly required or authorized by any other provision of this Agreement, and the Trustee shall have no responsibility or liability with respect to any act or omission of the Depositor or the Master Servicer which does not enable the Trustee to comply with any of clauses (i) through (vi) of the third preceding paragraph or which results in any action contemplated by clauses (i) through (iii) of the next succeeding sentence. In this regard the Trustee shall (i) exercise reasonable care not to allow the occurrence of any "prohibited transactions" within the meaning of Code Section 860F(a), unless the party seeking such action shall have delivered to the Trustee an Opinion of Counsel (at such party's expense) that such occurrence would not (a) result in a taxable gain, (b) otherwise subject the Upper-Tier REMIC or Lower-Tier REMIC to tax (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property), or (c) cause the Upper-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC; and (ii) exercise reasonable care not to allow either such Trust REMIC to receive income from the performance of services or from assets not permitted under the REMIC Provisions to be held by such Trust REMIC (provided, however, that the receipt of any income expressly permitted or contemplated by the terms of this Agreement shall not be deemed to violate this clause) and (iii) not permit the creation of any "interests," within the meaning of the REMIC Provisions, in the Upper-Tier REMIC other than the Regular Certificates and the Class R Certificates or in the Lower-Tier REMIC other than the Lower-Tier Regular Interests and the Class LR Certificates. None of the Master Servicer, the Special Servicer or the Depositor shall be responsible or liable for any failure by the Trustee to comply with the provisions of this Section 4.04. The Depositor, the Master Servicer and the Special Servicer shall cooperate in a timely manner with the Trustee in supplying any information within the Depositor's, the Master Servicer's or the Special Servicer's control (other than any confidential information) that is reasonably necessary to enable the Trustee to perform its duties under this
Section 4.04.

            (b) The following assumptions are to be used for purposes of determining the anticipated payments of principal and interest for calculating the original yield to maturity and original issue discount with respect to the Regular Certificates: (i) each Mortgage Loan will pay principal and interest in accordance with its terms and scheduled payments will be timely received on their Due Dates, provided that the Mortgage Loans in the aggregate will prepay in accordance with the Prepayment Assumption; (ii) none of the Master Servicer, the Special Servicer, the Depositor and the Class LR Certificateholder will exercise the right described in Section 9.01 of this Agreement to cause early termination of the Trust Fund; and (iii) no Mortgage Loan is repurchased by the applicable Mortgage Loan Seller pursuant to Article II hereof.

            Section 4.05 Imposition of Tax on the Trust Fund. In the event that any tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on the Upper-Tier REMIC or Lower-Tier REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the Certificates; provided that any taxes imposed on any net income from foreclosure property pursuant to Code Section 860G(d) or any similar tax imposed by a state or local jurisdiction shall instead be treated as an expense of the related REO Property in determining Net REO Proceeds with respect to the REO Property (and until such taxes are paid, the Special Servicer from time to time shall withdraw from the REO Account and transfer to the Trustee amounts reasonably determined by the Trustee to be necessary to pay such taxes, which the Trustee shall maintain in a separate, non-interest-bearing account, and the Trustee shall deposit in the Collection Account the excess determined by the Trustee from time to time of the amount in such account over the amount necessary to pay such taxes) and shall be paid therefrom; provided that any such tax imposed on net income from foreclosure property that exceeds the amount in any such reserve shall be retained from Available Funds as provided in Section 3.06(a)(viii) and the next sentence. Except as provided in the preceding sentence, the Trustee is hereby authorized to and shall retain or cause to be retained from the Collection Account in determining the amount of Available Funds sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is legally owed by Upper-Tier REMIC or Lower-Tier REMIC (but such authorization shall not prevent the Trustee from contesting, at the expense of the Trust Fund, any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The Trustee is hereby authorized to and shall segregate or cause to be segregated, into a separate non-interest bearing account, (i) the net income from any "prohibited transaction" under Code Section 860F(a) or (ii) the amount of any contribution to the Upper-Tier REMIC or Lower-Tier REMIC after the Startup Day that is subject to tax under Code Section 860G(d) and use such income or amount, to the extent necessary, to pay such tax (and return the balance thereof, if any, to the Lower-Tier Distribution Account or the Upper-Tier Distribution Account, as the case may be). To the extent that any such tax is paid to the Internal Revenue Service, the Trustee shall retain an equal amount from future amounts otherwise distributable to the Holders of the Class R or Class LR Certificates, as the case may be, and shall distribute such retained amounts to the Holders of Regular Certificates or to the Trustee in respect of the Lower-Tier Regular Interests until they are fully reimbursed and then to the Holders of the Class R Certificates or the Class LR Certificates, as applicable. None of the Master Servicer, the Special Servicer or the Trustee shall be responsible for any taxes imposed on the Upper-Tier REMIC or Lower-Tier REMIC except to the extent such tax is attributable to a breach of a representation or warranty of the Master Servicer, the Special Servicer or the Trustee or an act or omission of the Master Servicer, the Special Servicer or the Trustee in contravention of this Agreement in both cases, provided, further, that such breach, act or omission could result in liability under Section 6.03, in the case of the Master Servicer or Special Servicer, as applicable, or
Section 4.04 or 8.01, in the case of the Trustee. Notwithstanding anything in this Agreement to the contrary, in each such case, the Master Servicer or the Special Servicer shall not be responsible for the Trustee's breaches, acts or omissions, and the Trustee shall not be responsible for the breaches, acts or omissions of the Master Servicer or the Special Servicer.

            Section 4.06 Remittances; P&I Advances. (a) On the Master Servicer Remittance Date immediately preceding each Distribution Date, the Master Servicer shall:

            (i) remit to the Trustee for deposit in the Lower-Tier Distribution Account an amount equal to the Yield Maintenance Charges applicable to a Mortgage Loan (but not a Serviced Companion Loan) received by the Master Servicer in the Prepayment Period preceding such Distribution Date;

            (ii) remit to the Trustee for deposit in (a) the Lower-Tier Distribution Account an amount equal to the Available Funds (other than the amounts referred to in clause (iii) below and clause (d) of the definition of "Available Funds"); and

            (iii) (A) make a P&I Advance (other than with respect to the Non-Serviced Mortgage Loan) by deposit into the Lower-Tier Distribution Account, in an amount equal to the sum of the Applicable Monthly Payments for each Mortgage Loan (including any Mortgage Loans related to a Serviced Whole Loan, but not the related Companion Loan(s)) to the extent such amounts were not received on such Mortgage Loan prior to the Business Day immediately preceding the Master Servicer Remittance Date (and therefore are not included in the remittance described in the preceding clause (ii)) and (B) with respect to the Non-Serviced Mortgage Loan, make a P&I Advance only to the extent that the Master Servicer in each case does not receive from the Other Master Servicer under the Other Pooling Agreement, by the close of business on the related Determination Date, an aggregate remittance in an amount equal to the Applicable Monthly Payment in the form of a remittance thereof and/or in the form of a principal and interest advance thereof, which advance shall be made by deposit into the Lower-Tier Distribution Account.

            The Master Servicer shall not be required or permitted to make an advance for Balloon Payments, Default Interest or Yield Maintenance Charges. The amount required to be advanced in respect of Applicable Monthly Payments on Mortgage Loans that have been subject to an Appraisal Reduction Event will equal
(i) the amount required to be advanced by the Master Servicer without giving effect to such Appraisal Reduction Amounts less (ii) an amount equal to the product of (x) the amount required to be advanced by the Master Servicer in respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amounts, and (y) a fraction, the numerator of which is the Appraisal Reduction Amount with respect to such Mortgage Loan and the denominator of which is the Stated Principal Balance as of the last day of the related Collection Period.

            Any amount advanced by the Master Servicer pursuant to Section 4.06(iii) shall constitute a P&I Advance for all purposes of this Agreement and the Master Servicer shall be entitled to reimbursement (with interest at the Advance Rate).

            The Trustee shall notify the Master Servicer by telephone if as of 3:00 p.m., New York City time, on the Master Servicer Remittance Date, the Trustee has not received the amount of a required P&I Advance hereunder. If as of 11:00 a.m., New York City time, on any Distribution Date the Master Servicer shall not have made the P&I Advance required to have been made on the related Master Servicer Remittance Date pursuant to Section 4.06(iii), the Trustee shall no later than 1:00 p.m., New York City time, on such Business Day deposit into the Lower-Tier Distribution Account in immediately available funds an amount equal to the P&I Advances otherwise required to have been made by the Master Servicer.

            None of the Master Servicer or the Trustee shall be obligated to make a P&I Advance as to any Monthly Payment on any date on which a P&I Advance is otherwise required to be made by this Section 4.06 if the Master Servicer or the Trustee, as applicable, determines that such advance will be a Nonrecoverable Advance. The determination by any Person with an obligation hereunder to make P&I Advances that it has made a Nonrecoverable Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable Advance, shall be made by such Person in its sole discretion exercised in good faith. In making such recoverability determination, such Person will be entitled to consider (among other things) the obligations of the Mortgagor under the terms of the related Mortgage Loan as it may have been modified, to consider (among other things) the related Mortgaged Properties in their "as is" or then current conditions and occupancies, as modified by such party's assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (among other things) future expenses and to estimate and consider (among other things) the timing of recoveries. In addition, any such Person may update or change its recoverability determinations at any time and may obtain at the expense of the Trust Fund any analysis, Appraisals or market value estimates or other information for such purposes. In addition, the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance and may deliver to the Master Servicer and the Trustee notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Trustee (but this statement shall not be construed to entitle the Special Servicer to reverse any other authorized Person's determination, or to prohibit any such other authorized Person from making a determination, that a P&I Advance constitutes or would constitute a Nonrecoverable Advance). The Master Servicer shall be required to provide notice to the Trustee on or prior to the Master Servicer Remittance Date of any such non-recoverability determination made on or prior to such date. The Trustee shall be entitled to rely, conclusively, on any determination by the Master Servicer or Special Servicer that a P&I Advance, if made, would be a Nonrecoverable Advance; provided, however, that if the Master Servicer has failed to make a P&I Advance for reasons other than a determination by the Master Servicer or Special Servicer that such Advance would be a Nonrecoverable Advance, the Trustee shall make such advance within the time periods required by this Section 4.06 unless the Trustee, in good faith, makes a determination prior to the times specified in this Section 4.06 that such advance would be a Nonrecoverable Advance. The Trustee, in determining whether or not an Advance previously made is, or a proposed Advance, if made, would be, a Nonrecoverable Advance shall be subject to the standards applicable to the Master Servicer hereunder.

            The Special Servicer shall report, promptly upon making a determination contemplated in this paragraph, to the Master Servicer the Special Servicer's determination as to whether any P&I Advance made with respect to any previous Distribution Date or required to be made with respect to such Distribution Date with respect to any Specially Serviced Mortgage Loan or REO Mortgage Loan is a Nonrecoverable P&I Advance. The Master Servicer, the Trustee shall be entitled to conclusively rely on such determination.

            The Master Servicer or the Trustee, as applicable, shall be entitled to the reimbursement of P&I Advances it makes (together with interest thereon) to the extent permitted pursuant to Section 3.06(a)(ii) of this Agreement and each of the Master Servicer and Special Servicer hereby covenants and agrees to promptly seek and effect the reimbursement of such Advances from the related Mortgagors to the extent permitted by applicable law and the related Mortgage Loan.

            With respect to P&I Advances and the Non-Serviced Mortgage Loans, the Master Servicer and the Trustee shall be entitled to rely on the "appraisal reduction amount" calculated by the applicable special servicer or the applicable master servicer in accordance with the terms of the applicable Other Pooling Agreement.

            (b) The determination by the Master Servicer or Special Servicer that a P&I Advance has become a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made pursuant to this Section 4.06 with respect to any Mortgage Loan (or with respect to any successor REO Mortgage Loan with respect to any of the foregoing), would constitute a Nonrecoverable P&I Advance, shall be evidenced by an Officer's Certificate delivered on or prior to the next Master Servicer Remittance Date to the related Companion Loan Noteholders (and the related subsequent master servicer and special servicer, if applicable, in the case of any Serviced Pari Passu Companion Loan included in the related Whole
Loan), setting forth the basis for such determination, together with any other information that supports such determination together with a copy of any Appraisal of the related Mortgaged Property or REO Property, as the case may be (which Appraisal shall be an expense of the Trust, shall take into account any material change in circumstances of which such Person is aware or such Person has received new information, either of which has a material effect on the value and shall have been conducted in accordance with the standards of the Appraisal Institute within the twelve months preceding such determination of nonrecoverability), and further accompanied by related Mortgagor operating statements and financial statements, budgets and rent rolls of the related Mortgaged Property (to the extent available and/or in such Person's possession) and any engineers' reports, environmental surveys or similar reports that such Person may have obtained and that support such determination. The Master Servicer and the Special Servicer shall consider Unliquidated Advances with respect to prior P&I Advances for the purpose of nonrecoverability determinations as if such amounts were unreimbursed P&I Advances. If the Master Servicer receives written notice from a master servicer of a Serviced Companion Loan in connection with a securitization of a Pari Passu Companion Loan that a proposed P&I advance, if made, or any outstanding P&I advance previously made, would be, or is, as applicable, a "nonrecoverable advance," the Master Servicer shall not be obligated to make any additional P&I Advances with respect to the Mortgage Loan in the related Whole Loan until the Master Servicer has consulted with such master servicer and they agree that circumstances with respect to such Loans have changed such that a proposed future P&I Advance would not be a Nonrecoverable Advance.

            (d) With respect to the Non-Serviced Mortgage Loan, if (1) the master servicer under the related Other Pooling Agreement or a master servicer under any pooling and servicing agreement entered into in connection with the securitization of any of the related Pari Passu Companion Loans, has determined that a proposed P&I Advance (as defined in the Other Pooling Agreement) with respect to the Non-Serviced Mortgage Loan or the Pari Passu Companion Loan, if made, or any outstanding P&I advance previously made, would be, or is, as applicable, a "nonrecoverable advance," and the related master servicer has provided written notice of such determination to the Master Servicer, or (2) if the Master Servicer or the Special Servicer has determined that a P&I Advance with respect to the Non-Serviced Mortgage Loan would be a Nonrecoverable P&I Advance, then none of the Master Servicer or the Trustee shall make any additional P&I Advance with respect to the Non-Serviced Mortgage Loan until the Master Servicer or the Special Servicer, as applicable, has consulted with the master servicer under such Other Pooling Agreement and they agree that circumstances with respect to such Mortgage Loans have changed such that a proposed future P&I Advance or P&I Advance would not be a "nonrecoverable advance." With respect to the Non-Serviced Mortgage Loan, if the Master Servicer has determined that a proposed P&I Advance with respect to such Mortgage Loan, would be a Nonrecoverable Advance, the Master Servicer shall provide the applicable master servicer under the related Other Pooling Agreement and each master servicer under any pooling and servicing agreement entered into in connection with the securitization of any of the other Pari Passu Companion Loans written notice of such determination within two Business Days after such determination was made.

            If the Trustee or the Master Servicer has received (a) notice from S&P or Fitch that the Master Servicer no longer has a rating of "CMS3" or is no longer listed on S&P's Select Servicer List as a U.S. Commercial Mortgage Master Servicer, as applicable, or (b) notice that the Master Servicer is acting as a master servicer in a commercial loan securitization that was rated by Moody's within the twelve month period prior to the date of determination, and Moody's has downgraded or withdrawn the then-current rating on any class of mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such Master Servicer as master servicer of such commercial mortgage securities, then the Trustee or Master Servicer shall promptly notify the other and the Companion Loan Representative and the applicable master servicer of any Companion Loan.

            If the Master Servicer has received (a) notice that a master servicer of any Companion Loan in connection with a securitization of a Pari Passu Companion Loan no longer has a rating of "CMS3" or is no longer listed on the S&P Select Servicer List as a U.S. Commercial Mortgage Master Servicer, or
(b) notice that such master servicer is acting as a master servicer in a commercial loan securitization that was rated by Moody's within the twelve month period prior to the date of determination, and Moody's has downgraded or withdrawn the then-current rating on any class of mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such Master Servicer as master servicer of such commercial mortgage securities, then the Master Servicer shall not be required to abide by any determination of nonrecoverability by such other master servicer.


                                    ARTICLE V

                                THE CERTIFICATES

            Section 5.01 The Certificates. The Certificates consist of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-AB Certificates, the Class A-4 Certificates, the Class A-1A Certificates, the Class X Certificates, the Class A-M Certificates, the Class A-J Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, the Class H Certificates, the Class J Certificates, the Class K Certificates, the Class L Certificates, the Class M Certificates, the Class N Certificates, the Class O Certificates, the Class P Certificates, the Class Q Certificates, the Class S Certificates, the Class R Certificates and the Class LR Certificates.

            Each Class of Certificates will be substantially in the forms annexed hereto as Exhibits A-1 through A-26 respectively. The Certificates of each Class (other than the Residual Certificates) will be issuable in registered form only, in minimum denominations of authorized initial Certificate Principal Amount or Notional Amount, as applicable, as described in the succeeding table, and multiples of $1 in excess thereof. With respect to any Certificate or any beneficial interest in a Certificate, the "Denomination" thereof shall be (i) the amount (a) set forth on the face thereof or (b) in the case of any Global Certificate, set forth on a schedule attached thereto or, in the case of any beneficial interest in a Global Certificate, the product of the Percentage Interest represented by such beneficial interest and the amount set forth on such schedule of the related Global Certificate, (ii) expressed in terms of initial Certificate Principal Amount or Notional Amount, as applicable, and
(iii) be in an authorized denomination, as set forth below. With respect to the Private Certificates, on the Closing Date, the Trustee or the Authenticating Agent shall execute and authenticate and the Certificate Registrar shall deliver
(i) Rule 144A global Private Certificates (the "Rule 144A Global Certificates") in definitive, fully registered form without interest coupons, (ii) Regulation S global Private Certificates (the "Regulation S Global Certificates") in definitive, fully registered form without interest coupons, or (iii) one or more, if any, Individual Certificates, in each case substantially in the form of Exhibits A-9 and A-15 through A-25 hereto, respectively. Each Certificate will share ratably in all rights of the related Class. The Class R Certificates will each be issuable in one or more Individual Certificates in minimum denominations of 5% Percentage Interests and integral multiples of a 1% Percentage Interest in excess thereof and together aggregating the entire 100% Percentage Interest in each such Class.

         Class              Minimum Denomination
      -----------------------------------------------
          A-1                    $10,000.00
          A-2                    $10,000.00
          A-3                    $10,000.00
          A-AB                   $10,000.00
          A-4                    $10,000.00
          A-1A                   $10,000.00
          A-M                    $10,000.00
          A-J                    $10,000.00
           B                     $10,000.00
           C                     $10,000.00
           D                     $10,000.00
           E                     $10,000.00
           F                     $10,000.00
           G                     $10,000.00
           H                     $10,000.00
           J                     $10,000.00
           K                     $10,000.00
           L                     $10,000.00
           M                     $10,000.00
           N                     $10,000.00
           O                     $10,000.00
           P                     $10,000.00
           Q                     $10,000.00
           S                     $10,000.00
           X                  $1,000,000.00

            The Global Certificates shall be issued as one or more certificates registered in the name of a nominee designated by the Depository, and Beneficial Owners shall hold interests in the Global Certificates through the book-entry facilities of the Depository in the minimum Denominations and aggregate Denominations and Classes as set forth above. The Global Certificates shall in all respects be entitled to the same benefits under this Agreement as Individual Certificates authenticated and delivered hereunder.

            Except insofar as pertains to any Individual Certificate, the Trust Fund, the Paying Agent and the Trustee may for all purposes (including the making of payments due on the Global Certificates and the giving of notice to Holders thereof) deal with the Depository as the authorized representative of the Beneficial Owners with respect to the Global Certificates for the purposes of exercising the rights of Certificateholders hereunder; provided, however, that, for purposes of providing information pursuant to Article X or transmitting communications pursuant to Section 5.05(a), to the extent that the Depositor has provided the Trustee with the names of Beneficial Owners, the Trustee shall provide such information to such Beneficial Owners directly. The rights of Beneficial Owners with respect to Global Certificates shall be limited to those established by law and agreements between such Beneficial Owners and the Depository and Depository Participants. Except in the limited circumstances described below, Beneficial Owners of Public Global Certificates shall not be entitled to physical certificates for the Public Global Certificates as to which they are the Beneficial Owners. Requests and directions from, and votes of, the Depository as Holder of the Global Certificates shall not be deemed inconsistent if they are made with respect to different Beneficial Owners. Subject to the restrictions on transfer set forth in Section 5.02 and Applicable Procedures, a Beneficial Owner of a Private Global Certificate may request that the Depositor, or an agent thereof, cause the Depository (or any Agent Member) to notify the Certificate Registrar and the Certificate Custodian in writing of a request for transfer or exchange of such beneficial interest for an Individual Certificate or Certificates. Upon receipt of such a request and payment by the related Beneficial Owner of any attendant expenses, the Depositor shall cause the issuance and delivery of such Individual Certificates. The Certificate Registrar may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and give notice to the Depository of such record date. Without the written consent of the Depositor and the Certificate Registrar, no Global Certificate may be transferred by the Depository except to a successor Depository that agrees to hold the Global Certificates for the account of the Beneficial Owners.

            Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage. The Global Certificates (i) shall be delivered by the Certificate Registrar to the Depository or, pursuant to the Depository's instructions on behalf of the Depository to, and deposited with, the Certificate Custodian, and in either case shall be registered in the name of Cede & Co. and (ii) shall bear a legend substantially to the following effect:

            "Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Certificate Registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein."

            The Global Certificates may be deposited with such other Depository as the Certificate Registrar may from time to time designate, and shall bear such legend as may be appropriate.

            If (i) the Depository advises the Trustee in writing that the Depository is no longer willing, qualified or able properly to discharge its responsibilities as Depository, and the Depositor is unable to locate a qualified successor, (ii) the Depositor or the Trustee, at its sole option, elects to terminate the book-entry system through the Depository with respect to all or any portion of any Class of Certificates or (iii) after the occurrence of an Event of Default, Beneficial Owners owning not less than a majority in Certificate Principal Amount or Notional Amount, as applicable, of the Global Certificate for any Class then outstanding advise the Depository through Depository Participants in writing that the continuation of a book-entry system through the Depository is no longer in the best interest of the Beneficial Owner or Owners of such Global Certificate, the Trustee shall notify the affected Beneficial Owners through the Depository of the occurrence of such event and the availability of Individual Certificates to such Beneficial Owner or Owners requesting them. Upon surrender to the Trustee of Global Certificates by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Trustee shall issue the Individual Certificates. Neither the Trustee, the Certificate Registrar, the Master Servicer, the Special Servicer, the Underwriters nor the Depositor shall be liable for any actions taken by the Depository or its nominee, including, without limitation, any delay in delivery of such instructions. Upon the issuance of Individual Certificates, the Trustee, the Certificate Registrar, the Master Servicer, the Special Servicer, and the Depositor shall recognize the Holders of Individual Certificates as Certificateholders hereunder.

            If the Trustee, its agents or the Master Servicer or Special Servicer has instituted or has been directed to institute any judicial proceeding in a court to enforce the rights of the Certificateholders under the Certificates, and the Trustee, the Master Servicer or the Special Servicer has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee, the Master Servicer or the Special Servicer to obtain possession of the Certificates, the Trustee, the Master Servicer or the Special Servicer may in its sole discretion determine that the Certificates represented by the Global Certificates shall no longer be represented by such Global Certificates. Upon notice of such event, the Trustee or the Authenticating Agent will execute and authenticate and the Certificate Registrar will deliver, in exchange for such Global Certificates, Individual Certificates (and if the Trustee or the Certificate Custodian has in its possession Individual Certificates previously executed, the Authenticating Agent will authenticate and the Certificate Registrar will deliver such Certificates) in a Denomination equal to the aggregate Denomination of such Global Certificates.

            If the Trust ceases to be subject to Section 13 or 15(d) of the Exchange Act, the Trustee shall make available to each Holder of a Private Certificate or a Class R Certificate, upon request of such a Holder, information substantially equivalent in scope to the information currently filed by the Master Servicer and/or the Trustee with the Commission pursuant to the Exchange Act, plus such additional information required to be provided for securities qualifying for resales under Rule 144A under the Act which information shall be provided on a timely basis to the Trustee by the Master Servicer. This will not be construed to require any Sarbanes-Oxley Certifications.

            Each Certificate may be printed or in typewritten or similar form, and each Certificate shall, upon original issue, be executed and authenticated by the Trustee or the Authenticating Agent and delivered to the Depositor. All Certificates shall be executed by manual or facsimile signature on behalf of the Trustee or Authenticating Agent by an authorized officer or signatory. Certificates bearing the signature of an individual who was at any time the proper officer or signatory of the Trustee or Authenticating Agent shall bind the Trustee or Authenticating Agent, notwithstanding that such individual has ceased to hold such office or position prior to the delivery of such Certificates or did not hold such office or position at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate a certificate of authentication in the form set forth in Exhibits A-1 through A-25 executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

            Section 5.02 Registration, Transfer and Exchange of Certificates.

            (a) The Trustee shall keep or cause to be kept at the Corporate Trust Office books (the "Certificate Register") for the registration, transfer and exchange of Certificates (the Trustee, in such capacity, being the "Certificate Registrar"). The names and addresses of all Certificateholders and the names and addresses of the transferees of any Certificates shall be registered in the Certificate Register; provided, however, in no event shall the Certificate Registrar be required to maintain in the Certificate Register the names of the individual participants holding beneficial interests in the Trust Fund through the Depository. The Person in whose name any Certificate is so registered shall be deemed and treated as the sole owner and Holder thereof for all purposes of this Agreement and the Certificate Registrar, the Master Servicer, the Trustee, any Paying Agent and any agent of any of them shall not be affected by any notice or knowledge to the contrary. An Individual Certificate is transferable or exchangeable only upon the surrender of such Certificate to the Certificate Registrar at the Corporate Trust Office together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements of this Section 5.02. Upon request of the Trustee, the Certificate Registrar shall provide the Trustee with the names, addresses and Percentage Interests of the Holders. The Depositor, the Trustee (if it is no longer the Certificate Registrar), the Master Servicer and the Special Servicer shall have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register.

            (b) Upon surrender for registration of transfer of any Individual Certificate, subject to the applicable requirements of this Section 5.02, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination as the Individual Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e). Each Certificate surrendered for registration of transfer shall be canceled and subsequently destroyed by the Certificate Registrar. Each new Certificate issued pursuant to this Section 5.02 shall be registered in the name of any Person as the transferring Holder may request, subject to the applicable provisions of this
Section 5.02.

            (c) In addition to the applicable provisions of this Section 5.02 and the rules of the Depository, the exchange, transfer and registration of transfer of Individual Certificates or beneficial interests in the Private Global Certificates shall be subject to the following restrictions:

            (i) Transfers between Holders of Individual Certificates. With respect to the transfer and registration of transfer of an Individual Certificate representing an interest in the Private Certificates or the Class R or Class LR Certificates to a transferee that takes delivery in the form of an Individual Certificate:

                        (A) The Certificate Registrar shall register the
                  transfer of an Individual Certificate if the requested transfer is being made by a transferee who has provided the Certificate Registrar with an Investment Representation Letter substantially in the form of Exhibit D-1 hereto (an "Investment Representation Letter"), to the effect that the transfer is being made to a Qualified Institutional Buyer in accordance with Rule 144A;

                        (B) The Certificate Registrar shall register the
                  transfer of an Individual Certificate (other than a Residual Certificate) pursuant to Regulation S after the expiration of the Restricted Period if the transferor has provided the Certificate Registrar with a Regulation S Transfer Certificate substantially in the form of a Regulation S Transfer Certificate; and

                        (C) The Certificate Registrar shall register the
                  transfer of an Individual Certificate (other than a Residual Certificate) if prior to the transfer (i) two years have expired after the later of the Closing Date or the last date on which the Depositor or any Affiliate thereof held such Certificate, or (ii) such transferee furnishes to the Certificate Registrar (1) an Investment Representation Letter to the effect that the transfer is being made to an Institutional Accredited Investor in accordance with an applicable exemption under the Act, and (2) an opinion of counsel acceptable to the Certificate Registrar that such transfer is in compliance with the Act;

      and, in each case the Certificate Registrar shall register the transfer of an Individual Certificate only if prior to the transfer the transferee furnishes to the Certificate Registrar a written undertaking by the transferor to reimburse the Trust for any costs incurred by it in connection with the proposed transfer.

            (ii) Transfers within the Private Global Certificates. Notwithstanding any provision to the contrary herein, so long as a Private Global Certificate remains outstanding and is held by or on behalf of the Depository, transfers within the Private Global Certificates shall only be made in accordance with this Section 5.02(c)(ii).

                        (A) Rule 144A Global Certificate to Regulation S Global
                  Certificate During the Restricted Period. If, during the Restricted Period, a Beneficial Owner of an interest in a Rule 144A Global Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate, such Beneficial Owner may, in addition to complying with all applicable rules and procedures of the Depository and Clearstream or Euroclear applicable to transfers by their respective participants (the "Applicable Procedures"), transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in the Regulation S Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(A). Upon receipt by the Certificate Registrar at its Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member's account a beneficial interest in the Regulation S Global Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member (and the Euroclear or Clearstream account, as the case may be) to be credited with, and the account of the Agent Member to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit J hereto given by the Beneficial Owner that is transferring such interest, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Rule 144A Global Certificate by the Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred and, concurrently with such reduction, to increase the Denomination of the Regulation S Global Certificate by the Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions (who shall be an Agent Member acting for or on behalf of Euroclear or Clearstream, or both, as the case may be) a beneficial interest in the Regulation S Global Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Global Certificate was reduced upon such transfer.

                        (B) Rule 144A Global Certificate to Regulation S Global
                  Certificate After the Restricted Period. If, after the Restricted Period, a Beneficial Owner of an interest in a Rule 144A Global Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Regulation S Global Certificate, such holder may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in the Regulation S Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(B). Upon receipt by the Certificate Registrar at its Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member's account a beneficial interest in the Regulation S Global Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member (and, in the case of a transfer pursuant to and in accordance with Regulation S, the Euroclear or Clearstream account, as the case may be) to be credited with, and the account of the Agent Member to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit K hereto given by the Beneficial Owner that is transferring such interest, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Rule 144A Global Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred and, concurrently with such reduction, to increase the Denomination of the Regulation S Global Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions (who shall be an Agent Member acting for or on behalf of Euroclear or Clearstream, or both, as the case may be) a beneficial interest in the Regulation S Global Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Global Certificate was reduced upon such transfer.

                        (C) Regulation S Global Certificate to Rule 144A Global
                  Certificate. If the Beneficial Owner of an interest in a Regulation S Global Certificate wishes at any time to transfer its beneficial interest in such Regulation S Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Rule 144A Global Certificate, such holder may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in the Rule 144A Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(C). Upon receipt by the Certificate Registrar at its Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member's account a beneficial interest in the Rule 144A Global Certificate in an amount equal to the Denomination of the beneficial interest in the Regulation S Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member to be credited with, and the account of the Agent Member (or, if such account is held for Euroclear or Clearstream, the Euroclear or Clearstream account, as the case may be) to be debited for such beneficial interest, and (3) with respect to a transfer of a beneficial interest in the Regulation S Global Certificate for a beneficial interest in the related Rule 144A Global Certificate (i) during the Restricted Period, a certificate in the form of Exhibit L hereto given by the Beneficial Owner, or (ii) after the Restricted Period, an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Regulation S Global Certificate by the Denomination of the beneficial interest in the Regulation S Global Certificate to be transferred, and, concurrently with such reduction, to increase the Denomination of the Rule 144A Global Certificate by the aggregate Denomination of the beneficial interest in the Regulation S Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions (who shall be an Agent Member acting for or on behalf of Euroclear or Clearstream, or both, as the case may be) a beneficial interest in the Rule 144A Global Certificate having a Denomination equal to the amount by which the Denomination of the Regulation S Global Certificate was reduced upon such transfer.

                        (D) Transfers Within Regulation S Global Certificate
                  During Restricted Period. If, during the Restricted Period, the Beneficial Owner of an interest in a Regulation S Global Certificate wishes at any time to transfer its beneficial interest in such certificate to a Person who wishes to take delivery thereof in the form of such Regulation S Global Certificate, such Beneficial Owner may transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Regulation S Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(D) and all Applicable Procedures. Upon receipt by the Certificate Registrar at its Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member's account a beneficial interest in such Regulation S Global Certificate in an amount equal to the Denomination of the beneficial interest to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member to be credited with, and the account of the Agent Member (or, if such account is held for Euroclear or Clearstream, the Euroclear or Clearstream account, as the case may be) to be debited for, such beneficial interest and (3) a certificate in the form of Exhibit M hereto given by the transferee, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to credit or cause to be credited to the account of the Person specified in such instructions (who shall be an Agent Member acting for or on behalf of Euroclear or Clearstream, or both, as the case may be) a beneficial interest in the Regulation S Global Certificate having a Denomination equal to the amount specified in such instructions by which the account to be debited was reduced upon such transfer.

            (iii) Transfers from the Private Global Certificates to Individual Certificates. Any and all transfers from a Private Global Certificate to a transferee wishing to take delivery in the form of an Individual Certificate will require the transferee to take delivery subject to the restrictions on the transfer of such Individual Certificate described on the face of such Certificate, and such transferee agrees that it will transfer such Individual Certificate only as provided therein and herein. No such transfer shall be made and the Certificate Registrar shall not register any such transfer unless such transfer is made in accordance with this Section 5.02(c)(iii).

                        (A) Transfers of a beneficial interest in a Private
                  Global Certificate to an Institutional Accredited Investor will require delivery in the form of an Individual Certificate and the Certificate Registrar shall register such transfer only upon compliance with the provisions of Section 5.02(c)(i)(C).

                        (B) Transfers of a beneficial interest in a Private
                  Global Certificate to a Qualified Institutional Buyer or a Regulation S Investor wishing to take delivery in the form of an Individual Certificate will be registered by the Certificate Registrar only upon compliance with the provisions of Sections 5.02(c)(i)(A) and (B), respectively.

                        (C) Notwithstanding the foregoing, no transfer of a
                  beneficial interest in a Regulation S Global Certificate to an Individual Certificate pursuant to subparagraph (B) above shall be made prior to the expiration of the Restricted Period. Upon acceptance for exchange or transfer of a beneficial interest in a Private Global Certificate for an Individual Certificate, as provided herein, the Certificate Registrar shall endorse on the schedule affixed to the related Private Global Certificate (or on a continuation of such schedule affixed to such Private Global Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the Denomination of such Private Global Certificate equal to the Denomination of such Individual Certificate issued in exchange therefor or upon transfer thereof. Unless determined otherwise by the Depositor in accordance with applicable law, an Individual Certificate issued upon transfer of or exchange for a beneficial interest in the Private Global Certificate shall bear the Securities Legend.

            (iv) Transfers of Individual Certificates to the Private Global Certificates. If a Holder of an Individual Certificate wishes at any time to transfer such Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate or the related Rule 144A Global Certificate, such transfer may be effected only in accordance with the Applicable Procedures, and this Section 5.02(c)(iv). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) the Individual Certificate to be transferred with an assignment and transfer pursuant to Section 5.02(a), (2) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member's account a beneficial interest in such Regulation S Global Certificate or such Rule 144A Global Certificate, as the case may be, in an amount equal to the Denomination of the Individual Certificate to be so transferred, (3) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member (and, in the case of any transfer pursuant to Regulation S, the Euroclear or Clearstream account, as the case may be) to be credited with such beneficial interest, and (4) (x) if delivery is to be taken in the form of a beneficial interest in the Regulation S Global Certificate, a Regulation S Transfer Certificate from the transferor or (y) an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer, if delivery is to be taken in the form of a beneficial interest in the Rule 144A Global Certificate, the Certificate Registrar shall cancel such Individual Certificate, execute and deliver a new Individual Certificate for the Denomination of the Individual Certificate not so transferred, registered in the name of the Holder, and the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to increase the Denomination of the Regulation S Global Certificate or the Rule 144A Global Certificate, as the case may be, by the Denomination of the Individual Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions (who, in the case of any increase in the Regulation S Global Certificate during the Restricted Period, shall be an Agent Member acting for or on behalf of Euroclear or Clearstream, or both, as the case may be) a corresponding Denomination of the Rule 144A Global Certificate or the Regulation S Global Certificate, as the case may be.

            It is the intent of the foregoing that under no circumstances may an Institutional Accredited Investor that is not a Qualified Institutional Buyer take delivery in the form of a beneficial interest in a Private Global Certificate.

            (v) All Transfers. An exchange of a beneficial interest in a Private Global Certificate for an Individual Certificate or Certificates, an exchange of an Individual Certificate or Certificates for a beneficial interest in the Private Global Certificate and an exchange of an Individual Certificate or Certificates for another Individual Certificate or Certificates (in each case, whether or not such exchange is made in anticipation of subsequent transfer, and in the case of the Private Global Certificates, so long as the Private Global Certificates remain outstanding and are held by or on behalf of the Depository), may be made only in accordance with this Section 5.02 and in accordance with the rules of the Depository and Applicable Procedures.

            (d) If Certificates are issued upon the transfer, exchange or replacement of Certificates not bearing the Securities Legend, the Certificates so issued shall not bear the Securities Legend. If Certificates are issued upon the transfer, exchange or replacement of Certificates bearing the Securities Legend, or if a request is made to remove the Securities Legend on a Certificate, the Certificates so issued shall bear the Securities Legend, or the Securities Legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar such satisfactory evidence, which may include an opinion of counsel (at the expense of the party requesting the removal of such legend) familiar with United States securities laws, as may be reasonably required by the Certificate Registrar, that neither the Securities Legend nor the restrictions on transfers set forth therein are required to ensure that transfers of any Certificate comply with the provisions of Rule 144A, Rule 144 or Regulation S under the Act or that such Certificate is not a "restricted security" within the meaning of Rule 144 under the Act. Upon provision of such satisfactory evidence, the Certificate Registrar shall execute and deliver a Certificate that does not bear the Securities Legend.

            (e) Subject to the restrictions on transfer and exchange set forth in this Section 5.02, the Holder of any Individual Certificate may transfer or exchange the same in whole or in part (with a Denomination equal to any authorized Denomination) by surrendering such Certificate at the Corporate Trust Office or at the office of any transfer agent appointed as provided under this Agreement, together with an instrument of assignment or transfer (executed by the Holder or its duly authorized attorney), in the case of transfer, and a written request for exchange in the case of exchange. Following a proper request for transfer or exchange, the Certificate Registrar shall, within five Business Days of such request if made at such Corporate Trust Office, or within ten Business Days if made at the office of a transfer agent (other than the Certificate Registrar), execute and deliver at the Corporate Trust Office or at the office of such transfer agent, as the case may be, to the transferee (in the case of transfer) or Holder (in the case of exchange) or send by first class mail (at the risk of the transferee in the case of transfer or Holder in the case of exchange) to such address as the transferee or Holder, as applicable, may request, an Individual Certificate or Certificates, as the case may require, for a like aggregate Denomination and in such Denomination or Denominations as may be requested. The presentation for transfer or exchange of any Individual Certificate shall not be valid unless made at the Corporate Trust Office or at the office of a transfer agent by the registered Holder in person, or by a duly authorized attorney-in-fact. The Certificate Registrar may decline to accept any request for an exchange or registration of transfer of any Certificate during the period of fifteen days preceding any Distribution Date.

            (f) An Individual Certificate (other than an Individual Certificate issued in exchange for a beneficial interest in a Public Global Certificate pursuant Section 5.01) or a beneficial interest in a Private Global Certificate may only be transferred to Eligible Investors in accordance with the provisions set forth herein. In the event that a Responsible Officer of the Certificate Registrar becomes aware that such an Individual Certificate or beneficial interest in a Private Global Certificate is being held by or for the benefit of a Person who is not an Eligible Investor, or that such holding is unlawful under the laws of a relevant jurisdiction, then the Certificate Registrar shall have the right to void such transfer, if permitted under applicable law, or to require the investor to sell such Individual Certificate or beneficial interest in a Private Global Certificate to an Eligible Investor within fourteen days after notice of such determination and each Certificateholder by its acceptance of a Certificate authorizes the Certificate Registrar to take such action.

            (g) Subject to the provisions of this Section 5.02 regarding transfer and exchange, transfers of the Global Certificates shall be limited to transfers of such Global Certificates in whole, but not in part, to nominees of the Depository or to a successor of the Depository or such successor's nominee.

            (h) No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in this Section 5.02 other than for transfers to Institutional Accredited Investors, as provided herein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            (i) The Certificate Registrar may as a condition of the registration of any transfer of the Private Certificates or the Class R and Class LR Certificates require the transferor to furnish other certifications, legal opinions or other information (at the transferor's expense) as it may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act and other applicable laws.

            (j) Neither the Depositor, the Master Servicer, the Special Servicer, the Trustee nor the Certificate Registrar is obligated to register or qualify the Private Certificates or the Class R Certificates under the Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of such Certificates without registration or qualification. Any such Certificateholder desiring to effect such transfer shall, and does hereby agree to, indemnify the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Certificate Registrar against any loss, liability or reasonable expense that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

            (k) No transfer of any Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class R or Class LR Certificate (each, a "Restricted Certificate") shall be made to (i) an employee benefit plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to Title I of ERISA or Section 4975 of the Code, or a governmental plan (as defined in Section 3(32) of ERISA) that is subject to any federal, state or local law ("Similar Law") which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a "Plan") or (ii) a collective investment fund in which such Plans are invested, an insurance company that is using assets of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or Similar Law to include assets of Plans) or other Person acting on behalf of any such Plan or using the assets of any such Plan to acquire any such Restricted Certificate, other than (with respect to any transfer of a Restricted Certificate that is a Subordinate Certificate) an insurance company investing the assets of its general account under circumstances whereby the purchase and holding of such Restricted Certificate by such insurance company would be exempt from the prohibited transaction provisions of ERISA and Section 4975 of the Code under Prohibited Transaction Class Exemption 95-60. Each prospective transferee of a Restricted Certificate that takes the form of an Individual Certificate shall either (1) deliver to the Depositor, the Certificate Registrar and the Trustee a representation letter, substantially in the form of Exhibit D-2 hereto, stating that the prospective transferee is not a Person referred to in (i) or (ii) above or (2) in the event the transferee is such a Person, except in the case of a Residual Certificate, which may not be transferred unless the transferee represents it is not such a Person, the prospective transferee shall provide to the Depositor, the Trustee and the Certificate Registrar an opinion of counsel which establishes to the satisfaction of the Depositor, the Trustee and the Certificate Registrar that the purchase or holding of the Restricted Certificates by or on behalf of a Plan will not constitute or result in a non-exempt prohibited transaction within the meaning of ERISA or Section 4975 of the Code, or a materially similar characterization under any Similar Law, and will not subject the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Paying Agent, the Initial Purchaser or the Certificate Registrar to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any Similar Law) in addition to those set forth in this Agreement, which opinion of counsel shall not be an expense of the Trustee, the Trust Fund, the Master Servicer, the Special Servicer, the Certificate Registrar or the Depositor. The Certificate Registrar shall not register the transfer of an Individual Certificate that is a Restricted Certificate unless the transferee has provided the representation letter or opinion of counsel referred to in the preceding sentence. The transferee of a beneficial interest in a Global Certificate that is a Restricted Certificate shall be deemed to represent that it is not a Person or entity referred to in (i) or (ii) above. Any transfer of a Restricted Certificate that would result in a prohibited transaction under ERISA or Section 4975 of the Code, or a materially similar characterization under any Similar Law, shall be deemed absolutely null and void ab initio.

            (l) Each Person who has or acquires any Ownership Interest shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Ownership Interest are expressly subject to the following provisions:

            (i) Each Person acquiring or holding any Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Ownership Interest) as a Permitted Transferee. Any acquisition described in the first sentence of this Section 5.02(l) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Ownership Interest as fully as possible.

            (ii) No Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto. In connection with any proposed Transfer of any Ownership Interest, the Certificate Registrar shall, as a condition to such consent, (x) require delivery to it in form and substance satisfactory to it, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor an affidavit in substantially the form attached as Exhibit C-1 (a "Transferee Affidavit") of the proposed transferee (a) that such proposed transferee is a Permitted Transferee and (b) stating that (i) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (ii) the proposed transferee understands that, as the holder of an Ownership Interest, it may incur liabilities in excess of cash flows generated by the residual interest,
      (iii) the proposed transferee intends to pay taxes associated with holding the Ownership Interest as they become due, (iv) the proposed transferee will not transfer the Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, (v) the proposed transferee will not cause income with respect to the Ownership Interest to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such person or any other U.S. Person, and (vi) the proposed transferee expressly agrees to be bound by and to abide by the provisions of this Section 5.02(l) and (y) other than in connection with the initial issuance of the Class R and Class LR Certificates, require a statement from the proposed transferor substantially in the form attached as Exhibit C-2 (the "Transferor Letter"), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee's statements in the preceding clauses (x)(b)(i) or (iii) are false.

            (iii) Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, that the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee. Upon notice to the Certificate Registrar that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee, or middleman) in contravention of the foregoing restrictions, and in any event not later than 60 days after a request for information from the transferor of such Ownership Interest, or such agent, the Certificate Registrar and the Trustee agree to furnish to the IRS and the transferor of such Ownership Interest or such agent such information necessary to the application of
      Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar and the Trustee, the Certificate Registrar and the Trustee may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, however, that such Persons shall in no event be excused from furnishing such information.

            Section 5.03 Mutilated, Destroyed, Lost or Stolen Certificates. If
(i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it, the Trustee and the Master Servicer harmless, then, in the absence of actual knowledge by a Responsible Officer of the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Trustee or the Authenticating Agent shall execute and authenticate and the Certificate Registrar shall deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and of like tenor and Percentage Interest. Upon the issuance of any new Certificate under this Section 5.03, the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section 5.03 shall constitute complete and indefeasible evidence of ownership of the corresponding interest in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

            Section 5.04 Appointment of Paying Agent. The Trustee may appoint a paying agent for the purpose of making distributions to Certificateholders pursuant to Section 4.01. The Trustee shall cause such Paying Agent, if other than the Trustee or the Master Servicer, to execute and deliver to the Master Servicer and the Trustee an instrument in which such Paying Agent shall agree with the Master Servicer and the Trustee that such Paying Agent will hold all sums held by it for the payment to Certificateholders in trust for the benefit of the Certificateholders entitled thereto until such sums have been paid to the Certificateholders or disposed of as otherwise provided herein. The initial Paying Agent shall be the Trustee. Except for Wells Fargo Bank, N.A., as the initial Paying Agent, the Paying Agent shall at all times be an entity having a long-term unsecured debt rating of at least "A" by S&P, "A2" by Moody's and "A" by Fitch, or shall be otherwise acceptable to each Rating Agency.

            Section 5.05 Access to Certificateholders' Names and Addresses.

            (a) If any Certificateholder, Companion Loan Noteholder or the Master Servicer (for purposes of this Section 5.05, an "Applicant") applies or requests in writing to the Certificate Registrar, and such application or request states that the Applicant desires to communicate with the Certificateholders, the Certificate Registrar shall promptly furnish or cause to be furnished to such Applicant a list of the names and addresses of the Certificateholders as of the most recent Record Date, at the expense of the Applicant.

            (b) Every Certificateholder, by receiving and holding its Certificate, agrees with the Trustee that the Trustee and the Certificate Registrar shall not be held accountable in any way by reason of the disclosure of any information as to the names and addresses of the Certificateholders hereunder, regardless of the source from which such information was derived.

            Section 5.06 Actions of Certificateholders.

            (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by agent duly appointed in writing; and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, when required, to the Depositor, the Master Servicer or the Special Servicer. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Trustee, the Depositor, the Special Servicer and the Master Servicer, if made in the manner provided in this Section.

            (b) The fact and date of the execution by any Certificateholder of any such instrument or writing may be proved in any reasonable manner which the Trustee deems sufficient.

            (c) Any request, demand, authorization, direction, notice, consent, waiver or other act by a Certificateholder shall bind every Holder of every Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, or omitted to be done, by the Trustee, the Depositor, the Special Servicer or the Master Servicer in reliance thereon, whether or not notation of such action is made upon such Certificate.

            (d) The Trustee or Certificate Registrar may require such additional proof of any matter referred to in this Section 5.06 as it shall deem necessary.

            Section 5.07 Authenticating Agent. The Trustee may appoint an Authenticating Agent to execute and to authenticate Certificates. The Authenticating Agent must be acceptable to the Depositor and must be a corporation organized and doing business under the laws of the United States of America or any state, having a principal office and place of business in a state and city acceptable to the Depositor, having a combined capital and surplus of at least $15,000,000, authorized under such laws to do a trust business and subject to supervision or examination by federal or state authorities. The Trustee shall serve as the initial Authenticating Agent and the Trustee hereby accepts such appointment.

            Any corporation into which the Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Authenticating Agent shall be party, or any corporation succeeding to the corporate agency business of the Authenticating Agent, shall be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

            The Authenticating Agent may at any time resign by giving at least 30 days' advance written notice of resignation to the Trustee and the Depositor. The Trustee may at any time terminate the agency of the Authenticating Agent by giving written notice of termination to the Authenticating Agent and the Depositor. Upon receiving a notice of resignation or upon such a termination, or in case at any time the Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 5.07, the Trustee promptly shall appoint a successor Authenticating Agent, which shall be acceptable to the Depositor, and shall mail notice of such appointment to all Certificateholders. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent herein. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 5.07.

            The Authenticating Agent shall have no responsibility or liability for any action taken by it as such at the direction of the Trustee. Any compensation paid to the Authenticating Agent shall be an unreimbursable expense of the Trustee. The appointment of an Authenticating Agent shall not relieve the Trustee from any of its obligations hereunder, and the Trustee shall remain responsible for all acts and omissions of the Authenticating Agent.

            Section 5.08 Appointment of Custodians. The Trustee may appoint one or more Custodians to hold all or a portion of the Mortgage Files as agent for the Trustee, by entering into a Custodial Agreement. The Trustee agrees to comply with the terms of each Custodial Agreement and to enforce the terms and provisions thereof against the Custodian for the benefit of the Certificateholders. Each Custodian shall be a depository institution subject to supervision by federal or state authority, shall have a combined capital and surplus of at least $10,000,000, shall have a long-term debt rating of at least "BBB" by S&P, "Baa" from Moody's and "BBB" from Fitch, and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File. Each Custodial Agreement may be amended only as provided in Section 11.07. Any compensation paid to the Custodian shall be an unreimbursable expense of the Trustee. The Trustee shall serve as the initial Custodian. The Custodian, if the Custodian is not the Trustee, shall maintain a fidelity bond in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement, with the Trustee named as loss payee. The Custodian shall be deemed to have complied with this provision if one of its respective Affiliates has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Custodian. In addition, the Custodian shall keep in force during the term of this Agreement a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligations hereunder in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement, with the Trustee named as loss payee. All fidelity bonds and policies of errors and omissions insurance obtained under this Section 5.08 shall be issued by a Qualified Insurer, or by any other insurer, that, as confirmed by each Rating Agency in writing to the Trustee, would not in and of itself result in the downgrade, withdrawal or qualification of any of the ratings assigned to any Class of Certificates. The appointment of a Custodian shall not relieve the Trustee from any of its obligations hereunder, and the Trustee shall remain responsible for all acts and omissions of the Custodian.


                                   ARTICLE VI

           THE DEPOSITOR, THE MASTER SERVICER AND THE SPECIAL SERVICER

            Section 6.01 Liability of the Depositor, the Master Servicer and the Special Servicer. The Depositor, the Master Servicer and the Special Servicer each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement. Each of the Master Servicer and the Special Servicer shall indemnify the Depositor, and any employee, director or officer of the Depositor, the Trust Fund and the Companion Loan Noteholders and hold the Depositor and any employee, director or officer of the Depositor, and the Trust Fund harmless against any loss, liability or reasonable expense incurred by such parties (i) in connection with any willful misconduct, bad faith, fraud or negligence in the performance of duties of the Master Servicer or the Special Servicer, as the case may be, or by reason of reckless disregard of the Master Servicer's or Special Servicer's, as the case may be, obligations or duties hereunder, or (ii) as a result of the breach by the Master Servicer or the Special Servicer, as the case may be, of any of its representations or warranties contained herein. The Depositor shall indemnify the Trust Fund and the Master Servicer and the Special Servicer, and any employee, director or officer of either the Master Servicer or the Special Servicer and hold the Trust Fund and the Master Servicer and the Special Servicer and any employee, director or officer of either the Master Servicer or the Special Servicer harmless against any loss, liability or reasonable expense incurred by such parties (i) in connection with any willful misconduct, bad faith, fraud or negligence in the performance of duties of the Depositor or by reason of reckless disregard of the Depositor obligations or duties hereunder, or (ii) as a result of the breach by the Depositor of any of its representations or warranties contained herein.

            Section 6.02 Merger or Consolidation of the Master Servicer and the Special Servicer. Subject to the following paragraph, each of the Master Servicer and the Special Servicer shall keep in full effect its existence, rights and good standing as a national banking association or a corporation under the laws of the state of its organization and shall not jeopardize its ability to do business in each jurisdiction in which the Mortgaged Properties are located or to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

            Each of the Master Servicer and the Special Servicer may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets (which may be limited to all or substantially all of its assets related to commercial mortgage loan servicing) to any Person, in which case any Person resulting from any merger or consolidation to which it shall be a party, or any Person succeeding to its business, shall be the successor of the Master Servicer or the Special Servicer, as applicable, hereunder, and shall be deemed to have assumed all of the liabilities of the Master Servicer or the Special Servicer, as applicable, hereunder, if each of the Rating Agencies has confirmed in writing that such merger or consolidation or transfer of assets and succession, in and of itself, will not cause a downgrade, qualification or withdrawal of the then current ratings assigned by such Rating Agency to any Class of Certificates.

            Section 6.03 Limitation on Liability of the Depositor, the Master Servicer, the Special Servicer and Others. Subject to Section 6.01, neither the Depositor, the Master Servicer, the Special Servicer nor any of the directors, officers, employees or agents of the Depositor the Master Servicer or the Special Servicer shall be under any liability to the Trust Fund, the Certificateholders or the Companion Loan Noteholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor or the Master Servicer or the Special Servicer or any such Person against liability which would be imposed by reason of (i) any breach of warranty or representation with respect to such respective party or
(ii) any willful misconduct, bad faith, fraud or negligence in the performance of duties or by reason of negligent disregard of obligations or duties hereunder with respect to such respective party. The Depositor, the Master Servicer, the Special Servicer and any director, officer, employee or agent of the Depositor, the Master Servicer or the Special Servicer may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate Person respecting any matters arising hereunder. The Depositor, the Master Servicer, the Special Servicer and any director, officer, employee or agent of the Depositor or the Master Servicer or the Special Servicer shall be indemnified and held harmless by the Trust Fund (which indemnification amounts shall be payable out of the Collection Account or the applicable Whole Loan Custodial Account if with respect to a Serviced Whole Loan and then out of the Collection Account, provided that, to the extent that the amount relates to a Serviced Whole Loan, is required under the related Intercreditor Agreement to be borne by the holder of a related Subordinate Companion Loan and is paid from the Collection Account because funds on deposit in the related Whole Loan Custodial Account are insufficient to pay such indemnification, then the Master Servicer shall from time to time thereafter use amounts otherwise payable to the holder of such Subordinate Companion Loan to deposit into the Collection Account in the amount so paid from the Collection Account) against any loss, liability or expense (including reasonable legal fees and expenses) incurred in connection with, or relating to, this Agreement or the Certificates, other than any loss, liability or expense (including reasonable legal fees and expenses) (i) incurred by reason of willful misconduct, bad faith, fraud or negligence in the performance of duties hereunder or by reason of negligent disregard of obligations or duties hereunder, in each case by the Person being indemnified,
(ii) with respect to any such party, resulting from the breach by such party of any of its representations or warranties contained herein, (iii) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms hereof or (iv) which constitutes a Property Advance that is otherwise reimbursable hereunder. Neither the Depositor nor the Master Servicer nor the Special Servicer shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured; provided, however, that the Depositor or the Master Servicer or the Special Servicer may in its discretion undertake any such action related to its obligations hereunder which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund (payable out of the Collection Account or the applicable Whole Loan Custodial Account if with respect to a Serviced Whole Loan and then out of the Collection Account, provided that to the extent that the amount relates to a Serviced Whole Loan, is required under the related Intercreditor Agreement to be borne by the holder of a related Subordinate Companion Loan and is paid from the Collection Account because funds on deposit in the related Whole Loan Custodial Account are insufficient to pay such indemnification, then the Master Servicer shall from time to time thereafter use amounts otherwise payable to the holder of such Subordinate Companion Loan to deposit into the Collection Account in the amount so paid from the Collection Account), and the Depositor, the Master Servicer and the Special Servicer shall be entitled to be reimbursed therefor from the Collection Account as provided in Section 3.06 of this Agreement.

            The Other Master Servicer, the Other Special Servicer, the Other Depositor, the Other Trustee, and any of their respective directors, officers, employees or agents (collectively, the "Other Indemnified Parties"), shall be indemnified by the Trust and held harmless against the Trust's pro rata share (subject to the related Intercreditor Agreement) of any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with any legal action relating to the Non-Serviced Mortgage Loan under the Other Pooling Agreement or this Agreement (but excluding any such items allocable to the Non-Serviced Companion Loan), reasonably requiring the use of counsel or the incurring of expenses other than any losses incurred by reason of any Other Indemnified Party's willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the Other Pooling Agreement.

            Section 6.04 Limitation on Resignation of the Master Servicer or Special Servicer.

            (a) Each of the Master Servicer and the Special Servicer (in the case of the Special Servicer only, with the consent of the Controlling Class Representative) may assign its respective rights and delegate its respective duties and obligations under this Agreement, and provided, that, with respect to either the Master Servicer or the Special Servicer: (i) the purchaser or transferee accepting such assignment and delegation (A) shall be an established mortgage finance institution, bank or mortgage servicing institution, organized and doing business under the laws of any state of the United States, the District of Columbia or the United States, authorized under such laws to perform the duties of a servicer of mortgage loans or a Person resulting from a merger, consolidation or succession that is permitted under Section 6.02, and (B) shall execute and deliver to the Trustee an agreement which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Master Servicer or the Special Servicer, as the case may be, under this Agreement from and after the date of such agreement; (ii) as confirmed by a letter from each Rating Agency delivered to the Trustee, each Rating Agency's rating or ratings of the Regular Certificates in effect immediately prior to such assignment, sale, transfer or delegation will not be qualified, downgraded or withdrawn as a result of such assignment, sale, transfer or delegation; (iii) the Master Servicer or the Special Servicer shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation under this Section 6.04; (iv) the rate at which the Servicing Fee or Special Servicing Compensation, as applicable (or any component thereof) is calculated shall not exceed the rate then in effect; and (v) the resigning Master Servicer or Special Servicer, as applicable, shall be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee shall be the successor Master Servicer or Special Servicer, as applicable, hereunder.

            (b) Except as provided in this Section 6.04, the Master Servicer and the Special Servicer shall not resign from their respective obligations and duties hereby imposed on them except upon determination that such duties hereunder are no longer permissible under applicable law. Any such determination permitting the resignation of the Master Servicer or the Special Servicer, as applicable, shall be evidenced by an Opinion of Counsel (obtained at the resigning Master Servicer's or Special Servicer's expense) to such effect delivered to the Trustee.

            No resignation or removal of the Master Servicer or the Special Servicer as contemplated herein shall become effective until the Trustee or a successor Master Servicer or Special Servicer shall have assumed the Master Servicer's or the Special Servicer's responsibilities, duties, liabilities and obligations hereunder. If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for the same compensation to which the terminated Master Servicer or Special Servicer would have been entitled, additional amounts payable to such successor Master Servicer or Special Servicer shall be treated as a shortfall resulting in Realized Losses.

            Section 6.05 Rights of the Depositor, the Trustee and the Companion Loan Noteholders in Respect of the Master Servicer and Special Servicer. The Master Servicer and the Special Servicer shall afford the Depositor, the Trustee, the Companion Loan Noteholders (or the related securitization trustees) and the Rating Agencies, upon reasonable notice, during normal business hours access to all records maintained by it in respect of its rights and obligations hereunder and access to its officers responsible for such obligations, if reasonably related to the performance of the obligations of such Person under this Agreement. Upon request, if reasonably related to the performance of the obligations of such Person under this Agreement, the Master Servicer and the Special Servicer shall furnish to the Depositor, each of the Underwriters, the Master Servicer, the Special Servicer, the Trustee and the Companion Loan Noteholders its most recent publicly available annual financial statements. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer hereunder which are in default and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of such Person hereunder or exercise its rights hereunder, provided that the Master Servicer and the Special Servicer shall not be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee. In the event the Depositor or its designee undertakes any such action it will be reimbursed by the Trust Fund from the Collection Account as provided in Section 3.06 and Section 6.03 hereof to the extent not recoverable from the Master Servicer or Special Servicer, as applicable. Neither the Depositor nor the Trustee and neither the Master Servicer, with respect to the Special Servicer, nor the Special Servicer, with respect to the Master Servicer, shall have any responsibility or liability for any action or failure to act by the Master Servicer or the Special Servicer and neither such Person is obligated to monitor or supervise the performance of the Master Servicer or the Special Servicer under this Agreement or otherwise. Neither the Master Servicer nor the Special Servicer shall have any responsibility or liability for any action or failure to act by the Depositor or the Trustee and neither such Person is obligated to monitor or supervise the performance of the Depositor or the Trustee under this Agreement or otherwise.

            Each of the Trustee, the Depositor, the Master Servicer, and the Special Servicer shall furnish such reports, certifications and information as are reasonably requested by the Trustee, the Depositor, the Master Servicer or the Special Servicer, as applicable, in order to enable such requesting party to perform its duties hereunder, provided that for the avoidance of doubt, this shall not require any Person to prepare any reports, Certificates and information not required to be prepared hereunder.

            Neither the Master Servicer nor the Special Servicer shall be under any obligation to disclose confidential or proprietary information pursuant to this Section.

            Section 6.06 Master Servicer or Special Servicer as Owner of a Certificate. The Master Servicer or an Affiliate of the Master Servicer or the Special Servicer or an Affiliate of the Special Servicer may become the Holder (or with respect to a Global Certificate, Beneficial Owner) of any Certificate with the same rights it would have if it were not the Master Servicer or the Special Servicer or an Affiliate thereof, except as otherwise expressly provided herein. If, at any time during which the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer is the Holder or Beneficial Owner of any Certificate, the Master Servicer or the Special Servicer proposes to take action (including for this purpose, omitting to take action) that (i) is not expressly prohibited by the terms hereof and would not, in the Master Servicer's or the Special Servicer's good faith judgment, violate the Servicing Standard, and (ii) if taken, might nonetheless, in the Master Servicer's or the Special Servicer's good faith judgment, be considered by other Persons to violate the Servicing Standard, the Master Servicer or the Special Servicer may seek the approval of the Certificateholders and any affected Companion Loan Noteholder to such action by delivering to the Trustee a written notice that (i) states that it is delivered pursuant to this Section 6.06, (ii) identifies the Percentage Interest in each Class of Certificates beneficially owned by the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer, and (iii) describes in reasonable detail the action that the Master Servicer or the Special Servicer proposes to take. The Trustee, upon receipt of such notice, shall forward it to the Certificateholders (other than the Master Servicer and its Affiliates or the Special Servicer and its Affiliates, as appropriate) together with such instructions for response as the Trustee shall reasonably determine. If at any time Certificateholders holding greater than 50% of the Voting Rights of all Certificateholders (calculated without regard to the Certificates beneficially owned by the Master Servicer or its Affiliates or the Special Servicer or its Affiliates) and any affected Companion Loan Noteholder shall have consented in writing to the proposal described in the written notice, and if the Master Servicer or the Special Servicer shall act as proposed in the written notice, such action shall be deemed to comply with the Servicing Standard. The Trustee shall be entitled to reimbursement from the Master Servicer or the Special Servicer, as applicable, of the reasonable expenses of the Trustee incurred pursuant to this paragraph. It is not the intent of the foregoing provision that the Master Servicer or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, except in the case of unusual circumstances.


                                   ARTICLE VII

                                     DEFAULT

            Section 7.01 Events of Default.

            (a) "Event of Default," wherever used herein, means any one of the following events:

            (i) (A) any failure by the Master Servicer to make any deposit or payment required to be made by the Master Servicer to the Collection Account or Whole Loan Custodial Account or to the holder of a Serviced Companion Loan on the day and by the time such deposit or remittance is required to be made under the terms of this Agreement, which failure is not remedied within one Business Day or (B) any failure by the Master Servicer to deposit into, or remit to the Trustee for deposit into, any Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date; or

            (ii) any failure by the Special Servicer to deposit into any REO Account, within two Business Days after such deposit is required to be made or to remit to the Master Servicer for deposit into the Collection Account, or the Whole Loan Custodial Account, as applicable, to deposit into, or to remit to the Trustee for deposit into, the Lower-Tier Distribution Account any amount required to be so deposited or remitted by the Special Servicer pursuant to, and within one Business Day after the time specified by, the terms of this Agreement; or

            (iii) any failure on the part of the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement which continues unremedied for a period of 30 days (3 days in the case of the Master Servicer's failure to make a Property Advance or 15 days in the case of a failure to pay the premium for any insurance policy required to be maintained under this Agreement or as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer or the Special Servicer, as the case may be, by any other party hereto if affected thereby or by any Companion Loan Noteholder, with a copy to each other party to this Agreement or by the Holders of Certificates of any Class evidencing, as to such Class, not less than 25% of the Voting Rights or, if affected thereby, a Companion Loan Noteholder; provided, however, if such failure is capable of being cured and the Master Servicer or Special Servicer, as applicable, is diligently pursuing such cure, such 30-day period will be extended an additional 60 days; provided that the Master Servicer, or Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure; or

            (iv) any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty contained in this Agreement, which materially and adversely affects the interests of any Class of Certificateholders or any Companion Loan Noteholder and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor and the Trustee or by the Holders of Certificates entitled to not less than 25% of the Voting Rights or, if affected thereby, a Companion Loan Noteholder; provided, however, if such breach is capable of being cured and the Master Servicer or Special Servicer, as applicable, is diligently pursuing such cure, such 30-day period will be extended an additional 60 days; provided that the Master Servicer, or Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure; or

            (v) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer or the Special Servicer, as applicable, and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days; or

            (vi) the Master Servicer or the Special Servicer, as applicable, shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or the Special Servicer or of or relating to all or substantially all of its property; or

            (vii) the Master Servicer or the Special Servicer, as applicable, shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing; or

            (viii) Moody's places its ratings of any Class of Certificates on a "watch" status in contemplation of a ratings downgrade or withdrawal, citing master servicing or special servicing concerns, as applicable, as the sole or a material factor in such rating action and such "watch" status is not rescinded within 60 days (or such longer period as would not, as confirmed by Moody's in writing, result in a qualification, downgrade or withdrawal of one or more ratings assigned by such Rating Agency to the Certificates); or

            (ix) Moody's downgrades the then current ratings of any Class of Certificates, citing master servicing or special servicing concerns, as applicable, as the sole or a material factor in such downgrade; or

            (x) the Trustee shall have received a written notice from Fitch (which the Trustee shall promptly forward to the Master Servicer or the Special Servicer, as applicable), to the effect that if the Master Servicer or the Special Servicer, as applicable, continues to act in such capacity, the rating or ratings on one or more Classes of Certificates will be downgraded or withdrawn, citing servicing concerns relating to the Master Servicer or the Special Servicer, as the case may be, as the sole or material factor in such action; provided, such Master Servicer or Special Servicer, as applicable, shall have ninety (90) days to resolve such matters to the satisfaction of Fitch (or such longer time period as may be agreed to in writing by Fitch) prior to the replacement of the Master Servicer or the Special Servicer or the downgrade of any Class of Certificates; or

            (xi) the Master Servicer or the Special Servicer is removed from S&P's Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and any of the ratings assigned by S&P to the series 2007-GG10 certificates or any securities backed by the Pari Passu Companion Loan is qualified, downgraded or withdrawn in connection with that removal and the Master Servicer or Special Servicer is not reinstated to such status on such Select Servicer List within 60 days; or

            (xii) the Master Servicer, or any primary servicer or Sub-Servicer appointed by the Master Servicer after the Closing Date (but excluding any Sub-Servicer set forth on Exhibit Y), shall fail to deliver during any period in which the Trust is subject to the reporting requirements of the Exchange Act the items required to be delivered by this Agreement to enable the Trustee or Depositor to comply with the Trust's reporting obligations under the Exchange Act within 5 Business Days of such failure to comply with Article X;

then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Trustee may, and at the written direction of the Holders of at least 25% of the aggregate Voting Rights of all Certificates shall, terminate the Master Servicer or the Special Servicer, as applicable. Notwithstanding anything to the contrary, it shall not be an Event of Default under clauses (i), (ii), (iii) and (iv) above if the failure or event only has an adverse effect on a Companion Loan or Companion Loan Noteholder, however, the Companion Loan Noteholders shall have the remedies set forth in Section (d) below with respect to such failure or event.

            In the event that the Master Servicer is also the Special Servicer and the Master Servicer is terminated as provided in this Section 7.01, the Master Servicer shall also be terminated as Special Servicer.

            (b) If the Master Servicer receives notice of termination under
Section 7.01(c) solely due to an Event of Default under Section 7.01(a)(viii),
(ix), (x) or (xi) and if the Master Servicer to be terminated pursuant to
Section 7.01(c) provides the Trustee with the appropriate "request for proposal" materials within five (5) Business Days following such termination notice, then the Master Servicer shall continue to service as Master Servicer hereunder until a successor Master Servicer is selected in accordance with this Section 7.01(b). Upon receipt of the "request for proposal" materials, Trustee shall promptly thereafter (using such "request for proposal" materials provided by the Master Servicer pursuant to Section 7.01(c)) solicit good faith bids for the rights to service the Mortgage Loans and the Serviced Whole Loans under this Agreement from at least three (3) Persons qualified to act as a successor Master Servicer hereunder in accordance with Section 6.02 (any such Person so qualified, a "Qualified Bidder") or, if three (3) Qualified Bidders cannot be located, then from as many persons as the Trustee can determine are Qualified Bidders; provided that, at the Trustee's request, the Master Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and provided, further, that the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to service the Mortgage Loans under this Agreement. The bid proposal shall require any Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Master Servicer, and to agree to be bound by the terms hereof, within 45 days after the notice of termination of the Master Servicer. The materials provided to the Trustee shall provide for soliciting bids: (i) on the basis of such successor Master Servicer retaining all sub-servicers to continue the primary servicing of the Mortgage Loans and the Serviced Whole Loans pursuant to the terms of the respective sub-servicing agreements and entering into a sub-servicing agreement with the terminated Master Servicer to sub-service each Mortgage Loan and the Serviced Whole Loans not subject to a sub-servicing agreement at a sub-servicing fee rate equal to the Servicing Fee Rate minus 0.01% (each, a "Servicing-Retained Bid"); and (ii) on the basis of terminating each sub-servicing agreement and sub-servicer that it is permitted to terminate pursuant to the terms of the applicable sub-servicing agreement (each, a "Servicing-Released Bid"). The Trustee shall select the Qualified Bidder with the highest cash Servicing-Retained Bid (or, if none, the highest cash Servicing-Released Bid) (the "Successful Bidder") to act as successor Master Servicer hereunder; provided, however, that if the Trustee does not receive confirmation in writing by each Rating Agency that the appointment of such Successful Bidder as successor Master Servicer will not result in the withdrawal, downgrade, or qualification of the rating assigned by the Rating Agency to any class of Certificates then rated by the Rating Agency within 10 days after the selection of such Successful Bidder, then the Trustee shall repeat the bid process described above (but subject to the above-described 45-day time period) until such confirmation is obtained. The Trustee shall direct the Successful Bidder to enter into this Agreement as successor Master Servicer pursuant to the terms hereof no later than 45 days after notice of the termination of the Master Servicer.

            Upon the assignment and acceptance of master servicing rights hereunder (subject to the terms of Section 3.12) to and by the Successful Bidder, the Trustee shall remit or cause to be remitted (i) if the successful bid was a Servicing-Retained Bid, to the Master Servicer to be terminated pursuant to Section 7.01(c), the amount of such cash bid received from the Successful Bidder (net of "out-of-pocket" expenses incurred in connection with obtaining such bid and transferring servicing) and (ii) if the successful bid was a Servicing-Released Bid, to the Master Servicer and each terminated sub-servicer its respective Bid Allocation.

            The Master Servicer to be terminated pursuant to Section 7.01(c) shall be responsible for all out-of-pocket expenses incurred in connection with the attempt to sell its rights to service the Mortgage Loans and the Serviced Whole Loans, which expenses are not reimbursed to the party that incurred such expenses pursuant to the preceding paragraph.

            If the Successful Bidder has not entered into this Agreement as successor Master Servicer within the above-described time period or no Successful Bidder was identified within the above-described time period, the Master Servicer to be terminated pursuant to Section 7.01(c) shall reimburse the Trustee for all reasonable "out-of-pocket" expenses incurred by the Trustee in connection with such bid process and the Trustee shall have no further obligations under this Section 7.01(b). The Trustee thereafter may act or may select a successor to act as Master Servicer hereunder in accordance with
Section 7.02.

            (c) In the event that the Master Servicer or the Special Servicer is terminated pursuant to this Section 7.01, the Trustee shall, by notice in writing to the Master Servicer or the Special Servicer, as the case may be (the "Terminated Party"), terminate all of its rights and obligations under this Agreement and in and to the Mortgage Loans and Serviced Whole Loans and the proceeds thereof, other than any rights the Master Servicer or Special Servicer may have hereunder as a Certificateholder and any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination and the right to the benefits of Section 6.03 and subsection (b) above notwithstanding any such termination). On or after the receipt by the Terminated Party of such written notice, all of its authority and power under this Agreement, whether with respect to the Certificates (except that the Terminated Party shall retain its rights as a Certificateholder in the event and to the extent that it is a Certificateholder) or the Mortgage Loans and Serviced Whole Loans or otherwise, shall pass to and be vested in the Trustee pursuant to and under this Section and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Terminated Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and Serviced Whole Loans and related documents, or otherwise. The Master Servicer and the Special Servicer each agrees that, in the event it is terminated pursuant to this Section 7.01, to promptly (and in any event no later than ten Business Days subsequent to such notice) provide, at its own expense, the Trustee with all documents and records requested by the Trustee to enable the Trustee to assume its functions hereunder, and to cooperate with the Trustee and the successor to its responsibilities hereunder in effecting the termination of its responsibilities and rights hereunder, including, without limitation, the transfer to the successor Master Servicer or successor Special Servicer or the Trustee, as applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by the Master Servicer or the Special Servicer to the Collection Account, any Whole Loan Custodial Account, any REO Account or Lock-Box Account shall thereafter be received with respect to the Mortgage Loans and Serviced Whole Loans, and shall promptly provide the Trustee or such successor Master Servicer or Special Servicer (which may include the Trustee), as applicable, all documents and records reasonably requested by it, such documents and records to be provided in such form as the Trustee or such successor Master Servicer or Special Servicer shall reasonably request (including electromagnetic form), to enable it to assume the Master Servicer's or Special Servicer's function hereunder. All reasonable costs and expenses of the Trustee or the successor Master Servicer or successor Special Servicer incurred in connection with transferring the Mortgage Files to the successor Master Servicer or Special Servicer and amending this Agreement to reflect such succession as successor Master Servicer or successor Special Servicer pursuant to this Section 7.01 shall be paid by the predecessor Master Servicer or the Special Servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor Master Servicer or Special Servicer (as the case may be) has not reimbursed the Trustee or the successor Master Servicer or Special Servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust Fund; provided that the Terminated Party shall not thereby be relieved of its liability for such expenses.

            (d) Notwithstanding Section 7.01(c), if any Event of Default on the part of the Master Servicer occurs that affects a Companion Loan Noteholder of a Serviced Whole Loan and the Master Servicer is not otherwise terminated in accordance with Section 7.01(c), or an Event of Default on the part of the Master Servicer occurs that affects only one or more of the Companion Loans, the Master Servicer may not be terminated in accordance with Section 7.01(c), but, at the direction of the related Companion Loan Noteholder, the Trustee shall require the Master Servicer to appoint, within 30 days of the Trustee's request, a sub-servicer (or, if the Whole Loan is currently being sub serviced, to replace, within 30 days of the Trustee's request, the then current sub-servicer with a new sub-servicer) with respect to the related Whole Loan. In connection with the Master Servicer's appointment of any sub-servicer at the request of the Trustee in accordance with this Section 7.01(d), the Master Servicer shall obtain written confirmation from each Rating Agency that such appointment will not result in an downgrade qualification or withdrawal of the then current rating with respect to the Certificates or any certificate issued pursuant to a securitization of any Serviced Pari Passu Companion Loan. The related sub-servicing agreement shall provide that any sub-servicer appointed by the Master Servicer at the request of the Trustee in accordance with this Section 7.01(d) shall be responsible for all duties, and shall be entitled to all compensation, of the Master Servicer under this Agreement with respect to the related Whole Loan, except that the Master Servicer shall be entitled to retain a portion of the Servicing Fee for the Mortgage Loan in the related Whole Loan calculated at 0.01% per annum. Such sub-servicing agreement (a) may be terminated without cause and without payment of any fee and (b) shall also provide that such sub-servicer shall agree to become the master servicer under a separate servicing agreement for the applicable Whole Loan in the event that the applicable Whole Loan is no longer to be serviced and administered hereunder, which separate servicing agreement shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except for the fact that the applicable Whole Loan and the related Mortgaged Properties shall be the sole assets serviced and administered thereunder and the sole source of funds thereunder. If any sub-servicer appointed by the Master Servicer at the request of the Trustee in accordance with this Section 7.01(d) shall at any time resign or be terminated, the Master Servicer shall be required to promptly appoint a substitute sub-servicer, which appointment shall not result in an downgrade qualification or withdrawal of the then current rating with respect to the Certificates (as evidenced in writing by each Rating Agency). In the event a successor Master Servicer is acting hereunder and that successor Master Servicer desires to terminate the sub-servicer appointed under this
Section 7.01(d), the terminated Master Servicer that was responsible for the Event of Default that led to the appointment of such sub-servicer shall be responsible for all costs incurred in connection with such termination, including the payment of any termination fee.

            Section 7.02 Trustee to Act; Appointment of Successor. On and after the time the Master Servicer or the Special Servicer receives a notice of termination pursuant to Section 7.01, the Trustee shall be its successor in all respects in its capacity as Master Servicer or Special Servicer under this Agreement and the transactions set forth or provided for herein and, except as provided herein, shall be subject to all the responsibilities, duties, limitations on liability and liabilities relating thereto and arising thereafter placed on the Master Servicer or Special Servicer by the terms and provisions hereof; provided, however, that (i) the Trustee shall have no responsibilities, duties, liabilities or obligations with respect to any act or omission of the Master Servicer or Special Servicer and (ii) any failure to perform, or delay in performing, such duties or responsibilities caused by the Terminated Party's failure to provide, or delay in providing, records, tapes, disks, information or moneys shall not be considered a default by such successor hereunder. The Trustee, as successor Master Servicer or successor Special Servicer, shall be indemnified to the full extent provided the Master Servicer or Special Servicer, as applicable, under this Agreement prior to the Master Servicer's or the Special Servicer's termination. The appointment of a successor Master Servicer or successor Special Servicer shall not affect any liability of the predecessor Master Servicer or Special Servicer which may have arisen prior to its termination as Master Servicer or Special Servicer. The Trustee shall not be liable for any of the representations and warranties of the Master Servicer or Special Servicer herein or in any related document or agreement, for any acts or omissions of the predecessor Master Servicer or predecessor Special Servicer or for any losses incurred in respect of any Permitted Investment by the Master Servicer pursuant to Section 3.07 hereunder nor shall the Trustee be required to purchase any Mortgage Loan or Serviced Whole Loan hereunder. As compensation therefor, the Trustee as successor Master Servicer or successor Special Servicer shall be entitled to the Servicing Fee or Special Servicing Compensation, as applicable, and all funds relating to the Mortgage Loans that accrue after the date of the Trustee's succession to which the Master Servicer or Special Servicer would have been entitled if the Master Servicer or Special Servicer, as applicable, had continued to act hereunder. In the event any Advances made by the Master Servicer and the Trustee shall at any time be outstanding, or any amounts of interest thereon shall be accrued and unpaid, all amounts available to repay Advances and interest hereunder shall be applied entirely to the Advances made by the Trustee (and the accrued and unpaid interest thereon), until such Advances and interest shall have been repaid in full. Notwithstanding the above, the Trustee may, if it shall be unwilling to so act, or shall, if it is unable to so act, or if the Holders of Certificates entitled to at least 25% of the aggregate Voting Rights so request in writing to the Trustee, or if the Rating Agencies do not provide written confirmation that the succession of the Trustee, as Master Servicer or Special Servicer, as applicable, will not cause a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution the appointment of which will not result in a downgrade, qualification or withdrawal of the then current rating or ratings assigned to any Class of Certificates as evidenced in writing by each Rating Agency, as the successor to the Master Servicer or Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer or Special Servicer hereunder. No appointment of a successor to the Master Servicer or Special Servicer hereunder shall be effective until the assumption by such successor of all the Master Servicer's or Special Servicer's responsibilities, duties and liabilities hereunder. Pending appointment of a successor to the Master Servicer (or the Special Servicer if the Special Servicer is also the Master Servicer) hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as herein above provided. Pending the appointment of a successor to the Special Servicer, unless the Master Servicer is also the Special Servicer, the Master Servicer shall act in such capacity. In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted the Terminated Party hereunder, provided, further, that if no successor to the Terminated Party can be obtained to perform the obligations of such Terminated Party hereunder, additional amounts shall be paid to such successor and such amounts in excess of that permitted the Terminated Party shall be treated as Realized Losses. The Depositor, the Trustee, the Master Servicer or Special Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

            Section 7.03 Notification to Certificateholders.

            (a) Upon any termination pursuant to Section 7.01 above or appointment of a successor to the Master Servicer or the Special Servicer, the Trustee shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register, to the Companion Loan Noteholders and to each Rating Agency.

            (b) Within 30 days after the occurrence of any Event of Default of which a Responsible Officer of the Trustee has actual knowledge, the Trustee shall transmit by mail to all Holders of Certificates and any affected Companion Loan Noteholder (to the extent the Trustee has received the notice information for such Companion Loan Noteholder after request therefor) and to each Rating Agency notice of such Event of Default, unless such Event of Default shall have been cured or waived.

            Section 7.04 Other Remedies of Trustee. During the continuance of any Event of Default, so long as such Event of Default shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01, shall have the right, in its own name as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith). In such event, the legal fees, expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the defaulting Master Servicer or Special Servicer, as applicable. If the Master Servicer or Special Servicer, as applicable, fails to remedy, after the presentation of reasonable documentation, the Trustee shall be entitled to be reimbursed for such expenses, costs and liability from the Collection Account or the Serviced Whole Loan Custodial Account, as applicable, as provided in Section 3.06 and 3.06(A); provided that the Master Servicer or the Special Servicer, as applicable, shall not be relieved of such liability for such expenses, costs and liabilities. Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default of the Master Servicer or the Special Servicer.

            Section 7.05 Waiver of Past Events of Default; Termination. The Holders of Certificates evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates may, on behalf of all Holders of Certificates, waive any default by the Master Servicer or Special Servicer in the performance of its obligations hereunder and its consequences, except a default in making any required deposits (including, with respect to the Master Servicer, P&I Advances) to or payments from the Collection Account, the Whole Loan Custodial Account or the Lower-Tier Distribution Account or in remitting payments as received, in each case in accordance with this Agreement. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon. Any costs and expenses incurred by the Trustee in connection with such default and prior to such waiver shall be reimbursed by the Master Servicer or the Special Servicer, as applicable, promptly upon demand therefor and if not reimbursed to the Trustee within 90 days of such demand, from the Trust Fund; provided that the Trust Fund shall be reimbursed by the Master Servicer or the Special Servicer, as applicable, to the extent such amounts are reimbursed to the Trustee from the Trust Fund. Notwithstanding the foregoing, an Event of Default under any of clauses (i),
(ii), (viii) and (ix) of Section 7.01(a) may be waived only by all of the Certificateholders of the affected Classes, together with the Companion Loan Noteholders, if any, that is affected by such Event of Default.

            The foregoing paragraph notwithstanding, if the Holders representing at least the requisite percentage of the Voting Rights allocated to each affected Class of Certificates desire to waive an Event of Default by the Master Servicer, but a Companion Loan Noteholder related to a Serviced Whole Loan (if adversely affected thereby) does not wish to waive that Event of Default, then those Certificateholders may still waive that Event of Default, and the applicable Companion Loan Noteholder will be entitled to request that the Master Servicer appoint, within 60 days of the Companion Loan Noteholder's request, a sub-servicer (or, if the applicable Serviced Whole Loan is currently being subserviced, to replace, within 60 days of the Companion Loan Noteholder's request, the then current sub-servicer with a new sub-servicer) with respect to the applicable Whole Loan. In connection with the Master Servicer's appointment of a sub-servicer at the request of a Companion Loan Noteholder in accordance with this Section 7.05, the Master Servicer shall obtain written confirmation from each Rating Agency that such appointment will not result in a downgrade, qualification or withdrawal of any then assigned rating with respect to the Certificates or any Certificate issued pursuant to a securitization of any Serviced Pari Passu Companion Loan. The related sub-servicing agreement shall provide that any sub-servicer appointed by the Master Servicer at the request of a Companion Loan Noteholder in accordance with this Section 7.05 shall be responsible for all duties, and shall be entitled to all compensation, of the Master Servicer under this Agreement with respect to the applicable Whole Loan, except that the Master Servicer shall be entitled to retain a portion of the master servicing fee for such Mortgage Loan calculated at 0.01% per annum. Such Sub-Servicing Agreement (a) may be terminated without cause and without the payment of any fee and (b) shall also provide that such sub-servicer shall become the master servicer under a separate servicing agreement for the applicable Whole Loan in the event that the Whole Loan is no longer to be serviced and administered hereunder, which separate servicing agreement shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except for the fact that the applicable Whole Loan and the related Mortgaged Properties shall be the sole assets serviced and administered thereunder and the sole source of funds thereunder. Such sub-servicer (a) may be terminated without cause and without the payment of any fee and (b) shall meet the requirements of Section 3.01. If any sub-servicer appointed by the Master Servicer at the request of the Companion Loan Noteholder in accordance with this Section 7.05 shall at any time resign or be terminated, the Master Servicer shall be required to promptly appoint a substitute sub-servicer, which appointment shall not result in a downgrade, qualification or withdrawal of any then assigned rating of any Certificate (as evidenced in writing by each Rating Agency). In the event a successor Master Servicer is acting hereunder and that successor Master Servicer desires to terminate the sub-servicer appointed under this Section 7.05, the terminated Master Servicer that was responsible for the Event of Default that led to the appointment of such sub-servicer shall be responsible for all costs incurred in connection with such termination, including the payment of any termination fee.


                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

            Section 8.01 Duties of Trustee.

            (a) The Trustee, prior to the occurrence of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge and after the curing or waiver of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no permissive right of the Trustee shall be construed as a duty. During the continuance of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge, the Trustee, subject to the provisions of Sections 7.02 and 7.04, shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

            (b) The Trustee, upon receipt of any resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform on their face to the requirements of this Agreement to the extent specifically set forth herein; provided, however, that the Trustee shall not be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument provided to it hereunder if accepted in good faith. If any such instrument is found not to conform on its face to the requirements of this Agreement in a material manner, the Trustee shall request a corrected instrument, and if the instrument is not corrected to the Trustee's reasonable satisfaction, the Trustee will provide notice thereof to the Certificateholders.

            (c) Neither the Trustee nor any of its officers, directors, employees, agents or "control" persons within the meaning of the Act shall have any liability arising out of or in connection with this Agreement, provided that, subject to Section 8.02, no provision of this Agreement shall be construed to relieve the Trustee, or any such person, from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or its own bad faith; and provided, further, that:

            (i) Prior to the occurrence of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge, and after the curing or waiver of all such Events of Default which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any resolutions, certificates, statements, reports, opinions, documents, orders or other instruments furnished to the Trustee that conform on their face to the requirements of this Agreement without responsibility for investigating the contents thereof;

            (ii) The Trustee shall not be personally liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

            (iii) The Trustee shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as is specified herein) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement;

            (iv) Neither the Trustee nor any of its respective directors, officers, employees, agents or control persons shall be responsible for any act or omission of any Custodian, Paying Agent or Certificate Registrar that is not an Affiliate of the Trustee and that is selected other than by the Trustee, performed or omitted in compliance with any custodial or other agreement, or any act or omission of the Master Servicer, Special Servicer, the Depositor or any other third Person, including, without limitation, in connection with actions taken pursuant to this Agreement;

            (v) The Trustee shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its respective duties as Trustee in accordance with this Agreement (and, if it does, all reasonable legal expenses and costs of such action shall be expenses and costs of the Trust Fund), and the Trustee shall be entitled to be reimbursed therefor from the Collection Account, unless such legal action arises out of the negligence or bad faith of the Trustee or any breach of an obligation, representation, warranty or covenant of the Trustee contained herein; and

            (vi) The Trustee shall not be charged with knowledge of any act, failure to act or breach of any Person upon the occurrence of which the Trustee may be required to act, unless a Responsible Officer of the Trustee obtains actual knowledge of such failure. The Trustee shall be deemed to have actual knowledge of the Master Servicer's or the Special Servicer's failure to provide scheduled reports, certificates and statements when and as required to be delivered to the Trustee pursuant to this Agreement.

            None of the provisions contained in this Agreement shall require the Trustee, in its capacity as Trustee, to expend or risk its own funds, or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if in the opinion of the Trustee the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer or the Special Servicer under this Agreement, except during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of this Agreement. The Trustee shall not be required to post any surety or bond of any kind in connection with its performance of its obligations under this Agreement and the Trustee shall not be liable for any loss on any investment of funds pursuant to this Agreement (other than any funds invested with it in its commercial capacity).

            Section 8.02 Certain Matters Affecting the Trustee.

            (a) Except as otherwise provided in Section 8.01:

            (i) The Trustee may request and/or rely upon and shall be protected in acting or refraining from acting upon any resolution, Officers' Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and the Trustee shall have no responsibility to ascertain or confirm the genuineness of any such party or parties;

            (ii) The Trustee may consult with counsel and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

            (iii) (A) The Trustee shall be under no obligation to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby;

                  (B) the right of the Trustee to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Trustee shall not be answerable for other than its negligence or willful misconduct in the performance of any such act; and

                  (C) provided that subject to the foregoing clause (A), nothing contained herein shall relieve the Trustee of the obligations, upon the occurrence of an Event of Default (which has not been cured or waived) of which a Responsible Officer of the Trustee has actual knowledge, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs;

            (iv) Neither the Trustee nor any of its directors, officers, employees, Affiliates, agents or "control" persons within the meaning of the Act shall be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by the Trustee to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

            (v) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 25% (or such other percentage as is specified herein) of the Percentage Interests of any affected Class; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require reasonable indemnity against such expense or liability as a condition to taking any such action. The reasonable expense of every such investigation shall be paid by the Master Servicer or the Special Servicer, as applicable, if an Event of Default shall have occurred and be continuing relating to the Master Servicer, or the Special Servicer, respectively and if such investigation results from such Event of Default, and otherwise by the Certificateholders requesting the investigation;

            (vi) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys but shall not be relieved of its obligations hereunder; and

            (vii) For purposes of this Agreement, the Trustee shall have notice of an event only when a Responsible Officer of the Trustee has received notice of such event.

            (b) Following the Start-up Day, the Trustee shall not, except as expressly required by any provision of this Agreement, accept any contribution of assets to the Trust Fund unless the Trustee shall have received an Opinion of Counsel (the costs of obtaining such opinion to be borne by the Person requesting such contribution) to the effect that the inclusion of such assets in the Trust Fund will not cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding or subject the Upper-Tier REMIC or the Lower-Tier REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

            (c) All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee, may be enforced by it without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

            The Trustee shall have no duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by the Depositor pursuant to this Agreement or the eligibility of any Mortgage Loan for purposes of this Agreement.

            Section 8.03 Trustee Not Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates shall not be taken as the statements of the Trustee, the Master Servicer, or the Special Servicer, and the Trustee, the Master Servicer and Special Servicer assume no responsibility for their correctness. The Trustee, the Master Servicer and Special Servicer make no representations or warranties as to the validity or sufficiency of this Agreement, of the Certificates or any prospectus used to offer the Certificates for sale or the validity, enforceability or sufficiency of any Mortgage Loan or related document. The Trustee shall not at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage, any Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders under this Agreement. Without limiting the foregoing, the Trustee shall not be liable or responsible for: the existence, condition and ownership of any Mortgaged Property; the existence of any hazard or other insurance thereon (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02) or the enforceability thereof; the existence of any Mortgage Loan or the contents of the related Mortgage File on any computer or other record thereof (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02); the validity of the assignment of any Mortgage Loan to the Trust Fund or of any intervening assignment; the completeness of any Mortgage File (except for its review thereof pursuant to Section 2.02); the performance or enforcement of any Mortgage Loan (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02); the compliance by the Depositor, the Master Servicer or the Special Servicer with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation prior to the Trustee's receipt of notice or other discovery of any non-compliance therewith or any breach thereof; any investment of moneys by or at the direction of the Master Servicer or any loss resulting therefrom (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02), it being understood that the Trustee shall remain responsible for any Trust Fund property that it may hold in its individual capacity; the acts or omissions of any of the Depositor, the Master Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Master Servicer or Special Servicer pursuant to Section 7.02) or any sub-servicer or any Mortgagor; any action of the Master Servicer or Special Servicer (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02) or any sub-servicer taken in the name of the Trustee except to the extent such action is taken at the express written direction of the Trustee; the failure of the Master Servicer or the Special Servicer or any sub-servicer to act or perform any duties required of it on behalf of the Trust Fund or the Trustee as applicable hereunder; or any action by or omission of the Trustee taken at the instruction of the Master Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to
Section 7.02) unless the taking of such action is not permitted by the express terms of this Agreement; provided, however, that the foregoing shall not relieve the Trustee of its obligation to perform its duties as specifically set forth in this Agreement. The Trustee shall not be accountable for the use or application by the Depositor, the Master Servicer or the Special Servicer of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the assignment of the Mortgage Loans or deposited in or withdrawn from the Collection Account, Lower-Tier Distribution Account, Upper-Tier Distribution Account, Lock Box Account, Escrow Accounts, Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account or any other account maintained by or on behalf of the Master Servicer or the Special Servicer, other than any funds held by the Trustee. The Trustee shall not have responsibility for filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless in the case of the Trustee, the Trustee shall have become the successor Master Servicer) or to record this Agreement. In making any calculation hereunder which includes as a component thereof the payment or distribution of interest for a stated period at a stated rate "to the extent permitted by applicable law," the Trustee shall assume that such payment is so permitted unless a Responsible Officer of the Trustee has actual knowledge, or receives an Opinion of Counsel (at the expense of the Person asserting the impermissibility) to the effect that such payment is not permitted by applicable law.

            Section 8.04 Trustee May Own Certificates. The Trustee and any agent of the Trustee in its individual capacity or any other capacity may become the owner or pledgee of Certificates, and may deal with the Depositor and the Master Servicer in banking transactions, with the same rights it would have if it were not Trustee or such agent.

            Section 8.05 Payment of Trustee Fees and Expenses; Indemnification.

            (a) As compensation for the performance of its duties hereunder, the Trustee will be paid the Trustee Fee, which shall cover recurring and otherwise reasonably anticipated expenses of the Trustee. The Trustee Fee shall be paid monthly on a Mortgage Loan-by-Mortgage Loan basis. The Trustee Fee (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Trustee's sole form of compensation for all services rendered by it in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee hereunder. No Trustee Fee shall be payable with respect to the Companion Loans. In the event that the Trustee assumes the servicing responsibilities of the Master Servicer or the Special Servicer hereunder pursuant to or otherwise arising from the resignation or removal of the Master Servicer or the Special Servicer, the Trustee shall be entitled to the compensation to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled.

            (b) The Trustee shall be paid or reimbursed by the Trust Fund upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee pursuant to and in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ) to the extent such payments are "unanticipated expenses" as described in clause (d) below, except any such expense, disbursement or advance as may arise from its negligence or bad faith; provided, however, that, subject to the last paragraph of Section 8.01, the Trustee shall not refuse to perform any of its duties hereunder solely as a result of the failure to be paid the Trustee Fee and the Trustee's expenses.

            The Master Servicer and the Special Servicer covenant and agree to pay or reimburse the Trustee for the reasonable out-of-pocket expenses incurred or made by the Trustee in connection with any transfer of the servicing responsibilities of the Master Servicer or the Special Servicer, respectively, hereunder, pursuant to or otherwise arising from the resignation or removal of the Master Servicer or the Special Servicer, in accordance with any of the provisions of this Agreement (and including the reasonable fees and expenses and disbursements of its counsel and all other persons not regularly in its employ), except any such expense, disbursement or advance as may arise from the negligence or bad faith of the Trustee.

            (c) Each of the Paying Agent, the Certificate Registrar, the Custodian, the Depositor, the Master Servicer and the Special Servicer (each, an "Indemnifying Party") shall indemnify the Trustee and its Affiliates and each of the directors, officers, employees and agents of the Trustee and its Affiliates (each, an "Indemnified Party"), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) related to each such Indemnifying Party's respective willful misconduct, bad faith, fraud and/or negligence in the performance of each of its respective duties hereunder or by reason of reckless disregard of its respective obligations and duties hereunder. The Trustee shall indemnify each of the Master Servicer and the Special Servicer and its Affiliates and each of the directors, officers, employees and agents of each of the Master Servicer and the Special Servicer and its Affiliates (each, a "Servicer Indemnified Party"), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Servicer Indemnified Party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by the Servicer Indemnified Party in any action or proceeding between the Trustee and the Servicer Indemnified Party or between the Servicer Indemnified Party and any third party or otherwise) related to each such Servicer Indemnifying Party's respective willful misconduct, bad faith, fraud and/or negligence in the performance of each of its respective duties hereunder or by reason of reckless disregard of its respective obligations and duties hereunder.

            (d) The Trust Fund shall indemnify each Indemnified Party from, and hold it harmless against, any and all losses, liabilities, damages, claims or unanticipated expenses (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) arising in respect of this Agreement or the Certificates, in each case to the extent and only to the extent, such payments are expressly reimbursable under this Agreement, or are unanticipated expenses (as defined below), other than (i) those resulting from the negligence, fraud, bad faith or willful misconduct of the Indemnified Party and (ii) except to the extent such amounts are not paid pursuant to Section 8.05, those as to which such Indemnified Party is entitled to indemnification pursuant to Section 8.05(c). The term "unanticipated expenses" shall include any fees, expenses and disbursements of the Trustee or any separate trustee or co-trustee appointed hereunder, only to the extent such fees, expenses and disbursements were not reasonably anticipated as of the Closing Date, and the losses, liabilities, damages, claims or incremental expenses (including reasonable attorneys' fees) incurred or advanced by an Indemnified Party in connection with (i) a default under any Mortgage Loan and (ii) any litigation arising out of this Agreement, including, without limitation, under Section 2.03, Section 3.10, the third paragraph of Section 3.11, Section 4.05 and
Section 7.01. The right of reimbursement of the Indemnified Parties under this
Section 8.05(d) shall be senior to the rights of all Certificateholders.

            (e) Notwithstanding anything herein to the contrary, this Section
8.05 shall survive the termination or maturity of this Agreement or the resignation or removal of the Trustee as regards rights accrued prior to such resignation or removal and (with respect to any acts or omissions during their respective tenures) the resignation, removal or termination of the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar or the Custodian.

            (f) This Section 8.05 shall be expressly construed to include, but not be limited to, such indemnities, compensation, expenses, disbursements, advances, losses, liabilities, damages and the like, as may pertain or relate to any environmental law or environmental matter.

            Section 8.06 Eligibility Requirements for Trustee. The Trustee hereunder shall at all times be a corporation or association organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, having a combined capital and surplus of at least $50,000,000 and a rating on its unsecured long-term debt of at least "AA-" by Fitch, "AA-" by S&P (or "A+" by S&P if the Trustee has a short-term debt rating of at least "A-1" from S&P) and "Aa3" by Moody's (or "A1" by Moody's if the Trustee has a short-term debt rating of at least "P-1" from Moody's) (or such other rating as the Rating Agencies have confirmed will not result in the downgrade withdrawal or qualification of any of the then current ratings of any Certificates) and subject to supervision or examination by federal or state authority and shall not be an Affiliate of the Master Servicer (except during any period when the Trustee has assumed the duties of the Master Servicer pursuant to Section 7.02). If a corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for purposes of this Section the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In the event that the place of business from which the Trustee administers the Trust Fund is a state or local jurisdiction that imposes a tax on the Trust Fund or the net income of the Trust REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions) the Trustee shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07, (ii) pay such tax from its own funds and continue as Trustee or (iii) administer the Trust Fund from a state and local jurisdiction that does not impose such a tax. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, the Trustee shall resign immediately in the manner and with the effect specified in Section 8.07.

            Section 8.07 Resignation and Removal of the Trustee. The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Depositor, the Master Servicer, the Special Servicer, each Rating Agency, the Certificate Holders and the Companion Loan Noteholders. Upon such notice of resignation, the Master Servicer shall promptly appoint a successor Trustee, the appointment of which would not, as evidenced in writing by the Rating Agencies, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates, the appointment of which, if the successor Trustee is not rated by each Rating Agency as "AA-", would not, as evidenced in writing, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates, by written instrument, in triplicate, which instrument shall be delivered to the resigning Trustee and the successor Trustee. If no successor Trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee. The Trustee will bear all reasonable costs and expenses of each other party hereto and each Rating Agency in connection with such resignation.

            If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor or Master Servicer, or if at any time the Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Depositor may remove the Trustee and promptly appoint a successor Trustee by written instrument, which shall be delivered to the Trustee so removed and to the successor Trustee. The Holders of Certificates entitled to more than 50% of the Voting Rights of all of the Certificates may at any time remove the Trustee and appoint a successor Trustee by written instrument or instruments, in seven originals, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to the Master Servicer, one complete set to the Trustee so removed and one complete set to the successor Trustee so appointed and a copy thereof shall be delivered to the Companion Loan Noteholders.

            In the event that the Trustee is terminated or removed pursuant to this Section 8.07, all of its rights and obligations under this Agreement and in and to the Mortgage Loans or Serviced Whole Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses and other amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on all such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination or removal).

            Any resignation or removal of the Trustee and appointment of a successor Trustee pursuant to any of the provisions of this Section 8.07 shall not become effective until acceptance of appointment by the successor Trustee as provided in Section 8.08.

            (a) In the event that the Trustee is terminated or removed pursuant to this Section 8.07, all of its rights and obligations under this Agreement and in and to the Mortgage Loans or Serviced Whole Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses and other amounts (including Advances and any accrued interest thereon) accrued or owing to it under this Agreement, with respect to periods prior to the date of such termination or removal, and no termination without cause shall be effective until the payment of such amounts to the Trustee).

            Section 8.08 Successor Trustee.

            (a) Any successor Trustee appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, the Master Servicer, the Special Servicer and to the predecessor Trustee, as the case may be, instruments accepting their appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee herein, provided that the appointment of such successor Trustee shall not, as evidenced in writing by each Rating Agency, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates. The predecessor Trustee shall deliver to the successor Trustee all Mortgage Files and related documents and statements held by it hereunder, and the Depositor and the predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Trustee all such rights, powers, duties and obligations. No successor Trustee shall accept appointment as provided in this
Section 8.08 unless at the time of such acceptance such successor Trustee shall be eligible under the provisions of Section 8.06.

            Upon acceptance of appointment by a successor Trustee as provided in this Section 8.08, the Depositor shall mail notice of the succession of such Trustee hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register and to the Companion Loan Noteholders. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor Trustee, the successor Trustee shall cause such notice to be mailed at the expense of the Depositor.

            (b) Any successor Trustee appointed pursuant to this Agreement shall satisfy the eligibility requirements set forth in Section 8.06 hereof.

            Section 8.09 Merger or Consolidation of Trustee. Any entity into which the Trustee may be merged or converted, or with which the Trustee may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any entity succeeding to the corporate trust business of the Trustee, shall be the successor of the Trustee, as the case may be, hereunder, provided such entity shall be eligible under the provisions of Section 8.06 without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

            Section 8.10 Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Depositor and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act (at the expense of the Trustee) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. If the Depositor shall not be in existence or shall not have joined in such appointment within 15 days after the receipt by it of a request so to do, or in case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. Except as required by applicable law, the appointment of a co-trustee or separate trustee shall not relieve the Trustee of its responsibilities, obligations and liabilities hereunder. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor Trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof.

            In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee solely at the direction of the Trustee.

            No trustee under this Agreement shall be personally liable by reason of any act or omission of any other trustee under this Agreement. The Depositor and the Trustee acting jointly may at any time accept the resignation of or remove any separate trustee or co-trustee, or if the separate trustee or co-trustee is an employee of the Trustee, the Trustee acting alone may accept the resignation of or remove any separate trustee or co-trustee.

            Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Every such instrument shall be filed with the Trustee. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. In no event shall any such separate trustee or co-trustee be entitled to any provision relating to the conduct of, affecting the liability of, or affording protection to, such separate trustee or co-trustee that imposes a standard of conduct less stringent than that imposed on the Trustee hereunder, affording greater protection than that afforded to the Trustee hereunder or providing a greater limit on liability than that provided to the Trustee hereunder.

            Any separate trustee or co-trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

            Section 8.11 Controlling Certificateholders and Controlling Class Representative.

            (a) Each Controlling Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to provide its name and address to the Trustee and to notify the Trustee of the transfer of any Certificate of the Controlling Class, the selection of a Controlling Class Representative or the resignation or removal thereof. Any Certificateholder or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the Trustee when such Certificateholder is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Trustee will notify the Special Servicer of the identity of the Controlling Class Representative and any resignation or removal thereof.

            (b) The initial Controlling Class Representative shall be Cadim TACH inc.

            (c) Once a Controlling Class Representative has been selected pursuant to clause (b) above, each of the Master Servicer, the Special Servicer, the Depositor, the Trustee and each other Certificateholder (or Beneficial Owner, if applicable) shall be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Principal Amount, or such Controlling Class Representative shall have notified the Trustee and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon the resignation of a Controlling Class Representative, the Trustee shall request the Certificateholders of the Controlling Class to select a new Controlling Class Representative.

            (d) If at any time a book-entry certificate belongs to the Controlling Class, the Trustee shall notify the related Beneficial Owner or Beneficial Owners (through the Depositor, unless the Trustee shall have been previously provided with the name and address of such Beneficial Owner or Beneficial Owners) of such event and shall request that it be informed of any change in the identity of the related Beneficial Owner from time to time.

            (e) Until it receives notice to the contrary each of the Master Servicer, the Special Servicer and the Trustee shall be entitled to rely on the most recent notification with respect to the identity of the Certificateholders of the Controlling Class and the Controlling Class Representative.

            (f) The Controlling Class Representative will have no liability to the Trust Fund or Certificateholders for any action taken, or for refraining from the taking of any action, pursuant to this Agreement, or for error in judgment; provided, however, that the Controlling Class Representative will not be protected against any liability to any Controlling Class Certificateholder which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties.

            (g) By its acceptance of a Certificate, each Certificateholder shall be deemed to have confirmed its understanding that the Controlling Class Representative (i) may and is permitted hereunder to have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates, (ii) may and is permitted hereunder to act solely in the interests of the holders of the Controlling Class, (iii) does not have any duties to the holders of any Class of Certificates other than the Controlling Class, (iv) may and is permitted hereunder to take actions that favor the interests of the holders of the Controlling Class over the interests of the holders of one or more other Classes of Certificates, (v) will not be deemed to have been negligent or reckless, or have acted in bad faith or engaged in willful misconduct, by reason of its having acted solely in the interests of holders of the Controlling Class over the interests of the Holders of one or more other Classes of Certificates, and (vi) will have no liability whatsoever for having so acted and that no Certificateholder may take any action whatsoever against the Controlling Class Representative or any director, officer, employee, agent or principal of the Controlling Class Representative for having so acted; provided, however, that the rights of the Controlling Class Representative are subject to the Intercreditor Agreements.


                                   ARTICLE IX

                  TERMINATION; OPTIONAL MORTGAGE LOAN PURCHASE

            Section 9.01 Termination; Optional Mortgage Loan Purchase.

            (a) The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created hereby with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as hereinafter set forth) and the Serviced Companion Loans shall terminate immediately following the earlier to occur of (i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all the Mortgage Loans (and, if any of the Non Serviced Loans is no longer a "Mortgage Loan" due to the fact that the related mortgaged Property has been foreclosed upon under the applicable Other Pooling Agreement, the Pari Passu REO Mortgage Loan) and REO Property then included in the Trust Fund pursuant to subsection (c), (ii) the exchange by the Remaining Certificateholder pursuant to subsection (h) and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created hereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof. All such payments as contemplated by the preceding paragraph shall be deposited into the Collection Account by the Master Servicer or Special Servicer, as applicable promptly following receipt thereof.

            (b) The Upper-Tier REMIC and the Lower-Tier REMIC shall be terminated and the assets of the Trust Fund with respect to each such Trust REMIC shall be sold or otherwise disposed of in connection therewith, pursuant to a "plan of complete liquidation" within the meaning of Code Section 860F(a)(4)(A) providing for the actions contemplated by the provisions hereof pursuant to which the applicable Notice of Termination is given and requiring that the assets of each of the Upper-Tier REMIC and the Lower-Tier REMIC shall be sold for cash and that each such Trust REMIC shall terminate on a Distribution Date occurring not more than 90 days following the date of adoption of the plan of complete liquidation. For purposes of this Section 9.01(b), the Notice of Termination given pursuant to Section 9.01(c) shall constitute the adoption of the plan of complete liquidation as of the date such notice is given, which date shall be specified by the Trustee in the final federal income tax returns of the Upper-Tier REMIC and the Lower-Tier REMIC. Notwithstanding the termination of the Trust REMICs, or the Trust Fund, the Trustee shall be responsible for filing the final Tax Returns for the Trust REMICs for the period ending with such termination, and shall maintain books and records with respect to the Trust REMICs for the period for which it maintains its own tax returns or other reasonable period.

            (c) The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non-Serviced Mortgage Loan, by the trust created under the Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i) the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of the Non-Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

            The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to this Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to this Section 9.01(c) shall be borne by the party exercising its purchase rights hereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to this subsection (c).

            (d) If the Trust Fund has not been previously terminated pursuant to subsection (c) or subsection (h) of this Section 9.01, the Trustee shall determine as soon as practicable the Distribution Date on which the Trustee reasonably anticipates, based on information with respect to the Mortgage Loans previously provided to it, that the final distribution will be made (i) to the Holders of outstanding Regular Certificates, and to the Trustee in respect of the Lower-Tier Regular Interests, notwithstanding that such distribution may be insufficient to distribute in full an amount equal to the remaining Certificate Principal Amount of each such Certificate or Lower-Tier Regular Interest, as the case may be, together with amounts required to be distributed on such Distribution Date pursuant to Section 4.01 or (ii) if no such Regular Certificates are then outstanding, to the Holders of the Class LR Certificates of any amount remaining in the Collection Account, or the Lower-Tier Distribution Account or the Excess Liquidation Proceeds Reserve Account, and to the Holders of the Class R Certificates of any amount remaining in the Upper-Tier Distribution Account, in either case, following the later to occur of
(a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund or (b) the liquidation or disposition pursuant to
Section 3.18 of the last asset held by the Trust Fund.

            (e) Notice of any termination of the Trust Fund pursuant to this
Section 9.01 shall be mailed by the Trustee to affected Certificateholders with a copy to the Master Servicer, the Special Servicer and each Rating Agency at their addresses shown in the Certificate Registrar as soon as practicable after the Trustee shall have received, given or been deemed to have received a Notice of Termination but in any event not more than thirty days, and not less than ten days, prior to the Anticipated Termination Date. The notice mailed by the Trustee to affected Certificateholders shall:

            (i) specify the Anticipated Termination Date on which the final distribution is anticipated to be made to Holders of Certificates of the Classes specified therein;

            (ii) specify the amount of any such final distribution, if known;
      and

            (iii) state that the final distribution to Certificateholders will be made only upon presentation and surrender of Certificates at the office of the Paying Agent therein specified.

            If the Trust Fund is not terminated on any Anticipated Termination Date for any reason, the Trustee shall promptly mail notice thereof to each affected Certificateholder.

            (f) Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 9.01.

            (g) For purposes of this Section 9.01, the Remaining
Certificateholder shall have the first option to terminate the Trust Fund pursuant to subsection (h), and then the Holders of the Controlling Class, and then the Special Servicer, and then the Depositor, and then the Master Servicer, and then the Holder of the Class LR Certificates, in each of the last five cases, pursuant to subsection (c).

            (h) Following the date on which the aggregate Certificate Principal Amount of the Class A, Class A-M, Class A-J, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Remaining Certificateholder, subject to the consent of the Master Servicer in its sole discretion, shall have the right to exchange all of its Certificates, including the Class X Certificates (other than the Residual Certificates) for all of the Mortgage Loans (and if the Non-Serviced Mortgage Loan is no longer a "Mortgage Loan" due to the fact that the related Mortgaged Property has been foreclosed upon under the Other Pooling Agreement, the related REO Mortgage Loan) and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) by giving written notice to all the parties hereto no later than 60 days prior to the anticipated date of exchange. In the event that the Remaining Certificateholder elects to exchange all of its Certificates, including the Class X Certificates, (other than the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund in accordance with the preceding sentence, such Remaining Certificateholder, not later than the Termination Date, shall deposit in the Collection Account an amount in immediately available funds equal to all amounts due and owing to the Depositor, the Master Servicer, the Special Servicer and the Trustee hereunder through the date of the liquidation of the Trust Fund that may be withdrawn from the Collection Account, but only to the extent that such amounts are not already on deposit in the Collection Account. Upon confirmation that such final deposits have been made and following the surrender of all remaining Certificates by the Remaining Certificateholder on the Termination Date, the Trustee shall, upon receipt of a Request for Release from the Master Servicer, release or cause to be released to the Remaining Certificateholder or any designee thereof, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Remaining Certificateholder as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund, and the Trust Fund shall be liquidated in accordance with this Section 9.01. Thereafter, the Trust Fund and the respective obligations and responsibilities under this Agreement of the Depositor, the Master Servicer, the Special Servicer and the Trustee (other than annual tax returns and maintenance of books and records and the preparation and filing of final tax returns), shall terminate. Such transfers shall be subject to any rights of any Sub-Servicers to service (or to perform select servicing functions with respect to) the Mortgage Loans. For federal income tax purposes, the Remaining Certificateholder shall be deemed to have purchased the assets of the Lower-Tier REMIC for an amount equal to the remaining Certificate Principal Amount of its remaining Certificates (other than the Residual Certificates), plus accrued and unpaid interest with respect thereto, and the Trustee shall credit such amounts against amounts distributed in respect of the related Lower-Tier Regular Interests and such Certificates. The remaining Mortgage Loans and REO Properties are deemed distributed to the Remaining Certificateholder in liquidation of the Trust Fund pursuant to this Section 9.01.


                                    ARTICLE X

               EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

            Section 10.01 Intent of the Parties; Reasonableness. The parties hereto acknowledge and agree that the purpose of Article X of this Agreement is to facilitate compliance by the Depositor with the provisions of Regulation AB and the related rules and regulations of the Commission; provided, however, that the reports (or substantially similar reports) required to be delivered pursuant to Section 10.09 and Section 10.11 will continue to be required regardless of any amendment to this Agreement. The Depositor shall not exercise its rights to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Act, the Exchange Act and the Sarbanes-Oxley Act. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time due to interpretive guidance provided by the Commission or its staff, and agree to comply with requests made by the Depositor in good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB. In connection with the GS Mortgage Securities Trust 2007-GG10, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10, each of the Master Servicer, the Special Servicer and the Trustee shall cooperate fully with the Depositor and the Trustee, as applicable, to deliver to the Depositor (including any of its assignees or designees), any and all statements, reports, certifications, records and any other information in its possession or reasonably available to it and necessary in the reasonable good faith determination of the Depositor or the Trustee, as applicable, to permit the Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Master Servicer, the Special Servicer and the Trustee, as applicable, and any Sub-Servicer, or the servicing of the Mortgage Loans, reasonably believed by the Depositor to be necessary in order to effect such compliance.

            Section 10.02 Succession; Subcontractors.(a) (a) For so long as the Trust is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 10.07) in connection with the succession to the Master Servicer and Special Servicer or any Sub-Servicer as servicer or sub-servicer (to the extent such Sub-Servicer is a Servicer as contemplated by Item 1108(a)(2) of Regulation AB) under this Agreement by any Person (i) into which the Master Servicer and Special Servicer or such Sub-Servicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Master Servicer and Special Servicer or any such Sub-Servicer, the Master Servicer (other than if pursuant to an appointment under Section 7.01 or 7.02) and Special Servicer shall provide to the Depositor, at least five (5) Business Days prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, otherwise no later than one (1) Business Day after such effective date of succession, (x) written notice to the Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Depositor, all information relating to such successor servicer reasonably requested by the Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

            (b) Each of the Master Servicer, the Special Servicer, the Sub-Servicer and the Trustee (each of the Master Servicer, the Special Servicer and the Trustee and each Sub-Servicer, for purposes of this paragraph and the following paragraph, a "Servicer") is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder. Such Servicer shall promptly upon request provide to the Depositor a written description (in form and substance satisfactory to the Depositor) of the role and function of each Subcontractor that is a Servicing Function Participant (pursuant to Item 1108(a)(2) of Regulation AB) utilized by such Servicer, specifying (i) the identity of such Subcontractor, and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each such Subcontractor. Each Servicer shall use commercially reasonable efforts to cause any Subcontractor determined to be a Servicing Function Participant used by such Servicer for the benefit of the Depositor to comply with the provisions of
Section 10.10 and Section 10.11 of this Agreement to the same extent as if such Subcontractor were such Servicer. Such Servicer shall be responsible (but as to Sub-Servicers on Exhibit Y that the Master Servicer must retain, only to use commercially reasonable efforts) for obtaining from each such Subcontractor and delivering to the applicable Persons any assessment of compliance report and related accountant's attestation required to be delivered by such Subcontractor under Section 10.10 and Section 10.11, in each case, as and when required to be delivered.

            (c) For so long as the Trust is subject to the reporting requirements of the Exchange Act, notwithstanding the foregoing, if a Servicer engages a Subcontractor in connection with the performance of any of its duties under this Agreement, such Servicer shall be responsible for determining whether such Subcontractor is a "servicer" within the meaning of Item 1101 of Regulation AB and whether such Subcontractor meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB. If a Servicer determines, pursuant to the preceding sentence, that such Subcontractor is a "servicer" within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or
(iii) of Regulation AB, then such Subcontractor shall be deemed to be a Sub-Servicer for purposes of this Agreement, and the engagement of such Sub-Servicer shall not be effective unless and until notice is given to the Depositor and the Trustee of any such Sub-Servicer and Subservicing Agreement. No Subservicing Agreement (other than such agreements set forth on Exhibit Y hereto) shall be effective until 5 Business Days after such written notice is received by the Depositor and the Trustee. Such notice shall contain all information reasonably necessary to enable the Trustee to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to Section 10.07 (if such reports under the Exchange Act are required to be filed under the Exchange Act).

            (d) In connection with the succession to the Trustee under this Agreement by any Person (i) into which the Trustee may be merged or consolidated, or (ii) which may be appointed as a successor to the Trustee, the Trustee shall notify the Depositor, at least ten (10) Business Days prior to the effective date of such succession or appointment (or if such prior notice would be violative of applicable law or any applicable confidentiality agreement, no later than the time required under Section 10.07) and shall furnish pursuant to
Section 10.07 to the Depositor in writing and in form and substance reasonably satisfactory to the Depositor, all information reasonably necessary for the Trustee to accurately and timely report, the event under Item 6.02 of Form 8-K pursuant to Section 10.07 (if such reports under the Exchange Act are required to be filed under the Exchange Act).

            Section 10.03 Filing Obligations. (a) The Master Servicer, the Special Servicer and the Trustee shall reasonably cooperate with the Depositor in connection with the satisfaction of the Trust's reporting requirements under the Exchange Act. Pursuant to Sections 10.04, 10.05 and 10.07, the Trustee shall prepare for execution by the Depositor any Forms 10-D, 10-K and 8-K required by the Exchange Act, in order to permit the timely filing thereof, and the Trustee shall file (via the Commission's Electronic Data Gathering and Retrieval System) such Forms executed by the Depositor.

            (b) In the event that the Trustee is unable to timely file with the Commission all or any required portion of any Form 8-K, 10-D or 10-K required to be filed by this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement, the Trustee will promptly as soon as practicable, but in no event later than twenty-four (24) hours after determination, notify the Depositor. In the case of Forms 10-D and 10-K, the Depositor and the Trustee will thereupon cooperate to prepare and file a Form 12b-25 and a Form 10-D/A or Form 10-K/A, as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Trustee will, upon receipt of all required Form 8-K Disclosure Information, include such disclosure information on the next succeeding Form 10-D to be filed for the Trust. In the event that any previously filed Form 8-K or Form 10-K needs to be amended, the Trustee will notify the Depositor, and such other parties as needed and the parties hereto will cooperate with the Trustee to prepare any necessary Form 8-K/A or Form 10-K/A. In the event that any previously filed Form 10-D needs to be amended, the Trustee shall notify the Depositor, and such other parties as needed, and the parties hereto shall cooperate to prepare any necessary Form 10-D/A. Any Form 15, Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K shall be signed by an officer of the Depositor. The parties to this Agreement acknowledge that the performance by the Trustee of its duties under this Section 10.03 related to the timely preparation and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K is contingent upon such parties observing all applicable deadlines in the performance of their duties under Sections 10.03, 10.04, 10.05, 10.06, 10.07, 10.08, 10.09, 10.10 and 10.11. The
Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file any such Form 15, Form 12b-25 or any amendments to Form 8-K, Form 10-D or Form 10-K, where such failure results from the Trustee's inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Forms 8-K, Form 10-D or Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

            Section 10.04 Form 10-D Filings. (a) Within 15 days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Trustee shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act, in form and substance as required by the Exchange Act. The Trustee shall file each Form 10-D with a copy of the related Statement to Certificateholders attached thereto. Any disclosure in addition to the Statement to Certificateholders that is required to be included on Form 10-D ("Additional Form 10-D Disclosure") shall, pursuant to the following paragraph, be reported by the parties set forth on Exhibit U to the Depositor and the Trustee and approved by the Depositor, and the Trustee will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure absent such reporting, direction and approval.

            For so long as the Trust is subject to the reporting requirements of the Exchange Act, within 5 calendar days after the related Distribution Date,
(i) certain parties to this Agreement, as set forth on Exhibit U hereto, shall be required to provide to the Trustee and the Depositor, to the extent a Servicing Officer or Responsible Officer thereof has knowledge thereof, (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be or any lawyer in the in-house legal department of such party) in EDGAR-compatible format (to the extent available to such party in such format), or in such other format as otherwise agreed upon by the Trustee and the Depositor and such parties, the form and substance of the Additional Form 10-D Disclosure, if applicable, (ii) the parties listed on Exhibit U hereto shall include with such Additional Form 10-D Disclosure application to such party and shall use its commercially reasonable efforts to cause each Sub-Servicers or Subcontractors of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached hereto as Exhibit X and (iii) the Depositor shall approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D. The Trustee has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit U of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information. The Depositor will be responsible for any reasonable fees assessed or expenses incurred by the Trustee in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph.

            (b) After preparing the Form 10-D, the Trustee shall forward electronically a copy of the Form 10-D to the Depositor for review. Within two Business Days after receipt of such copy, but no later than the 9th calendar day after the related Distribution Date or, if the 9th calendar day after the related Distribution Date is not a Business Day, the immediately preceding Business Day, the Depositor shall notify the Trustee in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D. Within two Business Days after receipt of such copy, but no later than 2 Business Days prior to the 15th calendar day after the related Distribution Date, an officer of the Depositor shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Trustee. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Trustee will follow the procedures set forth in Section 10.03(b). Promptly after filing with the Commission, the Trustee will make available on its internet website a final executed copy of each Form 10-D prepared and filed by the Trustee. The signing party at the Depositor can be contacted at GS Mortgage Securities Corporation II, 85 Broad Street, New York, New York 10004, Attention: Emily Brooks Garriott, telecopy number: (212) 346-3594, with a copy to Sang Kim, telecopy number: (212) 256-5833. The parties to this Agreement acknowledge that the performance by the Trustee of its duties under this Section 10.04 related to the timely preparation and filing of Form 10-D is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 10.04. The Trustee shall have no liability for any loss, expense, damage, or claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 10-D, where such failure results from the Trustee's inability or failure to receive, on a timely basis, any information from any party to this Agreement needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

            Section 10.05 Form 10-K Filings. (a) Within 90 days after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the "10-K Filing Deadline"), commencing in March 2008, the Trustee shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Trustee within the applicable time frames set forth in this Agreement:

            (i) an annual compliance statement for each Certifying Servicer and each Additional Servicer engaged by each Certifying Servicer or the Special Servicer, as described under Section 10.09,

            (ii) (A) the annual reports on assessment of compliance with Servicing Criteria for each Reporting Servicer, as described under Section 10.10, and

                  (B) if any such report on assessment of compliance with
            Servicing Criteria described under Section 10.10 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if such report on assessment of compliance with Servicing Criteria described under Section 10.10 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included,

            (iii) (A) the registered public accounting firm attestation report for each Reporting Servicer, as described under Section 10.11, and

                  (B) if any registered public accounting firm attestation
            report described under Section 10.11 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, and

            (iv) a certification in the form attached hereto as Exhibit N, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission (the "Sarbanes-Oxley Certification"), which shall, except as described below, be signed by the senior officer of the Depositor in charge of securitization.

            Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K ("Additional Form 10-K Disclosure") shall, pursuant to the following paragraph, be reported by the parties set forth on Exhibit V to the Depositor and the Trustee and approved by the Depositor, and the Trustee will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure, absent such reporting, direction and approval.

            For so long as the Trust is subject to the reporting requirements of the Exchange Act, no later than March 1, commencing in March 2008, (i) the parties listed on Exhibit V hereto shall be required to provide to the Trustee and the Depositor, to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be or any lawyer in the in-house legal department of such party), in EDGAR-compatible format (to the extent available to such party in such format) or in such other format as otherwise agreed upon by the Trustee and the Depositor and such providing parties, the form and substance of any Additional Form 10-K Disclosure described on Exhibit V applicable to such party, (ii) the parties listed on Exhibit V hereto shall include with such Additional Form 10-K Disclosure applicable to such party and shall use its commercially reasonable efforts to cause each Sub-Servicers or Subcontractors of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached hereto as Exhibit X, and (iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K. The Trustee has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit V of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information. The Depositor will be responsible for any reasonable fees assessed and expenses incurred by the Trustee in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph.

            After preparing the Form 10-K, the Trustee shall forward electronically a copy of the Form 10-K to the Depositor for review no later than March 21st or, if March 21st is not a Business Day, on the immediately following Business Day. Within three Business Days after receipt of such copy, but no later than March 25th, the Depositor shall notify the Trustee in writing (which may be furnished electronically) of any changes or approval to such Form 10-K. No later than 5:00 EST on the fourth Business Day prior to the 10-K Filing Deadline, an officer of the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Trustee. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Trustee will follow the procedures set forth in Section 10.03(b). Promptly after filing with the Commission, the Trustee will make available on its internet website a final executed copy of each Form 10-K prepared and filed by the Trustee. The signing party at the Depositor can be contacted at GS Mortgage Securities Corporation II, 85 Broad Street, New York, New York 10004, Attention: Emily Brooks Garriott, telecopy number: (212) 346-3594, with a copy to Sang Kim, telecopy number: (212) 256-5833. The parties to this Agreement acknowledge that the performance by the Trustee of its duties under this Section 10.05 related to the timely preparation and filing of Form 10-K is contingent upon the parties to this Agreement (and any Additional Servicer or Servicing Function Participant engaged or utilized, as applicable, by any such parties) observing all applicable deadlines in the performance of their duties under this Section 10.05. The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 10-K, where such failure results from the Trustee's inability or failure or receive, on a timely basis, any information from the parties to this Agreement (or any Sub-Servicer or Servicing Function Participant engaged by any such parties) needed to prepare, arrange for execution or file such Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

            Section 10.06 Sarbanes-Oxley Certification. Each Form 10-K shall include a Sarbanes-Oxley Certification in the form attached as Exhibit N required to be included therewith pursuant to the Sarbanes-Oxley Act. The Trustee, the Master Servicer and the Special Servicer shall, and each such party shall use commercially reasonable efforts to cause each Servicing Function Participant hired by it, provide to the Person who signs the Sarbanes-Oxley Certification (the "Certifying Person") a certification in the form attached hereto as Exhibit P-1, P-2 and P-3, as applicable (the "Performance Certification"), on which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity's officers, directors and Affiliates (collectively with the Certifying Person, "Certification Parties") can reasonably rely. In addition, in the event that any Serviced Companion Loan is deposited into a commercial mortgage securitization (an "Other Securitization"), each Reporting Servicer shall provide to the Person who signs the Sarbanes-Oxley back-up certification with respect to an Other Securitization a certification (which shall address the matters contained in the Sarbanes-Oxley Certification, but solely with respect to the related Serviced Companion Loan) on which such Person, the entity for which the Person acts as an officer (if the Person is an individual), and such entity's officers, directors and Affiliates can reasonably rely. With respect to the Non-Serviced Mortgage Loan serviced under the Other Pooling Agreement, the Master Servicer will use commercially reasonable efforts to procure a Sarbanes-Oxley back-up certification similar in form and substance to the applicable Performance Certification from the Other Master Servicer, the Other Special Servicer, the Other Paying Agent and the Other Trustee. The senior officer in charge of securitization for the Depositor shall serve as the Certifying Person on behalf of the Trust and may be contacted at GS Mortgage Securities Corporation II, 85 Broad Street, New York, New York 10004, Attention: Emily Brooks Garriott, telecopy number: (212) 346-3594, with a copy to Sang Kim, telecopy number: (212) 256-5833. In the event any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a certification to the Certifying Person pursuant to this Section 10.06 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing or primary servicing agreement, as the case may be.

            Section 10.07 Form 8-K Filings. Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a "Reportable Event"), and if requested by the Depositor, the Trustee shall prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K ("Form 8-K Disclosure Information") shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit W to the Depositor and the Trustee and approved by the Depositor, and the Trustee will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information or any Form 8-K, absent such reporting, direction and approval.

            For so long as the Trust is subject to the reporting requirements of the Exchange Act reporting requirements, to the extent a Servicing Officer or Responsible Officer thereof has actual knowledge of such event (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be or any lawyer in the in-house legal department of such party), no later than Noon (New York City time) on the 2nd Business Day after the occurrence of a Reportable Event (i) the parties set forth on Exhibit W hereto shall be required to provide to the Depositor and the Trustee, to the extent known by such applicable parties, in EDGAR-compatible format (to the extent available to such party in such format) or in such other format as otherwise agreed upon by the Depositor, the Trustee and such providing parties any Form 8-K Disclosure Information described on Exhibit W as applicable to such party, if applicable (ii) the parties listed on Exhibit W hereto shall include with such Additional Form 8-K Disclosure applicable to such party and shall use its commercially reasonable efforts to cause each Sub-Servicers or Subcontractors of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached hereto as Exhibit X, and
(iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K. The Trustee has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit W of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information. The Depositor will be responsible for any reasonable fees assessed or expenses incurred by the Trustee in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph.

            After preparing the Form 8-K, the Trustee shall forward electronically a copy of the Form 8-K to the Depositor for review no later than 12:00 P.M. (New York City time) on the 3rd Business Day after the Reportable Event (but in no event earlier than 24 hours after having received approved Form 8-K Disclosure Information pursuant to the immediately preceding paragraph). Promptly, but no later than the close of business on the third Business Day after the Reportable Event, the Depositor shall notify the Trustee in writing (which may be furnished electronically) of any changes to or approval of such Form 8-K. No later than noon on the 4th Business Day after the Reportable Event, a duly authorized representative of the Depositor shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Trustee. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Trustee will follow the procedures set forth in Section 10.03(b). Promptly after filing with the Commission, the Trustee will, make available on its internet website a final executed copy of each Form 8-K, to the extent such Form 8-K has been prepared and filed by the Trustee. The signing party at the Depositor can be contacted at GS Mortgage Securities Corporation II, 85 Broad Street, New York, New York 10004, Attention: Emily Brooks Garriott, telecopy number: (212) 346-3594, with a copy to Sang Kim, telecopy number: (212) 256-5833. The parties to this Agreement acknowledge that the performance by the Trustee of its duties under this Section 10.07 related to the timely preparation and filing of Form 8-K is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 10.07. The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file such Form 8-K, where such failure results from the Trustee's inability or failure or receive, on a timely basis, any information from the parties to this Agreement needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

            Section 10.08 Form 15 Filing. On or before January 30 of the first year in which the Trustee is able to do so under applicable law, the Trustee shall prepare and file a Form 15 Suspension Notification relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act. If at the beginning of any fiscal year for the Trust occurring after the filing of a Form 15 Suspension Notification, if the number of Certificateholders of record exceeds the number set forth in Section 15(d) of the Exchange Act or the regulations promulgated pursuant thereto which would cause the Trust to again become subject to the reporting requirements of the Exchange Act, the Trustee shall recommence preparing and filing reports on Forms 10-K, 10-D and 8-K as required pursuant to Section 10.04, Section 10.05 and Section 10.07; provided that if the Trustee recommences the preparing and filing of Exchange Act reports, it may, as soon as permitted by the Exchange Act, file another Form 15 Suspension Notification.

            Section 10.09 Annual Compliance Statements. The Master Servicer, the Special Servicer and the Trustee shall, and the Master Servicer or Special Servicer shall use commercially reasonable efforts to cause each Additional Servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans to (each, a "Certifying Servicer"), deliver to the Depositor and the Trustee on or before March 15 of each year, commencing in March 2008, an Officer's Certificate stating, as to the signer thereof, that (A) a review of such Certifying Servicer's activities during the preceding calendar year or portion thereof and of such Certifying Servicer's performance under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer's supervision and (B) to the best of such officer's knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. The Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause each Additional Servicer hired by it, forward a copy of each such statement to the Rating Agencies and the Directing Certificateholder. Promptly after receipt of each such Officer's Certificate, the Depositor may review each such Officer's Certificate and, if applicable, consult with the Certifying Servicer, as applicable, as to the nature of any failures by such Certifying Servicer, respectively, or any related Additional Servicer with which the Master Servicer, the Special Servicer or the Trustee, as applicable, has entered into a servicing relationship with respect to the Mortgage Loans in the fulfillment of any Certifying Servicer's obligations hereunder or under the applicable sub-servicing or primary servicing agreement. The obligations of each Certifying Servicer under this Section apply to each Certifying Servicer that serviced a Mortgage Loan during the applicable period, whether or not the Certifying Servicer is acting in such capacity at the time such Officer's Certificate is required to be delivered. None of the Certifying Servicers or any Additional Servicer or any Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of, any such Officer's Certificate until April 15, in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust from the preceding calendar year. No Reporting Servicer shall be required to cause the delivery of any such assessments until April 15 in any given year so long as it has received written confirmation from the Depositor that a report on Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.

            Section 10.10 Annual Reports on Assessment of Compliance with Servicing Criteria. (a) On or before March 15 of each year commencing in March 2008, the Master Servicer, the Special Servicer and the Trustee, each at its own expense, shall furnish, and the Master Servicer and Special Servicer shall cause each Servicing Function Participant with which it has entered a servicing relationship with respect to any Mortgage Loans after the Closing Date and shall use its commercially reasonable efforts to cause any Servicing Functioning Participant with which it has entered a servicing relationship on or prior to the Closing Date (including, without limitation, the Sub-Servicers listed on Exhibit Y hereto) with respect to any Mortgage Loans (each Master Servicer, the Special Servicer, the Trustee and any Servicing Function Participant, as the case may be, a "Reporting Servicer"), to furnish, to the Trustee and the Depositor, a report on an assessment of compliance with the Relevant Servicing Criteria that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria,
(B) a statement that such Reporting Servicer used the Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer's assessment of compliance with the Relevant Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 10.05, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer's assessment of compliance with the Relevant Servicing Criteria as of and for such period.

            Each such report shall be addressed to the Depositor and signed by an authorized officer of the applicable company, and shall address each of the Relevant Servicing Criteria specified on a certification substantially in the form of Exhibit T hereto delivered to the Depositor on the Closing Date. Promptly after receipt of each such report, (i) the Depositor may review each such report and, if applicable, consult with the each Reporting Servicer as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria, and (ii) the Trustee shall confirm that the assessments, taken individually address the Relevant Servicing Criteria for each party as set forth on Exhibit T and notify the Depositor of any exceptions. No Reporting Servicer shall be required to cause the delivery of any such assessments until April 15 in any given year so long as it has received written confirmation from the Depositor that a report on Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.

            (b) On the Closing Date, the Master Servicer, the Special Servicer and the Trustee each acknowledge and agree that Exhibit T sets forth the Relevant Servicing Criteria for such party.

            (c) No later than the end of each fiscal year for the Trust, the Master Servicer and the Special Servicer shall notify the Trustee and the Depositor as to the name of each Servicing Function Participant (pursuant to Item 1108(a)(2) of Regulation AB) utilized by it, and the Trustee shall notify the Depositor as to the name of each Servicing Function Participant utilized by it, and each such notice will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When the Master Servicer, the Special Servicer and the Trustee submit their assessments pursuant to Section 10.10(a), the Master Servicer, the Special Servicer and the Trustee, as applicable, will also at such time include the assessment (and related attestation pursuant to Section 10.11) of each Servicing Function Participant engaged by it.

            Section 10.11 Annual Independent Public Accountants' Servicing Report. On or before March 15 of each year, commencing in March 2008, the Master Servicer, the Special Servicer and the Trustee, each at its own expense, shall cause, and the Master Servicer, the Special Servicer and the Trustee shall cause each Servicing Function Participant with which it has entered a servicing relationship with respect to any Mortgage Loans after the Closing Date and shall use its commercially reasonable efforts to cause any Servicing Function Participant with which it has entered a servicing relationship on or prior to the Closing Date (including, without limitation, the Sub-Servicers listed on Exhibit Y hereto) with respect to any Mortgage Loans to cause, a registered public accounting firm (which may also render other services to the Master Servicer, the Special Servicer, the Trustee or the applicable Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Trustee and the Depositor, with a copy to the Rating Agencies and the Directing Certificateholder (in the case of the Master Servicer and the Special Servicer), to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assertion that such Reporting Servicer has complied with the Relevant Servicing Criteria and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is expressing an opinion as to whether such Reporting Servicer's compliance with the Relevant Servicing Criteria was fairly stated in all material respects, or it is not expressing an overall opinion regarding such Reporting Servicer's assessment of compliance with the Relevant Servicing Criteria. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each such related accountant's attestation report shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Act and the Exchange Act. Such report must be available for general use and not contain restricted use language.

            Promptly after receipt of such report from the Master Servicer, the Special Servicer, the Trustee or any Servicing Function Participant, (i) the Depositor may review the report and, if applicable, consult with the Master Servicer, the Special Servicer or the Trustee as to the nature of any defaults by the Master Servicer, the Special Servicer, the Trustee or any Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, as the case may be, in the fulfillment of any of the Master Servicer's, the Special Servicer's, the Trustee's or the applicable Servicing Function Participants' obligations hereunder or under the applicable sub-servicing or primary servicing agreement, and (ii) the Trustee shall confirm that each accountants' attestation report submitted pursuant to this Section relates to an assessment of compliance meeting the requirements of
Section 10.10 and notify the Depositor of any exceptions.

            Section 10.12 Indemnification. Each of the Master Servicer, the Special Servicer and the Trustee shall indemnify and hold harmless each Certification Party from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such Certification Party arising out of (i) an actual breach by the Master Servicer, the Special Servicer or the Trustee, as the case may be, of its obligations under this Article X or (ii) negligence, bad faith or willful misconduct on the part of the Master Servicer, the Special Servicer or the Trustee in the performance of such obligations.

            The Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause each Additional Servicer and each Servicing Function Participant hired by it to indemnify and hold harmless each Certification Party from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and any other costs, fees and expenses incurred by such Certification Party arising out of (i) a breach of its obligations to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports pursuant to the applicable sub-servicing or primary servicing agreement or (ii) negligence, bad faith or willful misconduct its part in the performance of such obligations or (iii) any failure by a Servicer (as defined in Section 10.02(b)) to identify a Servicing Function Participant pursuant to Section 10.02(c).

            If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Party, then the Master Servicer, the Special Servicer, the Trustee, the Additional Servicer or other Servicing Function Participant (the "Performing Party") shall contribute to the amount paid or payable to the Certification Party as a result of the losses, claims, damages or liabilities of the Certification Party in such proportion as is appropriate to reflect the relative fault of the Certification Party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party's obligations pursuant to Sections 10.06, 10.09, 10.10 or 10.11 (or breach of its obligations under the applicable sub-servicing or primary servicing agreement to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports) or the Performing party's negligence, bad faith or willful misconduct in connection therewith. The Master Servicer and Special Servicer shall use commercially reasonable efforts to cause each Additional Servicer or Servicing Function Participant, in each case hired by it to agree to the foregoing indemnification and contribution obligations. This Section 10.12 shall survive the termination of this Agreement or the earlier resignation or removal of the Master Servicer or the Special Servicer.

            Section 10.13 Amendments. This Article X may be amended by the parties hereto pursuant to Section 12.07 for purposes of complying with Regulation AB and/or to conform to standards developed within the commercial mortgage-backed securities market and the Sarbanes-Oxley Act or for purposes of designating the Certifying Person without any Opinions of Counsel, Officer's Certificates, Rating Agency Confirmations or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement; provided, however, that the reports (or substantially similar reports) required to be delivered pursuant to Section 10.09 and Section 10.11 will continue to be required regardless of any amendment to this Agreement.

            Section 10.14 Regulation AB Notices. With respect to any notice required to be delivered by the Trustee to the Depositor pursuant to this
Article X, the Trustee may deliver such notice, notwithstanding any contrary provision in Section 11.04, via facsimile to GS Mortgage Securities Corporation II, 85 Broad Street, New York, New York 10004, Attention: Emily Brooks Garriott, telecopy number: (212) 346-3594, with a copy to Sang Kim, telecopy number:
(212)256-5833.

            Section 10.15 Certain Matters Relating to the Future Securitization of the Serviced Pari Passu Companion Loans.

            (a) Each of the Trustee, the Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause any sub-servicer appointed with respect to a Serviced Securitized Companion Loan to, upon request or notice from the trustee, master servicer or special servicer for the related Regulation AB Companion Loan Securitization (which request or notice may be given once either by providing a specific written request or notice or by providing a copy of the Companion Pooling Agreement to the Trustee, the Master Servicer and the Special Servicer, in each case at the closing of such Regulation AB Companion Loan Securitization instead of each time a filing is required), cooperate with such trustee, master servicer or special servicer in preparing each Form 10-D required to be filed by such Regulation AB Companion Loan Securitization (until January 30 of the first year in which the trustee for such Regulation AB Companion Loan Securitization files a Form 15 Suspension Notice with respect to the related trust) and shall provide to such trustee, master servicer or special servicer within the time period set forth in the Companion Pooling Agreement (so long as such time period is no earlier than the time periods set forth herein) for such Regulation AB Companion Loan Securitization such information relating to such Serviced Securitized Companion Loan as may be necessary for the servicer and trustee of such Regulation AB Companion Loan Securitization to comply with the reporting requirements of Regulation AB; provided, however, any parties to any Regulation AB Companion Loan Securitization shall consult with the Trustee, the Master Servicer and the Special Servicer (and the Master Servicer shall consult with the primary servicer and any sub-servicer appointed with respect to the related Serviced Whole Loan), and the Trustee, the Master Servicer and the Special Servicer shall cooperate with such parties in respect of establishing the time periods for preparation of the Form 10-D reports in the documentation for such Regulation AB Companion Loan Securitization.

            (b) Each of the Trustee, the Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause any sub-servicer appointed with respect to a Serviced Securitized Companion Loan to, upon request from the trustee for the related Regulation AB Companion Loan Securitization (which request or notice may be given once either by providing a specific written request or notice or by providing a copy of the Companion Pooling Agreement to the Trustee, the Master Servicer and the Special Servicer, in each case at the closing of such Regulation AB Companion Loan Securitization instead of each time a filing is required), provide such trustee (until January 30 of the first year in which such trustee files a Form 15 Suspension Notice with respect to the related trust) information with respect to any event that is required to be disclosed under Form 8-K with respect to such Serviced Securitized Companion Loan within two Business Days after the occurrence of such event of which it has knowledge.

            (c) On or before March 15 of each year (or March 14 if a leap year) during which a Regulation AB Companion Loan Securitization is required to file an annual report on Form 10-K (and not in respect of any year in which such Regulation AB Companion Loan Securitization is not required to file an annual report on Form 10-K because a Form 15 Suspension Notice with respect to the related trust was filed), each of the Trustee, the Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause any sub-servicer appointed with respect to the related Serviced Securitized Companion Loan to, upon request from the trustee under such Regulation AB Companion Loan Securitization (which request or notice may be given once either by providing a specific written request or notice or by providing a copy of the Companion Pooling Agreement to the Trustee, the Master Servicer and the Special Servicer, in each case at the closing of such Regulation AB Companion Loan Securitization instead of each time a filing is required), provide, with respect to itself, to such trustee, to the extent required pursuant to Item 1122 of Regulation AB, (i) a report on an assessment of compliance with the servicing criteria to the extent required pursuant to Item 1122(a) of Regulation AB, (ii) a registered accounting firm's attestation report on such Person's assessment of compliance with the applicable servicing criteria to the extent required pursuant to Item 1122(b) of Regulation AB and (iii) such other information as may be required pursuant to Item 1122(c) of Regulation AB.

            (d) On or before March 15 of each year (or March 14 if a leap year) during which a Regulation AB Companion Loan Securitization is required to file an annual report on Form 10-K (and not in respect of any year in which such Regulation AB Companion Loan Securitization is not required to file an annual report on Form 10-K because a Form 15 Suspension Notice with respect to the related trust was filed), each of the Trustee, the Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall use reasonable efforts to cause any sub-servicer appointed with respect to the related Serviced Securitized Companion Loan to, to the extent required pursuant to Item 1123 of Regulation AB, deliver, with respect to itself, to the trustee under such Regulation AB Companion Loan Securitization, upon request from such trustee (which request or notice may be given once either by providing a specific written request or notice or by providing a copy of the Companion Pooling Agreement to the Trustee, the Master Servicer and the Special Servicer, in each case at the closing of such Regulation AB Companion Loan Securitization instead of each time a filing is required) a servicer compliance statement signed by an authorized officer of such Person that satisfies the requirements of Item 1123 of Regulation AB.

            (e) Each of the Trustee, the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause a sub-servicer to agree (severally but not jointly) to indemnify (such indemnity limited to each such party's respective failure described below) and hold the related Mortgage Loan Seller (or permitted transferee), depositor, trustee or master servicer under a Regulation AB Companion Loan Securitization harmless for any costs, liabilities, fees and expenses incurred by such Mortgage Loan Seller, depositor, trustee or master servicer as a result of any failure by the Trustee, the Master Servicer and the Special Servicer, as applicable, to comply with the reporting requirements to the extent applicable set forth under Sections 10.15(a), (b),
(c) or (d) above.

            Any subservicing agreement related to a Serviced Securitized Companion Loan shall contain a provision requiring the related sub-servicer to provide to the Master Servicer or Special Servicer, as applicable, information, reports and certificates with respect to itself comparable to any information, reports or certificates required to be provided by the Master Servicer or Special Servicer pursuant to this Section 10.15, even if such sub-servicer is not otherwise required to provide such information, reports or certificates to any Person in order to comply with Regulation AB. Such information, reports or certificates shall be provided to the Master Servicer or Special Servicer, as applicable, no later than two Business Days prior to the date on which the Master Servicer or Special Servicer, as applicable, is required to deliver its comparable information, reports or certificates pursuant to this Section 10.15.


                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

            Section 11.01 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

            Section 11.02 Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

            No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

            No Certificateholder shall have any right to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, any Mortgage Loan or Serviced Whole Loan, unless such Holder previously shall have given to the Trustee a written notice of default and of the continuance thereof, as hereinbefore provided, and unless also the Holders of Certificates representing Percentage Interests of at least 25% of each affected Class of Certificates shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates of any Class shall have any right in any manner whatever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Certificates of such Class. For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

            Section 11.03 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

            Section 11.04 Notices. Unless otherwise specifically provided in this Agreement, any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid (except for notices to the Trustee which shall be deemed to have been duly given only when received), to: (i) in the case of the Depositor, GS Mortgage Securities Corporation II, 85 Broad Street, New York, New York 10004,
Attention: Emily Brooks Garriott, telecopy number: (212) 346-3594, with a copy to: Sang Kim, telecopy number: (212) 256-5833; (ii) in the case of the Master Servicer, Wachovia Bank, National Association, NC 1075, 8739 Research Drive, URP4, Charlotte, North Carolina 28262-1075, Attention: GS Mortgage Securities Trust 2007-GG10, with a copy to Wachovia Corporation, Legal Division-NC0630, One Wachovia Center, 301 S. College St., 30th Floor, Charlotte, North Carolina 28288-0630, Attn: Commercial Real Estate Services; (iii) in the case of the Special Servicer, CWCapital Asset Management LLC, 701 Thirteenth Street, NW, Suite 1000, Washington, DC 20005, Attention: David Innarone (GSMC 2007-GG10), fax number: (202) 558-5101, with a copy to CWCapital Asset Management LLC, One Charles River Place, 63 Kendrick Street, Needham, Massachusetts 02494,
Attention: Jill Hyde (GSMC 2007-GG10), fax number: (781) 707-9397; (iv) in the case of the Trustee, Wells Fargo Center, 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, Attention: Corporate Trust Services - GS Mortgage Securities Corporation II, Series 2007 GG10, telecopy number: (410) 715-2380;
(v) in the case of the Rating Agencies, (a) Standard & Poor's Ratings Services, 55 Water Street, 41st Floor, New York, New York 10041, Attention: Commercial Mortgage Surveillance, fax number: (212) 438-2662, (b) Moody's Investors Services, Inc., 99 Church Street, 4th Floor, New York, New York 10041,
Attention: Commercial Mortgage Surveillance Group, fax number: (212) 553-0300, and (c) Fitch, Inc., One State Street Plaza, New York, New York 10004,
Attention: Commercial Mortgage Backed Securities, telecopy number: (212) 635 0295; (vi) in the case of the Mortgage Loan Sellers, (a) Goldman Sachs Mortgage Company, 85 Broad Street, New York, New York 10004, Attention: Emily Brooks Garriott, telecopy number: (212) 346 3594, with a copy to: Sang Kim, telecopy number: (212) 256-5833: (212) 428 3141, (b) Greenwich Capital Financial Products, Inc., 600 Steamboat Rd., Greenwich, Connecticut 06830, Attention:
Andrew Snow, telecopy number: (203) 618-2134, with Paul Stevelman, Esq., telecopy number: (203) 618-2132; (vii) in the case of the Underwriters, (a) to Goldman, Sachs & Co., addressed to Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, Attention: Emily Brooks Garriott, fax number: (212) 346 3594, with a copy to: Samuel Ramos, Esq., fax number: (212) 428 3141, (b) to Greenwich Capital Markets, Inc., addressed to Greenwich Capital Markets, Inc., 600 Steamboat Road, Greenwich, Connecticut 06830, Attention: Andrew Snow, fax number: (203) 618-2134, with a copy to Paul Stevelman, Esq., fax number: (203) 618-2132, (c) to Bear, Stearns & Co. Inc., addressed to Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York 10179, Attention: Richard Ruffer, Telecopy No.: (973) 463-5293, with a telecopy to Joseph Jurkowski, Esq., telecopy number: (917) 849-1179, (d) to Merrill Lynch, Pierce, Fenner & Smith Incorporated, addressed to Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, 16th Floor, 250 Vesey Street, New York, New York 10080, fax number: (212) 449-7684, Attention: David M. Rodgers or Director, CMBS Securitization, with a copy to Robert Denicola, Esq., Office of the General Counsel, Merrill Lynch, Pierce, Fenner & Smith, Incorporated, 4 World Financial Center, 12th Floor, 250 Vesey Street, New York, New York 10080, fax number:
(212) 449-0265, (e) to Morgan Stanley & Co. Incorporated, addressed to Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036, Attention:
Anthony J. Sfarra, fax number: (212) 507-4011, and (f) to Wachovia Capital Markets, LLC, addressed to Wachovia Capital Markets, LLC, 301 S. College Street NC0166, Charlotte, North Carolina 28288, Attention: Royer Culp, fax number:
(704) 715-0066, with a fax to Elizabeth Stinson, fax number: (704) 715-0066; and; (viii) in the case of the Controlling Class Representative, Cadim TACH inc. c/o CDP Capital Real Estate Advisors, CDP Capital Center, 1000 Jean-Paul-Rjopelle Place, Suite A-300, Montreal, Quebec H2Z 2B6, Canada,
Attention: Corporate Secretary, with a copy to CWCapital Investments, LLC, 5000 Birch Street, East Wing, Suite 150, Newport Beach, California 92660, Attention:
Tom Nolan (GSMC 2007-GG10) and CWCapital Investments, LLC, 701 Thirteenth Street, NW, Suite 1000, Washington, DC 20005, Attention: Patricia Daugherty (GSMC 2007-GG10), fax number: (202)466-1834, or as to each such Person such other address as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Certificateholder receives such notice.

            Section 11.05 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

            Section 11.06 Notice to the Depositor and Each Rating Agency.

            (a) The Trustee shall use its best efforts to promptly provide notice to the Depositor and each Rating Agency with respect to each of the following of which a Responsible Officer of the Trustee has actual knowledge:

            (i) any material change or amendment to this Agreement;

            (ii) the occurrence of any Event of Default that has not been cured;

            (iii) the merger, consolidation, resignation or termination of the Master Servicer, Special Servicer or the Trustee;

            (iv) the repurchase of Mortgage Loans pursuant to Section 2.03;

            (v) the final payment to any Class of Certificateholders;

            (vi) any change in the location of the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account, the Lower-Tier Distribution Account or the Upper-Tier Distribution Account;

            (vii) any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Master Servicer; and

            (viii) any change in the lien priority of a Mortgage Loan.

            (b) The Master Servicer (or the Trustee with respect to item (iv) below) shall promptly furnish to each Rating Agency copies of the following:

            (i) each of its annual statements as to compliance described in
      Section 10.09;

            (ii) each of its annual independent public accountants' servicing reports described in Section 10.11;

            (iii) upon request, a copy of each operating and other financial statements, rent rolls, occupancy reports, and sales reports to the extent such information is required to be delivered under a Mortgage Loan, in each case to the extent collected pursuant to Section 4.02;

            (iv) upon request, each Distribution Date Statement described in
      Section 4.02; and

            (v) upon request, each inspection report prepared in connection with any inspection conducted pursuant to Section 3.19.

            (c) The Master Servicer shall furnish each Rating Agency with such information as in the Master Servicer's possession with respect to the Trust Fund, any Mortgaged Property, a Mortgagor and a Mortgage Loan as such Rating Agency shall reasonably request. The Rating Agencies shall not be charged any fee or expense in connection therewith.

            Section 11.07 Amendment. This Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders;
(ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of this Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account or the REO Account, provided that (A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder or Companion Loan Noteholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Moody's or Fitch, as evidenced by a letter from each of S&P, Moody's or Fitch; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee; (v) to make any other provisions with respect to matters or questions arising under this Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of this Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any of S&P, Moody's and Fitch, as evidenced by Rating Agency Confirmation; provided, that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

            Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend this Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

            This Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Purchase Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

            Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

            In the event that neither the Depositor nor any successor thereto, if any, is in existence, any amendment under this Section 11.07 shall be effective with the consent of the Trustee, the Special Servicer and the Master Servicer, in writing, and to the extent required by this Section, the Certificateholders or the Companion Loan Noteholder, as applicable. Promptly after the execution of any amendment, the Master Servicer shall forward to the Trustee, the Special Servicer and each Companion Loan Noteholder and the Trustee shall furnish written notification of the substance of such amendment to each Certificateholder, as applicable, and each Rating Agency. It shall not be necessary for the consent of Certificateholders or the Companion Loan Noteholder, as applicable, under this Section 11.07 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The method of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders or the Companion Loan Noteholder, as applicable, shall be subject to such reasonable regulations as the Trustee may prescribe; provided, however, that such method shall always be by affirmation and in writing.

            Notwithstanding any contrary provision of this Agreement, no amendment shall be made to this Agreement or any Custodial Agreement unless, if requested by the Master Servicer, the Special Servicer and/or the Trustee, the Master Servicer, the Special Servicer and the Trustee shall have received an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee for any purpose described in clause (i) or
(ii) of the first sentence of this Section, then at the expense of the Trust
Fund), to the effect that such amendment will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding, will not cause a tax to be imposed on either Trust REMIC under the REMIC Provisions (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property). Prior to the execution of any amendment to this Agreement or any Custodial Agreement, the Trustee, the Special Servicer and the Master Servicer may request and shall be entitled to rely conclusively upon an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee for any purpose described in clause (i), (ii), (iii) or (v) (which do not modify or otherwise relate solely to the obligations, duties or rights of the Trustee) of the first sentence of this Section, then at the expense of the Trust Fund) stating that the execution of such amendment is authorized or permitted by this Agreement. The Trustee may, but shall not be obligated to, enter into any such amendment which affects the Trustee's own rights, duties or immunities under this Agreement.

            Section 11.08 Confirmation of Intent. The Depositor intends that the conveyance of the Depositor's right, title and interest in and to the Mortgage Loans pursuant to this Agreement shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor also intends and agrees that, in such event, (i) the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in the Depositor's entire right, title and interest in and to the assets comprising the Trust Fund, including without limitation, the Mortgage Loans, all principal and interest received or receivable with respect to the Mortgage Loans (other than principal and interest payments due and payable prior to the Cut-off Date and Principal Prepayments received prior to the Cut-off Date), all amounts held from time to time in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and, if established, the REO Account, and all reinvestment earnings on such amounts, and all of the Depositor's right, title and interest in and to any Insurance Proceeds related to such Mortgage Loans and
(ii) this Agreement shall constitute a security agreement under applicable law. This Section 11.08 shall constitute notice to the Trustee pursuant to any of the requirements of the applicable UCC.

            Section 11.09 Third-Party Beneficiaries. No Persons other than a party to this Agreement, any party to any Other Pooling Agreement, any Companion Loan Noteholders and any Certificateholder, shall have any rights with respect to the enforcement of any of the rights or obligations hereunder and the parties to any Other Pooling Agreement, any Companion Loan Noteholder and any Certificateholder (which are intended third-party beneficiaries of this Agreement) shall have the right to enforce the rights and obligations hereunder to the extent they affect the related Companion Loan.

            Without limiting the foregoing, the parties to this Agreement specifically state that no Mortgagor, property manager or other party to a Mortgage Loan is an intended third-party beneficiary of this Agreement.

            In the event that one, but not both, of the Notes (as defined in Section 3.32) with respect to any Joint Loan is repurchased, the holder of the Repurchased Note shall become a third-party beneficiary of this Agreement to the same extent as if it were a Companion Loan Noteholder, as contemplated by
Section 3.32.

            Section 11.10 Request by Certificateholders or Companion Loan Noteholders. Where information or reports are required to be delivered to a Certificateholder or the Companion Loan Noteholders, as applicable, upon request pursuant to the terms of this Agreement, such request can be in the form of a single blanket request by a Certificateholder or the Companion Loan Noteholders, as applicable, to the Trustee, the Master Servicer or the Special Servicer, as applicable, and, with respect to such Certificateholder or the Companion Loan Noteholders, as applicable, such request shall be deemed to relate to each date such report or information may be requested. The notice shall set forth the applicable Sections where such reports and information are requested.

                            [Signature Pages Follow]

            IN WITNESS WHEREOF, the Depositor, the Master Servicer, the Special Servicer and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized all as of the day and year first above written.


                                       GS MORTGAGE SECURITIES CORPORATION II,
                                          as Depositor


                                       By:   /s/ Leo Huang
                                          -------------------------------------
                                          Name:  Leo Huang
                                          Title: CFO


                                       WACHOVIA BANK, NATIONAL ASSOCIATION,
                                          as Master Servicer


                                       By:   /s/ Audrey L. Afflerbach
                                          -------------------------------------
                                          Name:  Audrey L. Afflerbach
                                          Title: Vice President


                                       CWCAPITAL ASSET MANAGEMENT LLC, as
                                          Special Servicer


                                       By:   /s/ David B. Iannarone
                                          -------------------------------------
                                          Name:  David B. Iannarone
                                          Title: Managing Director


                                       WELLS FARGO BANK, N.A., as Trustee,
                                          Custodian and Certificate Registrar


                                       By:   /s/ Ruth Fussell
                                          -------------------------------------
                                          Name:  Ruth Fussell
                                          Title: Vice President

STATE OF NEW YORK       )
                        )  ss:
COUNTY OF NEW YORK      )

            On this 10 day of July, 2007, before me, the undersigned, a Notary Public in and for the State of New York, duly commissioned and sworn, personally appeared Leo Huang, to me known who, by me duly sworn, did depose and acknowledge before me and say that he/she is a CFO of GS Mortgage Securities Corporation II, a New York limited partnership, the limited partnership described in and that executed the foregoing instrument; and that he/she signed his/her name thereto under authority of the board of directors of said limited partnership and on behalf of such limited partnership.

            WITNESS my hand and seal hereto affixed the day and year first above written.

                                                 /s/ Michele Zeray
                                       -------------------------------------
                                            Notary Public in and for the
                                                 State of New York


                  [SEAL]


My Commission expires:
March 30, 2011

STATE OF NORTH CAROLINA )
                        )  ss.:
COUNTY OF MECKLENBURG   )

            On this 5th day of July, 2007, before me, the undersigned, a Notary Public in and for the State of North Carolina, duly commissioned and sworn, personally appeared Audrey L. Afflerbach, to me known who, by me duly sworn, did depose and acknowledge before me and say that he/she is a Vice President of Wachovia Bank, National Association, a national banking association, the national banking association described in and that executed the foregoing instrument; and that he/she signed his/her name thereto under authority of the board of directors of said national banking association and on behalf of such national banking association.

            WITNESS my hand and seal hereto affixed the day and year first above written.

                                                 /s/ Joan R. Foster
                                       -------------------------------------
                                            Notary Public in and for the
                                               State of North Carolina

                  [SEAL]


My Commission expires:
September 28, 2011

STATE OF                )
DISTRICT OF COLUMBIA    )     ss.:
COUNTY                  )

            On this 9th day of July, 2007, before me, the undersigned, a Notary Public in and for D.C., duly commissioned and sworn, personally appeared David
B. Iannarone, to me known who, by me duly sworn, did depose and acknowledge before me and say that he/she is a Managing Director of CWCapital Asset Management LLC, a Massachusetts limited liability company, the limited liability company described in and that executed the foregoing instrument; and that he/she signed his/her name thereto under authority of the Board of Directors of said limited liability company and on behalf of such limited liability company.

            WITNESS my hand and seal hereto affixed the day and year first above written.

                                                /s/ Sandra G. Battle
                                       -------------------------------------
                                                     Print Name:
                                                   NOTARY PUBLIC,



My Commission expires:
July 31, 2011
[NOTARIAL SEAL]

STATE OF NEW YORK      )
                       )  ss.:
COUNTY OF NEW YORK     )

            On this 10th day of July, 2007, before me, the undersigned, a Notary Public in and for New York, duly commissioned and sworn, personally appeared Ruth H. Fussell, to me known who, by me duly sworn, did depose and acknowledge before me and say that he/she is a Vice President of Wells Fargo Bank, N.A., a national banking association, the national banking association described in and that executed the foregoing instrument; and that he/she signed his/her name thereto under authority of the board of directors of said national banking association and on behalf of such national banking association.

            WITNESS my hand and seal hereto affixed the day and year first above written.

                                                /s/ Janet M. Jolley
                                       -------------------------------------
                                            Notary Public in and for the
                                                  State of New York


                  [SEAL]


My Commission expires:
January 3, 2009

                                   EXHIBIT A-1

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                           SERIES 2007-GG10, CLASS A-1

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                     GS MORTGAGE SECURITIES TRUST 2007-GG10

                COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,

                           SERIES 2007-GG10, CLASS A-1

Pass-Through Rate:  5.690%

First Distribution Date: August 10, 2007  Cut-Off Date: July 1, 2007

Aggregate Initial Certificate  Principal  Scheduled  Final   Distribution  Date:
Amount  of the  Class A-1  Certificates:  August 10, 2045
$75,000,000

CUSIP:  36246L AA9                        Initial  Certificate  Principal Amount
                                          of this Certificate: $75,000,000
ISIN:  US36246LAA98

Common Code:  031086507

No.:  1

   This certifies that CEDE & CO. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-1 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class X, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class R and Class LR Certificates (together with the Class A-1 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling Agreement are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-1 Certificates for such Distribution Date, all as more fully described in the Pooling Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling Agreement.

   Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class A-1 Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of
                  Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

      The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non-Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non-Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

   The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

   IN WITNESS WHEREOF, the Trustee has caused this Class A-1 Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee

                                       By: __________________________________
                                           Authorized Signatory

Dated:  ______________





                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class A-1 Certificates referred to in the Pooling
Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual
                                       capacity but solely
                                       as Authenticating Agent

                                       By: __________________________________
                                           Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class A-1 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class A-1 Certificate of the entire Percentage Interest represented by the within Class A-1 Certificates to the above-named Assignee(s) and to deliver such Class A-1 Certificate to the following address:

Date: _________________

                                           ___________________________________
                                           Signature by or on behalf of
                                           Assignor(s)

                                           ___________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                   EXHIBIT A-2

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                           SERIES 2007-GG10, CLASS A-2

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                           SERIES 2007-GG10, CLASS A-2

Pass-Through    Rate:  The   lesser   of
5.778% and the WAC Rate

First Distribution Date: August 10, 2007  Cut-Off Date: July 1, 2007

Aggregate Initial Certificate  Principal  Scheduled  Final   Distribution  Date:
Amount  of the  Class A-2  Certificates:  August 10, 2045
$725,300,000

CUSIP:  36246L AB7                        Initial  Certificate  Principal Amount
                                          of  this  Certificate:  $[500,000,000]
                                          [225,300,000]

ISIN:  US36246LAB71

Common Code: 031086574

No.:  [1]

   This certifies that CEDE & CO. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-2 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class X, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class R and Class LR Certificates (together with the Class A-2 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling Agreement are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-2 Certificates for such Distribution Date, all as more fully described in the Pooling Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling Agreement.

   Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class A-2 Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of
                  Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

      The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non-Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non-Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

   The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

   IN WITNESS WHEREOF, the Trustee has caused this Class A-2 Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee

                                       By:  __________________________________
                                           Authorized Signatory

Dated:  ______________





                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class A-2 Certificates referred to in the Pooling
Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual
                                       capacity but solely
                                       as Authenticating Agent

                                       By:  __________________________________
                                            Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto _________________________________________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class A-2 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class A-2 Certificate of the entire Percentage Interest represented by the within Class A-2 Certificates to the above-named Assignee(s) and to deliver such Class A-2 Certificate to the following address:

Date: _________________


                                           __________________________________
                                           Signature by or on behalf of
                                           Assignor(s)

                                           __________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                   EXHIBIT A-3

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                           SERIES 2007-GG10, CLASS A-3

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                           SERIES 2007-GG10, CLASS A-3

Pass-Through Rate:  The WAC Rate(1)

First Distribution Date: August 10, 2007  Cut-Off Date: July 1, 2007

Aggregate Initial Certificate  Principal  Scheduled  Final   Distribution  Date:
Amount  of the  Class A-3  Certificates:  August 10, 2045
$246,609,000

CUSIP:  36246L AC5                        Initial  Certificate  Principal Amount
                                          of this Certificate:  $246,609,000
ISIN:  US36246LAC54

Common Code: 031087511

No.:  1

   This certifies that CEDE & CO. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-3 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class X, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class R and Class LR Certificates (together with the Class A-3 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling Agreement are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-3 Certificates for such Distribution Date, all as more fully described in the Pooling Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling Agreement.

   Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class A-3 Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of
                  Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

   The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non-Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non-Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

   The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

---------------------------

(1) The approximate Pass-Through Rate as of the Closing Date is 5.993%.

   IN WITNESS WHEREOF, the Trustee has caused this Class A-3 Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee


                                       By: __________________________________
                                           Authorized Signatory

Dated:  ______________




                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class A-3 Certificates referred to in the Pooling
Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual
                                       capacity but solely
                                       as Authenticating Agent


                                       By: __________________________________
                                           Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto __________________________________________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class A-3 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class A-3 Certificate of the entire Percentage Interest represented by the within Class A-3 Certificates to the above-named Assignee(s) and to deliver such Class A-3 Certificate to the following address:

Date: _________________


                                           __________________________________
                                           Signature by or on behalf of
                                           Assignor(s)



                                           __________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                   EXHIBIT A-4

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                          SERIES 2007-GG10, CLASS A-AB

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                          SERIES 2007-GG10, CLASS A-AB

Pass-Through Rate:  The WAC Rate(1)

First Distribution Date: August 10, 2007  Cut-Off Date: July 1, 2007

Aggregate Initial Certificate  Principal  Scheduled  Final   Distribution  Date:
Amount of the  Class A-AB  Certificates:  August 10, 2045
$72,000,000

CUSIP:  36246L AD3                        Initial  Certificate  Principal Amount
                                          of this Certificate:  $72,000,000
ISIN:  US36246LAD38

Common Code: 031088364

No.:  1

   This certifies that CEDE & CO. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-AB Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class X, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class R and Class LR Certificates (together with the Class A-AB Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling Agreement are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-AB Certificates for such Distribution Date, all as more fully described in the Pooling Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling Agreement.

   Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class A-AB Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of
                  Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

   The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non-Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non-Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

   The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

----------------------------
(1) The approximate Pass-Through Rate as of the Closing Date is 5.993%.

   IN WITNESS WHEREOF, the Trustee has caused this Class A-AB Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee

                                       By:  __________________________________
                                            Authorized Signatory

Dated:  ______________



                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class A-AB Certificates referred to in the Pooling Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual
                                       capacity but solely
                                       as Authenticating Agent

                                       By:  __________________________________
                                            Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto __________________________________________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class A-AB Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class A-AB Certificate of the entire Percentage Interest represented by the within Class A-AB Certificates to the above-named Assignee(s) and to deliver such Class A-AB Certificate to the following address:

Date: _________________

                                           __________________________________
                                           Signature by or on behalf of
                                           Assignor(s)



                                           __________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                   EXHIBIT A-5

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                           SERIES 2007-GG10, CLASS A-4

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                           SERIES 2007-GG10, CLASS A-4

Pass-Through Rate:  The WAC Rate(1)

First Distribution Date: August 10, 2007  Cut-Off Date: July 1, 2007

Aggregate Initial Certificate  Principal  Scheduled  Final   Distribution  Date:
Amount  of the  Class A-4  Certificates:  August 10, 2045
$3,661,032,000

CUSIP:  36246L AE1                        Initial Certificate Principal Amount
                                          of this Certificate:  $[500,000,000]
                                          [500,000,000] [500,000,000]
                                          [500,000,000] [500,000,000]
                                          [500,000,000] [500,000,000]
                                          [161,032,000]
ISIN:  US36246LAE11

Common Code: 031096634

No.:  [1]

   This certifies that CEDE & CO. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-4 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class X, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class R and Class LR Certificates (together with the Class A-4 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling Agreement are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-4 Certificates for such Distribution Date, all as more fully described in the Pooling Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling Agreement.

   Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class A-4 Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of
                  Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

   The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non-Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non-Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

   The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

-----------------------------

(1) The approximate Pass-Through Rate as of the Closing Date is 5.993%.

   IN WITNESS WHEREOF, the Trustee has caused this Class A-4 Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee


                                       By: __________________________________
                                           Authorized Signatory

Dated:  ______________




                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class A-4 Certificates referred to in the Pooling
Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual
                                       capacity but solely
                                       as Authenticating Agent


                                       By: __________________________________
                                           Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto _________________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class A-4 Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class A-4 Certificate of the entire Percentage Interest represented by the within Class A-4 Certificates to the above-named Assignee(s) and to deliver such Class A-4 Certificate to the following address:

Date: _________________

                                           __________________________________
                                           Signature by or on behalf of
                                           Assignor(s)

                                           __________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                   EXHIBIT A-6

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                          SERIES 2007-GG10, CLASS A-1A

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                          SERIES 2007-GG10, CLASS A-1A

Pass-Through Rate:  The WAC Rate(1)

First Distribution Date: August 10, 2007  Cut-Off Date: July 1, 2007

Aggregate Initial Certificate  Principal  Scheduled  Final   Distribution  Date:
Amount of the  Class A-1A  Certificates:  August 10, 2045
$514,000,000

CUSIP:  36246L AF8                        Initial  Certificate  Principal Amount
                                          of  this  Certificate:  $[500,000,000]
                                          [14,000,000]

ISIN:  US36246LAF85

Common Code: 031089263

No.:  [1]

   This certifies that CEDE & CO. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-1A Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class X, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class R and Class LR Certificates (together with the Class A-1A Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling Agreement are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-1A Certificates for such Distribution Date, all as more fully described in the Pooling Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling Agreement.

   Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class A-1A Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of
                  Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

      The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non-Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non-Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

   The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

----------------------------

(1) The approximate Pass-Through Rate as of the Closing Date is 5.993%.

   IN WITNESS WHEREOF, the Trustee has caused this Class A-1A Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee

                                       By: __________________________________
                                           Authorized Signatory

Dated:  ______________




                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class A-1A Certificates referred to in the Pooling Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual
                                       capacity butsolely
                                       as Authenticating Agent

                                       By: __________________________________
                                           Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ___________________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class A-1A Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class A-1A Certificate of the entire Percentage Interest represented by the within Class A-1A Certificates to the above-named Assignee(s) and to deliver such Class A-1A Certificate to the following address:

Date: _________________

                                           __________________________________
                                           Signature by or on behalf of
                                           Assignor(s)



                                           __________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                   EXHIBIT A-7

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                           SERIES 2007-GG10, CLASS A-M

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                           SERIES 2007-GG10, CLASS A-M

Pass-Through Rate: The WAC Rate(1)

First Distribution Date: August 10, 2007  Cut-Off Date: July 1, 2007

Aggregate Initial Certificate  Principal  Scheduled  Final   Distribution  Date:
Amount  of the  Class A-M  Certificates:  August 10, 2045
$756,277,000

CUSIP:  36246L AG6                        Initial  Certificate  Principal Amount
                                          of  this  Certificate:  $[500,000,000]
                                          [256,277,000]

ISIN:  US36246LAG68

Common Code: 031097100

No.:  [1]

   This certifies that CEDE & CO. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-M Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-J, Class B, Class C, Class D, Class E, Class F, Class X, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class R and Class LR Certificates (together with the Class A-M Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling Agreement are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-M Certificates for such Distribution Date, all as more fully described in the Pooling Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling Agreement.

   Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class A-M Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of
                  Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

   The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non-Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non-Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

   The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

----------------------------
(1) The approximate Pass-Through Rate as of the Closing Date is 5.993%.

   IN WITNESS WHEREOF, the Trustee has caused this Class A-M Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee

                                       By: __________________________________
                                           Authorized Signatory

Dated:  ______________





                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class A-M Certificates referred to in the Pooling
Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual
                                       capacity but solely
                                       as Authenticating Agent

                                       By: __________________________________
                                           Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto _________________________________________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class A-M Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class A-M Certificate of the entire Percentage Interest represented by the within Class A-M Certificates to the above-named Assignee(s) and to deliver such Class A-M Certificate to the following address:

Date: _________________

                                           __________________________________
                                           Signature by or on behalf of
                                           Assignor(s)

                                           __________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                   EXHIBIT A-8

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS_THROUGH CERTIFICATES
                           SERIES 2007-GG10, CLASS A-J

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                 COMMERCIAL MORTGAGE PASS_THROUGH CERTIFICATES,
                           SERIES 2007-GG10, CLASS A-J

Pass_Through Rate:  The WAC Rate(1)

First Distribution Date: August 10, 2007  Cut_Off Date: July 1, 2007

Aggregate Initial Certificate  Principal  Scheduled  Final   Distribution  Date:
Amount  of the  Class A-J  Certificates:  August 10, 2045
$519,941,000

CUSIP:  36246L AH4                        Initial  Certificate  Principal Amount
                                          of  this  Certificate:  $[500,000,000]
                                          [19,941,000]

ISIN:  US36246LAH42

Common Code: 031097355

No.:  [1]

   This certifies that CEDE & CO. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-J Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class B, Class C, Class D, Class E, Class F, Class X, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class R and Class LR Certificates (together with the Class A-J Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling Agreement are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-J Certificates for such Distribution Date, all as more fully described in the Pooling Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling Agreement.

   Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class A-J Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non_tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut_Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock_Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper_Tier REMIC or the Lower_Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non_permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of
                  Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

   The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non_Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non_Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

   The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty_one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

----------------------------

(1) The approximate Pass-Through Rate as of the Closing Date is 5.993%.

   IN WITNESS WHEREOF, the Trustee has caused this Class A-J Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee

                                       By: __________________________________
                                           Authorized Signatory

Dated:  ______________




                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class A-J Certificates referred to in the Pooling
Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual
                                       capacity but solely
                                       as Authenticating Agent

                                       By: __________________________________
                                           Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto __________________________________________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class A-J Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class A-J Certificate of the entire Percentage Interest represented by the within Class A-J Certificates to the above-named Assignee(s) and to deliver such Class A-J Certificate to the following address:

Date: _________________

                                           __________________________________
                                           Signature by or on behalf of
                                           Assignor(s)



                                           __________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                   EXHIBIT A-9

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                            SERIES 2007-GG10, CLASS X

[If a Global Certificate is to be held by or for The Depository Trust Company, then insert: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THE HOLDERS OF THIS CLASS X CERTIFICATE WILL BE ENTITLED ONLY TO DISTRIBUTIONS OF INTEREST ON THE NOTIONAL AMOUNT OF THE CLASS X CERTIFICATES AND WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS WITH RESPECT TO PRINCIPAL. THE NOTIONAL AMOUNT OF THE CLASS X CERTIFICATES FOR ANY DISTRIBUTION DATE IS AS SET FORTH IN THE POOLING AGREEMENT REFERRED TO BELOW. ACCORDINGLY, THE OUTSTANDING NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AGREEMENT REFERRED TO BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

   THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

   [If Regulation S Global Certificate, then insert: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

   [If Restricted Certificate issued to an Institutional Accredited Investor which is not a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, then insert: AS PROVIDED IN THE POOLING AGREEMENT, ANY HOLDER OF THIS CERTIFICATE THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR MAY NOT EXCHANGE THIS CERTIFICATE FOR INTERESTS IN A GLOBAL CERTIFICATE.]

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                            SERIES 2007-GG10, CLASS X

Pass-Through Rate:  Variable IO(1)

First Distribution Date: August 10, 2007  Cut_Off Date: July 1, 2007

Aggregate Initial Notional Amount of      Scheduled  Final   Distribution  Date:
the Class X Certificates:                 August 10, 2045
$7,562,773,702

CUSIP:  36246L AP6(2), U0393G AA4(3),     Initial Notional Amount of this
36246L BD2(4)                             Certificate:
                                          $[500,000,000] [500,000,000]
                                          [500,000,000] [500,000,000]
                                          [500,000,000] [500,000,000]
                                          [500,000,000] [500,000,000]
                                          [500,000,000] [500,000,000]
                                          [500,000,000] [500,000,000]
                                          [500,000,000] [500,000,000]
                                          [500,000,000] [62,773,702]

ISIN:  US36246LAP67(2),
USU0393GAA41(3), US36246LBD29(4)

Common Code [031097720](5)

No.:  [1]

   This certifies that CEDE & CO. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class R and Class LR Certificates (together with the Class X Certificates, the "Certificates"; the Holders of Certificates are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class X Certificates for such Distribution Date, all as more fully described in the Pooling Agreement.

   Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class X Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non_tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut_Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock_Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper_Tier REMIC or the Lower_Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non_permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of
                  Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

   The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non_Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non_Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

   The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty_one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

---------------------------

(1) The approximate Pass-Through Rate as of the Closing Date is 0.036%.

(2) For Book Entry Rule 144A Only.

(3) For Book Entry Regulation S Certificates Only.

(4) For Institutional Accredited Investors Only.

(5) For Book Entry Regulation S Certificates Only

   IN WITNESS WHEREOF, the Trustee has caused this Class X Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee

                                       By: __________________________________
                                           Authorized Signatory

Dated:  ______________




                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class X Certificates referred to in the Pooling Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual
                                       capacity but solely
                                       as Authenticating Agent

                                       By: __________________________________
                                           Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ____________________________________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class X Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class X Certificate of the entire Percentage Interest represented by the within Class X Certificates to the above-named Assignee(s) and to deliver such Class X Certificate to the following address:

Date: _________________

                                           ___________________________________
                                           Signature by or on behalf of
                                           Assignor(s)


                                           ___________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                  EXHIBIT A-10

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS B

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CLASS B CERTIFICATE IS SUBORDINATE TO CERTAIN OTHER CLASSES OF CERTIFICATES TO THE EXTENT SET FORTH IN THE POOLING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE, AND CERTAIN OTHER ASSETS.

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                            SERIES 2007-GG10, CLASS B

Pass-Through Rate:                        The WAC Rate(1)

First Distribution Date:  August 10,      Cut-Off Date: July 1, 2007
2007

Aggregate Initial Certificate  Principal  Scheduled  Final   Distribution  Date:
Amount of the Class B Certificates:       August 10, 2045
$75,628,000

CUSIP:  36246L AJ0                        Initial  Certificate  Principal Amount
                                          of this Certificate:  $75,628,000
ISIN:  US36246LAJ08

Common Code: 031089719

No.:  1

   This certifies that CEDE & CO. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class B Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class C, Class D, Class E, Class F, Class X, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class R and Class LR Certificates (together with the Class B Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling Agreement are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class B Certificates for such Distribution Date, all as more fully described in the Pooling Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling Agreement.

   Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class B Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non_tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock_Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper_Tier REMIC or the Lower_Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non_permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of
                  Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

   The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non_Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non_Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

   The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty_one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

----------------------------

(1) The approximate Pass-Through Rate as of the Closing Date is 5.993%.

   IN WITNESS WHEREOF, the Trustee has caused this Class B Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee

                                       By: __________________________________
                                           Authorized Signatory

Dated:  ______________




                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class B Certificates referred to in the Pooling Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual
                                       capacity but solely
                                       as Authenticating Agent

                                       By: __________________________________
                                           Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), ___________ assign(s) and transfer(s) unto ____________________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class B Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class B Certificate of the entire Percentage Interest represented by the within Class B Certificates to the above-named Assignee(s) and to deliver such Class B Certificate to the following address:

Date: _________________

                                           ___________________________________
                                           Signature by or on behalf of
                                           Assignor(s)


                                           ___________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                  EXHIBIT A-11

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS C

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CLASS C CERTIFICATE IS SUBORDINATE TO CERTAIN OTHER CLASSES OF CERTIFICATES TO THE EXTENT SET FORTH IN THE POOLING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE, AND CERTAIN OTHER ASSETS.

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                            SERIES 2007-GG10, CLASS C

Pass-Through Rate:  The WAC Rate(1)

First Distribution Date: August 10, 2007  Cut-Off Date: July 1, 2007

Aggregate Initial Certificate  Principal  Scheduled Final Distribution  Date:
Amount of the Class C Certificates:       August 10, 2045
$94,535,000

CUSIP:  36246L AK7                        Initial  Certificate  Principal Amount
                                          of this Certificate:  $94,535,000
ISIN:  US36246LAK70

Common Code: 031089816

No.:  1

   This certifies that CEDE & CO. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class C Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class D, Class E, Class F, Class X, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class R and Class LR Certificates (together with the Class C Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling Agreement are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class C Certificates for such Distribution Date, all as more fully described in the Pooling Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling Agreement.

   Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class C Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non_tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock_Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper_Tier REMIC or the Lower_Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non_permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of
                  Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

   The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non_Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non_Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

   The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty_one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

----------------------------

(1) The approximate Pass-Through Rate as of the Closing Date is 5.993%.

   IN WITNESS WHEREOF, the Trustee has caused this Class C Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee

                                       By: __________________________________
                                           Authorized Signatory

Dated:  ______________



                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class C Certificates referred to in the Pooling Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual
                                       capacity but solely
                                       as Authenticating Agent

                                       By: __________________________________
                                           Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto __________________________________________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class C Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class C Certificate of the entire Percentage Interest represented by the within Class C Certificates to the above-named Assignee(s) and to deliver such Class C Certificate to the following address:

Date: _________________

                                           ___________________________________
                                           Signature by or on behalf of
                                           Assignor(s)


                                           ___________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                  EXHIBIT A-12

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS D

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                            SERIES 2007-GG10, CLASS D

Pass-Through Rate:  The WAC Rate(1)

First Distribution Date: August 10, 2007  Cut-Off Date: July 1, 2007

Aggregate Initial Certificate Principal   Scheduled Final Distribution Date:
Amount of the Class D Certificates :      August 10, 2045
$56,720,000

CUSIP: 36246L AL5                         Initial  Certificate  Principal Amount
                                          of this Certificate:  $56,720,000
ISIN:  US36246LAL53

Common Code: 031089905

No.:  1

   This certifies that CEDE & CO. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class D Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class E, Class F, Class X, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class R and Class LR Certificates (together with the Class D Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling Agreement are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class D Certificates for such Distribution Date, all as more fully described in the Pooling Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling Agreement.

   Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class D Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock_Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper_Tier REMIC or the Lower_Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of
                  Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

   The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non-Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non-Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

   The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty_one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

--------------------------------

(1) The approximate Pass-Through Rate as of the Closing Date is 5.993%.

   IN WITNESS WHEREOF, the Trustee has caused this Class D Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee

                                       By: __________________________________
                                           Authorized Signatory

Dated:  ______________



                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class D Certificates referred to in the Pooling Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual
                                       capacity but solely
                                       as Authenticating Agent

                                       By: __________________________________
                                           Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto __________________________________________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class D Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class D Certificate of the entire Percentage Interest represented by the within Class D Certificates to the above-named Assignee(s) and to deliver such Class D Certificate to the following address:

Date: _________________


                                           ___________________________________
                                           Signature by or on behalf of
                                           Assignor(s)



                                           ___________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                  EXHIBIT A-13

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS E

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                            SERIES 2007-GG10, CLASS E

Pass-Through Rate:  The WAC Rate(1)

First Distribution Date: August 10, 2007  Cut-Off Date: July 1, 2007

Aggregate Initial Certificate  Principal  Scheduled  Final   Distribution  Date:
Amount of the Class E Certificates:       August 10, 2045
$56,721,000

CUSIP:  36246L AM3                        Initial  Certificate  Principal Amount
                                          of this Certificate:  $56,721,000
ISIN:  US36246LAM37

Common Code: 031090016

No.:  1

   This certifies that CEDE & CO. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class E Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class F, Class X, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class R and Class LR Certificates (together with the Class E Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling Agreement are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class E Certificates for such Distribution Date, all as more fully described in the Pooling Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling Agreement.

   Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class E Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock_Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper_Tier REMIC or the Lower_Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of
                  Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

   The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non-Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non-Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty_one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

--------------------------------

(1) The approximate Pass-Through Rate as of the Closing Date is 5.993%.

   IN WITNESS WHEREOF, the Trustee has caused this Class E Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee

                                       By: __________________________________
                                           Authorized Signatory

Dated:  ______________

                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class E Certificates referred to in the Pooling Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely
                                       as Authenticating Agent

                                       By:  __________________________________
                                           Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), ___________ assign(s) and transfer(s) unto ____________________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class E Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class E Certificate of the entire Percentage Interest represented by the within Class E Certificates to the above-named Assignee(s) and to deliver such Class E Certificate to the following address:

Date: _________________

                                           ___________________________________
                                           Signature by or on behalf of
                                           Assignor(s)


                                           ___________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                  EXHIBIT A-14

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS F

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                            SERIES 2007-GG10, CLASS F

Pass-Through Rate:  The WAC Rate(1)

First Distribution Date: August 10, 2007  Cut-Off Date: July 1, 2007

Aggregate Initial Certificate  Principal  Scheduled  Final   Distribution  Date:
Amount of  the Class F Certificates:      August 10, 2045
$75,628,000

CUSIP:  36246L AN1                        Initial  Certificate  Principal Amount
                                          of this Certificate:  $75,628,000
ISIN:  US36246LAN10

Common Code: 031090156

No.:  1

   This certifies that CEDE & CO. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class F Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class X, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class R and Class LR Certificates (together with the Class F Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling Agreement are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class F Certificates for such Distribution Date, all as more fully described in the Pooling Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling Agreement.

   Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class F Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock_Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper_Tier REMIC or the Lower_Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of
                  Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

   The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non-Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non-Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

   The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty_one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

-----------------------------

(1) The approximate Pass-Through Rate as of the Closing Date is 5.993%.

   IN WITNESS WHEREOF, the Trustee has caused this Class F Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee

                                       By: __________________________________
                                           Authorized Signatory

Dated:  ______________




                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class F Certificates referred to in the Pooling Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual
                                       capacity but solely
                                       as Authenticating Agent

                                       By: __________________________________
                                           Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto _________________________________________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class F Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class F Certificate of the entire Percentage Interest represented by the within Class F Certificates to the above-named Assignee(s) and to deliver such Class F Certificate to the following address:

Date: _________________

                                           ___________________________________
                                           Signature by or on behalf of
                                           Assignor(s)


                                           ___________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                  EXHIBIT A-15

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS G

[If a Global Certificate is to be held by or for The Depository Trust Company, then insert: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AGREEMENT REFERRED TO BELOW.

THIS CLASS G CERTIFICATE IS SUBORDINATE TO THE CERTAIN OTHER CLASSES OF CERTIFICATES TO THE EXTENT SET FORTH IN THE POOLING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE, AND CERTAIN OTHER ASSETS.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

[If Regulation S Global Certificate, then insert: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

[If Restricted Certificate issued to an Institutional Accredited Investor which is not a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, then insert: AS PROVIDED IN THE POOLING AGREEMENT, ANY HOLDER OF THIS CERTIFICATE THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR MAY NOT EXCHANGE THIS CERTIFICATE FOR INTERESTS IN A GLOBAL CERTIFICATE.]

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS G

Pass-Through Rate:  The WAC Rate(1)

First Distribution Date:  August 10,     Cut-Off Date:  July 1, 2007
2007

Aggregate Initial Certificate Principal  Scheduled Final Distribution Date:
Amount of the Class G Certificates:      August 10, 2045
$75,628,000

CUSIP:  36246L AS0(2), U0393G AD8(3),    Initial Certificate Principal Amount
36246L BG5(4)                            of this Certificate:  $75,628,000


ISIN:  US36246LAS07(2),
USU0393GAD89(3), US36246LBG59(4)

Common Code: [031097959](5)

No.:  1

   This certifies that CEDE & CO. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class G Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class X, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class R and Class LR Certificates (together with the Class G Certificates, the "Certificates"; the Holders of Certificates are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class G Certificates for such Distribution Date, all as more fully described in the Pooling Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling Agreement.

   Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class G Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock_Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper_Tier REMIC or the Lower_Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of
                  Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

   The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non-Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non-Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

   The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty_one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

---------------------------------

(1) The approximate Pass-Through Rate as of the Closing Date is 5.993%.

(2) For Book Entry Rule 144A Only.

(3) For Book Entry Regulation S Certificates Only.

(4) For Institutional Accredited Investors Only.

(5) For Bood Entry Regulation S Certificates Only

   IN WITNESS WHEREOF, the Trustee has caused this Class G Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee

                                       By: __________________________________
                                           Authorized Signatory

Dated:  ______________




                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class G Certificates referred to in the Pooling Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual
                                       capacity but solely
                                       as Authenticating Agent

                                       By: __________________________________
                                           Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), ___________ assign(s) and transfer(s) unto _________________________________
______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class G Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class G Certificate of the entire Percentage Interest represented by the within Class G Certificates to the above-named Assignee(s) and to deliver such Class G Certificate to the following address:

Date: _________________

                                           ___________________________________
                                           Signature by or on behalf of
                                           Assignor(s)


                                           ___________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                  EXHIBIT A-16

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS H

[If a Global Certificate is to be held by or for The Depository Trust Company, then insert: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AGREEMENT REFERRED TO BELOW.

THIS CLASS H CERTIFICATE IS SUBORDINATE TO CERTAIN OTHER CLASSES OF CERTIFICATES TO THE EXTENT SET FORTH IN THE POOLING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

[If Regulation S Global Certificate, then insert: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

[If Restricted Certificate issued to an Institutional Accredited Investor which is not a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, then insert: AS PROVIDED IN THE POOLING AGREEMENT, ANY HOLDER OF THIS CERTIFICATE THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR MAY NOT EXCHANGE THIS CERTIFICATE FOR INTERESTS IN A GLOBAL CERTIFICATE.]

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS H

Pass-Through Rate:  The WAC Rate(1)

First Distribution Date:  August 10,     Cut-Off Date:  July 1, 2007
2007

Aggregate Initial Certificate Principal  Scheduled Final Distribution Date:
Amount of the Class H Certificates:      August 10, 2045
$103,988,000

CUSIP:  36246L AT8(2), U0393G AE6(3),    Initial Certificate Principal Amount
36246L BH3(4)                            of this Certificate:  $103,988,000


ISIN:  US36246LAT89(2),
USU0393GAE62(3), US36246LBH33(4)

Common Code: [031098041](5)

No.:  1

   This certifies that CEDE & CO. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class H Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class X, Class G, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class R and Class LR Certificates (together with the Class H Certificates, the "Certificates"; the Holders of Certificates are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class H Certificates for such Distribution Date, all as more fully described in the Pooling Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges, as provided in the Pooling Agreement.

   Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to the Class H Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock_Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper_Tier REMIC or the Lower_Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of
                  Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

   The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non-Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

      (i)   the sum of

            (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

            (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non-Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);

            (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

            (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

      (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

   The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty_one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

-----------------------

(1) The approximate Pass-Through Rate as of the Closing Date is 5.993%.

(2) For Book Entry Rule 144A Only.

(3) For Book Entry Regulation S Certificates Only.

(4) For Institutional Accredited Investors Only.

(5) For Bood Entry Regulation S Certificates Only

   IN WITNESS WHEREOF, the Trustee has caused this Class H Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee

                                       By: __________________________________
                                           Authorized Signatory

Dated:  ______________




                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class H Certificates referred to in the Pooling Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual
                                       capacity but solely
                                       as Authenticating Agent

                                       By: __________________________________
                                           Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ___________________________ ______________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class H Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class H Certificate of the entire Percentage Interest represented by the within Class H Certificates to the above-named Assignee(s) and to deliver such Class H Certificate to the following address:

Date: _________________

                                           ___________________________________
                                           Signature by or on behalf of
                                           Assignor(s)


                                           ___________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                  EXHIBIT A-17

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS J

[If a Global Certificate is to be held by or for The Depository Trust Company, then insert: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AGREEMENT REFERRED TO BELOW.

THIS CLASS J CERTIFICATE IS SUBORDINATE TO CERTAIN OTHER CLASSES OF CERTIFICATES TO THE EXTENT SET FORTH IN THE POOLING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

[If Regulation S Global Certificate, then insert: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

[If Restricted Certificate issued to an Institutional Accredited Investor which is not a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, then insert: AS PROVIDED IN THE POOLING AGREEMENT, ANY HOLDER OF THIS CERTIFICATE THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR MAY NOT EXCHANGE THIS CERTIFICATE FOR INTERESTS IN A GLOBAL CERTIFICATE.]

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS J

Pass-Through Rate:  The WAC Rate(1)

First Distribution Date:  August 10,     Cut-Off Date:  July 1, 2007
2007

Aggregate Initial Certificate Principal  Scheduled Final Distribution Date:
Amount of the Class J Certificates:      August 10, 2045
$94,534,000

CUSIP:  36246L AU5(2), U0393G AF3(3),    Initial Certificate Principal Amount
36246L BJ9(4)                            of this Certificate:  $94,534,000


ISIN:  US36246LAU52(2),
USU0393GAF38(3), US36246LBJ98(4)

Common Code: [031098238](5)

No.:  1

   This certifies that CEDE & CO. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class J Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class X, Class G, Class H, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class R and Class LR Certificates (together with the Class J Certificates, the "Certificates"; the Holders of Certificates are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class J Certificates for such Distribution Date, all as more fully described in the Pooling Agreement.

   Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to Class J Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock_Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper_Tier REMIC or the Lower_Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of
                  Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

   The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non-Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non-Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);


                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

   The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty_one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

-------------------------

(1) The approximate Pass-Through Rate as of the Closing Date is 5.993%.

(2) For Book Entry Rule 144A Only.

(3) For Book Entry Regulation S Certificates Only.

(4) For Institutional Accredited Investors Only.

(5) For Bood Entry Regulation S Certificates Only

   IN WITNESS WHEREOF, the Trustee has caused this Class J Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee

                                       By: __________________________________
                                           Authorized Signatory

Dated:  ______________



                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class J Certificates referred to in the Pooling Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual
                                       capacity but solely
                                       as Authenticating Agent

                                       By: __________________________________
                                           Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ______________________________
______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class J Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class J Certificate of the entire Percentage Interest represented by the within Class J Certificates to the above-named Assignee(s) and to deliver such Class J Certificate to the following address:

Date: _________________

                                           ___________________________________
                                           Signature by or on behalf of
                                           Assignor(s)



                                           ___________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                  EXHIBIT A-18

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS K

[If a Global Certificate is to be held by or for The Depository Trust Company, then insert: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AGREEMENT REFERRED TO BELOW.

THIS CLASS K CERTIFICATE IS SUBORDINATE TO CERTAIN OTHER CLASSES OF CERTIFICATES TO THE EXTENT SET FORTH IN THE POOLING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

[If Regulation S Global Certificate, then insert: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

[If Restricted Certificate issued to an Institutional Accredited Investor which is not a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, then insert: AS PROVIDED IN THE POOLING AGREEMENT, ANY HOLDER OF THIS CERTIFICATE THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR MAY NOT EXCHANGE THIS CERTIFICATE FOR INTERESTS IN A GLOBAL CERTIFICATE.]

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS K

Pass-Through Rate:  The WAC Rate(1)

First Distribution Date:  August 10,     Cut-Off Date:  July 1, 2007
2007

Aggregate Initial Certificate Principal  Scheduled Final Distribution Date:
Amount of the Class K Certificates:      August 10, 2045
$75,628,000

CUSIP:  36246L AV3(2), U0393G AG1(3),    Initial Certificate Principal Amount
36246L BK6(4)                            of this Certificate:  $75,628,000


ISIN:  US36246LAV36(2),
USU0393GAG11(3), US36246LBK61(4)

Common Code: [031098386](5)

No.:  1

   This certifies that CEDE & CO. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class K Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class X, Class G, Class H, Class J, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class R and Class LR Certificates (together with the Class K Certificates, the "Certificates"; the Holders of Certificates are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class K Certificates for such Distribution Date, all as more fully described in the Pooling Agreement.

   Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to Class K Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock_Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper_Tier REMIC or the Lower_Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of
                  Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

   The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non-Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non-Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);


                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

   The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty_one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

-------------------------------

(1) The approximate Pass-Through Rate as of the Closing Date is 5.993%.

(2) For Book Entry Rule 144A Only.

(3) For Book Entry Regulation S Certificates Only.

(4) For Institutional Accredited Investors Only.

(5) For Bood Entry Regulation S Certificates Only

   IN WITNESS WHEREOF, the Trustee has caused this Class K Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee

                                       By: __________________________________
                                           Authorized Signatory

Dated:  ______________



                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class K Certificates referred to in the Pooling Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual
                                       capacity but solely
                                       as Authenticating Agent

                                       By: __________________________________
                                           Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), ___________ assign(s) and transfer(s) unto ____________________________________
______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class K Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class K Certificate of the entire Percentage Interest represented by the within Class K Certificates to the above-named Assignee(s) and to deliver such Class K Certificate to the following address:

Date: _________________

                                           ___________________________________
                                           Signature by or on behalf of
                                           Assignor(s)


                                           ___________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                  EXHIBIT A-19

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS L

[If a Global Certificate is to be held by or for The Depository Trust Company, then insert: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AGREEMENT REFERRED TO BELOW.

THIS CLASS L CERTIFICATE IS SUBORDINATE TO CERTAIN OTHER CLASSES OF CERTIFICATES TO THE EXTENT SET FORTH IN THE POOLING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

[If Regulation S Global Certificate, then insert: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

[If Restricted Certificate issued to an Institutional Accredited Investor which is not a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, then insert: AS PROVIDED IN THE POOLING AGREEMENT, ANY HOLDER OF THIS CERTIFICATE THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR MAY NOT EXCHANGE THIS CERTIFICATE FOR INTERESTS IN A GLOBAL CERTIFICATE.]

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER SECTION 410(d) OF THE
CODE) SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN" ) OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH A PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3_101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95_60 OR (B) IF SUCH CERTIFICATE IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON_EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR LAW, AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE MASTER SERVICER, THE PAYING AGENT, THE SPECIAL SERVICER, THE INITIAL PURCHASER OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK_ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS L

Pass-Through Rate:  The lesser of
5.657% and the WAC Rate

First Distribution Date:  August 10,     Cut-Off Date:  July 1, 2007
2007

Aggregate Initial Certificate Principal  Scheduled Final Distribution Date:
Amount of the Class L Certificates:      August 10, 2045
$37,814,000

CUSIP:  36246L AW1(1), U0393G AH9(2),    Initial Certificate Principal Amount
36246L BL4(3)                            of this Certificate:  $37,814,000


ISIN:  US36246LAW19(1),
USU0393GAH93(2), US36246LBL45(3)

No.:  1

   This certifies that CEDE & CO. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class L Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class X, Class G, Class H, Class J, Class K, Class M, Class N, Class O, Class P, Class Q, Class S, Class R and Class LR Certificates (together with the Class L Certificates, the "Certificates"; the Holders of Certificates are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class L Certificates for such Distribution Date, all as more fully described in the Pooling Agreement.

   Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to Class L Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock_Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper_Tier REMIC or the Lower_Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of
                  Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

   The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non-Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non-Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

   The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty_one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

------------------------

(1) For Book Entry Rule 144A Only.

(2) For Book Entry Regulation S Certificates Only.

(3) For Institutional Accredited Investors Only.

   IN WITNESS WHEREOF, the Trustee has caused this Class L Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee

                                       By: __________________________________
                                           Authorized Signatory

Dated:  ______________



                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class L Certificates referred to in the Pooling Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual
                                       capacity but solely
                                       as Authenticating Agent

                                       By: __________________________________
                                           Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ________________________ ______________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class L Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class L Certificate of the entire Percentage Interest represented by the within Class L Certificates to the above-named Assignee(s) and to deliver such Class L Certificate to the following address:

Date: _________________

                                           ___________________________________
                                           Signature by or on behalf of
                                           Assignor(s)

                                           ___________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                  EXHIBIT A-20

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS M

[If a Global Certificate is to be held by or for The Depository Trust Company, then insert: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AGREEMENT REFERRED TO BELOW.

THIS CLASS M CERTIFICATE IS SUBORDINATE TO CERTAIN OTHER CLASSES OF CERTIFICATES TO THE EXTENT SET FORTH IN THE POOLING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

[If Regulation S Global Certificate, then insert: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

[If Restricted Certificate issued to an Institutional Accredited Investor which is not a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, then insert: AS PROVIDED IN THE POOLING AGREEMENT, ANY HOLDER OF THIS CERTIFICATE THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR MAY NOT EXCHANGE THIS CERTIFICATE FOR INTERESTS IN A GLOBAL CERTIFICATE.]

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER SECTION 410(d) OF THE
CODE) SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN" ) OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH A PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3_101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95_60 OR (B) IF SUCH CERTIFICATE IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON_EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR LAW, AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE MASTER SERVICER, THE PAYING AGENT, THE SPECIAL SERVICER, THE INITIAL PURCHASER OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK_ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS M

Pass-Through Rate:  The lesser of
5.657% and the WAC Rate

First Distribution Date:  August 10,     Cut-Off Date:  July 1, 2007
2007

Aggregate Initial Certificate Principal  Scheduled Final Distribution Date:
Amount of the Class M Certificates:      August 10, 2045
$18,907,000

CUSIP:  36246L AX9(1), U0393G AJ5(2),    Initial Certificate Principal Amount
36246L BM2(3)                            of this Certificate:  $18,907,000


ISIN:  US36246LAX91(1),
USU0393GAJ59(2), US36246LBM28(3)

No.:  1

   This certifies that CEDE & CO. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class M Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class X, Class G, Class H, Class J, Class K, Class L, Class N, Class O, Class P, Class Q, Class S, Class R and Class LR Certificates (together with the Class M Certificates, the "Certificates"; the Holders of Certificates are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class M Certificates for such Distribution Date, all as more fully described in the Pooling Agreement.

   Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to Class M Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock_Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper_Tier REMIC or the Lower_Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of
                  Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

   The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non-Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non-Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

   The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty_one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

------------------------

(1) For Book Entry Rule 144A Only.

(2) For Book Entry Regulation S Certificates Only.

(3) For Institutional Accredited Investors Only.

   IN WITNESS WHEREOF, the Trustee has caused this Class M Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee

                                       By: __________________________________
                                           Authorized Signatory

Dated:  ______________




                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class M Certificates referred to in the Pooling Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual
                                       scapacity but olely
                                       as Authenticating Agent

                                       By: __________________________________
                                           Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ______________________ ______________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class M Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class M Certificate of the entire Percentage Interest represented by the within Class M Certificates to the above-named Assignee(s) and to deliver such Class M Certificate to the following address:

Date: _________________

                                           ___________________________________
                                           Signature by or on behalf of
                                           Assignor(s)


                                           ___________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                  EXHIBIT A-21

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS N

[If a Global Certificate is to be held by or for The Depository Trust Company, then insert: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AGREEMENT REFERRED TO BELOW.

THIS CLASS N CERTIFICATE IS SUBORDINATE TO CERTAIN OTHER CLASSES OF CERTIFICATES TO THE EXTENT SET FORTH IN THE POOLING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

[If Regulation S Global Certificate, then insert: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

[If Restricted Certificate issued to an Institutional Accredited Investor which is not a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, then insert: AS PROVIDED IN THE POOLING AGREEMENT, ANY HOLDER OF THIS CERTIFICATE THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR MAY NOT EXCHANGE THIS CERTIFICATE FOR INTERESTS IN A GLOBAL CERTIFICATE.]

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER SECTION 410(d) OF THE
CODE) SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN" ) OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH A PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3_101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95_60 OR (B) IF SUCH CERTIFICATE IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON_EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR LAW, AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE MASTER SERVICER, THE PAYING AGENT, THE SPECIAL SERVICER, THE INITIAL PURCHASER OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK_ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS N

Pass-Through Rate:  The lesser of
5.657% and the WAC Rate

First Distribution Date:  August 10,     Cut-Off Date:  July 1, 2007
2007

Aggregate Initial Certificate Principal  Scheduled Final Distribution Date:
Amount of the Class N Certificates:      August 10, 2045
$28,360,000

CUSIP:  36246L AY7(1) U0393G AK2(2)      Initial Certificate Principal Amount
36246L BN0(3)                            of this Certificate:  $28,360,000


ISIN:  US36246LAY74(1) USU0393GAK23(2)
US36246LBN01(3)

No.:  1

   This certifies that CEDE & CO. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class N Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class X, Class G, Class H, Class J, Class K, Class L, Class M, Class O, Class P, Class Q, Class S, Class R and Class LR Certificates (together with the Class N Certificates, the "Certificates"; the Holders of Certificates are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class N Certificates for such Distribution Date, all as more fully described in the Pooling Agreement.

   Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to Class N Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock_Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper_Tier REMIC or the Lower_Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

(i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

(ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

(iii) adversely affect the Voting Rights of any Class of Certificates,

(iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

(v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

      The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non-Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non-Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

   The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty_one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

-------------------------------

(1) For Book Entry Rule 144A Only.

(2) For Book Entry Regulation S Certificates Only.

(3) For Institutional Accredited Investors Only.

   IN WITNESS WHEREOF, the Trustee has caused this Class N Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee

                                       By: __________________________________
                                           Authorized Signatory

Dated:  ______________



                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class N Certificates referred to in the Pooling Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual
                                       capacity but solely
                                       as Authenticating Agent

                                       By: __________________________________
                                           Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ____________________________ ______________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class N Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class N Certificate of the entire Percentage Interest represented by the within Class N Certificates to the above-named Assignee(s) and to deliver such Class N Certificate to the following address:

Date: _________________

                                           ___________________________________
                                           Signature by or on behalf of
                                           Assignor(s)


                                           ___________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                  EXHIBIT A-22

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS O

[If a Global Certificate is to be held by or for The Depository Trust Company, then insert: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AGREEMENT REFERRED TO BELOW.

THIS CLASS O CERTIFICATE IS SUBORDINATE TO CERTAIN OTHER CLASSES OF CERTIFICATES TO THE EXTENT SET FORTH IN THE POOLING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

[If Regulation S Global Certificate, then insert: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

[If Restricted Certificate issued to an Institutional Accredited Investor which is not a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, then insert: AS PROVIDED IN THE POOLING AGREEMENT, ANY HOLDER OF THIS CERTIFICATE THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR MAY NOT EXCHANGE THIS CERTIFICATE FOR INTERESTS IN A GLOBAL CERTIFICATE.]

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER SECTION 410(d) OF THE
CODE) SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN" ) OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH A PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95_60 OR (B) IF SUCH CERTIFICATE IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON_EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR LAW, AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE MASTER SERVICER, THE PAYING AGENT, THE SPECIAL SERVICER, THE INITIAL PURCHASER OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK_ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS O

Pass-Through Rate:  The lesser of
5.657% and the WAC Rate

First Distribution Date:  August 10,     Cut-Off Date:  July 1, 2007
2007

Aggregate Initial Certificate Principal  Scheduled Final Distribution Date:
Amount of the Class O Certificates:      August 10, 2045
$18,907,000

CUSIP:  36246L AZ4(1), U0393G AL0(2),    Initial Certificate Principal Amount
36246L BP5(3)                            of this Certificate:  $18,907,000


ISIN:  US36246LAZ40(1),
USU0393GAL06(2), US36246LBP58(3)

No.:  1

   This certifies that CEDE & CO. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class O Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class X, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class Q, Class S, Class R and Class LR Certificates (together with the Class O Certificates, the "Certificates"; the Holders of Certificates are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class O Certificates for such Distribution Date, all as more fully described in the Pooling Agreement.

   Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to Class O Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock_Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper_Tier REMIC or the Lower_Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of
                  Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

   The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non-Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non-Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

   The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty_one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

---------------------------

(1) For Book Entry Rule 144A Only.

(2) For Book Entry Regulation S Certificates Only.

(3) For Institutional Accredited Investors Only.

   IN WITNESS WHEREOF, the Trustee has caused this Class O Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee

                                       By: __________________________________
                                           Authorized Signatory

Dated:  ______________




                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class O Certificates referred to in the Pooling Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual
                                       capacity but solely
                                       as Authenticating Agent

                                       By: __________________________________
                                           Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto _________________________ ______________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class O Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class O Certificate of the entire Percentage Interest represented by the within Class O Certificates to the above-named Assignee(s) and to deliver such Class O Certificate to the following address:

Date: _________________

                                           ___________________________________
                                           Signature by or on behalf of
                                           Assignor(s)

                                           ___________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                  EXHIBIT A-23

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS P

[If a Global Certificate is to be held by or for The Depository Trust Company, then insert: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AGREEMENT REFERRED TO BELOW.

THIS CLASS P CERTIFICATE IS SUBORDINATE TO CERTAIN OTHER CLASSES OF CERTIFICATES TO THE EXTENT SET FORTH IN THE POOLING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

[If Regulation S Global Certificate, then insert: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

[If Restricted Certificate issued to an Institutional Accredited Investor which is not a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, then insert: AS PROVIDED IN THE POOLING AGREEMENT, ANY HOLDER OF THIS CERTIFICATE THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR MAY NOT EXCHANGE THIS CERTIFICATE FOR INTERESTS IN A GLOBAL CERTIFICATE.]

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER SECTION 410(d) OF THE
CODE) SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN" ) OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH A PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3_101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95_60 OR (B) IF SUCH CERTIFICATE IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON_EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR LAW, AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE MASTER SERVICER, THE PAYING AGENT, THE SPECIAL SERVICER, THE INITIAL PURCHASER OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK_ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS P

Pass-Through Rate:  The lesser of
5.657% and the WAC Rate

First Distribution Date:  August 10,     Cut-Off Date:  July 1, 2007
2007

Aggregate Initial Certificate Principal  Scheduled Final Distribution Date:
Amount of the Class P Certificates:      August 10, 2045
$18,907,000

CUSIP:  36246L BA8(1), U0393G AM8(2),    Initial Certificate Principal Amount
36246L BQ3(3)                            of this Certificate:  $18,907,000


ISIN:  US36246LBA89(1),
USU0393GAM88(2), US36246LBQ32(3)

No.:  1

   This certifies that CEDE & CO. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class P Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class X, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class Q, Class S, Class R and Class LR Certificates (together with the Class P Certificates, the "Certificates"; the Holders of Certificates are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class P Certificates for such Distribution Date, all as more fully described in the Pooling Agreement.

   Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to Class P Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock_Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower_Tier Distribution Account, the Upper_Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper_Tier REMIC or the Lower_Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of
                  Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

   The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non-Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non-Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

   The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty_one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

------------------------

(1) For Book Entry Rule 144A Only.

(2) For Book Entry Regulation S Certificates Only.

(3) For Institutional Accredited Investors Only.

   IN WITNESS WHEREOF, the Trustee has caused this Class P Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee

                                       By: __________________________________
                                           Authorized Signatory

Dated:  ______________



                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class P Certificates referred to in the Pooling Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual
                                       capacity but solely
                                       as Authenticating Agent

                                       By: __________________________________
                                           Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), ___________ assign(s) and transfer(s) unto ___________________________
______________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class P Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class P Certificate of the entire Percentage Interest represented by the within Class P Certificates to the above-named Assignee(s) and to deliver such Class P Certificate to the following address:

Date: _________________

                                           ___________________________________
                                           Signature by or on behalf of
                                           Assignor(s)


                                           ___________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                  EXHIBIT A-24

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS Q

[If a Global Certificate is to be held by or for The Depository Trust Company, then insert: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AGREEMENT REFERRED TO BELOW.

THIS CLASS Q CERTIFICATE IS SUBORDINATE TO CERTAIN OTHER CLASSES OF CERTIFICATES TO THE EXTENT SET FORTH IN THE POOLING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

[If Regulation S Global Certificate, then insert: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

[If Restricted Certificate issued to an Institutional Accredited Investor which is not a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, then insert: AS PROVIDED IN THE POOLING AGREEMENT, ANY HOLDER OF THIS CERTIFICATE THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR MAY NOT EXCHANGE THIS CERTIFICATE FOR INTERESTS IN A GLOBAL CERTIFICATE.]

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER SECTION 410(d) OF THE
CODE) SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN" ) OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH A PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR (B) IF SUCH CERTIFICATE IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR LAW, AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE MASTER SERVICER, THE PAYING AGENT, THE SPECIAL SERVICER, THE INITIAL PURCHASER OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS Q

Pass-Through Rate:  The lesser of
5.657% and the WAC Rate

First Distribution Date:  August 10,     Cut-Off Date:  July 1, 2007
2007

Aggregate Initial Certificate Principal  Scheduled Final Distribution Date:
Amount of the Class Q Certificates:      August 10, 2045
$18,907,000

CUSIP:  36246L BB6(1), U0393G AN6(2),    Initial Certificate Principal Amount
36246L BR1(3)                            of this Certificate:  $18,907,000


ISIN:  US36246LBB62(1),
USU0393GAN61(2), US36246LBR15(3)

No.:  1

   This certifies that CEDE & CO. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class Q Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class X, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class S, Class R and Class LR Certificates (together with the Class Q Certificates, the "Certificates"; the Holders of Certificates are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class Q Certificates for such Distribution Date, all as more fully described in the Pooling Agreement.

   Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to Class Q Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of
                  Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

   The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non-Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non-Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

   The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

------------------------

(1) For Book Entry Rule 144A Only.

(2) For Book Entry Regulation S Certificates Only.

(3) For Institutional Accredited Investors Only.

   IN WITNESS WHEREOF, the Trustee has caused this Class Q Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee

                                       By: __________________________________
                                           Authorized Signatory

Dated:  ______________





                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class Q Certificates referred to in the Pooling Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual
                                       capacity but solely
                                       as Authenticating Agent

                                       By: __________________________________
                                           Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ________________________ ______________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class Q Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class Q Certificate of the entire Percentage Interest represented by the within Class Q Certificates to the above-named Assignee(s) and to deliver such Class Q Certificate to the following address:

Date: _________________

                                           __________________________________
                                           Signature by or on behalf of
                                           Assignor(s)

                                           __________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                  EXHIBIT A-25

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS S

[If a Global Certificate is to be held by or for The Depository Trust Company, then insert: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AGREEMENT REFERRED TO BELOW.

THIS CLASS S CERTIFICATE IS SUBORDINATE TO CERTAIN OTHER CLASSES OF CERTIFICATES TO THE EXTENT SET FORTH IN THE POOLING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

[If Regulation S Global Certificate, then insert: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

[If Restricted Certificate issued to an Institutional Accredited Investor which is not a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, then insert: AS PROVIDED IN THE POOLING AGREEMENT, ANY HOLDER OF THIS CERTIFICATE THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR MAY NOT EXCHANGE THIS CERTIFICATE FOR INTERESTS IN A GLOBAL CERTIFICATE.]

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER SECTION 410(d) OF THE
CODE) SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN" ) OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH A PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101), OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR (B) IF SUCH CERTIFICATE IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR LAW, AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE MASTER SERVICER, THE PAYING AGENT, THE SPECIAL SERVICER, THE INITIAL PURCHASER OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                            SERIES 2007-GG10, CLASS S

Pass-Through Rate:  The lesser of
5.657% and the WAC Rate

First Distribution Date:  August 10,     Cut-Off Date:  July 1, 2007
2007

Aggregate Initial Certificate Principal  Scheduled Final Distribution Date:
Amount of the Class S Certificates:      August 10, 2045
$141,802,702

CUSIP:  36246L BC4(1), U0393G AP1(2),    Initial Certificate Principal Amount
36246L BS9(3)                            of this Certificate:  $141,802,702


ISIN:  US36246LBC46(1),
USU0393GAP10(2), US36246LBS97(3)

No.:  1

   This certifies that CEDE & CO. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class S Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class X, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class R and Class LR Certificates (together with the Class S Certificates, the "Certificates"; the Holders of Certificates are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class S Certificates for such Distribution Date, all as more fully described in the Pooling Agreement.

   Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling Agreement. The "Interest Accrual Period" with respect to any Distribution Date and with respect to Class S Certificates is the calendar month preceding the month in which such Distribution Date occurs and is assumed to consist of 30 days.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of
                  Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

   The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non-Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non-Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

   The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

------------------------

(1) For Book Entry Rule 144A Only.

(2) For Book Entry Regulation S Certificates Only.

(3) For Institutional Accredited Investors Only.

   IN WITNESS WHEREOF, the Trustee has caused this Class S Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee

                                       By: __________________________________
                                           Authorized Signatory

Dated:  ______________




                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class S Certificates referred to in the Pooling Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual
                                       capacity but solely
                                       as Authenticating Agent

                                       By: __________________________________
                                           Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ______________________________ ____________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class S Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class S Certificate of the entire Percentage Interest represented by the within Class S Certificates to the above-named Assignee(s) and to deliver such Class S Certificate to the following address:

Date: _________________

                                           ___________________________________
                                           Signature by or on behalf of
                                           Assignor(s)


                                           ___________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                  EXHIBIT A-26

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                           SERIES 2007-GG10, CLASS LR

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR TRANSFERRED TO ANY PERSON WHICH IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974. AS AMENDED ("ERISA"), OR SECTION 4975 OF THE CODE, OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER
SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN"), OR ANY PERSON ACTING ON BEHALF OF OR INVESTING THE ASSETS OF A PLAN.

THIS CERTIFICATE REPRESENTS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, CERTAIN NON-U.S. PERSONS OR AGENTS OF EITHER, AS SET FORTH IN SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE TRUSTEE TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON, AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. THIS CERTIFICATE REPRESENTS A "NON-ECONOMIC RESIDUAL INTEREST," AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-l(c), AND THEREFORE, TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS.

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                           SERIES 2007-GG10, CLASS LR

Percentage Interest:  100%
Cut-Off Date:  July 1, 2007

No.:  1

   This certifies that Goldman, Sachs & Co. is the registered owner of an interest in a Trust Fund, including the distributions to be made with respect to the Class LR Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class X, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S and Class R (together with the Class LR Certificates, the "Certificates"; the Holders of Certificates are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "residual interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of the aggregate amount, if any, allocable to the Class LR Certificates for such Distribution Date, all as more fully described in the Pooling Agreement.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of
                  Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

   The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non-Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non-Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

   The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

   IN WITNESS WHEREOF, the Trustee has caused this Class LR Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee

                                       By: __________________________________
                                           Authorized Signatory

Dated:  ______________





                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class LR Certificates referred to in the Pooling
Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual
                                       capacity but solely
                                       as Authenticating Agent

                                       By: __________________________________
                                           Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ___________________________ ______________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class LR Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class LR Certificate of the entire Percentage Interest represented by the within Class LR Certificates to the above-named Assignee(s) and to deliver such Class LR Certificate to the following address:

Date: _________________

                                           _________________________________
                                           Signature by or on behalf of
                                           Assignor(s)


                                           _________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                  EXHIBIT A-27

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                            SERIES 2007-GG10, CLASS R

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR TRANSFERRED TO ANY PERSON WHICH IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974. AS AMENDED ("ERISA"), OR SECTION 4975 OF THE CODE, OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER
SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN"), OR ANY PERSON ACTING ON BEHALF OF OR INVESTING THE ASSETS OF A PLAN.

THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, CERTAIN NON-U.S. PERSONS OR AGENTS OF EITHER, AS SET FORTH IN
SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE TRUSTEE TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON, AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. THIS CERTIFICATE REPRESENTS A "NON-ECONOMIC RESIDUAL INTEREST," AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-l(c), AND THEREFORE, TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS.

                     GS MORTGAGE SECURITIES TRUST 2007-GG10
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                            SERIES 2007-GG10, CLASS R

Percentage Interest:  100%
Cut-Off Date:  July 1, 2007

No.:  1

   This certifies that Goldman, Sachs & Co. is the registered owner of an interest in a Trust Fund, including the distributions to be made with respect to the Class R Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling Agreement and is bound thereby. Also issued under the Pooling Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class X, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S and Class LR Certificates (together with the Class R Certificates, the "Certificates"; the Holders of Certificates are collectively referred to herein as "Certificateholders").

   This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling Agreement.

   This Certificate represents a "residual interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Internal Revenue Code of 1986, as amended.

   The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling Agreement.

   Pursuant to the terms of the Pooling Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the 10th day of each month (or, if such 10th day is not a Business Day, the next succeeding Business Day), provided that the distribution date will be at least 4 business days following the determination date, commencing in August 2007 (each such date, a "Distribution Date"), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of the aggregate amount, if any, allocable to the Class R Certificates for such Distribution Date, all as more fully described in the Pooling Agreement.

   All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month immediately preceding the month in which such Distribution Date occurs, or if such day is not a Business Day, the immediately preceding Business Day. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date (a) by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, if such Certificateholder provides the Trustee with wiring instructions no less than five Business Days prior to the related Record Date, or otherwise (b) by check mailed to such Certificateholder. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

   Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Class R Certificateholders all amounts distributable to the Holders thereof. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling Agreement.

   This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling Agreement.

   As provided in the Pooling Agreement, the Trust Fund includes: (i) such Mortgage Loans as from time to time are subject to the Pooling Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date; (iii) any REO Property (to the extent of the Trust Fund's Interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's Interest therein); (v) the Master Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling Agreement and any proceeds thereof; (vi) the Trustee's rights in any Assignments of Leases, Rents and Profits and any security agreements; (vii) any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) all of the Trustee's rights in the Reserve Accounts and Lock-Box Accounts and all proceeds of the Mortgage Loans deposited in the Whole Loan Custodial Account, the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and any REO Account, including reinvestment income thereon; and (ix) the Trustee's rights in any environmental indemnity agreements relating to the Mortgaged Properties.

   This Certificate does not purport to summarize the Pooling Agreement, and reference is made to the Pooling Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

   As provided in the Pooling Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office, together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the applicable requirements in
Section 5.02 of the Pooling Agreement. Upon surrender for registration of transfer of this Certificate, subject to the applicable requirements of Section
5.02 of the Pooling Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination of this Certificate. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling Agreement.

   Prior to due presentation of this Certificate for registration of transfer, the Person in whose name this Certificate is registered shall be deemed and treated as the sole owner hereof for all purposes, and none of the Master Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by any notice or knowledge to the contrary.

   No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling Agreement other than for transfers to Institutional Accredited Investors, as also provided therein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

   The Pooling Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee, without the consent of any of the Certificateholders: (i) to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Companion Loan Noteholders; (ii) to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling Agreement or with the description thereof in the Prospectus or the Prospectus Supplement or to correct any error; (iii) to change the timing and/or nature of deposits in the Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account or the REO Account, provided that
(A) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date, (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) and (C) the change would not result in the downgrading, qualification or withdrawal of the ratings assigned to any Class of Certificates by any of S&P, Fitch or Moody's, as evidenced by a letter from each of S&P, Fitch and Moody's; (iv) to modify, eliminate or add to any of its provisions (A) to the extent as will be necessary to maintain the qualification of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Trust Fund, provided that the Trustee has received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or, if applicable, any Companion Loan Noteholder or (B) to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee; (v) to make any other provisions with respect to matters or questions arising under the Pooling Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder, as evidenced by an opinion of counsel and Rating Agency Confirmation; and (vi) to amend or supplement any provision of the Pooling Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by each of S&P, Fitch and Moody's, as evidenced by Rating Agency Confirmation; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or, if applicable, any Companion Loan Noteholder; provided that no amendment may be made that changes in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of the affected Mortgage Loan Seller. Expenses incurred with respect to any amendment shall be borne by the party requesting such amendment, unless the Master Servicer, Special Servicer or Trustee is requesting an amendment for the benefit of the Certificateholders, then such expense will be borne by the Trust.

   Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders, may amend the Pooling Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of each Trust REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any related Companion Loan Noteholder.

   The Pooling Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on a Certificate of any Class or any Companion Loan Noteholder, as applicable, without the consent of the holder of that Certificate, or any Companion Loan Noteholder, as applicable,

            (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment to remove the requirement to obtain the consent of any Companion Loan Noteholder of a Serviced Whole Loan without the consent of the holders of all Certificates of that Class then outstanding or the consent of each Companion Loan Noteholder of a Serviced Loan Group,

            (iii) adversely affect the Voting Rights of any Class of
                  Certificates,

            (iv) change in any manner the obligations or rights of any Mortgage Loan Seller under a Loan Sale Agreement without the consent of each Mortgage Loan Seller, or

            (v) without the consent of 100% of the holders of Certificates and each Companion Loan Noteholder of a Serviced Whole Loan or Rating Agency Confirmation, amend the Servicing Standard.

   Notwithstanding the foregoing, no amendment that would adversely affect in any material respect the interests of any holder of a Companion Loan may be made without the consent of the holder of the related Companion Loan.

   The Holders of the Controlling Class representing greater than 50% Percentage Interest of the Controlling Class may effect an early termination of the Trust Fund, upon not less than 30 days' prior notice given to the Depositor, the Trustee, the Companion Loan Noteholders, the Special Servicer and Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired by the Trust Fund (or, with respect to the Non-Serviced Mortgage Loan, by the trust created under the related Other Pooling Agreement) in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date;

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date (or with respect to property acquired by the trust created under an Other Pooling Agreement in respect of a Non-Serviced Mortgage Loan, the Trust Fund's pro rata share of the fair market value of such property);

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the Interest Accrual Period preceding such Distribution Date; and

                  (D) the aggregate amount of Property Advances (to the extent not reimbursed by or on behalf of the related Mortgagor), and unpaid Servicing Fees, Special Servicing Compensation, Trustee Fees and Trust Fund expenses, in each case to the extent permitted hereby with interest on all unreimbursed Advances at the Advance Rate; and

            (ii) the aggregate fair market value of the Mortgage Loans and all other property acquired in respect of any Mortgage Loan on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the related Mortgage Rates.

   The Holders of the Controlling Class representing greater than a 50% Percentage Interest of the Controlling Class, or if such Holders do not, the Special Servicer, or if neither such Holders nor the Special Servicer do, the Master Servicer or, if neither such Holders nor the Special Servicer nor the Master Servicer does, any Holder of a Class LR Certificate representing greater than a 50% Percentage Interest in such Class, may also effect such termination as provided above if such party first notifies the Controlling Class Representative, or, in the case of a termination by the Holder of a Class LR Certificate, notifies the Trustee (who shall notify each of the Controlling Class Representative and the Master Servicer) of its intention to do so in writing within 30 days following the Early Termination Notice Date. All costs and expenses incurred by any and all parties to the Pooling Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling Agreement.

   The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling Agreement with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling Agreement) shall terminate immediately following the earlier to occur of
(i) the purchase by the Holders of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class LR Certificates of all Mortgage Loans then included in the Trust Fund pursuant to Section 9.01(c) of the Pooling Agreement, (ii) the exchange by the Remaining Certificateholder pursuant to
Section 9.01(h) of the Pooling Agreement of the Pooling Agreement and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan contained in the Trust Fund; provided, however, that in no event shall the trust created thereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date of the Pooling Agreement.

   Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling Agreement or be valid for any purpose.

   IN WITNESS WHEREOF, the Trustee has caused this Class R Certificate to be duly executed.

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual capacity but
                                       solely as Trustee

                                       By: __________________________________
                                           Authorized Signatory

Dated:  ______________




                          CERTIFICATE OF AUTHENTICATION

   This is one of the Class R Certificates referred to in the Pooling Agreement.

Dated: ______________

                                       WELLS FARGO BANK, N.A.,
                                       not in its individual
                                       capacity but solely
                                       as Authenticating Agent

                                       By: __________________________________
                                           Authorized Signatory

                                   ASSIGNMENT

   FOR VALUE RECEIVED, the undersigned ("Assignor(s)") hereby sell(s), assign(s) and transfer(s) unto ___________________________ ______________________________
(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) ("Assignee(s)") the entire Percentage Interest represented by the within Class R Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

   I (we) further direct the Certificate Registrar to issue a new Class R Certificate of the entire Percentage Interest represented by the within Class R Certificates to the above-named Assignee(s) and to deliver such Class R Certificate to the following address:

Date: _________________

                                           ___________________________________
                                           Signature by or on behalf of
                                           Assignor(s)


                                           ___________________________________
                                           Taxpayer Identification Number

                            DISTRIBUTION INSTRUCTIONS


   The Assignee(s) should include the following for purposes of distribution:

   Address of the Assignee(s) for the purpose of receiving notices and distributions: _______________________________________________________________
Distributions, if being made by wire transfer in immediately available funds to __________________________ for the account of __________________________ account number ____________________________. This information is provided by ______________________________, the Assignee(s) named above or
____________________________________ as its (their) agent.



                                       By:
                                           [Please print or type name(s)]


                                           __________________________________
                                           Title


                                           __________________________________
                                           Taxpayer Identification Number

                                   EXHIBIT B

                             MORTGAGE LOAN SCHEDULE

2007-GG10 Mortgage Loan Schedule

Control                Loan            Loan
Number     Footnotes   Number          Group     Property Name
--------   ---------   -------------   -------   -------------------------------------
1                      00-1001221      Group 1   Shorenstein Portland Portfolio
1.01                   00-1001221-1    Group 1   Lincoln Center
1.02                   00-1001221-2    Group 1   Kruse Woods
1.03                   00-1001221-3    Group 1   Nimbus Corporate Center
1.04                   00-1001221-4    Group 1   Congress Center
1.05                   00-1001221-5    Group 1   Kruse Woods V
1.06                   00-1001221-6    Group 1   Umpqua Bank Plaza
1.07                   00-1001221-7    Group 1   5800 & 6000 Meadows
1.08                   00-1001221-8    Group 1   River Forum 1 & 2
1.09                   00-1001221-9    Group 1   4900 & 5000 Meadows Road
1.10                   00-1001221-10   Group 1   4949 Meadows Road
1.11                   00-1001221-11   Group 1   4000 Kruse Way Place
1.12                   00-1001221-12   Group 1   Kruse Oaks II
1.13                   00-1001221-13   Group 1   Kruse Oaks I
1.14                   00-1001221-14   Group 1   Kruse Way Plaza I & II
1.15                   00-1001221-15   Group 1   4800 Meadows Road
1.16                   00-1001221-16   Group 1   4004 Kruse Way Place
2                  2   07-0209         Group 1   Wells Fargo Tower
3                  2   07-0352         Group 1   Two California Plaza
4                      06-1099         Group 1   TIAA RexCorp New Jersey Portfolio
4.01                   06-1099         Group 1   7 Giralda Farms
4.02                   06-1099         Group 1   1 Giralda Farms
4.03                   06-1099         Group 1   101 JFK Parkway
4.04                   06-1099         Group 1   3 Giralda Farms
4.05                   06-1099         Group 1   103 JFK Parkway
4.06                   06-1099         Group 1   44 Whippany Road
5                      07-0195         Group 1   400 Atlantic Street
6                  3   00-1001220      Group 1   Two Herald Square
7                      06-1016         Group 1   TIAA RexCorp Plaza
8                      07-0170         Group 1   InTown Suites Portfolio
8.01                   07-0170         Group 1   Chesapeake
8.02                   07-0170         Group 1   Gilbert
8.03                   07-0170         Group 1   Northside Drive
8.04                   07-0170         Group 1   Roswell
8.05                   07-0170         Group 1   Gwinnett Place
8.06                   07-0170         Group 1   Ashley Phosphate
8.07                   07-0170         Group 1   Newport News North
8.08                   07-0170         Group 1   Forest Lane
8.09                   07-0170         Group 1   Indian Trail
8.10                   07-0170         Group 1   Oxmoor
8.11                   07-0170         Group 1   Indianapolis Northwest
8.12                   07-0170         Group 1   Mobile West
8.13                   07-0170         Group 1   Preston Highway
8.14                   07-0170         Group 1   Raleigh
8.15                   07-0170         Group 1   St. Charles
8.16                   07-0170         Group 1   Indianapolis East
8.17                   07-0170         Group 1   Forest Park
8.18                   07-0170         Group 1   Dayton
8.19                   07-0170         Group 1   Douglasville
8.20                   07-0170         Group 1   Lilburn
8.21                   07-0170         Group 1   Columbus East
8.22                   07-0170         Group 1   Hazelwood
8.23                   07-0170         Group 1   Matthews
8.24                   07-0170         Group 1   Greenville South
8.25                   07-0170         Group 1   Columbia Northwest
8.26                   07-0170         Group 1   Columbus North
8.27                   07-0170         Group 1   Jackson
8.28                   07-0170         Group 1   Lithia Springs
8.29                   07-0170         Group 1   Pittsburgh
8.30                   07-0170         Group 1   UNC
8.31                   07-0170         Group 1   Charleston Central
8.32                   07-0170         Group 1   Greenville North
8.33                   07-0170         Group 1   Gwinnett
8.34                   07-0170         Group 1   Woodstock
8.35                   07-0170         Group 1   Warner Robbins
9          2, 4        07-0353         Group 1   550 South Hope Street
10                 5   06-1086         Group 2   Harbor Point Apartments
11                 6   07-0056         Group 1   119 West 40th Street
12                     06-1300         Group 1   1615 L Street
13                 7   06-0959         Group 1   9200 Sunset Boulevard
14                 4   06-1328         Group 1   Disney Building
15                 8   09-0001224      Group 2   Lynnewood Gardens
16                 9   07-0294         Group 1   55 Railroad Avenue
17                     00-1001223      Group 1   CARS Chauncey Ranch
18                10   07-0347         Group 1   Franklin Mills
19         2, 4        07-0354         Group 1   Maguire Anaheim Portfolio
19.01                  07-0354         Group 1   500 Orange Tower
19.02                  07-0354         Group 1   24 Hour Fitness
20                11   07-0210         Group 1   Great Escape Theatres
20.01                  07-0210         Group 1   New Albany 16
20.02                  07-0210         Group 1   Clarksville 16
20.03                  07-0210         Group 1   McDonough 16
20.04                  07-0210         Group 1   Moline 14
20.05                  07-0210         Group 1   Wilder 14
20.06                  07-0210         Group 1   Bowling Green 12
20.07                  07-0210         Group 1   O'Fallon 14
20.08                  07-0210         Group 1   Williamsport 12
20.09                  07-0210         Group 1   Noblesville 10
20.10                  07-0210         Group 1   Seymour 8
20.11                  07-0210         Group 1   Bedford 7
21                     09-0002579      Group 1   State House Square
22                     07-0042         Group 1   915 Wilshire Boulevard
23                     06-1363         Group 1   Hyatt Regency Penn's Landing
24                 4   07-0138         Group 1   Crescent
25         4, 12       06-1326         Group 1   1125 17th Street
26                     07-0126         Group 1   Residence Inn Alexandria Old Town
27                     09-0002554      Group 1   Penn Center East
28                     07-0078         Group 1   200 West Jackson Boulevard
29                15   07-0247         Group 1   National Plaza I, II, III
30                15   07-0358         Group 1   1051 Perimeter Drive
31                     07-0094         Group 1   2001 L Street
32                     09-0002629      Group 1   Rosemont Commons
33                 4   06-1370         Group 1   The Wharf at Rivertown
34                 2   07-0428         Group 1   Lincoln Town Center
35         4, 13, 15   06-1169         Group 1   Green Road
36         4, 13, 15   06-1171         Group 1   Crown Pointe/Victor Park
36.01                  06-1171         Group 1   Crown Pointe
36.02                  06-1171         Group 1   Victor Park
37                     07-0135         Group 1   GP2
37.01                  07-0135         Group 1   Candlewood Suites Sterling
37.02                  07-0135         Group 1   Staybridge Suites Memphis
37.03                  07-0135         Group 1   Surburban Extended Stay Sterling
37.04                  07-0135         Group 1   Candlewood Suites Lake Mary
37.05                  07-0135         Group 1   Surburban Extended Stay Wilmington
37.06                  07-0135         Group 1   Surburban Extended Stay Jacksonville
38                     09-0002623      Group 1   One Financial Plaza
39                     07-0145         Group 1   Holiday Inn Portfolio (Fixed)
39.01                  07-0145         Group 1   Holiday Inn Lansing
39.02                  07-0145         Group 1   Holiday Inn Express Pensacola
39.03                  07-0145         Group 1   Crown Plaza - Cedar Rapids
39.04                  07-0145         Group 1   Holiday Inn Pensacola
39.05                  07-0145         Group 1   Holiday Inn Greentree Pittsburgh
39.06                  07-0145         Group 1   Holiday Inn Winter Haven
39.07                  07-0145         Group 1   Ramada Plaza Macon
39.08                  07-0145         Group 1   Holiday Inn York
39.09                  07-0145         Group 1   Holiday Inn Sheffield
39.10                  07-0145         Group 1   Ramada Charleston
39.11                  07-0145         Group 1   Holiday Inn Lancaster
40                     09-0002661      Group 1   200 Meeting Street
41                     07-0079         Group 1   Hughes Airport Center II
41.01                  07-0079         Group 1   880 Grier Drive
41.02                  07-0079         Group 1   980 Kelly Johnson Drive
41.03                  07-0079         Group 1   975 Kelly Johnson Drive
41.04                  07-0079         Group 1   950 Grier Drive
41.05                  07-0079         Group 1   955 Kelly Johnson Drive
42                 2   07-0429         Group 1   3800 Chapman
43         4, 14       07-0044         Group 2   Lakeside at White Oak
44                     07-0108         Group 1   Hyatt Regency Albuquerque
45                     06-1368         Group 1   Riverpark I & II
45.01                  06-1368         Group 1   Riverpark I
45.02                  06-1368         Group 1   Riverpark II
46                     06-1192         Group 1   Hotel Burnham
47                     09-0002614      Group 1   Magnolia Hotel Denver
48                     09-0002595      Group 1   Ballantyne Resort
49                 4   09-0002608      Group 1   Bingham Office Center
50                     07-0034         Group 1   Texas Retail Portfolio
50.01                  07-0034         Group 1   Crossroads Center
50.02                  07-0034         Group 1   Parkwood Shopping Center
50.03                  07-0034         Group 1   Live Oak Shopping Center
50.04                  07-0034         Group 1   Sunburst Center
50.05                  07-0034         Group 1   Gateway Center
50.06                  07-0034         Group 1   East Ridge Center
51                16   06-1281         Group 1   Pavilion at Lansdale
52                 4   06-1443         Group 1   Commonwealth Square
53                     06-1369         Group 1   Whitehorse Road
54                     06-1195         Group 1   900 King Street
55                     07-0196         Group 1   CitiFinancial
56                     07-0234         Group 1   Doubletree Bayside - Boston, MA
57         7, 17       09-0002594      Group 1   Park Building
58                     09-0002626      Group 1   Montvale Center
59                     06-1371         Group 1   BPG Pennsylvania Properties
59.01                  06-1371         Group 1   500 Gravers Road
59.02                  06-1371         Group 1   Two Baldwin Place
59.03                  06-1371         Group 1   723 Electronic Drive
59.04                  06-1371         Group 1   4070 Butler Pike
60                     06-1311         Group 1   Hawaii Self-Storage: Salt Lake
61                     09-0002556      Group 1   Skypark Plaza Shopping Center
62                     06-1417         Group 1   Credence Systems Corp
63                     07-0043         Group 1   430 Davis Drive
64                     09-0002537      Group 1   Shoppes at Centre Pointe
65                     07-0214         Group 1   Tempe Commerce
66                     07-0242         Group 1   Avion Lakeside
67                     06-1413         Group 1   Dulles Corporate Center
68                     06-1401         Group 1   Berry Town Center
69                     09-0002591      Group 1   Marketplace at the Lakes
70                     06-1173         Group 1   Home Depot South San Francisco
71                     06-1420         Group 2   Fountains at Fair Oaks
72                18   09-0002642      Group 1   Lehigh Valley Buildings
73                     06-1374         Group 1   Hawaii Self-Storage: Pearl City
74                     09-0002625      Group 2   Avalon Peaks
75                     09-0002612      Group 2   Harbor Club Apartments
76                     06-0864         Group 1   Harbor Corporate Center
77                     06-1421         Group 2   Renaissance Park
78                     09-0002265      Group 1   Pasadena Medical
79                     09-0002552      Group 1   Horizon Town Center
80                     06-1399         Group 1   Lyons
81                     09-0002618      Group 1   Plaza Rancho Del Oro Shopping Center
82                     09-0002589      Group 1   Energy Park Place & Energy Park Drive
83                     07-0097         Group 1   Securlock Self Storage Portfolio
83.01                  07-0097         Group 1   Securlock Self Storage Allen
83.02                  07-0097         Group 1   Securlock Self Storage Plano
83.03                  07-0097         Group 1   Securlock Self Storage Fort Worth
83.04                  07-0097         Group 1   Securlock Self Storage Coppell
84                     09-0002575      Group 1   Embassy Suites Hotel
85                     06-1422         Group 2   Canyon Terrace
86                     07-0366         Group 1   840 Grier
87                     07-0194         Group 1   Shops on Sage
88                     06-1451         Group 1   Templetown Properties
88.01                  06-1451         Group 1   2152 N Broad Street
88.02                  06-1451         Group 1   Antoinette (1429 N 15th)
88.03                  06-1451         Group 1   1501 N 16th Street
88.04                  06-1451         Group 1   1840 N 16th Street
88.05                  06-1451         Group 1   1429 West Diamond Street
88.06                  06-1451         Group 1   1520 N 15th Street
88.07                  06-1451         Group 1   1525 N. 16th Street
88.08                  06-1451         Group 1   1529 N 15th Street
88.09                  06-1451         Group 1   1524 N. 16th Street
88.10                  06-1451         Group 1   1403 Jefferson Street
88.11                  06-1451         Group 1   1621 W Diamond Street
88.12                  06-1451         Group 1   1641 W Diamond Street
88.13                  06-1451         Group 1   1617 West Oxford Street
88.14                  06-1451         Group 1   1809 N 17th Street
88.15                  06-1451         Group 1   1820 Willington Street
88.16                  06-1451         Group 1   1840 Willington Street
88.17                  06-1451         Group 1   1430 West Susquehanna Avenue
88.18                  06-1451         Group 1   1516 Montgomery Street
88.19                  06-1451         Group 1   1908 N 17th Street
88.20                  06-1451         Group 1   1428 West Susquehanna Avenue
88.21                  06-1451         Group 1   2229 N Park
88.22                  06-1451         Group 1   1414 West Diamond Street
88.23                  06-1451         Group 1   1732 N Sydenham Street
88.24                  06-1451         Group 1   2116 Carlisle Street
88.25                  06-1451         Group 1   2118 Carlisle Street
88.26                  06-1451         Group 1   2124 Carlisle Street
88.27                  06-1451         Group 1   2126 Carlisle Street
88.28                  06-1451         Group 1   2142 Carlisle Street
88.29                  06-1451         Group 1   2144 Carlisle Street
88.30                  06-1451         Group 1   2146 Carlisle Street
88.31                  06-1451         Group 1   2152 Carlisle Street
88.32                  06-1451         Group 1   2109 N 12th Street
88.33                  06-1451         Group 1   1533 N Sydenham Street
88.34                  06-1451         Group 1   1630 Willington Street
88.35                  06-1451         Group 1   1518 Fontain Street
88.36                  06-1451         Group 1   1534 Fontain Street
88.37                  06-1451         Group 1   1613 Edgley Street
88.38                  06-1451         Group 1   1629 Fontain Street
88.39                  06-1451         Group 1   2124 N 17th Street
88.40                  06-1451         Group 1   1536 Fontain Street
88.41                  06-1451         Group 1   1808 Willington Street
88.42                  06-1451         Group 1   1829 Willington Street
88.43                  06-1451         Group 1   1520 Page Street
88.44                  06-1451         Group 1   1611 Edgley Street
88.45                  06-1451         Group 1   1618 Edgley Street
88.46                  06-1451         Group 1   1815 Willington Street
88.47                  06-1451         Group 1   1806 Willington Street
88.48                  06-1451         Group 1   1535 N Sydenham Street
89                     09-0002550      Group 1   Garden View Medical Plaza
90                19   09-0002581      Group 1   Southern Highlands Corporate Center
91                     09-0002592      Group 2   Keystone Apartments
92                     09-0002647      Group 1   Mira Loma Shopping Center
93                     09-0002560      Group 1   Marketplace at South River Colony
94                     09-0002613      Group 2   Rocca Apartments
95                     09-0002636      Group 1   Drug Store Portfolio
95.01                  09-0002636-1    Group 1   Fayette Town Center
95.02                  09-0002636-2    Group 1   Eckerd's
95.03                  09-0002636-3    Group 1   Walgreens
95.04                  09-0002636-4    Group 1   CVS
96                     09-0002628      Group 1   Arrowhead Creekside
97                     09-0002576      Group 1   Boulevard Center II
98                     09-0002500      Group 1   Bethel Station
99                     09-0002633      Group 1   Medlock Corners
100                    09-0002584      Group 1   Westside Plaza
101                    07-0019         Group 1   94-1420 Moaninai Street
102                7   09-0002564      Group 1   Foothill Village Oaks
103                    07-0180         Group 1   The Pennsylvania Business Center
103.01                 07-0180         Group 1   Pennsylvania Business Center
103.02                 07-0180         Group 1   Wesley Building
104                    06-1308         Group 1   Dockside 500
105                    07-0006         Group 2   Ashley Place Apartments
106                    06-1445         Group 1   Kmart Center
107                    09-0002434      Group 1   Manchester Stadium 16
108                    07-0179         Group 1   Fairview Industrial Park
109                    09-0002639      Group 1   ANC Corporate Center II
110                    09-0002606      Group 1   Vista Palomar Park
111                    09-0002538      Group 1   Bergen Village
112                    09-0002632      Group 1   Ashley Furniture and Gordmans
113                4   06-1457         Group 1   9th Street Marketplace
114                    07-0176         Group 1   4080 27th Court SE
115                    07-0236         Group 1   375 Rivertown Drive
116                4   09-0002648      Group 1   Homewood Suites
117                    09-0002539      Group 1   Plantation Plaza Shopping Center
118                    06-1444         Group 1   Glenbrook Shopping Center
119                    06-0996         Group 1   LA Fitness Brandon
120                    09-0002582      Group 2   Summerhill Place Apartments
121                    09-0002657      Group 1   Parkway Center
122                    06-1432         Group 1   US Storage - Norwalk
123                    06-0850         Group 1   Hampton Inn Omaha
124                    06-1272         Group 1   Homewood Suites - Charlotte
125                    09-0002610      Group 1   15th & Spruce
126                    09-0002586      Group 1   530 New Waverly Place
127                    09-0002602      Group 1   Liberty Park
128                    07-0232         Group 1   Country Inn & Suites Portfolio
128.01                 07-0232         Group 1   Country Inn & Suites - Cedar Falls
128.02                 07-0232         Group 1   Country Inn & Suites - Waterloo
129                    09-0002559      Group 1   Corporate Lakes I
130                    09-0002570      Group 1   Highlands Ranch Marketplace
131                    09-0002619      Group 1   Quail Plaza
132                    09-0002578      Group 1   Canyon Creek Plaza
133                    09-0002540      Group 1   Siskey Building
134                    09-0002481      Group 1   Gold's Gym
135                    09-0002547      Group 1   Barker Cypress Market Place
136                7   09-0002493      Group 1   Zane Business Center
137                    07-0205         Group 2   Cobblestone Creek Apartments
138                    07-0008         Group 2   Casa Linda Apartments
139                    07-0061         Group 1   1623 North Sheffield Avenue
140                    09-0002419      Group 1   Norman Silbert MAB
141                    07-0076         Group 1   442 Civic Center Drive
142                    09-0002557      Group 1   1210 Broadway
143                    07-0018         Group 1   821 Grier Road
144                    06-1365         Group 1   Beckman Chaska MN
145                    09-0002511      Group 1   Val Vista Gateway Center
146                    09-0002580      Group 1   Braddock Hills Shopping Center
147               20   09-2001024      Group 1   Joppatowne Plaza
148                    09-0002553      Group 1   3003 East Third Avenue
149                    09-0002563      Group 1   361 Centennial Parkway
150               15   09-0002525      Group 1   KLC Shopping Center
151               15   09-0002526      Group 1   Normandy Center
152                4   09-0002643      Group 1   Festival Foods
153                    09-0002546      Group 1   633 Germantown Pike
154                4   09-0002508      Group 1   JMS Portfolio
154.01                 09-0002508-1    Group 1   Medical Arts
154.02                 09-0002508-2    Group 1   Isaac Building
154.03                 09-0002508-3    Group 1   Weatherfield Building
155                    06-1282         Group 2   Villas of La Costa
156                    07-0129         Group 1   US Storage - Baltimore
157                    09-0002551      Group 1   2929 Oaks at Turtle Creek
158                    09-0002585      Group 1   Centre Drive MAB
159                    06-1410         Group 1   5401 California Avenue
160                    09-0002634      Group 1   Stevens Office Building
161                    09-0002604      Group 1   Chandler Medical
162                    09-0002599      Group 1   Woodlands Crossing
163                    07-0134         Group 2   Variel Apartments
164                    09-0002534      Group 1   1350 Carlback Avenue
165                    09-0002568      Group 1   53 Church Hill Road
166                    07-0231         Group 1   Talcott Plaza
167                5   09-0002558      Group 2   Laurel Theater Apartments
168                    09-0002577      Group 1   Foundry
169                    06-1424         Group 1   Fairfield Inn Asheville Airport
170                    07-0054         Group 1   Secure Storage
171                4   09-0002574      Group 1   Berkshire Office Building
172                    09-0002605      Group 1   1000 Boulders Parkway
173                    09-0002607      Group 1   Snowden Square Shopping Center
174                    06-1400         Group 1   Dryden
175                    07-0174         Group 1   11251 Pines Boulevard
176                    09-0002513      Group 1   Heritage Trace Center
177                    06-0925         Group 1   A+ Storage Hermitage
178                    09-0002405      Group 1   Tracy Marketplace Plaza V
179                    07-0141         Group 1   Mini U Storage - Forestville
180                7   09-0002571      Group 1   Three Rivers Office
181                    09-0002635      Group 1   North Star Square
182                    07-0009         Group 2   Manor House West Apartments
183                    09-0002583      Group 1   Birch Street Office Building
184                    09-0002645      Group 1   Gold Creek Marketplace
185                    09-0002587      Group 1   Horseshoe Center
186                    09-0002565      Group 1   Starbucks & FedEx Center
187                    09-0002615      Group 1   Belfair Towne Center
188                    07-0010         Group 2   Morocco Apartments
189                    07-0230         Group 1   405 Queen Street
190                    06-0788         Group 1   Stone Valley Drive
191                    09-0002555      Group 1   Foley Retail Center
192                    07-0099         Group 1   Securlock Hurst
193                    06-1407         Group 1   Atascocita Self Storage
194                    07-0140         Group 1   Mini U Storage - Southfield
195                    06-1276         Group 1   Woodside Executive Park - F & G
196                    09-0002473      Group 1   Rite Aid - Summit
197                    09-0002611      Group 1   1601 Pearl Street
198                    09-0002569      Group 1   Desert Glen Center
199                    06-1244         Group 1   4510 South Eastern Avenue
200                    09-0002460      Group 1   Florida City Shops
201                    06-1448         Group 1   5301 Longley Lane, Building F
202                    06-1317         Group 1   110 Huffaker Lane

Control
Number     Address                                                                 City
--------   ---------------------------------------------------------------------   -------------------
1
1.01       10200-10500 Southwest Greenburg Road                                    Portland
1.02       5285, 5335, 5665 and 5005 Southwest Meadows Road                        Lake Oswego
1.03       9740 Southwest Nimbus Drive                                             Beaverton
1.04       1001 Southwest Fifth Avenue                                             Portland
1.05       5885 Meadows Road                                                       Lake Oswego
1.06       One Southwest Columbia Street                                           Portland
1.07       5800 & 6000 Southwest Meadows Road                                      Lake Oswego
1.08       4380-4386 Southwest Macadam Avenue                                      Portland
1.09       4900 & 5000 Meadows Road                                                Lake Oswego
1.10       4949 Meadows Road                                                       Lake Oswego
1.11       4000 Southwest Kruse Way Place                                          Lake Oswego
1.12       5300 Southwest Meadows Road                                             Lake Oswego
1.13       5300 Southwest Meadows Road                                             Lake Oswego
1.14       4500 and 4550 Southwest Kruse Way                                       Lake Oswego
1.15       4800 Meadows Road                                                       Lake Oswego
1.16       4004 Kruse Way Place                                                    Lake Oswego
2          333 South Grand Avenue                                                  Los Angeles
3          350 South Grand Avenue                                                  Los Angeles
4
4.01       7 Giralda Farms                                                         Madison
4.02       1 Giralda Farms                                                         Madison
4.03       101 JFK Parkway                                                         Short Hills
4.04       3 Giralda Farms                                                         Madison
4.05       103 JFK Parkway                                                         Short Hills
4.06       44 Whippany Road                                                        Morristown
5          400 Atlantic Street                                                     Stamford
6          1328 Broadway                                                           New York
7          Glen Curtiss Boulevard                                                  Uniondale
8
8.01       2150 Old Greenbrier Road                                                Chesapeake
8.02       2350 West Obispo Avenue                                                 Gilbert
8.03       1375 Northside Drive, NW                                                Atlanta
8.04       1175 Hembree Road                                                       Roswell
8.05       3750 Satellite Boulevard                                                Duluth
8.06       7371 Mazyck Road                                                        Charleston
8.07       12015 Jefferson Avenue                                                  Newport News
8.08       9355 Forest Lane                                                        Dallas
8.09       1990 Willowtrail Parkway                                                Norcross
8.10       90 Oxmoor Road                                                          Birmingham
8.11       5820 West 85th Street                                                   Indianapolis
8.12       5498 Inn Road                                                           Mobile
8.13       7121 Preston Highway                                                    Louisville
8.14       1491 Highway 70 East                                                    Garner
8.15       1769 Fairlane Drive                                                     St. Charles
8.16       2301 Post Drive                                                         Indianapolis
8.17       363 Forest Parkway                                                      Forest Park
8.18       8981 Kingsridge Drive                                                   Dayton
8.19       5820 Plaza Parkway                                                      Douglasville
8.20       4142 Stone Mountain Highway                                             Lilburn
8.21       4790 Hilton Corporate Drive                                             Columbus
8.22       9067 Dunn Road                                                          Hazelwood
8.23       9211 East Independence Boulevard                                        Matthews
8.24       408 Mauldin Road                                                        Greenville
8.25       330 Columbiana Drive                                                    Columbia
8.26       2420 East Dublin-Granville Road                                         Columbus
8.27       5731 I-55 North                                                         Jackson
8.28       637 West Market Circle                                                  Lithia Springs
8.29       4595 McKnight Road                                                      Pittsburgh
8.30       110 Rocky River Road West                                               Charlotte
8.31       5035 North Arco Lane                                                    North Charleston
8.32       2504 Wade Hampton Boulevard                                             Greenville
8.33       1950 Willow Trail Parkway                                               Norcross
8.34       470 Parkway 575                                                         Woodstock
8.35       2103 Moody Road                                                         Warner Robins
9          550 South Hope Street                                                   Los Angeles
10         24 Oyster Bay Road                                                      Boston
11         119 West 40th Street                                                    New York
12         1615 L Street NW                                                        Washington
13         9200 & 9220 West Sunset Boulevard                                       Los Angeles
14         3800 West Alameda Avenue                                                Burbank
15         2047 Mathers Way                                                        Elkins Park
16         55 Railroad Avenue                                                      Greenwich
17         18000-18118 North Scottsdale Road and 7100 Chauncey Drive               Phoenix
18         1455 Franklin Mills Circle                                              Philadelphia
19
19.01      450 & 500 North State College Boulevard                                 Orange
19.02      3600 West Orangewood Avenue                                             Orange
20
20.01      300 Professional Court                                                  New Albany
20.02      1810 Tiny Town Road                                                     Clarksville
20.03      115 Fosters Drive                                                       McDonough
20.04      4101 38th Street                                                        Moline
20.05      103 Crossing Drive                                                      Wilder
20.06      323 Great Escape Drive                                                  Bowling Green
20.07      900 Caledonia Drive                                                     O'Fallon
20.08      965 Lycoming Mall Circle                                                Williamsport
20.09      10075 Town & Country Boulevard                                          Noblesville
20.10      357 Tanger Boulevard                                                    Seymour
20.11      2929 Great Escape Drive                                                 Bedford
21         10-90 State House Square                                                Hartford
22         915 Wilshire Boulevard                                                  Los Angeles
23         201 South Christopher Columbus Boulevard                                Philadelphia
24         155 N Crescent Dr & 9355 Wilshire Boulevard                             Beverly Hills
25         1125 17th Street                                                        Denver
26         1456 Duke Street                                                        Alexandria
27         100-700 Penn Center Boulevard                                           Pittsburgh
28         200 West Jackson Boulevard                                              Chicago
29         999, 1000 & 1111 Plaza Drive                                            Schaumburg
30         1051 Perimeter Drive                                                    Schaumberg
31         2001 L Street                                                           Washington
32         3750-I West Market Street                                               Fairlawn
33         2501 Seaport Drive                                                      Chester
34         2677 North Main Street                                                  Santa Ana
35         2350, 2500, 2600 Green Road                                             Ann Arbor
36
36.01      25900 Greenfield Road                                                   Oak Park
36.02      19575 Victor Parkway                                                    Livonia
37
37.01      45520 East Severn Way                                                   Sterling
37.02      1070 Ridgelake Boulevard                                                Memphis
37.03      45510 E. Severn Way                                                     Sterling
37.04      1130 Greenwood Boulevard                                                Lake Mary
37.05      245 Eastwood Road                                                       Wilmington
37.06      8285 Philips Highway                                                    Jacksonville
38         One Financial Plaza                                                     Providence
39
39.01      7501 West Saginaw Highway                                               Lansing
39.02      7330 Plantation Road                                                    Pensacola
39.03      350 1st Avenue NE                                                       Cedar Rapids
39.04      7200 Plantation Road                                                    Pensacola
39.05      401 Holiday Drive                                                       Pittsburgh
39.06      1150 3rd Street SW                                                      Winter Haven
39.07      108 First Street                                                        Macon
39.08      334 Arsenal Road                                                        York
39.09      4900 Hatch Boulevard                                                    Sheffield
39.10      7401 Northwoods Boulevard                                               Charleston
39.11      521 Greenfield Road                                                     Lancaster
40         200 Meeting Street                                                      Charleston
41
41.01      880 Grier Drive                                                         Las Vegas
41.02      980 Kelly Johnson Drive                                                 Las Vegas
41.03      975 Kelly Johnson Drive                                                 Las Vegas
41.04      950 Grier Drive                                                         Las Vegas
41.05      955 Kelly Johnson Drive                                                 Las Vegas
42         3800 West Chapman                                                       Orange
43         10 Lakeside Way                                                         Newnan
44         330 Tijeras Avenue, NW                                                  Albuquerque
45
45.01      1000 River Road                                                         Whitemarsh Township
45.02      1200 River Road                                                         Whitemarsh Township
46         1 W. Washington Street                                                  Chicago
47         818 17th Street                                                         Denver
48         10000 Ballantyne Commons Parkway                                        Charlotte
49         30600-30800 Telegraph Road                                              Bingham Farms
50
50.01      2018 E. 42nd Street                                                     Odessa
50.02      2235 Thousand Oaks Drive                                                San Antonio
50.03      7903 Pat Booker Road                                                    Live Oak
50.04      5107 W. Wadley Avenue                                                   Midland
50.05      2300 Rankin Highway                                                     Midland
50.06      6012-6132 Eastridge Road                                                Odessa
51         401-611 S. Broad Street                                                 Lansdale
52         703-717 East Bidwell St, 805-823 Wales Dr, 1325 Riley St                Folsom
53         401 Whitehorse Road                                                     Voorhees Township
54         900 King Street                                                         Rye Brook
55         605 Munn Road                                                           Fort Mill
56         240 Mount Vernon Street                                                 Boston
57         101 North Cherry Street                                                 Winston-Salem
58         18310 Montgomery Village Avenue                                         Gaithersburg
59
59.01      500 Gravers Road                                                        Plymouth Township
59.02      1510 Chester Pike                                                       Eddystone
59.03      732 Electronic Drive                                                    Horsham
59.04      4070 Butler Pike                                                        Whitemarsh
60         808 Ahua Street                                                         Honolulu
61         2481, 2483 and 2485 Notre Dame Boulevard                                Chico
62         1355 & 1421 California Circle                                           Milpitas
63         430 Davis Drive                                                         Durham
64         4950 Centre Pointe Boulevard                                            North Charleston
65         7410 & 7419 S. Roosevelt Street                                         Tempe
66         14555 & 14585 Avion Parkway                                             Chantilly
67         13755 Sunrise Valley Drive                                              Herndon
68         2432 Sand Mine Road                                                     Davenport
69         940-970 Lakes Drive                                                     West Covina
70         900 Dubuque Avenue                                                      South San Francisco
71         4800 Sunset Terrace                                                     Fair Oaks
72         861, 871, 881, & 894 Marcon Boulevard and 2200 and 2202 Irving Street   Allentown
73         98 - 138 Hila Place                                                     Pearl City
74         2000 Kiftsgate Lane                                                     Apex
75         26 Cheswold Boulevard                                                   Newark
76         300 A Street                                                            Boston
77         3000 Lillard Drive                                                      Davis
78         630 South Raymond Avenue                                                Pasadena
79         1201, 1211-1331, & 1411 South Boulder Highway                           Henderson
80         2215 Lyons Road (various other addresses)                               Miamisburg
81         4120-4196 Oceanside Boulevard                                           Oceanside
82         1400-1410 Energy Park Drive and 1350-1380 Energy Lane                   St. Paul
83
83.01      2060 Hedgcoxe Road                                                      Allen
83.02      2201 E. George Bush Freeway                                             Plano
83.03      3500 River Bend Boulevard                                               Fort Worth
83.04      320 S. Highway 121                                                      Coppell
84         110 Calle del Norte                                                     Laredo
85         1600 Canyon Terrace Lane                                                Folsom
86         840 Grier Drive                                                         Las Vegas
87         2800 Sage Road                                                          Houston
88
88.01      2152 N Broad Street                                                     Philadelphia
88.02      Antoinette (1429 N 15th)                                                Philadelphia
88.03      1501 N 16th Street                                                      Philadelphia
88.04      1840 N 16th Street                                                      Philadelphia
88.05      1429 West Diamond Street                                                Philadelphia
88.06      1520 N 15th Street                                                      Philadelphia
88.07      1525 N. 16th Street                                                     Philadelphia
88.08      1529 N 15th Street                                                      Philadelphia
88.09      1524 N. 16th Street                                                     Philadelphia
88.10      1403 Jefferson Street                                                   Philadelphia
88.11      1621 W Diamond Street                                                   Philadelphia
88.12      1641 W Diamond Street                                                   Philadelphia
88.13      1617 West Oxford Street                                                 Philadelphia
88.14      1809 N 17th Street                                                      Philadelphia
88.15      1820 Willington Street                                                  Philadelphia
88.16      1840 Willington Street                                                  Philadelphia
88.17      1430 West Susquehanna Avenue                                            Philadelphia
88.18      1516 Montgomery Street                                                  Philadelphia
88.19      1908 N 17th Street                                                      Philadelphia
88.20      1428 West Susquehanna Avenue                                            Philadelphia
88.21      2229 N Park                                                             Philadelphia
88.22      1414 West Diamond Street                                                Philadelphia
88.23      1732 N Sydenham Street                                                  Philadelphia
88.24      2116 Carlisle Street                                                    Philadelphia
88.25      2118 Carlisle Street                                                    Philadelphia
88.26      2124 Carlisle Street                                                    Philadelphia
88.27      2126 Carlisle Street                                                    Philadelphia
88.28      2142 Carlisle Street                                                    Philadelphia
88.29      2144 Carlisle Street                                                    Philadelphia
88.30      2146 Carlisle Street                                                    Philadelphia
88.31      2152 Carlisle Street                                                    Philadelphia
88.32      2109 N 12th Street                                                      Philadelphia
88.33      1533 N Sydenham Street                                                  Philadelphia
88.34      1630 Willington Street                                                  Philadelphia
88.35      1518 Fontain Street                                                     Philadelphia
88.36      1534 Fontain Street                                                     Philadelphia
88.37      1613 Edgley Street                                                      Philadelphia
88.38      1629 Fonatin Street                                                     Philadelphia
88.39      2124 N 17th Street                                                      Philadelphia
88.40      1536 Fontain Street                                                     Philadelphia
88.41      1808 Willington Street                                                  Philadelphia
88.42      1829 Willington Street                                                  Philadelphia
88.43      1520 Page Street                                                        Philadelphia
88.44      1611 Edgley Street                                                      Philadelphia
88.45      1618 Edgley Street                                                      Philadelphia
88.46      1815 Willington Street                                                  Philadelphia
88.47      1806 Willington Street                                                  Philadelphia
88.48      1535 N Sydenham Street                                                  Philadelphia
89         1200 Garden View Road                                                   Encinitas
90         11411 Southern Highlands Parkway                                        Las Vegas
91         1369 Hyde Street                                                        San Francisco
92         3304-3380 South McCarran Boulevard                                      Reno
93         3213 - 3295 Solomons Island Road                                        Edgewater
94         3280 Northside Parkway                                                  Atlanta
95
95.01      111 West Reynolds Road                                                  Lexington
95.02      1616 Black River Boulevard North                                        Rome
95.03      1001 Southwest Topeka Boulevard                                         Topeka
95.04      237 East Pipeline Road                                                  Bedford
96         7200 West Bell Road                                                     Glendale
97         1545-1595 South Colorado Boulevard                                      Denver
98         22219-22311 Mountain Highway East                                       Spanaway
99         5805 State Bridge Road                                                  Duluth
100        2305-2349 Augusta Road                                                  West Columbia
101        94-1420 Moaninai Street                                                 Waipio
102        5110, 5140, 5170 and 5180 Foothills Boulevard                           Roseville
103
103.01     25,50,55 & 75 Utley Drive                                               Camp Hill
103.02     860 Century Drive                                                       Mechanicsburg
104        90 Colonial Drive                                                       East Patchogue
105        1930 Ashley Way                                                         Westfield
106        5050 - 5200 Stockton Boulevard                                          Sacramento
107        2055 East Shields Avenue                                                Fresno
108        502-540 Industrial Drive                                                Lewisberry
109        701 North Green Valley Parkway                                          Henderson
110        3211 - 3281 Business Park Drive                                         Vista
111        1240-1262 Bergen Parkway                                                Evergreen
112        4731 and 4741 West Lawrence Street                                      Grand Chute
113        5600 South 900 East                                                     Murray
114        4080 27th Court SE                                                      Salem
115        375 Rivertown Drive                                                     Woodbury
116        1495 Equity Drive                                                       Troy
117        2750 Race Track Road                                                    Jacksonville
118        8700 - 8760 La Riviera Drive                                            Sacramento
119        2890 Providence Lakes Boulevard                                         Brandon
120        6801 West Ocotillo Road                                                 Glendale
121        537, 541 & 549 West Highlands Ranch Parkway                             Highlands Ranch
122        11971 Foster Road                                                       Norwalk
123        9720 West Dodge Road                                                    Omaha
124        2770 Yorkmont Road                                                      Charlotte
125        1434 Spruce Street                                                      Boulder
126        530 New Waverly Place                                                   Cary
127        371 Northeast Gilman Boulevard                                          Issaquah
128
128.01     2910 South Main Street                                                  Cedar Falls
128.02     4025 Hammond Avenue                                                     Waterloo
129        2525 Cabot Drive                                                        Lisle
130        9401-9473 South University Boulevard                                    Highlands Ranch
131        2611 & 2621 Coors Boulevard Northwest                                   Albuquerque
132        200 West Campbell Road                                                  Richardson
133        4521 Sharon Road                                                        Charlotte
134        9282 Allen Road                                                         West Chester
135        17817 FM 529 and 6960 Barker Cypress Road                               Houston
136        6500 & 6510 Zane Avenue North                                           Brooklyn Park
137        1010 Madden Lane                                                        Roseville
138        8210 S. Broadway Avenue                                                 Whittier
139        1623 North Sheffield Avenue                                             Chicago
140        222 High Street                                                         Newton
141        442 Civic Center Drive                                                  Augusta
142        1210-1224 Broadway                                                      Chula Vista
143        821 Grier Road                                                          Las Vegas
144        322 Lake Hazeltine Drive                                                Chaska
145        1959 South Val Vista Drive                                              Mesa
146        254 Yost Boulevard                                                      Pittsburgh
147        1000 Joppa Farm Road                                                    Joppatowne
148        3003 East Third Avenue                                                  Denver
149        361 Centennial Parkway                                                  Louisville
150        8700 SW 137th Avenue                                                    Miami
151        957, 969 and 1111 Normandy Drive                                        Miami Beach
152        3007 Mall Drive                                                         Eau Claire
153        633 Germantown Pike                                                     Plymouth Meeting
154
154.01     4041 West Sylvania Avenue                                               Toledo
154.02     1645 Indian Wood Circle                                                 Maumee
154.03     6535-6541 Weatherfield Court                                            Maumee
155        1016 Camino La Costa                                                    Austin
156        5117 Belair Road                                                        Baltimore
157        2929 Carlisle Street                                                    Dallas
158        18 Centre Drive                                                         Monroe Township
159        5401 California Avenue                                                  Bakersfield
160        5100 Eastpark Boulevard                                                 Madison
161        655 South Dobson Road                                                   Chandler
162        2625 South Woodlands Village Boulevard                                  Flagstaff
163        8305, 8315, 8325 Variel Avenue                                          Canoga Park
164        1350 Carlback Avenue                                                    Walnut Creek
165        53 Church Hill Road                                                     Newtown
166        230 Farmington Avenue                                                   Farmington
167        1500 Laurel Street and 1275 White Oak Way                               San Carlos
168        432 North Franklin Street                                               Syracuse
169        31 Airport Park Road                                                    Fletcher
170        18949 Valley Boulevard                                                  Bloomington
171        501 Washington Street                                                   Reading
172        1000 Boulders Parkway                                                   Richmond
173        9021 Snowden Square Drive                                               Columbia
174        2003-2027 and 2000-2016 Springboro West                                 Moraine
175        11251 Pines Boulevard                                                   Pembroke Pines
176        4200, 4224, 4232 and 4240 Heritage Trace Parkway                        Keller
177        4060 Andrew Jackson Parkway                                             Hermitage
178        3208-3218 West Grant Line Road                                          Tracy
179        4014 Forestville Road                                                   District Heights
180        2 Copeland Avenue                                                       La Crosse
181        8507 North McCullough Avenue                                            San Antonio
182        9212 Burke Street                                                       Pico Rivera
183        20341 Birch Street                                                      Newport Beach
184        210 & 240 South Elizabeth Street                                        Elizabeth
185        727 Louisville Road                                                     Alcoa
186        187 North Pioneer Road                                                  Fond du Lac
187        27 Towne Drive                                                          Bluffton
188        16275 Woodruff Avenue                                                   Bellflower
189        405 Queen Street                                                        Southington
190        1635 Robb Drive and 6144 & 6160 Mae Anne Avenue                         Reno
191        151-171 and 201-225 West 9th Avenue                                     Foley
192        904 Grapevine Highway                                                   Hurst
193        3700 Atascocita Road                                                    Humble
194        19510 West Eight Mile Road                                              Southfield
195        1359 Silver Bluff Road                                                  Aiken
196        4861 North Summit Street                                                Toledo
197        1601 Pearl Street                                                       Boulder
198        5350 West Bell Road                                                     Glendale
199        4510 South Eastern Avenue                                               Las Vegas
200        33521 South Dixie Highway                                               Florida City
201        5301 Longley Lane, Building F                                           Reno
202        110 Huffaker Lane                                                       Reno

                                                            Monthly        Gross      Remaining
Control                                      Cut-Off Date   Debt           Interest   Term To
Number     State                  Zip Code   Balance ($)    Service ($)    Rate (%)   Maturity (Mos.)   Maturity Date
--------   --------------------   --------   ------------   ------------   --------   ---------------   -------------
1                                             697,200,000   3,284,199.33   5.56000%               117   4/6/2017
1.01       Oregon                    97223
1.02       Oregon                    97035
1.03       Oregon                    97008
1.04       Oregon                    97204
1.05       Oregon                    97035
1.06       Oregon                    97258
1.07       Oregon                    97035
1.08       Oregon                    97239
1.09       Oregon                    97035
1.10       Oregon                    97035
1.11       Oregon                    97035
1.12       Oregon                    97035
1.13       Oregon                    97035
1.14       Oregon                    97035
1.15       Oregon                    97035
1.16       Oregon                    97035
2          California                90071    550,000,000   2,654,643.75   5.69700%               117   4/6/2017
3          California                90071    470,000,000   2,189,942.02   5.49968%               118   5/6/2017
4                                             270,375,000   1,296,752.30   5.66100%               115   2/6/2017
4.01       New Jersey                07940
4.02       New Jersey                07940
4.03       New Jersey                07078
4.04       New Jersey                07940
4.05       New Jersey                07078
4.06       New Jersey                07960
5          Connecticut               06901    265,000,000   1,273,891.81   5.67400%               119   6/6/2017
6          New York                  10001    191,250,000     868,163.44   5.35800%               117   4/6/2017
7          New York                  11553    187,250,000     909,179.37   5.73100%               115   2/6/2017
8                                             186,000,000   1,085,091.06   5.74700%               120   7/6/2017
8.01       Virginia                  23320
8.02       Arizona                   85233
8.03       Georgia                   30318
8.04       Georgia                   30076
8.05       Georgia                   30096
8.06       South Carolina            29406
8.07       Virginia                  23606
8.08       Texas                     75243
8.09       Georgia                   30093
8.10       Alabama                   35209
8.11       Indiana                   46278
8.12       Alabama                   36619
8.13       Kentucky                  40219
8.14       North Carolina            27529
8.15       Missouri                  63303
8.16       Indiana                   46219
8.17       Georgia                   30297
8.18       Ohio                      45458
8.19       Georgia                   30135
8.20       Georgia                   30047
8.21       Ohio                      43232
8.22       Missouri                  63042
8.23       North Carolina            28105
8.24       South Carolina            29605
8.25       South Carolina            29212
8.26       Ohio                      43229
8.27       Mississippi               39206
8.28       Georgia                   30122
8.29       Pennsylvania              15237
8.30       North Carolina            28213
8.31       South Carolina            29418
8.32       South Carolina            29615
8.33       Georgia                   30093
8.34       Georgia                   30188
8.35       Georgia                   31088
9          California                90071    165,000,000     773,746.88   5.53500%               118   5/6/2017
10         Massachusetts             02125    160,500,000     944,693.69   6.54400%               120   7/6/2017
11         New York                  10018    160,000,000     837,191.11   6.17600%               117   4/6/2017
12         District of Columbia      20036    138,613,339     685,710.56   5.83900%                78   1/6/2014
13         California                90069    135,000,000     663,832.50   5.80400%               120   7/6/2017
14         California                91505    135,000,000     674,469.38   5.89700%               117   4/6/2017
15         Pennsylvania              19027    129,500,000     665,752.31   6.06800%               119   6/6/2017
16         Connecticut               06830    124,000,000     567,825.28   5.40500%               119   6/6/2017
17         Arizona                   85054    120,000,000     616,710.00   6.06600%                58   5/6/2012
18         Pennsylvania              19154    116,000,000     555,269.44   5.65000%               119   6/1/2017
19                                            103,500,000     498,387.69   5.68368%               118   5/6/2017
19.01      California                92868
19.02      California                92868
20                                             92,730,000     593,160.93   7.40000%               120   7/6/2017
20.01      Indiana                   47150
20.02      Tennessee                 37042
20.03      Georgia                   30253
20.04      Illinois                  61265
20.05      Kentucky                  41076
20.06      Kentucky                  42101
20.07      Missouri                  63368
20.08      Pennsylvania              17756
20.09      Indiana                   46060
20.10      Indiana                   47274
20.11      Indiana                   47421
21         Connecticut               06103     87,550,000     459,509.82   6.19500%               115   2/6/2017
22         California                90017     85,000,000     428,338.61   5.94800%               116   3/6/2017
23         Pennsylvania              19106     80,000,000     481,081.51   6.02800%               119   6/6/2017
24         California                90210     73,100,000     371,096.21   5.99200%                59   6/6/2012
25         Colorado                  80202     70,000,000     355,062.36   5.98700%               114   1/6/2017
26         Virginia                  22314     64,000,000     365,516.00   5.55300%               118   5/6/2017
27         Pennsylvania              15235     61,500,000     306,789.33   5.88800%                57   4/6/2012
28         Illinois                  60606     57,500,000     285,909.97   5.86900%                57   4/6/2012
29         Illinois                  60173     40,050,000     215,056.26   6.33800%               120   7/6/2017
30         Illinois                  60173     16,748,000      89,931.64   6.33800%               120   7/6/2017
31         District of Columbia      20036     56,500,000     268,300.45   5.60500%                58   5/6/2012
32         Ohio                      44333     55,500,000     266,561.10   5.66900%               119   6/6/2017
33         Pennsylvania              19013     55,200,000     292,104.60   6.24600%               118   5/6/2017
34         California                92705     55,000,000     276,135.14   5.92600%                58   5/6/2012
35         Michigan                  48105     31,189,427     208,106.85   6.75800%               115   2/6/2017
36                                             21,910,573     149,610.54   6.99100%               115   2/6/2017
36.01      Michigan                  48237
36.02      Michigan                  48152
37                                             52,300,000     261,870.46   5.91000%                59   6/6/2012
37.01      Virginia                  20166
37.02      Tennessee                 38120
37.03      Virginia                  20166
37.04      Florida                   32746
37.05      North Carolina            28403
37.06      Florida                   32256
38         Rhode Island              02903     51,750,000     259,116.56   5.91000%               119   6/6/2017
39                                             48,500,000     353,815.56   7.93900%                60   7/6/2012
39.01      Michigan                  48917
39.02      Florida                   32504
39.03      Iowa                      52401
39.04      Florida                   32504
39.05      Pennsylvania              15220
39.06      Florida                   33880
39.07      Georgia                   31201
39.08      Pennsylvania              17402
39.09      Alabama                   35660
39.10      South Carolina            29406
39.11      Pennsylvania              17601
40         South Carolina            29401     46,000,000     223,310.83   5.73000%               119   6/6/2017
41                                             44,440,000     228,764.78   6.07600%                58   5/6/2012
41.01      Nevada                    89119
41.02      Nevada                    89119
41.03      Nevada                    89119
41.04      Nevada                    89119
41.05      Nevada                    89119
42         California                92868     44,370,000     222,765.75   5.92600%               118   5/6/2017
43         Georgia                   30265     43,200,000     278,473.59   6.69000%               115   2/6/2017
44         New Mexico                87102     43,000,000     222,044.24   6.09500%                58   5/6/2012
45                                             39,200,000     207,436.60   6.24600%               118   5/6/2017
45.01      Pennsylvania              19428
45.02      Pennsylvania              19428
46         Illinois                  60602     36,000,000     217,762.97   6.08300%               117   4/6/2017
47         Colorado                  80202     35,800,000     209,146.57   5.76000%               118   5/6/2017
48         North Carolina            28277     35,500,000     169,931.60   5.65000%               119   6/6/2017
49         Michigan                  48025     35,000,000     207,821.79   5.91000%               118   5/1/2017
50                                             33,400,000     198,749.21   5.93000%               119   6/6/2017
50.01      Texas                     79762
50.02      Texas                     78232
50.03      Texas                     78233
50.04      Texas                     79707
50.05      Texas                     79701
50.06      Texas                     79762
51         Pennsylvania              19446     31,986,384     177,352.56   6.44900%               115   2/6/2017
52         California                95630     31,680,000     160,852.12   5.99300%                59   6/6/2012
53         New Jersey                08043     31,120,000     164,679.26   6.24600%               118   5/6/2017
54         New York                  10573     31,000,000     151,096.15   5.75300%                54   1/6/2012
55         South Carolina            29715     27,700,000     132,007.81   5.62500%               117   4/6/2017
56         Massachusetts             02125     26,500,000     158,795.71   5.99500%               118   5/6/2017
57         North Carolina            27101     26,000,000     149,588.58   5.62000%               118   5/6/2017
58         Maryland                  20879     25,000,000     125,600.69   5.93000%                59   6/6/2012
59                                             24,640,000     130,388.72   6.24600%               118   5/6/2017
59.01      Pennsylvania              19462
59.02      Pennsylvania              19022
59.03      Pennsylvania              19044
59.04      Pennsylvania              19462
60         Hawaii                    96819     24,600,000     113,316.14   5.43700%               116   3/6/2017
61         California                95928     23,250,000     110,505.31   5.61000%               117   4/6/2017
62         California                95035     23,121,506     149,090.27   5.95000%               116   3/6/2017
63         North Carolina            27713     23,015,000     112,410.69   5.76500%               118   5/6/2017
64         South Carolina            29418     23,000,000     134,514.12   5.77000%               117   4/6/2017
65         Arizona                   85283     22,800,000     110,336.80   5.71200%                82   5/6/2014
66         Virginia                  20151     22,300,000     107,690.42   5.70000%               117   4/6/2017
67         Virginia                  20171     21,500,000     108,854.50   5.97600%                80   3/6/2014
68         Florida                   33897     21,000,000     104,526.04   5.87500%               116   3/6/2017
69         California                91790     20,800,000      96,041.11   5.45000%               118   5/6/2017
70         California                94080     19,960,147     114,941.94   5.61000%               118   5/6/2017
71         California                95628     19,200,000      91,906.67   5.65000%                61   8/6/2012
72         Pennsylvania              18109     18,800,000      96,522.33   6.06000%                83   6/6/2014
73         Hawaii                    96782     18,800,000      92,397.04   5.80100%               115   2/6/2017
74         North Carolina            27539     18,350,000      89,392.53   5.75000%               119   6/6/2017
75         Delaware                  19713     18,000,000      81,282.50   5.33000%               119   6/6/2017
76         Massachusetts             02210     18,000,000      94,397.50   6.19000%               114   1/6/2017
77         California                95618     18,000,000      87,184.25   5.71700%               115   2/6/2017
78         California                91105     17,840,000      91,593.53   6.06000%                81   4/6/2014
79         Nevada                    89015     17,600,000      86,335.33   5.79000%               117   4/6/2017
80         Ohio                      45342     17,440,000     102,329.73   5.80000%               116   3/6/2017
81         California                92056     16,600,000      78,335.86   5.57000%               119   6/6/2017
82         Minnesota                 55108     16,250,000      79,713.02   5.79000%               118   5/1/2017
83                                             16,250,000      95,906.90   5.85400%               117   4/6/2017
83.01      Texas                     75013
83.02      Texas                     75074
83.03      Texas                     76116
83.04      Texas                     75019
84         Texas                     78041     16,000,000      93,676.82   5.78000%               118   5/6/2017
85         California                95630     16,000,000      77,497.11   5.71700%               115   2/6/2017
86         Nevada                    89119     15,320,000      78,863.10   6.07600%                58   5/6/2012
87         Texas                     77056     15,280,000      78,385.34   6.05500%               118   5/6/2017
88                                             15,255,011      90,016.94   5.82500%               117   4/6/2017
88.01      Pennsylvania              19121
88.02      Pennsylvania              19121
88.03      Pennsylvania              19121
88.04      Pennsylvania              19121
88.05      Pennsylvania              19121
88.06      Pennsylvania              19121
88.07      Pennsylvania              19121
88.08      Pennsylvania              19121
88.09      Pennsylvania              19121
88.10      Pennsylvania              19121
88.11      Pennsylvania              19121
88.12      Pennsylvania              19121
88.13      Pennsylvania              19121
88.14      Pennsylvania              19121
88.15      Pennsylvania              19121
88.16      Pennsylvania              19121
88.17      Pennsylvania              19121
88.18      Pennsylvania              19121
88.19      Pennsylvania              19121
88.20      Pennsylvania              19121
88.21      Pennsylvania              19121
88.22      Pennsylvania              19121
88.23      Pennsylvania              19121
88.24      Pennsylvania              19121
88.25      Pennsylvania              19121
88.26      Pennsylvania              19121
88.27      Pennsylvania              19121
88.28      Pennsylvania              19121
88.29      Pennsylvania              19121
88.30      Pennsylvania              19121
88.31      Pennsylvania              19121
88.32      Pennsylvania              19121
88.33      Pennsylvania              19121
88.34      Pennsylvania              19121
88.35      Pennsylvania              19121
88.36      Pennsylvania              19121
88.37      Pennsylvania              19121
88.38      Pennsylvania              19121
88.39      Pennsylvania              19121
88.40      Pennsylvania              19121
88.41      Pennsylvania              19121
88.42      Pennsylvania              19121
88.43      Pennsylvania              19121
88.44      Pennsylvania              19121
88.45      Pennsylvania              19121
88.46      Pennsylvania              19121
88.47      Pennsylvania              19121
88.48      Pennsylvania              19121
89         California                92024     15,225,165      90,793.70   5.95000%               115   2/6/2017
90         Nevada                    89141     15,000,000      70,658.33   5.56000%               118   5/1/2017
91         California                94109     15,000,000      69,895.83   5.50000%               118   5/6/2017
92         Nevada                    89502     14,880,000      69,462.73   5.51000%               118   5/6/2017
93         Maryland                  21037     14,500,000      69,040.14   5.62000%               117   4/6/2017
94         Georgia                   30327     14,500,000      66,214.65   5.39000%                59   6/1/2012
95                                             14,500,000      72,602.71   5.91000%               119   6/6/2017
95.01      Kentucky                  40503
95.02      New York                  13440
95.03      Kansas                    66612
95.04      Texas                     76022
96         Arizona                   85308     14,500,000      68,917.29   5.61000%               119   6/6/2017
97         Colorado                  80222     14,250,000      67,004.69   5.55000%               118   5/1/2017
98         Washington                98387     14,000,000      67,133.89   5.66000%               130   5/6/2018
99         Georgia                   30097     14,000,000      66,185.00   5.58000%               119   6/6/2017
100        South Carolina            29169     13,200,000      77,451.40   5.80000%               116   3/6/2017
101        Hawaii                    96797     13,100,000      64,704.90   5.83000%               117   4/6/2017
102        California                95747     12,600,000      71,937.18   5.55000%               117   4/6/2017
103                                            12,000,000      70,792.91   5.85000%               118   5/6/2017
103.01     Pennsylvania              17011
103.02     Pennsylvania              17055
104        New York                  11772     12,000,000      81,032.60   7.14800%               119   6/6/2017
105        Indiana                   46074     12,000,000      59,576.67   5.86000%               116   3/6/2017
106        California                95820     11,877,000      62,477.80   6.20900%                59   6/6/2012
107        California                93726     11,815,937      76,954.86   6.07000%               117   4/6/2017
108        Pennsylvania              17339     11,300,000      66,663.33   5.85000%               118   5/6/2017
109        Nevada                    89074     11,100,000      52,099.08   5.54000%               119   6/1/2017
110        California                92081     11,100,000      64,003.02   5.64000%               118   5/6/2017
111        Colorado                  80439     11,000,000      64,683.00   5.82000%               116   3/6/2017
112        Wisconsin                 54914     10,760,000      52,235.32   5.73000%               119   6/1/2017
113        Utah                      84121     10,720,000      54,947.44   6.05000%               119   6/6/2017
114        Oregon                    97302     10,664,000      53,187.74   5.88700%                58   5/6/2012
115        Minnesota                 55125     10,560,000      51,255.45   5.72900%                81   4/6/2014
116        Michigan                  48084     10,500,000      50,795.21   5.71000%               118   5/6/2017
117        Florida                   32259     10,500,000      47,592.71   5.35000%               116   3/6/2017
118        California                95826     10,491,000      55,213.55   6.21200%               119   6/6/2017
119        Florida                   33511     10,220,000      60,782.14   5.92500%               119   6/6/2017
120        Arizona                   85303     10,000,000      47,105.56   5.56000%                81   4/6/2014
121        Colorado                  80129      9,300,000      44,438.50   5.64000%               118   5/6/2017
122        California                90650      9,300,000      47,865.94   6.07500%                57   4/6/2012
123        Nebraska                  68114      9,031,460      55,439.76   6.15000%                52   11/6/2011
124        North Carolina            28208      8,658,103      53,459.93   6.23100%                79   2/6/2014
125        Colorado                  80302      8,600,000      50,187.27   5.75000%               119   6/6/2017
126        North Carolina            27518      8,600,000      43,643.81   5.99000%                82   5/6/2014
127        Washington                98027      8,600,000      40,365.06   5.54000%               118   5/6/2017
128                                             8,525,000      51,309.16   6.03600%               118   5/6/2017
128.01     Iowa                      50613
128.02     Iowa                      50702
129        Illinois                  60532      8,500,000      40,183.75   5.58000%               117   4/6/2017
130        Colorado                  80126      8,350,000      38,908.68   5.50000%               118   5/6/2017
131        New Mexico                87120      8,160,000      38,922.07   5.63000%               119   6/6/2017
132        Texas                     75080      8,100,000      46,092.60   5.52000%               117   4/6/2017
133        North Carolina            28211      7,900,000      36,075.57   5.39000%               116   3/6/2017
134        Ohio                      45069      7,854,591      49,556.29   5.72000%               116   3/6/2017
135        Texas                     77095      7,760,000      36,816.89   5.60000%               116   3/6/2017
136        Minnesota                 55429      7,700,000      45,179.98   5.80000%               118   5/6/2017
137        California                95661      7,500,000      37,108.33   5.84000%               117   4/6/2017
138        California                90606      7,400,000      43,934.73   5.90900%               117   4/6/2017
139        Illinois                  60614      7,280,000      42,054.99   5.65700%               117   4/6/2017
140        New Jersey                07860      7,200,000      40,790.51   5.48000%               117   4/6/2017
141        Maine                     04330      7,200,000      42,063.00   5.76000%                57   4/6/2012
142        California                91911      7,150,000      34,770.85   5.74000%               117   4/6/2017
143        Nevada                    89119      7,078,469      41,105.00   5.67700%               117   4/6/2017
144        Minnesota                 55318      7,030,000      37,492.85   6.29500%               115   2/6/2017
145        Arizona                   85204      7,000,000      40,716.80   5.72000%               115   2/6/2017
146        Pennsylvania              15221      7,000,000      32,973.89   5.56000%               117   4/6/2017
147        Maryland                  21085      6,987,541      42,510.10   6.12000%               118   5/6/2017
148        Colorado                  80206      6,850,000      39,714.03   5.69000%               116   3/6/2017
149        Colorado                  80027      6,850,000      40,323.54   5.83000%               117   4/6/2017
150        Florida                   33183      4,100,000      19,730.11   5.68000%                57   4/6/2012
151        Florida                   33141      2,625,000      12,520.89   5.63000%                57   4/6/2012
152        Wisconsin                 54701      6,712,000      38,570.29   5.60900%               119   6/1/2017
153        Pennsylvania              19462      6,600,000      37,722.91   5.56000%               116   3/6/2017
154                                             6,440,000      37,623.01   5.76000%               116   3/6/2017
154.01     Ohio                      43623
154.02     Ohio                      43537
154.03     Ohio                      43537
155        Texas                     78752      6,250,000      36,855.35   5.84600%               115   2/6/2017
156        Maryland                  21206      6,200,000      34,248.11   6.52000%                56   3/6/2012
157        Texas                     75204      6,100,000      30,336.49   5.87000%               116   3/6/2017
158        New Jersey                08831      6,000,000      34,406.91   5.59000%               118   5/6/2017
159        California                93309      6,000,000      34,858.25   5.70900%               117   4/6/2017
160        Wisconsin                 53718      5,900,000      33,945.10   5.62000%               119   6/1/2017
161        Arizona                   85224      5,865,600      33,929.07   5.67000%               119   6/6/2017
162        Arizona                   86001      5,850,000      27,259.38   5.50000%               119   6/6/2017
163        California                91304      5,650,000      28,467.13   5.94700%               117   4/6/2017
164        California                94596      5,500,000      31,991.77   5.72000%               116   3/6/2017
165        Connecticut               06470      5,500,000      31,678.47   5.63000%               118   5/1/2017
166        Connecticut               06032      5,460,000      27,125.89   5.86400%               119   6/6/2017
167        California                94070      5,350,000      31,017.53   5.69000%               116   3/1/2017
168        New York                  13204      5,346,305      30,893.66   5.65000%               119   6/1/2017
169        North Carolina            28732      5,221,638      34,089.47   6.08200%               116   3/6/2017
170        California                92316      5,000,000      32,164.46   6.67000%               117   4/6/2017
171        Pennsylvania              19601      4,800,000      27,646.67   5.63000%               117   4/6/2017
172        Virginia                  23225      4,800,000      27,828.81   5.69000%               119   6/6/2017
173        Maryland                  21046      4,700,000      27,189.53   5.67000%               119   6/6/2017
174        Ohio                      45439      4,560,000      26,755.94   5.80000%               116   3/6/2017
175        Florida                   33026      4,500,000      22,284.06   5.84500%                57   4/6/2012
176        Texas                     76248      4,422,451      25,685.43   5.67000%               116   3/6/2017
177        Tennessee                 37076      4,400,000      25,965.83   5.85300%               119   6/6/2017
178        California                95304      4,250,000      24,398.36   5.60000%               117   4/1/2017
179        Maryland                  20747      4,200,000      24,478.05   5.73800%               118   5/6/2017
180        Wisconsin                 54603      4,100,000      24,187.58   5.85000%               118   5/1/2017
181        Texas                     78216      4,040,000      23,679.10   5.79000%               118   5/6/2017
182        California                90660      4,000,000      23,748.50   5.90900%               117   4/6/2017
183        California                92660      3,900,000      18,569.42   5.62000%               118   5/6/2017
184        Colorado                  80107      3,837,000      18,757.07   5.77000%               119   6/1/2017
185        Tennessee                 37701      3,800,000      18,447.42   5.73000%               119   6/6/2017
186        Wisconsin                 54935      3,655,000      17,340.94   5.60000%               117   4/6/2017
187        South Carolina            29910      3,600,000      21,077.28   5.78000%               117   4/6/2017
188        California                90706      3,600,000      21,373.65   5.90900%               117   4/6/2017
189        Connecticut               06489      3,575,000      17,700.42   5.84400%               118   5/6/2017
190        Nevada                    89523      3,500,000      20,536.36   5.80000%               114   1/6/2017
191        Alabama                   36535      3,450,000      19,653.70   5.53000%               117   4/6/2017
192        Texas                     76054      3,400,000      19,712.07   5.69000%               117   4/6/2017
193        Texas                     77396      3,300,000      21,327.02   6.71500%               120   7/6/2017
194        Michigan                  48075      3,000,000      17,484.32   5.73800%               118   5/6/2017
195        South Carolina            29803      2,957,292      17,722.03   5.94000%               114   1/6/2017
196        Ohio                      43611      2,913,763      17,162.53   5.80000%               116   3/6/2017
197        Colorado                  80302      2,800,000      16,340.04   5.75000%               119   6/6/2017
198        Arizona                   85308      2,680,000      12,488.06   5.50000%               118   5/6/2017
199        Nevada                    89121      1,940,000      11,506.85   5.90000%               114   1/6/2017
200        Florida                   33034      1,900,000       9,416.88   5.85000%               116   3/6/2017
201        Nevada                    89511      1,800,000       9,615.13   6.30500%                55   2/6/2012
202        Nevada                    89511      1,310,000       7,778.47   5.91000%               114   1/6/2017

           Remaining           Interest
Control    Amortization Term   Accrual      Subservicing   Servicing       Administrative    Ground      Mortgage
Number     (Mos.)              Method       Fee Rate (%)   Fee Rate (%)    Fee Rate (%)      Lease Y/N   Loan Seller
--------   -----------------   ----------   ------------   ------------    --------------    ---------   --------------------
1                          0   Actual/360                       0.02000%          0.02025%   No          GSMC
1.01                                                                                         No
1.02                                                                                         Yes
1.03                                                                                         No
1.04                                                                                         Yes
1.05                                                                                         No
1.06                                                                                         No
1.07                                                                                         No
1.08                                                                                         No
1.09                                                                                         Yes
1.10                                                                                         Yes
1.11                                                                                         No
1.12                                                                                         No
1.13                                                                                         Yes
1.14                                                                                         No
1.15                                                                                         Yes
1.16                                                                                         No
2                          0   Actual/360                       0.02000%          0.02025%   No          GCFP/Lehman Brothers
3                          0   Actual/360                       0.02000%          0.02025%   Yes         GCFP
4                          0   Actual/360                       0.02000%          0.02025%               GCFP
4.01                                                                                         No
4.02                                                                                         No
4.03                                                                                         No
4.04                                                                                         No
4.05                                                                                         No
4.06                                                                                         No
5                          0   Actual/360                       0.02000%          0.02025%   No          GCFP
6                          0   Actual/360                       0.02000%          0.02025%   No          GSMC
7                          0   Actual/360                       0.02000%          0.02025%   Yes         GCFP
8                        360   Actual/360                       0.02000%          0.02025%               GCFP
8.01                                                                                         No
8.02                                                                                         No
8.03                                                                                         No
8.04                                                                                         No
8.05                                                                                         No
8.06                                                                                         No
8.07                                                                                         No
8.08                                                                                         No
8.09                                                                                         No
8.10                                                                                         No
8.11                                                                                         No
8.12                                                                                         No
8.13                                                                                         No
8.14                                                                                         No
8.15                                                                                         No
8.16                                                                                         No
8.17                                                                                         No
8.18                                                                                         No
8.19                                                                                         No
8.20                                                                                         No
8.21                                                                                         No
8.22                                                                                         No
8.23                                                                                         No
8.24                                                                                         No
8.25                                                                                         No
8.26                                                                                         No
8.27                                                                                         No
8.28                                                                                         No
8.29                                                                                         No
8.30                                                                                         No
8.31                                                                                         No
8.32                                                                                         No
8.33                                                                                         No
8.34                                                                                         No
8.35                                                                                         No
9                          0   Actual/360                       0.02000%          0.02025%   No          GCFP
10                       480   Actual/360                       0.02000%          0.02025%   Yes         GCFP
11                         0   Actual/360                       0.02000%          0.02025%   No          GCFP/ Wachovia
12                         0   Actual/360                       0.02000%          0.02025%   Yes         GCFP/Lehman Brothers
13                         0   Actual/360                       0.02000%          0.02025%   No          GCFP
14                         0   Actual/360                       0.02000%          0.02025%   No          GCFP
15                         0   Actual/360                       0.02000%          0.02025%   No          GSMC
16                         0   Actual/360                       0.02000%          0.02025%   No          GCFP
17                         0   Actual/360                       0.02000%          0.02025%   No          GSMC
18                         0   Actual/360                       0.02000%          0.02025%   No          GCFP
19                         0   Actual/360                       0.02000%          0.02025%               GCFP
19.01                                                                                        No
19.02                                                                                        No
20                       399   Actual/360                       0.02000%          0.02025%               GCFP
20.01                                                                                        No
20.02                                                                                        No
20.03                                                                                        No
20.04                                                                                        No
20.05                                                                                        No
20.06                                                                                        No
20.07                                                                                        No
20.08                                                                                        No
20.09                                                                                        No
20.10                                                                                        No
20.11                                                                                        No
21                         0   Actual/360        0.01000%       0.01000%          0.02025%   Yes         GSMC
22                         0   Actual/360                       0.02000%          0.02025%   No          GCFP
23                       360   Actual/360                       0.02000%          0.02025%   Yes         GCFP
24                         0   Actual/360                       0.02000%          0.02025%   Yes         GCFP
25                         0   Actual/360                       0.02000%          0.02025%   No          GCFP
26                       360   Actual/360                       0.02000%          0.02025%   No          GCFP
27                         0   Actual/360                       0.02000%          0.02025%   No          GSMC
28                         0   Actual/360                       0.02000%          0.02025%   No          GCFP
29                         0   Actual/360                       0.02000%          0.02025%   No          GCFP
30                         0   Actual/360                       0.02000%          0.02025%   No          GCFP
31                         0   Actual/360        0.02000%       0.02000%          0.04025%   No          GCFP
32                         0   Actual/360        0.05000%       0.02000%          0.07025%   No          GSMC
33                         0   Actual/360                       0.02000%          0.02025%   No          GCFP
34                         0   Actual/360                       0.02000%          0.02025%   No          GCFP
35                       360   Actual/360                       0.02000%          0.02025%   No          GCFP
36                       360   Actual/360                       0.02000%          0.02025%               GCFP
36.01                                                                                        No
36.02                                                                                        No
37                         0   Actual/360                       0.02000%          0.02025%               GCFP
37.01                                                                                        No
37.02                                                                                        No
37.03                                                                                        No
37.04                                                                                        No
37.05                                                                                        No
37.06                                                                                        No
38                         0   Actual/360                       0.02000%          0.02025%   No          GSMC
39                       360   Actual/360                       0.02000%          0.02025%               GCFP
39.01                                                                                        No
39.02                                                                                        No
39.03                                                                                        Yes
39.04                                                                                        No
39.05                                                                                        No
39.06                                                                                        No
39.07                                                                                        No
39.08                                                                                        No
39.09                                                                                        Yes
39.10                                                                                        No
39.11                                                                                        Yes
40                         0   Actual/360        0.02000%       0.02000%          0.04025%   No          GSMC
41                         0   Actual/360                       0.02000%          0.02025%               GCFP
41.01                                                                                        No
41.02                                                                                        No
41.03                                                                                        No
41.04                                                                                        No
41.05                                                                                        No
42                         0   Actual/360                       0.02000%          0.02025%   No          GCFP
43                       360   Actual/360                       0.02000%          0.02025%   No          GCFP
44                         0   Actual/360                       0.02000%          0.02025%   Yes         GCFP
45                         0   Actual/360                       0.02000%          0.02025%               GCFP
45.01                                                                                        No
45.02                                                                                        No
46                       360   Actual/360                       0.02000%          0.02025%   No          GCFP
47                       360   Actual/360                       0.02000%          0.02025%   No          GSMC
48                         0   Actual/360                       0.02000%          0.02025%   No          GSMC
49                       360   Actual/360        0.04000%       0.02000%          0.06025%   No          GSMC
50                       360   Actual/360                       0.02000%          0.02025%               GCFP
50.01                                                                                        No
50.02                                                                                        No
50.03                                                                                        No
50.04                                                                                        No
50.05                                                                                        No
50.06                                                                                        No
51                       659   Actual/360                       0.02000%          0.02025%   No          GCFP
52                         0   Actual/360                       0.02000%          0.02025%   No          GCFP
53                         0   Actual/360                       0.02000%          0.02025%   No          GCFP
54                         0   Actual/360                       0.02000%          0.02025%   No          GCFP
55                         0   Actual/360                       0.02000%          0.02025%   No          GCFP
56                       360   Actual/360                       0.02000%          0.02025%   No          GCFP
57                       360   Actual/360                       0.02000%          0.02025%   No          GSMC
58                         0   Actual/360                       0.02000%          0.02025%   No          GSMC
59                         0   Actual/360                       0.02000%          0.02025%               GCFP
59.01                                                                                        No
59.02                                                                                        No
59.03                                                                                        No
59.04                                                                                        No
60                         0   Actual/360                       0.02000%          0.02025%   Yes         GCFP
61                         0   Actual/360                       0.02000%          0.02025%   No          GSMC
62                       296   Actual/360                       0.02000%          0.02025%   No          GCFP
63                         0   Actual/360                       0.02000%          0.02025%   No          GCFP
64                       360   Actual/360                       0.02000%          0.02025%   No          GSMC
65                         0   Actual/360                       0.02000%          0.02025%   No          GCFP
66                         0   Actual/360                       0.02000%          0.02025%   No          GCFP
67                         0   Actual/360                       0.02000%          0.02025%   No          GCFP
68                         0   Actual/360        0.01000%       0.01000%          0.02025%   No          GCFP
69                         0   Actual/360                       0.02000%          0.02025%   No          GSMC
70                       358   Actual/360                       0.02000%          0.02025%   No          GCFP
71                         0   Actual/360                       0.02000%          0.02025%   No          GCFP
72                         0   Actual/360                       0.02000%          0.02025%   No          GSMC
73                         0   Actual/360                       0.02000%          0.02025%   No          GCFP
74                         0   Actual/360                       0.02000%          0.02025%   No          GSMC
75                         0   Actual/360                       0.02000%          0.02025%   No          GSMC
76                         0   Actual/360                       0.02000%          0.02025%   No          GCFP
77                         0   Actual/360                       0.02000%          0.02025%   No          GCFP
78                         0   Actual/360                       0.02000%          0.02025%   No          GSMC
79                         0   Actual/360                       0.02000%          0.02025%   No          GSMC
80                       360   Actual/360                       0.02000%          0.02025%   No          GCFP
81                         0   Actual/360        0.02000%       0.02000%          0.04025%   Yes         GSMC
82                         0   Actual/360        0.04000%       0.02000%          0.06025%   No          GSMC
83                       360   Actual/360                       0.02000%          0.02025%               GCFP
83.01                                                                                        No
83.02                                                                                        No
83.03                                                                                        No
83.04                                                                                        No
84                       360   Actual/360                       0.02000%          0.02025%   No          GSMC
85                         0   Actual/360                       0.02000%          0.02025%   No          GCFP
86                         0   Actual/360                       0.02000%          0.02025%   No          GCFP
87                         0   Actual/360        0.03000%       0.02000%          0.05025%   No          GCFP
88                       357   Actual/360                       0.02000%          0.02025%               GCFP
88.01                                                                                        No
88.02                                                                                        No
88.03                                                                                        No
88.04                                                                                        No
88.05                                                                                        No
88.06                                                                                        No
88.07                                                                                        No
88.08                                                                                        No
88.09                                                                                        No
88.10                                                                                        No
88.11                                                                                        No
88.12                                                                                        No
88.13                                                                                        No
88.14                                                                                        No
88.15                                                                                        No
88.16                                                                                        No
88.17                                                                                        No
88.18                                                                                        No
88.19                                                                                        No
88.20                                                                                        No
88.21                                                                                        No
88.22                                                                                        No
88.23                                                                                        No
88.24                                                                                        No
88.25                                                                                        No
88.26                                                                                        No
88.27                                                                                        No
88.28                                                                                        No
88.29                                                                                        No
88.30                                                                                        No
88.31                                                                                        No
88.32                                                                                        No
88.33                                                                                        No
88.34                                                                                        No
88.35                                                                                        No
88.36                                                                                        No
88.37                                                                                        No
88.38                                                                                        No
88.39                                                                                        No
88.40                                                                                        No
88.41                                                                                        No
88.42                                                                                        No
88.43                                                                                        No
88.44                                                                                        No
88.45                                                                                        No
88.46                                                                                        No
88.47                                                                                        No
88.48                                                                                        No
89                       360   Actual/360        0.05000%       0.02000%          0.07025%   No          GSMC
90                         0   Actual/360                       0.02000%          0.02025%   No          GSMC
91                         0   Actual/360                       0.02000%          0.02025%   No          GSMC
92                         0   Actual/360                       0.02000%          0.02025%   No          GSMC
93                         0   Actual/360                       0.02000%          0.02025%   No          GSMC
94                         0   Actual/360        0.01000%       0.02000%          0.03025%   No          GSMC
95                         0   Actual/360                       0.02000%          0.02025%   No          GSMC
95.01                                                                                        No
95.02                                                                                        No
95.03                                                                                        No
95.04                                                                                        No
96                         0   Actual/360                       0.02000%          0.02025%   No          GSMC
97                         0   Actual/360        0.03000%       0.02000%          0.05025%   No          GSMC
98                         0   Actual/360                       0.02000%          0.02025%   No          GSMC
99                         0   Actual/360                       0.02000%          0.02025%   No          GSMC
100                      360   Actual/360                       0.02000%          0.02025%   No          GSMC
101                        0   Actual/360                       0.02000%          0.02025%   No          GCFP
102                      360   Actual/360                       0.02000%          0.02025%   No          GSMC
103                      360   Actual/360                       0.02000%          0.02025%               GCFP
103.01                                                                                       No
103.02                                                                                       No
104                      360   Actual/360                       0.02000%          0.02025%   No          GCFP
105                        0   Actual/360        0.03000%       0.02000%          0.05025%   No          GCFP
106                        0   Actual/360                       0.02000%          0.02025%   No          GCFP
107                      297   Actual/360                       0.02000%          0.02025%   Yes         GSMC
108                      360   Actual/360                       0.02000%          0.02025%   No          GCFP
109                        0   Actual/360                       0.02000%          0.02025%   No          GSMC
110                      360   Actual/360                       0.02000%          0.02025%   No          GSMC
111                      360   Actual/360                       0.02000%          0.02025%   No          GSMC
112                        0   Actual/360        0.04000%       0.02000%          0.06025%   No          GSMC
113                        0   Actual/360                       0.02000%          0.02025%   No          GCFP
114                        0   Actual/360                       0.02000%          0.02025%   No          GCFP
115                        0   Actual/360                       0.02000%          0.02025%   No          GCFP
116                        0   Actual/360                       0.02000%          0.02025%   No          GSMC
117                        0   Actual/360        0.02000%       0.02000%          0.04025%   No          GSMC
118                        0   Actual/360                       0.02000%          0.02025%   No          GCFP
119                      360   Actual/360                       0.02000%          0.02025%   No          GCFP
120                        0   Actual/360                       0.02000%          0.02025%   No          GSMC
121                        0   Actual/360        0.05000%       0.02000%          0.07025%   No          GSMC
122                        0   Actual/360                       0.02000%          0.02025%   No          GCFP
123                      352   Actual/360                       0.02000%          0.02025%   No          GCFP
124                      355   Actual/360                       0.02000%          0.02025%   No          GCFP
125                      360   Actual/360                       0.02000%          0.02025%   No          GSMC
126                        0   Actual/360                       0.02000%          0.02025%   No          GSMC
127                        0   Actual/360                       0.02000%          0.02025%   No          GSMC
128                      360   Actual/360                       0.02000%          0.02025%               GCFP
128.01                                                                                       No
128.02                                                                                       No
129                        0   Actual/360                       0.02000%          0.02025%   No          GSMC
130                        0   Actual/360                       0.02000%          0.02025%   No          GSMC
131                        0   Actual/360                       0.02000%          0.02025%   No          GSMC
132                      360   Actual/360                       0.02000%          0.02025%   No          GSMC
133                        0   Actual/360                       0.02000%          0.02025%   No          GSMC
134                      296   Actual/360                       0.02000%          0.02025%   No          GSMC
135                        0   Actual/360                       0.02000%          0.02025%   No          GSMC
136                      360   Actual/360                       0.02000%          0.02025%   No          GSMC
137                        0   Actual/360                       0.02000%          0.02025%   No          GCFP
138                      360   Actual/360                       0.02000%          0.02025%   No          GCFP
139                      360   Actual/360                       0.02000%          0.02025%   No          GCFP
140                      360   Actual/360                       0.02000%          0.02025%   No          GSMC
141                      360   Actual/360                       0.02000%          0.02025%   No          GCFP
142                        0   Actual/360        0.05000%       0.02000%          0.07025%   No          GSMC
143                      357   Actual/360                       0.02000%          0.02025%   No          GCFP
144                        0   Actual/360                       0.02000%          0.02025%   No          GCFP
145                      360   Actual/360                       0.02000%          0.02025%   No          GSMC
146                        0   Actual/360                       0.02000%          0.02025%   No          GSMC
147                      358   Actual/360                       0.02000%          0.02025%   No          GSMC
148                      360   Actual/360        0.05000%       0.02000%          0.07025%   Yes         GSMC
149                      360   Actual/360                       0.02000%          0.02025%   No          GSMC
150                        0   Actual/360                       0.02000%          0.02025%   No          GSMC
151                        0   Actual/360                       0.02000%          0.02025%   No          GSMC
152                      360   Actual/360        0.04000%       0.02000%          0.06025%   No          GSMC
153                      360   Actual/360                       0.02000%          0.02025%   No          GSMC
154                      360   Actual/360        0.05000%       0.02000%          0.07025%   No          GSMC
154.01                                                                                       No
154.02                                                                                       No
154.03                                                                                       No
155                      360   Actual/360                       0.02000%          0.02025%   No          GCFP
156                        0   Actual/360                       0.02000%          0.02025%   No          GCFP
157                        0   Actual/360        0.05000%       0.02000%          0.07025%   No          GSMC
158                      360   Actual/360                       0.02000%          0.02025%   No          GSMC
159                      360   Actual/360                       0.02000%          0.02025%   No          GCFP
160                      360   Actual/360        0.04000%       0.02000%          0.06025%   No          GSMC
161                      360   Actual/360                       0.02000%          0.02025%   No          GSMC
162                        0   Actual/360                       0.02000%          0.02025%   No          GSMC
163                        0   Actual/360                       0.02000%          0.02025%   No          GCFP
164                      360   Actual/360                       0.02000%          0.02025%   No          GSMC
165                      360   Actual/360        0.04000%       0.02000%          0.06025%   No          GSMC
166                        0   Actual/360                       0.02000%          0.02025%   No          GCFP
167                      360   Actual/360        0.04000%       0.02000%          0.06025%   No          GSMC
168                      359   Actual/360        0.04000%       0.02000%          0.06025%   No          GSMC
169                      296   Actual/360                       0.02000%          0.02025%   No          GCFP
170                      360   Actual/360                       0.02000%          0.02025%   No          GCFP
171                      360   Actual/360                       0.02000%          0.02025%   No          GSMC
172                      360   Actual/360                       0.02000%          0.02025%   No          GSMC
173                      360   Actual/360                       0.02000%          0.02025%   No          GSMC
174                      360   Actual/360                       0.02000%          0.02025%   No          GCFP
175                        0   Actual/360                       0.02000%          0.02025%   No          GCFP
176                      356   Actual/360                       0.02000%          0.02025%   No          GSMC
177                      360   Actual/360                       0.02000%          0.02025%   No          GCFP
178                      360   Actual/360        0.02000%       0.02000%          0.04025%   No          GSMC
179                      360   Actual/360                       0.02000%          0.02025%   No          GCFP
180                      360   Actual/360        0.04000%       0.02000%          0.06025%   No          GSMC
181                      360   Actual/360                       0.02000%          0.02025%   No          GSMC
182                      360   Actual/360                       0.02000%          0.02025%   No          GCFP
183                        0   Actual/360                       0.02000%          0.02025%   No          GSMC
184                        0   Actual/360        0.07000%       0.02000%          0.09025%   No          GSMC
185                        0   Actual/360                       0.02000%          0.02025%   No          GSMC
186                        0   Actual/360        0.05000%       0.02000%          0.07025%   No          GSMC
187                      360   Actual/360        0.05000%       0.02000%          0.07025%   No          GSMC
188                      360   Actual/360                       0.02000%          0.02025%   No          GCFP
189                        0   Actual/360                       0.02000%          0.02025%   No          GCFP
190                      360   Actual/360                       0.02000%          0.02025%   No          GCFP
191                      360   Actual/360                       0.02000%          0.02025%   No          GSMC
192                      360   Actual/360                       0.02000%          0.02025%   No          GCFP
193                      360   Actual/360                       0.02000%          0.02025%   No          GCFP
194                      360   Actual/360                       0.02000%          0.02025%   No          GCFP
195                      354   Actual/360                       0.02000%          0.02025%   No          GCFP
196                      356   Actual/360                       0.02000%          0.02025%   No          GSMC
197                      360   Actual/360                       0.02000%          0.02025%   No          GSMC
198                        0   Actual/360                       0.02000%          0.02025%   No          GSMC
199                      360   Actual/360                       0.02000%          0.02025%   No          GCFP
200                        0   Actual/360                       0.02000%          0.02025%   No          GSMC
201                        0   Actual/360                       0.02000%          0.02025%   No          GCFP
202                      360   Actual/360                       0.02000%          0.02025%   No          GCFP

Control
Number     Prepayment Provision (1)
--------   ------------------------------------------------------------------------------------------------
1          Lockout/27_Defeasance/89_0%/4
1.01
1.02
1.03
1.04
1.05
1.06
1.07
1.08
1.09
1.10
1.11
1.12
1.13
1.14
1.15
1.16
2          Lockout/0_> Yield Maintenance or 1%/27_Defeasance or Greater of Yield Maintenance or 1%/86 _0%/7
3          Lockout/0_> Yield Maintenance or 2%/26_Defeasance or Greater of Yield Maintenance or 1%/90_0%/4
4          Lockout/29_Defeasance/87_0%/4
4.01
4.02
4.03
4.04
4.05
4.06
5          Lockout/25_Defeasance/91_0%/4
6          Lockout/26_Defeasance/89_0%/4
7          Lockout/29_Defeasance/87_0%/4
8          Lockout/24_Defeasance or Greater of Yield Maintenance or1%/92_0%/4
8.01
8.02
8.03
8.04
8.05
8.06
8.07
8.08
8.09
8.10
8.11
8.12
8.13
8.14
8.15
8.16
8.17
8.18
8.19
8.20
8.21
8.22
8.23
8.24
8.25
8.26
8.27
8.28
8.29
8.30
8.31
8.32
8.33
8.34
8.35
9          Lockout/0_> Yield Maintenance or 2%/26_Defeasance or Greater of Yield Maintenance or 1%/90_0%/4
10         Lockout/24_Defeasance/92_0%/4
11         Lockout/27_Defeasance/90_0%/3
12         Lockout/30_Defeasance/50_0%/4
13         Lockout/24_Defeasance/92_0%/4
14         Lockout/27_Defeasance/89_0%/4
15         Lockout/25_Defeasance/90_0%/5
16         Lockout/25_Defeasance/91_0%/4
17         Lockout/26_Defeasance/30_0%/4
18         Lockout/25_Defeasance/85_0%/10
19         Lockout/0_> Yield Maintenance or 2%/26_Defeasance or Greater of Yield Maintenance or 1%/90_0%/4
19.01
19.02
20         Lockout/24_Defeasance/92_0%/4
20.01
20.02
20.03
20.04
20.05
20.06
20.07
20.08
20.09
20.10
20.11
21         Lockout/28_Defeasance/86_0%/5
22         Lockout/28_Defeasance/89_0%/3
23         Lockout/25_Defeasance/91_0%/4
24         Lockout/25_Defeasance/32_0%/3
25         Lockout/30_Defeasance/87_0%/3
26         Lockout/26_Defeasance/90_0%/4
27         Lockout/27_Defeasance/26_0%/7
28         Lockout/27_ Defeasance or Greater of Yield Maintenance or 1%/14_0%/19
29         Lockout/24_Defeasance/92_0%/4
30         Lockout/24_Defeasance/92_0%/4
31         Lockout/26_Defeasance/30_0%/4
32         Lockout/25_Defeasance/88_0%/7
33         Lockout/26_Defeasance/90_0%/4
34         Lockout/0_> Yield Maintenance or 2%/26_Defeasance or Greater of Yield Maintenance or 1%/30_0%/4
35         Lockout/29_Defeasance/88_0%/3
36         Lockout/29_Defeasance/87_0%/4
36.01
36.02
37         Lockout/25_Defeasance/31_0%/4
37.01
37.02
37.03
37.04
37.05
37.06
38         Lockout/25_Defeasance/91_0%/4
39         Lockout/24_Defeasance/33_0%/3
39.01
39.02
39.03
39.04
39.05
39.06
39.07
39.08
39.09
39.10
39.11
40         Lockout/25_Defeasance/91_0%/4
41         Lockout/26_Defeasance/9_0%/25
41.01
41.02
41.03
41.04
41.05
42         Lockout/0_> Yield Maintenance or 2%/26_Defeasance or Greater of Yield Maintenance or 1%/90_0%/4
43         Lockout/24_> Yield Maintenance or 1%/92_0%/4
44         Lockout/0_> Yield Maintenance or 1%/56_0%/4
45         Lockout/26_Defeasance/90_0%/4
45.01
45.02
46         Lockout/27_Defeasance/89_0%/4
47         Lockout/26_Defeasance/90_0%/4
48         Lockout/25_Defeasance or Greater of Yield Maintenance or 1%/88_0%/7
49         Lockout/26_Defeasance/90_0%/4
50         Lockout/25_Defeasance/91_0%/4
50.01
50.02
50.03
50.04
50.05
50.06
51         Lockout/29_Defeasance/87_0%/4
52         Lockout/25_Defeasance/32_0%/3
53         Lockout/26_Defeasance/90_0%/4
54         Lockout/30_Defeasance/27_0%/3
55         Lockout/27_Defeasance/89_0%/4
56         Lockout/26_Defeasance/90_0%/4
57         Lockout/26_Defeasance/90_0%/4
58         Lockout/11_>Yield Maintenance or 1%/24_0%/25
59         Lockout/26_Defeasance/90_0%/4
59.01
59.02
59.03
59.04
60         Lockout/28_Defeasance/88_0%/4
61         Lockout/27_Defeasance/89_0%/4
62         Lockout/28_Defeasance/88_0%/4
63         Lockout/26_Defeasance/90_0%/4
64         Lockout/27_Defeasance/89_0%/4
65         Lockout/23_> Yield Maintenance or 1%/57_0%/4
66         Lockout/23_> Yield Maintenance or 1%/93_0%/4
67         Lockout/28_ Defeasance or Greater of Yield Maintenance or 1%/43_0%/13
68         Lockout/28_Defeasance/88_0%/4
69         Lockout/26_Defeasance/90_0%/4
70         Lockout/26_Defeasance/90_0%/4
71         Lockout/29_Defeasance/30_0%/7
72         Lockout/25_Defeasance/55_0%/4
73         Lockout/29_Defeasance/87_0%/4
74         Lockout/25_Defeasance/91_0%/4
75         Lockout/25_Defeasance/91_0%/4
76         Lockout/30_Defeasance/87_0%/3
77         Lockout/29_Defeasance/87_0%/4
78         Lockout/27_Defeasance/53_0%/4
79         Lockout/27_Defeasance/89_0%/4
80         Lockout/29_Defeasance/91_0%/1
81         Lockout/25_Defeasance/91_0%/4
82         Lockout/26_Defeasance/90_0%/4
83         Lockout/27_Defeasance/89_0%/4
83.01
83.02
83.03
83.04
84         Lockout/26_Defeasance/90_0%/4
85         Lockout/29_Defeasance/87_0%/4
86         Lockout/26_Defeasance/9_0%/25
87         Lockout/26_Defeasance/90_0%/4
88         Lockout/27_Defeasance/90_0%/3
88.01
88.02
88.03
88.04
88.05
88.06
88.07
88.08
88.09
88.10
88.11
88.12
88.13
88.14
88.15
88.16
88.17
88.18
88.19
88.20
88.21
88.22
88.23
88.24
88.25
88.26
88.27
88.28
88.29
88.30
88.31
88.32
88.33
88.34
88.35
88.36
88.37
88.38
88.39
88.40
88.41
88.42
88.43
88.44
88.45
88.46
88.47
88.48
89         Lockout/29_Defeasance/87_0%/4
90         Lockout/26_Defeasance/90_0%/4
91         Lockout/26_Defeasance/90_0%/4
92         Lockout/26_Defeasance/90_0%/4
93         Lockout/27_Defeasance/89_0%/4
94         Lockout/25_Defeasance/31_0%/4
95         Lockout/25_Defeasance/91_0%/4
95.01
95.02
95.03
95.04
96         Lockout/25_Defeasance/91_0%/4
97         Lockout/26_>Yield Maintenance or 1%/90_0%/4
98         Lockout/26_Defeasance/102_0%/4
99         Lockout/25_Defeasance/91_0%/4
100        Lockout/28_Defeasance/88_0%/4
101        Lockout/27_Defeasance/90_0%/3
102        Lockout/27_Defeasance/89_0%/4
103        Lockout/26_Defeasance/90_0%/4
103.01
103.02
104        Lockout/25_Defeasance/92_0%/3
105        Lockout/28_Defeasance/88_0%/4
106        Lockout/25_Defeasance/32_0%/3
107        Lockout/27_Defeasance/89_0%/4
108        Lockout/26_Defeasance/90_0%/4
109        Lockout/25_Defeasance/91_0%/4
110        Lockout/23_>Yield Maintenance or 1%/93_0%/4
111        Lockout/23_>Yield Maintenance or 1%/93_0%/4
112        Lockout/25_Defeasance/91_0%/4
113        Lockout/25_Defeasance/92_0%/3
114        Lockout/26_Defeasance/31_0%/3
115        Lockout/23_> Yield Maintenance or 1%/57_0%/4
116        Lockout/26_Defeasance/90_0%/4
117        Lockout/28_Defeasance or Greater of Yield Maintenance or 1%/88_0%/4
118        Lockout/25_Defeasance/92_0%/3
119        Lockout/25_Defeasance/91_0%/4
120        Lockout/27_Defeasance/53_0%/4
121        Lockout/26_Defeasance or Greater of Yield Maintenance or 1%/90_0%/4
122        Lockout/27_Defeasance/29_0%/4
123        Lockout/32_Defeasance/21_0%/7
124        Lockout/29_Defeasance/48_0%/7
125        Lockout/25_Defeasance/91_0%/4
126        Lockout/26_Defeasance/54_0%/4
127        Lockout/26_Defeasance/90_0%/4
128        Lockout/26_Defeasance/90_0%/4
128.01
128.02
129        Lockout/27_Defeasance/89_0%/4
130        Lockout/26_Defeasance/90_0%/4
131        Lockout/25_Defeasance/91_0%/4
132        Lockout/27_Defeasance/89_0%/4
133        Lockout/28_Defeasance/88_0%/4
134        Lockout/28_Defeasance/88_0%/4
135        Lockout/28_Defeasance/88_0%/4
136        Lockout/26_Defeasance/90_0%/4
137        Lockout/27_Defeasance/89_0%/4
138        Lockout/27_Defeasance/89_0%/4
139        Lockout/27_Defeasance/89_0%/4
140        Lockout/27_Defeasance/89_0%/4
141        Lockout/5_> Yield Maintenance or 1%/22_ Defeasance or Greater of Yield Maintenance or 1%/29_0%/4
142        Lockout/27_Defeasance/89_0%/4
143        Lockout/27_Defeasance/89_0%/4
144        Lockout/29_Defeasance/88_0%/3
145        Lockout/27_Defeasance/87_0%/4
146        Lockout/27_Defeasance/89_0%/4
147        Lockout/26_Defeasance/87_0%/7
148        Lockout/28_Defeasance/88_0%/4
149        Lockout/27_Defeasance or Greater of Yield Maintenance or 1%/89_0%/4
150        Lockout/27_Defeasance/29_0%/4
151        Lockout/27_Defeasance/29_0%/4
152        Lockout/25_Defeasance/91_0%/4
153        Lockout/28_Defeasance/88_0%/4
154        Lockout/28_Defeasance/88_0%/4
154.01
154.02
154.03
155        Lockout/29_Defeasance/86_0%/5
156        Lockout/28_Defeasance/28_0%/4
157        Lockout/28_Defeasance or Greater of Yield Maintenance or 1%/88_0%/4
158        Lockout/26_Defeasance/90_0%/4
159        Lockout/27_Defeasance/90_0%/3
160        Lockout/25_Defeasance/91_0%/4
161        Lockout/25_Defeasance/91_0%/4
162        Lockout/25_Defeasance/91_0%/4
163        Lockout/27_Defeasance/89_0%/4
164        Lockout/28_Defeasance/88_0%/4
165        Lockout/26_Defeasance/90_0%/4
166        Lockout/25_Defeasance/91_0%/4
167        Lockout/28_Defeasance/88_0%/4
168        Lockout/25_Defeasance/91_0%/4
169        Lockout/28_Defeasance/88_0%/4
170        Lockout/27_Defeasance/90_0%/3
171        Lockout/27_Defeasance/89_0%/4
172        Lockout/25_Defeasance/91_0%/4
173        Lockout/25_Defeasance/91_0%/4
174        Lockout/29_Defeasance/91_0%/1
175        Lockout/11_> Yield Maintenance or 1%/45_0%/4
176        Lockout/28_Defeasance/88_0%/4
177        Lockout/25_Defeasance/91_0%/4
178        Lockout/27_Defeasance/89_0%/4
179        Lockout/26_Defeasance/91_0%/3
180        Lockout/26_Defeasance/90_0%/4
181        Lockout/26_Defeasance/90_0%/4
182        Lockout/27_Defeasance/89_0%/4
183        Lockout/26_Defeasance/90_0%/4
184        Lockout/25_>Yield Maintenance or 1%/91_0%/4
185        Lockout/25_Defeasance/91_0%/4
186        Lockout/27_Defeasance or Greater of Yield Maintenance or 1%/89_0%/4
187        Lockout/27_Defeasance or Greater of Yield Maintenance or 1%/89_0%/4
188        Lockout/27_Defeasance/89_0%/4
189        Lockout/26_Defeasance/90_0%/4
190        Lockout/59_> Yield Maintenance or 1%/57_0%/4
191        Lockout/27_Defeasance/89_0%/4
192        Lockout/27_Defeasance/89_0%/4
193        Lockout/24_Defeasance/92_0%/4
194        Lockout/26_Defeasance/91_0%/3
195        Lockout/59_> Yield Maintenance or 1%/57_0%/4
196        Lockout/28_Defeasance/88_0%/4
197        Lockout/25_Defeasance/91_0%/4
198        Lockout/26_Defeasance/90_0%/4
199        Lockout/59_> Yield Maintenance or 1%/57_0%/4
200        Lockout/28_Defeasance/88_0%/4
201        Lockout/23_> Yield Maintenance or 1%/33_0%/4
202        Lockout/59_> Yield Maintenance or 1%/57_0%/4

                                                                                                  Companion Loan
           Crossed With                                         Companion Loan                    Remaining
Control    Other Loans       Companion Loan   Companion Loan    Monthly          Companion Loan   Term To
Number     (Crossed Group)   Flag             Cut-off Balance   Payment          Interest Rate    Maturity (Mos.)
--------   ---------------   --------------   ---------------   --------------   --------------   ---------------
1
1.01
1.02
1.03
1.04
1.05
1.06
1.07
1.08
1.09
1.10
1.11
1.12
1.13
1.14
1.15
1.16
2
3
4
4.01
4.02
4.03
4.04
4.05
4.06
5
6
7
8
8.01
8.02
8.03
8.04
8.05
8.06
8.07
8.08
8.09
8.10
8.11
8.12
8.13
8.14
8.15
8.16
8.17
8.18
8.19
8.20
8.21
8.22
8.23
8.24
8.25
8.26
8.27
8.28
8.29
8.30
8.31
8.32
8.33
8.34
8.35
9
10
11
12
13
14
15
16
17
18                           Yes               290,000,000.00     1,388,173.61          5.65000%              119
19
19.01
19.02
20
20.01
20.02
20.03
20.04
20.05
20.06
20.07
20.08
20.09
20.10
20.11
21
22
23
24
25
26
27
28
29         Group A
30         Group A
31
32
33
34
35         Group B
36         Group B
36.01
36.02
37
37.01
37.02
37.03
37.04
37.05
37.06
38
39
39.01
39.02
39.03
39.04
39.05
39.06
39.07
39.08
39.09
39.10
39.11
40
41
41.01
41.02
41.03
41.04
41.05
42
43
44
45
45.01
45.02
46
47
48
49
50
50.01
50.02
50.03
50.04
50.05
50.06
51
52
53
54
55
56
57
58
59
59.01
59.02
59.03
59.04
60
61
62
63
64
65
66
67
68
69
70
71
72
73
74
75
76
77
78
79
80
81
82
83
83.01
83.02
83.03
83.04
84
85
86
87
88
88.01
88.02
88.03
88.04
88.05
88.06
88.07
88.08
88.09
88.10
88.11
88.12
88.13
88.14
88.15
88.16
88.17
88.18
88.19
88.20
88.21
88.22
88.23
88.24
88.25
88.26
88.27
88.28
88.29
88.30
88.31
88.32
88.33
88.34
88.35
88.36
88.37
88.38
88.39
88.40
88.41
88.42
88.43
88.44
88.45
88.46
88.47
88.48
89
90
91
92
93
94
95
95.01
95.02
95.03
95.04
96
97
98
99
100
101
102
103
103.01
103.02
104
105
106
107
108
109
110
111
112
113
114
115
116
117
118
119
120
121
122
123
124
125
126
127
128
128.01
128.02
129
130
131
132
133
134
135
136
137
138
139
140
141
142
143
144
145
146
147
148
149
150        Group C
151        Group C
152
153
154
154.01
154.02
154.03
155
156
157
158
159
160
161
162
163
164
165
166
167
168
169
170
171
172
173
174
175
176
177
178
179
180
181
182
183
184
185
186
187
188
189
190
191
192
193
194
195
196
197
198
199
200
201
202

           Remaining           Companion Loan   Subordinate      Subordinate
Control    Amortization Term   Servicing        Companion Loan   Companion Loan
Number     (Mos.)              Fees             Flag             Cut-off Balance
--------   -----------------   --------------   --------------   ---------------
1
1.01
1.02
1.03
1.04
1.05
1.06
1.07
1.08
1.09
1.10
1.11
1.12
1.13
1.14
1.15
1.16
2
3
4
4.01
4.02
4.03
4.04
4.05
4.06
5
6
7
8
8.01
8.02
8.03
8.04
8.05
8.06
8.07
8.08
8.09
8.10
8.11
8.12
8.13
8.14
8.15
8.16
8.17
8.18
8.19
8.20
8.21
8.22
8.23
8.24
8.25
8.26
8.27
8.28
8.29
8.30
8.31
8.32
8.33
8.34
8.35
9                                               Yes                35,000,000.00
10
11
12
13
14                                              Yes                10,000,000.00
15
16
17
18                         0          0.01000%
19                                              Yes                 6,500,000.00
19.01
19.02
20
20.01
20.02
20.03
20.04
20.05
20.06
20.07
20.08
20.09
20.10
20.11
21
22
23
24                                              Yes                 7,900,000.00
25                                              Yes                30,000,000.00
26
27
28
29
30
31
32
33                                              Yes                10,350,000.00
34
35                                              Yes                 8,810,572.69
36                                              Yes                 6,189,427.31
36.01
36.02
37
37.01
37.02
37.03
37.04
37.05
37.06
38
39
39.01
39.02
39.03
39.04
39.05
39.06
39.07
39.08
39.09
39.10
39.11
40
41
41.01
41.02
41.03
41.04
41.05
42
43                                              Yes                 5,000,000.00
44
45
45.01
45.02
46
47
48
49                                              Yes                10,000,000.00
50
50.01
50.02
50.03
50.04
50.05
50.06
51
52                                              Yes                 1,510,000.00
53
54
55
56
57
58
59
59.01
59.02
59.03
59.04
60
61
62
63
64
65
66
67
68
69
70
71
72
73
74
75
76
77
78
79
80
81
82
83
83.01
83.02
83.03
83.04
84
85
86
87
88
88.01
88.02
88.03
88.04
88.05
88.06
88.07
88.08
88.09
88.10
88.11
88.12
88.13
88.14
88.15
88.16
88.17
88.18
88.19
88.20
88.21
88.22
88.23
88.24
88.25
88.26
88.27
88.28
88.29
88.30
88.31
88.32
88.33
88.34
88.35
88.36
88.37
88.38
88.39
88.40
88.41
88.42
88.43
88.44
88.45
88.46
88.47
88.48
89
90
91
92
93
94
95
95.01
95.02
95.03
95.04
96
97
98
99
100
101
102
103
103.01
103.02
104
105
106
107
108
109
110
111
112
113                                             Yes                   840,000.00
114
115
116                                             Yes                 3,000,000.00
117
118
119
120
121
122
123
124
125
126
127
128
128.01
128.02
129
130
131
132
133
134
135
136
137
138
139
140
141
142
143
144
145
146
147
148
149
150
151
152                                             Yes                   455,000.00
153
154                                             Yes                   402,500.00
154.01
154.02
154.03
155
156
157
158
159
160
161
162
163
164
165
166
167
168
169
170
171                                             Yes                   300,000.00
172
173
174
175
176
177
178
179
180
181
182
183
184
185
186
187
188
189
190
191
192
193
194
195
196
197
198
199
200
201
202

                                                               Subordinate         Subordinate Companion
           Subordinate                        Subordinate      Companion Loan      Loan Remaining
Control    Companion Loan                     Companion Loan   Remaining Term To   Amortization Term
Number     Monthly Payment                    Interest Rate    Maturity (Mos.)     (Mos.)
--------   --------------------------------   --------------   -----------------   ---------------------
1
1.01
1.02
1.03
1.04
1.05
1.06
1.07
1.08
1.09
1.10
1.11
1.12
1.13
1.14
1.15
1.16
2
3
4
4.01
4.02
4.03
4.04
4.05
4.06
5
6
7
8
8.01
8.02
8.03
8.04
8.05
8.06
8.07
8.08
8.09
8.10
8.11
8.12
8.13
8.14
8.15
8.16
8.17
8.18
8.19
8.20
8.21
8.22
8.23
8.24
8.25
8.26
8.27
8.28
8.29
8.30
8.31
8.32
8.33
8.34
8.35
9                                187,118.35          6.31031%                118                   0
10
11
12
13
14                                49,960.69          5.89700%                117                   0
15
16
17
18
19                                49,752.21          9.03445%                118                   0
19.01
19.02
20
20.01
20.02
20.03
20.04
20.05
20.06
20.07
20.08
20.09
20.10
20.11
21
22
23
24                                40,104.79          5.99200%                 59                   0
25                               152,169.58          5.98700%                114                   0
26
27
28
29
30
31
32
33                                54,619.97          6.24600%                118                   0
34
35         Custom Amort Schedule - See Note          2.40868%                115                 360
36         Custom Amort Schedule - See Note          2.49186%                115                 360
36.01
36.02
37
37.01
37.02
37.03
37.04
37.05
37.06
38
39
39.01
39.02
39.03
39.04
39.05
39.06
39.07
39.08
39.09
39.10
39.11
40
41
41.01
41.02
41.03
41.04
41.05
42
43                                32,230.74          6.69000%                115                 360
44
45
45.01
45.02
46
47
48
49                                59,377.65          5.91000%                118                 360
50
50.01
50.02
50.03
50.04
50.05
50.06
51
52                                 7,666.88          5.99300%                 59                   0
53
54
55
56
57
58
59
59.01
59.02
59.03
59.04
60
61
62
63
64
65
66
67
68
69
70
71
72
73
74
75
76
77
78
79
80
81
82
83
83.01
83.02
83.03
83.04
84
85
86
87
88
88.01
88.02
88.03
88.04
88.05
88.06
88.07
88.08
88.09
88.10
88.11
88.12
88.13
88.14
88.15
88.16
88.17
88.18
88.19
88.20
88.21
88.22
88.23
88.24
88.25
88.26
88.27
88.28
88.29
88.30
88.31
88.32
88.33
88.34
88.35
88.36
88.37
88.38
88.39
88.40
88.41
88.42
88.43
88.44
88.45
88.46
88.47
88.48
89
90
91
92
93
94
95
95.01
95.02
95.03
95.04
96
97
98
99
100
101
102
103
103.01
103.02
104
105
106
107
108
109
110
111
112
113                                4,305.58          6.05000%                119                   0
114
115
116                               14,512.92          5.71000%                118                   0
117
118
119
120
121
122
123
124
125
126
127
128
128.01
128.02
129
130
131
132
133
134
135
136
137
138
139
140
141
142
143
144
145
146
147
148
149
150
151
152                                5,122.27         13.25000%                119                 360
153
154                                4,373.94         12.75000%                116                 360
154.01
154.02
154.03
155
156
157
158
159
160
161
162
163
164
165
166
167
168
169
170
171                                3,377.32         13.25000%                117                 360
172
173
174
175
176
177
178
179
180
181
182
183
184
185
186
187
188
189
190
191
192
193
194
195
196
197
198
199
200
201
202

           Subordinate
           Companion Loan
Control    Servicing
Number     Fees
--------   -----------------------------------------------------------------------
1
1.01
1.02
1.03
1.04
1.05
1.06
1.07
1.08
1.09
1.10
1.11
1.12
1.13
1.14
1.15
1.16
2
3
4
4.01
4.02
4.03
4.04
4.05
4.06
5
6
7
8
8.01
8.02
8.03
8.04
8.05
8.06
8.07
8.08
8.09
8.10
8.11
8.12
8.13
8.14
8.15
8.16
8.17
8.18
8.19
8.20
8.21
8.22
8.23
8.24
8.25
8.26
8.27
8.28
8.29
8.30
8.31
8.32
8.33
8.34
8.35
9                                                                          0.01000%
10
11
12
13
14                                                                         0.01000%
15
16
17
18
19                                                                         0.01000%
19.01
19.02
20
20.01
20.02
20.03
20.04
20.05
20.06
20.07
20.08
20.09
20.10
20.11
21
22
23
24                                                                         0.01000%
25                                                                         0.01000%
26
27
28
29
30
31
32
33                                                                         0.01000%
34
35                                                                         0.01000%
36                                                                         0.01000%
36.01
36.02
37
37.01
37.02
37.03
37.04
37.05
37.06
38
39
39.01
39.02
39.03
39.04
39.05
39.06
39.07
39.08
39.09
39.10
39.11
40
41
41.01
41.02
41.03
41.04
41.05
42
43                                                                         0.01000%
44
45
45.01
45.02
46
47
48
49                                                                         0.04000%
50
50.01
50.02
50.03
50.04
50.05
50.06
51
52                                                                         0.01000%
53
54
55
56
57
58
59
59.01
59.02
59.03
59.04
60
61
62
63
64
65
66
67
68
69
70
71
72
73
74
75
76
77
78
79
80
81
82
83
83.01
83.02
83.03
83.04
84
85
86
87
88
88.01
88.02
88.03
88.04
88.05
88.06
88.07
88.08
88.09
88.10
88.11
88.12
88.13
88.14
88.15
88.16
88.17
88.18
88.19
88.20
88.21
88.22
88.23
88.24
88.25
88.26
88.27
88.28
88.29
88.30
88.31
88.32
88.33
88.34
88.35
88.36
88.37
88.38
88.39
88.40
88.41
88.42
88.43
88.44
88.45
88.46
88.47
88.48
89
90
91
92
93
94
95
95.01
95.02
95.03
95.04
96
97
98
99
100
101
102
103
103.01
103.02
104
105
106
107
108
109
110
111
112
113                                                                        0.01000%
114
115
116                                                                        0.01000%
117
118
119
120
121
122
123
124
125
126
127
128
128.01
128.02
129
130
131
132
133
134
135
136
137
138
139
140
141
142
143
144
145
146
147
148
149
150
151
152        Currently 8bp and 5bp upon Securitization of Subordinate Companion Loan
153
154        Currently 8bp and 5bp upon Securitization of Subordinate Companion Loan
154.01
154.02
154.03
155
156
157
158
159
160
161
162
163
164
165
166
167
168
169
170
171        Currently 8bp and 5bp upon Securitization of Subordinate Companion Loan
172
173
174
175
176
177
178
179
180
181
182
183
184
185
186
187
188
189
190
191
192
193
194
195
196
197
198
199
200
201
202

1     The Open Period is inclusive of the Maturity Date.

2 Loan documents provide for defeasance of the mortgage loan at times during the yield maintenance period (subject to standard REMIC lockout and procedural guidelines).

3 Base Rental Revenue based on the average ground rent payments from years 11-20. The current DSCR based on the current rent payment of $9,000,000 per annum is 0.86x.

4 For the purpose of calculating underwritten debt service coverage ratios, loan-to-value ratios and loan per square foot/unit, the cut-off date principal balance for each mortgage loan in a split loan structure excludes the cut-off date principal balance of any subordinate mortgage loan in that split loan structure.

5 The property has commercial tenants in occupancy, with the rent counting towards the NCF of the property.

6 The Cut-Off Date LTV was calculated using the March 2009 expected "as-stabilized" value of $202,000,000. The Cut-Off Date LTV based on the "as-is" value of $175 million and $30.543 million of reserves is 74.0%.

7 The Cut-Off Date LTV and DSCR figures for these loans are net of the earnout amount. The Scheduled Maturity Date LTV is calculated utilizing the stabilized appraised value as applicable.

8 The Cut-Off Date LTV was calculated using the May 2009 expected "as-stabilized" value of $152,000,000. The Cut-Off Date LTV based on the "as-is" value of $137 million is 94.5%.

9 Interest rate equals 5.405% from closing through June 5, 2009; 5.770% through June 5, 2010; 5.960% through June 5, 2012; 6.240% through June 5, 2013; 6.910% thereafter. Debt Service shown and DSCR calculations are based on the first 12 months of debt service following the cut-off date calculated using an interest rate of 5.405%. The debt service coverages ratio based on the highest interest rate payable under the mortgage loan is 0.92x.

10 For the purpose of calculating underwritten debt service coverage ratios, loan-to-value ratios and loan per square foot/unit, the cut-off date principal balance for Franklin Mills includes the cut-off date principal balance of the pari passu mortgage loan in the trust plus the cut-off date principal balance of the pari passu mortgage that is not in the trust.

11 Amortization is based on a custom amortization schedule. Debt Service shown and DSCR calculations are based on the first 12 months of debt service following the cut-off date.

12 The mortgage loan documents provide, in the case of a permitted partial release of a portion of the mortgaged property, that the mortgage loan be partially defeased in the amount of $4,320,000, which partial defeasance (and corresponding partial release) may occur prior to the otherwise applicable lockout period.

13 Amortization is based on a custom amortization schedule. Debt Service shown and DSCR calculations are based on the first 12 months of debt service following the interest-only period.

14 The mortgage loan documents provide, in the case of a permitted partial release of a portion of the mortgaged property, that the mortgage loan be partially prepaid in the amount of not less than 115% of the allocated loan amount for the release parcel, which partial prepayment (and corresponding partial release) may occur prior to the otherwise applicable lockout period.

15    The DSCRs and LTV were calculated based on the total crossed balance.

16 $30,000,000 of the loan balance is interest-only and the remaining $2,000,000 amortizes on a 300-month schedule.

17 Republic Mortgage Insurance Company has a signed lease, but they will not start paying rent until June 2008. A cash reserve of $2.9 million and a $2.5 million letter of credit were established at the closing of the mortgage loan as additional security and to pay the monthly debt service until June 2008 when RMIC's lease is expected to commence. Monthly payments in the amount of $166,000 will be withdrawn from cash reserve to pay the monthly debt service on the mortgage loan until June 2008, and those payments were counted in the net cash flow from the related mortgaged property upon which the DSCR was calculated.

18 If the borrower makes the monthly payment through the Automated Clearing House Network, lender shall provide borrower with two days prior written notice prior to assessing any late fee.

19 The Cut-Off Date LTV was calculated using the July 28, 2007 expected "as-stabilized" value of $19,500,000. The Cut-Off Date LTV based on the "as-is" value of $17.6 million is 85.2%.

20 If the borrower makes the monthly payment through the Automated Clearing House Network, 24 hours notice is required for non-receipt of payment, upon which the borrower will have until the 9th day of the month before a Grace Period - Default occurs. Lender is required to give notice up to two times within a 12 month period, after the second notice, lender is no longer obligated to provide notice of a late payment.

                                   EXHIBIT B-1

                        TENANTS-IN-COMMON LOAN SCHEDULE


                                            Cut-Off
    Loan                                     Date                                     Timing & Notice            Approval of
   Number            Loan Name              Balance            Sponsor Name             Requirement              New Borrower
---------------------------------------------------------------------------------------------------------------------------------
   07-0180        The Pennsylvania        12,000,000        Real Estate Value      4/26/2008 deadline for        At Lender's
                  Business Center                             Advisors, LLC          closings. Not less           Discretion
                                                                                    than 30 days notice
                                                                                     required prior to
                                                                                    scheduled transfers

   07-0179          The Fairview          11,300,000        Real Estate Value      4/26/2008 deadline for        At Lender's
                  Industrial Park                             Advisors, LLC          closings. Not less           Discretion
                                                                                    than 30 days notice
                                                                                     required prior to
                                                                                    scheduled transfers



                   Continued                                                          Sponsor
    Loan            Sponsor            New Borrower         New Guarantor            Release on                 General
   Number     Control Requirement     Debt Liability         Requirement              Guaranty              Pre-Conditions
---------------------------------------------------------------------------------------------------------------------------------
   07-0180            Yes            Joint & Several        Sponsor(s) or          Sponsor(s) or       (I) No Event of Default;
                                                         principal(s) of new    principal(s) of new    (ii) No change in control;
                                                         TIC LLC to sign new    TIC LLC to sign new    (iii) No material adverse
                                                            Exceptions to          Exceptions to          change in financial
                                                             Non-Recourse           Non-Recourse               condition
                                                               Guaranty               Guaranty

   07-0179            Yes            Joint & Several        Sponsor(s) or          Sponsor(s) or       (I) No Event of Default;
                                                         principal(s) of new    principal(s) of new    (ii) No change in control;
                                                         TIC LLC to sign new    TIC LLC to sign new    (iii) No material adverse
                                                            Exceptions to          Exceptions to          change in financial
                                                             Non-Recourse           Non-Recourse               condition
                                                               Guaranty               Guaranty



                       Total
    Loan             Borrowers                      Required Closing &                      Opinions
   Number            Permitted                     Assumption Documents                     Required
-------------------------------------------------------------------------------------------------------------
   07-0180               20               Each TIC together with its sponsor or        Due formation and
                                          principal shall be subject to a credit       organization, and
                                             review similar to that which is             enforceability
                                            undertaken by Lender for an intial
                                         borrower in contemplation for financing
                                           and the credit history and financial
                                          condition of each TIC and its related
                                         sponsor or principal shall be aproved by
                                              Lender in its sole discretion.

   07-0179               25               Each TIC together with its sponsor or        Due formation and
                                          principal shall be subject to a credit       organization, and
                                             review similar to that which is             enforceability
                                            undertaken by Lender for an intial
                                         borrower in contemplation for financing
                                           and the credit history and financial
                                          condition of each TIC and its related
                                         sponsor or principal shall be aproved by
                                              Lender in its sole discretion.



                                                                                   Title
    Loan                 Assumption/                       SPE                   Down-Date
   Number              Application Fees                Requirement              Endorsement
---------------------------------------------------------------------------------------------------
   07-0180        $2500 per transfer through       All TIC LLCs must be           Required
                 July 26, 2007 and $7500 per        Delaware SPEs; all
                     transfer thereafter.              organization
                                                     documents to be
                                                    approved by Lender

   07-0179        $2500 per transfer through       All TIC LLCs must be           Required
                 July 26, 2007 and $7500 per        Delaware SPEs; all
                     transfer thereafter.              organization
                                                     documents to be
                                                    approved by Lender

----------------------------------------------------------------------------------------------------------------------------------
        TIC SYNDICATOR                   Loan Seller      Loan Number       RE COUNSEL                   Property Name
----------------------------------------------------------------------------------------------------------------------------------
Real Estate Value Advisors, LLC              GCFP           07-0180         Brian Short       The Pennsylvania Business Center
Real Estate Value Advisors, LLC              GCFP           07-0179         Brian Short       The Fairview Industrial Park


----------------------------------------------------------------------------------------------------------------------------------
               Cut-Off Date                                                              Tenants-In-     Maximum #      Fully
Loan Number       Balance       % of Pool    Group #              SPONSOR                Common (Y/N)?   of members   Syndicated?
----------------------------------------------------------------------------------------------------------------------------------
  07-0180     $12,000,000.00                          Real Estate Value Advisors, LLC        Yes             20           No
  07-0179     $11,300,000.00                          Real Estate Value Advisors, LLC        Yes             25           No

                                   EXHIBIT C-1

                          FORM OF TRANSFEREE AFFIDAVIT

STATE OF NEW YORK            )
                             ) ss.:
COUNTY OF NEW YORK           )


_______________________, being first duly sworn, deposes and says:

            1. That he/she is the ____________ of ___________________________
(the "Purchaser"), a ____________ duly organized and existing under the laws of the State of __________, on behalf of which he makes this affidavit.

            2. That the Purchaser's Taxpayer Identification Number is
____________.

            3. That the Purchaser of the GS Mortgage Securities Trust 2007-GG10, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10, Class [R] [LR] (the "Class [R] [LR] Certificate") is a Permitted Transferee (as defined in
Article I of the Pooling and Servicing Agreement, dated as of July 1, 2007 (the "Pooling and Servicing Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, and Wells Fargo Bank, N.A., as Trustee or is acquiring the Class [R] [LR] Certificate for the account of, or as agent (including as a broker, nominee, or other middleman) for, a Permitted Transferee and has received from such person or entity an affidavit substantially in the form of this affidavit.

            4. That the Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class [R] [LR] Certificate as they become due.

            5. That the Purchaser understands that it may incur tax liabilities with respect to the Class [R] [LR] Certificate in excess of any cash flow generated by the Class [R] [LR] Certificate.

            6. That the Purchaser will not transfer the Class [R] [LR] Certificate to any person or entity from which the Purchaser has not received an affidavit substantially in the form of this affidavit or as to which the Purchaser has actual knowledge that the requirements set forth in paragraph 3, paragraph 4, paragraph 7 or paragraph 11 hereof are not satisfied or that the Purchaser has reason to know does not satisfy the requirements set forth in such paragraphs.

            7. That the Purchaser is not a Disqualified Non-U.S. Person and is not purchasing the Class [R] [LR] Certificate for the account of, or as an agent (including as a broker, nominee or other middleman) for, a Disqualified Non-U.S. Person.

            8. That the Purchaser agrees to such amendments of the Pooling and Servicing Agreement as may be required to further effectuate the restrictions on transfer of the Class [R] [LR] Certificate to such a "disqualified organization," an agent thereof, or a person that does not satisfy the requirements of paragraph 4 and paragraph 7 hereof.

            9. That, if a "tax matters person" is required to be designated with respect to the [Upper-Tier REMIC] [Lower-Tier REMIC], the Purchaser agrees to act as "tax matters person" and to perform the functions of "tax matters person" of the [Upper-Tier REMIC] [Lower-Tier REMIC] pursuant to Section 4.04 of the Pooling and Servicing Agreement, and agrees to the irrevocable designation of the Trustee as the Purchaser's agent in performing the function of "tax matters person."

            10. The Purchaser agrees to be bound by and to abide by the provisions of Section 5.02 of the Pooling and Servicing Agreement concerning registration of the transfer and exchange of the Class [R] [LR] Certificate.

            11. That the Transferee will not cause income from the Class [R][LR] Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Transferee or any other U.S. Person.

            12. Check one of the following:

            [_] That the present value of the anticipated tax liabilities associated with holding the Class [R] [LR] Certificate does not exceed the sum of:

            (i) the present value of any consideration given to the Transferee to acquire such Class [R][LR] Certificate;

            (ii) the present value of the expected future distributions on such Class [R] [LR] Certificate; and

            (iii) the present value of the anticipated tax savings associated with holding such Class [R] [LR] Certificate as the related REMIC generates losses.

            For purposes of this calculation, (i) the Transferee is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Transferee has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Transferee.

            [_] That the transfer of the Class [R] [LR] Certificate complies with U.S. Treasury Regulations Sections 1.860G-1(c)(5) and (6) and, accordingly,

            (i) the Transferee is an "eligible corporation," as defined in U.S. Treasury Regulations Sections 1.860E-1(c)(6)(i), as to which income from Class [R] [LR] Certificate will only be taxed in the United States;

            (ii) at the time of the transfer, and at the close of the Transferee's two fiscal years preceding the year of the transfer, the Transferee had gross assets for financial reporting purposes (excluding any obligation of a person related to the Transferee within the meaning of U.S. Treasury Regulation Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

            (iii) the Transferee will transfer the Class [R] [LR] Certificate only to another "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of U.S. Treasury Regulations Sections 1.860G-1(c)(4)(i), (ii) and (iii) and 1.860E-1(c)(5); and

            (iv) the Transferee determined the consideration paid to it to acquire the Class [R] [LR] Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Purchaser) that it has determined in good faith.

            [_]   None of the above.

            Capitalized terms used but not defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

            IN WITNESS WHEREOF, the Purchaser has caused this instrument to be executed on its behalf by its _______________ this ___ day of ________, 2007.

                                               [Purchaser]


                                               By:
                                                  ------------------------------
                                                  Name:
                                                  Title:


                                               Dated:

            The above-named ___________________ personally appeared before me and is known or proved to me to be the same person who executed the foregoing instrument and to be the ____________ of the Purchaser, and acknowledged to me that he/she executed the same as his/her free act and deed and the free act and deed of the Purchaser.

            Subscribed and sworn before me this __ day of ____________, 2007.

                                     NOTARY PUBLIC
                                     COUNTY OF
                                     STATE OF [        ]

                                     My   commission   expires  the  __  day  of
                                     _______________, ____.

                                   EXHIBIT C-2

                            FORM OF TRANSFEROR LETTER

                                                                          [Date]

[CERTIFICATE REGISTRAR]

      Re: GS Mortgage Securities Trust 2007-GG10, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10

Ladies and Gentlemen:

            [Transferor] has reviewed the attached affidavit of [Transferee], and has no actual knowledge that such affidavit is not true and has no reason to know that the information contained in paragraphs 4, 7 and 11 thereof is not true.

                                               Very truly yours,

                                   EXHIBIT D-1

                    FORM OF INVESTMENT REPRESENTATION LETTER

Wells Fargo Bank, N.A.
   as Trustee and Certificate Registrar
9062 Old Annapolis Road
Columbia, Maryland  21045

Attention: Corporate Trust Services (CMBS) GS Mortgage Securities Trust
      2007-GG10, Commercial Mortgage Pass-Through Certificates Series 2007-GG10

GS Mortgage Securities Corporation II
85 Broad Street
New York, New York  10004

Attention:   Emily Brooks
             David Stiepleman

      Re: Transfer of GS Mortgage Securities Trust 2007-GG10, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10, Class [____]

Ladies and Gentlemen:

            In connection with the purchase by the undersigned (the "Purchaser") of $__________ [Certificate Principal Amount] [Notional Amount] of Class [_____] Certificates the ("Certificate"), the Purchaser hereby represents and agrees as follows (capitalized terms used but not defined herein shall have the meanings given them in the Pooling and Servicing Agreement, dated as of July 1, 2007 (the "Pooling and Servicing Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, and Wells Fargo Bank, N.A., as Trustee:

            1. [For Institutional Accredited Investors only (Class X, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q and Class S only)] The Purchaser is an institutional "accredited investor" (an entity meeting the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended (the "Securities Act")) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Certificate, and the Purchaser and any accounts for which it is acting are each able to bear the economic risk of such investment. The Purchaser is acquiring the Certificate purchased by it for its own account or for one or more accounts (each of which qualifies as an "accredited investor") as to each of which the Purchaser exercises sole investment discretion. The Purchaser hereby undertakes to reimburse the trust created pursuant to the Pooling and Servicing Agreement (the "Trust") for any costs incurred by it in connection with this transfer.

            [For Qualified Institutional Buyers only] The Purchaser is a "qualified institutional buyer" within the meaning of Rule 144A ("Rule 144A") promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A.

            2. The Purchaser's intention is to acquire the Certificate (a) for investment for the Purchaser's own account or (b) for resale to (i) "qualified institutional buyers" in transactions meeting the requirements of Rule 144A,
(ii) pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 144 under the Securities Act (if available),
(iii) in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act, or (iv) to institutional "accredited investors" meeting the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act, if the Purchaser is a "qualified institutional buyer," or purchased from a "qualified institutional buyer," subject in the case of this clause (iv) to (a) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (b) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act, and (c) a written undertaking to reimburse the Trust for any costs incurred by it in connection with the proposed transfer. The Purchaser understands that the Certificate (and any subsequent Individual Certificate) has not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser's investment intent (or intent to resell to only certain investors in certain exempted transactions) as expressed herein.

            3. The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be resold unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

            4. The Purchaser has reviewed the Offering Circular dated June 21, 2007, relating to the Certificates (the "Offering Circular") and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Offering Circular.

            5. The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of an Individual Certificate or Certificates, as the case may be (each, a "Certificateholder"), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Certificate Registrar and all Certificateholders present and future.

            6. The Purchaser will not sell or otherwise transfer any portion of the Certificate, except in compliance with Section 5.02 of the Pooling and Servicing Agreement.

            7. Check one of the following:

                  [_] The Purchaser is a "U.S. Person" and it has attached hereto an Internal Revenue Service ("IRS") Form W-9 (or successor form).

                  [_] The Purchaser is not a "U.S. Person" and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Registrar (or its agent) with respect to distributions to be made on the Certificate(s). The Purchaser has attached hereto [(i) two duly executed copies of IRS Form W-8BEN (or successor form), which identifies such Purchaser as the beneficial owner of the Certificate(s) and states that such Purchaser is not a U.S. Person,
                        (ii) a duly executed IRS Form W-8IMY (with all appropriate attachments) or (iii)]* two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Certificate(s) and state that interest and original issue discount on the Certificate(s) is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Registrar updated [IRS Forms W-8BEN, IRS Forms W-8IMY or]* IRS Forms W-8ECI, as the case may be, any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

            For this purpose, "U.S. Person" means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury regulations) or other entity created or organized in or under the laws of the United States any state thereof or the District of Columbia, an estate that is subject to U.S. federal income tax regardless of the source of its income or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

            8. (Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class R and Class LR only) The Purchaser is neither (i) a retirement plan or other employee benefit plan or arrangement, including an individual retirement account or a Keogh plan, which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a governmental plan (as defined in Section 3(32) or ERISA) or a church plan (as defined in Section 3(33) or ERISA) for which no election has been made under Section 410(d) of the Code that is subject to any federal, state or local law ("Similar Law") that is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a "Plan"), nor (ii) a collective investment fund in which such Plans are invested, an insurance company using assets of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or Similar Law to include assets of Plans) or other Person acting on behalf of any such Plan or using the assets of any such Plan, other than (with respect to any transfer of a Class L, Class M, Class N, Class O, Class P, Class Q or Class S Certificate) an insurance company using assets of its general account under circumstances whereby such purchase and the subsequent holding of Certificate(s) by such insurance company would be exempt from the prohibited transaction provisions of ERISA and Section 4975 of the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60.

-----------------------------
* Delete for Class LR and Class R Certificates.

            9. The Purchaser understands that if the Purchaser is a Person referred to in paragraph 8 above, except in the case of the Class R or Class LR Certificates, which may not be transferred unless the transferee represents it is not such a Person, such Person is required to provide to the Depositor, the Trustee and the Certificate Registrar an Opinion of Counsel in form and substance satisfactory to the Depositor, the Trustee and the Certificate Registrar that the purchase and holding of the Certificate(s) will not constitute or result in a non-exempt prohibited transaction within the meaning of ERISA or Section 4975 of the Code or a materially similar characterization under any Similar Law, and will not subject the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Paying Agent, the Initial Purchaser or the Certificate Registrar to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or Similar Law) in addition to those set forth in the Pooling and Servicing Agreement, which Opinion of Counsel shall not be at the expense of the Trust Fund, the Master Servicer, the Special Servicer, the Depositor, the Trustee or the Certificate Registrar.

            10. Please make all payments due on the Transferred Interests: **

            ______ (a) by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

            Account number __________ Institution ___________

            ______  (b) by mailing a check or draft to the following address:

            _________________________
            _________________________
            _________________________
            _________________________
            _________________________


                                            Very truly yours,

                                            [The Purchaser]

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:


                                            Dated:



** Only to be filled out by Purchasers of Individual Certificates. Please select
(a) or (b).

                                   EXHIBIT D-2

                       FORM OF ERISA REPRESENTATION LETTER

Wells Fargo Bank, N.A.
   as Trustee and Certificate Registrar
9062 Old Annapolis Road
Columbia, Maryland 21045

Attention: Corporate Trust Services (CMBS) GS Mortgage Securities Trust
           2007-GG10, Commercial Mortgage Pass-Through Certificates Series 2007-GG10

GS Mortgage Securities Corporation II
85 Broad Street
New York, New York  10004

Attention:   Emily Brooks
             David Stiepleman

      Re: GS Mortgage Securities Trust 2007-GG10, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10, Class [____]

Ladies and Gentlemen:

            __________________________ (the "Purchaser") intends to purchase from ____________________ (the "Seller") $_____________ initial [Certificate
Principal Amount] [Notional Amount] or _____% Percentage Interest of GS Mortgage Securities Trust 2007-GG10, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10, Class [_], CUSIP No. [____] (the "Certificates"), issued pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2007 (the "Pooling and Servicing Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, and Wells Fargo Bank, N.A., as Trustee. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Pooling and Servicing Agreement.

The Purchaser hereby certifies, represents and warrants to, and covenants with, the Seller, the Certificate Registrar and the Trustee that:

            1. (Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class R and Class LR only) The Purchaser is neither (i) a retirement plan or other employee benefit plan or arrangement, including an individual retirement account or a Keogh plan, which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a governmental plan (as defined in Section 3(32) or ERISA) or a church plan (as defined in Section 3(33) or ERISA) for which no election has been made under Section 410(d) of the Code that is subject to any federal, state or local law ("Similar Law") that is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a "Plan"), nor (ii) a collective investment fund in which such Plans are invested, an insurance company using assets of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or Similar Law to include assets of Plans) or other Person acting on behalf of any such Plan or using the assets of any such Plan, other than (with respect to any transfer of a Class L, Class M, Class N, Class O, Class P, Class Q or Class S Certificate) an insurance company using assets of its general account under circumstances whereby such purchase and the subsequent holding of Certificate(s) by such insurance company would be exempt from the prohibited transaction provisions of ERISA and Section 4975 of the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60.

            IN WITNESS WHEREOF, the Purchaser hereby executes the ERISA Representation Letter on ______________ __, ____.

                                               [Purchaser]


                                               By:
                                                  ------------------------------
                                                  Name:
                                                  Title:


                                               Dated:

                                    EXHIBIT E

                           FORM OF REQUEST FOR RELEASE
                             (for Trustee/Custodian)

Loan Information:
Name of Mortgagor: __________________
Master Servicer Loan No.: __________________
Custodian/Trustee
Name: __________________
Address: __________________
__________________
Custodian/Trustee Mortgage File No.: __________________
[Seller]
Name: __________________
Address: __________________

__________________

Certificates:       GS Mortgage Securities Trust 2007-GG10, Commercial
                    Mortgage Pass-Through Certificates, Series 2007-GG10,
                    Class [____]

            The undersigned Master Servicer hereby acknowledges that it has received from Wells Fargo Bank, N.A., as Trustee for the Holders of GS Mortgage Securities Trust 2007-GG10, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10, the documents referred to below (the "Documents"). All capitalized terms not otherwise defined in this Request for Release shall have the meanings given them in the Pooling and Servicing Agreement, dated as of July 1, 2007 (the "Pooling and Servicing Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, and Wells Fargo Bank, N.A., as Trustee.

            ( ) Note dated _________, _____, in the original principal sum of $_____, made by _______, payable to, or endorsed to the order of, the Trustee.

            ( ) Mortgage recorded on ____________ as instrument no. ________ in the County Recorder's Office of the County of _______________, State of _________________ in book/reel/docket ___________ of official records at page/image ________.

            ( ) Deed of Trust recorded on __________ as instrument no. ________ in the County Recorder's Office of the County of ____________, State of _______ in book/reel/docket ____________ of official records at page/image.

            ( ) Assignment of Mortgage or Deed of Trust to the Trustee, recorded on _____________ as instrument no. _______ in the County Recorder's Office of the County of _________, State of _______ in book/reel/docket __________ of official records at page/image _____________.

            ( ) Other documents, including any amendments, assignments or other assumptions of the Note or Mortgage.

            ( ) ___________________________

            ( ) ___________________________

            ( ) ___________________________

            ( ) ___________________________

The undersigned Master Servicer hereby acknowledges and agrees as follows:

            (1) The Master Servicer shall hold and retain possession of the Documents in trust for the benefit of the Trustee, solely for the purposes provided in the Agreement.

            (2) The Master Servicer shall not cause or permit the Documents to become subject to, or encumbered by, any claim, liens, security interest, charges, writs of attachment or other impositions nor shall the Master Servicer assert or seek to assert any claims or rights of set-off to or against the Documents or any proceeds thereof.

            (3) The Master Servicer shall return the Documents to the Custodian when the need therefor no longer exists, unless the Mortgage Loan relating to the Documents has been liquidated and the proceeds thereof have been remitted to the Collection Account and except as expressly provided in the Agreement.

            (4) The Documents and any proceeds thereof, including any proceeds of proceeds, coming into the possession or control of the Master Servicer shall at all times be earmarked for the account of the Trustee, and the Master Servicer shall keep the Documents and any proceeds separate and distinct from all other property in the Master Servicer's possession, custody or control.

                                               WELLS FARGO BANK, N.A.


                                               By:
                                                  ------------------------------
                                                  Name:
                                                  Title:


                                               Dated:

                                    EXHIBIT F

                                SECURITIES LEGEND

            Subject to the Pooling and Servicing Agreement, the Rule 144A Global Certificates, the Residual Certificates and the Individual Certificates will bear a legend (with respect to such Certificates, the "Securities Legend") to the following effect, unless the Depositor determines otherwise in accordance with applicable law:

            THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

            Notwithstanding anything to the contrary, the Residual Certificates will not bear clauses (C), (D) and (E) of the Securities Legend.

                                    EXHIBIT G

                     FORM OF STATEMENT TO CERTIFICATEHOLDERS


       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                           GS Securities Corporation                 |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                         DISTRIBUTION DATE STATEMENT

                                              Table of Contents

                     -------------------------------------------------------------------------------
                        STATEMENT SECTIONS                                                 PAGE(s)
                        ------------------                                                 -------

                        Certificate Distribution Detail                                       2
                        Certificate Factor Detail                                             3
                        Reconciliation Detail                                                 4
                        Other Required Information                                            5
                        Cash Reconciliation Detail                                            6
                        Ratings Detail                                                        7
                        Current Mortgage Loan and Property Stratification Tables           8 - 16
                        Mortgage Loan Detail                                                 17
                        NOI Detail                                                           18
                        Principal Prepayment Detail                                          19
                        Historical Detail                                                    20
                        Delinquency Loan Detail                                              21
                        Specially Serviced Loan Detail                                     22 - 23
                        Advance Summary                                                      24
                        Modified Loan Detail                                                 25
                        Historical Liquidated Loan Detail                                    26
                        Historical Bond / Collateral Realized Loss Reconciliation            27
                        Interest Shortfall Reconciliation Detail                           28 - 29
                        Defeased Loan Detail                                                 30
                        Supplemental Reporting                                               31
                     -------------------------------------------------------------------------------

             Depositor                              Master Servicer                            Special Servicer
-----------------------------------       -----------------------------------       -----------------------------------
GS Mortgage Securities Corporation        Wachovia Bank, National Association       CWCapital Asset Management LLC.
  II                                      8739 Research Drive                       701 13th Street NW, Suite 1000
85 Broad Street                           URP 4, NC 1075                            Washington, DC 20005
New York, NY 10004                        Charlotte, NC 28262

Contact: Dan Sparks                       Contact:       Lea Land                   Contact: David B. Iannarone
Phone Number: (212) 902-1000              Phone Number:  (704) 593-7950             Phone Number:  (888) 880-8958
-----------------------------------       -----------------------------------       -----------------------------------

This report has been compiled from information provided to Wells Fargo Bank, N.A. by various third parties, which may include the
Master Servicer, Special Servicer and others. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of information received from these third parties and assumes no duty to do so. Wells Fargo Bank, N.A. expressly disclaims any responsibility for the accuracy or completeness of information furnished by third parties.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 1 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                           GS Securities Corporation                 |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                       Certificate Distribution Detail

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                 Realized Loss /                         Current
            Pass-Through Original Beginning  Principal     Interest   Prepayment Additional Trust   Total      Ending Subordination
Class CUSIP     Rate     Balance   Balance  Distribution Distribution  Premium    Fund Expenses  Distribution Balance     Level(1)
-----------------------------------------------------------------------------------------------------------------------------------
 A-1         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
 A-2         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
 A-3         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
 A-AB        0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
 A-4         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
A-1-A        0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
 A-M         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
 A-J         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  B          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  C          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  D          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  E          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  F          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  G          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  H          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  J          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  K          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  L          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  M          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  N          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  O          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  P          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  Q          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  S          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  R          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  LR         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
-----------------------------------------------------------------------------------------------------------------------------------
Totals                     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
-----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
                         Original Beginning                                           Ending
            Pass-Through Notional  Notional   Interest    Prepayment    Total        Notional
Class CUSIP     Rate      Amount    Amount  Distribution   Premium   Distribution     Amount
----------------------------------------------------------------------------------------------
 X           0.000000%     0.00      0.00       0.00         0.00        0.00          0.00
----------------------------------------------------------------------------------------------

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).




-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 2 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                           GS Securities Corporation                 |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                          Certificate Factor Detail

--------------------------------------------------------------------------------------------------------------
                                                                              Realized Loss /
                  Beginning      Principal        Interest      Prepayment    Additional Trust       Ending
Class    CUSIP     Balance      Distribution    Distribution     Premium       Fund Expenses        Balance
--------------------------------------------------------------------------------------------------------------
 A-1              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
 A-2              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
 A-3              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
 A-AB             0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
 A-4              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
A-1-A             0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
 A-M              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
 A-J              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  B               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  C               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  D               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  E               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  F               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  G               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  H               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  J               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  K               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  L               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  M               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  N               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  O               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  P               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  Q               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  S               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  R               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  LR              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
--------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------
                  Beginning                                       Ending
                   Notional       Interest       Prepayment      Notional
Class    CUSIP      Amount      Distribution      Premium         Amount
---------------------------------------------------------------------------
 X                0.00000000     0.00000000      0.00000000     0.00000000
---------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 3 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                           GS Securities Corporation                 |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------
                                            Reconciliation Detail


             Stated Beginning Principal   Unpaid Beginning    Scheduled   Unscheduled    Principal
Loan Group            Balance             Principal Balance   Principal    Principal    Adjustments
----------   --------------------------   -----------------   ---------   -----------   -----------
         1                         0.00                0.00        0.00          0.00          0.00
         2                         0.00                0.00        0.00          0.00          0.00
----------   --------------------------   -----------------   ---------   -----------   -----------
Total                              0.00                0.00        0.00          0.00          0.00

             Realized     Stated Ending       Unpaid Ending      Current Principal
Loan Group     Loss     Principal Balance   Principal Balance   Distribution Amount
----------   --------   -----------------   -----------------   -------------------
         1       0.00                0.00                0.00                  0.00
         2       0.00                0.00                0.00                  0.00
----------   --------   -----------------   -----------------   -------------------
Total            0.00                0.00                0.00                  0.00

Certificate Interest Reconciliation
---------------------------------------------------------------------------------------------

                            Accrued     Net Aggregate     Distributable     Distributable
        Accrual  Accrual  Certificate     Prepayment       Certificate  Certificate Interest
Class    Dates    Days      Interest  Interest Shortfall     Interest        Adjustment
---------------------------------------------------------------------------------------------
 A-1       0        0          0.00           0.00            0.00              0.00
 A-2       0        0          0.00           0.00            0.00              0.00
 A-3       0        0          0.00           0.00            0.00              0.00
 A-AB      0        0          0.00           0.00            0.00              0.00
 A-4       0        0          0.00           0.00            0.00              0.00
A-1-A      0        0          0.00           0.00            0.00              0.00
A-MFL      0        0          0.00           0.00            0.00              0.00
 A-M       0        0          0.00           0.00            0.00              0.00
 A-J       0        0          0.00           0.00            0.00              0.00
  X        0        0          0.00           0.00            0.00              0.00
  B        0        0          0.00           0.00            0.00              0.00
  C        0        0          0.00           0.00            0.00              0.00
  D        0        0          0.00           0.00            0.00              0.00
  E        0        0          0.00           0.00            0.00              0.00
  F        0        0          0.00           0.00            0.00              0.00
  G        0        0          0.00           0.00            0.00              0.00
  H        0        0          0.00           0.00            0.00              0.00
  J        0        0          0.00           0.00            0.00              0.00
  K        0        0          0.00           0.00            0.00              0.00
  L        0        0          0.00           0.00            0.00              0.00
  M        0        0          0.00           0.00            0.00              0.00
  N        0        0          0.00           0.00            0.00              0.00
  O        0        0          0.00           0.00            0.00              0.00
  P        0        0          0.00           0.00            0.00              0.00
  Q        0        0          0.00           0.00            0.00              0.00
  S        0        0          0.00           0.00            0.00              0.00
---------------------------------------------------------------------------------------------
Totals              0          0.00           0.00            0.00              0.00
---------------------------------------------------------------------------------------------
Certificate Interest Reconciliation
-----------------------------------------------------------------

                  Additional                   Remaining Unpaid
         WAC CAP  Trust Fund     Interest        Distributable
Class   Shortfall  Expenses    Distribution  Certificate Interest
-----------------------------------------------------------------
 A-1    0.00         0.00          0.00               0.00
 A-2    0.00         0.00          0.00               0.00
 A-3    0.00         0.00          0.00               0.00
 A-AB   0.00         0.00          0.00               0.00
 A-4    0.00         0.00          0.00               0.00
A-1-A   0.00         0.00          0.00               0.00
A-MFL   0.00         0.00          0.00               0.00
 A-M    0.00         0.00          0.00               0.00
 A-J    0.00         0.00          0.00               0.00
  X     0.00         0.00          0.00               0.00
  B     0.00         0.00          0.00               0.00
  C     0.00         0.00          0.00               0.00
  D     0.00         0.00          0.00               0.00
  E     0.00         0.00          0.00               0.00
  F     0.00         0.00          0.00               0.00
  G     0.00         0.00          0.00               0.00
  H     0.00         0.00          0.00               0.00
  J     0.00         0.00          0.00               0.00
  K     0.00         0.00          0.00               0.00
  L     0.00         0.00          0.00               0.00
  M     0.00         0.00          0.00               0.00
  N     0.00         0.00          0.00               0.00
  O     0.00         0.00          0.00               0.00
  P     0.00         0.00          0.00               0.00
  Q     0.00         0.00          0.00               0.00
  S     0.00         0.00          0.00               0.00
-----------------------------------------------------------------
Totals  0.00         0.00          0.00               0.00
-----------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 4 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                           GS Securities Corporation                 |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------

                           Other Required Information

--------------------------------------------------------------------------------

Available Distribution Amount (1)                                      0.00



Master Servicing Fee Summary


      Current Period Accrued Master Servicing Fees                     0.00

      Less Delinquent Master Servicing Fees                            0.00

      Less Reductions to Master Servicing Fees                         0.00

      Plus Master Servicing Fees for Delinquent Payments               0.00

      Plus Adjustments for Prior Master Servicing Calculation          0.00

      Total Master Servicing Fees Collected                            0.00





(1) The Available Distribution Amount includes any Prepayment Premiums.



Appraisal Reduction Amount

-------------------------------------------------
          Appraisal    Cumulative    Most Recent
  Loan    Reduction       ASER        App. Red.
 Number    Effected      Amount         Date
-------------------------------------------------















-------------------------------------------------
Total
-------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 5 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                          GS Securities Corporation                  |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------
                                          Cash Reconciliation Detail

---------------------------------------------------------------------------------------------------------------------------------

Total Funds Collected
     Interest:
          Interest paid or advanced                                                    0.00
          Interest reductions due to Non-Recoverability Determinations                 0.00
          Interest Adjustments                                                         0.00
          Deferred Interest                                                            0.00
          Net Prepayment Interest Shortfall                                            0.00
          Net Prepayment Interest Excess                                               0.00
          Extension Interest                                                           0.00
          Interest Reserve Withdrawal                                                  0.00
                                                                                             --------------
               Total Interest Collected                                                                0.00

     Principal:
          Scheduled Principal                                                          0.00
          Unscheduled Principal                                                        0.00
               Principal Prepayments                                                   0.00
               Collection of Principal after Maturity Date                             0.00
               Recoveries from Liquidation and Insurance Proceeds                      0.00
               Excess of Prior Principal Amounts paid                                  0.00
               Curtailments                                                            0.00
          Negative Amortization                                                        0.00
          Principal Adjustments                                                        0.00
                                                                                             --------------
               Total Principal Collected                                                               0.00

     Other:
          Prepayment Penalties/Yield Maintenance                                       0.00
          Repayment Fees                                                               0.00
          Borrower Option Extension Fees                                               0.00
          Equity Payments Received                                                     0.00
          Net Swap Counterparty Payments Received                                      0.00
                                                                                             --------------
               Total Other Collected                                                                   0.00
                                                                                             --------------
Total Funds Collected                                                                                  0.00
                                                                                             ==============




Total Funds Distributed
     Fees:
          Master Servicing Fee                                                         0.00
          Trustee Fee                                                                  0.00
          Certificate Administration Fee                                               0.00
          Insurer Fee                                                                  0.00
          Miscellaneous Fee                                                            0.00
                                                                                             --------------
               Total Fees                                                                              0.00

     Additional Trust Fund Expenses:

          Reimbursement for Interest on Advances                                       0.00
          ASER Amount                                                                  0.00
          Special Servicing Fee                                                        0.00
          Rating Agency Expenses                                                       0.00
          Attorney Fees & Expenses                                                     0.00
          Bankruptcy Expense                                                           0.00
          Taxes Imposed on Trust Fund                                                  0.00
          Non-Recoverable Advances                                                     0.00
          Other Expenses                                                               0.00
                                                                                             --------------
               Total Additional Trust Fund Expenses                                                    0.00

     Interest Reserve Deposit                                                                          0.00

     Payments to Certificateholders & Others:
          Interest Distribution                                                        0.00
          Principal Distribution                                                       0.00
          Prepayment Penalties/Yield Maintenance                                       0.00
          Borrower Option Extension Fees                                               0.00
          Equity Payments Paid                                                         0.00
          Net Swap Counterparty Payments Paid                                          0.00
                                                                                             --------------
               Total Payments to Certificateholders & Others                                           0.00
                                                                                             --------------
Total Funds Distributed                                                                                0.00
                                                                                             ==============


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 6 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                          GS Securities Corporation                  |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                                Ratings Detail
      ---------------------------------------------------------------------------------------------------------------
                                                   Original Ratings                       Current Ratings  (1)
                                       ------------------------------------------------------------------------------
      Class               CUSIP            Fitch       Moody's       S&P           Fitch       Moody's       S&P
      ---------------------------------------------------------------------------------------------------------------
       A-1
       A-2
       A-3
       A-AB
       A-4
      A-1-A
       A-M
       A-J
        X
        B
        C
        D
        E
        F
        G
        H
        J
        K
        L
        M
        N
        O
        P
        Q
        S
      ---------------------------------------------------------------------------------------------------------------

      NR  - Designates that the class was not rated by the above agency at the time of original issuance.
       X  - Designates that the above rating agency did not rate any classes in this transaction at the time of original issuance.
      N/A - Data not available this period.


   1) For any class not rated at the time of original issuance by any particular rating agency, no request has been made subsequent to issuance to obtain rating information, if any, from such rating agency. The current ratings were obtained directly from the applicable rating agency within 30 days of the payment date listed above. The ratings may have changed since they were obtained. Because the ratings may have changed, you may want to obtain current ratings directly from the rating agencies.

Fitch, Inc.                                   Moody's Investors Service                        Standard & Poor's Rating Services
One State Street Plaza                        99 Church Street                                 55 Water Street
New York, New York 10004                      New York, New York 10007                         New York, New York 10041
(212) 908-0500                                (212) 553-0300                                   (212) 438-2430



-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 7 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                          GS Securities Corporation                  |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------

                          Current Mortgage Loan and Property Stratification Tables
                                              Aggregate Pool

                      Scheduled Balance                                                       State (3)
----------------------------------------------------------------   ----------------------------------------------------------------
                                 % of                                                               % of
   Scheduled    # of  Scheduled   Agg.  WAM         Weighted                      # of   Scheduled   Agg.  WAM        Weighted
    Balance    loans   Balance    Bal.  (2)  WAC  Avg DSCR (1)          State    Props.   Balance    Bal.  (2)  WAC  Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------






















----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

See footnotes on last page of this section.



-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 8 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                          GS Securities Corporation                  |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------
                           Current Mortgage Loan and Property Stratification Tables
                                                Aggregate Pool

               Debt Service Coverage Ratio                                                Property Type (3)
----------------------------------------------------------------   ----------------------------------------------------------------
 Debt Service                    % of                                                               % of
   Coverage     # of  Scheduled   Agg.  WAM  WAC    Weighted          Property    # of   Scheduled   Agg.  WAM  WAC   Weighted
     Ratio     loans   Balance    Bal.  (2)       Avg DSCR (1)          Type     Props.   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

                         Note Rate                                                           Seasoning
----------------------------------------------------------------   ----------------------------------------------------------------
                                 % of                                                               % of
     Note       # of  Scheduled   Agg.  WAM  WAC    Weighted                     # of   Scheduled   Agg.  WAM  WAC   Weighted
     Rate      loans   Balance    Bal.  (2)       Avg DSCR (1)       Seasoning   loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

See footnotes on last page of this section.



-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 9 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                          GS Securities Corporation                  |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------

                           Current Mortgage Loan and Property Stratification Tables
                                                Aggregate Pool

       Anticipated Remaining Term (ARD and Balloon Loans)                   Remaining Stated Term (Fully Amortizing Loans)
----------------------------------------------------------------   ----------------------------------------------------------------
 Anticipated                     % of                                 Remaining                     % of
  Remaining     # of  Scheduled   Agg.  WAM  WAC    Weighted           Stated     # of   Scheduled   Agg.  WAM  WAC   Weighted
   Term (2)    loans   Balance    Bal.  (2)       Avg DSCR (1)          Term      loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

      Remaining Amortization Term (ARD and Balloon Loans)                              Age of Most Recent NOI
----------------------------------------------------------------   ----------------------------------------------------------------
   Remaining                     % of                                                               % of
 Amortization  # of  Scheduled   Agg.  WAM  WAC    Weighted          Age of Most  # of   Scheduled   Agg.  WAM  WAC   Weighted
     Term      loans   Balance    Bal.  (2)       Avg DSCR (1)        Recent NOI  loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the
Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off
Date balance of each property as disclosed in the offering document.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 10 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                          GS Securities Corporation                  |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------

                          Current Mortgage Loan and Property Stratification Tables
                                                    Group I

                      Scheduled Balance                                                       State (3)
----------------------------------------------------------------   ----------------------------------------------------------------
                                 % of                                                               % of
   Scheduled    # of  Scheduled   Agg.  WAM         Weighted                      # of   Scheduled   Agg.  WAM        Weighted
    Balance    loans   Balance    Bal.  (2)  WAC  Avg DSCR (1)          State    Props.   Balance    Bal.  (2)  WAC  Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------






















----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

See footnotes on last page of this section.



-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 11 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                          GS Securities Corporation                  |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------
                           Current Mortgage Loan and Property Stratification Tables
                                                    Group I

               Debt Service Coverage Ratio                                                Property Type (3)
----------------------------------------------------------------   ----------------------------------------------------------------
 Debt Service                    % of                                                               % of
   Coverage     # of  Scheduled   Agg.  WAM  WAC    Weighted          Property    # of   Scheduled   Agg.  WAM  WAC   Weighted
     Ratio     loans   Balance    Bal.  (2)       Avg DSCR (1)          Type     Props.   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

                         Note Rate                                                           Seasoning
----------------------------------------------------------------   ----------------------------------------------------------------
                                 % of                                                               % of
     Note       # of  Scheduled   Agg.  WAM  WAC    Weighted                     # of   Scheduled   Agg.  WAM  WAC   Weighted
     Rate      loans   Balance    Bal.  (2)       Avg DSCR (1)       Seasoning   loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

See footnotes on last page of this section.



-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 12 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                          GS Securities Corporation                  |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------

                           Current Mortgage Loan and Property Stratification Tables
                                                    Group I

       Anticipated Remaining Term (ARD and Balloon Loans)                   Remaining Stated Term (Fully Amortizing Loans)
----------------------------------------------------------------   ----------------------------------------------------------------
 Anticipated                     % of                                 Remaining                     % of
  Remaining     # of  Scheduled   Agg.  WAM  WAC    Weighted           Stated     # of   Scheduled   Agg.  WAM  WAC   Weighted
   Term (2)    loans   Balance    Bal.  (2)       Avg DSCR (1)          Term      loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

      Remaining Amortization Term (ARD and Balloon Loans)                              Age of Most Recent NOI
----------------------------------------------------------------   ----------------------------------------------------------------
   Remaining                     % of                                                               % of
 Amortization  # of  Scheduled   Agg.  WAM  WAC    Weighted          Age of Most  # of   Scheduled   Agg.  WAM  WAC   Weighted
     Term      loans   Balance    Bal.  (2)       Avg DSCR (1)        Recent NOI  loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the
Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 13 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                          GS Securities Corporation                  |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------

                          Current Mortgage Loan and Property Stratification Tables
                                                  Group II

                      Scheduled Balance                                                       State (3)
----------------------------------------------------------------   ----------------------------------------------------------------
                                 % of                                                               % of
   Scheduled    # of  Scheduled   Agg.  WAM         Weighted                      # of   Scheduled   Agg.  WAM        Weighted
    Balance    loans   Balance    Bal.  (2)  WAC  Avg DSCR (1)          State    Props.   Balance    Bal.  (2)  WAC  Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------






















----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

See footnotes on last page of this section.



-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 14 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                          GS Securities Corporation                  |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------
                           Current Mortgage Loan and Property Stratification Tables
                                                  Group II

               Debt Service Coverage Ratio                                                Property Type (3)
----------------------------------------------------------------   ----------------------------------------------------------------
 Debt Service                    % of                                                               % of
   Coverage     # of  Scheduled   Agg.  WAM  WAC    Weighted          Property    # of   Scheduled   Agg.  WAM  WAC   Weighted
     Ratio     loans   Balance    Bal.  (2)       Avg DSCR (1)          Type     Props.   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

                         Note Rate                                                           Seasoning
----------------------------------------------------------------   ----------------------------------------------------------------
                                 % of                                                               % of
     Note       # of  Scheduled   Agg.  WAM  WAC    Weighted                     # of   Scheduled   Agg.  WAM  WAC   Weighted
     Rate      loans   Balance    Bal.  (2)       Avg DSCR (1)       Seasoning   loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

See footnotes on last page of this section.



-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 15 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                          GS Securities Corporation                  |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------

                           Current Mortgage Loan and Property Stratification Tables
                                                  Group II

       Anticipated Remaining Term (ARD and Balloon Loans)                   Remaining Stated Term (Fully Amortizing Loans)
----------------------------------------------------------------   ----------------------------------------------------------------
 Anticipated                     % of                                 Remaining                     % of
  Remaining     # of  Scheduled   Agg.  WAM  WAC    Weighted           Stated     # of   Scheduled   Agg.  WAM  WAC   Weighted
   Term (2)    loans   Balance    Bal.  (2)       Avg DSCR (1)          Term      loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

      Remaining Amortization Term (ARD and Balloon Loans)                              Age of Most Recent NOI
----------------------------------------------------------------   ----------------------------------------------------------------
   Remaining                     % of                                                               % of
 Amortization  # of  Scheduled   Agg.  WAM  WAC    Weighted          Age of Most  # of   Scheduled   Agg.  WAM  WAC   Weighted
     Term      loans   Balance    Bal.  (2)       Avg DSCR (1)        Recent NOI  loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the
Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the
Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the
Cut-off Date balance of each property as disclosed in the offering document.


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 16 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                          GS Securities Corporation                  |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                             Mortgage Loan Detail
---------------------------------------------------------------------------------------------------------------------------
                                                                Anticipated              Neg.   Beginning   Ending    Paid
Loan          Property               Interest Principal  Gross   Repayment   Maturity   Amort   Scheduled  Scheduled  Thru
Number  ODCR  Type (1)  City  State  Payment  Payment   Coupon     Date        Date     (Y/N)   Balance    Balance    Date
---------------------------------------------------------------------------------------------------------------------------







---------------------------------------------------------------------------------------------------------------------------
Totals
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------
         Appraisal  Appraisal   Res.    Mod.
Loan     Reduction  Reduction  Strat.  Code
Number     Date      Amount     (2)     (3)
---------------------------------------------







---------------------------------------------
Totals
---------------------------------------------


--------------------------------------------------------------------------------

                             (1) Property Type Code
                             ----------------------

                  MF -  Multi-Family            OF - Office
                  RT -  Retail                  MU - Mixed Use
                  HC -  Health Care             LO - Lodging
                  IN -  Industrial              SS - Self Storage
                  WH -  Warehouse               OT - Other
                  MH -  Mobile Home Park

                          (2) Resolution Strategy Code
                          ----------------------------

1 - Modification        6 - DPO                       10 - Deed in Lieu Of
2 - Foreclosure         7 - REO                            Foreclosure
3 - Bankruptcy          8 - Resolved                  11 - Full Payoff
4 - Extension           9 - Pending Return            12 - Reps and Warranties
5 - Note Sale               to Master Servicer        13 - Other or TBD


                             (3) Modification Code
                             ---------------------

                        1 - Maturity Date Extension
                        2 - Amortization Change
                        3 - Principal Write-Off
                        4 - Combination
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 17 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                          GS Securities Corporation                  |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                                NOI Detail
-----------------------------------------------------------------------------------------------------------------------------------
                                                         Ending          Most          Most       Most Recent     Most Recent
 Loan                 Property                          Scheduled       Recent        Recent        NOI Start       NOI End
Number      ODCR        Type        City     State       Balance      Fiscal NOI       NOI            Date            Date
-----------------------------------------------------------------------------------------------------------------------------------

















------------------------------------------------------------------------------------------------------------------------------------
Totals
------------------------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 18 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                          GS Securities Corporation                  |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                          Principal Prepayment Detail
--------------------------------------------------------------------------------------------------------
                                                                        Principal Prepayment Amount
                                          Offering Document       --------------------------------------
Loan Number       Loan Group              Cross-Reference         Payoff Amount     Curtailment Amount
--------------------------------------------------------------------------------------------------------
















--------------------------------------------------------------------------------------------------------
Totals
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------
                             Prepayment Penalties
                  --------------------------------------------------
Loan Number       Prepayment Premium    Yield Maintenance Premium
--------------------------------------------------------------------
















--------------------------------------------------------------------
Totals
--------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 19 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                          GS Securities Corporation                  |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                               Historical Detail
------------------------------------------------------------------------------------------------------------------------------------

                                           Delinquencies
-------------------------------------------------------------------------------------------------
Distribution  30-59 Days   60-89 Days   90 Days or More   Foreclosure       REO     Modifications
Date          #  Balance   #  Balance   #       Balance   #   Balance   # Balance   #     Balance
-------------------------------------------------------------------------------------------------












-------------------------------------------------------------------------------------------------


                     Prepayments                    Rate and Maturities
--------------------------------------------------------------------------------------
Distribution  Curtailments        Payoff        Next Weighted Avg.
Date          #    Balance      #  Balance      Coupon      Remit     WAM
--------------------------------------------------------------------------------------













--------------------------------------------------------------------------------------

Note: Foreclosure and REO Totals are excluded from the delinquencies.


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 20 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                          GS Securities Corporation                  |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                            Delinquency Loan Detail
-----------------------------------------------------------------------------------------------------------------------------------
                 Offering      # of                   Current   Outstanding   Status of   Resolution
                 Document      Months   Paid Through   P & I       P & I       Mortgage    Strategy     Servicing      Foreclosure
Loan Number   Cross-Reference  Delinq.      Date      Advances   Advances **   Loan (1)     Code (2)   Transfer Date      Date
-----------------------------------------------------------------------------------------------------------------------------------







-----------------------------------------------------------------------------------------------------------------------------------
Totals
-----------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------
               Actual      Outstanding
              Principal     Servicing       Bankruptcy    REO
Loan Number    Balance      Advances          Date        Date
--------------------------------------------------------------







--------------------------------------------------------------
Totals
--------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
                                      (1) Status of Mortgage Loan
                                      ---------------------------
A - Payment Not Received        0 - Current                          4 - Assumed Scheduled Payment
    But Still in Grace Period   1 - One Month Delinquent                 (Performing Matured Loan)
B - Late Payment But Less       2 - Two Months Delinquent            7 - Foreclosure
    Than 1 Month Delinquent     3 - Three or More Months Delinquent  9 - REO

                                     (2) Resolution Strategy Code
                                     ----------------------------
1 - Modification                6 - DPO                              10 - Deed In Lieu Of
2 - Foreclosure                 7 - REO                                   Foreclosure
3 - Bankruptcy                  8 - Resolved                         11 - Full Payoff
4 - Extension                   9 - Pending Return                   12 - Reps and Warranties
5 - Note Sale                       to Master Servicer               13 - Other or TBD
-------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 21 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                          GS Securities Corporation                  |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                     Specially Serviced Loan Detail - Part 1
---------------------------------------------------------------------------------------------------------------------
                            Offering      Servicing    Resolution
Distribution    Loan        Document      Transfer      Strategy    Scheduled   Property          Interest    Actual
    Date        Number   Cross-Reference    Date         Code (1)    Balance    Type (2)   State    Rate     Balance
---------------------------------------------------------------------------------------------------------------------







---------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------
                   Net                                          Remaining
Distribution    Operating    NOI            Note    Maturity   Amortization
    Date          Income     Date    DSCR   Date      Date         Term
----------------------------------------------------------------------------







----------------------------------------------------------------------------

                                 (1) Resolution Strategy Code
                                 ----------------------------
1 - Modification                6 - DPO                              10 - Deed in Lieu Of
2 - Foreclosure                 7 - REO                                   Foreclosure
3 - Bankruptcy                  8 - Resolved                         11 - Full Payoff
4 - Extension                   9 - Pending Return                   12 - Reps and Warranties
5 - Note Sale                       to Master Servicer               13 - Other or TBD

             (2) Property Type Code
             ----------------------
MF - Multi-Family               OF - Office
RT - Retail                     MU - Mixed Use
HC - Health Care                LO - Lodging
IN - Industrial                 SS - Self Storage
WH - Warehouse                  OT - Other
MH - Mobile Home Park


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 22 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                          GS Securities Corporation                  |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                      Specially Serviced Loan Detail - Part 2
------------------------------------------------------------------------------------------------------------------------------------

                           Offering       Resolution      Site
Distribution   Loan        Document        Strategy    Inspection                 Appraisal   Appraisal      Other REO
    Date       Number   Cross-Reference    Code (1)       Date     Phase 1 Date     Date        Value     Property Revenue   Comment
------------------------------------------------------------------------------------------------------------------------------------

















------------------------------------------------------------------------------------------------------------------------------------


                                     (1) Resolution Strategy Code
                                     ----------------------------

1 - Modification                6 - DPO                              10 - Deed in Lieu Of
2 - Foreclosure                 7 - REO                                   Foreclosure
3 - Bankruptcy                  8 - Resolved                         11 - Full Payoff
4 - Extension                   9 - Pending Return                   12 - Reps and Warranties
5 - Note Sale                       to Master Servicer               13 - Other or TBD


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 23 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                          GS Securities Corporation                  |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                              Advance Summary


                                                                     Current Period Interest
             Current P&I   Outstanding P&I   Outstanding Servicing    on P&I and Servicing
Loan Group    Advances        Advances             Advances               Advances Paid
----------   -----------   ---------------   ---------------------   -----------------------
         1          0.00              0.00                    0.00                      0.00
         2          0.00              0.00                    0.00                      0.00
----------   -----------   ---------------   ---------------------   -----------------------
Totals              0.00              0.00                    0.00                      0.00







-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 24 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                          GS Securities Corporation                  |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                             Modified Loan Detail
-----------------------------------------------------------------------------------------------------------------------------------
          Offering
Loan      Document       Pre-Modification   Post-Modification  Pre-Modification  Post-Modification   Modification   Modification
Number  Cross-Reference      Balance             Balance        Interest Rate      Interest Rate          Date      Description
-----------------------------------------------------------------------------------------------------------------------------------






















-----------------------------------------------------------------------------------------------------------------------------------
Totals
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 25 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                          GS Securities Corporation                  |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                       Historical Liquidated Loan Detail
-------------------------------------------------------------------------------------------------------------------------
                                    Beginning            Fees,        Most Recent     Gross Sales        Net Proceeds
Distribution                        Scheduled          Advances,       Appraised      Proceeds or       Available for
Date               ODCR             Balance          and Expenses*    Value or BPO    Other Proceeds     Liquidation
-------------------------------------------------------------------------------------------------------------------------











-------------------------------------------------------------------------------------------------------------------------
Current Total
-------------------------------------------------------------------------------------------------------------------------
Cumulative Total
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                   Net Proceeds                   Date of Current   Current Period   Cumulative         Loss to Loan
Distribution       Available for       Realized     Period Adj.       Adjustment     Adjustment           with Cum
Date               Distribution     Loss to Trust     to Trust        to Trust       to Trust           Adj. to Trust
---------------------------------------------------------------- --------------------------------------------------------











---------------------------------------------------------------------------------------------------------------------------------
 Current Total
---------------------------------------------------------------------------------------------------------------------------------
Cumulative Total
---------------------------------------------------------------------------------------------------------------------------------

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).



-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 26 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                          GS Securities Corporation                  |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------

                        Historical Bond/Collateral Realized Loss Reconciliation Detail


                  Offering         Beginning        Aggregate     Prior Realized       Amounts         Interest      Modification
Distribution      Document          Balance       Realized Loss    Loss Applied       Covered By     (Shortages)/     /Appraisal
    Date       Cross-Reference   at Liquidation     on Loans      to Certificates   Credit Support     Excesses     Reduction Adj.
------------------------------------------------------------------------------------------------------------------------------------

















------------------------------------------------------------------------------------------------------------------------------------
Totals
------------------------------------------------------------------------------------------------------------------------------------

                Additional       Realized Loss        Recoveries of       (Recoveries)/
Distribution   (Recoveries)        Applied to        Realized Losses    Losses Applied to
    Date        /Expenses     Certificates to Date    Paid as Cash     Certificate Interest
-------------------------------------------------------------------------------------------

















-------------------------------------------------------------------------------------------
Totals
-------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 27 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                          GS Securities Corporation                  |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                         Interest Shortfall Reconciliation Detail - Part 1

   Offering       Stated Principal   Current Ending        Special Servicing Fees                               Non-Recoverable
   Document          Balance at        Scheduled      --------------------------------                            (Scheduled
Cross-Reference     Contribution        Balance       Monthly   Liquidation   Work Out   ASER   (PPIS) Excess      Interest)
----------------------------------------------------------------------------------------------------------------------------------



----------------------------------------------------------------------------------------------------------------------------------
Totals
----------------------------------------------------------------------------------------------------------------------------------

   Offering                     Modified Interest   Additional
   Document       Interest on   Rate (Reduction)    Trust Fund
Cross-Reference    Advances          /Excess         Expense
--------------------------------------------------------------



--------------------------------------------------------------
Totals
--------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 28 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                          GS Securities Corporation                  |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                         Interest Shortfall Reconciliation Detail - Part 2

                                                      Reimb of Advances to the Servicer
   Offering       Stated Principal   Current Ending   ---------------------------------
   Document          Balance at        Scheduled                      Left to Reimburse   Other (Shortfalls)/
Cross-Reference     Contribution        Balance       Current Month    Master Servicer          Refunds         Comments
------------------------------------------------------------------------------------------------------------------------













Totals
------------------------------------------------------------------------------------------------------------------------
Interest Shortfall Reconciliation Detail Part 2 Total       0.00
------------------------------------------------------------------------------------------------------------------------
Interest Shortfall Reconciliation Detail Part 1 Total       0.00
------------------------------------------------------------------------------------------------------------------------
Total Interest Shortfall Allocated to Trust                 0.00
------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 29 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                          GS Securities Corporation                  |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                                   Defeased Loan Detail

-----------------------------------------------------------------------------------------------------------------------------------
                    Offering Document        Ending Scheduled
Loan Number          Cross-Reference               Balance             Maturity Date          Note Rate        Defeasance Status
-----------------------------------------------------------------------------------------------------------------------------------















-----------------------------------------------------------------------------------------------------------------------------------
  Totals
-----------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 30 of 31

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |                          GS Securities Corporation                  |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                              Series 2007-GG10                       |  Reports Available @ www.ctslink.com/cmbs  |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services                                                               Payment Date:                   08/10/2007
9062 Old Annapolis Road                                                                Record Date:                    07/31/2007
Columbia, MD 21045-1951                                                                Determination Date:             08/06/2007
-----------------------------------------------------------------------------------------------------------------------------------

                                                   Supplemental Reporting

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------



















------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Page 31 of 31

                                    EXHIBIT H

                                   [Reserved]

                                   EXHIBIT I-1

                    FORM OF REGULATION S TRANSFER CERTIFICATE
                     FOR TRANSFERS DURING RESTRICTED PERIOD

Wells Fargo Bank, N.A.
   as Trustee and Certificate Registrar
9062 Old Annapolis Road
Columbia, Maryland  21045

Attention:   Corporate Trust Services (CMBS) GS Mortgage Securities Trust
             2007-GG10, Commercial Mortgage Pass-Through Certificates
             Series 2007-GG10

      Re: Transferor of GS Mortgage Securities Trust 2007-GG10, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10, Class [____]

Ladies and Gentlemen:

            This certificate is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement, dated as of July 1, 2007 (the "Pooling and Servicing Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, and Wells Fargo Bank, N.A., as Trustee, on behalf of the holders of the GS Mortgage Securities Trust 2007-GG10, Commercial Mortgage Pass-Through Certificates, 2007-GG10, Class __ (the "Certificates") in connection with the transfer by the undersigned (the "Transferor") to _________________ (the "Transferee") of $___________
[Certificate Principal Amount] [Notional Amount] of Certificates, in fully registered form (each, an "Individual Certificate"), or a beneficial interest of such aggregate [Certificate Principal Amount] [Notional Amount] in the Regulation S Global Certificate (the "Global Certificate") maintained by The Depository Trust Company or its successor as Depositary under the Pooling and Servicing Agreement (such transferred interest, in either form, being the "Transferred Interest"). Capitalized terms used but not defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

            In connection with such transfer, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and the Certificates and (i) with respect to transfers made in accordance with Regulation S ("Regulation S") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the Transferor does hereby certify that:

            (1) the offer of the Transferred Interest was not made to a person in the United States;

            (2) [at the time the buy order was originated, the Transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the Transferee was outside the United States] [the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the undersigned nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States];*

            (3) the transferee is not a U.S. Person within the meaning of Rule 902(o) of Regulation S nor a person acting for the account or benefit of a U.S. Person, and upon completion of the transaction, the Transferred Interest will be held with the Depository through [Euroclear] [Clearstream];**

            (4) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

            (5) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

               This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee and the Master Servicer.

                                               [Name of Transferor]


                                               By:
                                                  ------------------------------
                                                  Name:
                                                  Title:


                                               Dated:


-----------------------------
* Insert one of these two provisions, which come from the definition of "off-shore transaction" in Regulation S.

**  Select appropriate depository.

                                   EXHIBIT I-2

                    FORM OF REGULATION S TRANSFER CERTIFICATE
                      FOR TRANSFERS AFTER RESTRICTED PERIOD

Wells Fargo Bank, N.A.
   as Trustee and Certificate Registrar
9062 Old Annapolis Road
Columbia, Maryland  21045

Attention:   Corporate Trust Services (CMBS) GS Mortgage Securities Trust
             2007-GG10, Commercial Mortgage Pass-Through Certificates Series
             2007-GG10

      Re: Transferor of GS Mzortgage Securities Trust 2007-GG10, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10, Class [____]

Ladies and Gentlemen:

            This certificate is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement, dated as of July 1, 2007 (the "Pooling and Servicing Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, and Wells Fargo Bank, N.A., as Trustee, on behalf of the holders of the GS Mortgage Securities Trust 2007-GG10, Commercial Mortgage Pass-Through Certificates, 2007-GG10, Class __ (the "Certificates") in connection with the transfer by the undersigned (the "Transferor") to _________________ (the "Transferee") of $___________
[Certificate Principal Amount] [Notional Amount] of Certificates, in fully registered form (each, an "Individual Certificate"), or a beneficial interest of such aggregate [Certificate Principal Amount] [Notional Amount] in the Regulation S Global Certificate (the "Global Certificate") maintained by The Depository Trust Company or its successor as Depositary under the Pooling and Servicing Agreement (such transferred interest, in either form, being the "Transferred Interest"). Capitalized terms used but not defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

            In connection with such transfer, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and the Certificates and (i) with respect to transfers made in accordance with Regulation S ("Regulation S") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the Transferor does hereby certify that:

            (1) the offer of the Transferred Interest was not made to a person in the United States;


            (2) [at the time the buy order was originated, the Transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the Transferee was outside the United States] [the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the undersigned nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States];*

            (3) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

            (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act,

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates that are being transferred are not "restricted securities" as defined in Rule 144 under the Securities Act.

               This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee and the Master Servicer.

                                               [Name of Transferor]


                                               By:
                                                  ------------------------------
                                                  Name:
                                                  Title:


                                               Dated:



* Insert one of these two provisions, which come from the definition of "off-shore transaction" in Regulation S.

                                    EXHIBIT J

              FORM OF TRANSFER CERTIFICATE FOR EXCHANGE OR TRANSFER
                FROM RULE 144A GLOBAL CERTIFICATE TO REGULATION S
                 GLOBAL CERTIFICATE DURING THE RESTRICTED PERIOD

   (Pursuant to Section 5.02(c)(ii)(A) of the Pooling and Servicing Agreement)

Wells Fargo Bank, N.A.
   as Trustee and Certificate Registrar
9062 Old Annapolis Road
Columbia, Maryland  21045

Attention:   Corporate Trust Services (CMBS) GS Mortgage Securities Trust
             2007-GG10, Commercial Mortgage Pass-Through Certificates
             Series 2007-GG10

      Re: Transfer of GS Mortgage Securities Trust 2007-GG10, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10, Class [____]

Ladies and Gentlemen:

            Reference is hereby made to the Pooling and Servicing Agreement, dated as of July 1, 2007 (the "Pooling and Servicing Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, and Wells Fargo Bank, N.A., as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

            This letter relates to US $[_______] aggregate [Certificate Principal Amount] [Notional Amount] of Certificates (the "Certificates") which are held in the form of the Rule 144A Global Certificate (CUSIP No. _________) with the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest for an interest in the Regulation S Global Certificate (CUSIP No. __________) to be held with [Euroclear] [Clearstream]* (Common Code No.
____________) through the Depository.

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), and accordingly the Transferor does hereby certify that:

            (1) the offer of the Certificates was not made to a person in the United States,

-------------------------------
*   Select appropriate depository.

            (2) [at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the transferee was outside the United States] [the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States],*

            (3) the transferee is not a U.S. Person within the meaning of Rule 902(o) of Regulation S nor a Person acting for the account or benefit of a U.S. Person,

            (4) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable,

            (5) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act, and

            (6) upon completion of the transaction, the beneficial interest being transferred as described above will be held with the Depository through [Euroclear] [Clearstream].**

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee and the Master Servicer.

                                               [Insert Name of Transferor]


                                               By:
                                                  ------------------------------
                                                  Name:
                                                  Title:


                                               Dated:



------------------------------
* Insert one of these two provisions, which come from the definition of "off-shore transaction" in Regulation S.

**  Select appropriate depository.

                                    EXHIBIT K

              FORM OF TRANSFER CERTIFICATE FOR EXCHANGE OR TRANSFER
                FROM RULE 144A GLOBAL CERTIFICATE TO REGULATION S
                 GLOBAL CERTIFICATE AFTER THE RESTRICTED PERIOD

   (Pursuant to Section 5.02(c)(ii)(B) of the Pooling and Servicing Agreement)

Wells Fargo Bank, N.A.
   as Trustee and Certificate Registrar
9062 Old Annapolis Road
Columbia, Maryland  21045

Attention:   Corporate Trust Services (CMBS) GS Mortgage Securities Trust
             2007-GG10, Commercial Mortgage Pass-Through Certificates
             Series 2007-GG10

      Re: Transfer of GS Mortgage Securities Trust 2007-GG10, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10, Class [____]

Ladies and Gentlemen:

            Reference is hereby made to the Pooling and Servicing Agreement, dated as of July 1, 2007 (the "Pooling and Servicing Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, and Wells Fargo Bank, N.A., as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

            This letter relates to US $[________] aggregate [Certificate Principal Amount] [Notional Amount] of Certificates (the "Certificates") which are held in the form of the Rule 144A Global Certificate (CUSIP No. ________) with the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation S Global Certificate (Common Code No. ________).

            In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and, (i) with respect to transfers made in reliance on Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), the Transferor does hereby certify that:

      (1) the offer of the Certificates was not made to a person in the United States;

      (2) [at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the transferee was outside the United States] [the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States];*

      (3) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

      (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act,

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates that are being transferred are not "restricted securities" as defined in Rule 144 under the Securities Act.

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Master Servicer and the Trustee.

                                               [Insert Name of Transferor]


                                               By:
                                                  ------------------------------
                                                  Name:
                                                  Title:


                                               Dated:



------------------------------
* Insert one of these two provisions, which come from the definition of "off-shore transaction" in Regulation S.

                                    EXHIBIT L

              FORM OF TRANSFER CERTIFICATE FOR EXCHANGE OR TRANSFER
                FROM REGULATION S GLOBAL CERTIFICATE TO RULE 144A
                 GLOBAL CERTIFICATE DURING THE RESTRICTED PERIOD

   (Pursuant to Section 5.02(c)(ii)(C) of the Pooling and Servicing Agreement)

Wells Fargo Bank, N.A.
   as Trustee and Certificate Registrar
9062 Old Annapolis Road
Columbia, Maryland  21045

Attention:   Corporate Trust Services (CMBS) GS Mortgage Securities Trust
             2007-GG10, Commercial Mortgage Pass-Through Certificates
             Series 2007-GG10

      Re: Transfer of GS Mortgage Securities Trust 2007-GG10, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10, Class [____]

            Reference is hereby made to the Pooling and Servicing Agreement, dated as of July 1, 2007 (the "Pooling and Servicing Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer and Wells Fargo Bank, N.A., as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

            This letter relates to US $[________] aggregate [Certificate Principal Amount] [Notional Amount] of Certificates (the "Certificates") which are held in the form of the Regulation S Global Certificate (CUSIP No. _______) with [Euroclear] [Clearstream]* (Common Code No. __________) through the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation 144A Global Certificate (CUSIP No. ____________).

            In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being transferred in accordance with (i) the transfer restrictions set forth in the Pooling and Servicing Agreement and (ii) Rule 144A under the Securities Act to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account with respect to which the transferee exercises sole investment discretion and the transferee and any such account is a "qualified institutional buyer" within the meaning of Rule 144A, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any jurisdiction.



-------------------------------
**  Select appropriate depository.

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Master Servicer and underwriter and placement agent of the offering of the Certificates.

                                               [Insert Name of Transferor]


                                               By:
                                                  ------------------------------
                                                  Name:
                                                  Title:


                                               Dated:

                                    EXHIBIT M

                  FORM OF TRANSFER CERTIFICATE FOR REGULATION S
                   GLOBAL CERTIFICATE DURING RESTRICTED PERIOD

   (Pursuant to Section 5.02(c)(ii)(D) of the Pooling and Servicing Agreement)

Wells Fargo Bank, N.A.
   as Trustee and Certificate Registrar
9062 Old Annapolis Road
Columbia, Maryland  21045

Attention:   Corporate Trust Services (CMBS) GS Mortgage Securities Trust
             2007-GG10, Commercial Mortgage Pass-Through Certificates
             Series 2007-GG10

      Re: Transferor of GS Mortgage Securities Trust 2007-GG10, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10, Class [____]

Ladies and Gentlemen:

            This certificate is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement, dated as of July 1, 2007 (the "Pooling and Servicing Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, and Wells Fargo Bank, N.A., as Trustee, on behalf of the holders of the GS Mortgage Securities Trust 2007-GG10, Commercial Mortgage Pass-Through Certificates, 2007-GG10 in connection with the transfer by _______________ of a beneficial interest of $___________ [Certificate Principal Amount] [Notional Amount] in a Private Global Certificate during the Restricted Period to the undersigned (the "Transferee"). The Transferee desires to beneficially own such transferred interest in the form of the Regulation S Global Certificate. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

            In connection with such transfer, the Transferee does hereby certify that it is not a "U.S. Person" (within the meaning of Rule 902 Regulation S under the Securities Act of 1933, as amended). This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee and the Master Servicer.

                                               [Insert Name of Transferor]


                                               By: _____________________________
                                                   Name:
                                                   Title:

                                               Dated:

                                    EXHIBIT N

                     FORM OF CERTIFICATION TO BE PROVIDED WITH FORM 10-K

      Re: GS Mortgage Securities Trust 2007-GG10, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10 (the "Trust"), issued pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2007 (the "Pooling and Servicing Agreement"), among GS Mortgage Securities Corporation II, as depositor (the "Depositor"), Wells Fargo Bank, N.A., as trustee (the "Trustee"), Wachovia Bank, National Association, as master servicer (the "Master Servicer"), and CWCapital Asset Management LLC, as special servicer

            I, [identifying the certifying individual], the [title] of GS Mortgage Securities Corporation II, the depositor into the above-referenced Trust, certify that:

1. I have reviewed this annual report on Form 10-K, and all reports on Form 10-D required to be filed in respect of period covered by this annual report on Form 10-K, of the Trust (the "Exchange Act Periodic Reports");

2. Based on my knowledge, the Exchange Act Periodic Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act Periodic Reports;

4. Based on my knowledge and the servicer compliance statement(s) required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act Periodic Reports, the master servicer and the special servicer have fulfilled their obligations under the pooling and servicing agreement in all material respects; and

5. All of the reports on assessment of compliance with servicing criteria and their related attestation reports on assessment of compliance with servicing criteria required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: Wachovia Bank, National Association, CWCapital Asset Management LLC and Wells Fargo Bank, N.A.

Date:   _________________________


 ______________________________________________
 [Signature]
 [Title]

                                   EXHIBIT O-1

                         FORM OF INVESTOR CERTIFICATION

                                     [Date]

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland  21045

Attention:   Corporate Trust Services (CMBS) - GS Mortgage Securities Trust
             2007-GG10, Commercial Mortgage Pass-Through Certificates
             Series 2007-GG10

      In accordance with Section 4.02 of the Pooling and Servicing Agreement, dated as of July 1, 2007 (the "Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, and Wells Fargo Bank, N.A., as Trustee (the "Trustee"), with respect to the above-referenced certificates (the "Certificates"), the undersigned hereby certifies and agrees as follows:

            1. The undersigned is a beneficial owner or prospective purchaser of the Class ___ Certificates.

            2. The undersigned is requesting access pursuant to the Agreement to certain information (the "Information") on the Trustee's website and/or is requesting the information identified on the schedule attached hereto (also, the "Information") pursuant to the provisions of the Agreement.

            3. In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Trustee, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the "Representatives") in any manner whatsoever, in whole or in part.

            4. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

            5. The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Master Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

            6. Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

            IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized signatory, as of the day and year written above.

                                  ______________________________________________


                                  Beneficial Owner or Prospective Purchaser

                                  By: __________________________________________

                                  Name:_________________________________________

                                  Title:________________________________________

                                  Company:______________________________________

                                  Phone:________________________________________

                                   EXHIBIT O-2

                        FORM OF CONFIDENTIALITY AGREEMENT

GS Mortgage Securities Corporation II

Attention:   GS Mortgage Securities Trust 2007-GG10, Commercial Mortgage
             Pass-Through Certificates, Series 2007-GG10

      Re: Information regarding Attention: GS Mortgage Securities Trust 2007-GG10, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10

Ladies and Gentlemen:

            In connection with the GS Mortgage Securities Trust 2007-GG10, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10 (the "Certificates"), we acknowledge that we will be furnished by Wachovia Bank, National Association as Master Servicer and/or CWCapital Asset Management LLC as Special Servicer (and may have been previously furnished) with certain information (the "Information"). For the purposes of this letter agreement (this "Agreement"), "Representative" of a Person refers to such Person's directors, officers, employees, and agents; and "Person" refers to any individual, group or entity.

            In connection with and in consideration of our being provided with Information, we hereby acknowledge and agree that we are requesting and will use the Information solely for purposes of making investment decisions with respect to the above-referenced Certificates and will not disclose such Information to any other Person or entity unless required to do so by law; provided such Information may be disclosed to the auditors and regulators of the undersigned or to any person or entity that is contemplating the purchase of any Certificate held by the undersigned or of an interest therein, but only if such person or entity confirms in writing such contemplation of a prospective ownership interest and agrees in writing to keep such Information confidential.

            The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Master Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

            This Agreement shall not apply to any of the Information which: (i) is or becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by us or any of our Representatives; (ii) becomes lawfully available to us on a non-confidential basis from a source other than you or one of your Representatives, which source is not bound by a contractual or other obligation of confidentiality to any Person; or (iii) was lawfully known to us on a non-confidential basis prior to its disclosure to us by you.

            Capitalized terms used but not defined herein shall have the meanings assigned thereto in that certain Pooling and Servicing Agreement, dated as of July 1, 2007, by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, and Wells Fargo Bank, N.A., as Trustee (the "Trustee").

            This Agreement, when signed by us, will constitute our agreement with respect to the subject matter contained herein.

                                               Very truly yours,

                                               [NAME OF ENTITY]

                                               By:._____________________________
                                               Name:____________________________
                                               Title:___________________________
                                               Company:_________________________
                                               Phone:___________________________

cc:   GS Mortgage Securities Corporation II
      Trustee

                                   EXHIBIT P-1

                      FORM OF CERTIFICATION TO BE PROVIDED
                           TO DEPOSITOR BY THE TRUSTEE

      Re: GS Mortgage Securities Trust 2007-GG10, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10 (the "Trust"), issued pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2007 (the "Pooling and Servicing Agreement"), among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, and Wells Fargo Bank, N.A., as Trustee

            I, [identifying the certifying individual], a [title] of [TRUSTEE], certify to GS Mortgage Securities Corporation II and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1. I have reviewed the annual report on Form 10-K for the fiscal year 20__, and all reports on Form 10-D required to be filed in respect of periods covered by that annual report on Form 10-K, of the Trust (the "Exchange Act Periodic Reports");

2. Based on my knowledge, the distribution information in Exchange Act Periodic Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by that report on Form 10-K;

3. Based on my knowledge, all of the distribution, servicing and other information required to be provided to the paying agent by the master servicer and the special servicer under the pooling and servicing agreement for inclusion in the Exchange Act Periodic Reports is included in such reports; and

4. The report on assessment of compliance with servicing criteria and the related attestation report on assessment of compliance with servicing criteria required to be delivered by the Trustee in accordance with
        Section 10.10 and Section 10.11 of the pooling and servicing agreement discloses all material instances of noncompliance with the Relevant Servicing Criteria.


Date: _________________________

WELLS FARGO BANK, N.A.


By:  ____________________________
     [Name]

                                   EXHIBIT P-2

                FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR
                             BY THE MASTER SERVICER

      Re: GS Mortgage Securities Trust 2007-GG10, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10 (the "Trust"), issued pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2007 (the "Pooling and Servicing Agreement"), by and among GS Mortgage Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, and Wells Fargo Bank, N.A., as Trustee

            I, [identify the certifying individual], a [title] of [MASTER SERVICER], certify to GS Mortgage Securities Corporation II and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Certification required by the Pooling and Servicing Agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in the Pooling and Servicing Agreement), that:

            1. I have reviewed the servicing reports relating to the Trust Fund delivered by the Master Servicer to the Trustee covering the fiscal year 20__;

            2. Based on my knowledge, and assuming the accuracy of the statements required to be made in the corresponding certificate of the Special Servicer (to the extent such statements are relevant to the statements made in this certification by the Master Servicer), the servicing information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these servicing reports;

            3. Based on my knowledge, and assuming the accuracy of the statements required to be made in the corresponding certificate of the Special Servicer (to the extent such statements are relevant to the statements made in this certification by the Master Servicer), the servicing information required to be provided in these servicing reports to the Trustee by the Master Servicer under the pooling and servicing agreement is included in the servicing reports delivered by the Master Servicer to the Trustee;

            4. I am responsible for reviewing the activities performed by the Master Servicer under the pooling and servicing agreement and based upon my knowledge and the compliance review conducted in preparing the servicer compliance statement required under Section 10.09 of the pooling and servicing agreement with respect to the Master Servicer, and except as disclosed in such compliance statement delivered by the Master Servicer under Section 10.09 of the pooling and servicing agreement, the Master Servicer has fulfilled its obligations under the pooling and servicing agreement in all material respects in the year to which such review applies; and

            Further, notwithstanding the foregoing certifications, the Master Servicer does not make any certification under the foregoing clauses 1 through 5 that is in turn dependent (i) upon information required to be provided by any sub-servicer acting under a sub-servicing agreement that the Master Servicer entered into in connection with the issuance of the Certificates, or upon the performance by any such sub-servicer of its obligations pursuant to any such sub-servicing agreement, in each case beyond the respective backup certifications actually provided by such sub-servicer to the Master Servicer with respect to the information that is subject of such certification, or (ii) upon information required to be provided by the Other Master Servicers or upon the performance by the Other Master Servicers of their obligations pursuant to the applicable Other Pooling Agreement, in each case beyond the backup certification actually provided by such Other Master Servicer to the Master Servicer with respect to the information that is the subject of such certification; provided that this clause (ii) shall not apply in the event the Master Servicer is, or is an Affiliate of, the applicable Other Master Servicer.

            5. The report on assessment of compliance with servicing criteria and the related attestation report on assessment of compliance with servicing criteria required to be delivered in accordance with Section 10.10 and Section
10.11 of the pooling and servicing agreement discloses all material instances of noncompliance with the Relevant Servicing Criteria.

Date:   _________________________

WACHOVIA BANK, NATIONAL ASSOCIATION


By:____________________________
[Name]

                                   EXHIBIT P-3

                FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR
                             BY THE SPECIAL SERVICER

      Re: GS Mortgage Securities Trust 2007-GG10, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10 (the "Trust"), issued pursuant to the Pooling and Servicing Agreement, dated as of July 1, 2007 (the "Pooling and Servicing Agreement"), among GS Mortgage Securities Corporation II, as depositor (the "Depositor"), Wells Fargo Bank, N.A., as trustee (the "Trustee"), Wachovia Bank, National Association, as master servicer (the "Master Servicer") and CWCapital Asset Management LLC, as special servicer

               I, [identify the certifying individual], a [title] of [SPECIAL SERVICER], certify to GS Mortgage Securities Corporation II and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Certification required by the pooling and servicing agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in the pooling and servicing agreement), that:

            1. Based on my knowledge, the servicing information in the servicing reports or information relating to the trust fund delivered by the Special Servicer to the Master Servicer covering the fiscal year 20__, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these servicing reports;

            2. Based on my knowledge, the servicing information required to be provided to the Master Servicer by the Special Servicer under the pooling and servicing agreement for inclusion in the reports to be filed by the Trustee is included in the servicing reports delivered by the Special Servicer to the Master Servicer;

            3. I am responsible for reviewing the activities performed by the Special Servicer under the pooling and servicing agreement and based upon my knowledge and the compliance review conducted in preparing the servicer compliance statement required under Section 10.09 of the pooling and servicing agreement with respect to the Special Servicer, and except as disclosed in such compliance statement delivered by the Special Servicer under Section 10.09 of the pooling and servicing agreement, the Special Servicer has fulfilled its obligations under the pooling and servicing agreement in all material respects in the year to which such review applies; and

            4. The report on assessment of compliance with servicing criteria and the related attestation report on assessment of compliance with servicing criteria required to be delivered in accordance with Section 10.10 and Section
10.11 of the pooling and servicing agreement discloses all material instances of noncompliance with the Relevant Servicing Criteria.

Date:   _________________________

CWCAPITAL ASSET MANAGEMENT LLC


By:____________________________
[Name]
[Title]

                                    EXHIBIT Q

                     TRUSTEE CERTIFICATION/EXCEPTION REPORT

                                      None.



Collateral ID   Property Name              Loan Amount     DocType   Exception   Exception Description
-------------   ------------------------   -------------   -------   ---------   ---------------------
   492007GG10   Bingham Office Center      35,000,000.00   ALNV      01          MISSING
   492007GG10   Bingham Office Center      35,000,000.00   NOTE      01          MISSING
  1162007GG10   Homewood Suites            10,500,000.00   ALNV      01          MISSING
  1452007GG10   Val Vista Gateway Center    7,000,000.00   ALNV      01          MISSING
  1472007GG10   Joppatowne Plaza            7,000,000.00   ALNV      01          MISSING
  1522007GG10   Festival Foods              6,712,000.00   ALNV      01          MISSING


Collateral ID   Notation
-------------   -----------------------------------------------------------
   492007GG10   REC'D COPY; ORIGINAL S/B ON HAND 7/10/2007
   492007GG10   RECEIVED NOTE COPY FOR $45,000,000.00; SCHD: $35,000,000.00   Note is in process of being split
  1162007GG10   REC'D COPY; ORIGINAL S/B ON HAND 7/10/2007
  1452007GG10   REC'D COPY; ORIGINAL S/B ON HAND 7/10/2007
  1472007GG10   REC'D COPY; ORIGINAL S/B ON HAND 7/10/2007
  1522007GG10   REC'D COPY; ORIGINAL S/B ON HAND 7/10/2007


                                    EXHIBIT R

                     FORM OF NOTICE TO OTHER MASTER SERVICER

                                 July [__], 2007

VIA FACSIMILE

[Other Master Servicer's Address]
Attention: [__________________]

      Re: GS Mortgage Securities Trust 2007-GG10, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10 and the [____] Mortgage Loan

Dear [_____________]:

            GS Mortgage Securities Trust 2007-GG10, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10 (the "Trust Fund") is the Note [__] Holder, as such term is defined under the [__] Intercreditor Agreement dated as of [______], by and among [________], as Note [__] Holder , [__], as Note [__]
Holder and [__], as Note [__] Holder. Note [__] is being serviced pursuant to the terms of a Pooling and Servicing Agreement, dated as of [__], by and among [__], as depositor, [__], as servicer, [__], as special servicer, [__], as trustee, and [__], as paying agent, as from time to time amended, supplemented or modified (the "[__] Pooling Agreement"). Wells Fargo Bank, N.A., as trustee for the registered holders of the Trust Fund hereby directs [__], as servicer under the [__] Pooling Agreement, as follows:

            [__] shall remit the amount payable in accordance with the [__] Intercreditor Agreement and the [__] Pooling Agreement due to the Note [__] Holder on such days as specified in Section [__] of the [__] Pooling Agreement to Wachovia Bank, National Association, as Servicer of the Trust Fund (the "Servicer"), to the account set forth on Schedule I hereto in accordance with the terms of the [__] Pooling Agreement;

            Thank you for your attention to this matter.

            WELLS FARGO BANK, N.A., as Trustee for the Holders of the GS Mortgage Securities Trust 2007-GG10, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10

Date:   _________________________

WELLS FARGO BANK, N.A.


By:  ___________________________
    [Name]
    [Title]

                                    EXHIBIT S

                         SUPPLEMENTAL SERVICER SCHEDULE

2007-GG10 Supplemental Servicer Schedule

Control    Loan            Mortgage
Number     Number          Loan Seller            Property Name
--------   -------------   --------------------   -------------------------------------
1          00-1001221      GSMC                   Shorenstein Portland Portfolio
1.01       00-1001221-1                           Lincoln Center
1.02       00-1001221-2                           Kruse Woods
1.03       00-1001221-3                           Nimbus Corporate Center
1.04       00-1001221-4                           Congress Center
1.05       00-1001221-5                           Kruse Woods V
1.06       00-1001221-6                           Umpqua Bank Plaza
1.07       00-1001221-7                           5800 & 6000 Meadows
1.08       00-1001221-8                           River Forum 1 & 2
1.09       00-1001221-9                           4900 & 5000 Meadows Road
1.10       00-1001221-10                          4949 Meadows Road
1.11       00-1001221-11                          4000 Kruse Way Place
1.12       00-1001221-12                          Kruse Oaks II
1.13       00-1001221-13                          Kruse Oaks I
1.14       00-1001221-14                          Kruse Way Plaza I & II
1.15       00-1001221-15                          4800 Meadows Road
1.16       00-1001221-16                          4004 Kruse Way Place
2          07-0209         GCFP/Lehman Brothers   Wells Fargo Tower
3          07-0352         GCFP                   Two California Plaza
4          06-1099         GCFP                   TIAA RexCorp New Jersey Portfolio
4.01       06-1099                                7 Giralda Farms
4.02       06-1099                                1 Giralda Farms
4.03       06-1099                                101 JFK Parkway
4.04       06-1099                                3 Giralda Farms
4.05       06-1099                                103 JFK Parkway
4.06       06-1099                                44 Whippany Road
5          07-0195         GCFP                   400 Atlantic Street
6          00-1001220      GSMC                   Two Herald Square
7          06-1016         GCFP                   TIAA RexCorp Plaza
8          07-0170         GCFP                   InTown Suites Portfolio
8.01       07-0170                                Chesapeake
8.02       07-0170                                Gilbert
8.03       07-0170                                Northside Drive
8.04       07-0170                                Roswell
8.05       07-0170                                Gwinnett Place
8.06       07-0170                                Ashley Phosphate
8.07       07-0170                                Newport News North
8.08       07-0170                                Forest Lane
8.09       07-0170                                Indian Trail
8.10       07-0170                                Oxmoor
8.11       07-0170                                Indianapolis Northwest
8.12       07-0170                                Mobile West
8.13       07-0170                                Preston Highway
8.14       07-0170                                Raleigh
8.15       07-0170                                St. Charles
8.16       07-0170                                Indianapolis East
8.17       07-0170                                Forest Park
8.18       07-0170                                Dayton
8.19       07-0170                                Douglasville
8.20       07-0170                                Lilburn
8.21       07-0170                                Columbus East
8.22       07-0170                                Hazelwood
8.23       07-0170                                Matthews
8.24       07-0170                                Greenville South
8.25       07-0170                                Columbia Northwest
8.26       07-0170                                Columbus North
8.27       07-0170                                Jackson
8.28       07-0170                                Lithia Springs
8.29       07-0170                                Pittsburgh
8.30       07-0170                                UNC
8.31       07-0170                                Charleston Central
8.32       07-0170                                Greenville North
8.33       07-0170                                Gwinnett
8.34       07-0170                                Woodstock
8.35       07-0170                                Warner Robbins
9          07-0353         GCFP                   550 South Hope Street
10         06-1086         GCFP                   Harbor Point Apartments
11         07-0056         GCFP/ Wachovia         119 West 40th Street
12         06-1300         GCFP/Lehman Brothers   1615 L Street
13         06-0959         GCFP                   9200 Sunset Boulevard
14         06-1328         GCFP                   Disney Building
15         09-0001224      GSMC                   Lynnewood Gardens
16         07-0294         GCFP                   55 Railroad Avenue
17         00-1001223      GSMC                   CARS Chauncey Ranch
18         07-0347         GCFP                   Franklin Mills
19         07-0354         GCFP                   Maguire Anaheim Portfolio
19.01      07-0354                                500 Orange Tower
19.02      07-0354                                24 Hour Fitness
20         07-0210         GCFP                   Great Escape Theatres
20.01      07-0210                                New Albany 16
20.02      07-0210                                Clarksville 16
20.03      07-0210                                McDonough 16
20.04      07-0210                                Moline 14
20.05      07-0210                                Wilder 14
20.06      07-0210                                Bowling Green 12
20.07      07-0210                                O'Fallon 14
20.08      07-0210                                Williamsport 12
20.09      07-0210                                Noblesville 10
20.10      07-0210                                Seymour 8
20.11      07-0210                                Bedford 7
21         09-0002579      GSMC                   State House Square
22         07-0042         GCFP                   915 Wilshire Boulevard
23         06-1363         GCFP                   Hyatt Regency Penn's Landing
24         07-0138         GCFP                   Crescent
25         06-1326         GCFP                   1125 17th Street
26         07-0126         GCFP                   Residence Inn Alexandria Old Town
27         09-0002554      GSMC                   Penn Center East
28         07-0078         GCFP                   200 West Jackson Boulevard
29         07-0247         GCFP                   National Plaza I, II, III
30         07-0358         GCFP                   1051 Perimeter Drive
31         07-0094         GCFP                   2001 L Street
32         09-0002629      GSMC                   Rosemont Commons
33         06-1370         GCFP                   The Wharf at Rivertown
34         07-0428         GCFP                   Lincoln Town Center
35         06-1169         GCFP                   Green Road
36         06-1171         GCFP                   Crown Pointe/Victor Park
36.01      06-1171                                Crown Pointe
36.02      06-1171                                Victor Park
37         07-0135         GCFP                   GP2
37.01      07-0135                                Candlewood Suites Sterling
37.02      07-0135                                Staybridge Suites Memphis
37.03      07-0135                                Surburban Extended Stay Sterling
37.04      07-0135                                Candlewood Suites Lake Mary
37.05      07-0135                                Surburban Extended Stay Wilmington
37.06      07-0135                                Surburban Extended Stay Jacksonville
38         09-0002623      GSMC                   One Financial Plaza
39         07-0145         GCFP                   Holiday Inn Portfolio (Fixed)
39.01      07-0145                                Holiday Inn Lansing
39.02      07-0145                                Holiday Inn Express Pensacola
39.03      07-0145                                Crown Plaza - Cedar Rapids
39.04      07-0145                                Holiday Inn Pensacola
39.05      07-0145                                Holiday Inn Greentree Pittsburgh
39.06      07-0145                                Holiday Inn Winter Haven
39.07      07-0145                                Ramada Plaza Macon
39.08      07-0145                                Holiday Inn York
39.09      07-0145                                Holiday Inn Sheffield
39.10      07-0145                                Ramada Charleston
39.11      07-0145                                Holiday Inn Lancaster
40         09-0002661      GSMC                   200 Meeting Street
41         07-0079         GCFP                   Hughes Airport Center II
41.01      07-0079                                880 Grier Drive
41.02      07-0079                                980 Kelly Johnson Drive
41.03      07-0079                                975 Kelly Johnson Drive
41.04      07-0079                                950 Grier Drive
41.05      07-0079                                955 Kelly Johnson Drive
42         07-0429         GCFP                   3800 Chapman
43         07-0044         GCFP                   Lakeside at White Oak
44         07-0108         GCFP                   Hyatt Regency Albuquerque
45         06-1368         GCFP                   Riverpark I & II
45.01      06-1368                                Riverpark I
45.02      06-1368                                Riverpark II
46         06-1192         GCFP                   Hotel Burnham
47         09-0002614      GSMC                   Magnolia Hotel Denver
48         09-0002595      GSMC                   Ballantyne Resort
49         09-0002608      GSMC                   Bingham Office Center
50         07-0034         GCFP                   Texas Retail Portfolio
50.01      07-0034                                Crossroads Center
50.02      07-0034                                Parkwood Shopping Center
50.03      07-0034                                Live Oak Shopping Center
50.04      07-0034                                Sunburst Center
50.05      07-0034                                Gateway Center
50.06      07-0034                                East Ridge Center
51         06-1281         GCFP                   Pavilion at Lansdale
52         06-1443         GCFP                   Commonwealth Square
53         06-1369         GCFP                   Whitehorse Road
54         06-1195         GCFP                   900 King Street
55         07-0196         GCFP                   CitiFinancial
56         07-0234         GCFP                   Doubletree Bayside - Boston, MA
57         09-0002594      GSMC                   Park Building
58         09-0002626      GSMC                   Montvale Center
59         06-1371         GCFP                   BPG Pennsylvania Properties
59.01      06-1371                                500 Gravers Road
59.02      06-1371                                Two Baldwin Place
59.03      06-1371                                723 Electronic Drive
59.04      06-1371                                4070 Butler Pike
60         06-1311         GCFP                   Hawaii Self-Storage: Salt Lake
61         09-0002556      GSMC                   Skypark Plaza Shopping Center
62         06-1417         GCFP                   Credence Systems Corp
63         07-0043         GCFP                   430 Davis Drive
64         09-0002537      GSMC                   Shoppes at Centre Pointe
65         07-0214         GCFP                   Tempe Commerce
66         07-0242         GCFP                   Avion Lakeside
67         06-1413         GCFP                   Dulles Corporate Center
68         06-1401         GCFP                   Berry Town Center
69         09-0002591      GSMC                   Marketplace at the Lakes
70         06-1173         GCFP                   Home Depot South San Francisco
71         06-1420         GCFP                   Fountains at Fair Oaks
72         09-0002642      GSMC                   Lehigh Valley Buildings
73         06-1374         GCFP                   Hawaii Self-Storage: Pearl City
74         09-0002625      GSMC                   Avalon Peaks
75         09-0002612      GSMC                   Harbor Club Apartments
76         06-0864         GCFP                   Harbor Corporate Center
77         06-1421         GCFP                   Renaissance Park
78         09-0002265      GSMC                   Pasadena Medical
79         09-0002552      GSMC                   Horizon Town Center
80         06-1399         GCFP                   Lyons
81         09-0002618      GSMC                   Plaza Rancho Del Oro Shopping Center
82         09-0002589      GSMC                   Energy Park Place & Energy Park Drive
83         07-0097         GCFP                   Securlock Self Storage Portfolio
83.01      07-0097                                Securlock Self Storage Allen
83.02      07-0097                                Securlock Self Storage Plano
83.03      07-0097                                Securlock Self Storage Fort Worth
83.04      07-0097                                Securlock Self Storage Coppell
84         09-0002575      GSMC                   Embassy Suites Hotel
85         06-1422         GCFP                   Canyon Terrace
86         07-0366         GCFP                   840 Grier
87         07-0194         GCFP                   Shops on Sage
88         06-1451         GCFP                   Templetown Properties
88.01      06-1451                                2152 N Broad Street
88.02      06-1451                                Antoinette (1429 N 15th)
88.03      06-1451                                1501 N 16th Street
88.04      06-1451                                1840 N 16th Street
88.05      06-1451                                1429 West Diamond Street
88.06      06-1451                                1520 N 15th Street
88.07      06-1451                                1525 N. 16th Street
88.08      06-1451                                1529 N 15th Street
88.09      06-1451                                1524 N. 16th Street
88.10      06-1451                                1403 Jefferson Street
88.11      06-1451                                1621 W Diamond Street
88.12      06-1451                                1641 W Diamond Street
88.13      06-1451                                1617 West Oxford Street
88.14      06-1451                                1809 N 17th Street
88.15      06-1451                                1820 Willington Street
88.16      06-1451                                1840 Willington Street
88.17      06-1451                                1430 West Susquehanna Avenue
88.18      06-1451                                1516 Montgomery Street
88.19      06-1451                                1908 N 17th Street
88.20      06-1451                                1428 West Susquehanna Avenue
88.21      06-1451                                2229 N Park
88.22      06-1451                                1414 West Diamond Street
88.23      06-1451                                1732 N Sydenham Street
88.24      06-1451                                2116 Carlisle Street
88.25      06-1451                                2118 Carlisle Street
88.26      06-1451                                2124 Carlisle Street
88.27      06-1451                                2126 Carlisle Street
88.28      06-1451                                2142 Carlisle Street
88.29      06-1451                                2144 Carlisle Street
88.30      06-1451                                2146 Carlisle Street
88.31      06-1451                                2152 Carlisle Street
88.32      06-1451                                2109 N 12th Street
88.33      06-1451                                1533 N Sydenham Street
88.34      06-1451                                1630 Willington Street
88.35      06-1451                                1518 Fontain Street
88.36      06-1451                                1534 Fontain Street
88.37      06-1451                                1613 Edgley Street
88.38      06-1451                                1629 Fontain Street
88.39      06-1451                                2124 N 17th Street
88.40      06-1451                                1536 Fontain Street
88.41      06-1451                                1808 Willington Street
88.42      06-1451                                1829 Willington Street
88.43      06-1451                                1520 Page Street
88.44      06-1451                                1611 Edgley Street
88.45      06-1451                                1618 Edgley Street
88.46      06-1451                                1815 Willington Street
88.47      06-1451                                1806 Willington Street
88.48      06-1451                                1535 N Sydenham Street
89         09-0002550      GSMC                   Garden View Medical Plaza
90         09-0002581      GSMC                   Southern Highlands Corporate Center
91         09-0002592      GSMC                   Keystone Apartments
92         09-0002647      GSMC                   Mira Loma Shopping Center
93         09-0002560      GSMC                   Marketplace at South River Colony
94         09-0002613      GSMC                   Rocca Apartments
95         09-0002636      GSMC                   Drug Store Portfolio
95.01      09-0002636-1                           Fayette Town Center
95.02      09-0002636-2                           Eckerd's
95.03      09-0002636-3                           Walgreens
95.04      09-0002636-4                           CVS
96         09-0002628      GSMC                   Arrowhead Creekside
97         09-0002576      GSMC                   Boulevard Center II
98         09-0002500      GSMC                   Bethel Station
99         09-0002633      GSMC                   Medlock Corners
100        09-0002584      GSMC                   Westside Plaza
101        07-0019         GCFP                   94-1420 Moaninai Street
102        09-0002564      GSMC                   Foothill Village Oaks
103        07-0180         GCFP                   The Pennsylvania Business Center
103.01     07-0180                                Pennsylvania Business Center
103.02     07-0180                                Wesley Building
104        06-1308         GCFP                   Dockside 500
105        07-0006         GCFP                   Ashley Place Apartments
106        06-1445         GCFP                   Kmart Center
107        09-0002434      GSMC                   Manchester Stadium 16
108        07-0179         GCFP                   Fairview Industrial Park
109        09-0002639      GSMC                   ANC Corporate Center II
110        09-0002606      GSMC                   Vista Palomar Park
111        09-0002538      GSMC                   Bergen Village
112        09-0002632      GSMC                   Ashley Furniture and Gordmans
113        06-1457         GCFP                   9th Street Marketplace
114        07-0176         GCFP                   4080 27th Court SE
115        07-0236         GCFP                   375 Rivertown Drive
116        09-0002648      GSMC                   Homewood Suites
117        09-0002539      GSMC                   Plantation Plaza Shopping Center
118        06-1444         GCFP                   Glenbrook Shopping Center
119        06-0996         GCFP                   LA Fitness Brandon
120        09-0002582      GSMC                   Summerhill Place Apartments
121        09-0002657      GSMC                   Parkway Center
122        06-1432         GCFP                   US Storage - Norwalk
123        06-0850         GCFP                   Hampton Inn Omaha
124        06-1272         GCFP                   Homewood Suites - Charlotte
125        09-0002610      GSMC                   15th & Spruce
126        09-0002586      GSMC                   530 New Waverly Place
127        09-0002602      GSMC                   Liberty Park
128        07-0232         GCFP                   Country Inn & Suites Portfolio
128.01     07-0232                                Country Inn & Suites - Cedar Falls
128.02     07-0232                                Country Inn & Suites - Waterloo
129        09-0002559      GSMC                   Corporate Lakes I
130        09-0002570      GSMC                   Highlands Ranch Marketplace
131        09-0002619      GSMC                   Quail Plaza
132        09-0002578      GSMC                   Canyon Creek Plaza
133        09-0002540      GSMC                   Siskey Building
134        09-0002481      GSMC                   Gold's Gym
135        09-0002547      GSMC                   Barker Cypress Market Place
136        09-0002493      GSMC                   Zane Business Center
137        07-0205         GCFP                   Cobblestone Creek Apartments
138        07-0008         GCFP                   Casa Linda Apartments
139        07-0061         GCFP                   1623 North Sheffield Avenue
140        09-0002419      GSMC                   Norman Silbert MAB
141        07-0076         GCFP                   442 Civic Center Drive
142        09-0002557      GSMC                   1210 Broadway
143        07-0018         GCFP                   821 Grier Road
144        06-1365         GCFP                   Beckman Chaska MN
145        09-0002511      GSMC                   Val Vista Gateway Center
146        09-0002580      GSMC                   Braddock Hills Shopping Center
147        09-2001024      GSMC                   Joppatowne Plaza
148        09-0002553      GSMC                   3003 East Third Avenue
149        09-0002563      GSMC                   361 Centennial Parkway
150        09-0002525      GSMC                   KLC Shopping Center
151        09-0002526      GSMC                   Normandy Center
152        09-0002643      GSMC                   Festival Foods
153        09-0002546      GSMC                   633 Germantown Pike
154        09-0002508      GSMC                   JMS Portfolio
154.01     09-0002508-1                           Medical Arts
154.02     09-0002508-2                           Isaac Building
154.03     09-0002508-3                           Weatherfield Building
155        06-1282         GCFP                   Villas of La Costa
156        07-0129         GCFP                   US Storage - Baltimore
157        09-0002551      GSMC                   2929 Oaks at Turtle Creek
158        09-0002585      GSMC                   Centre Drive MAB
159        06-1410         GCFP                   5401 California Avenue
160        09-0002634      GSMC                   Stevens Office Building
161        09-0002604      GSMC                   Chandler Medical
162        09-0002599      GSMC                   Woodlands Crossing
163        07-0134         GCFP                   Variel Apartments
164        09-0002534      GSMC                   1350 Carlback Avenue
165        09-0002568      GSMC                   53 Church Hill Road
166        07-0231         GCFP                   Talcott Plaza
167        09-0002558      GSMC                   Laurel Theater Apartments
168        09-0002577      GSMC                   Foundry
169        06-1424         GCFP                   Fairfield Inn Asheville Airport
170        07-0054         GCFP                   Secure Storage
171        09-0002574      GSMC                   Berkshire Office Building
172        09-0002605      GSMC                   1000 Boulders Parkway
173        09-0002607      GSMC                   Snowden Square Shopping Center
174        06-1400         GCFP                   Dryden
175        07-0174         GCFP                   11251 Pines Boulevard
176        09-0002513      GSMC                   Heritage Trace Center
177        06-0925         GCFP                   A+ Storage Hermitage
178        09-0002405      GSMC                   Tracy Marketplace Plaza V
179        07-0141         GCFP                   Mini U Storage - Forestville
180        09-0002571      GSMC                   Three Rivers Office
181        09-0002635      GSMC                   North Star Square
182        07-0009         GCFP                   Manor House West Apartments
183        09-0002583      GSMC                   Birch Street Office Building
184        09-0002645      GSMC                   Gold Creek Marketplace
185        09-0002587      GSMC                   Horseshoe Center
186        09-0002565      GSMC                   Starbucks & FedEx Center
187        09-0002615      GSMC                   Belfair Towne Center
188        07-0010         GCFP                   Morocco Apartments
189        07-0230         GCFP                   405 Queen Street
190        06-0788         GCFP                   Stone Valley Drive
191        09-0002555      GSMC                   Foley Retail Center
192        07-0099         GCFP                   Securlock Hurst
193        06-1407         GCFP                   Atascocita Self Storage
194        07-0140         GCFP                   Mini U Storage - Southfield
195        06-1276         GCFP                   Woodside Executive Park - F & G
196        09-0002473      GSMC                   Rite Aid - Summit
197        09-0002611      GSMC                   1601 Pearl Street
198        09-0002569      GSMC                   Desert Glen Center
199        06-1244         GCFP                   4510 South Eastern Avenue
200        09-0002460      GSMC                   Florida City Shops
201        06-1448         GCFP                   5301 Longley Lane, Building F
202        06-1317         GCFP                   110 Huffaker Lane

Control
Number     Borrower Name
--------   -------------------------------------------------------------------------------------------------------------------------
1          Nimbus Center LLC, Umpqua Plaza LLC, Lincoln Center LLC, River Forum LLC, Kruse Way LLC, OR-Meadow Lake Oswego L.L.C.,
           OR-Kruse Oaks, L.L.C., OR-Kruse Woods L.L.C., and OR-Congress Center Limited Partnership
1.01
1.02
1.03
1.04
1.05
1.06
1.07
1.08
1.09
1.10
1.11
1.12
1.13
1.14
1.15
1.16
2          North Tower, LLC
3          MAGUIRE PROPERTIES- TWO CAL PLAZA, LLC
4          Rex 1 Giralda SPE Farms LLC; 3 Giralda Farms SPE LLC; Rex 7 Giralda Farms SPE LLC; 44 Whippany Road SPE LLC; 101/103 JFK
           Parkway SPE LLC
4.01
4.02
4.03
4.04
4.05
4.06
5          400 Atlantic Title, LLC
6          SLG 2 Herald LLC and GKK 2 Herald LLC
7          RexCorp Plaza SPE LLC
8          Intown Properties I, LLC; Intown Properties II, LLC; Intown Properties IV, LLC; Intown Properties V, LLC; Intown
           Properties VI, LLC; Intown Suites Pittsburgh, LLC; BEC Charleston Central, LLC; BEC Atlanta Gwinnett, LLC; Intown Suites
           Gilbert, LLC; Intown
8.01
8.02
8.03
8.04
8.05
8.06
8.07
8.08
8.09
8.10
8.11
8.12
8.13
8.14
8.15
8.16
8.17
8.18
8.19
8.20
8.21
8.22
8.23
8.24
8.25
8.26
8.27
8.28
8.29
8.30
8.31
8.32
8.33
8.34
8.35
9          Maguire Properties-550 South Hope, LLC
10         Harbor Point Apartments Company Limited Partnership
11         Charney-FPG 114 41st Street, LLC
12         1615 L Street/Saybrooke Commons L.L.C.; Hayfield Investors, L.L.C.; 1615 L Street/Cambridge Commons L.L.C.
13         Mani Brothers 9200 Sunset (DE), LLC
14         CREP 3800 Holdings, LLC
15         Lynnewood Real Estate Limited Partnership
16         Railroad Properties LLC
17         CAR CHA L.L.C.
18         Franklin Mills Associates Limited Partnership
19         Maguire Properties-500 Orange Tower, LLC
19.01
19.02
20         Cinescape Property, LLC
20.01
20.02
20.03
20.04
20.05
20.06
20.07
20.08
20.09
20.10
20.11
21         FBE-State Square LLC and MAC-State Square LLC
22         Brickman 915 Wilshire LLC
23         Penn's Landing Partners Project, LLC
24         Wilshire Crescent Properties, LLC
25         1125 Transwestern Broadreach, L.L.C.
26         Alexandria Hotel OC, LLC (Master Lessee); Alexandria Hotel Sponsor, LLC; Alexandria Hotel MM, LLC; Alexandria Hotel SM-1,
           LLC; Alexandria Hotel SM-2, LLC; Alexandria Hotel SM-3, LLC; Alexandria Hotel SM-4, LLC; Alexandria Hotel SM-5, LLC;
           Alexandria Hotel
27         PCE LL, LP
28         200 West Jackson - VEF VI, LLC
29         National Plaza I Property LLC; National Plaza II Property LLC; National Plaza III Property LLC
30         1051 Perimeter Drive Property LLC
31         Equity L Street, LLC
32         Rosemont Commons Delaware LLC
33         Rivertown Developers, L.P.
34         Mullrock Lincoln Town Center Fee, LLC
35         Green Road Investments #2, LLC
36         Greenfield Lincoln Investments #2, LLC; Victor Park Investments, LLC
36.01
36.02
37         Generation Properties II, LLC
37.01
37.02
37.03
37.04
37.05
37.06
38         One Financial Holdings LLC
39         Portfolio Cedar Rapids, LLC; Portfolio Charleston, LLC; Portfolio Lancaster, LLC; Portfolio Lansing, LLC; Portfolio
           Macon, LLC; Portfolio Pensacola I, LLC; Portfolio Pensacola II, LLC; Portfolio Pittsburgh, LLC; Portfolio Sheffield, LLC;
           Portfolio Winter
39.01
39.02
39.03
39.04
39.05
39.06
39.07
39.08
39.09
39.10
39.11
40         Charleston Financial Center LLC
41         CIP Hughes Cheyenne Fixed Portfolio LLC
41.01
41.02
41.03
41.04
41.05
42         Maguire Properties-3800 Chapman, LLC
43         APP Lakeside Operating, LLC
44         GEM Lobos, LLC
45         BPG Office VI River Park I LP; BPG Office VI River Park II LP
45.01
45.02
46         Canal Street Hotel, L.L.C
47         HEP-Denver, LTD.
48         Ballantyne Resort, LLC and Bissell Hotels 7, LLC
49         Bingham Center LLC
50         Midland Kaufman, L.P., Midland Sylvan, L.P., Midland 256 Rampart, L.P., Midland Haynes Palms, L.P.
50.01
50.02
50.03
50.04
50.05
50.06
51         JGKM Associates LLC
52         Commonwealth Folsom, LLC
53         BPG Office VI Whitehorse LP
54         Rye King Associates LLC
55         NRFC Fort Mill Holdings LLC
56         Bayside Club Hotel LLC
57         Park Building Partners, LLC
58         Montvale LLC
59         BPG Office VI Gravers LP; BPG Office VI Butler Pike, LP; BPG Office VI Electronic Drive, LP; BPG Office VI Baldwin Place,
           LP
59.01
59.02
59.03
59.04
60         SLSS Partners
61         Carwood Skypark, LLC, Sunray Skypark, LLC, Slaught Skypark, LLC, Sunburst Skypark, LLC, Investec Capital Reverse, LLC and
           Investec Capital Skypark, LLC
62         NRFC Milpitas Holdings, LLC
63         Keystone 300 LLC
64         Ellery, LLC
65         Tempe Commerce Investors, LLC
66         Avion Investment Partners, LLC
67         Sunrise Herndon, L.L.C.
68         Berry Town Plaza, LLC
69         West Covina Group Retail, LLC
70         SF ADP, LLC
71         Fair Oaks Fountains, LLC
72         CD Lehigh Valley Executive Campus, L.P. and CD Marcon Associates, L.P.
73         PCSS Partners, LLC
74         CFK, Apex Land Co., LLC
75         Harmony Mill Limited Partnership
76         Brickman Harbor LLC
77         Renaissance Park 176, LLC
78         Pasadena Physicians, LLC
79         Horizon-Larson-Henderson LLC, Horizon-Troffer-Henderson LLC, and Horizon-L&S Family-Henderson LLC
80         Lyons Business Park Dayton, LLC
81         PRDO Retail Investors, LP
82         Place & Plaza LLC
83         Houghton Properties, Ltd.
83.01
83.02
83.03
83.04
84         Laredo Skyline, Ltd.
85         Canyon Terrace Folsom, LLC
86         CIP 840 Owner LLC
87         Shops on Sage Center, LTD.
88         Templetown Rentals, LP
88.01
88.02
88.03
88.04
88.05
88.06
88.07
88.08
88.09
88.10
88.11
88.12
88.13
88.14
88.15
88.16
88.17
88.18
88.19
88.20
88.21
88.22
88.23
88.24
88.25
88.26
88.27
88.28
88.29
88.30
88.31
88.32
88.33
88.34
88.35
88.36
88.37
88.38
88.39
88.40
88.41
88.42
88.43
88.44
88.45
88.46
88.47
88.48
89         SDCC Properties, LLC
90         Southern Highlands Corporate Center, L.L.C.
91         1369 Hyde Ltd.
92         Mira Loma Investors LLC
93         M.O.R. South River, Inc.
94         Rocca Paces, LLC
95         Rome New York Properties, L.L.C., Fayette Town Center, LLC, Topeka Capital Square, L.L.C., and Bedford Boulevard
           Properties, L.L.C.
95.01
95.02
95.03
95.04
96         Abart Properties VII LLC
97         NSS Colorado Boulevard Holdings, LLC
98         Bethel Station Group, LLC
99         Medlock Corners Associates, LLC
100        Westside Meshekoff Family Limited Partnership
101        G2000 Property, Corp.
102        Foothill Village Oaks, Inc.
103        REVA PBC Wesley, LLC, REVA PBC Wesley TIC I, LLC, REVA PBC Wesley TIC 2, LLC, REVA PBC Wesley TIC 3, LLC, REVA RBC Wesley
           TIC 4, LLC, REVA PBC Weslesy TIC 5, LLC and REVA PBC Wesley TIC 6, LLC, Reva Wesley TIC 7, LLC
103.01
103.02
104        EV/L-A D500 LLC
105        Ashley Place, LLC
106        Stockton Plaza Partners, LLC
107        EPT Fresno, Inc. and EPT Manchester, Inc.
108        REVA Fairview, LLC
109        Green Valley Corporate Center A, LLC
110        Vista Palomar Park Partners, L.P.
111        Bergen Village, LLC
112        West Lawrence Street, LLC, ICP-Grand Chute, LLC, and VPAP-Grand Chute, LLC
113        Murray Marketplace Partners, LLC
114        ECM Salem LLC
115        375 Rivertown Investors, LLC
116        Troy Hotel Property, LLC
117        Columbia Plantation Plaza, LLC
118        Glenbrook Lariviera, LLC
119        Gemini Brandon S, LLC
120        H&B IV, LLC
121        Westminster Parkway Center, LLC
122        Westport Mini Storage Norwalk, LLC
123        CH Omaha Hotel Partners, LLC
124        Millroc/Charlotte Owner, LLC
125        15th. & Spruce Building, LLC
126        Castlemill, LLC
127        Liberty Park I, LLC
128        Iowa Hotel Investors, LLC
128.01
128.02
129        Corporate Lakes Office, LLC
130        ACP HRM Investors, LLC
131        Quail Plaza Investors, LLC
132        Canyon Creek Dunhill, LLC
133        Bissell Porter Siskey, LLC
134        P & P West Chester, LLC
135        Houston Structures, LLC
136        Zane Business Center, LLC
137        Roseville Cobblestone Apartments, LLC
138        8142 S. Broadway, LLC
139        1623 North Sheffield, LLC
140        Gordon Newton Associates, L.L.C. and Diamond Newton, L.L.C.
141        442 Civic Center Acquisitions, LLC
142        Wealth Enterprises, LLC
143        821 Grier, LLC; Rains 821 Grier Investment, LLC
144        Chaska Hazeltine Investors LLC
145        Granite Chief, L.L.C., Parish Mesa, L.L.C. and Fazzari Mesa, L.L.C.
146        Sonora Crossroads Properties LLC
147        Joppatowne Acceptance Company, LLC
148        KB2, LLC, and 3003 East 3rd Ave, LLC
149        Piedra Properties, LLC
150        KLC Investment, Inc.
151        C.J.A. Commercial Realty Inc.
152        Festival Eau Claire, LLC, Festival Eau Claire 2, LLC, Festival Eau Claire 3, LLC, Festival Eau Claire 4, LLC, Festival
           Eau Claire 5, LLC, Festival Eau Claire 6, LLC, Festival Eau Claire 7, LLC
153        633 Plymouth Associates, L.P.
154        JPM Holdings II, LLC
154.01
154.02
154.03
155        La Costa Babay, LTD.
156        Westport Baltimore, LLC
157        RPI 2929 Carlisle, LTD.
158        Gordon Centre Drive MAB Associates, L.L.C.
159        5401 California Avenue LLC
160        4476, LLC
161        Chandler Medical Building Investors, LLC
162        Woodridge Management, LLC and 5248 Partners, LLC
163        VARIEL-I, LLC; VARIEL-W, LLC
164        1350 Carlback Avenue, LLC
165        53 Church Hill Road, LLC
166        Framington Plaza Associates, L.P.
167        Laurel Theater Apartment Associates, LLC
168        432 North Franklin Properties, LLC
169        Jai Prabhu, LLC
170        Secure RV Storage, Inc
171        Berkshire Realty Group, LLC
172        1000 Boulders Parkway, L.C.
173        Snowden BE LLC
174        Dryden Service Center Dayton, LLC
175        W/B Pembroke Retail, LTD
176        Prominent Keller Center, LLC
177        A+ Storage Hermitage, L.P.
178        Plaza Five, LLC
179        Mini U Storage Forestville II RE LLC
180        Northside Offices, LLC
181        North Star Income Partners, L.P.
182        9212 Burke, LLC
183        20341 Birch Street, LLC
184        NSS Gold Creek Shopping Center, LLC
185        R & M General Partnership
186        Theoden Assets, LLC
187        Four Boys IV, LLC
188        16275 Woodruff, LLC
189        405 Queen, LLC
190        Stone Valley Drive, LLC
191        Foley Retail Properties, L.L.C.
192        Securlock at Hurst, LTD
193        Atascocita Self Storage, Inc.
194        Mini U Storage Southfield Limited Partnership
195        Woodside Executive Partnership, LLC
196        Novogroder/Summit, LLC
197        1601 Pearl Street, LLC
198        DGSC Shops D Investors, LLC
199        4510 Eastern, LLC
200        Florida City, L.L.C.
201        5301 Longley F, LLC
202        110 Huffaker Lane, LLC

                                                                            Original             Remaining
Control    General         Detailed                           Original      Amortization Term    Amortization Term
Number     Property Type   Property Type                      Balance ($)   (Mos.)               (Mos.)
--------   -------------   --------------------------------   -----------   ------------------   ------------------
1                                                             697,200,000                    0                    0
1.01       Office          General Suburban
1.02       Office          General Suburban
1.03       Office          General Suburban
1.04       Office          General Urban
1.05       Office          General Suburban
1.06       Office          General Urban
1.07       Office          General Suburban
1.08       Office          General Suburban
1.09       Office          General Suburban
1.10       Office          General Suburban
1.11       Office          General Suburban
1.12       Office          General Suburban
1.13       Office          General Suburban
1.14       Office          General Suburban
1.15       Office          General Suburban
1.16       Office          General Suburban
2          Office          General Urban                      550,000,000                    0                    0
3          Office          General Urban                      470,000,000                    0                    0
4                                                             270,375,000                    0                    0
4.01       Office          General Suburban
4.02       Office          General Suburban
4.03       Office          General Suburban
4.04       Office          General Suburban
4.05       Office          General Suburban
4.06       Office          General Suburban
5          Office          General Urban                      265,000,000                    0                    0
6          Other           Ground Lease                       191,250,000                    0                    0
7          Office          General Suburban                   187,250,000                    0                    0
8                                                             186,000,000                  360                  360
8.01       Hospitality     Limited Service
8.02       Hospitality     Limited Service
8.03       Hospitality     Limited Service
8.04       Hospitality     Limited Service
8.05       Hospitality     Limited Service
8.06       Hospitality     Limited Service
8.07       Hospitality     Limited Service
8.08       Hospitality     Limited Service
8.09       Hospitality     Limited Service
8.10       Hospitality     Limited Service
8.11       Hospitality     Limited Service
8.12       Hospitality     Limited Service
8.13       Hospitality     Limited Service
8.14       Hospitality     Limited Service
8.15       Hospitality     Limited Service
8.16       Hospitality     Limited Service
8.17       Hospitality     Limited Service
8.18       Hospitality     Limited Service
8.19       Hospitality     Limited Service
8.20       Hospitality     Limited Service
8.21       Hospitality     Limited Service
8.22       Hospitality     Limited Service
8.23       Hospitality     Limited Service
8.24       Hospitality     Limited Service
8.25       Hospitality     Limited Service
8.26       Hospitality     Limited Service
8.27       Hospitality     Limited Service
8.28       Hospitality     Limited Service
8.29       Hospitality     Limited Service
8.30       Hospitality     Limited Service
8.31       Hospitality     Limited Service
8.32       Hospitality     Limited Service
8.33       Hospitality     Limited Service
8.34       Hospitality     Limited Service
8.35       Hospitality     Limited Service
9          Office          General Urban                      165,000,000                    0                    0
10         Multifamily     Mid-Rise                           160,500,000                  480                  480
11         Office          General Urban                      160,000,000                    0                    0
12         Office          General Urban                      138,613,339                    0                    0
13         Office          General Urban                      135,000,000                    0                    0
14         Office          General Urban                      135,000,000                    0                    0
15         Multifamily     Garden                             129,500,000                    0                    0
16         Office          General Urban                      124,000,000                    0                    0
17         Other           Car Dealership                     120,000,000                    0                    0
18         Retail          Regional Mall                      116,000,000                    0                    0
19                                                            103,500,000                    0                    0
19.01      Office          General Suburban
19.02      Retail          Single Tenant
20                                                             92,730,000                  399                  399
20.01      Retail          Theatre
20.02      Retail          Theatre
20.03      Retail          Theatre
20.04      Retail          Theatre
20.05      Retail          Theatre
20.06      Retail          Theatre
20.07      Retail          Theatre
20.08      Retail          Theatre
20.09      Retail          Theatre
20.10      Retail          Theatre
20.11      Retail          Theatre
21         Office          General Urban                       87,550,000                    0                    0
22         Office          General Urban                       85,000,000                    0                    0
23         Hospitality     Full Service                        80,000,000                  360                  360
24         Mixed Use       Multifamily/Retail                  73,100,000                    0                    0
25         Office          General Urban                       70,000,000                    0                    0
26         Hospitality     Limited Service                     64,000,000                  360                  360
27         Office          General Suburban                    61,500,000                    0                    0
28         Office          General Urban                       57,500,000                    0                    0
29         Office          General Suburban                    40,050,000                    0                    0
30         Office          General Suburban                    16,748,000                    0                    0
31         Office          General Urban                       56,500,000                    0                    0
32         Retail          Power Center / Big Box              55,500,000                    0                    0
33         Office          General Suburban                    55,200,000                    0                    0
34         Office          General Suburban                    55,000,000                    0                    0
35         Office          General Suburban                    31,189,427                  360                  360
36                                                             21,910,573                  360                  360
36.01      Office          General Suburban
36.02      Office          General Suburban
37                                                             52,300,000                    0                    0
37.01      Hospitality     Limited Service
37.02      Hospitality     Limited Service
37.03      Hospitality     Limited Service
37.04      Hospitality     Limited Service
37.05      Hospitality     Limited Service
37.06      Hospitality     Limited Service
38         Office          General Urban                       51,750,000                    0                    0
39                                                             48,500,000                  360                  360
39.01      Hospitality     Full Service
39.02      Hospitality     Limited Service
39.03      Hospitality     Full Service
39.04      Hospitality     Full Service
39.05      Hospitality     Full Service
39.06      Hospitality     Full Service
39.07      Hospitality     Full Service
39.08      Hospitality     Full Service
39.09      Hospitality     Full Service
39.10      Hospitality     Full Service
39.11      Hospitality     Full Service
40         Office          General Urban                       46,000,000                    0                    0
41                                                             44,440,000                    0                    0
41.01      Office          General Suburban
41.02      Office          General Suburban
41.03      Office          General Suburban
41.04      Office          General Suburban
41.05      Office          General Suburban
42         Office          General Suburban                    44,370,000                    0                    0
43         Multifamily     Garden                              43,200,000                  360                  360
44         Hospitality     Full Service                        43,000,000                    0                    0
45                                                             39,200,000                    0                    0
45.01      Office          General Suburban
45.02      Office          General Suburban
46         Hospitality     Full Service                        36,000,000                  360                  360
47         Hospitality     Full Service                        35,800,000                  360                  360
48         Hospitality     Full Service                        35,500,000                    0                    0
49         Office          General Suburban                    35,000,000                  360                  360
50                                                             33,400,000                  360                  360
50.01      Retail          Strip Center
50.02      Retail          Strip Center
50.03      Retail          Strip Center
50.04      Retail          Strip Center
50.05      Retail          Strip Center
50.06      Retail          Strip Center
51         Retail          Anchored                            32,000,000                  664                  659
52         Retail          Anchored                            31,680,000                    0                    0
53         Office          General Suburban                    31,120,000                    0                    0
54         Office          General Suburban                    31,000,000                    0                    0
55         Office          General Suburban                    27,700,000                    0                    0
56         Hospitality     Full Service                        26,500,000                  360                  360
57         Office          General Urban                       26,000,000                  360                  360
58         Office          General Suburban                    25,000,000                    0                    0
59                                                             24,640,000                    0                    0
59.01      Office          General Suburban
59.02      Office          General Suburban
59.03      Office          General Suburban
59.04      Office          General Suburban
60         Self-Storage    General, units/other storage        24,600,000                    0                    0
61         Retail          Anchored                            23,250,000                    0                    0
62         Office          General Suburban                    23,250,000                  300                  296
63         Office          General Suburban                    23,015,000                    0                    0
64         Retail          Anchored                            23,000,000                  360                  360
65         Office          General Suburban                    22,800,000                    0                    0
66         Office          General Suburban                    22,300,000                    0                    0
67         Office          General Suburban                    21,500,000                    0                    0
68         Retail          Anchored                            21,000,000                    0                    0
69         Retail          Anchored                            20,800,000                    0                    0
70         Other           Land                                20,000,000                  360                  358
71         Multifamily     Garden                              19,200,000                    0                    0
72         Office          General Suburban                    18,800,000                    0                    0
73         Self-Storage    Urban, Mid-Rise                     18,800,000                    0                    0
74         Multifamily     Garden                              18,350,000                    0                    0
75         Multifamily     Garden                              18,000,000                    0                    0
76         Office          General Urban                       18,000,000                    0                    0
77         Multifamily     Garden                              18,000,000                    0                    0
78         Office          Medical                             17,840,000                    0                    0
79         Retail          Anchored                            17,600,000                    0                    0
80         Industrial      Warehouse                           17,440,000                  360                  360
81         Retail          Shadow Anchored                     16,600,000                    0                    0
82         Office          General Suburban                    16,250,000                    0                    0
83                                                             16,250,000                  360                  360
83.01      Self-Storage    General, Units Only
83.02      Self-Storage    General, Units Only
83.03      Self-Storage    General, Units Only
83.04      Self-Storage    General, Units Only
84         Hospitality     Full Service                        16,000,000                  360                  360
85         Multifamily     Garden                              16,000,000                    0                    0
86         Office          General Suburban                    15,320,000                    0                    0
87         Retail          Strip Center                        15,280,000                    0                    0
88                                                             15,300,000                  360                  357
88.01      Multifamily     Student Housing
88.02      Multifamily     Student Housing
88.03      Multifamily     Student Housing
88.04      Multifamily     Student Housing
88.05      Multifamily     Student Housing
88.06      Multifamily     Student Housing
88.07      Multifamily     Student Housing
88.08      Multifamily     Student Housing
88.09      Multifamily     Student Housing
88.10      Multifamily     Student Housing
88.11      Multifamily     Student Housing
88.12      Multifamily     Student Housing
88.13      Multifamily     Student Housing
88.14      Multifamily     Student Housing
88.15      Multifamily     Student Housing
88.16      Multifamily     Student Housing
88.17      Mixed Use       Retail/Student Housing
88.18      Multifamily     Student Housing
88.19      Multifamily     Student Housing
88.20      Mixed Use       Retail/Student Housing
88.21      Multifamily     Student Housing
88.22      Multifamily     Student Housing
88.23      Multifamily     Student Housing
88.24      Multifamily     Student Housing
88.25      Multifamily     Student Housing
88.26      Multifamily     Student Housing
88.27      Multifamily     Student Housing
88.28      Multifamily     Student Housing
88.29      Multifamily     Student Housing
88.30      Multifamily     Student Housing
88.31      Multifamily     Student Housing
88.32      Multifamily     Student Housing
88.33      Multifamily     Student Housing
88.34      Multifamily     Student Housing
88.35      Multifamily     Student Housing
88.36      Multifamily     Student Housing
88.37      Multifamily     Student Housing
88.38      Multifamily     Student Housing
88.39      Multifamily     Student Housing
88.40      Multifamily     Student Housing
88.41      Multifamily     Student Housing
88.42      Multifamily     Student Housing
88.43      Multifamily     Student Housing
88.44      Multifamily     Student Housing
88.45      Multifamily     Student Housing
88.46      Multifamily     Student Housing
88.47      Multifamily     Student Housing
88.48      Office          General Urban
89         Office          Medical                             15,225,165                  360                  360
90         Office          General Suburban                    15,000,000                    0                    0
91         Multifamily     Mid-Rise                            15,000,000                    0                    0
92         Retail          Anchored                            14,880,000                    0                    0
93         Retail          Anchored                            14,500,000                    0                    0
94         Multifamily     Mid-Rise                            14,500,000                    0                    0
95                                                             14,500,000                    0                    0
95.01      Retail          Anchored
95.02      Retail          Single Tenant Retail
95.03      Retail          Single Tenant Retail
95.04      Retail          Single Tenant Retail
96         Office          General Suburban                    14,500,000                    0                    0
97         Retail          Shadow Anchored                     14,250,000                    0                    0
98         Retail          Anchored                            14,000,000                    0                    0
99         Retail          Shadow Anchored                     14,000,000                    0                    0
100        Retail          Anchored                            13,200,000                  360                  360
101        Industrial      Warehouse                           13,100,000                    0                    0
102        Retail          Shadow Anchored                     12,600,000                  360                  360
103                                                            12,000,000                  360                  360
103.01     Industrial      Warehouse
103.02     Industrial      Warehouse
104        Other           Marina                              12,000,000                  360                  360
105        Multifamily     Garden                              12,000,000                    0                    0
106        Retail          Anchored                            11,877,000                    0                    0
107        Retail          Single Tenant Retail                11,865,000                  300                  297
108        Industrial      Warehouse                           11,300,000                  360                  360
109        Office          General Suburban                    11,100,000                    0                    0
110        Retail          Unanchored                          11,100,000                  360                  360
111        Retail          Unanchored                          11,000,000                  360                  360
112        Retail          Anchored                            10,760,000                    0                    0
113        Retail          Anchored                            10,720,000                    0                    0
114        Office          General Suburban                    10,664,000                    0                    0
115        Industrial      Warehouse                           10,560,000                    0                    0
116        Hospitality     Limited Service                     10,500,000                    0                    0
117        Retail          Anchored                            10,500,000                    0                    0
118        Retail          Anchored                            10,491,000                    0                    0
119        Retail          Anchored                            10,220,000                  360                  360
120        Multifamily     Garden                              10,000,000                    0                    0
121        Retail          Shadow Anchored                      9,300,000                    0                    0
122        Self-Storage    General, Units Only                  9,300,000                    0                    0
123        Hospitality     Limited Service                      9,100,000                  360                  352
124        Hospitality     Limited Service                      8,700,000                  360                  355
125        Retail          Unanchored                           8,600,000                  360                  360
126        Office          Medical                              8,600,000                    0                    0
127        Office          General Suburban                     8,600,000                    0                    0
128                                                             8,525,000                  360                  360
128.01     Hospitality     Limited Service
128.02     Hospitality     Limited Service
129        Office          General Suburban                     8,500,000                    0                    0
130        Retail          Shadow Anchored                      8,350,000                    0                    0
131        Retail          Shadow Anchored                      8,160,000                    0                    0
132        Retail          Unanchored                           8,100,000                  360                  360
133        Office          General Urban                        7,900,000                    0                    0
134        Retail          Single Tenant Retail                 7,900,000                  300                  296
135        Retail          Anchored                             7,760,000                    0                    0
136        Industrial      Industrial / Warehouse w/ Office     7,700,000                  360                  360
137        Multifamily     Garden                               7,500,000                    0                    0
138        Multifamily     Garden                               7,400,000                  360                  360
139        Retail          Single Tenant                        7,280,000                  360                  360
140        Office          Medical                              7,200,000                  360                  360
141        Office          General Suburban                     7,200,000                  360                  360
142        Retail          Shadow Anchored                      7,150,000                    0                    0
143        Industrial      Office/Industrial                    7,100,000                  360                  357
144        Industrial      Industrial/Office                    7,030,000                    0                    0
145        Office          General Suburban                     7,000,000                  360                  360
146        Retail          Anchored                             7,000,000                    0                    0
147        Retail          Anchored                             7,000,000                  360                  358
148        Office          General Suburban                     6,850,000                  360                  360
149        Office          General Suburban                     6,850,000                  360                  360
150        Retail          Shadow Anchored                      4,100,000                    0                    0
151        Retail          Unanchored                           2,625,000                    0                    0
152        Retail          Single Tenant Retail                 6,712,000                  360                  360
153        Office          General Suburban                     6,600,000                  360                  360
154                                                             6,440,000                  360                  360
154.01     Office          General Suburban
154.02     Office          General Suburban
154.03     Office          General Suburban
155        Multifamily     Garden                               6,250,000                  360                  360
156        Self-Storage    Urban, Low-Rise                      6,200,000                    0                    0
157        Office          General Urban                        6,100,000                    0                    0
158        Office          Medical                              6,000,000                  360                  360
159        Office          General Suburban                     6,000,000                  360                  360
160        Office          General Suburban                     5,900,000                  360                  360
161        Office          Medical                              5,865,600                  360                  360
162        Retail          Anchored                             5,850,000                    0                    0
163        Multifamily     Garden                               5,650,000                    0                    0
164        Office          General Suburban                     5,500,000                  360                  360
165        Industrial      Industrial / Warehouse w/ Office     5,500,000                  360                  360
166        Retail          Strip Center                         5,460,000                    0                    0
167        Multifamily     Garden                               5,350,000                  360                  360
168        Office          General Urban                        5,352,000                  360                  359
169        Hospitality     Limited Service                      5,250,000                  300                  296
170        Self-Storage    Other - Self-Storage                 5,000,000                  360                  360
171        Office          General Urban                        4,800,000                  360                  360
172        Office          Medical                              4,800,000                  360                  360
173        Retail          Shadow Anchored                      4,700,000                  360                  360
174        Industrial      Warehouse                            4,560,000                  360                  360
175        Retail          Anchored                             4,500,000                    0                    0
176        Office          General Suburban                     4,440,000                  360                  356
177        Self-Storage    General, units/other storage         4,400,000                  360                  360
178        Retail          Unanchored                           4,250,000                  360                  360
179        Self-Storage    General, Units Only                  4,200,000                  360                  360
180        Office          General Suburban                     4,100,000                  360                  360
181        Retail          Shadow Anchored                      4,040,000                  360                  360
182        Multifamily     Mid-Rise                             4,000,000                  360                  360
183        Office          General Suburban                     3,900,000                    0                    0
184        Retail          Shadow Anchored                      3,837,000                    0                    0
185        Retail          Shadow Anchored                      3,800,000                    0                    0
186        Retail          Shadow Anchored                      3,655,000                    0                    0
187        Office          General Suburban                     3,600,000                  360                  360
188        Multifamily     Mid-Rise                             3,600,000                  360                  360
189        Retail          Strip Center                         3,575,000                    0                    0
190        Office          General Suburban                     3,500,000                  360                  360
191        Retail          Shadow Anchored                      3,450,000                  360                  360
192        Self-Storage    General, Units Only                  3,400,000                  360                  360
193        Self-Storage    General, units/other storage         3,300,000                  360                  360
194        Self-Storage    General, Units Only                  3,000,000                  360                  360
195        Office          General Suburban                     2,975,000                  360                  354
196        Retail          Single Tenant Retail                 2,925,000                  360                  356
197        Retail          Unanchored                           2,800,000                  360                  360
198        Retail          Shadow Anchored                      2,680,000                    0                    0
199        Office          General Suburban                     1,940,000                  360                  360
200        Retail          Shadow Anchored                      1,900,000                    0                    0
201        Industrial      Warehouse                            1,800,000                    0                    0
202        Office          General Suburban                     1,310,000                  360                  360

                                                               Upfront Actual   Monthly Actual
Control                                   Upfront Actual       Replacement      Replacement      Upfront
Number     Guarantor   Letter of Credit   Repair Reserve ($)   Reserves ($)     Reserves ($)     TI / LC ($)
--------   ---------   ----------------   ------------------   --------------   --------------   -----------
1          Yes         No                                  0                0           64,961             0
1.01
1.02
1.03
1.04
1.05
1.06
1.07
1.08
1.09
1.10
1.11
1.12
1.13
1.14
1.15
1.16
2          Yes                                             0                0           30,015     9,600,000
3          Yes                                             0                0           22,164    12,130,000
4          Yes                                             0       13,300,000                0             0
4.01
4.02
4.03
4.04
4.05
4.06
5          Yes                                             0                0            8,790     6,196,120
6          Yes         Yes                                 0                0                0             0
7          Yes                                             0                0                0             0
8          Yes                                             0                0          182,400             0
8.01
8.02
8.03
8.04
8.05
8.06
8.07
8.08
8.09
8.10
8.11
8.12
8.13
8.14
8.15
8.16
8.17
8.18
8.19
8.20
8.21
8.22
8.23
8.24
8.25
8.26
8.27
8.28
8.29
8.30
8.31
8.32
8.33
8.34
8.35
9          Yes                                             0                0            9,430     4,070,000
10         Yes                                     3,145,000       12,027,972                0             0
11         Yes                                             0        6,970,000                0    13,543,000
12         Yes                                             0          964,000                0       501,909
13         Yes                                             0        8,000,000                0     3,500,000
14         Yes                                             0        2,500,000            8,800     4,641,890
15         Yes         Yes                           275,000                0                0             0
16         Yes                                             0          160,000            2,740     1,850,000
17         Yes         No                                  0                0                0             0
18         Yes                                             0                0                0             0
19         Yes                                             0                0            5,331     3,880,000
19.01
19.02
20         Yes                                             0                0                0             0
20.01
20.02
20.03
20.04
20.05
20.06
20.07
20.08
20.09
20.10
20.11
21         Yes         Yes                                 0                0                0     1,500,000
22         Yes         Yes                                 0          300,000            6,424     3,140,000
23         Yes                                             0                0                0             0
24         Yes                                             0                0            2,495       756,525
25         Yes         Yes                                 0                0            8,304     5,305,452
26         Yes                                             0                0                0             0
27         Yes         No                                  0        2,000,000                0             0
28         Yes                                       169,000            7,945            7,945     3,600,000
29         Yes                                             0                0                0             0
30         Yes                                             0                0                0             0
31         Yes                                        23,350          117,600            3,300       498,718
32         Yes         No                                  0                0                0             0
33         Yes                                        30,000            6,575            6,575     3,243,696
34         Yes                                             0                0            3,490     4,900,000
35         Yes                                             0                0            3,719             0
36         Yes         Yes                                 0                0            5,768       900,000
36.01
36.02
37         Yes                                       208,625                0                0             0
37.01
37.02
37.03
37.04
37.05
37.06
38         Yes         No                                  0          505,375            5,375     1,500,000
39         Yes                                             0                0                0             0
39.01
39.02
39.03
39.04
39.05
39.06
39.07
39.08
39.09
39.10
39.11
40         Yes         No                                  0                0                0             0
41         Yes                                             0          250,000            2,568       650,000
41.01
41.02
41.03
41.04
41.05
42         Yes                                             0                0            2,621     4,800,000
43         Yes                                             0            9,604            9,604             0
44         Yes                                        19,250                0           82,737             0
45         Yes                                        14,638            4,032            4,032     2,000,000
45.01
45.02
46         Yes                                             0                0           38,321             0
47         Yes         No                                  0                0           36,841             0
48         Yes         No                                  0                0                0             0
49         Yes         No                                  0                0                0     1,500,000
50         Yes                                             0                0            3,030        29,960
50.01
50.02
50.03
50.04
50.05
50.06
51         Yes                                             0                0            1,745     1,562,342
52         Yes                                             0                0            1,766             0
53         Yes                                         6,020            5,552            5,552     2,000,000
54         Yes                                             0                0            3,276     1,220,000
55         Yes                                             0                0                0             0
56         Yes                                             0        1,193,439           25,982             0
57         Yes         Yes                                 0            1,707            1,707             0
58         Yes         No                                  0                0                0             0
59         Yes                                         8,916            3,891            3,891     1,752,687
59.01
59.02
59.03
59.04
60         Yes                                             0           60,000                0             0
61         Yes         No                                  0                0                0             0
62         Yes                                             0                0                0             0
63         Yes                                             0                0            1,270             0
64         Yes         No                                  0                0                0             0
65         Yes                                             0                0            2,004       832,698
66         Yes         Yes                                 0                0            1,931     1,195,110
67         Yes         Yes                                 0                0            1,682       500,000
68         Yes                                             0                0            1,243             0
69         Yes         No                                  0            1,979            1,979     1,200,000
70         Yes                                             0                0                0             0
71         Yes                                             0                0              270             0
72         Yes         No                                  0            4,309            4,309       250,000
73         Yes                                             0           60,000                0             0
74         Yes         No                                  0                0                0             0
75         Yes         No                                  0           12,813           12,813             0
76         Yes                                             0                0            1,770             0
77         Yes                                             0                0            3,667             0
78         Yes         No                                  0              412              412             0
79         Yes         No                                  0              793              793         8,750
80         Yes                                        13,650                0                0       174,400
81         Yes         No                                  0                0                0             0
82         Yes         No                                  0                0                0             0
83         Yes                                             0                0            1,963             0
83.01
83.02
83.03
83.04
84         Yes         No                                  0           10,964           10,964             0
85         Yes                                       109,375                0            4,167             0
86         Yes                                             0                0              756             0
87         Yes                                             0                0              424       175,000
88         Yes                                        87,313            3,885            3,885             0
88.01
88.02
88.03
88.04
88.05
88.06
88.07
88.08
88.09
88.10
88.11
88.12
88.13
88.14
88.15
88.16
88.17
88.18
88.19
88.20
88.21
88.22
88.23
88.24
88.25
88.26
88.27
88.28
88.29
88.30
88.31
88.32
88.33
88.34
88.35
88.36
88.37
88.38
88.39
88.40
88.41
88.42
88.43
88.44
88.45
88.46
88.47
88.48
89         Yes         Yes                                 0              540              540             0
90         Yes         No                                  0                0                0             0
91         Yes         No                                  0                0                0             0
92         Yes         No                             60,000            4,288            4,288             0
93         Yes         No                                  0            2,657            2,657             0
94         Yes         No                                  0            1,793            1,793             0
95         Yes         No                                  0                0                0             0
95.01
95.02
95.03
95.04
96         Yes         No                                  0              572              572       350,000
97         Yes         No                                  0                0                0             0
98         Yes         No                                  0                0                0             0
99         Yes         No                                  0            2,568            2,568         2,990
100        Yes         No                                  0            5,914            5,914             0
101        Yes                                             0           60,000                0             0
102        Yes         No                                  0              542              542             0
103        Yes                                           625                0            1,602       100,000
103.01
103.02
104        Yes                                       238,875          513,226            6,567             0
105        Yes                                             0                0            4,000             0
106        Yes                                             0                0            1,658             0
107        Yes         No                                  0                0                0             0
108        Yes                                        60,000                0            2,263       240,000
109        Yes         No                                  0                0                0             0
110        Yes         No                                  0                0                0             0
111        Yes         No                                  0              595              595             0
112        Yes         No                                  0                0                0             0
113        Yes                                             0                0            1,055             0
114        Yes                                             0                0            1,133             0
115        Yes                                         6,250                0            2,556       100,000
116        Yes         No                                  0           14,262           14,262             0
117        Yes         No                                  0                0                0             0
118        Yes                                             0                0              865             0
119        Yes                                             0                0              646             0
120        Yes         No                                  0                0                0             0
121        Yes         No                                  0              326              326         8,571
122        Yes                                             0                0            1,136             0
123        Yes                                        11,650                0           10,222             0
124        Yes                                       674,550                0            9,815             0
125        Yes         No                                  0              163              163             0
126        Yes         No                                  0              342              342             0
127        Yes         No                                  0              549              549             0
128        Yes                                             0                0           10,558             0
128.01
128.02
129        Yes         No                                  0                0                0             0
130        Yes         No                             21,400                0                0             0
131        Yes         No                                  0                0                0             0
132        Yes         No                             20,514              478              478             0
133        Yes         No                                  0                0                0             0
134        Yes         No                                  0                0                0             0
135        Yes         No                                  0            1,281            1,281             0
136        Yes         No                                  0            1,234            1,234         8,333
137        Yes                                         1,875                0            1,917             0
138        Yes                                        16,438                0            1,708             0
139        Yes                                             0                0              273             0
140        Yes         No                                  0              447              447         2,518
141        Yes         Yes                            80,000              549              549             0
142        Yes         No                                  0              352              352             0
143        Yes                                             0              372              372       446,310
144        Yes                                             0                0                0             0
145        Yes         No                                  0              276              276           620
146        Yes         No                            220,000           30,000                0        70,000
147        Yes         No                                  0            2,901            2,901         9,954
148        Yes         Yes                                 0              189              189             0
149        Yes         No                                  0                0                0        75,000
150        Yes         No                                  0              208              208         1,667
151        Yes         No                              2,750              329              329         1,250
152        Yes         No                                  0              623              623             0
153        Yes         No                                  0              250              250         1,042
154        Yes         No                                  0            1,723            1,723         4,167
154.01
154.02
154.03
155        Yes                                        11,250                0            4,250             0
156        Yes                                       100,000                0              882             0
157        Yes         No                              7,825              498              498             0
158        Yes         No                                  0              339              339         1,897
159        Yes                                             0                0              551             0
160        Yes         No                                  0                0                0             0
161        Yes         No                                  0              281              281             0
162        Yes         No                                  0              475              475             0
163        Yes                                         3,500                0            1,500             0
164        Yes         No                                  0                0                0             0
165        Yes         No                                  0            1,150            1,150         2,083
166        Yes                                         3,375                0            1,295             0
167        Yes         No                                  0              726              726             0
168        Yes         No                                  0              553              553         3,500
169        Yes                                         5,000          300,000            6,153             0
170        Yes                                             0                0            2,143             0
171        Yes         No                                  0            1,458            1,458             0
172        Yes         No                                  0              671              671         1,500
173        Yes         No                                  0                0                0             0
174        Yes                                        18,375                0                0        49,100
175        Yes         Yes                                 0                0              625       540,000
176        Yes         No                                  0                0                0             0
177        Yes         Yes                                 0                0              602             0
178        Yes         No                                  0                0                0           833
179        Yes                                             0                0                0             0
180        Yes         Yes                                 0                0                0         1,042
181        Yes         No                             39,063              904              904         3,417
182        Yes                                        35,450           25,000              938             0
183        Yes         No                                  0              162              162             0
184        Yes         No                                  0                0                0             0
185        Yes         No                                  0              170              170           660
186        Yes         No                                  0               97               97           833
187        Yes         No                                  0              140              140             0
188        Yes                                         2,063                0              708             0
189        Yes                                         1,250                0              740             0
190        Yes         Yes                                 0            4,145                0        24,880
191        Yes         No                                  0            7,077                0        67,500
192        Yes                                             0                0              467             0
193        Yes                                             0              970              970             0
194        Yes                                             0                0                0             0
195        Yes                                             0            2,577              859       100,000
196        Yes         No                                  0                0                0             0
197        Yes         No                                  0               96               96             0
198        Yes         No                                  0                0                0        50,000
199        Yes                                             0            3,453                0        38,928
200        Yes         No                                  0              117              117             0
201        Yes                                             0            3,804                0        38,696
202        Yes                                             0            1,344                0         9,642

                                          Monthly
Control    Monthly       Monthly          Insurance    Grace Period
Number     TI / LC ($)   Tax Escrow ($)   Escrow ($)   Late Fee
--------   -----------   --------------   ----------   ------------------------------------------
1                    0          585,593      112,521   0
1.01
1.02
1.03
1.04
1.05
1.06
1.07
1.08
1.09
1.10
1.11
1.12
1.13
1.14
1.15
1.16
2                    0          364,912      135,582   0
3              110,818          628,170      136,661   0
4                    0          264,649       32,939   0
4.01
4.02
4.03
4.04
4.05
4.06
5               22,500          108,500       12,270   0
6                    0                0            0   3 days grace twice per twelve month period
7                    0          899,234       34,752   0
8                    0          175,000            0   0
8.01
8.02
8.03
8.04
8.05
8.06
8.07
8.08
8.09
8.10
8.11
8.12
8.13
8.14
8.15
8.16
8.17
8.18
8.19
8.20
8.21
8.22
8.23
8.24
8.25
8.26
8.27
8.28
8.29
8.30
8.31
8.32
8.33
8.34
8.35
9                    0          233,837       53,133   0
10                   0          104,807       47,208   0
11                   0          125,048       11,195   0
12                   0          274,000       13,000   0
13                   0          133,334        7,718   0
14                   0          148,000       16,702   0
15                   0          237,398       26,957   0
16                   0           49,700        2,420   5
17                   0                0            0   0
18                   0                0            0   5
19                   0           76,672       28,690   0
19.01
19.02
20                   0                0            0   0
20.01
20.02
20.03
20.04
20.05
20.06
20.07
20.08
20.09
20.10
20.11
21                   0          344,578            0   0
22                   0          130,227       10,400   0
23                   0           43,964            0   0
24               3,308           29,775       16,015   0
25                   0           86,662        8,169   0
26                   0                0            0   0
27                   0          158,891       12,504   0
28                   0          220,418       14,908   0
29                   0          109,080        8,878   0
30                   0           89,533        4,905   0
31              10,100           91,600        3,040   0
32                   0                0            0   0
33                   0            2,388        5,633   0
34                   0           64,303       19,227   0
35              23,214          123,717        4,238   0
36              28,841           79,173        6,832   0
36.01
36.02
37                   0           48,819       18,649   3
37.01
37.02
37.03
37.04
37.05
37.06
38                   0          118,400        8,270   0
39                   0          109,000       85,000   0
39.01
39.02
39.03
39.04
39.05
39.06
39.07
39.08
39.09
39.10
39.11
40                   0           40,301            0   0
41              12,838           15,490        3,684   0
41.01
41.02
41.03
41.04
41.05
42                   0           38,989       12,299   0
43                   0           29,926        9,747   0
44                   0           36,333        5,739   0
45                   0           10,371        3,499   0
45.01
45.02
46                   0           36,154            0   0
47                   0           19,313        7,890   0
48                   0                0            0   15
49                   0           70,577        6,241   5
50               7,071           40,616        8,491   5
50.01
50.02
50.03
50.04
50.05
50.06
51               4,072           17,500        6,235   0
52               5,888           34,270        1,420   0
53                   0           54,791        2,174   0
54                   0           53,200        5,005   0
55                   0                0            0   0
56                   0            7,535        6,949   0
57                   0           16,471        2,646   15
58                   0                0            0   5
59                   0           44,296        2,818   0
59.01
59.02
59.03
59.04
60                   0            3,457        8,002   0
61                   0           17,965        3,337   0
62              15,040                0            0   0
63               6,349           16,519        1,665   0
64                   0            3,868        2,868   5 days grace once per twelve month period
65                   0           28,885        2,231   0
66                   0           20,562        1,834   0
67                   0           17,984        1,627   0
68               2,299           13,375        4,016   0
69                   0           25,559        1,683   0
70                   0                0            0   0
71                   0           18,388        4,133   0
72                   0           23,470        3,709   0
73                   0            9,439        5,849   0
74                   0           15,588        4,692   15
75                   0           16,977       24,988   0
76                   0           10,122        3,849   0
77                   0           13,051        2,785   0
78                   0            2,712        2,268   0
79               8,750           11,036        1,635   0
80                   0           27,302        1,904   0
81                   0           14,960          892   0
82                   0           32,401        2,609   5
83                   0           25,174        1,801   0
83.01
83.02
83.03
83.04
84                   0           37,128        6,567   0
85                   0           16,641        3,179   0
86               3,780            7,061        1,142   0
87               3,819           27,948          872   0
88                   0            2,685        8,492   0
88.01
88.02
88.03
88.04
88.05
88.06
88.07
88.08
88.09
88.10
88.11
88.12
88.13
88.14
88.15
88.16
88.17
88.18
88.19
88.20
88.21
88.22
88.23
88.24
88.25
88.26
88.27
88.28
88.29
88.30
88.31
88.32
88.33
88.34
88.35
88.36
88.37
88.38
88.39
88.40
88.41
88.42
88.43
88.44
88.45
88.46
88.47
88.48
89                   0           16,477        2,601   0
90                   0                0            0   5
91                   0                0            0   0
92                   0           10,768        1,897   0
93                   0           15,903        1,458   0
94                   0           21,475        3,463   5
95                   0                0            0   0
95.01
95.02
95.03
95.04
96                   0           17,688        1,730   0
97                   0           12,339        1,317   5
98                   0           23,714        2,266   0
99               2,990           14,063        1,405   0
100              2,292            5,611        2,517   0
101                  0           11,977        4,024   0
102                  0           10,890            0   0
103              8,333           11,802        3,401   0
103.01
103.02
104                  0            8,146        7,613   0
105                  0           19,304            0   0
106              5,526           14,490          695   0
107                  0                0            0   5
108              8,333           10,812        3,650   0
109                  0                0            0   5
110                  0            7,317        1,557   0
111                  0           20,032        1,040   0
112                  0           14,193        1,155   5
113              2,637            7,893        1,188   0
114                  0                0            0   0
115              3,679           24,174        1,681   0
116                  0           16,292            0   0
117                  0                0            0   0
118              2,885           11,775        1,250   0
119                646            2,283        3,194   0
120                  0           11,027        2,246   0
121              8,571           18,657          851   0
122                  0            9,300        1,338   5
123                  0            9,583        3,093   0
124                  0            6,300            0   0
125                  0           15,322          640   0
126                  0                0            0   15
127                  0            5,640          979   0
128                  0           12,852        2,693   0
128.01
128.02
129                  0           12,528        1,116   0
130                  0           16,240          981   0
131                  0            3,537          322   0
132                  0           17,356        1,108   0
133                  0                0            0   15
134                  0           18,477        1,043   0
135                  0           12,179        1,967   0
136              8,333                0            0   0
137                  0            6,580        1,840   0
138                  0            7,849        1,288   0
139                  0           11,319          547   0
140              2,518           12,184          865   0
141                  0            7,096          962   0
142                  0            8,897        1,657   0
143                  0            3,457        1,049   0
144                  0                0            0   0
145                620            7,070          592   0
146                  0            8,000        1,288   0
147              9,954            4,130            0   0
148                  0            5,208          985   0
149                  0           20,086          479   0
150              1,667            5,936        6,122   0
151              1,250           10,802        2,000   0
152                  0                0            0   5
153              1,042            4,276          848   0
154              4,167           13,014          860   0
154.01
154.02
154.03
155                  0           15,180        4,179   0
156                  0            1,981          916   5
157                  0            9,286        1,182   0
158              1,897            6,656          725   0
159              3,443            3,246          455   0
160                  0            8,075        1,132   5
161                  0            7,811          665   0
162                  0            5,891          507   0
163                  0            6,967        1,425   0
164                  0                0            0   0
165              2,083            6,594          579   5
166                  0                0            0   0
167                  0            8,387        1,151   5
168              3,500            1,241        1,086   5
169                  0            3,402        2,248   15
170                  0            5,209          836   0
171                  0            7,085        1,525   0
172              1,500            3,053          300   7
173                  0            5,658          340   0
174                  0            6,787          551   0
175                  0           11,650        4,189   0
176                  0                0            0   0
177                  0            3,426          964   0
178                833            1,887          510   5
179                  0            2,627          376   0
180              1,042            1,076          774   5
181              3,417            8,911          775   0
182                  0            4,750          924   0
183                  0            5,504          446   0
184                  0            5,368          563   5
185                660            1,785          363   0
186                833            2,798          532   0
187                  0            4,097          767   0
188                  0            3,060          730   0
189                  0            4,007          524   0
190                  0            2,236            0   0
191                  0            1,136        1,477   0
192                  0            4,811          433   0
193                  0            4,859        1,234   0
194                  0            6,508          566   0
195              2,956            1,602          517   0
196                  0                0            0   0
197                  0            4,365          396   0
198                  0                0            0   0
199                  0            1,071            0   0
200                  0            5,222        3,328   0
201                  0            1,316            0   0
202                  0              664            0   0

Control    Grace Period                                      Environmental   O&M                  Cash
Number     Default                                           Insurance       Required   Lockbox   Management
--------   -----------------------------------------------   -------------   --------   -------   ----------
1          0                                                                            Hard      In Place
1.01                                                                         Yes
1.02
1.03                                                                         Yes
1.04
1.05
1.06                                                                         Yes
1.07
1.08                                                                         Yes
1.09
1.10
1.11                                                                         Yes
1.12
1.13
1.14                                                                         Yes
1.15
1.16
2          0                                                                            Hard      In Place
3          0                                                                            Hard      Springing
4          0                                                                            Hard      Springing
4.01
4.02                                                                         Yes
4.03                                                                         Yes
4.04                                                                         Yes
4.05                                                                         Yes
4.06                                                                         Yes
5          0                                                                 Yes        Hard      Springing
6          0                                                                 Yes        Hard      In Place
7          0                                                                 Yes        Hard      Springing
8          0                                                                            Hard      In Place
8.01
8.02
8.03
8.04
8.05
8.06
8.07
8.08
8.09
8.10
8.11
8.12
8.13
8.14
8.15
8.16
8.17                                                                         Yes
8.18
8.19
8.20
8.21
8.22
8.23
8.24
8.25
8.26
8.27
8.28
8.29
8.30
8.31
8.32
8.33
8.34
8.35
9          0                                                                            Hard      Springing
10         0                                                                            Soft      Springing
11         0                                                                 Yes        Hard      In Place
12         0                                                                            Hard      In Place
13         0                                                                 Yes        Hard      Springing
14         0                                                                 Yes        Hard      Springing
15         0                                                                 Yes        Hard      In Place
16         0                                                                            Hard      In Place
17         0                                                                            Hard      In Place
18         5                                                                            Hard      Springing
19         0                                                                            Hard      Springing
19.01
19.02
20         0                                                                            Hard      In Place
20.01
20.02
20.03
20.04
20.05
20.06
20.07
20.08
20.09
20.10
20.11
21         0                                                                 Yes        Hard      In Place
22         0                                                                            Hard      Springing
23         0                                                                            Hard      Springing
24         0                                                                            Soft      Springing
25         0                                                                            Hard      Springing
26         0                                                                            Hard      In Place
27         0                                                                 Yes        Hard      In Place
28         0                                                                 Yes        Hard      Springing
29         0                                                                            Hard      Springing
30         0                                                                 Yes        Hard      Springing
31         0                                                                 Yes        Hard      Springing
32         0                                                                            Hard      In Place
33         0                                                                            Hard      Springing
34         0                                                                            Hard      Springing
35         0                                                                            Hard      Springing
36         0                                                                            Hard      Springing
36.01                                                                        Yes
36.02
37         0                                                                            Hard      Springing
37.01
37.02
37.03
37.04
37.05
37.06
38         0                                                                 Yes        Hard      In Place
39         0                                                                            Hard      Springing
39.01                                                                        Yes
39.02
39.03
39.04
39.05
39.06
39.07
39.08
39.09
39.10
39.11                                                                        Yes
40         0                                                                            No        NAP
41         0                                                                            Soft      In Place
41.01
41.02
41.03
41.04
41.05
42         0                                                                 Yes        Hard      Springing
43         0                                                                            Soft      In Place
44         0                                                                            Hard      Springing
45         0                                                                            Hard      Springing
45.01
45.02
46         0                                                                            Hard      Springing
47         0                                                                            Hard      In Place
48         5 days grace only once per twelve month period                               No        NAP
49         5                                                                            Hard      Springing
50         0                                                                            Hard      Springing
50.01
50.02
50.03
50.04
50.05
50.06
51         0                                                                 Yes        Hard      Springing
52         0                                                                            Hard      Springing
53         0                                                                            Hard      Springing
54         0                                                                 Yes        Hard      Springing
55         0                                                                            Hard      In Place
56         0                                                                            Hard      Springing
57         0                                                                            No        NAP
58         5                                                                            No        NAP
59         0                                                                            Hard      Springing
59.01
59.02
59.03
59.04
60         0                                                                            Soft      Springing
61         1 day grace only once per calendar year           Yes                        No        NAP
62         0                                                                            Hard      Springing
63         0                                                                            No        NAP
64         0                                                                            No        NAP
65         0                                                                            Hard      Springing
66         0                                                                            Hard      Springing
67         0                                                                            Hard      Springing
68         0                                                                            No        NAP
69         0                                                                            No        NAP
70         0                                                                            No        NAP
71         0                                                                 Yes        Soft      In Place
72         0                                                                            No        NAP
73         0                                                                            Soft      Springing
74         0                                                                            No        NAP
75         0                                                                 Yes        No        NAP
76         0                                                                 Yes        Hard      Springing
77         0                                                                 Yes        Soft      Springing
78         0                                                                            No        NAP
79         0                                                                            No        NAP
80         0                                                                            Hard      Springing
81         0                                                                            No        NAP
82         5                                                                            No        NAP
83         0                                                                            Soft      Springing
83.01
83.02
83.03
83.04
84         0                                                                            No        NAP
85         0                                                                            Soft      Springing
86         0                                                                            Hard      Springing
87         0                                                                            Hard      Springing
88         0                                                                            Soft      Springing
88.01                                                                        Yes
88.02                                                                        Yes
88.03                                                                        Yes
88.04                                                                        Yes
88.05                                                                        Yes
88.06                                                                        Yes
88.07                                                                        Yes
88.08                                                                        Yes
88.09                                                                        Yes
88.10                                                                        Yes
88.11                                                                        Yes
88.12                                                                        Yes
88.13                                                                        Yes
88.14                                                                        Yes
88.15                                                                        Yes
88.16                                                                        Yes
88.17                                                                        Yes
88.18                                                                        Yes
88.19                                                                        Yes
88.20                                                                        Yes
88.21                                                                        Yes
88.22                                                                        Yes
88.23                                                                        Yes
88.24                                                                        Yes
88.25                                                                        Yes
88.26                                                                        Yes
88.27                                                                        Yes
88.28                                                                        Yes
88.29                                                                        Yes
88.30                                                                        Yes
88.31                                                                        Yes
88.32                                                                        Yes
88.33                                                                        Yes
88.34                                                                        Yes
88.35                                                                        Yes
88.36                                                                        Yes
88.37                                                                        Yes
88.38                                                                        Yes
88.39                                                                        Yes
88.40                                                                        Yes
88.41                                                                        Yes
88.42                                                                        Yes
88.43                                                                        Yes
88.44                                                                        Yes
88.45                                                                        Yes
88.46                                                                        Yes
88.47                                                                        Yes
88.48                                                                        Yes
89         0                                                                            No        NAP
90         0                                                                            No        NAP
91         0                                                                 Yes        No        NAP
92         0                                                                            No        NAP
93         0                                                                            No        NAP
94         5                                                                            No        NAP
95         5 days grace only once per calendar year                                     No        NAP
95.01
95.02
95.03
95.04
96         0                                                                            No        NAP
97         5                                                                            No        NAP
98         0                                                                            No        NAP
99         0                                                                            No        NAP
100        0                                                                            No        NAP
101        0                                                                            Soft      Springing
102        0                                                                            No        NAP
103        0                                                                            No        NAP
103.01                                                                       Yes
103.02                                                                       Yes
104        0                                                                            Soft      Springing
105        0                                                                            No        NAP
106        0                                                                            Hard      Springing
107        5                                                                            No        NAP
108        0                                                                            No        NAP
109        5                                                                            No        NAP
110        0                                                                            No        NAP
111        0                                                                            No        NAP
112        5                                                                            No        NAP
113        0                                                                            Hard      Springing
114                                                     10                              Hard      Springing
115        0                                                                            Hard      Springing
116        0                                                                            No        NAP
117        0                                                                            No        NAP
118        0                                                                            Hard      Springing
119        0                                                                            Hard      Springing
120        0                                                                            No        NAP
121        0                                                                            No        NAP
122        0                                                                            No        NAP
123        0                                                                            Hard      Springing
124        0                                                                            No        NAP
125        0                                                                            No        NAP
126        0                                                                            No        NAP
127        0                                                                            No        NAP
128        0                                                                            No        NAP
128.01
128.02
129        0                                                                            No        NAP
130        0                                                                            No        NAP
131        0                                                                            No        NAP
132        5 days grace only once per calendar year                                     No        NAP
133        5 days grace only once per twelve month period                               No        NAP
134        0                                                 Yes                        No        NAP
135        0                                                                            No        NAP
136        0                                                                            No        NAP
137        0                                                                            Soft      Springing
138        0                                                                            Soft      Springing
139        0                                                                            No        NAP
140        0                                                                            No        NAP
141        0                                                                            Hard      Springing
142        0                                                                 Yes        No        NAP
143        0                                                                            Hard      Springing
144        0                                                                 Yes        Hard      In Place
145        0                                                                            No        NAP
146        0                                                                 Yes        No        NAP
147        0                                                                            No        NAP
148        0                                                                            No        NAP
149        0                                                                            No        NAP
150        0                                                                            No        NAP
151        0                                                                            No        NAP
152        5                                                                            No        NAP
153        0                                                                            No        NAP
154        0                                                                            No        NAP
154.01
154.02
154.03
155        0                                                                 Yes        No        NAP
156        0                                                                            Soft      Springing
157        0                                                                 Yes        No        NAP
158        0                                                                            No        NAP
159        0                                                                 Yes        Hard      Springing
160        5                                                                            No        NAP
161        5                                                                            No        NAP
162        0                                                                            No        NAP
163        0                                                                            Soft      Springing
164        0                                                                            No        NAP
165        5                                                                            No        NAP
166        0                                                                 Yes        Hard      Springing
167        5                                                                            No        NAP
168        5                                                                 Yes        No        NAP
169        0                                                                            No        NAP
170        0                                                                            Soft      Springing
171        0                                                                            No        NAP
172        0                                                                            No        NAP
173        0                                                                            No        NAP
174        0                                                                            Hard      Springing
175        0                                                                            No        NAP
176        0                                                                            No        NAP
177        0                                                                            No        NAP
178        5                                                                            No        NAP
179        0                                                                            No        NAP
180        5                                                                            No        NAP
181        0                                                                            No        NAP
182        0                                                                            Soft      Springing
183        0                                                                            No        NAP
184        5                                                                            No        NAP
185        0                                                                            No        NAP
186        0                                                                            No        NAP
187        0                                                                            No        NAP
188        0                                                                            Soft      Springing
189        0                                                                            Hard      Springing
190        0                                                                            No        NAP
191        0                                                                            No        NAP
192        0                                                                            No        NAP
193        0                                                                            No        NAP
194        0                                                                            No        NAP
195        0                                                                            No        NAP
196        0                                                                            No        NAP
197        0                                                                            No        NAP
198        0                                                                            No        NAP
199        0                                                                            No        NAP
200        0                                                                            No        NAP
201        0                                                                            No        NAP
202        0                                                                            No        NAP

Control    Units, Beds    Unit
Number     Rooms, Sq Ft   Description
--------   ------------   -----------
1             3,882,036   Sq Ft
1.01            728,113   Sq Ft
1.02            418,774   Sq Ft
1.03            685,788   Sq Ft
1.04            365,617   Sq Ft
1.05            183,347   Sq Ft
1.06            273,198   Sq Ft
1.07            198,976   Sq Ft
1.08            192,534   Sq Ft
1.09            144,275   Sq Ft
1.10            124,222   Sq Ft
1.11            141,099   Sq Ft
1.12            102,567   Sq Ft
1.13             91,690   Sq Ft
1.14            101,486   Sq Ft
1.15             74,352   Sq Ft
1.16             55,998   Sq Ft
2             1,385,325   Sq Ft
3             1,329,810   Sq Ft
4             1,041,818   Sq Ft
4.01            203,258   Sq Ft
4.02            155,936   Sq Ft
4.03            197,779   Sq Ft
4.04            141,000   Sq Ft
4.05            123,000   Sq Ft
4.06            220,845   Sq Ft
5               527,424   Sq Ft
6               354,298   Sq Ft
7             1,063,950   Sq Ft
8                 4,539   Rooms
8.01                133   Rooms
8.02                139   Rooms
8.03                149   Rooms
8.04                137   Rooms
8.05                139   Rooms
8.06                139   Rooms
8.07                135   Rooms
8.08                145   Rooms
8.09                150   Rooms
8.10                152   Rooms
8.11                136   Rooms
8.12                 90   Rooms
8.13                151   Rooms
8.14                142   Rooms
8.15                131   Rooms
8.16                136   Rooms
8.17                126   Rooms
8.18                130   Rooms
8.19                133   Rooms
8.20                132   Rooms
8.21                140   Rooms
8.22                137   Rooms
8.23                140   Rooms
8.24                131   Rooms
8.25                108   Rooms
8.26                136   Rooms
8.27                133   Rooms
8.28                108   Rooms
8.29                125   Rooms
8.30                139   Rooms
8.31                108   Rooms
8.32                127   Rooms
8.33                114   Rooms
8.34                 78   Rooms
8.35                 90   Rooms
9               566,434   Sq Ft
10                1,283   Units
11              333,901   Sq Ft
12              414,195   Sq Ft
13              295,693   Sq Ft
14              421,990   Sq Ft
15                1,798   Units
16              131,634   Sq Ft
17              435,386   Sq Ft
18            1,502,853   Sq Ft
19              333,505   Sq Ft
19.01           290,820   Sq Ft
19.02            42,685   Sq Ft
20              535,359   Sq Ft
20.01            68,575   Sq Ft
20.02            73,208   Sq Ft
20.03            57,941   Sq Ft
20.04            54,817   Sq Ft
20.05            54,645   Sq Ft
20.06            48,658   Sq Ft
20.07            51,958   Sq Ft
20.08            44,608   Sq Ft
20.09            33,892   Sq Ft
20.10            24,905   Sq Ft
20.11            22,152   Sq Ft
21              837,225   Sq Ft
22              385,455   Sq Ft
23                  350   Rooms
24              156,855   Sq Ft
25              507,837   Sq Ft
26                  240   Rooms
27              963,308   Sq Ft
28              476,711   Sq Ft
29              390,744   Sq Ft
30              196,144   Sq Ft
31              153,161   Sq Ft
32              483,347   Sq Ft
33              394,479   Sq Ft
34              215,003   Sq Ft
35              223,114   Sq Ft
36              345,943   Sq Ft
36.01           264,819   Sq Ft
36.02            81,124   Sq Ft
37                  735   Rooms
37.01               121   Rooms
37.02               114   Rooms
37.03               132   Rooms
37.04               123   Rooms
37.05               107   Rooms
37.06               138   Rooms
38              322,402   Sq Ft
39                2,207   Rooms
39.01               244   Rooms
39.02               122   Rooms
39.03               275   Rooms
39.04               152   Rooms
39.05               201   Rooms
39.06               228   Rooms
39.07               298   Rooms
39.08               100   Rooms
39.09               201   Rooms
39.10               197   Rooms
39.11               189   Rooms
40              143,399   Sq Ft
41              205,402   Sq Ft
41.01            81,000   Sq Ft
41.02            53,834   Sq Ft
41.03            32,528   Sq Ft
41.04            26,760   Sq Ft
41.05            11,280   Sq Ft
42              157,231   Sq Ft
43                  561   Units
44                  395   Rooms
45              241,906   Sq Ft
45.01           170,613   Sq Ft
45.02            71,293   Sq Ft
46                  122   Rooms
47                  246   Rooms
48                  249   Rooms
49              522,219   Sq Ft
50              242,423   Sq Ft
50.01           101,299   Sq Ft
50.02            52,516   Sq Ft
50.03            18,747   Sq Ft
50.04            16,900   Sq Ft
50.05            27,683   Sq Ft
50.06            25,278   Sq Ft
51              139,623   Sq Ft
52              141,310   Sq Ft
53              208,215   Sq Ft
54              196,562   Sq Ft
55              165,000   Sq Ft
56                  197   Rooms
57              204,878   Sq Ft
58              123,689   Sq Ft
59              198,296   Sq Ft
59.01            70,310   Sq Ft
59.02            56,320   Sq Ft
59.03            50,724   Sq Ft
59.04            20,942   Sq Ft
60                1,767   Units
61              186,553   Sq Ft
62              180,481   Sq Ft
63              152,366   Sq Ft
64              139,600   Sq Ft
65              160,313   Sq Ft
66              115,839   Sq Ft
67              100,926   Sq Ft
68               99,441   Sq Ft
69               94,971   Sq Ft
70              331,970   Sq Ft
71                  270   Units
72              191,521   Sq Ft
73                1,272   Units
74                  256   Units
75                  615   Units
76              106,171   Sq Ft
77                  176   Units
78               49,455   Sq Ft
79               95,136   Sq Ft
80              348,800   Sq Ft
81               58,669   Sq Ft
82              190,334   Sq Ft
83                1,884   Units
83.01               548   Units
83.02               529   Units
83.03               442   Units
83.04               365   Units
84                  154   Rooms
85                  200   Units
86               60,487   Sq Ft
87               33,944   Sq Ft
88                  132   Units
88.01                 7   Units
88.02                38   Units
88.03                11   Units
88.04                 1   Units
88.05                 3   Units
88.06                 3   Units
88.07                 6   Units
88.08                 3   Units
88.09                 6   Units
88.10                 2   Units
88.11                 3   Units
88.12                 3   Units
88.13                 3   Units
88.14                 2   Units
88.15                 2   Units
88.16                 2   Units
88.17                 2   Units
88.18                 1   Units
88.19                 1   Units
88.20                 3   Units
88.21                 1   Units
88.22                 3   Units
88.23                 1   Units
88.24                 1   Units
88.25                 1   Units
88.26                 1   Units
88.27                 1   Units
88.28                 1   Units
88.29                 1   Units
88.30                 1   Units
88.31                 1   Units
88.32                 1   Units
88.33                 1   Units
88.34                 1   Units
88.35                 1   Units
88.36                 1   Units
88.37                 1   Units
88.38                 1   Units
88.39                 1   Units
88.40                 1   Units
88.41                 1   Units
88.42                 1   Units
88.43                 1   Units
88.44                 1   Units
88.45                 1   Units
88.46                 1   Units
88.47                 1   Units
88.48                 1   Units
89               38,111   Sq Ft
90               67,856   Sq Ft
91                   84   Units
92              102,907   Sq Ft
93              120,234   Sq Ft
94                   80   Units
95               54,725   Sq Ft
95.01            19,555   Sq Ft
95.02            12,738   Sq Ft
95.03            12,928   Sq Ft
95.04             9,504   Sq Ft
96               68,663   Sq Ft
97               61,444   Sq Ft
98              129,665   Sq Ft
99              133,970   Sq Ft
100             202,750   Sq Ft
101             117,468   Sq Ft
102              65,017   Sq Ft
103             192,202   Sq Ft
103.01          134,957   Sq Ft
103.02           57,245   Sq Ft
104                 394   Slips
105                 192   Units
106             132,630   Sq Ft
107              80,600   Sq Ft
108             271,522   Sq Ft
109              46,706   Sq Ft
110              32,210   Sq Ft
111              71,883   Sq Ft
112             103,952   Sq Ft
113              63,334   Sq Ft
114              68,000   Sq Ft
115             251,968   Sq Ft
116                 150   Rooms
117              77,747   Sq Ft
118              69,230   Sq Ft
119              51,707   Sq Ft
120                 232   Units
121              39,176   Sq Ft
122                 849   Units
123                 128   Rooms
124                 102   Rooms
125              13,925   Sq Ft
126              40,986   Sq Ft
127              43,923   Sq Ft
128                 128   Rooms
128.01               64   Rooms
128.02               64   Rooms
129              78,329   Sq Ft
130              39,156   Sq Ft
131              31,933   Sq Ft
132              52,040   Sq Ft
133              70,839   Sq Ft
134              53,116   Sq Ft
135              66,840   Sq Ft
136              92,216   Sq Ft
137                  92   Units
138                  82   Units
139              21,875   Sq Ft
140              35,727   Sq Ft
141              65,912   Sq Ft
142              42,283   Sq Ft
143              44,631   Sq Ft
144             140,465   Sq Ft
145              33,666   Sq Ft
146              97,546   Sq Ft
147             200,602   Sq Ft
148              22,702   Sq Ft
149              80,251   Sq Ft
150              24,919   Sq Ft
151              19,725   Sq Ft
152              74,746   Sq Ft
153              30,217   Sq Ft
154              72,900   Sq Ft
154.01           28,186   Sq Ft
154.02           22,214   Sq Ft
154.03           22,500   Sq Ft
155                 204   Units
156                 483   Units
157              59,863   Sq Ft
158              27,089   Sq Ft
159              30,012   Sq Ft
160              47,604   Sq Ft
161              22,500   Sq Ft
162              37,926   Sq Ft
163                  72   Units
164              28,630   Sq Ft
165              64,762   Sq Ft
166              43,074   Sq Ft
167                  42   Units
168              44,205   Sq Ft
169                 107   Rooms
170                 533   Units
171             115,733   Sq Ft
172              33,546   Sq Ft
173              15,048   Sq Ft
174              98,201   Sq Ft
175              50,000   Sq Ft
176              25,315   Sq Ft
177                 617   Units
178              11,040   Sq Ft
179                 433   Units
180              31,214   Sq Ft
181              51,678   Sq Ft
182                  45   Units
183              19,501   Sq Ft
184              26,776   Sq Ft
185              20,450   Sq Ft
186              11,602   Sq Ft
187              16,835   Sq Ft
188                  34   Units
189              29,609   Sq Ft
190              16,581   Sq Ft
191              32,170   Sq Ft
192                 502   Units
193                 604   Units
194                 555   Units
195              51,532   Sq Ft
196              11,157   Sq Ft
197              11,560   Sq Ft
198               8,318   Sq Ft
199              12,696   Sq Ft
200               9,375   Sq Ft
201              25,358   Sq Ft
202               6,720   Sq Ft

                                    EXHIBIT T

         SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the referenced party shall address, at a minimum, the criteria identified below as "Relevant Servicing Criteria":

The assessment of compliance to be delivered by the referenced party shall address, at a minimum, the criteria identified below as "Relevant Servicing Criteria":

--------------------------------------------------------------------------------------------------
                                                                               RELEVANT
                                                                               SERVICING
                                   SERVICING CRITERIA                          CRITERIA
--------------------------------------------------------------------------------------------------
   Reference                             Criteria
--------------------------------------------------------------------------------------------------

                             General Servicing Considerations

1122(d)(1)(i)     Policies and procedures are instituted to monitor any         Trustee
                  performance or other triggers and events of default in    Master Servicer
                  accordance with the transaction agreements.              Special Servicer

1122(d)(1)(ii)    If any material servicing activities are outsourced to        Trustee
                  third parties, policies and procedures are instituted     Master Servicer
                  to monitor the third party's performance and             Special Servicer
                  compliance with such servicing activities.

1122(d)(1)(iii)   Any requirements in the transaction agreements to               N/A
                  maintain a back-up servicer for the mortgage loans are
                  maintained.

1122(d)(1)(iv)    A fidelity bond and errors and omissions policy is in         Trustee
                  effect on the party participating in the servicing        Master Servicer
                  function throughout the reporting period in the amount   Special Servicer
                  of coverage required by and otherwise in accordance
                  with the terms of the transaction agreements.

                            Cash Collection and Administration

1122(d)(2)(i)     Payments on mortgage loans are deposited into the             Trustee
                  appropriate custodial bank accounts and related bank      Master Servicer
                  clearing accounts no more than two business days         Special Servicer
                  following receipt, or such other number of days
                  specified in the transaction agreements.

1122(d)(2)(ii)    Disbursements made via wire transfer on behalf of an          Trustee
                  obligor or to an investor are made only by authorized
                  personnel.

1122(d)(2)(iii)   Advances of funds or guarantees regarding collections,    Master Servicer
                  cash flows or distributions, and any interest or other   Special Servicer
                  fees charged for such advances, are made, reviewed and        Trustee
                  approved as specified in the transaction agreements.

1122(d)(2)(iv)    The related accounts for the transaction, such as cash        Trustee
                  reserve accounts or accounts established as a form of     Master Servicer
                  overcollateralization, are separately maintained         Special Servicer
                  (e.g., with respect to commingling of cash) as set
                  forth in the transaction agreements.

1122(d)(2)(v)     Each custodial account is maintained at a federally           Trustee
                  insured depository institution as set forth in the        Master Servicer
                  transaction agreements. For purposes of this             Special Servicer
                  criterion, "federally insured depository institution"
                  with respect to a foreign financial institution means
                  a foreign financial institution that meets the
                  requirements of Rule 13k-1(b)(1) of the Securities
                  Exchange Act.

1122(d)(2)(vi)    Unissued checks are safeguarded so as to prevent              Trustee
                  unauthorized access.                                      Master Servicer
                                                                           Special Servicer

1122(d)(2)(vii)    Reconciliations are prepared on a monthly basis for          Trustee
                  all asset-backed securities related bank accounts,        Master Servicer
                  including custodial accounts and related bank clearing   Special Servicer
                  accounts. These reconciliations are (A) mathematically
                  accurate; (B) prepared within 30 calendar days after
                  the bank statement cutoff date, or such other number
                  of days specified in the transaction agreements; (C)
                  reviewed and approved by someone other than the person
                  who prepared the reconciliation; and (D) contain
                  explanations for reconciling items. These reconciling
                  items are resolved within 90 calendar days of their
                  original identification, or such other number of days
                  specified in the transaction agreements.

                            Investor Remittances and Reporting

1122(d)(3)(i)     Reports to investors, including those to be filed with        Trustee
                  the Commission, are maintained in accordance with the
                  transaction agreements and applicable Commission
                  requirements. Specifically, such reports (A) are
                  prepared in accordance with timeframes and other terms
                  set forth in the transaction agreements; (B) provide
                  information calculated in accordance with the terms
                  specified in the transaction agreements; (C) are filed
                  with the Commission as required by its rules and
                  regulations; and (D) agree with investors' or the
                  trustee's records as to the total unpaid principal
                  balance and number of mortgage loans serviced by the
                  Reporting Servicer.

1122(d)(3)(ii)    Amounts due to investors are allocated and remitted in        Trustee
                  accordance with timeframes, distribution priority and
                  other terms set forth in the transaction agreements.

1122(d)(3)(iii)   Disbursements made to an investor are posted within           Trustee
                  two business days to the Servicer's investor records,
                  or such other number of days specified in the
                  transaction agreements.

1122(d)(3)(iv)    Amounts remitted to investors per the investor reports        Trustee
                  agree with cancelled checks, or other form of payment,
                  or custodial bank statements.

                                 Pool Asset Administration

1122(d)(4)(i)     Collateral or security on mortgage loans is maintained        Trustee
                  as required by the transaction agreements or related      Master Servicer
                  mortgage loan documents.                                 Special Servicer

1122(d)(4)(ii)    Mortgage loan and related documents are safeguarded as        Trustee
                  required by the transaction agreements

1122(d)(4)(iii)   Any additions, removals or substitutions to the asset         Trustee
                  pool are made, reviewed and approved in accordance        Master Servicer
                  with any conditions or requirements in the transaction        (as to
                  agreements.                                                non-Specially
                                                                            Serviced Loans)
                                                                           Special Servicer

1122(d)(4)(iv)    Payments on mortgage loans, including any payoffs,        Master Servicer
                  made in accordance with the related mortgage loan        Special Servicer
                  documents are posted to the Servicer's obligor records
                  maintained no more than two business days after
                  receipt, or such other number of days specified in the
                  transaction agreements, and allocated to principal,
                  interest or other items (e.g., escrow) in accordance
                  with the related mortgage loan documents.

1122(d)(4)(v)     The Reporting Servicer's records regarding the            Master Servicer
                  mortgage loans agree with the Reporting Servicer's
                  records with respect to an obligor's unpaid principal
                  balance.

1122(d)(4)(vi)    Changes with respect to the terms or status of an         Master Servicer
                  obligor's mortgage loans (e.g., loan modifications or    Special Servicer
                  re-agings) are made, reviewed and approved by
                  authorized personnel in accordance with the
                  transaction agreements and related pool asset
                  documents.

1122(d)(4)(vii)   Loss mitigation or recovery actions (e.g., forbearance   Special Servicer
                  plans, modifications and deeds in lieu of foreclosure,
                  foreclosures and repossessions, as applicable) are
                  initiated, conducted and concluded in accordance with
                  the timeframes or other requirements established by
                  the transaction agreements.

1122(d)(4)(viii)  Records documenting collection efforts are maintained     Master Servicer
                  during the period a mortgage loan is delinquent in       Special Servicer
                  accordance with the transaction agreements. Such
                  records are maintained on at least a monthly basis, or
                  such other period specified in the transaction
                  agreements, and describe the entity's activities in
                  monitoring delinquent mortgage loans including, for
                  example, phone calls, letters and payment rescheduling
                  plans in cases where delinquency is deemed temporary
                  (e.g., illness or unemployment).

1122(d)(4)(ix)    Adjustments to interest rates or rates of return for      Master Servicer
                  mortgage loans with variable rates are computed based
                  on the related mortgage loan documents.

1122(d)(4)(x)     Regarding any funds held in trust for an obligor (such    Master Servicer
                  as escrow accounts): (A) such funds are analyzed, in
                  accordance with the obligor's mortgage loan documents,
                  on at least an annual basis, or such other period
                  specified in the transaction agreements; (B) interest
                  on such funds is paid, or credited, to obligors in
                  accordance with applicable mortgage loan documents and
                  state laws; and (C) such funds are returned to the
                  obligor within 30 calendar days of full repayment of
                  the related mortgage loans, or such other number of
                  days specified in the transaction agreements.

1122(d)(4)(xi)    Payments made on behalf of an obligor (such as tax or     Master Servicer
                  insurance payments) are made on or before the related
                  penalty or expiration dates, as indicated on the
                  appropriate bills or notices for such payments,
                  provided that such support has been received by the
                  servicer at least 30 calendar days prior to these
                  dates, or such other number of days specified in the
                  transaction agreements.

1122(d)(4)(xii)   Any late payment penalties in connection with any         Master Servicer
                  payment to be made on behalf of an obligor are paid
                  from the servicer's funds and not charged to the
                  obligor, unless the late payment was due to the
                  obligor's error or omission.

1122(d)(4)(xiii)  Disbursements made on behalf of an obligor are posted     Master Servicer
                  within two business days to the obligor's records
                  maintained by the servicer, or such other number of
                  days specified in the transaction agreements.

1122(d)(4)(xiv)    Delinquencies, charge-offs and uncollectible accounts    Master Servicer
                  are recognized and recorded in accordance with the
                  transaction agreements.

1122(d)(4)(xv)    Any external enhancement or other support, identified           N/A
                  in Item 1114(a)(1) through (3) or Item 1115 of
                  Regulation AB, is maintained as set forth in the
                  transaction agreements.


[NAME OF REPORTING SERVICER]


Date:   ___________________________

By:     ___________________________

Name:   ___________________________

Title:  ___________________________

                                    EXHIBIT U

                         ADDITIONAL FORM 10-D DISCLOSURE

------------------------------------------------------------------------------------------------
               Item on Form 10-D                              Party Responsible
------------------------------------------------------------------------------------------------
   Item 1: Distribution and Pool Performance                       Trustee
                  Information                                     Depositor
                                                               Master Servicer
   Any information required by Item 1121 of              (with respect to 1121(a)(12)
  Regulation AB which is NOT included on the         as to non-Specially Serviced Loans)
               Monthly Statement                               Special Servicer

           Item 2: Legal Proceedings                  (i) All parties to the Pooling and
                                                   Servicing Agreement (as to themselves),
        per Item 1117 of Regulation AB            (ii) the Trustee, the Master Servicer and
                                                   the Special Servicer as to the Trust (in
                                                   the case of the Master Servicer and the
                                                   Special Servicer, to be reported by the
                                                  party controlling such litigation), (iii)
                                                    the Depositor as to the sponsors, any
                                                 1110(b) originator, and any 1100(d)(1) party

Item 3: Sale of Securities and Use of Proceeds                    Depositor

    Item 4: Defaults Upon Senior Securities                        Trustee

  Item 5: Submission of Matters to a Vote of                       Trustee
               Security Holders

  Item 6: Significant Obligors of Pool Assets                     Depositor

   Item 7: Significant Enhancement Provider                       Depositor
                  Information

           Item 8: Other Information              Any party responsible for disclosure items
                                                   on Form 8-K to the extent of such items

               Item 9: Exhibits                                    Trustee
                                                                  Depositor

                                          EXHIBIT V

                               ADDITIONAL FORM 10-K DISCLOSURE

------------------------------------------------------------------------------------------------
               Item on Form 10-K                              Party Responsible
------------------------------------------------------------------------------------------------
      Item 1B: Unresolved Staff Comments                          Depositor

          Item 9B: Other Information              Any party responsible for disclosure items
                                                   on Form 8-K to the extent of such items

    Item 15: Exhibits, Financial Statement                         Trustee
                   Schedules                                      Depositor

               Additional Item:                       (i) All parties to the Pooling and
                                                   Servicing Agreement (as to themselves),
   Disclosure per Item 1117 of Regulation AB      (ii) the Trustee, the Master Servicer and
                                                   the Special Servicer as to the Trust (in
                                                   the case of the Master Servicer and the
                                                   Special Servicer, to be reported by the
                                                  party controlling such litigation), (iii)
                                                     the Depositor as to the sponsor, any
                                                 1110(b) originator and any 1100(d)(1) party

               Additional Item:                       (i) All parties to the Pooling and
   Disclosure per Item 1119 of Regulation AB       Servicing Agreement as to themselves (in
                                                 the case of the Master Servicer, only as to
                                                    1119(a) affiliations with Significant
                                                    Obligors identified in the Pooling and
                                                  Servicing Agreement, the Trustee, Special
                                                   Servicer or a sub-servicer described in
                                                  1108(a)(3)), (ii) the Depositor as to the
                                                  sponsor, originator, significant obligor,
                                                       enhancement or support provider

               Additional Item:                                   Depositor
 Disclosure per Item 1112(b) of Regulation AB

               Additional Item:                                   Depositor
Disclosure per Items 1114(b)(2) and 1115(b) of                     Trustee
                 Regulation AB

                                          EXHIBIT W

                               FORM 8-K DISCLOSURE INFORMATION

------------------------------------------------------------------------------------------------
               Item on Form 8-K                               Party Responsible
------------------------------------------------------------------------------------------------
  Item 1.01- Entry into a Material Definitive     Master Servicer (in the case of the Master
                   Agreement                       Servicer, only as to agreements it is a
                                                  party to or entered into on behalf of the
                                                                    Trust)
                                                                  Depositor
                                                                   Trustee
                                                               Special Servicer

     Item 1.02- Termination of a Material         Master Servicer (in the case of the Master
             Definitive Agreement                  Servicer, only as to agreements it is a
                                                  party to or entered into on behalf of the
                                                                    Trust)
                                                                  Depositor
                                                                   Trustee
                                                               Special Servicer

     Item 1.03- Bankruptcy or Receivership                        Depositor

 Item 2.04- Triggering Events that Accelerate                     Depositor
 or Increase a Direct Financial Obligation or
   an Obligation under an Off-Balance Sheet
                  Arrangement

 Item 3.03- Material Modification to Rights of                     Trustee
               Security Holders

     Item 5.03- Amendments of Articles of                         Depositor
Incorporation or Bylaws; Change of Fiscal Year

Item 6.01- ABS Informational and Computational                    Depositor
                   Material

 Item 6.02- Change of Master Servicer, Special          Master Servicer (as to itself)
              Servicer or Trustee                              Special Servicer
                                                                   Trustee
                                                                  Depositor

  Item 6.03- Change in Credit Enhancement or                      Depositor
               External Support                                    Trustee

     Item 6.04- Failure to Make a Required                         Trustee
                 Distribution

 Item 6.05- Securities Act Updating Disclosure                    Depositor

      Item 7.01- Regulation FD Disclosure                         Depositor

                   Item 8.01                                      Depositor

                   Item 9.01                                      Depositor

                                    EXHIBIT X

                   FORM OF ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA FAX TO 443-367-3307 AND VIA EMAIL TO cts.sec.notifications@wellsfargo.com AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

Wells Fargo Bank, N.A., as Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045

Attn: Global Securities and Trust Services Group - GS Mortgage Securities Trust 2007-GG10, Commercial Mortgage Pass-Through Certificates, Series 2007-GG10--SEC REPORT PROCESSING

GS Mortgage Securities Corporation II
85 Broad Street
New York, New York 10004

RE:  **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

            In accordance with Section [ ] of the Pooling and Servicing Agreement, dated as of July 1, 2007, among Wachovia Bank, National Association, as master servicer, CWCapital Asset Management LLC, as special servicer and Wells Fargo Bank, N.A., as trustee, the undersigned, as [ ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:





List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:




            Any inquiries related to this notification should be directed to [ ], phone number: [ ]; email address: [ ].


                                     [NAME OF PARTY],
                                         as [role]


                                     By: _______________________________________
                                         Name:
                                         Title:

                                    EXHIBIT Y

                      SERVICING AND SUBSERVICING AGREEMENTS

            The Mortgage Loans shall be serviced by the Master Servicer. Certain of the Mortgage Loans are subject to subservicing agreements as set forth below.

                 Property Name                                 Subservicer Name

Energy Park Place & Energy Park Drive, 53
  Church Hill Road and Foundry                   NorthMarq Capital, Inc.

Bingham Office Center                            Bernard Financial Corporation

Skypark Plaza Shopping Center and Tracy
  Marketplace Plaza V                            Cohen Financial

200 Meeting Street, Ashley Furniture and
  Gordmans, Festival Foods, Stevens
  Office Building and Three Rivers Office        Collateral Real Estate Capital

Rocca Apartments, Boulevard Center II,
  Plantation Plaza Shopping Center,
  Gold Creek Marketplace and Shops on Sage       CBRE Melody of Texas, LP

Laurel Theater Apartments                        Newmark Realty Capital, Inc.

Ashley Place Apartments and 2001 L Street        Holliday Fenoglio Fowler, L.P.

                                   SCHEDULE I

                               BROKER STRIP LOANS


2007-GG10 Broker Strips

Control      Loan         Mortgage                                             Original       Cut-Off Date
Number      Number       Loan Seller              Property Name               Balance ($)     Balance ($)         Broker Strip
------------------------------------------------------------------------------------------------------------------------------------
32        09-0002629        GSMC       Rosemont Commons                       55,500,000      55,500,000.00         0.05000%
81        09-0002618        GSMC       Plaza Rancho Del Oro Shopping Center   16,600,000      16,600,000.00         0.02000%
89        09-0002550        GSMC       Garden View Medical Plaza              15,225,165      15,225,165.00         0.05000%
121       09-0002657        GSMC       Parkway Center                          9,300,000       9,300,000.00         0.05000%
142       09-0002557        GSMC       1210 Broadway                           7,150,000       7,150,000.00         0.05000%
148       09-0002553        GSMC       3003 East Third Avenue                  6,850,000       6,850,000.00         0.05000%
154       09-0002508        GSMC       JMS Portfolio                           6,440,000       6,440,000.00         0.05000%
154.01    09-0002508-1                 Medical Arts
154.02    09-0002508-2                 Isaac Building
154.03    09-0002508-3                 Weatherfield Building
157       09-0002551        GSMC       2929 Oaks at Turtle Creek               6,100,000       6,100,000.00         0.05000%
186       09-0002565        GSMC       Starbucks & FedEx Center                3,655,000       3,655,000.00         0.05000%
187       09-0002615        GSMC       Belfair Towne Center                    3,600,000       3,600,000.00         0.05000%

                                   SCHEDULE II

                  CLASS A-AB PLANNED PRINCIPAL BALANCE SCHEDULE



 Period          Date            A-AB Balance
--------------------------------------------------
    1          8/10/2007        72,000,000.00
    2          9/10/2007        72,000,000.00
    3         10/10/2007        72,000,000.00
    4         11/10/2007        72,000,000.00
    5         12/10/2007        72,000,000.00
    6          1/10/2008        72,000,000.00
    7          2/10/2008        72,000,000.00
    8          3/10/2008        72,000,000.00
    9          4/10/2008        72,000,000.00
   10          5/10/2008        72,000,000.00
   11          6/10/2008        72,000,000.00
   12          7/10/2008        72,000,000.00
   13          8/10/2008        72,000,000.00
   14          9/10/2008        72,000,000.00
   15         10/10/2008        72,000,000.00
   16         11/10/2008        72,000,000.00
   17         12/10/2008        72,000,000.00
   18          1/10/2009        72,000,000.00
   19          2/10/2009        72,000,000.00
   20          3/10/2009        72,000,000.00
   21          4/10/2009        72,000,000.00
   22          5/10/2009        72,000,000.00
   23          6/10/2009        72,000,000.00
   24          7/10/2009        72,000,000.00
   25          8/10/2009        72,000,000.00
   26          9/10/2009        72,000,000.00
   27         10/10/2009        72,000,000.00
   28         11/10/2009        72,000,000.00
   29         12/10/2009        72,000,000.00
   30          1/10/2010        72,000,000.00
   31          2/10/2010        72,000,000.00
   32          3/10/2010        72,000,000.00
   33          4/10/2010        72,000,000.00
   34          5/10/2010        72,000,000.00
   35          6/10/2010        72,000,000.00
   36          7/10/2010        72,000,000.00
   37          8/10/2010        72,000,000.00
   38          9/10/2010        72,000,000.00
   39         10/10/2010        72,000,000.00
   40         11/10/2010        72,000,000.00
   41         12/10/2010        72,000,000.00
   42          1/10/2011        72,000,000.00
   43          2/10/2011        72,000,000.00
   44          3/10/2011        72,000,000.00
   45          4/10/2011        72,000,000.00
   46          5/10/2011        72,000,000.00
   47          6/10/2011        72,000,000.00
   48          7/10/2011        72,000,000.00
   49          8/10/2011        72,000,000.00
   50          9/10/2011        72,000,000.00
   51         10/10/2011        72,000,000.00
   52         11/10/2011        72,000,000.00
   53         12/10/2011        72,000,000.00
   54          1/10/2012        72,000,000.00
   55          2/10/2012        72,000,000.00
   56          3/10/2012        72,000,000.00
   57          4/10/2012        72,000,000.00
   58          5/10/2012        72,000,000.00
   59          6/10/2012        72,000,000.00
   60          7/10/2012        71,092,433.30
   61          8/10/2012        70,085,418.82
   62          9/10/2012        69,073,295.03
   63         10/10/2012        67,898,173.78
   64         11/10/2012        66,874,954.73
   65         12/10/2012        65,689,041.39
   66          1/10/2013        64,654,615.52
   67          2/10/2013        63,614,940.63
   68          3/10/2013        62,099,083.41
   69          4/10/2013        61,046,448.52
   70          5/10/2013        59,831,923.18
   71          6/10/2013        58,767,785.74
   72          7/10/2013        57,542,072.14
   73          8/10/2013        56,466,316.47
   74          9/10/2013        55,385,101.11
   75         10/10/2013        54,142,776.24
   76         11/10/2013        53,049,770.88
   77         12/10/2013        51,795,978.16
   78          1/10/2014        50,691,064.22
   79          2/10/2014        49,580,541.93
   80          3/10/2014        48,015,560.39
   81          4/10/2014        46,902,563.66
   82          5/10/2014        45,607,130.76
   83          6/10/2014        44,461,305.93
   84          7/10/2014        43,068,467.21
   85          8/10/2014        41,839,032.87
   86          9/10/2014        40,603,356.05
   87         10/10/2014        39,191,563.05
   88         11/10/2014        37,942,445.95
   89         12/10/2014        36,517,579.90
   90          1/10/2015        35,254,887.32
   91          2/10/2015        33,985,782.65
   92          3/10/2015        32,203,958.99
   93          4/10/2015        30,919,369.45
   94          5/10/2015        29,460,000.18
   95          6/10/2015        28,161,478.33
   96          7/10/2015        26,688,557.39
   97          8/10/2015        25,375,963.04
   98          9/10/2015        24,056,702.11
   99         10/10/2015        22,563,608.72
  100         11/10/2015        21,230,066.59
  101         12/10/2015        19,723,082.18
  102          1/10/2016        18,375,115.12
  103          2/10/2016        17,020,301.04
  104          3/10/2016        15,326,646.70
  105          4/10/2016        13,956,353.64
  106          5/10/2016        12,413,622.38
  107          6/10/2016        11,028,534.55
  108          7/10/2016         9,349,689.89
  109          8/10/2016         7,740,282.16
  110          9/10/2016         6,122,427.58
  111         10/10/2016         4,318,260.08
  112         11/10/2016         2,682,459.58
  113         12/10/2016           860,833.02
  114          1/10/2017                 -